Filed Pursuant to Rule 424(b)(3)

Registration No.: 333-262126

A copy of this prospectus of Globis NV Merger Corp. (a company which proposes to change its domicile and register as a Gibraltar company) has been filed with the Gibraltar Companies Registry pursuant to section 77 of the Companies Act 2014 of Gibraltar.

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS OF

GLOBIS ACQUISITION CORP.

PROSPECTUS FOR

49,845,317 ORDINARY SHARES AND

15,789,722 WARRANTS OF Globis NV Merger Corp.

(AFTER ITS REDOMICILIATION AND RE-REGISTRATION AS A PUBLIC COMPANY LIMITED BY SHARES INCORPORATED IN GIBRALTAR, WHICH WILL BE RENAMED “Forafric Global PLC” IN CONNECTION WITH THE BUSINESS COMBINATION DESCRIBED HEREIN)

The board of directors of Globis Acquisition Corp., a Delaware corporation (“Globis”), has unanimously approved, and Globis has entered into, a securities purchase agreement, dated December 19, 2021, as amended on April 20, 2022 (as it may be further amended or supplemented from time to time, the “Business Combination Agreement”) which provides for the proposed Business Combination (as defined below) between Globis and Forafric Agro Holdings Limited, a Gibraltar private company limited by shares (“FAHL”). As described in this proxy statement/prospectus, Globis’ stockholders are being asked to consider and vote upon (among other things) the Business Combination.

The Business Combination Agreement provides for the consummation of the following series of separate transactions (collectively, the “Business Combination”): (i) Globis has formed a new holding company, Globis NV Merger Corp., a Nevada corporation (“Globis Nevada”), which will change its jurisdiction of incorporation by transferring by way of a redomiciliation and domesticating as a Gibraltar private limited company known as “Forafric Global Limited” (the “Redomiciliation”) and, following the Redomiciliation, altering its authorized and issued share capital and thereafter re-registering as a Gibraltar public company limited by shares and changing its name to “Forafric Global PLC” (referred to herein as “New Forafric”); (ii) New Forafric will form a new wholly-owned subsidiary, Globis NV Merger 2 Corp., a Nevada corporation (“Merger Sub”); (iii) Globis will merge with and into Merger Sub, with Merger Sub surviving (the “Merger”); (iv) immediately following the effectiveness of the Merger, all of the common stock of Merger Sub issued pursuant to the Merger shall be contributed to New Forafric; and (v) as soon as practicable thereafter New Forafric will acquire 100% of the equity interests in FAHL from the Lighthouse Capital Limited (“Seller”) and FAHL will become a direct subsidiary of New Forafric.

As a result of the Redomiciliation, the Merger, the Exchange and the other transactions described herein and prior to the consummation of the Business Combination, (a) Globis stockholders will receive one ordinary share, nominal value $0.001 per share, of New Forafric (each, an “Ordinary Share”) for each issued and outstanding share of Common Stock, par value $0.0001 per share, of Globis (the “ Common Stock”) held prior to the Merger; (ii) the issued and outstanding redeemable warrants that were registered pursuant to the Registration Statement on Form S-1 (SEC File No. 333-250939) of Globis (the “IPO registration statement”) will automatically become redeemable warrants to acquire Ordinary Shares at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the applicable warrant agreement (with the Warrant Agreement being assigned and novated by Globis to New Forafric but no other changes will be made to the terms of any issued and outstanding Public Warrants as a result of the Merger); (iii) each issued and outstanding warrant of Globis issued in a private placement will automatically become warrants to acquire Ordinary Shares at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the applicable warrant agreement (no other changes will be made to the terms of any issued and outstanding private placement warrants as a result of the Merger); and (iv) each issued and outstanding unit of Globis that has not been previously separated into the underlying Common Stock and underlying warrant upon the request of the holder thereof, will be cancelled and will entitle the holder thereof to one Ordinary Share and one redeemable warrant to acquire one Ordinary Share at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the applicable warrant agreement.

Accordingly, this prospectus covers 34,055,595 Ordinary Shares, 15,789,722 Ordinary Shares issuable upon exercise of warrants and 15,789,722 warrants to acquire Ordinary Shares. It is anticipated that, upon completion of the Business Combination, (1) Globis’ Public Stockholders will own approximately 33.2% of the outstanding Ordinary Shares of New Forafric, (2) the Seller will own 43.6% of the outstanding Ordinary Shares of New Forafric, (3) the Sponsors and Globis’ independent directors (excluding Ordinary Shares purchased by officers and directors of Globis participating in the FAHL Bonds) are expected to own approximately 9.1% of the outstanding Ordinary Shares of New Forafric, (4) the PIPE Investors will own 5.0% of the Ordinary Shares of New Forafric, which includes Ordinary Shares to be purchased by certain officers and directors of Globis, (5) the FAHL Bond Holders will own 3.7% of the Ordinary Shares of New Forafric and (6) FAHL Related Party Loan Holders will own 4.2% of the Ordinary Shares of New Forafric. These percentages (i) assume no Public Stockholders exercise their Redemption Rights in connection with the Business Combination and (ii) do not take into account Public Warrants or Private Placement Warrants to purchase Ordinary Shares of New Forafric that will be outstanding immediately following the completion of the Business Combination. If the actual facts are different than these assumptions, the percentage ownership retained by New Forafric’s existing stockholders in New Forafric will be different.

The following summarizes the pro forma ownership of Ordinary Shares of New Forafric following the Business Combination, including for the Seller those Ordinary Shares issuable upon the exchange of the Seller’s FAHL Equity Securities for Ordinary Shares, under two scenarios:

	Assuming No Redemptions		Assuming Maximum Redemptions(1)
	Shares	%	Shares	%
Globis’ Public Stockholders(1)	11,500,000	33.2%	0	0.0%
Sponsors and Independent Directors(2)(3)	3,148,333	9.1%	3,148,333	12.9%
Underwriter	402,500	1.2%	402,500	1.7%
Seller(4)	15,100,000	43.6%	16,835,736	69.3%
PIPE Investors(5)	1,726,140	5.0%	1,213,313	5.0%
FAHL Bond Holders(6)	1,269,841	3.7%	1,269,841	5.2%
FAHL Related Party Loan Holders(7)	1,445,164	4.2%	1,445,164	5.9%

(1)	Assumes that 11,500,000 Public Shares (the estimated maximum number of Public Shares that could be redeemed in connection with the Business Combination based on a per share redemption price of $10.30) are redeemed in connection with the Business Combination.
(2)	Includes 3,148,333 Ordinary Shares issued in exchange for the existing Common Stock in connection with the Merger and Exchange and concurrently with the consummation of the Business Combination.
(3)	Excludes 1,005,291 Ordinary Shares issuable upon the conversion of the FAHL Bonds (as defined in the accompanying proxy statement/prospectus) purchased by certain affiliates of the Sponsors.
(4)	Assumes an amount of Remaining Cash (as defined in the Business Combination Agreement) at the Closing based on Remaining Cash as of December 31, 2021.
(5)

Pursuant to the terms of the PIPE Subscription Agreement, calculated as 4.99% of all issued and outstanding ordinary shares, after taking into account the completion of the Business Combination and related transactions.

(6)	Represents the number of Ordinary Shares issuable upon the conversion of the FAHL Bonds.
(7)	Represents the number of Ordinary Shares issuable upon the conversion of the FAHL Related Party Loans (as defined in the accompanying proxy statement/prospectus).

Globis’ units, Common Stock and warrants are currently listed on Nasdaq under the symbols “GLAQU,” “GLAQ” and “GLAQW,” respectively. Globis has applied for listing, to be effective at the time of the Business Combination, of New Forafric’s Ordinary Shares and warrants on Nasdaq under the proposed symbols “AFRI” and “AFRIW,” respectively. Nasdaq approval is not a condition to the closing of Business Combination. Further, there is no assurance that New Forafric will be able to satisfy Nasdaq listing criteria necessary for listing the Ordinary Shares and warrants or will be able to continue to satisfy such criteria following the consummation of the Business Combination.

After the completion of the Business Combination, the Seller may own a majority of the voting power of New Forafric (up to approximately 69.3%). As a result, we expect to be a “controlled company” within the meaning of the corporate governance rules of Nasdaq. We have taken all actions necessary to comply with the Nasdaq listing standards without reliance on the “controlled company” exemption. However, to the extent that New Forafric qualifies, New Forafric may, in the future, seek to utilize some or all of these exemptions. See the section entitled “Management of New Forafric following the Business Combination— Controlled Company Exception” in this prospectus.

This proxy statement/prospectus provides stockholders of Globis with detailed information about the Business Combination and other matters to be considered at the special meeting of stockholders of Globis. We encourage you to read this entire document, including the Annexes and other documents referred to herein, carefully and in their entirety. It also contains or references information about Globis and FAHL and certain related matters. You are encouraged to read this proxy statement/prospectus carefully. In particular, when you consider the recommendation regarding these proposals by the board of directors of Globis, you should keep in mind that the Sponsors and Globis’ directors and officers have interests in the Business Combination that are different from or in addition to, or may conflict with, your interests as a stockholder. For instance, the Sponsors and Globis’ officers and directors will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to stockholders rather than liquidating Globis. See the section entitled “Proposal 3: The Business Combination Proposal — Interests of Globis’ Directors and Officers and Others in the Business Combination” for a further discussion of these considerations. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 49 of this proxy statement/prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated May 12, 2022 and

is first being mailed to Globis’ stockholders on or about May 18, 2022.

GLOBIS ACQUISITION CORP.

7100 W. Camino Real, Suite 302-48,

Boca Raton, Florida 33433

To the Stockholders of Globis:

You are cordially invited to attend the special meeting of stockholders (the “Stockholders Meeting”) of Globis Acquisition Corp., a Delaware corporation (“Globis”), at 9 a.m., Eastern Time, on June 7, 2022, at the offices of McDermott Will & Emery LLP located at One Vanderbilt Avenue, 45th Floor, New York, New York 10017, or via a virtual meeting, or at such other time, on such other date and at such other place to which the meeting may be adjourned.

As all stockholders will no doubt be aware, due to the current novel coronavirus (“COVID-19”) global pandemic, there are restrictions in place in many jurisdictions relating to the ability to conduct in-person meetings. As part of our precautions regarding COVID-19, we are planning for the possibility that the meeting may be held virtually over the Internet, but the physical location of the meeting will remain at the location specified above. If we take this step, we will announce the decision to do so via a press release and posting details on our website that will also be filed with the SEC as proxy material.

At the Stockholders Meeting, stockholders of Globis will be asked to consider and vote upon a proposal, which is referred to herein as the “Business Combination Proposal,” to approve and adopt the Business Combination Agreement, entered into as of December 19, 2021, as amended on April 20, 2022 (as may be further amended or supplemented from time to time, the “Business Combination Agreement”), by and among Globis, Lighthouse Capital Limited (“Seller”), Forafric Agro Holdings Limited (“FAHL”) and Globis Nevada, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, and the transactions contemplated thereby. In accordance with the terms and subject to the conditions of the Business Combination Agreement, among other things, following the change of ownership and Redomiciliation of Globis Nevada (as defined below) to Gibraltar, the alteration of the authorized and issued share capital of Globis Nevada, the re-registration of Globis Nevada as a public company limited by shares, the Merger (as defined below) and the Exchange (as defined below), each as described below, New Forafric (as defined below) will acquire 100% of the equity interests of FAHL from Seller, its sole shareholder, with FAHL becoming a direct subsidiary of New Forafric as a result thereof (the “Business Combination”). As a condition to closing the Business Combination, the board of directors of Globis has unanimously approved, and stockholders of Globis are being asked to consider and vote upon (i) on a non-binding advisory basis, a proposal to approve and adopt (the “Redomiciliation Proposal”) a change of the jurisdiction of incorporation of Globis NV Merger Corp., a Nevada corporation (“Globis Nevada”) by deregistering as a corporation in the State of Nevada and transferring by way of continuation and redomiciliation to Gibraltar as a private limited company to be known as “Forafric Global Limited” (the “Redomiciliation”) and, following the Redomiciliation and an alteration of its authorized and issued share capital, re-registering as a Gibraltar public company limited by shares under the corporate name “Forafric Global PLC” (referred to herein as “New Forafric”) and (ii) a proposal to approve and adopt (the “Merger and Exchange Proposal”) (a) the merger of Globis with and into Globis NV Merger 2 Corp., a Nevada corporation and wholly-owned subsidiary of New Forafric, (“Merger Sub”), with Merger Sub surviving (the “Merger”), and (b) the appointment of an agent to act on behalf of Globis stockholders such that, subject to and immediately following the completion of the Merger, the agent enters into a contribution and subscription agreement with New Forafric (the “Contribution Agreement”) pursuant to which the issued and outstanding shares of common stock of Merger Sub issued pursuant to the Merger will be exchanged (the “Exchange”), on a one-for-one basis, for ordinary shares, nominal value $0.001 per share, of New Forafric (the “Ordinary Shares”).

As a result of the Redomiciliation, the Merger, the Exchange and the other transactions described herein and prior to the consummation of the Business Combination, (i) Globis stockholders will receive one Ordinary Share for each issued and outstanding share of Common Stock, par value $0.0001 per share, of Globis (the “ Common Stock”) held prior to the Merger; (b) the issued and outstanding redeemable warrants that were registered pursuant to the Registration Statement on Form S-1 (SEC File No. 333-250939) of Globis (the “IPO registration statement”) will automatically become redeemable warrants to acquire Ordinary Shares at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the applicable warrant agreement (with the Warrant Agreement being assigned and novated by Globis to New Forafric but no other changes will be made to the terms of any issued and outstanding Public Warrants as a result of the Merger); (c) each issued and outstanding warrant of Globis issued in a private placement will automatically become warrants to acquire Ordinary Shares at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the applicable warrant agreement (no other changes will be made to the terms of any issued and outstanding private placement warrants as a result of the Merger); and (d) each issued and outstanding unit of Globis that has not been previously separated into the underlying Common Stock and underlying warrant upon the request of the holder thereof, will be cancelled and will entitle the holder thereof to one Ordinary Share and one redeemable warrant to acquire one Ordinary Share at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the applicable warrant agreement. For further details, see “Proposal 1: The Redomiciliation Proposal” and “Proposal 2: The Merger and Exchange Proposal.”

The total consideration to be paid to the Seller in the Business Combination will be (i) 15,100,000 Ordinary Shares, subject to reduction to the extent that the Closing Payment (as defined below) is less than $0, provided that the Seller may be issued up to 1,904,762 additional Ordinary Shares determined based on the amount of Remaining Cash (as defined in the Business Combination Agreement) at the Closing; plus (ii) an amount (the “Closing Payment”) equal to $20,000,000 minus the outstanding amount of all Funded Debt (as defined in the Business Combination Agreement) as of the Closing (other than Permitted Debt); provided that Seller may receive up to an additional $20,000,000 determined based on the amount of Remaining Cash (as defined in the Business Combination Agreement) at the Closing. The Closing Payment shall be funded by remaining funds in the Trust Account after giving effect to any Buyer Share Redemptions (as defined in the Business Combination Agreement) and the proceeds of any potential private placement financing. In addition, the Seller is also entitled to receive up to 2,000,000 Ordinary Shares (the “Earnout Shares”), subject to New Forafric achieving certain performance and share price thresholds prior to certain future dates, in each case as described in the Business Combination Agreement. The Seller will also be entitled to receive, as additional consideration, 20% of any cash proceeds received by New Forafric from the exercise of outstanding warrants.

As conditions to closing the Business Combination and effecting the Merger and Exchange, you will also be asked to consider and vote upon, assuming the Business Combination Proposal and the Merger and Exchange Proposal are approved and adopted, (i) a proposal to approve and adopt the Forafric 2022 Long Term Employee Share Incentive Plan, or the Equity Incentive Plan, a copy of which is attached to the accompanying proxy statement/prospectus as Annex I (the “Equity Incentive Plan Proposal”); (ii) a proposal to elect seven directors to serve on the board of directors of New Forafric until the 2025 annual general meeting and until their respective successors are duly elected and qualified (the “Director Election Proposal”); (iii) a proposal to approve and adopt the proposed Memorandum and Articles of Association (as defined below) upon the Redomiciliation (the “Charter Proposal”); and (iv) a proposal to approve, for purposes of complying with the applicable provisions of Nasdaq Stock Exchange Listing Rule 5635, the issuance of Ordinary Shares and securities convertible into or exchangeable for Ordinary Shares in connection with the Business Combination, and the Ordinary Shares issued in connection with the closing of the PIPE Investment, the conversion of the FAHL Bonds and the conversion of the FAHL Related Party Loans (the “Nasdaq Proposal”). The Business Combination will be consummated only if the Business Combination Proposal, the Merger and Exchange Proposal, the Equity Incentive Plan Proposal, the Director Election Proposal and the Charter Proposal and the Nasdaq Proposal (collectively, the “Condition Precedent Proposals”) are approved at the Stockholders Meeting, or otherwise waived by the party for whose benefit such condition exists. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other.

In addition, you will be asked to consider and vote upon (i) on a non-binding advisory basis, certain material differences between Globis’ existing Amended and Restated Certificate of Incorporation (the “Existing Organizational Documents”) and the proposed new Memorandum and Articles of Association (the “Memorandum and Articles of Association”) of New Forafric following the Redomiciliation (the “Organizational Documents Proposals”); and (ii) a proposal to approve the adjournment of the Stockholders Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the Stockholders Meeting, which is referred to herein as the “Adjournment Proposal.” The Adjournment Proposal is not conditioned upon the approval of any other proposal. Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which each stockholder is encouraged to read carefully in its entirety.

In accordance with the terms and subject to the conditions of the Business Combination Agreement and assuming No Redemptions, at the Effective Time, (i) the Seller will receive (a) up to 15,100,000 Ordinary Shares in New Forafric, and (b) the Closing Payment, (ii) existing stockholders of Globis will retain 15,050,833 Ordinary Shares in New Forafric (iii) PIPE Investors will receive 1,726,140 Ordinary Shares sold through the PIPE Investment, (iv) holders of the FAHL Bonds will receive 1,269,841 Ordinary Shares in New Forafric upon the conversion of the FAHL Bonds, (v) holders of the FAHL Related Party Loans will receive 1,445,164 Ordinary Shares in New Forafric upon the conversion of the FAHL Related Party Loans and (vi) New Forafric will hold 100% of FAHL’s equity securities. For further details, see “Proposal 3: The Business Combination Proposal — The Business Combination Agreement — Business Combination Consideration.”

In connection with the Business Combination, on December 31, 2021, Globis entered into a subscription agreement (the “PIPE Subscription Agreement”) with an “accredited investor” (as such term is defined in Rule 501 of Regulation D) (the “PIPE Investor”), pursuant to, and on the terms and subject to the conditions of which, the PIPE Investor will purchase Ordinary Shares of New Forafric in a private placement following the Redomiciliation, the Merger and the Exchange and prior to the closing of the Business Combination. Pursuant to the PIPE Subscription Agreement, the PIPE Investor will purchase, at a purchase price of $10.50 per share, a number of Ordinary Shares (the “PIPE Shares”) that will be equal to the lesser of (i) 4.99% of all issued and outstanding ordinary shares, after taking into account the completion of the Business Combination and all ordinary shares issued pursuant to the FAHL Bonds (defined below) and other related subscription agreements, if any, and (ii) 1,904,761 ordinary shares (the “PIPE Investment”); accordingly, the maximum aggregate amount to be paid by the PIPE Investor for the PIPE Shares is approximately $20 million. The purpose of the sale of the PIPE Shares is to raise additional capital for use in connection with the Business Combination. The closing of the PIPE Investment is contingent upon, among other things, the substantially concurrent consummation of the Business Combination. The PIPE Subscription Agreement provide that Globis will grant the investors in the PIPE Investment certain customary registration rights and indemnification.

In connection with the proposed Business Combination, between December 31, 2021 and January 19, 2022, investors (each a “Bond Investor”) subscribed for convertible bonds of FAHL, as issuer, in an aggregate principal amount of $12 million (the “FAHL Bonds”) in a private placement, issued pursuant to a Bond Subscription Deed (the “Bond Subscription Deed”), among FAHL, the Seller and the Bond Investors. The FAHL Bonds are unsecured obligations of FAHL and are not transferable without the consent of FAHL (such consent not to be unreasonably withheld). Unless earlier converted or redeemed in accordance with the terms of the FAHL Bonds, the FAHL Bonds will mature and be redeemed on June 15, 2026. Interest shall accrue on the FAHL Bonds at a rate of 6% per annum and the Bond Investors are entitled to certain customary information rights. Pursuant to the current terms of the FAHL Bonds, upon consummation of the Business Combination, the FAHL Bonds will automatically convert into ordinary shares of New Forafric at a price per share that is a 10% discount to the PIPE Investment, subject to certain adjustments. The number of ordinary shares will be equal to the quotient that results from dividing the aggregate principal amount of the respective FAHL Bond plus accrued but unpaid interest thereon by $9.45, subject to certain adjustments. The Bond Investors include affiliates Up and Up Capital, LLC and Globis SPAC LLC, the sponsors of Globis, who have subscribed for an aggregate principal amount of $9.5 million of the FAHL Bonds, convertible into approximately one million ordinary shares of New Forafric.

In connection with the proposed Business Combination, certain loans issued by parties affiliated with the Seller (the “FAHL Related Party Loans”) will be repaid at the Closing of the Business Combination; provided that up to $20 million of the FAHL Related Party Loans may be converted into Ordinary Shares of FAHL at a price of $10.50 per share at the option of the lender. As of December 31, 2021, the FAHL Related Party Loans had a balance of approximately $15.2 million, of which approximately $15.1 million was convertible into up to 1,445,164 Ordinary Shares. For further details, see “Certain Relationships and Related Person Transactions — FAHL Related Person Transactions — Related Party Loans.”

Common Stock was originally sold in the Globis IPO as a component of the Globis Units for $10.00 per unit. The Globis Units consist of one share of Common Stock and one Public Warrant. As of April 18, 2022, the closing price on Nasdaq of the Globis Units was $10.72 per unit , the closing price of the Common Stock was $10.28 per share  and the closing price of the Public Warrants was $0.4839 per warrant . As stated herein, the purchase price per New Forafric Ordinary Share offered to the PIPE Investor and the holders of the FAHL Related Party Loans (upon the conversion of such loans) is $10.50 per share and the effective purchase price per New Forafric Ordinary Share offered to the Bond Investors, upon the conversion of the FAHL Bonds, is $9.45 per share.

Concurrently with the IPO, on December 15, 2020, Globis and the Sponsor Parties entered into the Letter Agreement (the “Sponsor Letter Agreement”), pursuant to which, among other things, the Sponsor Parties agreed to (i) vote in favor of the Business Combination Agreement and the transactions contemplated thereby, (ii) be bound by certain other covenants and agreements related to the Business Combination and (iii) be bound by certain transfer restrictions with respect to his, her or its shares in Globis prior to the closing of the Business Combination (the date on which such closing occurs, the “Closing Date”), or the earlier termination of the Business Combination Agreement. For further details, see “Proposal 3: The Business Combination Proposal — The Business Combination Agreement — Business Combination Consideration.”

Concurrently with the consummation of the Business Combination, Seller and the Sponsors will execute and deliver to New Forafric the Lock-Up Agreement, substantially in the forms attached to this proxy statement/prospectus as Annexes D and E, pursuant to which, among other things, the Seller and Sponsors will agree not to, subject to certain exceptions set forth in the Lock-Up Agreement, during the period commencing from the Closing and through the date that is 180 days from the date of the Closing (the “Lock-Up Period”): (i) sell, offer to sell, contract, or agree to sell, hypothecate, pledge, grant any option to purchase, or otherwise transfer or dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any portion of New Forafric’s Ordinary Shares, or (ii) enter into any swap or other contract that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Ordinary Shares, whether any such transaction is to be settled by delivery of Ordinary Shares or such other equity securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii). Any waiver by New Forafric of the provisions of the Lock-Up Agreement requires the approval of a committee consisting of (a) Paul Packer and another individual designated by Paul Packer, and (b) two “independent” directors of Globis as of after the Closing, who shall be agreed to by each of Globis and FAHL before the Closing.

In connection with the Business Combination, certain related agreements have been, or will be entered into on or prior to the closing of the Business Combination (the date on which such closing occurs, the “Closing Date”), including the Memorandum and Articles of Association (as defined in the accompanying proxy statement/prospectus). See “Proposal 3: The Business Combination Proposal — Certain Agreements Related to the Business Combination” in the accompanying proxy statement/prospectus for more information.

Pursuant to the Existing Organizational Documents, a holder of Public Shares (“Public Stockholder”) may request that Globis redeem all or a portion of such stockholder’s Public Shares for cash if the Business Combination is consummated. Holders of units must elect to separate the units into the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying Public Shares and Public Warrants, or if a holder holds units registered in its own name, the holder must contact VStock Transfer, LLC (the “Transfer Agent”), Globis’ transfer agent, directly and instruct it to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to the Transfer Agent in order to validly redeem its shares. Public Stockholders may elect to redeem their Public Shares even if they vote “FOR” the Business Combination Proposal. If the Business Combination is not consummated, the Public Shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a Public Stockholder properly exercises its right to redeem all or a portion of the Public Shares that it holds and timely delivers its shares to the Transfer Agent, New Forafric will redeem such Public Shares for a per-share price, payable in cash, equal to the pro rata portion of the Globis’ trust account established at the consummation of its initial public offering (the “Trust Account”), calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of May 12, 2022, this would have amounted to approximately $10.30 per issued and outstanding Public Share. If a Public Stockholder exercises its redemption rights in full, then it will be electing to exchange its Public Shares for cash and will no longer own Public Shares. See “Stockholders Meeting — Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.

Notwithstanding the foregoing, a Public Stockholder, together with any affiliate of such Public Stockholder or any other person with whom such Public Stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 20% of the Public Shares. Accordingly, if a Public Stockholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the Public Shares, then any such shares in excess of that 20% limit would not be redeemed for cash.

The Business Combination Agreement is also subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Business Combination Agreement would waive any such provision of the Business Combination Agreement. In addition, the Business Combination Agreement provides that the obligations of FAHL, the Seller and Globis to consummate the Business Combination are conditioned on, among other things, Globis having, after giving effect to the Business Combination and the transactions contemplated thereby, net tangible assets of at least $5,000,001 in accordance with Rule 3a51-1(g)(1) of the Exchange Act.

Globis is providing the accompanying proxy statement/prospectus and accompanying proxy card to Globis’ stockholders in connection with the solicitation of proxies to be voted at the Stockholders Meeting and at any adjournments of the special meeting. Information about the Stockholders Meeting, the Business Combination and other related business to be considered by Globis’ stockholders at the Stockholders Meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to attend the Stockholders Meeting, all of Globis’ stockholders are urged to read the accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 49 of the accompanying proxy statement/prospectus.

After careful consideration, the board of directors of Globis has unanimously approved the Business Combination and unanimously recommends that stockholders vote “FOR” the adoption of the Business Combination Agreement and approval of the transactions contemplated thereby, including the Business Combination, and “FOR” all other proposals presented to Globis’ stockholders in the accompanying proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of Globis, you should keep in mind that Globis’ directors and officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “Proposal 3: The Business Combination Proposal — Interests of Globis’ Directors and Officers and Others in the Business Combination” in the accompanying proxy statement/prospectus for a further discussion of these considerations.

The approval of the Equity Incentive Plan Proposal, the Organizational Documents Proposals, the Nasdaq Proposal and the Adjournment Proposal will require the affirmative vote of a majority of the votes cast by the stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Stockholders Meeting. The Organizational Documents Proposals and the Redomiciliation Proposal are voted upon on a non-binding advisory basis. Notwithstanding the foregoing, the Business Combination is conditioned upon the approval of the Condition Precedent Proposals. The approval of the Merger and Exchange Proposal, and the Charter Proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock, voting together as a single class. Directors are elected by a plurality of all of the votes cast by the stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Stockholder Meeting. This means that the seven director nominees who receive the most affirmative votes will be elected. If any of the Condition Precedent Proposals fail to receive the required approval by the stockholders of Globis at the Stockholders Meeting, the Business Combination will not be completed.

Your vote is very important. Whether or not you plan to attend the Stockholders Meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the Stockholders Meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Stockholders Meeting. The transactions contemplated by the Business Combination Agreement will be consummated only if the Condition Precedent Proposals are approved at the Stockholders Meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in the accompanying proxy statement/prospectus.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the Stockholders Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Stockholders Meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the Stockholders Meeting. If you are a stockholder of record and you attend the Stockholders Meeting and wish to vote in person, you may withdraw your proxy and vote in person.

TO EXERCISE YOUR REDEMPTION RIGHT, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO GLOBIS’ TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE STOCKHOLDERS MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATES (IF ANY) AND OTHER REDEMPTION FORMS TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT.

On behalf of the board of directors of Globis, I would like to thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

Paul Packer
Chairman

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated May 12, 2022 and is first being mailed to stockholders on or about May 18, 2022.

ADDITIONAL INFORMATION

The accompanying document is the proxy statement of Globis for the Stockholders Meeting and the prospectus for the securities of New Forafric, the continuing Gibraltar public company limited by shares following the Redomiciliation its re-registration as a public company, the Merger and the Exchange. This registration statement and the accompanying proxy statement/prospectus is available without charge to stockholders of Globis upon written or oral request. This document and other filings by Globis with the Securities and Exchange Commission may be obtained by either written or oral request to Globis Acquisition Corp., 7100 W. Camino Real, Suite 302-48, Boca Raton, FL 33433 or by telephone at (212) 847-3248.

The Securities and Exchange Commission maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission. You may obtain copies of the materials described above at the commission’s internet site at www.sec.gov.

In addition, if you have questions about the Proposals or the accompanying proxy statement/ prospectus, would like additional copies of the accompanying proxy statement/prospectus, or need to obtain proxy cards or other information related to the proxy solicitation, please contact Advantage Proxy, our proxy solicitor, by calling 1-877-870-8586, or banks and brokers can call collect at 1-206-870-8586, or by emailing ksmith@advantageproxy.com. You will not be charged for any of the documents that you request.

See the section entitled “Where You Can Find More Information” of the accompanying proxy statement/ prospectus for further information.

Information contained on the Globis website, or any other website, is expressly not incorporated by reference into the accompanying proxy statement/prospectus.

To obtain timely delivery of the documents, you must request them no later than five business days before the date of the Stockholders Meeting, or no later than May 31, 2022.

GLOBIS ACQUISITION CORP.

7100 W. Camino Real, Suite 302-48

Boca Raton, FL 33433

NOTICE OF special meeting of stockholders

TO BE HELD ON June 7, 2022

TO THE STOCKHOLDERS OF GLOBIS ACQUISITION CORP.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “Stockholders Meeting”) of Globis Acquisition Corp., a Delaware corporation (“Globis”), will be held at 9 a.m., Eastern Time, on June 7, 2022, at the offices of McDermott Will & Emery located at One Vanderbilt Avenue, 45th Floor, New York, New York 10017, or via a virtual meeting, or at such other time, on such other date and at such other place to which the meeting may be adjourned.

As all stockholders will no doubt be aware, due to the current novel coronavirus (“COVID-19”) global pandemic, there are restrictions in place in many jurisdictions relating to the ability to conduct in-person meetings. As part of our precautions regarding COVID-19, we are planning for the possibility that the meeting may be held virtually over the Internet, but the physical location of the meeting will remain at the location specified above for the purposes of our Amended and Restated Certificate of Incorporation. If we take this step, we will announce the decision to do so via a press release and posting details on our website that will also be filed with the SEC as proxy material. You are cordially invited to attend the Stockholders Meeting, which will be held for the following purposes:

(1)	Proposal No. 1 — The Redomiciliation Proposal — To consider and vote upon, on a non-binding advisory basis, a proposal to change the corporate structure and jurisdiction of incorporation of Globis Nevada by way of continuation and re-registration from a corporation incorporated under the laws of the State of Nevada to a private company limited by shares incorporated under the laws of Gibraltar to be known as “Forafric Global Limited” (the “Redomiciliation”). The Redomiciliation will be effected by Globis Nevada filing an application for establishing domicile in Gibraltar, along with all applicable notices, undertakings and other documents required to be filed, including filing an application to de-register with the Nevada Secretary of State, and after the Redomiciliation has been effected, undertaking an alteration of its authorized and issued share capital and thereafter filing an application to re-register as a public company limited by shares. As used herein, “New Forafric” refers to Globis Nevada as a Gibraltar public company limited by shares following the Redomiciliation, change in authorized and issued share capital and re-registration as a Gibraltar public company limited by shares, in connection with which, it will change its corporate name to “Forafric Global PLC.” We refer to this proposal as the “Redomiciliation Proposal.” The form of the proposed Memorandum and Articles of Association of New Forafric to become effective upon the re-registration of “Forafric Global Limited” as a Gibraltar public company limited by shares and to be known as “Forafric Global PLC”, is attached to the accompanying proxy statement/ prospectus as Annex D.

(2)	Proposal No. 2 — The Merger and Exchange Proposal — To consider and vote upon a proposal to approve and adopt (a) the merger of Globis with and into Globis NV Merger 2 Corp., a Nevada corporation and wholly-owned subsidiary of New Forafric, (“Merger Sub”), with Merger Sub surviving (the “Merger”), and (b) the appointment of an agent to act on behalf of Globis stockholders such that, subject to and immediately following the completion of the Merger, the agent enters into a contribution and subscription agreement with New Forafric (the “Contribution Agreement”) pursuant to which the issued and outstanding shares of common stock of Merger Sub issued pursuant to the Merger will be exchanged (the “Exchange”), on a one-for-one basis, for ordinary shares, nominal value $0.001 per share, of New Forafric (the “Ordinary Shares”)

(3)	Proposal No.3 — The Business Combination Proposal — To consider and vote upon a proposal to approve the Business Combination Agreement, entered into as of December 19, 2021, as amended on April 20, 2022 (as amended or supplemented from time to time, the “Business Combination Agreement”), by and among Globis, Lighthouse Capital Limited (“Seller”), Forafric Agro Holdings Limited (“FAHL”) and Globis Nevada, and the transactions contemplated by the Business Combination Agreement (collectively, the “Business Combination”). Pursuant to the Business Combination Agreement, among other things, New Forafric will acquire 100% of the equity interests of FAHL from Seller, its sole shareholder, with FAHL becoming a direct subsidiary of New Forafric as a result thereof, as described in more detail in the accompanying proxy statement/prospectus. We refer to this proposal as the “Business Combination Proposal.” A copy of the Business Combination Agreement is attached to the accompanying proxy statement/prospectus as Annex A.

(4)	Proposal No. 4 — The Equity Incentive Plan Proposal — To consider and vote upon the approval of the Equity Incentive Plan. We refer to this as the “Equity Incentive Plan Proposal.” A copy of the Equity Incentive Plan is attached to the accompanying proxy statement/prospectus as Annex I.

(5)	Proposal No. 5 — The Director Election Proposal — To consider and vote upon a proposal to elect seven directors to serve on the board of directors of New Forafric (the “New Forafric Board”) until the 2025 annual general meeting and until their respective successors are duly elected and qualified. We refer to this as the “Director Election Proposal.”

(6)	Proposal No. 6 — The Charter Proposal — To consider and vote upon the approval of the ratification of the new memorandum and articles of association (the “Memorandum and Articles of Association”) of New Forafric (a public company limited by shares domiciled in Gibraltar), assuming the Business Combination Proposal and the Merger and Exchange Proposal are approved and adopted, and the filing by Globis Nevada with and the acceptance by the Registrar of Companies in Gibraltar of the filing of the application for establishing domicile in Gibraltar in accordance with the Companies Act 2014 of the Laws of Gibraltar (the “Companies Act”) and the Companies (Re-domiciliation) Regulations 1996 of the Laws of Gibraltar (the “Re-domiciliation Regulations”) so that Globis Nevada becomes a Gibraltar private company known as “Forafric Global Limited”, and thereafter the authorization of the change in authorized and issued share capital of Forafric Global Limited as indicated herein and the re-registration of Forafric Global Limited as a Gibraltar public company limited by shares and the consequent change of name of Forafric Global Limited to “Forafric Global PLC,” which shall be accomplished pursuant to the filing the Memorandum and Articles of Association. We refer to the foregoing as the “Charter Proposal.” A copy of the Memorandum and Articles of Association is attached to the accompanying proxy statement/prospectus as Annex D.

(7)	Proposal No. 7 — The Organizational Documents Proposals — To consider and vote upon, on a non-binding advisory basis, certain material differences between the current Amended and Restated Certificate of Incorporation of Globis (the “Existing Organizational Documents”) and the proposed Memorandum and Articles of Association (the “Proposed Organizational Documents”) of New Forafric (the “Organizational Documents Proposals”):

(A)	Organizational Documents Proposal 7A — An acknowledgement and agreement that holders of common stock and preferred stock in the authorized capital stock of Globis comprising (i) 100,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), and 1,000,000 shares of preferred stock, par value $0.0001 per share, will by virtue of the Merger and the subsequent Exchange come to hold ordinary shares and preferred shares respectively in the authorized share capital of New Forafric comprising (ii) 100,000,000 ordinary shares, nominal value $0.001 per share, of New Forafric (the “Ordinary Shares”), and 1,000,000 preferred shares, nominal value $0.001 per share, of New Forafric (the “Preferred Shares”) in each case subject to the rights and restrictions as set out in the Memorandum and Articles of Association (this proposal is referred to herein as “Organizational Documents Proposal 7A”);

(B)	Organizational Documents Proposal 7B — An acknowledgement and agreement of certain other differences between the Existing Organizational Documents and the Proposed Organizational Documents, which, by virtue of the Redomiciliation, the Merger and the Exchange, shall govern the rights, entitlements, restrictions and obligations arising from ownership of Ordinary Shares, including (1) accepting the post-Business Combination corporate name of “Forafric Global PLC,” which will occur after the Redomiciliation and as a consequence of the re-registration of Forafric Global Limited into a Gibraltar public company limited by shares and known as “Forafric Global PLC”, (2) accepting that New Forafric’s corporate existence will be perpetual and (3) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which the board of directors of Globis believes are necessary to adequately address the needs of New Forafric after the Business Combination (this proposal is referred to herein as “Organizational Documents Proposal 7B”).

(8)	Proposal No. 8 — The Nasdaq Proposal — To consider and vote upon a proposal to approve, for the purposes of complying with the applicable provisions of Nasdaq Stock Exchange Listing Rule 5635, the issuance of Ordinary Shares and securities convertible into or exchangeable for Ordinary Shares in connection with the Business Combination and the Ordinary Shares issued in connection with the PIPE Investment, the conversion of the FAHL Bonds and the conversion of the FAHL Related Party Loans (this proposal is referred to herein as the “Nasdaq Proposal”).

(9)	Proposal No. 9 — The Adjournment Proposal — To consider and vote upon a proposal to approve the adjournment of the special meeting of stockholders to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the special meeting of stockholders (this proposal is referred to herein as the “Adjournment Proposal”).

These Proposals are described in the accompanying proxy statement/prospectus, which we encourage you to read in its entirety before voting. Only holders of record of ordinary shares of Globis at the close of business on May 12, 2022 (the “Record Date”) are entitled to notice of the Stockholders Meeting and to vote and have their votes counted at the Stockholders Meeting and any adjournments of the Stockholders Meeting.

After careful consideration, the board of directors of Globis has determined that the Proposals are fair to and in the best interests of Globis and its stockholders and unanimously recommends that the holders of Globis’ common stock entitled to vote with respect to each of the Proposals, vote or give instruction to vote “FOR” the Redomiciliation Proposal, “FOR” the Merger and Exchange Proposal, “FOR” the Business Combination Proposal, “FOR” the Equity Incentive Plan Proposal, “FOR” the Director Election Proposal, “FOR” the Charter Proposal, “FOR” each of the Organizational Documents Proposals, “FOR” the Nasdaq Proposal and “FOR” the Adjournment Proposal.

The existence of any financial and personal interests of one or more of Globis’ directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Globis and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the Proposals. See the section entitled “Proposal 3: The Business Combination Proposal — Interests of Globis’ Directors and Officers and Others in the Business Combination” in the accompanying proxy statement/prospectus for a further discussion of these considerations.

Pursuant to the Existing Organizational Documents, a holder of Globis common stock (“Public Shares”) that were registered pursuant to the initial public offering registration statement of Globis (“Public Stockholder”) may request that Globis redeem all or a portion of its Public Shares for cash if the Business Combination is consummated. As a holder of Public Shares, you will be entitled to receive cash for any Public Shares to be redeemed only if you:

(i)	(a) hold Public Shares, or (b) hold Public Shares through units, you elect to separate your units into the underlying Public Shares and warrants prior to exercising your redemption rights with respect to the Public Shares;

(ii)	submit a written request to VStock Transfer, LLC, Globis’ transfer agent (the “Transfer Agent”), in which you (a) request that Globis redeem all or a portion of your Public Shares for cash, and (b) identify yourself as the beneficial holder of the Public Shares and provide your legal name, phone number and address; and

(iii)	deliver your Public Shares to VStock Transfer, LLC, Globis’ transfer agent, physically or electronically through The Depository Trust Company (“DTC”).

Public Stockholders may seek to have their Public Shares redeemed by Globis, regardless of whether they vote for or against the Business Combination Proposal or any other Proposal and whether they held Globis common stock as of the Record Date or acquired them after the Record Date (“Redemption”). Any Public Stockholder who holds common stock of Globis on or before June 3, 2022 (two (2) business days before the Stockholders Meeting) will have the right to demand that his, her or its shares be redeemed for a pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid. For illustrative purposes, based on funds in the Trust Account of approximately $118.5 million on May 12, 2022 and including anticipated additional interest through the closing of the Business Combination (assuming interest accrues at recent rates and no additional tax payments are made out of the Trust Account), the estimated per share redemption price is expected to be approximately $10.30. A Public Stockholder who has properly tendered his, her or its Public Shares for Redemption will be entitled to receive his, her or its pro rata portion of the aggregate amount then on deposit in the Trust Account in cash for such shares only if the Business Combination is completed. If the Business Combination is not completed, the Redemptions will be canceled and the tendered shares will be returned to the relevant Public Stockholders as appropriate.

Globis stockholders who seek to redeem their Public Shares must demand Redemption no later than 5:00 p.m., Eastern Time, on June 3, 2022 (two (2) business days before the Stockholders Meeting) by (a) submitting a written request to the Transfer Agent that Globis redeem such holder’s Public Shares for cash, (b) affirmatively certifying in such request to the Transfer Agent for Redemption if such holder is acting in concert or as a “group” (as defined in Section 13 d-3 of the Exchange Act) with any other stockholder with respect to common stock of Globis and (c) delivering their common stock, either physically or electronically using DTC’s deposit/withdrawal at custodian system (“DWAC”), at the holder’s option, to the Transfer Agent prior to the Stockholders Meeting. If you hold the shares in “street name”, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered to the Transfer Agent (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge the tendering broker a nominal fee and it would be up to the broker whether or not to pass this cost on to the redeeming stockholder. In the event the Business Combination is not completed, this may result in an additional cost to stockholders for the return of their shares.

Notwithstanding the foregoing, a Public Stockholder, together with any affiliate of his, her, its or any other person with whom he, she or it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking Redemption Rights with respect to 20% or more of Globis’ Public Shares. Accordingly, any shares held by a Public Stockholder or “group” in excess of such 20% cap will not be redeemed by Globis.

Concurrently with the initial public offering of Globis, on December 15, 2020, Globis entered into the Sponsor Letter Agreement, pursuant to which, the Sponsor, officers and directors of Globis have waived all of their Redemption Rights and will not have Redemption Rights with respect to any Globis common stock owned by them, directly or indirectly. Holders of the warrants will not have redemption rights with respect to the warrants.

Each of the Merger and Exchange Proposal, the Business Combination Proposal, the Equity Incentive Plan Proposal, the Director Election Proposal, the Charter Proposal and the Nasdaq Proposal is interdependent upon the others and must be approved in order for Globis to complete the Business Combination contemplated by the Business Combination Agreement. If any of the Merger and Exchange Proposal, Business Combination Proposal, the Equity Incentive Plan Proposal, the Director Election Proposal, the Charter Proposal or the Nasdaq Proposal fails to receive the required approval by the stockholders of Globis at the Stockholders Meeting, the Business Combination will not be completed. The approval of the Equity Incentive Plan Proposal, the Organizational Documents Proposals, the Nasdaq Proposal and the Adjournment Proposal will require the affirmative vote of a majority of the votes cast by the stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Stockholders Meeting. The Organizational Documents Proposals are voted upon on a non-binding advisory basis. Notwithstanding the foregoing, the Business Combination is conditioned upon the approval of the Business Combination Proposal, the Merger and Exchange Proposal, the Equity Incentive Plan Proposal, the Director Election Proposal, the Charter Proposal and the Nasdaq Proposal (collectively, the “Condition Precedent Proposals”). Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The approval of the Merger and Exchange Proposal and the Charter Proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock, voting together as a single class. Directors are elected by a plurality of all of the votes cast by the stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Stockholder Meeting. This means that the seven director nominees who receive the most affirmative votes will be elected. If any of the Condition Precedent Proposals fail to receive the required approval by the stockholders of Globis at the Stockholders Meeting, the Business Combination will not be completed.

Unless we are required to meet virtually to take necessary precautions due to COVID-19, all stockholders of Globis are cordially invited to attend the Stockholders Meeting in person. To ensure your representation at the Stockholders Meeting, however, you are urged to mark, sign and date the enclosed proxy card and return it as soon as possible in the pre-addressed postage paid envelope provided. If you are a stockholder of record of Globis common stock, you may also cast your vote in person at the Stockholders Meeting. If your shares are held in an account at a brokerage firm or bank, or by a nominee, you must instruct your broker, bank or nominee on how to vote your shares or, if you wish to attend the Stockholders Meeting and vote in person, obtain a proxy from your broker, bank or nominee.

Whether or not you plan to attend the Stockholders Meeting, we urge you to read the accompanying proxy statement/prospectus (and any documents incorporated into the accompanying proxy statement/ prospectus by reference) carefully. Please pay particular attention to the section entitled “Risk Factors” in the accompanying proxy statement/prospectus.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the Stockholders Meeting or not, please mark, sign and date the enclosed proxy card and return it as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors

/s/ Paul Packer
Paul Packer, Chairman

May 12, 2022

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS. YOU MAY EXERCISE YOUR RIGHTS TO DEMAND THAT GLOBIS REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT WHETHER YOU VOTE FOR OR AGAINST THE PROPOSALS. TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST TENDER YOUR SHARES TO GLOBIS’ TRANSFER AGENT AT LEAST TWO (2) BUSINESS DAYS PRIOR TO THE STOCKHOLDERS MEETING. YOU MAY TENDER YOUR SHARES FOR REDEMPTION BY EITHER YOUR SHARE CERTIFICATES (IF ANY) AND OTHER REDEMPTION FORMS TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DEPOSIT/WITHDRAWAL AT CUSTODIAN (“DWAC”) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE TENDERED SHARES WILL NOT BE REDEEMED FOR CASH AND WILL BE RETURNED TO THE APPLICABLE stockholder. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BROKER OR BANK TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE THE SECTION ENTITLED “STOCKHOLDERS MEETING — REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

i

FREQUENTLY USED TERMS

Definitions

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” and “Globis” refer to Globis Acquisition Corp. (which prior to the Merger is a corporation incorporated under the laws of the Delaware and thereafter a wholly-owned subsidiary of a public company limited by shares incorporated under the laws of Gibraltar).

In this document:

“Adjournment Proposal” means the proposal to be considered at the Stockholders Meeting to adjourn the Stockholders Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the Stockholders Meeting.

“Aggregate Transaction Proceeds” means an amount equal to the aggregate proceeds from the PIPE Investment and the aggregate cash proceeds available for release to Globis from the Trust Account in connection with the Business Combination, less the aggregate amount of fees and expense payable by Globis in connection with the Business Combination which remain unpaid as of immediately prior to the Closing and the aggregate accrued liabilities of Globis as of the Closing.

“Amended and Restated Certificate of Incorporation” means Globis’ Amended and Restated Certificate of Incorporation, dated December 10, 2020, as may hereafter be amended.

“ASC” means the Accounting Standards Codification.

“Business Combination” means the transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means the Business Combination Agreement, entered into as of December 19, 2021, as amended on April 20, 2022, by and among Globis, FAHL, Seller and Globis Nevada, as it may be amended and supplemented from time to time. A copy of the Business Combination Agreement is attached to this proxy statement/ prospectus as Annex A.

“Business Combination Proposal” means the proposal to be considered at the Stockholders Meeting to approve the Business Combination.

“Charter Proposal” means the proposal to approve and adopt the proposed Memorandum and Articles of Association upon the Redomicliation.

“Closing” means the closing of the Business Combination.

“Closing Date” means the date on which the closing of the Business Combination occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combination Period” means the 12 months from the closing of the IPO, or such period as extended by a resolution of the Globis board of directors, within which Globis is required to complete an initial business combination under its Amended and Restated Certificate of Incorporation.

1

“Common Stock” means the common stock of Globis, par value $0.0001 per share.

“Companies Act” means the Companies Act 2014 of the Laws of Gibraltar, as amended or re-enacted from time to time.

“Condition Precedent Proposals” means the Merger and Exchange Proposal, the Business Combination Proposal, the Equity Incentive Plan Proposal, the Director Election Proposal, the Charter Proposal and the Nasdaq Proposal.

“Contribution Agreement” means the contribution and subscription agreement to be entered into, between an agent acting for and on behalf of the holders of Common Stock (and of Merger Sub, by virtue of the Merger) on the one hand and New Forafric on the other, subject to and immediately following the Merger becoming effective, pursuant to which the said agent shall transfer to New Forafric all of the common stock of Merger Sub in consideration for which New Forafric will allot and issue Ordinary Shares, in each case on the terms and subject to the conditions set out in the said contribution and subscription agreement.

“FAHL Bonds” means the convertible bonds in an amount of $12 million issued by FAHL to third-party holders, pursuant to which the outstanding principal of the convertible bonds and accrued interest, concurrently with the consummation of the PIPE Investment and the Business Combination, convert to Ordinary Shares of New Forafric at the rate of $9.45 per share.

“FAHL Bond Holders” means the holders who have been issued the FAHL Bonds.

“FAHL Related Party Loans” means the loans issued by certain parties affiliated with the Seller in an aggregate amount of approximately $15.2 million which will be repaid at the Closing of the Business Combination; provided that up to $20 million of such loans may be convertible into Ordinary Shares of FAHL at a price of $10.50 per share at the option of the lender.

“DGCL” means the Delaware General Corporation Law, as amended.

“Director Election Proposal” means Proposal No. 5 to elect seven directors to serve on the board of directors of New Forafric until the 2025 annual general meeting and until their respective successors are duly elected and qualified.

“DTC” means the Depository Trust Company.

“DWAC” means The Depository Trust Company’s deposit/withdrawal at custodian system.

“Equity Incentive Plan” means the Forafric 2022 Long Term Employee Share Incentive Plan, which will become effective on the Closing Date. A copy of the Equity Incentive Plan is attached to this proxy statement/ prospectus as Annex I.

“Equity Incentive Plan Proposal” means the proposal to be considered at the Stockholders Meeting to approve the Equity Incentive Plan.

“Exchange” means the exchange, on a one-for-one basis, of the common stock, par value $0.0001 per share, of Merger Sub for Ordinary Shares.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Organizational Documents” means the current Amended and Restated Certificate of Incorporation adopted as of December 10, 2020 of Globis.

“FAHL” means Forafric Agro Holdings Limited, a Gibraltar private company limited by shares with incorporation number 114436 and registered office at 57/63 Line Wall Road, Gibraltar.

“FAHL 2021 Plan” means the Forafric 2021 Long Term Employee Share Incentive Plan adopted on June 22, 2021.

“FATCA” means the Foreign Account Tax Compliance Act.

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“foreign action” has the meaning provided in the Organizational Documents Proposals.

“GAAP” means U.S. generally accepted accounting principles.

“Globis” means Globis Acquisition Corp. (which, prior to the Merger, is a corporation incorporated under the laws of the State of Delaware).

“Globis Board” means the board of directors of Globis.

“Globis Nevada” means Globis NV Merger Corp., a Nevada corporation.

“Globis Shares” means, shares of Globis Common Stock.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IPO” means Globis’ initial public offering of its Units, Public Shares and Public Warrants pursuant to the IPO registration statement and completed on December 15, 2020.

“IPO registration statement” means the registration statement filed for Globis’ IPO on Form S-1 declared effective by the SEC on December 8, 2020 (SEC File Nos. 333-250939).

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“Lock-up Agreement” means each of the Lock-Up Agreements to be entered into between New Forafric and certain equityholders of New Forafric upon the consummation of the Business Combination. The forms of Seller Lock-Up Agreement and Sponsor Lock-Up Agreement are attached to this proxy statement/ prospectus as Annexes D and E.

“Maximum Redemptions” means the maximum number of Globis Common Stock that may be redeemed in connection with the proposed Business Combination.

“Memorandum and Articles of Association” means the proposed Memorandum and Articles of Association of New Forafric to be in effect following the Redomiciliation and as a consequence of the re-registration of Forafric Global Limited as a Gibraltar public company limited by shares, a form of which is attached to this proxy statement/prospectus as Annex D.

“Merger” means the merger of Globis with and into Merger Sub, a wholly-owned subsidiary of New Forafric, with Merger Sub surviving the merger.

“Merger Agreement” means the Agreement and Plan of Merger by and between Globis and Merger Sub, a form of which is attached to this proxy statement/prospectus as Annex B.

“Merger and Exchange Proposal” means the proposal to be considered at the Stockholders Meeting to approve and adopt the Merger and the Exchange.

“Merger Sub” means Globis NV Merger 2 Corp., a Nevada corporation and a wholly-owned subsidiary of New Forafric.

“Nasdaq Proposal” means the proposal to approve, for purposes of complying with the applicable provisions of Nasdaq Stock Exchange Listing Rule 5635, the issuance of Ordinary Shares and securities convertible into or exchangeable for Ordinary Shares in connection with the Business Combination, and the Ordinary Shares issued in connection with the closing of the PIPE Investment, the conversion of the FAHL Bonds and the conversion of the FAHL Related Party Loans.

“New Forafric” means Globis Nevada as a Gibraltar public company by way of continuation following the Redomiciliation and the re-registration of Forafric Global Limited as a Gibraltar public company limited by shares. As a consequence of the re-registration of Forafric Global Limited as a Gibraltar public company limited by shares, Forafric Global Limited will change its corporate name to “Forafric Global PLC.”

“New Forafric Board” means the board of directors of New Forafric subsequent to the completion of the Business Combination.

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“Nasdaq” means The Nasdaq Stock Market.

“No Redemptions” means no Common Stock of Globis being redeemed in connection with the proposed Business Combination.

“Ordinary Shares” means the Ordinary Shares of New Forafric, nominal value $0.001 per share.

“Organizational Documents Proposals” means, collectively, Organizational Documents Proposal 7A and Organizational Documents Proposal 7B.

“PFIC” means passive foreign investment company under the Code.

“PIPE Investment” means the private placement pursuant to which PIPE Investors have committed to make a private investment in the aggregate amount up to $20,000,000 in the form of Ordinary Shares on the terms and conditions set forth in the Subscription Agreements.

“PIPE Investors” means the investors that have signed Subscription Agreements.

“Preferred Shares” means the preferred shares of USD 0.001 (one thousandth United States Dollars) each, to be authorized for future issuance by New Forafric.

“Preferred Stock” means the preferred stock of Globis, par value $0.0001 per share.

“Private Placement” means the private placement by Globis of (i) 4,188,889 Private Placement Warrants to the Sponsors and (ii) 100,833 Private Placement Units to the Sponsors simultaneously with the closing of the IPO.

“Private Placement Warrants” means Globis’ 4,289,722 warrants, including 100,833 warrants included in the Private Placement Units, sold to the Sponsors simultaneously with the closing of the IPO in Private Placements. Each Private Placement Warrant is exercisable for one share of common stock of Globis at a price of $11.50 per share.

“Private Placement Units” means Globis’ 100,833 Units sold to the Sponsors simultaneously with the closing of the IPO in a private placement at a price of $10.00 per Unit. Each Private Placement Unit is identical to the Public Units sold in the IPO.

“Proposals” means, collectively, (i) the Redomiciliation Proposal, (ii) the Merger and Exchange Proposal, (iii) the Business Combination Proposal, (iv) the Equity Incentive Plan Proposal, (v) Director Election Proposal, (vi) the Charter Proposal, (vii) the Organizational Documents Proposals, (viii) the Nasdaq Proposal and (ix) the Adjournment Proposal.

“Proposed Organizational Documents” means the proposed Memorandum and Articles of Association.

“proxy statement/prospectus” means the proxy statement/prospectus forming a part of this registration statement.

“Public Shares” means Globis’ Common Stock sold in the IPO (whether they were purchased in the IPO or thereafter in the open market).

“Public Stockholder” means a holder of Public Shares.

“Public Units” means a unit sold in the IPO (including pursuant to the overallotment option) consisting of one Public Share and one Public Warrant.

“Public Warrant Holder” means a holder of Public Warrants.

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“Public Warrants” means Globis’ warrants sold in the IPO (whether they were purchased in the IPO or thereafter in the open market).

“Record Date” means May 12, 2022.

“Redemption” means the redemption of Public Shares for the Redemption Price.

“Redemption Price” means an amount equal to a pro rata portion of the aggregate amount then on deposit in the Trust Account in accordance with the Amended and Restated Certificate of Incorporation (as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like after the Closing). The Redemption Price will be calculated two business days prior to the completion of the Business Combination in accordance with Globis’ Amended and Restated Certificate of Incorporation.

“Redemption Right” means the right of each Public Stockholder (as determined in accordance with the Existing Organizational Documents and the Trust Agreement) to redeem all or a portion of such holder’s Common Stock, at the Redemption Price in connection with the Stockholders Meeting.

“Redomiciliation” means the continuation of Globis Nevada by way of redomiciliation to Gibraltar as Gibraltar private company limited by shares and known as Forafric Global Limited and following an alteration to its authorized and issued share capital, the re-registration of Forafric Global Limited into a Gibraltar public company limited by shares, with the common stock of Globis Nevada becoming ordinary shares of the Gibraltar private company limited by shares under the applicable provisions of Nevada law, the Companies Act and the Re-domiciliation Regulations; the term includes all matters and necessary or ancillary changes in order to effect such Redomiciliation, including the change of registered office of Globis Nevada as a consequence of the redomiciliation to Gibraltar and the eventual adoption of the Memorandum and Articles of Association consistent with the Companies Act upon re-registration of Forafric Global Limited as a Gibraltar public company limited by shares.

“Redomiciliation Proposal” means the proposal to be considered at the Stockholders Meeting to approve the Redomiciliation.

“Re-domiciliation Regulations” means the Companies (Re-domiciliation) Regulations of 1996 of the Laws of Gibraltar, as amended or re-enacted from time to time.

“Related Agreements” means certain additional agreements to be entered into in connection with the Business Combination Agreement as further described in this proxy statement/prospectus.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of December 10, 2020, by and between Globis and the Sponsors.

“Rule 144” means Rule 144 under the Securities Act.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” means Lighthouse Capital Limited, a Gibraltar private company limited by shares, as the sole shareholder of FAHL immediately prior to the Business Combination.

“Stockholders Meeting” means the special meeting of Globis’ stockholders, to be held at 9 a.m., Eastern Time, on June 7, 2022, at the offices of McDermott Will & Emery LLP located at One Vanderbilt Avenue, 45th Floor, New York, New York 10017, or via a virtual meeting, or at such other time, on such other date and at such other place to which the meeting may be adjourned. As part of our precautions regarding the novel coronavirus or COVID-19, we are planning for the possibility that the meeting may be held virtually over the Internet. If we take this step, we will announce the decision to do so via a press release and posting details on our website that will also be filed with the SEC as proxy material.

“Warrant Agreement” means the warrant agreement made as of December 10, 2020, by and between Globis, and VStock Transfer, LLC (as warrant agent), which agreement shall be assigned and novated by Globis to New Forafric upon the Exchange.

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“Sponsors” means, collectively, Globis SPAC LLC, a Delaware limited liability company, and Up and Up Capital, LLC, a Delaware limited liability company.

“Sponsor Letter Agreement” means the Letter Agreement, dated as of December 15, 2020, entered into by Globis and the Sponsor Parties concurrently with the IPO. A copy of the Sponsor Letter Agreement is attached to this proxy statement/prospectus as Annex G.

“Sponsor Parties” means the Sponsor and Globis’ independent directors.

“Transfer Agent” means VStock Transfer, LLC.

“Treasury Regulations” means the Code, its legislative history, and final, temporary and proposed treasury regulations promulgated thereunder as then amended.

“Trust Account” means the trust account of Globis, which holds the net proceeds from the IPO and certain of the proceeds from the sale of the Private Placements, together with interest earned thereon, less amounts released to pay taxes.

“Unit” means either a Public Unit or a Private Placement Unit.

“Warrants” means the Public Warrants and the Private Placement Warrants of Globis.

“Working Capital Loans” means certain loans that may be made by the Sponsors or an affiliate of the Sponsors, or certain of Globis’ officers and directors in connection with the financing of a business combination.

Share Calculations and Ownership Percentages

Unless otherwise specified (including in the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Beneficial Ownership of Securities”), the share calculations and ownership percentages set forth in this proxy statement/prospectus with respect to New Forafric’s shareholders following the Business Combination are for illustrative purposes only and assume the following:

1.	No Public Stockholders exercise their Redemption Rights in connection with the Closing, and the balance of the Trust Account as of the Closing is the same as its balance on May 12, 2022 of $118.5 million. Please see the section entitled “Stockholders Meeting — Redemption Rights”;

2.	All FAHL equity securities are exchanged for Ordinary Shares. Please see the section entitled “Proposal 3: The Business Combination Proposal”;

3.	The per share redemption price is $10.30; the actual per share redemption price will be equal to the pro rata portion of the Trust Account calculated as of two business days prior to the consummation of the Business Combination;

4.	The PIPE Investors acquire at the Closing, in accordance with the Subscription Agreements, (A) assuming No Redemptions, an aggregate of 1,726,140 Ordinary Shares and (B) assuming Maximum Redemptions, an aggregate of 1,213,313 Ordinary Shares

5.	The FAHL Bond Holders acquire at the Closing, in accordance with the FAHL Bonds, 1,269,841 Ordinary Shares;

6.	The FAHL Related Party Loan Holders acquire at the Closing, in accordance with the FAHL Related Party Loans, 1,445,164 Ordinary Shares;

7.	None of the Ordinary Shares reserved for issuance under the Equity Incentive Plan has been issued; and

8.	None of the warrants to purchase Ordinary Shares have been exercised for Ordinary Shares.

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MARKET AND INDUSTRY DATA

Information contained in this proxy statement/prospectus concerning the market and the industry in which FAHL competes, including its market position, general expectations of market opportunity and market size, is based on information from various third-party sources, on assumptions made by FAHL based on such sources and FAHL’s knowledge of the markets for its services and solutions. Any estimates provided herein involve numerous assumptions and limitations, and you are cautioned not to give undue weight to such information. Third-party sources generally state that the information contained in such source has been obtained from sources believed to be reliable but that there can be no assurance as to the accuracy or completeness of such information. The industry in which FAHL operates is subject to a high degree of uncertainty and risk. As a result, the estimates and market and industry information provided in this proxy statement/prospectus are subject to change based on various factors, including those described in the section entitled “Risk Factors — Risks Related to FAHL’s Business and New Forafric Following the Business Combination” and elsewhere in this proxy statement/ prospectus.

TRADEMARKS AND SERVICE MARKS

FAHL and its subsidiaries own or license numerous domestic and foreign trademarks and other proprietary rights that are important to their businesses. FAHL and its subsidiaries own or have rights to use the trademarks, service marks and trade names that they use in conjunction with the operation of our business.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business, and the timing and ability for Globis and FAHL to complete the Business Combination. Specifically, forward-looking statements may include statements relating to:

●	the benefits of the Business Combination;

●	the future performance of, and anticipated financial impact on, New Forafric following the Business Combination;

●	expansion plans and opportunities; and

●	other statements preceded by, followed by or that include the words “may,” “can,” “should,” “will,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus and Globis and FAHL managements’ current expectations, forecasts and assumptions, and involve a number of judgments, known and unknown risks and uncertainties and other factors, many of which are outside the control of Globis, FAHL and their respective directors, officers and affiliates. Accordingly, forward-looking statements should not be relied upon as representing Globis’ views as of any subsequent date. Globis does not undertake any obligation to update, add or to otherwise correct any forward-looking statements contained herein to reflect events or circumstances after the date they were made, whether as a result of new information, future events, inaccuracies that become apparent after the date hereof or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements in deciding how your vote should be cast or in voting your ordinary shares on the Proposals. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

●	the occurrence of any event, change or other circumstances that could delay the Business Combination or give rise to the termination of the Business Combination Agreement;

●	the outcome of any legal proceedings that may be instituted against FAHL or Globis following announcement of the proposed Business Combination and transactions contemplated thereby;

●	the inability to complete the Business Combination, including due to the failure to obtain approval of the Globis stockholders, the failure of Globis to retain sufficient cash in the Trust Account or find replacement cash to meet the requirements of the Business Combination Agreement or the failure to meet other conditions to closing in the Business Combination Agreement;

●	the amount of redemption requirements made by Public Stockholders;

●	the inability to satisfy the listing criteria of the Nasdaq Capital Market and to maintain the listing of the Ordinary Shares of New Forafric on Nasdaq following the Business Combination;

●	the risk that the proposed Business Combination disrupts current plans and operations;

●

the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, and the ability of New Forafric to grow and manage growth profitably and retain its key employees;

●	costs related to the Business Combination;

●	the inability to develop and maintain effective internal controls;

●	New Forafric’s ability to enter into new markets and success of acquisitions; and

●	other risks and uncertainties indicated in this proxy statement/prospectus, including those set forth under the section entitled “Risk Factors.”

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SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus, but does not contain all of the information that may be important to you. To better understand the Proposals to be considered at the Stockholders Meeting, including the Business Combination Proposal, and whether or not you plan to attend such meeting, we urge you to read this proxy statement/prospectus (including the annexes) carefully, including the section entitled “Risk Factors.” See also the section entitled “Where You Can Find More Information.”

References in this section to “FAHL,” “we,” “us,” “our” and other similar terms refer to FAHL and its subsidiaries prior to the Business Combination and to New Forafric and its consolidated subsidiaries after giving effect to the Business Combination.

Overview of FAHL

Forafric Agro Holdings Limited is a private company limited by shares incorporated on May 16, 2016 under the laws of Gibraltar. We are registered with the Registrar of Companies in Gibraltar under registration number 114436. We are a holding company, and substantially all of our operations are conducted through our subsidiaries. Our corporate headquarters are located at Madison Building, Midtown, Queensway, Gibraltar GX11 1AA. Our registered office is located at 57/63 Line Wall Road, Gibraltar GX11 1AA.

FAHL is an integrated, global business involved in the purchase, storage, transport, processing and sale of agricultural commodities and commodity products. The principal agricultural commodities that we handle are flour and semolina, and secondary processing products such as pasta and couscous.

Our subsidiary Forafric Maroc is the combination of two former family owned businesses, Forafric (Maymouna) and Tria Group. Forafric (Maymouna) was acquired by FAHL in April 2015 and Tria Group was acquired by FAHL in January 2016.

Tria Group was established in 1923 in Morocco under the name Minoterie Biscuiterie d’Anfa. The brand Tria was created in 1949. Tria Group was purchased by Mr. Mohmmed Jamaleddine (father of Mustapha Jamaleddine, CEO of the group) in 1974. At that time Tria Group had only one mill with a total capacity of 70 tons per day. In 1981, a first investment was made to increase the capacity to 150T/day. The production of pasta and couscous was launched in 1989. In 1995, a second investment to increase the capacity was made. In 2004, Tria formed the Ceraelis trading company, and in 2008, Finalog, a logistics company, with storage facilities in Casablanca. Tria Group was managed by the Jamaleddine family until 2016 and its acquisition by Forafric.

Forafric (Maymouna) was created in 1943. It initially specialized in the import-export of cereals and various other food and plant products (e.g.,legumes, sugar, tea, aromatic plants, etc.) which in 1997 evolved into an industrial flour milling company by buying and then building its own mills. In 2003, Forafric decided to market its own brand, MayMouna.

Today, we sell processed commodity products to customers in approximately forty-five countries in Europe, Asia, Africa and the Middle East. The principal purchasers of our products are wholesale foods manufacturers and distributors.

We have developed an extensive global logistics network including storage facilities with direct access to ports by rail. We contract with third parties for transport services. To better serve our customer base and develop our global distribution and logistics capabilities, we have agreements with third parties in storage and in transportation.

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FAHL has established itself as a leading wheat milling player in Morocco. It owns eight milling plants across Morocco (six of which are dedicated to common wheat and two are dedicated to durum wheat) with total processing capacity of 2,400 tons per day and a total milling capacity of 765,000 tons per year. FAHL also has 1 secondary processing unit, 2 logistics platforms, and 250,000 tons of grain storage facilities in Morocco. It is also the owner of PRODELA, an animal feed processing company in Morocco, which was established in 1991 to commercialize the bran created by the mills.

Our products are exported to 45 countries. Our primary activities include the production and sale of a variety of wheat flours, Semolina and Pasta and Couscous in Morocco and in more than 45 countries. Our two main brands in Morocco are MAYMOUNA and TRIA (see Our Brands and Products).

Our Strengths

Leader in the Moroccan market

We are a leader in the Moroccan market in respect of the wheat milling business, with a milling capacity of 2,200 tons per day. This position enables FAHL to have better access to raw materials, to improve its productivity and to benefit from the power of its two main brands, Maymouna and Tria (See Our Brands and Products).

Raw material is the key to profitability in our industry. Raw material accounts for up to 80% of total revenues. With a total volume of 500,000 tons per year, the group has great bargaining power, ahead of many international providers of wheat, and has, accordingly, had access to excellent conditions of purchasing.

As with every industrial business, productivity is key to performance. With eight milling plants in Morocco, we improved our productivity over the past 3 years and reduced our industrial cost. We consider ourselves to be among the top performing industrial units in our industry.

Maymouna and Tria are our two main brands in the Moroccan market. Maymouna is our most popular brand for Moroccan households and Tria is our most popular brand for industrial clients in Morocco.

Stable Product Demand

Our products are basic food staples in Morocco and Africa. Accordingly, demand for our products has been stable in Morocco and fast-growing in Sub-Saharan Africa and Angola, even in periods of economic uncertainty. Our business did not suffer any crisis of decrease of demand during the economic disruptions that impacted Africa and Asia in 2020-2021. During the recent pandemic crisis of COVID-19, demand for our products continued to remain high.

Sourcing and Processing

We are dedicated to providing our customers with high quality, nutritious and healthy products and our production process is designed to achieve these goals:

Supply: In addition to the choice of excellent raw materials, at harvest time, we measure the quality and quantity of protein in the samples and ensure the absence of heavy metals, pesticide residues, and other harmful chemicals.

Reception: On delivery of the wheat, a representative sample undergoes a battery of analyzes ensuring compliance. From the pit, the wheat then undergoes a pre-cleaning to eliminate any large waste.

Cleaning: At this stage, the wheat undergoes a second cleaning which consists in eliminating the impurities (foreign seeds, straw, dust, etc.). The stone remover makes it possible to remove the stones by density difference.

The wheat is then wet in order to facilitate its grinding and the damaged grains or those whose color does not conform are removed using a machine equipped with a camera.

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Grinding: The wheat thus prepared goes to the milling. This operation dissociates the bran and the floury part thanks to a succession of grinding and sieving. The various finished products are evaluated according to their grain size, protein level, humidity, color, etc. These analyzes are supplemented by use tests in the bakery, in particular to test the breadmaking. A series of sanitary analyzes is added to ensure the wholesomeness of each product in compliance with the required standards.

Conditioning: The various flours and semolina obtained are packaged in food packaging suitable for their good conservation. Each batch is strictly controlled to ensure compliance with specifications and standards in force.

Trading and Storage

FORAFRIC has a unique storage infrastructure in Morocco. The group has 2 units dedicated to storage and more than 250,000 tons of grain storage capacity in Morocco. This organization allows it to optimize and best meet the needs of all of its mills and to effectively manage the costs of its supply chain.

Two of our trading companies, Forafric and Cerelis, aim to import and sell wheat. Cerelis is based in Morocco and dedicated to meeting the needs of the group for raw materials.

With the group’s main logistics infrastructure, our Finalog subsidiary, which is based in Casablanca, manages transport, handling and storage activities, with a capacity of 79,000 metric tons. The first multimodal platform (Road / Rail) is devoted 100% to cereals and is linked to the port of Casablanca by rail, Finalog has a daily reception capacity of 7,000 tons and 3,000 tons per day for delivery. Though most of its revenues are generated by the group, Finalog also rents part of its facilities to other companies.

Sustainable Growth

FAHL considers sustainable growth to be the pillar of its business management strategy, through which it consolidates its position as a benchmark business group in its areas of activity and as a sound, innovative, sustainable, responsible enterprise, committed to: (i) social well-being, diversity, environmental balance and social and economic progress; and (ii) tax responsibility, respect of human rights and prevention of corruption and other illegal conduct.

This entails developing a business model focusing on the generation of value, taking into consideration the interests of its human team, shareholders and investors, customers, suppliers, the media, the communities in which FAHL operates and the environment.

In this regard, FAHL looks beyond the exclusive goal of achieving financial yield and includes environmental, social and ethical criteria alongside economic variables in its decision-making processes.

FAHL thus undertakes, as an essential principle in its actions, the creation of a business model that is respectful of and sustainable for the environment and society overall and, while ensuring value, profitability and competitiveness, it promotes diversity, respect for human rights, tax responsibility and the prevention of corruption, thus contributing towards the progress of society and generating trust among our stakeholders.

Competition

The markets for our products are highly price competitive. Competition is based on a number of factors, including delivered price, product offering and quality, location, raw material procurement, production efficiency, brand recognition, nutritional profile, dietary trends, logistics and distribution capabilities, and customer service, including, in some cases, customer financing terms. FAHL faces competition in each of its businesses and has numerous competitors. Competition is based on a variety of factors, including price, raw material procurement, brand recognition, nutritional profile, dietary trends and distribution capabilities. Our major competitors in Morocco include: Moulins du Maghreb, Zine Cereales, Rica Maroc, Casagrains and Dari Couspate. In addition, other regional or international Agribusinesses may expand into our marketplaces increasing competition. We also face competition from changing technologies and industrial practices. We must continuously improve our production, storage and distribution efficiencies to remain competitive.

Impact of COVID-19

We believe that COVID-19 did not have any material impact on our sales. We believe that this is because we produce a staple food product, the demand for which was not materially affected by the pandemic. The only measurable impact that we experienced in 2020 related to the seasonality of our sales and our ability to access to foreign currency, and, during 2021 and 2022, increases in raw material, freight and shipping costs, which may be attributable to general increases in shipping and logistics costs during the pandemic as a result of higher global demand for wheat and inflationary pressures; however, due to our ability to increase sale prices and the subsidies provided by the Government of Morocco, these increases in our costs of goods did not have a material adverse impact on our business.

The COVID-19 pandemic could impact our supply chain for products we sell, particularly as a result of mandatory shutdowns in locations where our products are manufactured or held for distribution. We could also see significant disruptions of the operations of our logistics, service providers, delays in shipments and negative impacts to pricing of certain of our products. To date, we have not experienced any significant disruptions of the operations of our logistics, service providers, or delays in shipments, and based on current trends, we do not anticipate supply chain disruptions through the end of 2022.

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The Parties to the Business Combination

Globis

Globis is a blank check company incorporated on August 21, 2020 (inception) as a Delaware corporation for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

On December 15, 2020, Globis consummated the IPO of 11,500,000 Units, including the issuance of 1,500,000 Units as a result of the underwriters’ full exercise of their over-allotment option, at $10.00 per Unit, generating gross proceeds of $115 million. Each Unit consists of one share of Common Stock and one Warrant. Each Public Warrant entitles the holder to purchase one Public Share at an exercise price of $11.50 per share, subject to adjustment.

Simultaneously with the closing of the IPO, Globis consummated the Private Placement of (i) 4,188,889 Private Placement Warrants at a price of $0.75 per Private Placement Warrant to the Sponsors and (ii) 100,833 Private Placement Units at a price of $10.00 per Unit to a Sponsor, generating gross proceeds of $4,150,000. Each Private Placement Warrant is exercisable for one share of common stock at a price of $11.50 per share.

Globis incurred $2,516,841 in transaction costs, including $2,300,000 of underwriting fees and $216,841 of other offering costs in connection with the IPO and the sale of the Private Placements. The underwriters in the IPO also received 402,500 equity participation shares. The underwriters agreed not to transfer, assign or sell any equity participation shares until the completion of Globis’ initial business combination.

Upon the closing of the IPO and the Private Placements, $116,150,000 ($10.10 per Unit) of the net proceeds of the sale of the Units in the IPO and certain of the proceeds from the sale of the Private Placements was placed in a trust account and was invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by Globis meeting the conditions of paragraphs (c)(2), (c)(3) and (c)(4) of Rule 2a-7 of the Investment Company Act, as determined by Globis, until the earlier of: (i) the completion of an initial business combination; and (ii) the distribution of the Trust Account. As of May 12, 2022, there was approximately $118.5 million held in the Trust Account.

Globis’ Units, Public Shares and Public Warrants are listed on Nasdaq under the symbols “GLAQU,” “GLAQ” and “GLAQW,” respectively. Globis’ principal executive offices are located at Globis Acquisition Corp., 7100 W. Camino Real, Suite 302-48, Boca Raton, FL 33433.

As of March 15, 2022, Globis has issued promissory notes in the aggregate amount of $3,750,000 to Globis SPAC LLC and its designees. $1,150,000 of such indebtedness was incurred on December 10, 2021 in connection with the extension of the time that Globis needs to complete its initial business combination to March 15, 2022. An additional $1,150,000 of such indebtedness was incurred on March 7, 2022 in connection with the extension of the time that Globis needs to complete its initial business combination to June 15, 2022. The remainder of the indebtedness was incurred in connection with Working Capital Loans.

Upon the effectiveness of the Redomiciliation, Globis Nevada will, following a series of re-organizational steps, become a Gibraltar public company limited by shares and will change its corporate name to “Forafric Global PLC” and, immediately following the effectiveness of the Merger, the Contribution Agreement will be entered into in order to implement the Exchange such that all common stock of Merger Sub will be exchanged for Ordinary Shares. Globis has applied for listing, to be effective at the time of the Business Combination, of New Forafric’s Ordinary Shares and warrants on Nasdaq under the proposed symbols “AFRI” and “AFRIW,” respectively.

FAHL

Forafric Agro Holdings Limited, a Gibraltar private company limited by shares, is a fully integrated agricultural processing company located in Morocco. See “Summary of the Proxy Statement/Prospectus— Overview of FAHL.” FAHL is wholly-owned by the Seller.

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The Seller

Lighthouse Capital Limited, a Gibraltar private company limited by shares, is the sole shareholder of FAHL. In addition to the equity securities in FAHL and, the Seller owns Millcorp Geneve SA,, a commodities trading business based in Switzerland which does not form part of the Business Combination. The Seller has its main office in Gibraltar, and much of its administrative functions are carried out in Gibraltar.

The Seller has a wide range of activities in the food and agriculture and soft commodities industry all over the world and mainly in Africa. The Seller is active in all stages from wheat import to finished product distribution.

The sole shareholder and ultimate beneficial owner of Lighthouse Capital Limited is Lighthouse Corporation PTC, as trustee of the Lighthouse Settlement. The Lighthouse Settlement is a discretionary trust of which Yariv Elbaz and his family are the named potential beneficiaries. The trustee, Lighthouse Corporation PTC Limited, controls the affairs of the trust.

The Proposals to be Submitted at the Stockholders Meeting

References in this section to “we,” “us,” “our” and other similar terms refer to Globis prior to the Redomiciliation and the Merger and to New Forafric and its consolidated subsidiaries after giving effect to the Redomiciliation and the Merger.

The following is a summary of the proposals to be submitted at the Stockholders Meeting of Globis. None of the Redomiciliation Proposal, the Organizational Documents Proposals, which will be voted upon on a non-binding advisory basis only, or the Adjournment Proposal is conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus. The transactions contemplated by the Business Combination Agreement will be consummated only if the Condition Precedent Proposals are approved at the Stockholders Meeting.

Proposal 1: The Redomiciliation Proposal

As discussed in this proxy statement/prospectus, Globis will ask its stockholders to approve, on a non-binding advisory basis, the Redomiciliation Proposal. As a condition to closing the Business Combination pursuant to the terms of the Business Combination Agreement, the Globis Nevada board of directors and stockholder must unanimously approve the Redomiciliation, which will become effective prior to the consummation of the Business Combination and will be effected by the filing of an application for establishing domicile in Gibraltar, along with all applicable notices, undertakings and other documents required to be filed, and filing an application to de-register with the Nevada Secretary of State. The Redomiciliation Proposal, if approved, will signify Globis stockholders’ agreement with the change of Globis Nevada’s jurisdiction of incorporation from the State of Nevada to Gibraltar.

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Upon the effectiveness of the Redomiciliation, Globis Nevada will undertake a series of re-organizational steps compliant with Gibraltar law as discussed and described herein in order to continue its existence in the form of a Gibraltar public company limited by shares, herein referred as “New Forafric”, and will change its corporate name to “Forafric Global PLC” Please read the section entitled “Proposal 1: The Redomiciliation Proposal” for further details.

Proposal 2: The Merger and Exchange Proposal

As discussed in this proxy statement/prospectus, Globis will ask its stockholders to approve the Merger and Exchange Proposal. As a condition to closing the Business Combination pursuant to the terms of the Business Combination Agreement, the Globis Board has unanimously approved the Merger and Exchange Proposal. If approved and adopted, the Merger will become effective and the Exchange will occur prior to the consummation of the Business Combination. The Merger will be effected by the filing of a certificate of merger with the Delaware Secretary of State and articles of merger with the Nevada Secretary of State.

On the effective date of the Merger and prior to the consummation of the Business Combination, the Exchange will be effected as follows: (i) the issued and outstanding common stock, par value $0.0001 per share of Merger Sub will be exchanged, on a one-for-one basis, into Ordinary Shares pursuant to the terms of the Contribution Agreement; (ii) the issued and outstanding redeemable warrants that were registered pursuant to the IPO will automatically become redeemable warrants to acquire Ordinary Shares at an exercise price of $11.50 per share on the terms and subject to the conditions of the applicable warrant agreement (with the Warrant Agreement being assigned and novated by Globis to New Forafric but no other changes will be made to the terms of any issued and outstanding Public Warrants as a result of the Merger); and (iii) the issued and outstanding warrants of Globis issued in the Private Placement will automatically become warrants to acquire Ordinary Shares of New Forafric at an exercise price of $11.50 per share on the terms and subject to the conditions of the applicable warrant agreement (no other changes will be made to the terms of any issued and outstanding Private Placement Warrants as a result of the Merger).

Prior to the Merger, each issued and outstanding Unit of Globis not otherwise separated into the underlying Common Stock and the corresponding warrant will be separated and the holder thereof will be deemed to hold one share of Common Stock and one redeemable warrant to acquire Common Stock at an exercise price of $11.50 per share on the terms and subject to the conditions of the applicable warrant agreement;

While Globis is currently governed by Delaware law, New Forafric will be governed by the Companies Act. There are differences between Delaware corporate law and Gibraltar corporate law as well as the Existing Organizational Documents and the Proposed Organizational Documents. Accordingly, we encourage stockholders to carefully consult the information set out below under the section entitled “Proposal 2: The Merger and Exchange Proposal — Comparison of Shareholder Rights under the Applicable Corporate Law Before and After the Merger.”

Upon the effectiveness of the Merger, Globis will continue its existence in the form of a Nevada corporation. Please read the section entitled “Proposal 2: The Merger and Exchange Proposal” for further details.

Proposal 3: The Business Combination Proposal

As discussed in this proxy statement/prospectus, Globis is asking its shareholders to approve the Business Combination Agreement, pursuant to which, at the Effective Time (as defined in the Business Combination Agreement) after completion of the Merger and the Exchange, New Forafric will acquire 100% of the equity interests of FAHL from Seller, its sole shareholder, with FAHL becoming a direct subsidiary of New Forafric as a result thereof. After consideration of the factors identified and discussed in the section entitled “Proposal 3: The Business Combination Proposal — Globis Board’s Reasons for the Approval of the Business Combination,” the Globis Board concluded that the Business Combination met all of the requirements disclosed in the prospectus for Globis’ IPO, including that the businesses of FAHL had a fair market value of at least 80% of the balance of the funds in the trust account at the time of execution of the Business Combination Agreement. For more information about the transactions contemplated by the Business Combination Agreement, see “Proposal 3: The Business Combination Proposal.”

Business Combination Consideration

In accordance with the terms and subject to the conditions of the Business Combination Agreement, Globis will effect the Business Combination with the Seller in exchange for the Seller receiving a combination of cash consideration and Ordinary Shares of New Forafric, which collectively, constitute the consideration for the Business Combination.

For further details, see “Proposal 3: The Business Combination Proposal — The Business Combination Agreement — Business Combination Consideration.”

Closing Conditions

The consummation of the Business Combination is subject to the satisfaction or waiver of certain customary closing conditions of the respective parties, including, among others, the approval and adoption by Globis’ stockholders of the Business Combination Agreement and transactions contemplated thereby and the absence of a Company Material Adverse Effect (as defined in the Business Combination Agreement) that is continuing as of the Closing.

See the section entitled “Proposal 3: The Business Combination Proposal” for a summary of the terms of the Business Combination Agreement and additional information regarding the terms of the Business Combination Proposal.

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Proposal 4: The Equity Incentive Plan Proposal

Globis is proposing that its stockholders approve the Equity Incentive Plan which will become effective upon the Closing and will be used by New Forafric on a going-forward basis following the Closing. The Equity Incentive Plan Proposal is cross-conditioned on the approval of the other Condition Precedent Proposals. A summary of the Equity Incentive Plan is set forth in the section entitled “Proposal 3: The Equity Incentive Plan Proposal” of this proxy statement/prospectus and a complete copy of the Equity Incentive Plan is attached hereto as Annex I.

Proposal 5: The Director Election Proposal

Globis is proposing that its stockholders elect seven directors to serve on the New Forafric Board until the 2025 annual general meeting and until their respective successors are duly elected and qualified.

Proposal 6: The Charter Proposal

Globis is proposing that its stockholders agree the terms of the Proposed Organizational Documents of New Forafric, including authorization of the change in authorized share capital as indicated therein and the change of name of Globis to “Forafric Global PLC” assuming the Business Combination Proposal and the Merger and Exchange Proposal are approved and adopted. We encourage stockholders to carefully consult the information set out below under the section entitled “Proposal 6: The Charter Proposal” of this proxy statement/prospectus and a complete copy of the Memorandum and Articles of Association is attached hereto as Annex D.

Proposal 7: The Organizational Documents Proposals

Globis is proposing that its stockholders approve, on a non-binding advisory basis, three separate proposals (collectively, the “Organizational Documents Proposals”) in connection with the replacement of being subject to the terms of the Existing Organizational Documents, under Delaware law, with being subject to the terms of the Proposed Organizational Documents, under the Companies Act and Re-domiciliation Regulations assuming the Business Combination Proposal and the Merger and Exchange Proposal are approved and adopted. The Globis Board has unanimously approved each of the Organizational Documents Proposals and believes such proposals are necessary to adequately address the needs of New Forafric after the Business Combination. A brief summary of each of the Organizational Documents Proposals is set forth below. These summaries are qualified in their entirety by reference to the complete text of the Proposed Organizational Documents.

A.	Organizational Documents Proposal 7A — An amendment to acknowledge and agree to the change in the authorized capital stock of Globis from (i) 100,000,000 Common Stock, and 1,000,000 Preferred Stock, par value $0.0001 per share, to (ii) 100,000,000 Ordinary Shares and 1,000,000 Preferred Shares of New Forafric; and

B.	Organizational Documents Proposal 7B — An amendment to acknowledge and agree to all other changes in connection with the replacement of being subject to the terms of the Existing Organizational Documents with being subject to the terms of the Memorandum and Articles of Association to be adopted following the Redomiciliation and as a consequence of the re-registration of Forafric Global Limited into a Gibraltar public company limited by shares (a copy of which is attached to this proxy statement/prospectus as Annex D), including (i) changing the post-Business Combination corporate name to “Forafric Global PLC” (which is expected to occur following the Redomiciliation and as a consequence of the re-registration of Forafric Global Limited into a Gibraltar public company limited by shares), (ii) making New Forafric’s corporate existence perpetual and (iii) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which the Globis Board believes are necessary to adequately address the needs of New Forafric after the Business Combination.

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The Proposed Organizational Documents differ in certain material respects from the Existing Organizational Documents and we encourage stockholders to carefully consult the information set forth in the section entitled “Proposal 7: The Organizational Documents Proposals” and the full text of the Memorandum and Articles of Association of New Forafric, attached hereto as Annex D.

Proposal 8: The Nasdaq Proposal

Globis is proposing that its stockholders approve, for the purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635(a), the issuance of Ordinary Shares and securities convertible into or exchangeable for Ordinary Shares in connection with the Business Combination, and the Ordinary Shares issued in connection with the PIPE Investment, the conversion of the FAHL Bonds or the conversion of the FAHL Related Party Loans. For additional information, see “Proposal 8: The Nasdaq Proposal.”

Proposal 9: The Adjournment Proposal

Globis is proposing that if, based on the tabulated vote, there are not sufficient votes at the time of the Stockholders Meeting to authorize Globis to consummate the Business Combination (because any of the Condition Precedent Proposals have not been approved), the Globis Board may submit a proposal to adjourn the Stockholders Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies. For additional information, see “Proposal 9: The Adjournment Proposal.”

Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. None of the Redomiciliation Proposal, the Organizational Documents Proposals, which will be voted upon a non-binding advisory basis only, nor the Adjournment Proposal is conditioned upon the approval of any other proposal.

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Globis Board’s Reasons for the Approval of the Business Combination

In evaluating the transaction with FAHL, the Globis Board consulted with our management and legal counsel as well as financial and other advisors, and the Globis Board considered and evaluated several factors. In particular, the Globis Board considered, among other things, the following factors, although not weighted or in any order of significance:

●	FAHL’s leadership position in the production and sale of a variety of wheat flours in Morocco,

●	the FAHL strong leadership team, which will remain in place after the Business Combination;

●	FAHL’s attractive valuation;

●	FAHL’s strong financial performance;

●	FAHL’s multi-pronged growth strategy;

●	the terms of the Business Combination Agreement and the Related Agreements; and

●	the results of the due diligence investigation conducted by Globis’ Board.

The Globis Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

●	the risk that future financial performance of FAHL may not meet the Globis Board’s expectations;

●	uncertainties regarding the potential impacts of the COVID-19 pandemic and related economic disruptions on FAHL’s operations and demand for its services;

●	Competitors in the food, agriculture and soft commodities industry;

●	the risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected timeframe;

●	the risks and costs to Globis’ business if the Business Combination is not completed;

●	inability to pursue other potential transactions;

●	the risk that Globis’ stockholders may fail to provide the respective votes necessary to effect the Business Combination;

●	the risk that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within Globis’ control;

●	various other risks associated with the Business Combination, the business of Globis, and the business of FAHL described in the section entitled “Risk Factors.”

For a more complete description of the Globis Board’s reasons for approving the Business Combination and the factors and risks considered by the Globis Board, see the section entitled “Proposal 3: The Business Combination Proposal — Globis Board’s Reasons for the Approval of the Business Combination.”

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Related Agreements

This section describes certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement. For additional information, see “Proposal 3: The Business Combination Proposal — Certain Agreements Related to the Business Combination.”

Organizational Structure

The diagrams below depict simplified versions of the current organizational structures of Globis and FAHL, respectively.

Globis (Current Structure)

FAHL (Current Structure)

Lighthouse Capital Limited
114436
Entity: Gibraltar limited company
Directors: Michael Elbaz, Mesod Bengio and Joseph Levy Cazes
Forafric Agro Holdings Limited
114436
Entity: Gibraltar limited company
Directors: : Ariel Bellio, Michael Elbaz, Franco Cassar, Saad Bendidi
Forafric PT
Entity: Portuguese company
Directors: Oury Marciano, [Michael Elbaz]
Forafric Agro Industries Limited
Entity: Mauritius company
Directors: Michael Elbaz, Julien Benitah, [Saad Bendidi]
75%
Trigola
5000032190
Entity: Angola
Directors: Jorge Barros
78.21%
70.35%
37.9%
Forafric Maroc SA
15239503
Entity: Moroccan company
Directors: Saad Bendidi, Michael Elbaz , Jamal Eddine Mustapha, Yariv Elbaz, Johann Elbaz
MDS Burkina
00417131
Entity: Burkina Faso
Directors: Mustapha Jamal Eddine, Julien Benitah, Anass Lagrane
MDS Mali
025002162E
Entity: Mali
Directors: Mustapha Jamal Eddine, Julien Benitah, Anass Lagrane
MDS Niger
Entity: Niger
Directors: Mustapha Jamal Eddine, Julien Benitah

The diagram below depicts a simplified version of our organizational structure immediately following the completion of the Redomiciliation, the Merger, the Exchange and the Business Combination.

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Forafric Global PLC
[TBC]
Entity: Gibraltar public limited company
Directors: Saad Bendidi, Julien Benitah, Franco Cassar, James Lasry, Paul Packer, Ira Greenstein
Forafric Agro Holdings Limited
114436
Entity: Gibraltar limited company
Directors: : Ariel Bellio, Michael Elbaz, Franco Cassar, Saad Bendidi
Forafric PT
Entity: Portuguese company
Directors: Oury Marciano, [Michael Elbaz]
Forafric Agro Industries Limited
Entity: Mauritius company
Directors: Michael Elbaz, Julien Benitah, [Saad Bendidi]
75%
Trigola
5000032190
Entity: Angola
Directors: Jorge Barros
78.21%
70.35%
37.9%
Forafric Maroc SA
15239503
Entity: Moroccan company
Directors: Saad Bendidi, Michael Elbaz , Jamal Eddine Mustapha, Yariv Elbaz, Johann Elbaz
MDS Burkina
00417131
Entity: Burkina Faso
Directors: Mustapha Jamal Eddine, Julien Benitah, Anass Lagrane
MDS Mali
025002162E
Entity: Mali
Directors: Mustapha Jamal Eddine, Julien Benitah, Anass Lagrane
MDS Niger
Entity: Niger
Directors: Mustapha Jamal Eddine, Julien Benitah

Following the completion of the Business Combination, New Forafric Board will consist of seven members: Saad Bendidi, Julien Benitah, Franco Cassar, James Lasry, Paul Packer, Ira Greenstein, and Rachel Bitan. Please see the section entitled “Management of New Forafric Following the Business Combination.”

Ownership of Globis and New Forafric

As of the date of this proxy statement/prospectus, Globis has an aggregate of 15,050,833 shares of Common Stock issued and outstanding, and an aggregate of 15,789,722 Warrants issued and outstanding, which comprise the 4,289,722 Private Placement Warrants held by the Sponsors and the 11,500,000 Public Warrants. Each whole Warrant entitles the holder thereof to purchase one share of common stock and, following the Merger, will entitle the holder thereof to purchase one Ordinary Share of New Forafric. Upon the consummation of the Merger, the Common Stock of Globis will become Common Stock of Merger Sub which will then be exchanged for Ordinary Shares of New Forafric, as further described herein.

It is anticipated that, upon completion of the Business Combination, (1) Globis’ Public Stockholders will own approximately 33.2% of the outstanding Ordinary Shares of New Forafric, (2) the Sponsor and Globis’ independent directors (excluding affiliates of the Sponsors and officers and directors of Globis participating in the FAHL Bonds) are expected to own approximately 9.1% of the outstanding Ordinary Shares of New Forafric, (4) the PIPE Investors will own 5.0% of the Ordinary Shares of New Forafric, (5) the FAHL Bond Holders will own 3.7% of the Ordinary Shares of New Forafric and (6) FAHL Related Party Loan Holders will own 4.2% of the Ordinary Shares of New Forafric. These percentages (i) assume no Public Stockholders exercise their Redemption Rights in connection with the Business Combination and (ii) do not take into account Public Warrants or Warrants issued in Private Placements to purchase Ordinary Shares of New Forafric that will be outstanding immediately following the Closing. If the actual facts are different than these assumptions, the percentage ownership retained by Globis’ existing stockholders in New Forafric will be different.

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The following summarizes the pro forma ownership of Ordinary Shares of New Forafric following the Business Combination, including for the Seller those Ordinary Shares issuable upon the exchange of the Seller’s FAHL equity securities for Ordinary Shares of New Forafric, under two scenarios:

	Assuming No Redemptions		Assuming Maximum Redemptions(1)
	Shares	%	Shares	%
Globis’ Public Stockholders(1)	11,500,000	33.2%	0	0.0%
Sponsors and Independent Directors(2)(3)	3,148,333	9.1%	3,148,333	12.9%
Underwriter	402,500	1.2%	402,500	1.7%
Seller(4)	15,100,000	43.6%	16,835,736	69.3%
PIPE Investors(5)	1,726,140	5.0%	1,213,313	5.0%
FAHL Bond Holders(6)	1,269,841	3.7%	1,269,841	5.2%
FAHL Related Party Loan Holders(7)	1,445,164	4.2%	1,445,164	5.9%

(1)	Assumes that 11,500,000 Public Shares (the estimated maximum number of Public Shares that could be redeemed in connection with the Business Combination based on a per share redemption price of $10.30) are redeemed in connection with the Business Combination.
(2)	Includes 3,148,333 Ordinary Shares issued in exchange for the existing Common Stock in connection with the Merger and Exchange and concurrently with the consummation of the Business Combination.
(3)	Excludes 1,005,291 Ordinary Shares issuable upon the conversion of the FAHL Bonds purchased by certain affiliates of the Sponsors.
(4)	Assumes an amount of Remaining Cash (as defined in the Business Combination Agreement) at the Closing based on Remaining Cash as of December 31, 2021.
(5)

Pursuant to the terms of the PIPE Subscription Agreement, calculated as 4.99% of all issued and outstanding ordinary shares, after taking into account the completion of the Business Combination and related transactions.

(6)	Represents the number of Ordinary Shares issuable upon the conversion of the FAHL Bonds.
(7)	Represents the number of Ordinary Shares issuable upon the conversion of the FAHL Related Party Loans.

The consideration paid to Seller in connection with the Business Combination is subject to adjustment to appropriately reflect the effect of any stock dividend, share capitalization, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event that shall have occurred (including any of the foregoing in connection with the Redomiciliation and/or Merger) prior to the Closing. For further details, see “Proposal 3: The Business Combination Proposal — The Business Combination Agreement — Business Combination Consideration.”

The Stockholders Meeting

Date, Time and Place of Stockholders Meeting

The Stockholders Meeting will be held at 9 a.m., Eastern Time, on June 7, 2022, at the offices of McDermott Will & Emery LLP located at One Vanderbilt Avenue, 45th Floor, New York, New York, 10017, and via a virtual meeting, or at such other time, on such other date and at such other place to which the meeting may be adjourned, to consider and vote upon the Proposals, including, if necessary, the Adjournment Proposal to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Stockholders Meeting, each of the Condition Precedent Proposals have not been approved. As part of our precautions regarding COVID-19, we are planning for the possibility that the meeting may be held virtually over the Internet. If we take this step, we will announce the decision to do so via a press release and posting details on our website that will also be filed with the SEC as proxy material.

Record Date; Outstanding Shares; Stockholders Entitled to Vote

Globis has fixed the close of business on May 12, 2022, as the Record Date for determining the Globis stockholders entitled to notice of and to attend and vote at the Stockholders Meeting.

As of the close of business on such date, there were 15,050,833 shares of Common Stock outstanding and entitled to vote. The Sponsors and Globis’ independent directors own 3,148,333 shares of Common Stock of Globis. Pursuant to the Sponsor Letter Agreement among Globis, the Sponsor and Globis’ directors and officers, (i) all shares of common stock owned by the Sponsors and Globis’ independent directors and (ii) any other common stock of Globis owned by the Sponsor or Globis’ officers and directors will be voted in favor of the Business Combination Proposal at the Stockholders Meeting.

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Proxy Solicitation

Proxies with respect to the Stockholders Meeting may be solicited by telephone, by facsimile, by mail, on the Internet or in person. Globis has engaged to assist in the solicitation of proxies. If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the Stockholders Meeting. A shareholder may also change its vote by submitting a later-dated proxy, as described in the section entitled “Stockholders Meeting — Revoking Your Proxy; Changing Your Vote.”

Quorum and Vote Required for Approval

A quorum of Globis stockholders is necessary to hold the Stockholders Meeting. The presence, in person or by proxy, at a Stockholders Meeting of the holders of shares of outstanding capital stock of Globis representing a majority of the voting power of all outstanding shares of capital stock of Globis entitled to vote at such meeting shall constitute a quorum for the Stockholders Meeting.

Each of the Condition Precedent Proposals must be approved in order for Globis to complete the Business Combination. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. None of the Redomiciliation Proposal, the Organizational Documents Proposals, which will be voted upon a non-binding advisory basis only, or the Adjournment Proposal is conditioned upon the approval of any other proposal. The approval of the Business Combination Proposal, the Equity Incentive Plan Proposal, the Organizational Documents Proposals, the Nasdaq Proposal and the Adjournment Proposal will require the affirmative vote of a majority of the votes cast by the stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Stockholders Meeting. The approval of the Redomiciliation Proposal, the Merger and Exchange Proposal and the Charter Proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Globis Common Stock, voting together as a single class. Directors are elected by a plurality of all of the votes cast by the stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Stockholder Meeting. This means that the seven director nominees who receive the most affirmative votes will be elected. If any of Condition Precedent Proposals fail to receive the required approval by the stockholders of Globis at the Stockholders Meeting, the Business Combination will not be completed.

Redemption Rights

Pursuant to the Existing Organizational Documents, a Public Stockholder may request of Globis that Globis redeem all or a portion of its Public Shares for cash if the Business Combination is consummated. As a holder of Public Shares, you will be entitled to receive cash for any Public Shares to be redeemed only if you:

(i)	(a) hold Public Shares, or (b) if you hold Public Shares through Units, you elect to separate your Units into the underlying Public Shares and Public Warrants prior to exercising your Redemption Rights with respect to the Public Shares;

(ii)	submit a written request to the Transfer Agent, in which you (a) request that Globis redeem all or a portion of your Public Shares for cash, and (b) identify yourself as the beneficial holder of the Public Shares and provide your legal name, phone number and address; and

(iii)	deliver your Public Shares to the Transfer Agent, physically or electronically through DTC.

Public Stockholders may seek to have their Public Shares redeemed by Globis, regardless of whether they vote for or against the Business Combination or any other Proposals and whether they held Public Shares as of the Record Date or acquired them after the Record Date. Any Public Stockholder who holds Public Shares of Globis on or before June 3, 2022 (two (2) business days before the Stockholders Meeting) will have the right to demand that his or her Public Shares be redeemed for a pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid. For illustrative purposes, based on funds in the Trust Account of approximately $118.5 million on May 12, 2022 and including anticipated additional interest through the Closing (assuming interest accrues at recent rates and no additional tax payments are made out of the Trust Account), the estimated per share redemption price is expected to be approximately $10.30. A Public Stockholder that has properly tendered his, her or its Public Shares for Redemption will be entitled to receive his, her or its pro rata portion of the aggregate amount then on deposit in the Trust Account in cash for such Public Shares only if the Business Combination is completed. If the Business Combination is not completed, the Redemptions will be canceled and the tendered Public Shares will be returned to the relevant Public Stockholders as appropriate.

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Globis Public Stockholders who seek to redeem their Public Shares must demand Redemption no later than 5:00 p.m., Eastern Time, on June 3, 2022 (two (2) business days before the Stockholders Meeting) by (a) submitting a written request to the Transfer Agent that Globis redeem such Public Stockholder’s Public Shares for cash, (b) affirmatively certifying in such request to the Transfer Agent for Redemption if such Public Stockholder is acting in concert or as a “group” (as described in Section 13(d)(3) of the Exchange Act) with any other shareholder with respect to Common Stock of Globis and (c) delivering their Public Shares, either physically or electronically using DTC’s DWAC System, at the Public Stockholder’s option, to the Transfer Agent prior to the Stockholders Meeting. If a Public Stockholder holds the Public Shares in “street name”, such Public Stockholder will have to coordinate with his, her or its broker to have such Public Shares certificated or delivered electronically. Certificates that have not been tendered to the Transfer Agent (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge the tendering broker a nominal fee and it would be up to the broker whether or not to pass this cost on to the redeeming Public Stockholder. In the event the Business Combination is not completed, this may result in an additional cost to Public Stockholders for the return of their shares.

Notwithstanding the foregoing, a Public Stockholder, together with any affiliate of his, her, its or any other person with whom he, she or it is acting in concert or as a “group” (as described in Section 13(d)(3) of the Exchange Act) will be restricted from seeking Redemption Rights with respect to 20% or more of Globis’ Public Shares. Accordingly, any shares held by a Public Stockholder or “group” in excess of such 20% cap will not be redeemed by Globis.

Pursuant to the Sponsor Letter Agreement, the Sponsors, Globis’ officers and directors and Globis’ underwriters have agreed to waive their redemption rights with respect to their founder shares, placement shares or equity participation shares issued in connection with the completion of Globis’ initial business combination. The Sponsors, our officers and directors and Globis’ underwriters agreed to the waiver to induce potential targets to enter into a business combination. Such waivers are common in transactions of this sort and the Sponsors, our officers and directors and Globis’ underwriters did not view the waiver as separate from the business combination as a whole and did not receive separate consideration for the waiver.

Holders of the Public Warrants will not have Redemption Rights with respect to the Public Warrants.

For more information, see “Stockholders Meeting — Redemption Rights.”

Appraisal Rights

Neither holders of shares of Globis Common Stock nor holders of Globis’ warrants are entitled to appraisal rights in connection with the Merger or the Business Combination.

Interests of Globis’ Directors and Officers and Others in the Business Combination

When you consider the recommendation of the Globis Board in favor of approval of the Business Combination Proposal, you should keep in mind that Globis’ directors and officers may have interests in such proposal that are different from, or in addition to, those of Globis stockholders and warrant holders generally. These interests include, among other things, the interests listed below:

●

If Globis does not complete an initial business combination transaction by June 15, 2022, Globis will cease all operations except for the purpose of winding up, redeeming all of the outstanding Public Shares for cash and, subject to the approval of the Globis Board and Globis’ remaining shareholders, dissolving and liquidating, subject in each case to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable laws. In such event, the 3,047,500 shares of Common Stock owned by the Sponsors and Globis’ independent directors would be worthless because, following the Redemption of the Public Shares, Globis would likely have few, if any, net assets and because the Sponsors and Globis’ independent directors have agreed, in the Sponsor Letter Agreement, to waive their rights to liquidating distributions from the Trust Account with respect to the shares of common stock if Globis fails to complete a Business Combination within the required period. The Sponsors purchased the shares of Common Stock prior to Globis’ IPO for an aggregate purchase price of $26,500, or approximately $0.001 per share. Such shares of Common Stock had an aggregate market value of approximately $31.3 million based upon the closing price on Nasdaq of $10.28 per share of Common Stock on April 18, 2022.

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●

The Sponsors paid $3.14 million for 4,188,889 Private Placement Warrants to purchase Common Stock. Such Private Placement Warrants had an aggregate market value of approximately $2.0 million  based upon the closing price on Nasdaq of $0.4839 per Public Warrant on April 18, 2022. Such Private Placement Warrants will expire worthless if an initial business combination is not consummated by June 15, 2022.

●

Up and Up Capital, LLC purchased an aggregate of 100,833 units (the “Placement Units”) at a purchase price of $10.00 per Private Placement Unit, or $1,008,333 in the aggregate, which each Private Placement Unit consists of one share of Common Stock and one redeemable warrant entitling the holder to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment. Such Placement Units had an aggregate market value of approximately $1.1 million based upon the closing price on Nasdaq of $10.72 per Public Unit on April 18, 2022. The Common Stock will be worthless and the warrants will expire worthless if an initial business combination is not consummated by June 15, 2022.

●

Affiliates of the Sponsors, in aggregate, have purchased $9.5 million in FAHL Bonds and will acquire at the Closing, in accordance with the FAHL Bonds, 1,005,291 Ordinary Shares. Such Ordinary Shares had an aggregate market value of approximately $10.3 million  based upon the closing price on Nasdaq of $10.28 per share of Common Stock on April 18, 2022.

●	The Sponsors and Globis’ officers, directors or their affiliates have made Working Capital Loans prior to the Closing of the Business Combination in the amount of $2.6 million as of December 31, 2021, which may not be repaid if the Business Combination is not completed. It is likely that such amount will increase prior to the Closing of the Business Combination.

●

The Sponsors will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to the Public Stockholders rather than liquidating Globis.

●	Paul Packer, Chief Executive Officer, Chief Financial Officer and director of Globis, is expected to be a director of New Forafric after the consummation of the Business Combination. As such, in the future, he may receive cash fees, stock options, stock awards or other remuneration that New Forafric Board determines to pay to its directors.

●	Globis’ existing directors and officers will be eligible for continued indemnification and continued coverage under Globis’ directors’ and officers’ liability insurance after the Business Combination.

●	In order to protect the amounts held in the Trust Account, the Sponsors have agreed to be liable to Globis if and to the extent any claims by a vendor for services rendered or products sold to Globis, or a prospective target business with which Globis has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.10 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of trust assets, in each case net of the interest which may be withdrawn to pay Globis’ tax obligation and up to $100,000 for liquidation excepts, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account (even if such waiver is deemed to be unenforceable) and except as to any claims under Globis’ indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act.

●	Following completion of the Business Combination, the Sponsors, Globis’ officers and directors and their respective affiliates will be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and completing an initial business combination (which will be the Business Combination should it occur), and repayment of any other loans, if any, and on such terms as to be determined by Globis from time to time, made by the Sponsor or certain of Globis’ officers and directors to finance transaction costs in connection with an intended initial business combination (which will be the Business Combination should it occur). If Globis fails to complete a Business Combination within the required period, the Sponsor and Globis’ officers and directors and their respective affiliates will not have any claim against the Trust Account for reimbursement.

●	Pursuant to the Registration Rights Agreement, the Sponsors will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the Ordinary Shares and warrants of New Forafric held by such parties.

●	Given the differential in purchase price that the Sponsors paid for the founder shares as compared to the price of the units sold in Globis’ IPO and the substantial number of ordinary shares of New Forafric that the Sponsors will receive upon conversion of the founder shares in connection with the Business Combination, the Sponsors and its affiliates may realize a positive rate of return on such investments even if other Public Stockholders experience a negative rate of return following the Business Combination.

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Globis’ directors and executive officers have agreed to vote all of their Common Stock in favor of the proposals being presented at the Stockholders Meeting and waive their redemption rights with respect to such Common Stock in connection with the consummation of the Business Combination. As of the date of this proxy statement/prospectus, Globis’ directors and executive officers beneficially own approximately 20% of the issued and outstanding Common Stock.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding Globis or Globis’ securities, the Sponsor Parties or their respective affiliates may purchase Public Shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire Public Shares or vote their Public Shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of such Public Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its Redemption Rights. In the event that the Sponsors or their respective affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their Redemption Rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (1) a majority of the votes cast by the stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Stockholders Meeting, are voted in favor of the Business Combination Proposal, the Equity Incentive Plan Proposal, the Organizational Documents Proposals, the Nasdaq Proposal and the Adjournment Proposal, (2) holders of a majority of the outstanding shares of Globis Common Stock vote in favor of the Redomiciliation Proposal, the Merger and Exchange Proposal, and the Charter Proposal, (3) the seven directors named in the Director Election Proposal are elected to serve on the Board of Directors of New Forafric, (4) otherwise limit the number of Public Shares electing to redeem and (5) Globis’ net tangible assets being at least $5,000,001 in accordance with Rule 3a51-1(g)(1) of the Exchange Act.

Entering into any such arrangements may have a depressive effect on the price of the ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either at or prior to the Business Combination.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the Stockholders Meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be submitted at the Stockholders Meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

The existence of financial and personal interests of one or more of Globis’ directors may result in a conflict of interest on the part of such director(s) between what he/she or they may believe is in the best interests of Globis and its stockholders and what he/she or they may believe is best for himself/ herself or themselves in determining to recommend that stockholders vote for the proposals. In addition, Globis’ officers have interests in the Business Combination that may conflict with your interests as a stockholder.

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Recommendation to Stockholders of Globis

The Globis Board has unanimously approved the Proposals.

The Globis Board unanimously recommends that stockholders:

●	Vote “FOR” the Redomiciliation Proposal;

●	Vote “FOR” the Merger and Exchange Proposal;

●	Vote “FOR” the Business Combination Proposal;

●	Vote “FOR” the Equity Incentive Plan Proposal;

●	Vote “FOR” the Director Election Proposal;

●	Vote “FOR” the Charter Proposal;

●	Vote “FOR” each of the Organizational Documents Proposals;

●	Vote “FOR” the Nasdaq Proposal; and

●	Vote “FOR” the Adjournment Proposal.

The existence of any financial and personal interests of one or more of Globis’ directors may be argued to result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Globis and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the Proposals. See the section entitled “Proposal 3: The Business Combination Proposal — Interests of Globis’ Directors and Officers and Others in the Business Combination” in this proxy statement/prospectus for a further discussion of such interests and potential conflicts of interest.

Sources and Uses of Funds for the Business Combination

The following tables summarize the estimated sources and uses for funding the Business Combination assuming (i) that none of Globis’ outstanding shares of Common Stock are redeemed in connection with the Business Combination (“No Redemptions”) and (ii) that 11,500,000 of Globis’ outstanding shares of Common Stock are redeemed in connection with the Business Combination (representing the maximum amount of public shares that can be redeemed (“Maximum Redemptions”). The number of shares of Common Stock redeemable assuming Maximum Redemptions assumes that the per share Redemption Price is $10.30; the actual per share Redemption Price will be equal to the pro rata portion of the Trust Account calculated as of two business days prior to the consummation of the Business Combination.

Estimated Sources and Uses (No Redemptions, in millions)

Sources		Uses
Globis Cash Held in Trust(1)	$118.5	Cash Consideration to Balance Sheet	$121.9
PIPE Investment	18.1	Cash Consideration to Seller	18.2
FAHL Bonds	12.0	Transaction Fees(2)	8.5

Total Sources	$148.6	Total Uses	$148.6

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Estimated Sources and Uses (Maximum Redemptions, in millions)

Sources		Uses
Globis Cash Held in Trust(1)	$118.5	Cash Consideration to Balance Sheet	$16.2
PIPE Investment	12.7	Cash Consideration to Seller	-
FAHL Bonds	12.0	Transaction Fees(2)	8.5
		Shareholder Redemptions(3)	118.5

Total Sources	$143.2	Total Uses	$143.2

(1)	Represents the expected amount of the restricted investments and cash held in the Trust Account upon consummation of the Business Combination.

(2)	Represents the total estimated transaction fees and expenses incurred by Globis and FAHL as part of the Business Combination, including the repayment of the outstanding balance under the unsecured promissory note issued to Globis SPAC LLC.

(3)	Assumes that the maximum number of shares of Common Stock that can be redeemed are redeemed.

Material U.S. Federal Income Tax Consequences

For a description of the tax consequences for Public Stockholders exercising Redemption Rights in connection with the Business Combination, see the sections entitled “Proposal 3: The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Merger to Globis Stockholders,” “Proposal 3: The Business Combination Proposal — U.S. Holders Exercising Redemption Rights with Respect to Globis Common Stock” and “Proposal 3: The Business Combination Proposal — Non-U.S. Holders — Non-U.S. Holders Exercising Redemption Rights with Respect to Globis Common Stock.”

The tax consequences of the Merger are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisors on the tax consequences to them of the Merger, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Merger, including with respect to Public Warrants, see “Proposal 3: The Business Combination Proposal —Material U.S. Federal Income Tax Consequences of the Merger to Globis Stockholders.”

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Regulatory Approvals

The Redomiciliation, the Merger, the Exchange, the Business Combination and the transactions contemplated by the Business Combination Agreement are not subject to any additional regulatory requirement or approval, except for (i) filings with the Registrar of Companies of Gibraltar, Secretary of State of the State of Delaware and Secretary of State of the State of Nevada necessary to effectuate the Redomiciliation, the Merger and the Exchange and (ii) filings required with the SEC pursuant to the reporting requirements applicable to Globis, and the requirements of the Securities Act and the Exchange Act, including the requirement to file the registration statement of which this proxy statement/prospectus forms a part and to disseminate this proxy statement/prospectus to Globis’ stockholders. Based on the anticipated pro-forma voting power of New Forafric, no filings are required under the HSR Act in connection with the Business Combination; however, such a filing may be required to the extent the anticipated pro forma ownership changes. Globis must comply with applicable U.S. federal and state securities laws in connection with the Merger, including the filing with Nasdaq of a press release disclosing the Merger, among other things.

Controlled Company Exception

Upon completion of the Business Combination, depending on the number of Public Stockholders who seek to have their Public Shares redeemed by Globis, Seller may control a majority of the voting power (up to approximately 69.3%) of the outstanding Ordinary Shares of New Forafric. The ultimate beneficial owner of Seller is Lighthouse Corporation PTC, as trustee of the Lighthouse Settlement, the sole shareholder of the seller. The Lighthouse Settlement is a discretionary trust of which Yariv Elbaz and his family are the named potential beneficiaries. The trustee, Lighthouse Corporation PTC Limited, controls the affairs of the trust.

As a result, we may be a “controlled company” within the meaning of the corporate governance standards of Nasdaq. Under these rules, a listed company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including:

●	the requirement that a majority of the board of directors consist of independent directors;

●	the requirement that our nominating and corporate governance committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

●	the requirement that our compensation committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

We have taken all actions necessary to comply with the Nasdaq listing standards without reliance on the “controlled company” exemption. However, to the extent that New Forafric qualifies, New Forafric may, in the future, seek to utilize some or all of these exemptions. See the section entitled “Management of New Forafric following the Business Combination— Controlled Company Exception.”

Emerging Growth Company

Globis is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in Globis’ periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. Globis has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, Globis, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Globis’ financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of Globis’ IPO, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

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Summary of Risk Factors

In evaluating the Proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors.” The occurrence of one or more of the events or circumstances described in the section titled “Risk Factors,” alone or in combination with other events or circumstances, may materially adversely affect our business, financial condition and operating results. Such risks include, but are not limited to:

Risks Relating to FAHL’s Business and New Forafric Following the Business Combination

●	Severe adverse weather conditions may also result in crop failures or significantly reduced harvests, and increase the cost of raw materials, extensive property damage, extended business interruption, personal injuries and other loss and damage to FAHL’s business.

●	FAHL’s business may be adversely affected by fluctuations in agricultural commodity and other raw material prices, transportation costs, energy prices, interest rates and foreign currency exchange rates.

●	FAHL’s business may be adversely affected if it is unable to obtain sufficient quality raw materials.

●	FAHL’s business is currently dependent upon a single supplier, which is an affiliate of the Seller, to obtain substantially all of its raw materials.

●	The COVID-19 pandemic could have a material adverse impact on FAHL’s business, results of operations and financial condition.

●	FAHL’s business may be adversely affected by disruptions in its distribution and logistical systems.

●	FAHL’s business is vulnerable to the effects of supply and demand imbalances in the flour milling industry.

●	FAHL’s business is subject to global and regional economic downturns and related risks.

●	The continuation of the war between Russia and Ukraine could lead to raw material shortages or increases in the prices for raw materials that could have a material adverse effect upon FAHL’s business.

●	FAHL’s business is subject to economic, political and other risks of doing business globally and in emerging markets.

●	FAHL’s business is subject to industry and other risks that could adversely affect our reputation and financial results, including, without limitation, spoilage, contamination, tampering or other adulteration of products, product liability claims and recalls and government regulation regarding matters such as food and feed safety, nutritional standards and genetically modified organism, and shifts in customer and consumer preferences.

●	FAHL may be subject to significant liability that is not covered by insurance.

●	A natural disaster, economic depression or other adverse events affecting Morocco where most of FAHL’s facilities and customers are located could adversely affect FAHL’s business.

●	Legal claims, government investigations or other regulatory enforcement actions could subject FAHL to civil and criminal penalties.

●	Litigation or legal proceedings could expose FAHL to significant liabilities and have a negative impact on FAHL’s reputation or business.

●	FAHL’s business is subject to risks related to our ability to retain existing customers, attract new customers, expand product offerings, and increase processed volumes and revenue from both new and existing customers.

●	FAHL’s business is subject to risks related to growth, including, without limitation, its ability to achieve the efficiencies, savings and other benefits anticipated from our cost reduction, margin improvement and other business optimization initiatives.

●	FAHL’s business is subject to risks related government regulation, including, without limitation, taxes, tariffs, duties, subsidies, import and export restrictions on agricultural commodities and commodity products and energy policies (including biofuels mandates), and obtaining necessary government permits and certifications.

●	FAHL’s business face significant competition in each of FAHL’s businesses and FAHL has numerous competitors, some of which are larger and have greater financial resources than New Forafric will have after the Business Combination is effected.

●	FAHL’s business is subject to risks related to data security and its ability to protect its intellectual property.

●	FAHL’s business requires significant amounts of capital to operate our business and fund capital expenditures and if New Forafric in unable to generate sufficient cash flows or raise sufficient external financing to fund these activities and working capital after the Business Combination, New Forafric’s operations and growth may be adversely affected.

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●	New Forafric’s ability to be successful following the Business Combination will depend upon the efforts of the New Forafric Board and FAHL’s key personnel and the loss of such persons could negatively impact the operations and profitability of New Forafric’s business following the Business Combination.

Risks Relating to the Business Combination and Globis

●	Globis’ stockholders will experience dilution due to the issuance to the Seller of securities entitling it to a significant voting stake in New Forafric.

●	A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our Common Stock to drop significantly, even if New Forafric’s business is doing well.

●	Because FAHL will become a publicly traded company through a business combination as opposed to an underwritten public offering, no underwriter has conducted due diligence in connection with the business combination, and while sponsors, private investors and management in a business combination undertake a certain level of due diligence, it is not necessarily the same level of due diligence undertaken by an underwriter in an underwritten public offering.

●	New Forafric will be a holding company and its only material asset after completion of the Business Combination will be its interest in FAHL, and it is accordingly dependent upon distributions made by its subsidiaries to pay taxes and pay dividends.

●	FAHL may become a “controlled company” within the meaning of the rules of Nasdaq and, as a result, may qualify for, and may rely on, exemptions from certain corporate governance requirements.

●	New Forafric may become a “foreign private issuer” and may choose to take advantage of the reduced reporting requirements applicable to foreign private issuers.

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SELECTED HISTORICAL FINANCIAL INFORMATION OF GLOBIS

Globis is providing the following selected historical financial information to assist you in your analysis of the financial aspects of the Business Combination. Globis’ condensed balance sheet data as of December 31, 2021 and 2020 and the statement of operations data for the year ended December 2021 and for the period from August 21, 2020 (inception) through December 31, 2020 are derived from Globis’ audited financial statements included elsewhere in this proxy statement/prospectus.

The information is only a summary and should be read in conjunction with Globis’ financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Globis” contained elsewhere in this proxy statement/prospectus. Globis’ historical results are not necessarily indicative of future results, and the results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year.

(in thousands, except share and per share data)

Income Statement Data:	Year Ended December, 2021	For the Period from August 21, 2020 (Inception) Through December 31, 2020
Revenue	$—	$—
Loss from operations	(2,679)	(90)
Interest income	8	—
Net loss	(2,671)	(90)
Basic and diluted net loss per share, redeemable common stock	(0.18)	(0.02)
Weighted average shares outstanding, basic and diluted, redeemable common stock	11,500,000	1,520,661
Basic and diluted net loss per share, non-redeemable common stock	(0.18)	(0.02)
Weighted average shares outstanding – basic and diluted, non-redeemable common stock	3,550,833	2,658,912

Balance Sheet Data:	As of December 31, 2021	As of December 31, 2020
Total current assets	$119	$485
Trust account	117,308	116,150
Total assets	117,427	116,635
Total liabilities	3,528	66
Value of common stock subject to redemption	117,300	116,150
Stockholders’ (deficit) equity	(3,401)	420

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SELECTED HISTORICAL COMBINED FINANCIAL AND OTHER DATA OF FAHL

The following tables summarize FAHL’s consolidated financial data. The summary consolidated statement of operations data for the years ended December 31, 2021, 2020 and 2019 and the summary consolidated balance sheet data as of December 31, 2021 and 2020 are derived from FAHL’s audited consolidated financial statements that are included elsewhere in this proxy statement/prospectus.

The summary historical financial data below also includes references to EBITDA, which is a non-GAAP financial measure. A non-GAAP financial measure is a performance metric that departs from GAAP because it excludes earnings components that are required under GAAP. FAHL defines EBITDA as net income (loss) adjusted for (i) net interest expense, (ii) tax expense, and (iii) depreciation and amortization. Other companies may define non-GAAP financial measures differently and, as a result, FAHL’s non-GAAP financial measures may not be directly comparable to those of other companies. Therefore, these measures should not be considered in isolation or as an alternative to net loss or other measures of financial performance or liquidity under GAAP. The presentation of non-GAAP financial measures provides additional information to investors regarding FAHL’s results of operations that management believes is useful for trending, analyzing and benchmarking the performance and value of FAHL’s business.

Our historical results are not necessarily indicative of future results, and the results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year. You should read the summary historical financial data below in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of FAHL” and the financial statements and related notes included elsewhere in this proxy statement/prospectus.

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	Year ended
	December 31	December 31	December 31
In thousands of USD	2021	2020	2019

Revenues	$261,679	$196,596	$183,209
Cost of sales	219,311	156,188	147,498
Gross profit	42,368	40,408	35,711
Operating expenses:
Selling, general and administrative expenses	38,982	30,517	31,733
Total operating expenses	38,982	30,517	31,733
Operating income	3,386	9,891	3,978
Other expense (income):
Interest income	(543)	(3)	(5)
Interest expense	10,362	6,847	9,432
Foreign Exchange loss	1,440	3,043	141
Total other expense	11,259	9,887	9,568
(Loss) Income before income taxes	(7,873)	4	(5,590)
Income tax (benefit) expense	(89)	143	2,509
Net loss	(7,784)	(139)	(8,099)
Net income (loss) attributable to non-controlling interest	198	(29)	-
Net loss attributable to the Company	$(7,982)	$(110)	$(8,099)

Loss per common share - basic and diluted	$(0.06)	$(0.03)	$(2,194.85)

Weighted average number of shares outstanding - basic and diluted	120,000,000	3,620,017	3,690

Net loss	(7,784)	(139)	(8,099)
Other comprehensive (loss) income, net of tax:
Foreign currency translation adjustments	(2,995)	5,774	535
Total other comprehensive (loss) income	(2,995)	5,774	535
Comprehensive (loss) income	(10,779)	5,635	(7,564)
less: Comprehensive income (loss) attributable to non-controlling interest	(173)	(29)	-
Comprehensive (loss) income attributable to the Company	$(10,606)	$5,664	$(7,564)

EBITDA Calculation
Net loss	(7,784)	(139)	(8,099)
Interest expense, net	9,819	6,844	9,427
Income tax (benefit) expense	(89)	143	2,509
Depreciation and amortization	5,210	4,971	5,045
EBITDA	7,156	11,819	8,882

% revenues	2.7%	6.0%	4.8%

	December 31,	December 31
Balance sheet	2021	2020
Assets	$299,902	$237,736
Liabilities	$252,250	$185,742
Equity (Deficit)	$47,652	$51,994

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COMPARATIVE PER SHARE INFORMATION

The following table sets forth the historical comparative per share information of Globis, on a stand-alone basis and the unaudited pro forma combined per share information after giving effect to the Business Combination, assuming no redemptions and maximum redemptions.

The weighted average shares outstanding and net earnings per share information reflect the Business Combination as if it had occurred on January 1, 2021.

The information in the following table should be read in conjunction with the selected historical financial information summary included elsewhere in this proxy statement/prospectus, and the historical financial statements of Globis and FAHL and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma combined financial statements and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the period presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of Globis and FAHL would have been had the companies been combined during the periods presented.

The following table sets forth:

●	unaudited pro forma per share information of the combined company assuming two redemption scenarios as follows:

●	The No Redemptions scenario assumes that no Globis stockholders elect to redeem their shares of common stock for a pro rata portion of cash in the Trust Account in connection with the Business Combination, and thus the full amount held in the Trust Account as of the Closing is available for the Business Combination.

●	The Maximum Redemptions scenario assumes that Globis’ stockholders redeem 11.5 million shares at $10.30 per share, for an aggregate payment of approximately $118.5 million of their shares of common stock for a pro rata portion of cash in the Trust Account in connection with the Business Combination.

			Pro Forma Combined
	Globis	FAHL	No Redemptions	Maximum Redemptions
Year Ended December 31, 2021
Net loss	(2,671)	(7,784)	(15,735)	(15,735)
Stockholders’ (deficit) equity	(3,401)	47,652	183,352	77,735
Weighted average shares outstanding – basic and diluted	15,050,833	—	34,591,978	24,314,887
Net loss per share – Basic and diluted	(0.18)	N/A	(0.45)	(0.65)
Book value per share (1)	(0.23)	N/A	5.30	3.20
Cash dividends per share – basic and diluted	—	—	—	—

(1)	Book value per share = (Total shareholders’ equity / shares outstanding)

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QUESTIONS AND ANSWERS

Q.	Why am I receiving this proxy statement/prospectus?

A.	You are receiving this proxy statement/prospectus in connection with the Stockholders Meeting of Globis’ stockholders. Globis is holding the Stockholders Meeting to consider and vote upon the Proposals described below. Your vote is important. You are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

Q.	What is being voted on at the Stockholders Meeting?

A.

Globis’ stockholders are being asked to consider and vote, on a non-binding advisory basis only, upon the Redomiciliation Proposal whereby Globis Nevada will seek to effect a continuation from such corporation to eventually become a public company limited by shares incorporated under the laws of Gibraltar. The Redomiciliation will be effected by Globis Nevada filing an application for establishing domicile in Gibraltar, along with all applicable notices, undertakings and other documents required to be filed, and filing an application to de-register with the Nevada Secretary of State and all outstanding securities of Globis Nevada will, following a series of re-organizational steps (as described herein) in compliance with Gibraltar law, convert to outstanding securities of New Forafric, as described in more detail in this proxy statement/prospectus. Following the Redomiciliation, Globis Nevada will change its corporate name to “Forafric Global PLC.”

Globis’ stockholders are also being asked to consider and vote upon the Merger and Exchange Proposal to approve and adopt the Merger. If approved and adopted, the Merger will become effective prior to the consummation of the Business Combination and will be effected by the filing of a certificate of merger with the Delaware Secretary of State and articles of merger with the Nevada Secretary of State. The Merger and Exchange Proposal, if approved and adopted, will authorize Globis to merge with and into Merger Sub, with Merger Sub surviving. On the effective date of the Merger and immediately prior to the consummation of the Business Combination, the issued and outstanding Common Stock of Merger Sub and warrants of Globis will be exchanged, on a one-for-one basis, into Ordinary Shares and warrants to acquire Ordinary Shares. The form of the proposed Memorandum and Articles of Association of New Forafric, which includes a description of the rights of the shareholders of New Forafric, is attached to this proxy statement/prospectus as Annex D. See the section entitled “Proposal 2: The Merger and Exchange Proposal.”

Globis’ stockholders are also being asked to consider and vote upon the Business Combination Proposal to approve the Business Combination Agreement and the Business Combination contemplated thereby. The Business Combination Agreement provides that, among other things, Globis will acquire 100% of the equity interests of FAHL from Seller, its sole shareholder, with FAHL becoming a direct subsidiary of New Forafric as a result thereof. Shareholder approval of the Business Combination Agreement and the transactions contemplated thereby is required by the Business Combination Agreement and the Amended and Restated Certificate of Incorporation. A copy of the Business Combination Agreement is attached to this proxy statement/ prospectus as Annex A and Globis encourages its shareholders to read it in its entirety. See the section entitled “Proposal 3: The Business Combination Proposal.”

Globis’ stockholders are also being asked to consider and vote upon the Equity Incentive Plan Proposal to adopt the Equity Incentive Plan. Among other things, the Equity Incentive Plan, which would become effective upon the completion of the Business Combination, is intended to maintain and strengthen New Forafric’s ability to attract and retain key employees, directors, consultants and certain other individuals providing services to New Forafric and to motivate them to remain focused on long-term shareholder value. See the section entitled “Proposal 4: The Equity Incentive Plan Proposal.” A copy of the Equity Incentive Plan is attached to this proxy statement/ prospectus as Annex I, and Globis encourages its shareholders to read the plan in its entirety.

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Globis stockholders are also being asked to elect seven directors to serve on the Board of Directors of New Forafric (the “Board”) until the 2025 annual general meeting and, in each case until their respective successors are duly elected and qualified. See the section entitled “Proposal 5: Director Election Proposal.”

Globis’ stockholders are also being asked to consider and vote upon their agreement to become subject to the new Memorandum and Articles of Association, assuming the Redomiciliation Proposal and the Merger and Exchange Proposal are approved and adopted, and the filing with and acceptance by the Gibraltar Companies Registrar in accordance with the Companies Act and Re-domiciliation Regulations, including the authorization of the change in authorized share capital as indicated therein and the change of name of Globis Nevada to “Forafric Global PLC” in connection with the Business Combination. The new Memorandum and Articles of Association of New Forafric is attached hereto as Annex D and Globis encourages its shareholders to read it in its entirety. See the section entitled “Proposal 6: The Charter Proposal.”

Globis’ stockholders are also being asked to consider and vote upon a non-binding advisory basis the Organizational Documents Proposals to approve certain material differences between the Existing Organizational Documents and the Proposed Organizational Documents of New Forafric (a public company limited by shares incorporated in Gibraltar), assuming the Charter Proposal is approved and adopted. See the section entitled “Proposal 7: The Organizational Documents Proposals.”

Globis’ stockholders are also being asked to consider and vote upon the Nasdaq Proposal. Our Units, Public Shares, and Public Warrants are listed on Nasdaq and, as such, we are seeking shareholder approval for the purposes of complying with the applicable provisions of the Nasdaq Listing Rule 5635 of the issuance of ordinary shares and securities convertible into or exchangeable for ordinary shares in connection with the Business Combination, and the ordinary shares issued in connection with the PIPE Investment, the conversion of the FAHL Bonds and the conversion of the FAHL Related Party Loans. See the section entitled “Proposal 8: The Nasdaq Proposal.”

Globis’ stockholders are also being asked to consider and vote upon the Adjournment Proposal to adjourn the Stockholders Meeting to a later date or dates, including, if necessary, to permit further solicitation and vote of proxies if it is determined by Globis that more time is necessary or appropriate to approve one or more Proposals at the Stockholders Meeting. See the section entitled “Proposal 9: The Adjournment Proposal.”

The presence, in person or by proxy, of Globis stockholders representing a majority of the issued and outstanding Common Stock on the Record Date and entitled to vote on the Proposals to be considered at the Stockholders Meeting will constitute a quorum for the Stockholders Meeting.

YOUR VOTE IS IMPORTANT. YOU ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS.

Q.	Are the Proposals conditioned on one another?

A.	Each of the Merger and Exchange Proposal, the Business Combination Proposal, the Equity Incentive Plan Proposal, the Director Election Proposal, the Charter Proposal and the Nasdaq Proposal is interdependent upon the others and must be approved in order for Globis to complete the Business Combination. None of the Redomiciliation Proposal, the Organizational Documents Proposals, which will be voted upon a non-binding advisory basis only, or the Adjournment Proposal is conditioned upon the approval of any other proposal. The approval of the Business Combination Proposal, the Equity Incentive Plan Proposal, the Organizational Documents Proposals, the Nasdaq Proposal and the Adjournment Proposal will require the affirmative vote of a majority of the votes cast by the stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Stockholders Meeting. The Redomiciliation Proposal and the Organizational Documents Proposals are voted upon on a non-binding advisory basis. Notwithstanding the foregoing, the Business Combination is conditioned upon the approval of the Condition Precedent Proposals. The approval of the Merger and Exchange Proposal and the Charter Proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Globis Common Stock, voting together as a single class. Directors are elected by a plurality of all of the votes cast by the stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Stockholder Meeting. This means that the seven director nominees who receive the most affirmative votes will be elected. If any of the Condition Precedent Proposals fail to receive the required approval by the stockholders of Globis at the Stockholders Meeting, the Business Combination will not be completed.

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Q.	Why is Globis proposing the Redomiciliation?

A.	Our Board believes that there are significant advantages to New Forafric that will arise as a result of being domiciled in Gibraltar, including (i) being redomiciled in Gibraltar will create operational efficiencies for the combined company due to the fact that FAHL is a Gibraltar private company limited by shares and its subsidiaries are all located outside the United States and (ii) the elimination of our obligation to pay the annual Delaware franchise tax and the expected savings as a result of not having a franchise tax. FAHL required that New Forafric be incorporated in the state of Gibraltar in order to enter into the Business Combination Agreement. See “Proposal 1: The Redomiciliation Proposal” for a further discussion of these factors.

Q.	What is involved with the Redomiciliation?

A.	The Redomiciliation will require Globis Nevada to file certain documents in both the State of Nevada and Gibraltar. At the effective time of the Redomiciliation, Globis Nevada will cease to be a corporation incorporated under the laws of the State of Nevada and Globis Nevada and, after re-registration with the Registrar of Companies at Companies House Gibraltar, will continue as a Gibraltar public company limited by shares and will change its corporate name to “Forafric Global PLC.” The Certificate of Incorporation will through a series of steps described herein be replaced by the proposed Memorandum and Articles of Association and your rights as a shareholder will cease to be governed by Nevada law and will be governed by the laws of Gibraltar.

Q.	When do you expect that the Merger will be effective?

A.	The Merger is expected to become effective immediately prior to the completion of the Business Combination.

Q.	How will the Merger affect my securities of Globis?

A.	Pursuant to the approval and implementation of the Merger, the Exchange and the Business Combination and without further action on the part of Globis’ stockholders, each outstanding share of Common Stock will be exchanged for one outstanding Ordinary Share of New Forafric. In addition, each issued and outstanding Warrant to purchase shares of Common Stock of Globis will become a warrant to purchase an equal number of Ordinary Share of New Forafric. Although it will not be necessary for you to exchange your certificates representing Common Stock after the Merger, New Forafric will, upon request, exchange your Globis share certificates for the applicable number of New Forafric’s Ordinary Shares, and all certificates for securities issued after the Merger will be certificates representing securities of New Forafric.

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Q.	What are the material U.S. federal income tax consequences of the Business Combination to Holders of Globis Shares and Warrants?

A.

As described more fully under the section entitled “Proposal 3: The Business Combination Proposal – U.S. Federal Income Tax Treatment of Forafric Global – U.S. Federal Income Tax Considerations of the Business Combination,” the parties have structured the Business Combination to meet the relevant requirements provided in U.S. tax law to qualify the Business Combination as a tax-free reorganization (a “reorganization”) within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) to U.S. Holders (as defined below) of Globis Shares and/or Warrants. However, since there is currently insufficient authority from the Internal Revenue Service that is factually on point with the Business Combination regarding satisfaction of all of the requirements under U.S. tax law allowing such tax-free treatment, the parties to the Business Combination can provide no assurance that treatment as a tax-free reorganization will result for the exchanging stockholders. Accordingly, there are significant factual and legal uncertainties as to whether the Business Combination will qualify as a reorganization within the meaning of Code Section 368.

In addition, Section 367(a) of the Code and the Treasury regulations promulgated thereunder, in certain circumstances, may impose additional requirements for certain U.S. Holders to qualify for tax-deferred treatment with respect to the exchange of Globis Common Stock and/or Globis Warrants in the Business Combination.

The tax consequences of the Business Combination are complex and will depend on your particular circumstances. For a more detailed discussion of the U.S. federal income tax considerations of the Business Combination for U.S. Holders of Globis Shares and/or Warrants, including the application of Section 367(a) of the Code, see the section entitled “Proposal 3: The Business Combination Proposal –U.S. Federal Income Tax Considerations of the Business Combination.” If you are a U.S. Holder whose Globis Shares and/or Warrants are exchanged in the Business Combination, you are urged to consult your tax advisor to determine the tax consequences thereof.

The summary above is qualified in its entirety by the more detailed discussion provided in the section entitled “Proposal 3: The Business Combination Proposal –U.S. Federal Income Tax Considerations of the Business Combination.”

Q.	What are the material U.S. federal income tax consequences to Holders of Globis Shares that exercise their Redemption Rights?

A.	Whether the redemption is subject to U.S. federal income tax depends on the particular facts and circumstances. Please see the section entitled “Proposal 3: The Business Combination Proposal –U.S. Federal Income Tax Considerations of the Business Combination” for additional information. You are urged to consult your tax advisors regarding the tax consequences of exercising your redemption rights.

Q.	Why is Globis proposing the Business Combination?

A.	Globis was organized for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses or entities. Since Globis’ organization, the Globis Board has sought to identify suitable candidates in order to effect such a transaction. In its review of FAHL, the Globis Board considered a variety of factors weighing positively and negatively in connection with the Business Combination. After careful consideration, the Globis Board has determined that the Business Combination presents a highly-attractive business combination opportunity and is in the best interests of Globis stockholders. The Globis Board believes that, based on its review and consideration, the Business Combination with FAHL presents an opportunity to increase shareholder value. However, there can be no assurance that the anticipated benefits of the Business Combination will be achieved. Shareholder approval of the Business Combination is required by the Business Combination Agreement and the Amended and Restated Certificate of Incorporation, as well as to comply with Nasdaq Listing Rule 5635.

The existence of financial and personal interests of one or more of Globis’ directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Globis and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. In addition, the Sponsors and Globis’ officers also have interests in the Business Combination that may conflict with your interests as a stockholder and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to stockholders rather than liquidating Globis. See the section entitled “Proposal 3: The Business Combination Proposal — Interests of Globis’ Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

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Q.	What will happen in the Business Combination?

A.	The Business Combination consists of a series of transactions pursuant to which (i) Globis Nevada will complete the Redomiciliation, (ii) Globis and Merger Sub will complete the Merger and (ii) Globis will acquire 100% of the equity interests of FAHL from Seller, with Globis continuing to operate as New Forafric.

Q.	What consideration will the Seller receive in connection with the Business Combination?

A.	In accordance with the terms and subject to the conditions of the Business Combination Agreement, Globis will effect the Business Combination with the Seller in exchange for a combination of cash consideration and newly-issued Ordinary Shares of New Forafric. For further details, see “Proposal 3: The Business Combination Proposal — The Business Combination Agreement — Business Combination Consideration.”

Q.	What equity stake will current Globis stockholders and the Seller hold in New Forafric immediately after the completion of the Business Combination?

A.	Upon the completion of the Business Combination (assuming, among other things, that no Globis stockholders exercise Redemption Rights with respect to their ordinary shares upon completion of the Business Combination and the other assumptions described under the section entitled “Frequently Used Terms — Share Calculations and Ownership Percentages”), the current holders of Globis Common Stock are expected to own Ordinary Shares of New Forafric representing approximately 42.3% of the voting power of New Forafric.

If any of Globis’ stockholders exercise their Redemption Rights, the percentage of New Forafric’s outstanding voting stock held by the current holders of Globis Common Stock will decrease and the percentage of New Forafric’s outstanding voting stock held by the Seller will increase, in each case relative to the percentage held if none of the Globis Common Stock are redeemed.

The relative percentage above is for illustrative purposes only and is based upon certain assumptions as described in the section entitled “Frequently Used Terms — Share Calculations and Ownership Percentages.”

Should one or more of the assumptions prove incorrect, actual beneficial ownership percentages may vary materially from those described in this proxy statement/prospectus as anticipated, believed, estimated, expected or intended.

Q.	Did the Globis Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A.	No. The Globis Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. Globis’ officers and directors have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds, together with the experience and sector expertise of Globis’ advisors, enabled them to make the necessary analyses and determinations regarding the Business Combination. Accordingly, investors will be relying solely on the judgment of the Globis Board in valuing FAHL’s business and assuming the risk that the Globis Board may not have properly valued such business.

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Q.	What will the Seller and Globis receive in connection with the Business Combination?

A.	In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, (i) the Seller will receive (a) up to 17,004,762 Ordinary Shares in New Forafric, and (b) the Closing Payment,, and (ii) New Forafric will receive equity interests in FAHL For further details, see “Proposal 3: The Business Combination Proposal — The Business Combination Agreement — Business Combination Consideration.”

Q.	What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A.

Following the closing of our IPO, an amount equal to $116,150,000 ($10.10 per unit) of the net proceeds from our IPO and certain of the proceeds from the sale of the Private Placements was placed in the Trust Account. At May 12, $118.5 million was held in the Trust Account for the purposes of consummating an initial business combination (which will be the Business Combination should it occur). These funds will remain in the Trust Account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (1) the completion of a business combination (including the closing of the Business Combination) or (2) the redemption of all of the public shares if we are unable to complete a business combination by June 15, 2022, subject to applicable law.

If our initial business combination (which will be the Business Combination should it occur) is paid for using equity or debt securities or not all of the funds released from the Trust Account are used for payment of the consideration in connection with our initial business combination (which will be the Business Combination should it occur) or used for redemptions or purchases of the public shares, we may apply the balance of the cash released to us from the Trust Account for general corporate purposes, including for maintenance or expansion of operations of New Forafric, the payment of principal or interest due on indebtedness incurred in completing our Business Combination, to fund the purchase of other companies or for working capital. See “Summary of the Proxy Statement/Prospectus — Sources and Uses of Funds for the Business Combination.”

Q.	What happens if a substantial number of the Public Stockholders vote in favor of the Business Combination Proposal and exercise their Redemption Rights?

A.	Our Public Stockholders are not required to vote “AGAINST” the Business Combination in order to exercise their Redemption Rights, although redemption is only available if the Business Combination is consummated. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Stockholders are reduced as a result of redemptions by Public Stockholders.

If a Public Stockholder exercises its redemption rights, such exercise will not result in the loss of any warrants that it may hold. If a substantial number of Public Stockholders exercise their redemption rights, but choose to exercise their retained warrants once they become exercisable, any non-redeeming shareholders would experience dilution to the extent such warrants are exercised and additional New Forafric Ordinary Shares are issued.

The Business Combination Agreement is also subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Business Combination Agreement would waive any such provision of the Business Combination Agreement. In addition, the Business Combination Agreement provides that the obligations of FAHL, the Seller and Globis to consummate the Business Combination are conditioned on, among other things, Globis having, after giving effect to the Business Combination and the transactions contemplated thereby, net tangible assets of at least $5,000,001 in accordance with Rule 3a51-1(g)(1) of the Exchange Act.

Additionally, as a result of redemptions, the trading market for the Ordinary Shares of New Forafric may be less liquid than the market for the Public Shares was prior to consummation of the Business Combination and we may not be able to meet the listing standards for Nasdaq or another national securities exchange.

The sensitivity table below shows the potential impact of redemptions on the pro forma book value per share of the shares owned by non-redeeming shareholders in a no redemption scenario, three illustrative redemption scenarios, and a maximum redemption scenario. The sensitivity table below also sets forth (x) the potential additional dilutive impact of each of the below additional dilution sources in each redemption scenario, and (y) the effective underwriting fee incurred in connection with the Initial Public offering in each redemption scenario.

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	Assuming No Redemption(1)		Assuming 25% Redemption(2)		Assuming 50% Redemption(3)		Assuming 75% Redemption(4)		Assuming Maximum Redemption(5)
	Ownership in shares	Equity %	Ownership in shares	Equity %	Ownership in shares	Equity %	Ownership in shares	Equity %	Ownership in shares	Equity %
Stockholders
Globis’ Public Stockholders	11,500,000	33.2	8,625,000	26.6	5,750,000	18.9	2,875,000	10.5	0	0.0
Sponsors and Independent Directors(6)(7)	3,148,333	9.1	3,148,333	9.7	3,148,333	10.4	3,148,333	11.5	3,148,333	12.9
Underwriter	402,500	1.2	402,500	1.2	402,500	1.3	402,500	1.5	402,500	1.7
Seller	15,100,000	43.6	15,897,680	49.1	16,835,736	55.5	16,835,736	61.6	16,835,736	69.3
PIPE Investors	1,726,140	5.0	1,617,050	5.0	1,515,308	5.0	1,364,311	5.0	1,213,313	5.0
FAHL Bond Holders	1,269,841	3.7	1,269,841	3.9	1,269,841	4.2	1,269,841	4.6	1,269,841	5.2
FAHL Related Party Loan Holders	1,445,164	4.2	1,445,164	4.5	1,445,164	4.8	1,445,164	5.3	1,445,164	5.9
Total Shares Outstanding Excluding “Additional Dilution Sources”	34,591,978		32,405,568		30,366,882		27,340,885		24,314,887
Total Pro Forma Equity Value Post-Redemptions ($’000)(8)	345,920		324,056		303,669		273,409		243,149
Total Pro Forma Book Value
Post-Redemptions ($’000)(9)	183,352		156,948		130,544		104,139		77,735
Pro Forma Book Value Per Share(10)	5.30		4.84		4.30		3.81		3.20

	Assuming No Redemption(1)		Assuming 25% Redemption(2)		Assuming 50% Redemption(3)		Assuming 75% Redemption(4)		Assuming Maximum Redemption(5)
	Ownership in shares	Equity %(11)	Ownership in shares	Equity %(11)	Ownership in shares	Equity %(11)	Ownership in shares	Equity %(11)	Ownership in shares	Equity %(11)
Additional Dilution Sources
Globis Public Warrants	11,500,000	22.8	11,500,000	23.9	11,500,000	24.9	11,500,000	26.6	11,500,000	28.6
Globis Private Placement Warrants	4,289,722	8.5	4,289,722	8.9	4,289,722	9.3	4,289,722	9.9	4,289,722	10.7
Total Additional Dilution Sources	15,789,722	31.3	15,789,722	32.8	15,789,722	34.2	15,789,722	36.6	15,789,722	39.3
Total Shares Outstanding Excluding “Additional Dilution Sources”	34,591,978	68.7	32,405,568	67.2	30,366,882	65.8	27,340,885	63.4	24,314,887	60.6
Total Shares Outstanding Including “Additional Dilution Sources”	50,381,700	100	48,195,290	100	46,156,604	100	43,130,607	100	40,104,609	100

	Assuming No Redemption(1)		Assuming 25% Redemption(2)		Assuming 50% Redemption(3)		Assuming 75% Redemption(4)		Assuming Maximum Redemption(5)
	Amount ($)	% of Trust Account(13)	Amount ($)	% of Trust Account(13)	Amount ($)	% of Trust Account(13)	Amount ($)	% of Trust Account(13)	Amount ($)	% of Trust Account(13)
Effective Underwriting Fees ($’000)(12)	$2,300	1.9	$2,300	2.6	$2,300	3.9	$2,300	7.8	$2,300	(14)

(1) This scenario assumes that no shares of Globis Common Stock are redeemed by the Public Stockholders.

(2) This scenario assumes that 2,875,000 shares of Globis Common Stock are redeemed by the Public Stockholders.

(3) This scenario assumes that 5,750,000 shares of Globis Common Stock are redeemed by the Public Stockholders.

(4) This scenario assumes that 8,625,000 shares of Globis Common Stock are redeemed by the Public Stockholders.

(5) This scenario assumes that 11,500,000 shares of Globis Common Stock are redeemed by the Public Stockholders.

(6) Excludes 1,005,291 Ordinary Shares issuable upon the conversion of the FAHL Bonds (as defined in the accompanying proxy statement/prospectus) purchased by certain affiliates of the Sponsors.

(7) Includes 3,148,333 Ordinary Shares issued in exchange for the existing Common Stock in connection with the Merger and Exchange and concurrently with the consummation of the Business Combination.

(8) Pro forma equity value shown at $10.00 per share in the no redemption scenario, the 25% redemption scenario, the 50% redemption scenario, the 75% redemption scenario and the maximum redemption scenario.

(9) See “Unaudited Pro Forma Condensed Combined Financial Information” for pro forma book value in the no redemption scenario and the maximum redemption scenario. Pro forma book value for the (i) 25% redemption scenario, is the result of (a) the no redemption scenario pro forma book value less (b) 25/100th of the difference between the no redemption scenario pro forma book value and the maximum redemptions scenario pro forma book value, (ii) 50% redemption scenario, is the result of (a) the no redemption scenario pro forma book value less (b) 50/100th of the difference between the no redemption scenario pro forma book value and the maximum redemptions scenario pro forma book value, (iii) 75% redemption scenario, is the result of (a) the no redemption scenario pro forma book value less (b) 75/100th of the difference between the no redemption scenario pro forma book value and the maximum redemptions scenario pro forma book value.

(10) Pro forma book value per share is a result of pro forma book value divided by total shares outstanding excluding additional dilutive sources.

(11) The Equity % with respect to each Additional Dilution Source set forth below, including the Total Additional Dilution Sources, includes the full amount of shares issuable with respect to the applicable Additional Dilution Source in the numerator and the full amount of shares issued with respect to the Total Additional Dilution Sources in the denominator. For example, in the 50% Redemption Scenario, the Equity % with respect to the Globis Public Warrants would be calculated as follows: (a) 11,500,000 shares issuable pursuant to the Globis Public Warrants; divided by (b)

(i) 34,591,978 shares (the number of shares outstanding excluding the Additional Dilution Sources prior to any issuance pursuant to the Globis Public Warrants) plus (ii) 15,789,722 shares included in the Additional Dilution Sources.

(12) Represents underwriting discount that was paid to the underwriters in cash at the time of Globis’ IPO. No additional cash consideration will be paid to the underwriter upon consummation of the Business Combination. The underwriters have placed 402,500 shares of Globis Common Stock in escrow until the consummation of an initial business combination. If a business combination is not consummated, these shares will be forfeited.

(13) The percent of Trust Account with respect to the Underwriting Fees is the result of (i) $2.3 million divided by (ii) the result of (a) $118.5 million (which is the expected total funds in the Trust Account upon consummation of the Business Combination) multiplied by (b) the following, as applicable: (1) in the no redemption scenario, 100%, (2) in the 25% redemption scenario, 75%, (3) in the 50% redemption scenario, 50%, (4) in the 75% redemption scenario, 25% and (5) in the maximum redemption scenario, 0%.

(14) Percentage not meaningful.

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Q.	How do the Public Warrants differ from the Private Placement Warrants and what are the related risks for any Public Warrant holders post business combination?

A.	The Public Warrants are identical to the Private Placement Warrants in all material respects except that the Private Placement Warrants are not, and will not be, redeemable by Globis or New Forafric. Further, the Public Warrants are only exercisable on a cashless basis if there is no effective registration statement registering the Ordinary Shares issuable upon exercise of the Public Warrants and more than 90 days have passed since the Company completed its initial business combination. In contrast, the Private Placement Warrants may be exercised for cash or on a cashless basis at the holder’s option.

As a result, following the Business Combination, New Forafric may redeem your Public Warrants prior to their exercise at a time that is disadvantageous to you, thereby making such warrants worthless. We have the ability to redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per Public Warrant, provided that the last sales price of the Common Stock has been equal to or greater than $16.50 per share (subject to adjustment for splits, dividends, recapitalizations and other similar events), for any twenty (20) trading days within a thirty (30) trading day period ending on the third business day prior to the date on which notice of redemption is given and provided further that there is a current registration statement in effect with respect to the shares of Common Stock underlying the Public Warrants for each day in the aforementioned 30-day trading period and continuing each day thereafter until the Redemption Date (defined below).. If and when the Public Warrants become redeemable by us, we may not exercise our redemption right if the issuance of the Common Stock upon exercise of the Public Warrants is not exempt from registration or qualification under applicable state blue sky laws, or we are unable to effect such registration or qualification. We will use our commercially reasonable efforts to register or qualify such ordinary shares under the blue sky laws of the state of such residence in those states in which the Public Warrants were offered by us in this offering. Redemption of the outstanding Public Warrants could force you (i) to exercise your Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Public Warrants at the then-current market price when you might otherwise wish to hold your Public Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding Public Warrants are called for redemption, is likely to be substantially less than the market value of your Public Warrants.

The value received upon exercise of the Public Warrants (1) may be less than the value the holders would have received if they had exercised their Public Warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the Public Warrants.

We may only call the Public Warrants for redemption upon a minimum of 30 days’ prior written notice of redemption to each Public Warrant holder, provided that holders will be able to exercise their Public Warrants prior to the time of redemption and, at our election, any such exercise may be required to be on a cashless basis. In the event we elect to redeem all of the Public Warrants, we will fix a date for the redemption (the “Redemption Date”). Notice of redemption shall be mailed by first class mail, postage prepaid, not less than 30 days prior to the date fixed for redemption to the registered holders of the Public Warrants to be redeemed at their last addresses as they shall appear on the warrant register. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the registered Holder received such notice. Please see “Description of New Forafric’s Securities—Redeemable Warrants.”

Q.	What conditions must be satisfied to complete the Business Combination?

A.	The consummation of the Business Combination is subject to the satisfaction or waiver of certain customary closing conditions of the respective parties, including, among others: (a) the approval of each of the Condition Precedent Proposals by Globis stockholders; (b) there shall not be any applicable law in effect that makes the consummation of the transactions contemplated by the Business Combination Agreement illegal or any order in effect preventing the consummation of the transactions contemplated thereby; (c) this Form S-4 shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and no proceeding seeking such stop order has been threatened or initiated by the SEC that remains pending; (d) after giving effect to the transactions contemplated by the Business Combination Agreement, New Forafric has at least $5,000,001 of net tangible assets immediately after the Effective Time; and (e) no Company Material Adverse Effect (as defined in the Business Combination Agreement) has occurred that is then continuing.

For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the section entitled, “Proposal 3: The Business Combination Proposal — The Business Combination Agreement – Conditions to Closing of the Business Combination.”

Q.	When do you expect the Business Combination to be completed?

A.	It is currently expected that the Business Combination will be completed in the second quarter of 2022. This timing depends, among other things, on the approval of the Proposals to be presented at the Stockholders Meeting. However, the Stockholders Meeting could be adjourned if the Adjournment Proposal is adopted at the Stockholders Meeting and Globis elects to adjourn the Stockholders Meeting to a later date or dates to permit further solicitation and vote of proxies if reasonably determined to be necessary or desirable by Globis.

Q.	What happens if the Business Combination is not completed?

A.	If a Public Stockholder has tendered shares to be redeemed but the Business Combination is not completed, the Redemptions will be canceled and the tendered shares will be returned to the relevant Public Stockholders as appropriate. The current deadline set forth in the Amended and Restated Certificate of Incorporation for Globis to complete its initial business combination (which will be the Business Combination should it occur) is June 15, 2022.

Q.	Why is Globis proposing the Equity Incentive Plan Proposal?

A.	The purpose of the Equity Incentive Plan is to enable New Forafric to offer eligible employees, directors and consultants cash and other stock-based and other performance-based incentive awards in order to attract, retain and reward these individuals and strengthen the mutuality of interests between them and New Forafric’s shareholders. For more information, see the section entitled “Proposal 4: The Equity Incentive Plan Proposal.”

Q.	What amendments will be made to the current constitutional documents of Globis?

A.	The consummation of the Business Combination is conditioned, among other things, on the Redomiciliation, the Merger and the Exchange. Accordingly, in addition to voting on the Business Combination, Globis’ stockholders also are being asked to consider and vote upon a proposal to approve the Redomiciliation, the Merger and the Exchange. After consummation of the Merger and the Exchange, Globis’ stockholders who hold Common Stock, which are subject to the rights and obligations included in the Existing Organizational Documents and Delaware law, will receive Ordinary Shares, the rights and obligations of which will be subject to the Proposed Organizational Documents and Gibraltar law. The Proposed Organizational Documents differ materially from the Existing Organizational Documents in the following respects:

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	Existing Organizational Documents	Proposed Organizational Documents

Authorized Shares (Organizational Documents Proposal 7A)	The Existing Organizational Documents authorize 101,000,000 shares, consisting of 100,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock.	The Proposed Organizational Documents authorize 131,000,000 shares, consisting of 100,000,000 Ordinary Shares, 1,000,000 Preferred Shares and 30,000,000 Class Z non-redeemable and non-convertible ordinary shares of USD 0.001 (one thousandth of a United States Dollar) each.

	See Article 5 of our Existing Organizational Documents.	See Memorandum of Association of New Forafric

Require New Forafric to Seek Shareholder Consent Prior to Issuances of Preferred Shares	The Existing Organizational Documents authorize the issuance of 1,000,000 shares of Preferred Stock with such designations, rights and preferences as may be determined from time to time by our board of directors. Accordingly, Globis Board is empowered under the Existing Organizational Documents, without shareholder approval, to issue shares of preferred stock with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares.

The Proposed Organizational Documents provide that New Forafric may issue shares with such rights or restrictions as may be determined by ordinary resolution of the shareholders of New Forafric.

New Forafric may issue shares which are to be redeemed, or are liable to be redeemed at the option of New Forafric or the holder, and the directors may determine the terms, conditions and manner of redemption of any such shares.

The Proposed Organizational Documents set our the rights and restrictions attaching to the Ordinary Shares and the Class Z non-redeemable and non-convertible ordinary shares.

See Article 5 of our Existing Organizational Documents

Exclusive Forum	The Existing Organizational Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.	The Proposed Organizational Documents do not contain a provision adopting an exclusive forum for shareholder litigation.

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	Existing Organizational Documents	Proposed Organizational Documents

Corporate Name (Organizational Documents Proposal 7B	The Existing Organizational Documents provide the name of New Forafric is “Globis Acquisition Corp.”	The Proposed Organizational Documents will provide that the name of the company will be “Forafric Global PLC”

See paragraph 1 of our Existing Organizational Documents.

Perpetual Existence (Organizational Documents Proposal 7B	The Existing Organizational Documents provide that if we do not consummate a business combination (as defined in the Existing Organizational Documents) by June 15, 2022, Globis shall cease all operations except for the purposes of winding up and shall redeem the shares issued in our IPO and liquidate the Trust Account.	The Proposed Organizational Documents do not contain a provision for the mandatory winding up of New Forafric in any circumstances.

See Article 6.F of our Existing Organizational Documents.

Takeovers by Interested Stockholders	The Existing Organizational Documents do not provide restrictions on takeovers of Globis by a related shareholder following a business combination.	The Proposed Organizational Documents do not provide restrictions on takeovers of New Forafric by a related shareholder following a business combination.

Provisions Related to Status as Blank Check Company (Organizational Documents Proposal 7B)	The Existing Organizational Documents set forth various provisions related to our status as a blank check company prior to the consummation of a business combination.	The Proposed Organizational Documents do not include such provisions related to our status as a blank check company, which no longer will apply upon consummation of the Business Combination, as we will cease to be a blank check company at such time.

See Article 6 of our Existing Organizational Documents.

For more information, see the section entitled “Proposal 7: The Organizational Documents Proposals.”

Q.	Why is Globis proposing the Adjournment Proposal?

A.	Globis is proposing the Adjournment Proposal to allow the adjournment of the Stockholders Meeting to a later date or dates, including if necessary to permit further solicitation and vote of proxies if it is determined by Globis that more time is necessary or appropriate to approve one or more Proposals at the Stockholders Meeting. Please see the section entitled “Proposal 9: The Adjournment Proposal” for additional information.

Q.	When and where will the Stockholders Meeting be held?

A.	The Stockholders Meeting will be held at 9 a.m., Eastern Time, on June 7, 2022, at the offices of McDermott Will & Emery LLP located at One Vanderbilt Avenue, 45th Floor, New York, New York 10017, and via a virtual meeting, or at such other time, on such other date and at such other place to which the meeting may be adjourned. As part of our precautions regarding COVID-19, we are planning for the possibility that the meeting may be held virtually over the Internet. If we take this step, we will announce the decision to do so via a press release and posting details on our website that will also be filed with the SEC as proxy material. Only shareholders who held common stock of Globis at the close of business on the Record Date will be entitled to vote at the Stockholders Meeting.

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Q.	Who is entitled to vote at the Stockholders Meeting?

A.	Globis has fixed May 12, 2022 as the Record Date. If you were a shareholder of Globis at the close of business on the Record Date, you are entitled to vote on matters that come before the Stockholders Meeting.

Q.	How do I vote?

A.	If you are a record owner of your shares, there are two ways to vote your Globis Shares at the Stockholders Meeting:

You Can Vote By Signing and Returning the Enclosed Proxy Card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the Globis Board “FOR” the Redomiciliation Proposal, the Merger and Exchange Proposal, the Business Combination Proposal, the Equity Incentive Plan Proposal, the Nasdaq Proposal, the Charter Proposal, each of the Organizational Documents Proposals and the Adjournment Proposal (if presented). Votes received after a matter has been voted upon at the Stockholders Meeting will not be counted.

You Can Attend the Stockholders Meeting and Vote in Person. When you arrive, you will receive a ballot that you may use to cast your vote.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. If you wish to attend the Stockholders Meeting and vote in person and your shares are held in “street name,” you must obtain a legal proxy from your broker, bank or nominee. That is the only way Globis can be sure that the broker, bank or nominee has not already voted your shares.

Q.	If my shares are held in “street name” in a stock brokerage account or by a broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A.

If your shares are held in “street name” in a stock brokerage account or by a broker, bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in “street name” by returning a proxy card directly to Globis or by voting in person (which would include presence at a virtual meeting) at the Stockholder Meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee.

Under the rules of the Nasdaq, brokers who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not permitted to exercise their voting discretion with respect to the approval of matters that the Nasdaq determines to be “non-routine” without specific instructions from the beneficial owner. It is expected that all proposals to be voted on at the Stockholder Meeting are “non-routine” matters. Broker non-votes occur when a broker or nominee is not instructed by the beneficial owner of shares to vote on a particular proposal for which the broker does not have discretionary voting power.

If you are a Globis stockholder holding your shares in “street name” and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee will not vote your shares on the Redomiciliation Proposal, the Merger and Exchange Proposal, the Business Combination Proposal, the Equity Incentive Plan Proposal, the Director Election Proposal, the Charter Proposal, the Organizational Documents Proposals, the Nasdaq Proposal or the Adjournment Proposal. Such broker non-votes will be the equivalent of a vote “AGAINST” the Redomiciliation Proposal, the Merger and Exchange Proposal, and the Charter Proposal, but will have no effect on the vote count for such other proposals.

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Q.	What if I attend the Stockholder Meeting but I do not vote my Globis Shares or if I abstain from voting?

.

The approval of the Business Combination Proposal, the Equity Incentive Plan Proposal, the Organizational Documents Proposals, the Nasdaq Proposal and the Adjournment Proposal will require the affirmative vote of a majority of the votes cast by the stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Stockholders Meeting. The Redomiciliation Proposal and the Organizational Documents Proposals are voted upon on a non-binding advisory basis. Notwithstanding the foregoing, the Business Combination is conditioned upon the approval of the Condition Precedent Proposals. The approval of the Merger and Exchange Proposal, and the Charter Proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Globis Common Stock, voting together as a single class. Directors are elected by a plurality of all of the votes cast by the stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Stockholder Meeting. This means that the seven director nominees who receive the most affirmative votes will be elected.

Abstentions will be considered present for the purposes of establishing a quorum. With respect to the Business Combination Proposal, the Equity Incentive Plan Proposal, the Director Election Proposal, the Organizational Documents Proposals, the Nasdaq Proposal and the Adjournment Proposal, abstentions will not count as votes cast at the Stockholders Meeting and, therefore, will have no effect on the outcome of such proposals. With respect to the Redomiciliation Proposal, the Merger and Exchange Proposal, and the Charter Proposal, abstentions will count as a vote “AGAINST” those proposals.

Q.	What Proposals must be passed in order for the Business Combination to be completed?

A.	The Business Combination will not be completed unless the Redomiciliation Proposal, the Merger and Exchange Proposal, the Business Combination Proposal, the Charter Proposal, the Equity Incentive Proposal and the Nasdaq Proposal are approved. If Globis does not complete an initial business combination (which will be the Business Combination should it occur) by June 15, 2022, Globis will be required to dissolve and liquidate itself and return the monies held within its Trust Account to its Public Stockholders unless Globis submits and its stockholders approve an extension.

Q.	How does the Globis Board recommend that I vote on the Proposals?

A.	The Globis Board unanimously recommends that the holders of Globis’ Common Stock entitled to vote on the Proposals, vote as follows:

“FOR” approval of the Redomiciliation Proposal;

“FOR” approval of the Merger and Exchange Proposal;

“FOR” approval of the Business Combination Proposal;

“FOR” approval of the Equity Incentive Plan Proposal;

“FOR” approval of the Director Election Proposal;

“FOR” approval of the Charter Proposal;

“FOR” approval of each of the Organizational Documents Proposals;

“FOR” approval of the Nasdaq Proposal; and

“FOR” approval of the Adjournment Proposal, if presented.

The existence of financial and personal interests of one or more of Globis’ directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Globis and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. In addition, the Sponsors and Globis’ officers also have interests in the Business Combination that may conflict with your interests as a stockholder and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to stockholders rather than liquidating Globis. See the section entitled “Proposal 3: The Business Combination Proposal — Interests of Globis’ Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

Q.	How many votes do I have?

A.	Globis stockholders have one vote per each ordinary share of Globis held by them on the Record Date for each of the Proposals to be voted upon.

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Q.	Why is Globis proposing the Organizational Documents Proposals?

A.	Globis is requesting that its shareholders vote upon, on a non-binding advisory basis, proposals to approve certain governance provisions contained in the Certificate of Incorporation that materially affect shareholder rights. This separate vote is not required by Delaware law separate and apart from the Charter Proposal, but pursuant to SEC guidance, Globis is required to submit these provisions to its shareholders separately for approval. However, the shareholder vote regarding this proposal is an advisory vote, and is not binding on Globis and the Globis Board (separate and apart from the approval of the Charter Proposal). Furthermore, the Business Combination is not conditioned on the separate approval of the Organizational Documents Proposals (separate and apart from approval of the Charter Proposal). Please see the section entitled “Proposal No. 7 — The Organizational Documents Proposals” for additional information.

Q.	How will the Sponsor and Globis’ officers and directors vote in connection with the Proposals?

A.	As of the Record Date, the Sponsors and Globis’ independent directors owned of record an aggregate of 3,148,333 shares of Common Stock, representing approximately 21% of the issued and outstanding Globis Shares. Pursuant to the Sponsor Letter Agreement, the Sponsor and Globis’ directors and officers have agreed to vote the Common Stock owned by them in favor of the Proposals. The Sponsor and Globis’ officers and directors, as of the Record Date, have not acquired any Common Stock during or after our IPO in the open market. However, any subsequent purchases of Common Stock prior to the Record Date by the Sponsors or Globis’ officers and directors in the aftermarket will make it more likely that the Proposals will be approved as such shares would be voted in favor of the Proposals. As of the Record Date, there were 15,050,833 shares of common stock of Globis outstanding.

Q.	Do I have Redemption Rights with respect to my Globis Shares?

A.	Under Section 6.A of the Amended and Restated Certificate of Incorporation, prior to the completion of the Business Combination, Globis will provide all of the Public Stockholders with the opportunity to have their shares redeemed upon the completion of the Business Combination, subject to certain limitations, for cash equal to the applicable Redemption Price; provided, however, that Globis may not redeem such shares to the extent that such Redemption would result in Globis having net tangible assets in accordance with Rule 3a51-1(g)(1) of the Exchange Act of less than $5,000,001 upon the completion of the Business Combination.

Public Stockholders may seek to have their shares redeemed regardless of whether they vote for or against the Business Combination, whether or not they were holders of Globis common stock as of the Record Date or acquired their shares after the Record Date. The Redemptions will be effectuated in accordance with the Amended and Restated Certificate of Incorporation, DGCL, and other applicable laws and regulations. Any Public Stockholder who holds common stock of Globis on or before June 3, 2022 (two business days before the Stockholders Meeting) will have the right to demand that his, her or its shares be redeemed for a pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid, at the completion of the Business Combination; provided that such Public Stockholders follow the procedures provided for exercising such Redemption as set forth in the Amended and Restated Certificate of Incorporation, as described below, by such date. However, the proceeds held in the Trust Account could be subject to claims that could take priority over those of Public Stockholders exercising Redemption Rights, regardless of whether such holders vote for or against the Business Combination Proposal and whether such holders are holders of Common Stock as of the Record Date. Therefore, the per-share distribution from the Trust Account in such a situation may be less than originally anticipated due to such claims. A Public Stockholder will be entitled to receive cash for these shares only if the Business Combination is completed. For more information, see “Stockholders Meeting — Redemption Rights.”

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Q.	May the Sponsors, Globis’ directors, officers, advisors or their affiliates purchase shares in connection with the Business Combination?

A.	The Sponsors and Globis’ directors, officers, advisors or their affiliates may purchase Globis Shares in privately negotiated transactions or in the open market either prior to or after the Closing, including from Globis stockholders who would have otherwise exercised their Redemption Rights. However, the Sponsor, directors, officers and their affiliates have no current commitments or plans to engage in such transactions and have not formulated any terms or conditions for any such transactions at the date of this proxy statement/prospectus, other than certain affiliates of the Sponsors, directors and officers of Globis in connection with the FAHL Bonds. If Globis engages in such transactions, any such purchases will be subject to limitations regarding possession of any material nonpublic information not disclosed to the seller of such shares and they will not make any such purchases if such purchases are prohibited by Regulation M under the Exchange Act. Any such purchase after the Record Date would include a contractual acknowledgement that the selling shareholder, although still the record holder of Globis Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its Redemption Rights. In the event the Sponsor or Globis’ directors, officers or advisors or their affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their Redemption Rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per-share pro rata portion of the aggregate amount then on deposit in the Trust Account.

Q.	Is there a limit on the number of shares I may redeem?

A.	Each Public Stockholder, together with any affiliate or any other person with whom such Public Stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking Redemption Rights with respect to 20% or more of the Public Shares. Accordingly, any shares held by a Public Stockholder or “group” in excess of such 20% cap will not be redeemed by Globis. Any Public Stockholder who holds less than 20% of the Public Shares may have all of the Public Shares held by him or her redeemed for cash.

Q.	How do I exercise my Redemption Rights?

A.	Globis Public Stockholders who seek to redeem their Public Shares must demand Redemption no later than 5:00 p.m., Eastern Time, on June 3, 2022 (two (2) business days before the Stockholders Meeting) by (a) submitting a written request to the Transfer Agent that Globis redeem such Public Stockholder’s Public Shares for cash, (b) affirmatively certifying in such request to the Transfer Agent for Redemption if such Public Stockholder is acting in concert or as a “group” (as described in Section 13(d)(3) of the Exchange Act) with any other shareholder with respect to common stock of Globis and (c) delivering their Public Shares, either physically or electronically using DTC’s DWAC System, at the Public Stockholder’s option, to the Transfer Agent prior to the Stockholders Meeting.

Any request for Redemption, once made by a Public Stockholder, may not be withdrawn once submitted to Globis unless the Globis Board determines (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part). In addition, if you deliver your share certificates (if any) and other redemption forms for Redemption to the Transfer Agent and later decide prior to the Stockholders Meeting not to elect Redemption, you may request that the Transfer Agent return the shares (physically or electronically). You may make such request by contacting the Transfer Agent at the phone number or address listed at the end of this section.

Any corrected or changed written demand of Redemption Rights must be received by Globis’ secretary two business days prior to the vote taken on the Business Combination Proposal at the Stockholders Meeting. No demand for Redemption will be honored unless the holder’s share certificates (if any) and other redemption forms have been delivered (either physically or electronically) to the Transfer Agent at least two business days prior to the vote at the Stockholders Meeting.

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Public Stockholders seeking to exercise their Redemption Rights and opting to deliver share certificates (if any) and other redemption forms should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. It is Globis’ understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, Globis does not have any control over this process and it may take longer than two weeks. Shareholders who hold their shares in “street name” will have to coordinate with their banks, brokers or other nominees to have the shares certificated or delivered electronically. There is a cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge a nominal fee to the tendering broker and it would be up to the broker whether or not to pass this cost on to the redeeming stockholder. In the event the Business Combination is not completed, this may result in an additional cost to shareholders for the return of their shares.

If a Public Stockholder properly demands Redemption as described above, then, if the Business Combination is completed, Globis will redeem the shares subject to the Redemptions for cash. Such amount will be paid promptly after completion of the Business Combination. If you exercise your Redemption Rights, then you will be exchanging your Globis Shares for cash and will no longer own these shares following the Business Combination.

If you are a Public Stockholder and you exercise your Redemption Rights, it will not result in either the exercise or loss of any Warrants that you may hold. Your Warrants will continue to be outstanding following a Redemption of your Globis Shares and will become exercisable in connection with the completion of the Business Combination.

If you intend to seek Redemption of your Public Shares, you will need to deliver your share certificates (if any) and other redemption forms (either physically or electronically) to the Transfer Agent prior to the meeting, as described in this proxy statement/prospectus. If you have questions regarding the certification of your position or delivery of your share certificates (if any) and other redemption forms, please contact:

VStock Transfer, LLC
18 Lafayette Place
Woodmere, New York 11598

Q.	If I am a holder of Units, can I exercise Redemption Rights with respect to my Units?

A.	No. Holders of issued and outstanding Units must elect to separate the Units into the underlying Public Shares and Public Warrants prior to exercising Redemption Rights with respect to the Public Shares. If you hold your Units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the Units into the underlying Public Shares and Public Warrants, or if you hold Units registered in your own name, you must contact the Transfer Agent directly and instruct them to do so. The Redemption Rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to the Transfer Agent in order to validly redeem its shares. You are requested to cause your Public Shares to be separated and delivered to the Transfer Agent by 5:00 p.m., Eastern Time, on June 3, 2022 (two business days before the Stockholders Meeting) in order to exercise your Redemption Rights with respect to your Public Shares.

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RISK FACTORS

You should carefully consider all the following risk factors, together with all of the other information in this proxy statement/prospectus, including the financial information, before deciding how to vote or instruct your vote to be cast to approve the Proposals described in this proxy statement/prospectus.

The value of your investment following the completion of the Business Combination will be subject to significant risks affecting, among other things, New Forafric’s business, financial condition and results of operations. If any of the events described below occur, New Forafric’s post-Business Combination business and financial results could be adversely affected in material respects. This could result in a decline, which may be significant, in the trading price of New Forafric’s securities and you therefore may lose all or part of your investment. The risk factors described below are not necessarily exhaustive and you are encouraged to perform your own investigation with respect to the businesses of Globis and FAHL.

Risks Related to FAHL’s Business and New Forafric Following the Business Combination.

Throughout this section, unless otherwise indicated or the context otherwise requires, references in this section to “FAHL,” “we,” “us,” “our” and other similar terms refer to FAHL and its subsidiaries prior to the Business Combination and to New Forafric and its consolidated subsidiaries after giving effect to the Business Combination.

Our business, financial condition or results of operations could be materially adversely affected by any of the risks and uncertainties described below. Additional risks not presently known to us, or that we currently deem immaterial, may also impair our financial condition and business operations. Thus, New Forafric will be faced with a market environment that cannot be predicted and that involves significant risks, many of which will be beyond its control.

Risks Related to Our Business

Severe adverse weather conditions, such as hurricanes or severe storms, or the effects of global warming, may also result in extensive property damage, extended business interruption, personal injuries and other loss and damage to us.

The international price of wheat is the main risk in our operations. Fluctuation of wheat cost depends on weather and strategies of the main producers of wheat based in North America, Central Europe and around the Black Sea. Adverse weather conditions have historically caused volatility in the agricultural commodity industry by causing crop failures or significantly reduced harvests, which may affect the supply and pricing of the agricultural commodities that we sell and use in our business, negatively affect the creditworthiness of agricultural producers who do business with us or impact our ability to obtain sufficient unprocessed grains to meet demand. The variation in the acquisition price of the wheat cannot be directly impacted on our average selling price of flour, semolina, pasta and couscous.

Severe adverse weather conditions, such as hurricanes or severe storms, may also result in extensive property damage, extended business interruption, personal injuries and other loss and damage to us. Our operations also rely on dependable and efficient transportation services. A disruption in transportation services, as a result of weather conditions or otherwise, may also significantly adversely impact our operations.

Additionally, the potential physical impacts of climate change are uncertain and may vary by region. These potential effects could include changes in rainfall patterns, water shortages, changing sea levels, changing storm patterns and intensities, and changing temperature levels that could adversely impact our costs and business operations, the location and costs of global agricultural commodity production and the supply and demand for agricultural commodities. Climate change could also lead to stronger production variability than today which could result in price volatility. Climate change could cause temperature increases and rainfall changes that could lead to lower yields in Morocco and other semi-arid Mediterranean countries in the future, which could impact raw material costs, availability and quality. These effects could be material to our results of operations, liquidity or capital resources.

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Our business is subject to fluctuations in agricultural commodity and other raw material prices, transportation costs, energy prices, interest rates and foreign currency exchange rates, in each case caused by factors outside of our control that could adversely affect our operating results.

As we cannot control the average selling price of our finished products, any increase in the cost of raw materials has a direct impact on our margins.

Our business is subject to fluctuations in agricultural commodity and other raw material prices caused by other factors outside of our control such as currency exchange rate fluctuations, local and international changes in supply and demand caused by factors outside of our control, including farmer planting and selling decisions, government agriculture programs and policies, global inventory levels, demand for biofuels, weather and crop conditions and demand for and supply of, competing commodities and substitutes, that could adversely affect our operating results.

Our business is dependent upon our ability to obtain quality raw materials.

The quality of our products depends upon the quality of raw materials. If we do not have access to high quality of wheat, we have to use enhancers such as enzymes, ascorbic acid and gluten, to reach a higher level of quality. Such additional costs will negatively impact our results.

We are dependent on a related party supplier from which we obtain substantially all of our raw material.

In 2018, we entered into a five-year supply agreement with Millcorp Geneve SA (“Millcorp”) a wholly owned subsidiary of the Seller, pursuant to which we are obligated to obtain at least 80% of our annual requirements of common wheat, durum wheat, or any other cereal, from Millcorp until March 31, 2023. Millcorp is currently providing 100% of FAHL’s imported grain needs. Any disruption of Millcorp’s operations or its inability to perform its supply obligations could adversely affect our operating results.

Although we believe our transactions with Millcorp, contain fair market value terms, such transactions with an entity in which related parties hold ownership interests present potential for conflicts of interest, as the interests of Millcorp and its shareholders may not align with the interests of New Forafric and its shareholders. Since after the consummation of the Business Combination, Seller will still be a shareholder of New Forafric, conflicts of interest may also arise in connection with the exercise of contractual remedies under these transactions, such as the treatment of events of default.

Our Business may be adversely affected by disruptions in its distribution and logistical systems.

The cost of wheat is affected not only by the wheat market but also by the cost of freight. Supply and distribution disruptions have occurred in the global marketplace since the onset of the COVID-19 pandemic which have increased FAHL’s shipping and freight costs. Such disruptions may continue and may further significantly impact shipping and freight costs. Significant increases in shipping and freight cost could materially adversely affect our results of operations and financial condition.

Our Business is vulnerable to the effects of supply and demand imbalances in our industries.

Historically, the market of flour mills in Morocco is imbalanced, with periods of high demand and period of low demand and with a supply capacity exceeding the demand. To maintain our market shares, we must compete on price and reduce margin.

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We are subject to global and regional economic downturns and related risks.

The level of demand for our products is affected by global and regional demographic and macroeconomic conditions, including population growth rates and changes in standards of living. A significant downturn in global economic growth, or recessionary conditions in major geographic regions, may lead to reduced demand for agricultural commodities, which could adversely affect our business and results of operations.

The continuation of the war between Russia and Ukraine could led to raw material shortages or increases in raw material costs that could have an material adverse effect upon our business.

On February 24, 2022, Russia launched an invasion in Ukraine. The invasion may severely disrupt or depress wheat harvests in Ukraine and impair Ukraine’s ability to export wheat. In addition, as a consequence of the Russian invasion of Ukraine, the United States, the European Union and other countries have imposed sanctions against and penalties for doing business in Russia and with certain Russian-owned businesses. These sanctions may limit Russia’s ability to export wheat. FAHL does not currently have any business operations in Russia and is not purchasing raw materials from suppliers in Russia thus the sanctions regime imposed upon Russia does not currently directly impact the Company’s business. However, Ukraine accounts for approximately 10% of the world’s wheat exports and Russia accounts for approximately 16% of the world’s wheat exports. Therefore, the continuation of the war between the Ukraine and Russia could lead to a material reduction in the availability of wheat on the international market which could in turn affect our ability to obtain raw materials or result in substantial increases in prices of raw materials, which could have a material adverse effect upon our business.

The COVID-19 pandemic could have a material adverse impact on our business, results of operations and financial condition.

As a result of the COVID-19 pandemic, governments have implemented significant measures, including closures, quarantines, travel restrictions and other social distancing directives, intended to control the spread of the virus. Companies have also taken precautions, such as requiring employees to work remotely, imposing travel restrictions and temporarily closing businesses. To the extent that these restrictions remain in place, additional prevention and mitigation measures are implemented in the future, or there is uncertainty about the effectiveness of these or any other measures to contain or treat COVID-19, there is likely to be an adverse impact on global economic conditions and consumer confidence and spending, which could materially and adversely affect our supply chain as well as our ability to operate efficiently. While we have not to date experienced severe disruptions to our supply chain, we have experienced increases in both raw material and logistics costs and some of our customers have ceased operations, though to date this has not had a material adverse effect upon our business. Continued uncertainty regarding the COVID-19 pandemic, further sustained measures to reduce the spread of the virus and an increase in the severity, length or contagiousness of the Covid-19, including, the discovery of new variants, and any resulting negative impact on our primary supplier and its sources, co-manufacturers, distributors or transportation or logistics providers, could further negatively affect the price of raw materials, their availability and our ability to process our products and deliver them to our customers to meet their demands, all of which could have a material adverse impact on our business, results of operations and financial condition.

Although our products are staple foods generally not subject to volatility of consumer demand, consumer demand for our products could be affected by travel restrictions or social distancing directives, as well as the temporary inability of consumers to purchase our products due to illness, quarantine or financial hardship, decreased consumer confidence and spending or pantry-loading activity, any of which may negatively impact our results.

We are subject to currency exchange rate fluctuations which may have an adverse effect on our business.

Due to the international nature of our business, we are exposed to currency exchange rate fluctuations. Changes in exchange rates between the U.S. dollar and other currencies, particularly the Angolan Kwanza and the Euro affect our revenues and expenses that are denominated in local currencies and may also have a negative impact on the value of our assets.

We engage in hedging transactions to manage or reduce the risks to our business caused by fluctuations in agricultural commodity prices, transportation costs, energy prices, interest rates and foreign currency exchange rates. However, our exposures may not always be fully hedged and our hedging strategies may not be successful in minimizing our exposure to these fluctuations. While we have implemented a broad range of control procedures and policies to mitigate potential losses, they may not in all cases successfully protect us from losses that have the potential to impair our financial position.

We are subject to economic, political and other risks of doing business globally and in emerging markets.

We are a global business with all of our assets and operations located outside the United States. In addition, part of our strategy involves expanding our business in several emerging market regions, including Eastern Europe, Asia-Pacific, the Middle East and Africa. Volatile international economic, political and market conditions may have a negative impact on our operating results and our ability to achieve our business strategies.

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We are also exposed to other risks of international operations, including:

●	changes in laws and regulations or their interpretation or enforcement in the countries where we operate, such as tax laws,

●	sovereign risk;

●	exchange controls or other currency restrictions and limitations on the movement of funds, such as on the remittance of dividends by subsidiaries;

●	challenges in maintaining an effective internal control environment with operations in multiple international locations, including language differences, varying levels of U.S. Generally Accepted Accounting Principles (“ GAAP”) expertise in international locations; and

●	labor disruptions, civil unrest, significant political instability, wars or other armed conflict or acts of terrorism.

●	adverse trade policies or trade barriers on agricultural commodities and commodity products

●	inflation and hyperinflationary economic conditions and adverse economic effects resulting from governmental attempts to control inflation, such as imposition of wage and price controls and higher interest rates;

●	difficulties in enforcing agreements or judgments and collecting receivables in foreign jurisdictions;

●	government intervention, including through expropriation, or regulation of the economy or natural resources, including restrictions on foreign ownership of land or other assets;

These risks could adversely affect our operations, business strategies and operating results.

A natural disaster, economic depression or other adverse events affecting Morocco where most our facilities and customers are located facilities could adversely affect our business.

Though we have been expanding our reach in recent years into new markets, FAHL’s operations and most of its sales are in Morocco. A natural disaster, economic downturn or depression, civil unrest, significant political instability, wars or other armed conflict or acts of terrorism affecting the country could have a negative adverse impact on our operations and business.

We are dependent upon a small group of key executives and employees - If we fail to retain and motivate members of our management team and other key employees or fail to attract, train and retain additional employees to support our operations, our business and future growth prospects would be harmed.

Our success and future growth depend largely upon the continued services of our executive officers as well as our other key employees. These executives and certain key employees members have been primarily responsible for the success and growth of our Company and development of our brands, reputation and relationships with our customers. None of such persons is subject to long term written employment arrangements. The loss of any such persons could adversely affect our business and ability to grow. In addition, our success depends in part upon our ability to attract, train and retain a sufficient number of employees and managers who understand and appreciate our culture and can represent our brand effectively and establish credibility with our business partners and consumers. An inability to either replace departing personnel or attract and retain new qualified personnel could adversely affect our business.

We are subject to industry and other risks that could adversely affect our reputation and financial results.

We are subject to food and feed industry risks which include, but are not limited to, crop disease, spoilage, contamination, tampering or other adulteration of products, product liability claims and recalls and government regulation regarding matters such as food and feed safety, nutritional standards and genetically modified organisms. We are also subject to shifts in customer and consumer preferences. These risks could not only adversely affect our business and operating results but also our corporate reputation.

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As a company whose products comprise staple food and feed products sold globally, maintaining a good corporate reputation is critical to our continued success. Reputational value is based in large part on perceptions, which can shift rapidly in response to negative incidents. The failure or alleged failure to maintain high standards for quality, safety, integrity, environmental sustainability and social responsibility, including with respect to raw materials, even if untrue, may result in adverse tangible effects, such as reduced demand for our products.

We may be subject to significant liability that is not covered by insurance.

We believe that FAHL’s insurance coverage is consistent with industry practice, and is sufficient for its needs. However, claims under our insurance policies may be subject to certain exceptions, may not be honored fully, in a timely manner, or at all, or we may incur severe, unexpected losses that are not fully covered by our insurance. If we were to incur substantial liabilities or if our business operations were interrupted for a substantial period of time, our business and operating results could be adversely affected.

Risks Related to Our Ability To Retain Existing Customers, Attract New Customers, Expand Product Offerings, and Increase Processed Volumes and Revenue from Both New and Existing Customers.

The future growth of our business depends on our ability to retain existing customers, attract new customers as well as getting existing customers and new customers to increase the volumes of purchases and therefore grow revenue.

A customer’s purchase of our products may decrease for a variety of reasons, including the customer’s level of satisfaction with our products and services, the expansion of business to offer new products and services, the effectiveness of our support services, the pricing of our products and services, the pricing, range and quality of competing products or services, the effects of global economic conditions, regulatory or financial institution limitations, trust, and our ability to deliver quality products at competitive prices in a timely fashion.

Any failure by us to retain existing customers, attract new customers, and increase revenue from both new and existing customers could materially and adversely affect our business, financial condition, results of operations and prospects. These efforts may require substantial financial expenditures, commitments of resources, developments of our processes, and other investments and innovations.

Risks Related to Our Growth

Our risk management strategies may not be effective.

We may not be able to achieve the efficiencies, savings and other benefits anticipated from our cost reduction, margin improvement and other business optimization initiatives.

We are continually implementing programs to reduce costs, increase efficiencies and enhance our business. Initiatives implemented in the past years have included the outsourcing of certain activities in several regions and the rationalization of manufacturing operations globally, including the implementation of an operational improvement program. Unexpected delays, increased costs, adverse effects on our internal control environment, inability to retain and motivate employees or other challenges arising from these initiatives could adversely affect our ability to realize the anticipated savings or other intended benefits of these activities.

We may not realize the anticipated benefits of acquisitions or joint ventures.

We are an active acquirer of other companies, and we have joint ventures partners. Part of our strategy involves acquisitions, alliances and joint ventures designed to expand and enhance our business. Our ability to benefit from acquisitions, joint ventures and alliances depends on many factors, including our ability to identify suitable prospects, negotiate favorable transaction terms and successfully consummate and integrate any businesses we acquire.

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Our acquisition activities may involve unanticipated delays, costs and other problems. If we encounter unexpected problems with one of our acquisitions, our senior management may be required to divert attention away from other aspects of our businesses to address these problems. Additionally, we may fail to consummate proposed acquisitions, after incurring expenses and devoting substantial resources, including management time, to such transactions.

Acquisitions also pose the risk that we may be exposed to successor liability relating to actions by an acquired company and its management before the acquisition. The due diligence we conduct in connection with an acquisition, and any contractual guarantees or indemnities that we receive from the sellers of acquired companies, may not be sufficient to protect us from, or compensate us for, actual liabilities. A material liability associated with an acquisition could adversely affect our reputation and results of operations and reduce the benefits of the acquisition. Additionally, acquisitions involve other risks, such as differing levels of management and internal control effectiveness at the acquired entities, systems integration risks, the risk of impairment charges relating to goodwill and intangible assets recorded in connection with acquisitions, the risk of significant accounting charges resulting from the completion and integration of a sizeable acquisition, the need to fund increased capital expenditures and working capital requirements, our ability to retain and motivate employees of acquired entities and other unanticipated problems and liabilities.

Risks Related to Government Regulation

Agricultural commodity production and trade flows are significantly affected by government policies and regulations. Governmental policies affecting the agricultural industry, such as taxes, tariffs, duties, subsidies, import and export restrictions on agricultural commodities and commodity products and energy policies (including biofuels mandates), can influence industry profitability, the planting of certain crops versus other uses of agricultural resources, the location and size of crop production, whether unprocessed or processed commodity products are traded and the volume and types of imports and exports. In addition, international trade disputes can adversely affect agricultural commodity trade flows by limiting or disrupting trade between countries or regions.

The Moroccan market where the bulk of our business originates and where we operate eight milling plants, is highly regulated by the Moroccan government. In particular:

1.	Soft wheat cannot be freely imported during the calendar year. All our soft wheat must be imported before end of April and from beginning of September or October depending on the harvests of local wheat in Morocco. This is designed to protect local Moroccan producers of wheat by enabling them to sell their production on the local market. For an industrial producer such as FAHL, the quality of local wheat is not high enough to ensure a good quality of finished products.

2.	Part of the flour on the Moroccan market is subsidized by the government. This mechanism is to disappear in the next few months which may change the competition on the market.

3.	All soft wheat imported to Morocco must be certificated for import by the National Office for Food Safety in Morocco (Office National de Securité Sanitaire des Produits Alimentaires or “ONSSA”). Our subsidiaries have generally been successful in obtaining ONSSA certification of the export of wheat to Morocco. Any failure or delay in our ability to obtain ONSSA certification in the future cold have a material adverse effect on our business.

Legal claims, government investigations or other regulatory enforcement actions could subject us to civil and criminal penalties.

Since we operate in a highly regulated environment with constantly evolving legal and regulatory frameworks, we are subject to the risk of legal claims, government investigations or other regulatory enforcement actions. Although we have implemented policies and procedures designed to ensure compliance with existing laws and regulations, there can be no assurance that FAHL, or its suppliers, and distributors will not violate our policies and procedures. Moreover, a failure to maintain effective control processes could lead to violations, unintentional or otherwise, of laws and regulations. Legal claims, government investigations or regulatory enforcement actions arising out of our failure or alleged failure to comply with applicable laws and regulations could subject us to civil and criminal penalties that could materially and adversely affect our product sales, reputation, financial condition and operating results. In addition, the costs and other effects of defending potential and pending litigation and administrative actions against us may be difficult to determine and could adversely affect our financial condition and operating results.

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Litigation or legal proceedings could expose us to significant liabilities and have a negative impact on our reputation or business.

From time to time, we may be party to various claims and litigation proceedings. We evaluate these claims and litigation proceedings to assess the likelihood of unfavorable outcomes and to estimate, if possible, the amount of potential losses. Based on these assessments and estimates, we may establish reserves, as appropriate. These assessments and estimates are based on the information available to management at the time and involve a significant amount of management judgment. Actual outcomes or losses may differ materially from our assessments and estimates. Although we carry insurance for certain potential liabilities, such coverage may be insufficient or may not cover the potential liabilities with which we may be faced. We are not currently party to any material litigation.

Risks Related to Competition

We face significant competition in each of our businesses and we have numerous competitors, some of which are larger and have greater financial resources than we have. As many of the products we sell are global commodities, the markets for our products are highly price competitive and in many cases sensitive to product substitution. In addition, to compete effectively, we must continuously focus on improving efficiency in our production and distribution operations, as well as developing and maintaining appropriate market share and customer relationships. Competition could cause us to lose market share or reduce pricing, which could have an adverse effect on our business and profitability.

Risks Related to Data Security and Intellectual Property

Our information technology systems and processes may suffer a significant breach or disruption that may adversely affect our ability to conduct our business.

Our information technology systems, some of which are dependent on services provided by third parties, provide critical data and services for internal and external users, including procurement and inventory management, transaction processing, financial, commercial and operational data, human resources management, and other information and processes necessary to operate and manage our business. Our information technology and infrastructure may experience attacks by hackers, breaches or other failures or disruptions that could compromise our systems and the information stored there. While we have implemented security measures and disaster recovery plans designed to protect the security and continuity of our networks and critical systems, these measures may not adequately prevent adverse events such as breaches or failures from occurring or mitigate their severity if they do occur. If our information technology systems are breached, damaged or fail to function properly due to any number of based attacks, systems implementation difficulties, catastrophic events or power outages, and our security, contingency or disaster recovery plans do not effectively mitigate these occurrences on a timely basis, we may experience a material disruption in our ability to manage our business operations. We may also be subject to legal claims or proceedings, liability under laws that protect the privacy of personal information, potential regulatory penalties and damage to our reputation. Such events may adversely impact our business, results of operations and financial condition, as well as our competitive position.

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Risks Related to Our Capital Requirements

We are a capital intensive business and depend on cash provided by our operations as well as access to external financing to operate and expand our business.

We require significant amounts of capital to operate our business and fund capital expenditures. In addition, our working capital needs are directly affected by the prices of agricultural commodities, with increases in commodity prices generally causing increases in our borrowing levels. Furthermore, the expansion of our business and pursuit of acquisitions or other business opportunities may require us to have access to significant amounts of capital and working capital. If we are unable to generate sufficient cash flows or raise sufficient external financing to fund these activities and their working capital, we may be forced to limit our operations and growth plans, which may adversely impact our competitiveness and, therefore, our results of operations.

Risks Related to Our Ordinary Shares and Being a Private Company

New Forafric will be the sole shareholder of FAHL, and it will therefore be accordingly dependent upon distributions made by FAHL (and in turn from its subsidiaries) to pay taxes and pay dividends. The directors of FAHL will make any such decisions, although it should be noted that New Forafric, in its capacity as sole shareholder, will have the power to remove and appoint directors of FAHL and its subsidiaries.

Risks Related to the Business Combination and Globis

New Forafric’s ability to be successful following the Business Combination will depend upon the efforts of New Forafric’s Board and FAHL’s key personnel and the loss of any of such persons could negatively impact the operations and profitability of New Forafric’s business following the Business Combination.

Our Public Stockholders will experience dilution as a consequence of, among other transactions, the issuance of Ordinary Shares as consideration to Seller in connection with the Business Combination.

The issuance of the New Forafric Ordinary Shares in the Business Combination will dilute the equity interest of our existing stockholders and may adversely affect prevailing market prices for our Public Shares and/or Public Warrants.

It is anticipated that, upon completion of the Business Combination, (1) Globis’ Public Stockholders will own approximately 33.2% of the outstanding Ordinary Shares of New Forafric, (2) the Sponsor and Globis’ independent directors (excluding affiliates of the Sponsors and officers and directors of Globis participating in the FAHL Bonds) are expected to own approximately 9.1% of the outstanding Ordinary Shares of New Forafric, (4) the PIPE Investors will own 5.0% of the Ordinary Shares of New Forafric, (5) the FAHL Bond Holders will own 3.7% of the Ordinary Shares of New Forafric and (6) FAHL Related Party Loan Holders will own 4.2% of the Ordinary Shares of New Forafric. These percentages (i) assume no Public Stockholders exercise their Redemption Rights in connection with the Business Combination and (ii) do not take into account Public Warrants or Warrants issued in Private Placements to purchase Ordinary Shares of New Forafric that will be outstanding immediately following the Closing. If the actual facts are different than these assumptions, the percentage ownership retained by Globis’ existing stockholders in New Forafric will be different. For more information, please see the section titled “Unaudited Pro Forma Condensed Combined Financial Information.”

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A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our Ordinary Share to drop significantly, even if New Forafric’s business is doing well.

Sales of a substantial number of shares of New Forafric Ordinary Share in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of New Forafric Ordinary Share.

Concurrently with the consummation of the Business Combination, Seller and the Sponsors will execute and deliver to New Forafric the Lock-Up Agreement, pursuant to which, among other things, the Seller and Sponsors will agree not to, subject to certain exceptions set forth in the Lock-Up Agreement, during the period commencing from the Closing and through the date that is 180 days from the date of the Closing (the “Lock-Up Period”): (i) sell, offer to sell, contract, or agree to sell, hypothecate, pledge, grant any option to purchase, or otherwise transfer or dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any portion of New Forafric’s Ordinary Shares, or (ii) enter into any swap or other contract that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Ordinary Shares, whether any such transaction is to be settled by delivery of Ordinary Shares or such other equity securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii).

Although the Sponsor and the Seller have agreed to be subject to the restrictions imposed by the Lcok-Up Agreement, such restrictions are subject to waivers, which may be granted subject to the approval of a committee consisting of (a) Paul Packer and another individual designated by Paul Packer, and (b) two “independent” directors of Globis as of after the Closing, who shall be agreed to by each of Globis and FAHL before the Closing. Thus, shares subject to the Lock-Up Agreement may be sold after the early termination or release thereof. Further, we intend to file one or more registration statements prior to or shortly after the closing of the Business Combination to provide for the resale of shares of New Forafric Ordinary Shares held by the Sponsors, New Forafric’s directors and officers, Seller, the holders of the FAHL Bonds and certain other securityholders of New Forafric from time to time.

As restrictions on resale end and the registration statements are available for use, the market price of New Forafric Ordinary Share could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

Warrants will become exercisable for New Forafric Ordinary Shares, which would increase the number of shares eligible for future resale in the public market and result in dilution to New Forafric shareholders.

Outstanding warrants to purchase an aggregate of 11,500,000 New Forafric Ordinary Shares will become exercisable on the later of thirty (30) days after the completion of the Business Combination or twelve (12) months from the consummation of Globis’ Initial Public Offering. Each warrant entitles the holder thereof to purchase one (1) New Forafric Ordinary Share at a price of $11.50 per whole share, subject to adjustment.

Warrants may be exercised only for a whole number of shares of New Forafric Ordinary Shares. To the extent such warrants are exercised, additional New Forafric Ordinary Shares will be issued, which will result in dilution to the then existing holders of Globis Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of the New Forafric Ordinary Shares.

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Public Stockholders who redeem their Globis Common Stock may continue to hold any Public Warrants they own, which will result in additional dilution to non-redeeming holders upon exercise of the Public Warrants.

Public Stockholders who redeem their Globis Common Stock may continue to hold any Public Warrants they owned prior to redemption, which will result in additional dilution to non-redeeming holders upon exercise of such Public Warrants. Assuming (i) all redeeming Public Stockholders acquired Globis Units in the Initial Public Offering and continue to hold the Public Warrants that were included in the Globis Units, and (ii) maximum redemption of Globis Common Stock held by the redeeming Public Stockholders, 11,500,000 Public Warrants would be retained by redeeming Public Stockholders with a value of approximately $5.6 million based on the market price of $0.4839 per warrant based on the closing price of the Public Warrants on the Nasdaq on April 18, 2022. As a result of the redemption, the redeeming Public Stockholders would recoup their entire investment and continue to hold Public Warrants with an aggregate market value of approximately $5.6 million, while nonredeeming Public Stockholders would suffer additional dilution in their percentage ownership and voting interest of the post-combination company to the extent such warrants are exercised and additional New Forafric Ordinary Shares are issued.

Because Forafric will become a publicly traded company through the Business Combination as opposed to an underwritten public offering, no underwriter has conducted due diligence of its business, operations or financial condition or reviewed the disclosure in this prospectus.

Section 11 of the Securities Act (“Section 11”) imposes liability on parties, including underwriters, involved in a securities offering if the registration statement contains a materially false statement or material omission. To effectively establish a due diligence defense against a cause of action brought pursuant to Section 11, a defendant, including an underwriter, carries the burden of proof to demonstrate that he or she, after reasonable investigation, believed that the statements in the registration statement were true and free of material omissions. In order to meet this burden of proof, underwriters in a registered offering typically conduct extensive due diligence of the registrant and vet the registrant’s disclosure. Such due diligence may include calls with the issuer’s management, review of material agreements, and background checks on key personnel, among other investigations.

Because Globis is already a publicly traded company, no underwriter has conducted due diligence to establish a due diligence defense with respect to the disclosure presented in this prospectus. While sponsors, private investors and management in a business combination undertake a certain level of due diligence, it is not necessarily the same level of due diligence undertaken by an underwriter in an underwritten public offering and, therefore, there could be a heightened risk of an incorrect valuation of the business or material misstatements or omissions in this proxy statement/prospectus.

New Forafric will be a holding company and its only material asset after completion of the Business Combination will be its interest in FAHL, and it is accordingly dependent upon distributions made by its subsidiaries to pay taxes and pay dividends.

Upon completion of the Business Combination, New Forafric will be a holding company. The effect of this structure is that it will depend on the earnings of its subsidiaries, and the distribution or payment to it of a portion of these earnings to meet its obligations. The distributions of those earnings or advances or other distributions of funds by these entities to New Forafric, all of which are contingent upon our subsidiaries’ earnings, are subject to various business considerations. In addition, distributions by our subsidiaries could be subject to statutory restrictions, including laws requiring that such subsidiaries be solvent, or contractual restrictions. Some of our subsidiaries may become subject to agreements that restrict the sale of assets and significantly restrict or prohibit the payment of dividends or the making of distributions, loans or other payments to stockholders, partners or members. The above considerations may limit New Forafric’s ability to optimize its capital structure.

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A market for New Forafric’s securities may not develop, which would adversely affect the liquidity and price of New Forafric’s securities.

An active trading market for New Forafric securities following the Business Combination may never develop or, if developed, may not be sustained. The existence of an active public trading market for New Forafric’s securities will depend to a significant extent on New Forafric’s ability to satisfy and continue to qualify under NASDAQ’s listing criteria. Further, Nasdaq’s approval for listing the Ordinary Shares and warrants of New Forafric is not a condition to the closing of Business Combination. As a result, the Business Combination may close without New Forafric having obtained Nasdaq approval for the listing of its securities.

In addition, the price of New Forafric securities after the Business Combination could fluctuate significantly for various reasons, many of which are outside New Forafric’s control. If an active market for New Forafric securities does not develop, it may affect the pricing of our securities, the transparency and availability of trading prices, and the liquidity of the securities. As a result, it may be difficult for you to sell the New Forafric securities you own or purchase, if at all.

We may become a “controlled company” within the meaning of the rules of Nasdaq and, as a result, may qualify for, and may rely on, exemptions from certain corporate governance requirements. To the extent that we elect to rely on these exemptions, shareholders will not have the same protections afforded to stockholders of companies that are subject to such requirements.

Upon completion of the Business Combination, depending on the number of Public Stockholders who seek to have their Public Shares redeemed by Globis, Seller may control a majority of the voting power (up to approximately 69.3%) of the outstanding Ordinary Shares of New Forafric. The ultimate beneficial owner of Seller is Lighthouse Corporation PTC, as trustee of the Lighthouse Settlement, the sole shareholder of the seller. The Lighthouse Settlement is a discretionary trust of which Yariv Elbaz and his family are the named potential beneficiaries. The trustee, Lighthouse Corporation PTC Limited, controls the affairs of the trust.

As a result, we may be a “controlled company” within the meaning of the corporate governance standards of Nasdaq. Under these rules, a listed company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including:

●	the requirement that a majority of the board of directors consist of independent directors;

●	the requirement that our nominating and corporate governance committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

●	the requirement that our compensation committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

To the extent that Seller controls a majority of the voting power of New Forafric’s outstanding Ordinary Shares, we may rely on these exemptions and, to the extent that we choose to do so, New Forafric may not have a majority of independent directors on its board of directors or corporate governance and compensation committees consisting entirely of independent directors, and we will not have written charters addressing these committees’ purposes and responsibilities. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

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The Business Combination may not qualify as a reorganization under Section 368(a) of the Code, potentially causing U.S. Holders of Globis Shares and/or Warrants to recognize gain or loss for U.S. federal income tax purposes.

It is intended that the Business Combination qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”). The parties intend to report the Business Combination in a manner consistent with the Intended Tax Treatment. However, there are significant factual and legal uncertainties as to whether the Business Combination will qualify for the Intended Tax Treatment. For example, under Section 368(a) of the Code, the acquiring corporation must continue, either directly or indirectly through certain controlled corporations, either a significant line of the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic business assets in a business. However, there is an absence of guidance directly on point as to how the provisions of Section 368(a) of the Code apply in the case of an acquisition of a corporation with only investment-type assets, such as Globis. There are significant factual and legal uncertainties concerning the determination of this requirement. Moreover, qualification of the Business Combination for the Intended Tax Treatment is based on facts which will not be known until or following the closing of the Business Combination, and the closing of the Business Combination is not conditioned upon the receipt of an opinion of counsel that the Business Combination will qualify for the Intended Tax Treatment, and neither Globis nor Forafric intends to request a ruling from the Internal Revenue Service (the “IRS”) regarding the U.S. federal income tax treatment of the Business Combination.

Accordingly, no assurance can be given that the IRS will not challenge the Intended Tax Treatment or that a court will not sustain a challenge by the IRS.

If, as of the Closing Date, any requirement for Section 368(a) of the Code is not met, then a U.S. Holder of Globis Shares and/or Warrants may recognize gain or loss in an amount equal to the difference, if any, between the fair market value (as of the Closing Date) of New Forafric Shares and/or Warrants received in the Business Combination, over such U.S. Holder’s aggregate tax basis in the corresponding Globis Shares and/or Warrants surrendered by such U.S. Holder in the Business Combination.

Additionally, even if the Business Combination qualifies as a Reorganization within the meaning of Section 368(a) of the Code, proposed Treasury Regulations promulgated under Section 1291(f) of the Code (which have a retroactive effective date) generally require that, unless certain elections have been made by a U.S. Holder, a U.S. Holder who disposes of stock of a PFIC must recognize gain equal to the excess of the fair market value of such PFIC stock over its adjusted tax basis, notwithstanding any other provision of the Code.

U.S. Holders of Globis Shares and/or Warrants are urged to consult their own tax advisors to determine the tax consequences if the Business Combination does not qualify for the Intended Tax Treatment.

Risks Related to Incorporation in Gibraltar

We may become a “foreign private issuer” and we cannot be certain if the reduced reporting requirements applicable to foreign private issuers will make owning our Ordinary Shares less attractive to investors.

As a Delaware corporation, Globis is currently required to file periodic reports and registration statements on U.S. domestic reporting company forms with the SEC. After the Redomicliation, we will continue as a Gibraltar public company limited by shares. We may qualify as a foreign private issuer if less than fifty percent of our outstanding voting securities are directly or indirectly owned of record by residents of the United States or none of the following three circumstances applies: (i) the majority of our executive officers or directors are U.S. citizens or residents; (ii) more than 50% of our assets are located in the U.S.; or (iii) our business is administered principally in the U.S. Under FAHL’s current business structure, we expect to qualify as a foreign private issuer within a year after the consummation of the Business Combination.

As a foreign private issuer, we would not be subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we would be subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, we would not be required to issue proxy statements that comply with the requirements applicable to U.S. domestic reporting companies. We would also have four months after the end of each fiscal year to file our annual reports with the SEC and will not be required to file current reports as frequently or promptly as U.S. domestic reporting companies. Furthermore, our officers, directors, and principal shareholders would be exempt from the requirements to report transactions in our equity securities and from the short-swing profit liability provisions contained in Section 16 of the Exchange Act. These exemptions and leniencies, along with other corporate governance exemptions resulting from our ability to rely on home country rules, will reduce the frequency and scope of information and protections to which you may otherwise have been eligible in relation to a U.S. domestic reporting companies.

You will have limited ability to bring an action against New Forafric or against its directors and officers, or to enforce a judgment against New Forafric or them, because New Forafric is incorporated in Gibraltar, because New Forafric conducts its operations primarily outside of the United States and because a majority of New Forafric’s directors and officers reside outside the United States.

After completion of the Business Combination, New Forafric will be a Gibraltar public company limited by shares and, as a result, the rights of the holders of New Forafric Ordinary Shares will be governed by Gibraltar law and New Forafric’s Memorandum and Articles of Association. Following the Business Combination, New Forafric will conduct its operations through subsidiaries which are located primarily outside the United States. All of New Forafric’s assets will be located outside the United States, and substantially all of New Forafric’s business will be conducted outside the United States. All of New Forafric’s officers and a majority of New Forafric’s directors will reside outside the United States and a substantial portion of the assets of those persons are located outside of the United States. As a result, it could be difficult or impossible for you to effect service of process on these individuals in the United States in the event that you believe that your rights have been infringed under applicable securities laws or otherwise or to enforce in the United States judgments obtained in U.S. courts against New Forafric or those persons based on civil liability provisions of the U.S. securities laws. It is doubtful whether the courts in Gibraltar will enforce judgments obtained in other jurisdictions, including the U.S., against New Forafric or New Forafric’s directors or officers under the securities laws of those jurisdictions or entertain actions in against New Forafric or New Forafric’s directors or officers under the securities laws of other jurisdictions. As a result, public shareholders might have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a U.S. company.

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STOCKHOLDERS MEETING

Date, Time and Place of Stockholders Meeting

Globis’ Stockholders Meeting is to be held at 9 a.m., Eastern Time, on June 7, 2022, at the offices of McDermott Will & Emery LLP located at One Vanderbilt Avenue, 45th Floor, New York, New York 10017, and via a virtual meeting, or at such other time, on such other date and at such other place to which the meeting may be adjourned. As part of our precautions regarding COVID-19, we are planning for the possibility that the meeting may be held virtually over the Internet. If we take this step, we will announce the decision to do so via a press release and posting details on our website that will also be filed with the SEC as proxy material.

Purpose of the Stockholders Meeting

At the Stockholders Meeting, Globis is asking holders of its ordinary shares:

●	to consider and vote, on a non-binding advisory basis only, upon the Redomiciliation Proposal. The form of the proposed Memorandum and Articles of Association of New Forafric to become effective upon the Redomiciliation is attached to this proxy statement/prospectus as Annex D;

●	to consider and vote upon the Merger and Exchange Proposal;

●	to consider and vote upon a proposal to adopt and approve the Business Combination. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A;

●	to consider and vote upon the approval of the Equity Incentive Plan. A copy of the Equity Incentive Plan is attached to this proxy statement/prospectus as Annex I;

●	to consider and vote upon the approval of the Director Election Proposal.

●	to consider and vote upon the approval of the Charter Proposal. A copy of the Memorandum and Articles of Association is attached to this proxy statement/prospectus as Annex D;

●	to consider and vote upon, on a non-binding advisory basis, each of the Organizational Documents Proposals and thereby (i) authorize change to authorized capital stock, and (ii) approve other changes to be made in connection with the adoption of organizational documents;

●	to consider and vote upon the Nasdaq Proposal regarding the issuance of Ordinary Shares in connection with the Business Combination, the PIPE Investment and the conversion of the Convertible Bonds, to the extent such issuance would require a shareholder vote under Nasdaq Listing Rule 5635(a); and

●	to consider and vote upon the Adjournment Proposal, if presented.

Recommendation of the Globis Board with Respect to the Proposals

The Globis Board unanimously recommends that stockholders:

●	Vote “FOR” the Redomiciliation Proposal;

●	Vote “FOR” the Merger and Exchange Proposal;

●	Vote “FOR” the Business Combination Proposal;

●	Vote “FOR” the Equity Incentive Plan Proposal;

●	Vote “FOR” the Director Election Proposal;

●	Vote “FOR” the Charter Proposal;

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●	Vote “FOR” each of the Organizational Documents Proposals;

●	Vote “FOR” the Nasdaq Proposal; and

●	Vote “FOR” the Adjournment Proposal.

Record Date; Outstanding Shares; Stockholders Entitled to Vote

Globis has fixed the close of business on May 12, 2022, as the Record Date for determining the Globis stockholders entitled to notice of and to attend and vote at the Stockholders Meeting. As of the close of business on such date, there were 15,050,833 shares Common Stock outstanding and entitled to vote. The shares Common Stock vote together as a single class and each share is entitled to one vote per share at the Stockholders Meeting.

The Sponsors and Globis’ independent directors own 3,148,333 shares Common Stock. Pursuant to the Sponsor Letter Agreement among Globis, the Sponsors and Globis’ directors and officers, (i) the 3,148,333 shares Common Stock owned by the Sponsor and (ii) any other common stock of Globis owned by the Sponsor or Globis’ officers and directors will be voted in favor of the Business Combination Proposal at the Stockholders Meeting.

Quorum and Vote Required for Approval

Voting Your Shares

Each Globis Share that you own in your name entitles you to one vote. If you are a record owner of your shares and/or warrants, there are two ways to vote your Globis Shares at the Stockholders Meeting:

You Can Vote By Signing and Returning the Enclosed Proxy Card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the Globis Board “FOR” the Redomiciliation Proposal, the Merger and Exchange Proposal, the Business Combination Proposal, the Equity Incentive Plan Proposal, the Director Election Proposal, the Charter Proposal, each of the Organizational Documents Proposals, the Nasdaq Proposal and the Adjournment Proposal.

You Can Attend the Stockholders Meeting and Vote in Person. When you arrive, you will receive a ballot that you may use to cast your vote.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. If you wish to attend the Stockholders Meeting and vote in person and your shares are held in “street name,” you must obtain a legal proxy from your broker, bank or nominee. That is the only way Globis can be sure that the broker, bank or nominee has not already voted your shares.

Abstentions and Broker Non-Votes

Abstentions and broker non-votes will be considered present for the purposes of establishing a quorum. With respect to the Business Combination Proposal, the Equity Incentive Plan Proposal, the Director Election Proposal, the Organizational Documents Proposals, the Nasdaq Proposal and the Adjournment Proposal, abstentions and broker non-votes will not count as votes cast at the Stockholders Meeting and, therefore, will have no effect on the outcome of such proposals. With respect to the Redomiciliation Proposal, the Merger and Exchange Proposal, and the Charter Proposal, abstentions and broker non-votes will count as a vote “AGAINST” those proposals.

Revoking Your Proxy; Changing Your Vote

If you are a record owner of your shares and you give a proxy, you may change or revoke it at any time before it is exercised by doing any one of the following:

●	you may send another proxy card with a later date;

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●	you may notify Globis’ secretary in writing before the Stockholders Meeting that you have revoked your proxy; or

●	You may attend the Stockholders Meeting, revoke your proxy and vote in person as described above.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.

Redemption Rights

Pursuant to the Existing Organizational Documents, a Public Stockholder may request of that Globis redeem all or a portion of its Public Shares for cash if the Business Combination is consummated. As a holder of Public Shares, you will be entitled to receive cash for any Public Shares to be redeemed only if you:

(i)	(a) hold Public Shares, or (b) if you hold Public Shares through Units, you elect to separate your Units into the underlying Public Shares and Public Warrants prior to exercising your Redemption Rights with respect to the Public Shares;

(ii)	submit a written request to the Transfer Agent, in which you (a) request that Globis redeem all or a portion of your Public Shares for cash, and (b) identify yourself as the beneficial holder of the Public Shares and provide your legal name, phone number and address; and

(iii)	deliver your Public Shares to the Transfer Agent, physically or electronically through DTC.

Public Stockholders may seek to have their Public Shares redeemed by Globis, regardless of whether they vote for or against the Business Combination Proposal or any other Proposals and whether they held Public Shares as of the Record Date or acquired them after the Record Date. Any Public Stockholder who holds Public Shares of Globis on or before , 2022 (two (2) business days before the Stockholders Meeting) will have the right to demand that his or her Public Shares be redeemed for a pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid. For illustrative purposes, based on funds in the Trust Account of approximately $118.5 million on May 12, 2022 and including anticipated additional interest through the closing of the Business Combination (assuming interest accrues at recent rates and no additional tax payments are made out of the Trust Account), the estimated per share redemption price is expected to be approximately $10.30. A Public Stockholder that has properly tendered his or her Public Shares for Redemption will be entitled to receive his or her pro rata portion of the aggregate amount then on deposit in the Trust Account in cash for such Public Shares only if the Business Combination is completed. If the Business Combination is not completed, the Redemptions will be canceled and the tendered Public Shares will be returned to the relevant Public Stockholders as appropriate.

Globis Public Stockholders who seek to redeem their Public Shares must demand Redemption no later than 5:00 PM, Eastern Time, on June 3, 2022 (two (2) business days before the Stockholders Meeting) by (i) submitting a written request to the Transfer Agent that Globis redeem such Public Stockholder’s Public Shares for cash, (ii) affirmatively certifying in such request to the Transfer Agent for Redemption if such Public Stockholder is acting in concert or as a “group” (as described in Section 13(d)(3) of the Exchange Act) with any other stockholder with respect to Public Shares of Globis and (iii) delivering their ordinary shares, either physically or electronically using DTC’s DWAC System, at the Public Stockholder’s option, to the Transfer Agent prior to the Stockholders Meeting. If a Public Stockholder holds the Public Shares in “street name”, such Public Stockholder will have to coordinate with his or her broker to have such Public Shares certificated or delivered electronically. Certificates that have not been tendered to the Transfer Agent (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge the tendering broker a nominal fee and it would be up to the broker whether or not to pass this cost on to the redeeming Public Stockholder. In the event the Business Combination is not completed, this may result in an additional cost to Public Stockholders for the return of their shares.

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Any request for redemption, once made by a holder of public ordinary shares, may not be withdrawn once submitted to New Forafric unless the Board of Directors of New Forafric determine (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part). Furthermore, if a Public Stockholder demands Redemption of such shares and subsequently decides prior to the applicable date not to elect to exercise such rights, he or she may simply request that the Transfer Agent return the shares (physically or electronically).

Any corrected or changed written demand of Redemption Rights must be received by Globis’ secretary two business days prior to the vote taken on the Business Combination Proposal at the Stockholders Meeting. No demand for Redemption will be honored unless the Public Stockholder’s Share certificates (if any) and other redemption forms have been delivered (either physically or electronically) to the Transfer Agent at least two business days prior to the vote at the Stockholders Meeting.

Public Stockholders seeking to exercise their Redemption Rights and opting to deliver share certificates (if any) and other redemption forms should allow sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. It is Globis’ understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, Globis does not have any control over this process and it may take longer than two weeks. Shareholders who hold their shares in “street name” will have to coordinate with their banks, brokers or other nominees to have the shares certificated or delivered electronically. There is a cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge a nominal fee to the tendering broker and it would be up to the broker whether or not to pass this cost on to the redeeming stockholder. In the event the Business Combination is not completed, this may result in an additional cost to shareholders for the return of their shares.

A Public Stockholder will be entitled to receive cash for these shares only if the shareholder properly demands Redemption as described above and the Business Combination is completed. If a Public Stockholder properly seeks Redemption and the Business Combination is completed, Globis will redeem these shares for cash and the holder will no longer own these shares following the Business Combination. If the Business Combination is not completed for any reason, then the Public Stockholders who exercised their Redemption Rights will not be entitled to receive cash for their shares. In such case, Globis will promptly return any shares delivered by the Public Stockholders. Globis and FAHL will not complete the Business Combination if, immediately prior to the Closing and after payment of all transaction and other expenses payable by Globis and payments for Redemptions, Globis does not have net tangible assets in accordance with Rule 3a51-1(g)(1) of the Exchange Act of at least $5,000,001. For more information, see the section entitled “Proposal 3: The Business Combination Proposal — The Business Combination Agreement – Conditions to Closing of the Business Combination.”

Notwithstanding the foregoing, a Public Stockholder, together with any affiliate of his, her, its or any other person with whom he, she or it is acting in concert or as a “group” (as described in Section 13(d)(3) of the Exchange Act) will be restricted from seeking Redemption Rights with respect to 20% or more of Globis’ Public Shares. Accordingly, any shares held by a Public Stockholder or “group” in excess of such 20% cap will not be redeemed by Globis.

Pursuant to the Sponsor Letter Agreement, the Sponsors, Globis’ officers and directors and Globis’ underwriters have agreed to waive their redemption rights with respect to their founder shares, placement shares or equity participation shares issued in connection with the completion of Globis’ initial business combination. The Sponsors, our officers and directors and Globis’ underwriters agreed to the waiver to induce potential targets to enter into a business combination. Such waivers are common in transactions of this sort and the Sponsors, our officers and directors and Globis’ underwriters did not view the waiver as separate from the business combination as a whole and did not receive separate consideration for the waiver.

Holders of the warrants will not have redemption rights with respect to the warrants.

The closing price of Globis Common Stock on May 11, 2022 was $10.27. The cash held in the Trust Account as of May 12, 2022 was approximately $10.30 per Public Share. Prior to exercising Redemption Rights, shareholders should verify the market price of Globis Shares as they may receive higher proceeds from the sale of their shares in the public market than from exercising their Redemption Rights if the market price per share is higher than the Redemption price. Globis cannot assure its shareholders that they will be able to sell their Globis Shares in the open market, even if the market price per share is higher than the Redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares. A Public Stockholder who properly exercises its Redemption Rights pursuant to the procedures set forth herein will be entitled to receive a pro rata portion of the aggregate amount then on deposit in the Trust Account, less amount required to pay Globis’ income and franchise taxes.

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Appraisal Rights

Neither holders of shares of Globis Common Stock nor holders of Globis’ warrants are entitled to appraisal rights in connection with the Redomiciliation, the Merger or the Business Combination.

Proxy Solicitation

Globis is soliciting proxies on behalf of the Globis Board. This solicitation is being made by mail but also may be made by telephone or in person. Globis and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Globis will bear all of the costs of the solicitation, which Globis estimates will be approximately $11,500 in the aggregate. Globis has engaged Advantage Proxy as proxy solicitor to assist in the solicitation of proxies.

Globis will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Globis will reimburse them for their reasonable expenses.

If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the Stockholders Meeting. A shareholder may also change its vote by submitting a later-dated proxy as described in the section entitled “— Revoking Your Proxy.”

Householding

The SEC has adopted a rule concerning the delivery of annual reports and proxy statements. It permits Globis, with your permission, to send a single notice of meeting and, to the extent requested, a single copy of this proxy statement/prospectus to any household at which two or more Globis stockholders reside if they appear to be members of the same family. This rule is called “householding,” and its purpose is to help reduce printing and mailing costs of proxy materials.

A number of brokerage firms have instituted householding for shares held in “street name.” If you and members of your household have multiple accounts holding common stock of Globis, you may have received a householding notification from your broker. Please contact your broker directly if you have questions, require additional copies of this proxy statement/prospectus or wish to revoke your decision to household. These options are available to you at any time.

Who Can Answer Your Questions About Voting Your Shares?

If you are a holder of Globis’ Common Stock and have any questions about how to vote or direct a vote in respect of your securities, you may call Advantage Proxy, our proxy solicitor, by calling 1-877-870-8586, or banks and brokers can call collect at 1-206-870-8586, or by emailing ksmith@advantageproxy.com.

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PROPOSAL 1: THE REDOMICILIATION PROPOSAL

Overview

Globis Nevada is proposing to change its corporate structure and domicile from a corporation incorporated under the laws of the State of Nevada to a public company limited by shares incorporated under the laws of Gibraltar. This change will be implemented as a legal continuation of Globis Nevada under the applicable laws of the State of Nevada and Gibraltar.

There are currently 10 shares of common stock, par value of $0.0001 per share outstanding in Globis Nevada which are registered in the name of Globis. Immediately prior to the Redomiciliation, these outstanding 10 shares of common stock, par value of $0.0001 per share in Globis Nevada will be sold by Globis to a Gibraltar private limited company known as Hamer Limited (of 109 Main Street, Gibraltar GX11 1AA, Gibraltar) for a nominal sum not exceeding $10 (“Globis Nevada Ownership Change”.

The Redomiciliation will then be effected by filing an application for re-domiciliation to the Registrar of Companies at Companies House Gibraltar accompanied by all required documentation and filing an application to de-register Globis Nevada with Nevada Secretary of State. As a consequence of the Redomiciliation, all outstanding securities of Globis Nevada will convert to outstanding securities of the continuing Gibraltar private company limited by shares and known as “Forafric Global Limited”. Hamer Limited will become the subscriber to the said memorandum of association of Forafric Global Limited, and one or both of the directors of Hamer Limited will sign the memorandum of association.

As part of the Redomiciliation, the 10 shares of common stock, par value of $0.0001 per share outstanding in Globis Nevada will convert to 10 ordinary shares of $0.001 each in the authorized share capital of Forafric Global Limited as part of the re-domiciliation.

The board and shareholder of Forafric Global Limited will thereafter change in authorized and issued share capital of Forafric Global Limited by (i) re-classifying and re-designating the ordinary shares in the authorized share capital of Forafric Global Limited to class Z non-redeemable and non-convertible ordinary shares of USD 0.001 (one thousandth of a United States Dollar) each (“Class Z Shares”); (ii) re-classifying and re-designating the 10 ordinary shares in the issued share capital of Forafric Global Limited and registered in the name of Hamer Limited into 10 Class Z Shares; (iii) issue the remaining authorized but unissued 29,999,990 Class Z shares to Hamer Limited as fully paid-up shares in order to comply with the statutory pre-requisites under Gibraltar law so that Forafric Global Limited may subsequently apply to re-register as a public company limited by shares; (iv) increase the authorized share capital of Forafric Global Limited to create the class of Ordinary Shares (comprising 100,000,000 ordinary shares, par value $0.001 each) in the authorized but unissued share capital of Forafric Global Limited; (v) to the extent there are any authorized but unissued Class Z Shares in excess of the 30 million that are then issued to Hamer Limited, Forafric Global Limited will cancel those authorized but unissued Class Z Shares; and (vi) Forafric Global Limited will file new memorandum and articles of association of Forafric Global Limited to reflect these changes to its authorized and issued share capital and those memorandum and articles of association will also set out the rights attaching to the Ordinary Shares and the Class Z Shares. The authorized issued and unissued share capital of Forafric Global Limited as well as the rights attaching to the Ordinary Shares and the Class Z Shares will remain the same when Forafric Global Limited subsequently re-registers as a Gibraltar public company limited by shares and known as “Forafric Global PLC”, and the authorized issued and unissued share capital of Forafric Global Limited as well as the rights attaching to the Ordinary Shares and the Class Z Shares will be reflected in the Memorandum and Articles of Association when are adopted on re-registration of Forafric Global Limited as a Gibraltar public company limited by shares known as “Forafric Global PLC”; (the aforesaid share capital re-organization and re-registration of Forafric Global Limited as a Gibraltar public company limited by shares, hereinafter referred to as the “PLC Re-Registration”). The PLC Re-Registration is necessary under Gibraltar law in order to ensure that following the Redomiciliation, New Forafric can be registered as a Gibraltar public company limited by shares and have the appropriate share capital structure in order to facilitate the subsequent Exchange upon the Merger becoming effective.

The Redomiciliation will become effective prior to the completion of the Merger, the Exchange and the Business Combination. The proposed Memorandum and Articles of Association, which will become effective following the Redomiciliation once Globis Nevada re-registers as a public company with the Registrar of Companies at Companies House Gibraltar, is attached to this proxy statement/prospectus as Annex D.

At the effective time of the Redomiciliation, the separate existence of Globis Nevada will cease as a Nevada corporation and, after Globis Nevada re-registers as a public company with the Registrar of Companies at Companies House Gibraltar, will become and continue as a Gibraltar public company limited by shares, which is herein referred as “New Forafric”. The Articles of Incorporation of Globis Nevada will be replaced by the Memorandum and Articles of Association as a consequence of the aforesaid steps.

In connection with the Redomiciliation, the corporate name of Globis Nevada will change to “Forafric Global PLC”

Reasons for the Redomiciliation

Our Board believes that there are significant advantages to New Forafric that will arise as a result of being domiciled in Gibraltar, including (i) being redomiciled in Gibraltar will create operational efficiencies for the combined company due to the fact that FAHL is a Gibraltar private company limited by shares and its subsidiaries are all located outside the United States and (ii) the elimination of our obligation to pay the annual Delaware franchise tax and the expected savings as a result of not having a franchise tax. FAHL required that New Forafric be incorporated in the state of Gibraltar in order to enter into the Business Combination Agreement.

Reasons for the Name Change

The Globis Board believes that it would be in the best interests of Globis Nevada to, in connection with the Redomiciliation and the Business Combination, change its corporate name to “Forafric Global PLC” in order to more accurately reflect its business purpose and activities.

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Memorandum and Articles of Association

Commencing with the effective time of the re-registration of Forafric Global Limited as a Gibraltar public company limited by shares to become New Forafric, the Memorandum and Articles of Association will govern the rights of stockholders in New Forafric.

A chart comparing the rights of a holder of shares of Common Stock of Globis as a Delaware corporation with your rights as a holder of New Forafric’s ordinary shares as a Gibraltar public company limited by shares can be found below in “Proposal 2: The Merger and Exchange Proposal — Comparison of Shareholder Rights under the Applicable Corporate Law Before and After the Merger.”

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, that Globis Nevada Ownership Change, the application by Globis Nevada to the Office of the Secretary of State in the State of Nevada and in Gibraltar for the de-registration of Globis Nevada as a company registered in the State of Nevada and for registration of Globis Nevada in Gibraltar and the continuance as a Gibraltar company limited by shares established under the laws of Gibraltar as a consequence of the PLC Re-Registration each be and are hereby approved.

In order to effect the desired registration of Globis Nevada in Gibraltar and for the continuance of Globis Nevada under the laws of Gibraltar in accordance with the Companies (Re-domiciliation) Regulations 1996 of Gibraltar as amended, the directors of Globis (or any of them) and/or Hassans International Law Firm Limited, the legal and the other professional advisers of Globis in the name of and on behalf of Globis Nevada, be and are hereby authorized to:

(a)	apply for the consent of the Registrar of Companies in Gibraltar for registration in Gibraltar and for the continuance of Globis Nevada under the laws of Gibraltar;

(b)	file with the Registrar of Companies in Gibraltar the appropriate Form 442A;

(c)	file with the Gibraltar authorities any and all documents required to be filed pursuant to the Companies (Re-domiciliation) Regulations 1996 and pursuant to the Companies Act 2014 (as amended from time to time) in connection with the Redomiciliation and the PLC Re-Registration;

(d)	obtain from the Registrar of Companies in Gibraltar a certificate of continuance for Globis Nevada;

(e)	forward a copy of such certificate of continuance to the Secretary of State of Nevada and to obtain from the Secretary of State of Nevada a certificate of continuance of a company overseas and thereafter a certificate (or other evidence) of discontinuance as a company registered in the State of Nevada; and

(f)	do all other acts as may be necessary or desirable in connection with the foregoing and the Re-domiciliation the PLC Re-Registration generally.

Subject to the receipt by Globis Nevada of the certificate of continuance of Globis Nevada evidencing the registration of Globis Nevada in Gibraltar and the continuance of Globis Nevada in Gibraltar under the laws of Gibraltar, the registered office of Globis Nevada shall be Madison Building, Midtown, Queensway, Gibraltar GX11 1AA, Gibraltar.

That the name of Globis Nevada following the Re-domiciliation of Globis Nevada to Gibraltar and the PLC RE-Registration will be “Forafric Global PLC.”

That the shareholders upon and following the Redomiciliation of Globis Nevada to Gibraltar will remain shareholders at the time of the Redomiciliation.

That the company secretary of Globis Nevada upon and following its Re-domiciliation to Gibraltar, will be Line Secretaries Limited of 57/63 Line Wall Road, Gibraltar GX11 1AA and that the existing registered agent shall therefore be removed as registered agent upon and following the conclusion of the Re-domiciliation.”

That following the Redomiciliation and as a consequence of the PLC RE-Registration the Memorandum and Articles of Association be adopted as Memorandum and Articles of Association of New Forafric in substitution for and to the entire exclusion of the prior existing Articles of Incorporation, bylaws and/or all other constitutional documents of Globis Nevada.”

Vote Required for Approval with Respect to the Redomiciliation Proposal

The approval of the Redomiciliation Proposal will require the affirmative vote of a majority of the votes cast by the stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Stockholders Meeting. Accordingly, a Globis stockholder’s failure to vote by proxy or to vote in person, as well as an abstention from voting and a broker non-vote with regard to the Redomiciliation Proposal will have no effect on the Redomiciliation Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Redomiciliation Proposal.

As discussed above, a vote to approve the Redomiciliation Proposal is an advisory vote, and therefore, is not binding on Globis or its Board. Accordingly, regardless of the outcome of the non-binding advisory vote, Globis intends to effect the Redomiciliation and subsequent re-registration of Globis Nevada as a Gibraltar public company limited by shares

Recommendation of the Globis Board with Respect to the Redomiciliation Proposal

THE GLOBIS BOARD UNANIMOUSLY RECOMMENDS THAT stockholderS VOTE “FOR” THE REDOMICILIATION PROPOSAL.

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PROPOSAL 2:THE MERGER AND EXCHANGE PROPOSAL

Overview

As a condition to the Closing under the terms of the Business Combination Agreement, Globis has agreed to merge with and into Merger Sub, with Merger Sub surviving the merger. Immediately upon effectiveness of the Merger, the currently issued and outstanding shares of Globis Common Stock will be exchanged, on a one-for-one basis, for outstanding shares of common stock of Merger Sub, and the Contribution Agreement will become effective so as to give effect to the Exchange, resulting in the outstanding shares of common stock of Merger Sub being exchanged, on a one-for-one basis, for ordinary shares of New Forafric. Similarly, the outstanding Warrants will become warrants to acquire the corresponding number of ordinary shares of New Forafric on the same terms as the current outstanding Warrants as a consequence of the warrant agreement being assigned and novated by Globis to New Forafric effective as from the Merger. The Merger and Exchange Proposal, if approved, will approve of the Merger of Globis with and into Merger Sub, with Merger Sub surviving the merger, and the exchange of Common Stock of Merger Sub for Ordinary Shares. A copy of the Merger Agreement is attached as Annex B hereto.

As a result of the exchange of Common Stock of Merger Sub for Ordinary Shares, your rights as a stockholder will cease to be governed by the laws of the DGCL and you will become a shareholder of New Forafric with all rights as such governed by Gibraltar law. We urge stockholders to carefully consult the information set out below under “Proposal 2: The Merger and Exchange Proposal — Comparison of Shareholder Rights under the Applicable Corporate Law Before and After the Merger.”

In addition to voting on the Business Combination, Globis’ stockholders also are being asked to consider and vote upon a proposal to approve the Merger, which are governed by the laws of the State of Delaware and to approve the Redomiciliation, the Exchange and the Proposed Organizational Documents, which are governed by Gibraltar law. If the Merger and Exchange Proposal is approved, but the Redomiciliation Proposal, Business Combination Proposal or the Charter Proposal are not approved, then none of the Redomiciliation, the Merger, the Exchange, or the Business Combination will be consummated.

Regulatory Approvals; Third Party Consents

Globis is not required to make any filings or to obtain any approvals or clearances from any antitrust regulatory authorities in the United States or other countries in order to complete the Merger or the Exchange; however, because the Merger and the Exchange must occur immediately prior to the Business Combination, they will not occur unless the Business Combination can be completed, which will require the approvals as described below under the section entitled “Proposal 3: The Business Combination Proposal.” Globis must comply with applicable United States federal and state securities laws in connection with the Merger and the Exchange, including the filing with Nasdaq of a press release disclosing the Merger and the Exchange, among other things.

The Merger and the Exchange will not breach any covenants or agreements binding upon Globis and will not be subject to any additional federal or state regulatory requirements, except compliance with the laws of Delaware, Nevada and Gibraltar necessary to effect the Merger and the Exchange.

Comparison of Shareholder Rights under the Applicable Corporate Law Before and After the Merger

When the Merger and the Exchange are completed, the rights of stockholders will be governed by Gibraltar law, rather than by the laws of the State of Delaware. Certain differences exist between the Gibraltar Companies Act and DGCL that will alter certain of the rights of shareholders and affect the powers of New Forafric Board and management following the Merger and the Exchange.

Stockholders should consider the following summary comparison of the laws of the DGCL, on the one hand, and Gibraltar laws, on the other. This comparison is not intended to be complete and is qualified in its entirety by reference to the DGCL and the Gibraltar Companies Act and Companies Regulations.

The owners of a Delaware corporation’s shares are referred to as “stockholders.” For purposes of language consistency, in certain sections of this proxy statement/prospectus, we may continue to refer to the share owners of New Forafric as “stockholders.”

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Provision	Delaware	Gibraltar
Applicable legislation	General Corporation Law of the State of Delaware.	The Companies Act (As Revised).

General Vote Required for Combinations with Interested Stockholders/Shareholders	Generally a corporation may not engage in a business combination with an interested stockholder for a period of three years after the time of the transaction in which the person became an interested stockholder, unless the corporation opts out of the statutory provision.	No Similar Provision.

Appraisal Rights	Generally a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger. Stockholders of a publicly traded corporation do, however, generally have appraisal rights in connection with a merger if they are required by the terms of a Business Combination Agreement to accept for their shares anything except: (a) shares or depository receipts of the corporation surviving or resulting from such merger; (b) shares of stock or depository receipts that will be either listed on a national securities exchange or held of record by more than 2,000 holders; (c) cash in lieu of fractional shares or fractional depository receipts described in (a) and (b) above; or (d) any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in (a), (b) and (c) above.	No Similar Provision.

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Requirements for Stockholder/Shareholder Approval	Subject to the certificate of incorporation, stockholder approval of mergers, a sale of all or substantially all the assets of the corporation, dissolution and amendments of constitutional documents require a majority of outstanding shares; most other stockholder approvals require a majority of those present and voting, provided a quorum is present.

Certain instances require the shareholders to pass a special resolution (75% majority). The following resolutions will therefore only be passed if, on a show of hands, at least 75% of the shareholders present vote in its favor or, on a poll vote, if more than 75% of the votes cast are in favor:

●	alteration of the Articles of New Forafric (s25);

●	change of name of New Forafric (s29)

●	re-registration of New Forafric from a public company to a private company (s45);

●	whitewash procedure to ensure that any financial assistance provided by New Forafric in connection with the purchase of its own shares is permissible (s. 103)

●	approval of the contract in respect of redemption or buy back of shares of New Forafric (s109);

●	reduction of share capital of New Forafric (s136);

●	redenomination of share capital of New Forafric (s139);

●	New Forafric making the liability of the directors unlimited (s225);

●	reduction of share capital below the authorized minimum (s. 142)

●	reserving the liability of New Forafric i.e. determine that any portion of its share capital which has not been already called up shall not be capable of being called up, except in the event and for the purposes of New Forafric being wound up (s129);

●	authorizing New Forafric to pay interest out of capital in certain cases (s134);

●	appointing an inspector to investigate New Forafric’s affairs (s213);

●	authorizing the assignment by a director of his office to another person (s230);

●	approving the voluntary winding up of New Forafric (s364);

●	authorizing a liquidator to accept shares as consideration for sale of the property of New Forafric (s384). ); and

●	removal of director from office (article 74A of the articles of association).

Other shareholder approvals require an ordinary resolution, being a simple majority.

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Provision	Delaware	Gibraltar

Requirement for Quorum	Quorum is a majority of shares entitled to vote at the meeting unless otherwise set in the constitutional documents, but cannot be less than one-third of shares entitled to vote at the meeting.

No Similar Provision, however note that under the Articles of Association the holders of 33 1/3% of New Forafric’s issued and outstanding share capital present in person or by proxy and entitled to vote on the business to be transacted shall be a quorum.

Stockholder/Shareholder Consent to Action Without Meeting	Unless otherwise provided in the certificate of incorporation, stockholders may act by written consent.	Shareholders may not act by written consent.

Inspection of Books and Records	Any stockholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.	The Companies Act affords certain rights of inspection to shareholders, and contains provisions which entitle a shareholder to be furnished with particular information in respect of New Forafric. A shareholder is entitled during normal business hours to inspect the following at the registered office of New Forafric, free of charge:

		●	Register of Directors (section 222)

		●	Register of Secretaries (section 223)

		●	Register of Charges (section 176)

		●	Minutes of Shareholders Meetings (copies must be provided for the prescribed sum) (section 210)

		●	Register of Members (copies must be provided within 10 days, for the prescribed sum) (section 183)

		●	Register of debenture holders (copies must be provided for the prescribed sum) (section 164)

		●	Documents relating to a merger (section 312)

		●	Documents relating to a division (section 333)

		●	Statement as to pending liquidation (section 406)

		●	Contract for the purchase of own shares (section 114)

Moreover, a shareholder is required to be furnished with the following on payment of the prescribed sum:

		●	an up-to-date copy of New Forafric’s memorandum and articles;

		●	a copy of any resolution or agreement relating to New Forafric to which Chapter 1 of Part III applies (resolutions and agreements affecting a company’s constitution) and that is for the time being in force;

		●	a copy of any document required to be sent to the Registrar under section 36 (alterations in the articles);

		●	a copy of any court order under either or both of sections 299 and 300 (order sanctioning compromise or arrangement, reconstruction or amalgamation);

		●	a copy of New Forafric’s current certificate of incorporation, and of any past certificates of incorporation;

		●	in the case of a company with a share capital, a current statement of capital

Stockholder/Shareholder Lawsuits	A stockholder may bring a derivative suit subject to procedural requirements.		A shareholder may bring a derivative action subject to procedural requirements.

Removal of Directors	Any director or the entire board may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except as follows: (1) unless the charter otherwise provides, in the case of a corporation with a classified board, stockholders may effect		No Similar Provision, however note that under the Articles of Association New Forafric may, by ordinary resolution of which special notice has been given, or by special resolution, remove any director from office

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Provision	Delaware	Gibraltar
such removal only for cause; or (2) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board. Because the corporation board will be classified after the closing of the Business Combination, a director may be removed from office only for cause and only by the affirmative vote of at least a majority of the total voting power of the outstanding shares of capital stock of the corporation entitled to vote in any annual election of directors or class of directors, voting together as a single class.

Number of Directors	The number of directors is fixed by the Bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment of the certificate of incorporation. The Bylaws may provide that the board may increase the size of the board and fill any vacancies.	Every public limited company shall have at least two directors (s215)

Classified or Staggered Boards	Classified boards are permitted.	No Similar Provision

Fiduciary Duties of Directors	Directors must exercise a duty of care and duty of loyalty and good faith to New Forafric and its stockholders.

Fiduciary duties are common law duties and are not codified in the Companies Act:

A director is required to act and exercise his or her powers in good faith in what he or she considers (not what a court may consider) is in the best interests of the company as a whole (i.e., the company itself and all of its shareholders as a group), and not for an unrelated purpose, even if there is no question of personal gain

A director is required to exercise the degree of skill and care that may reasonably be expected from someone in their position as director, but a higher standard may be imposed depending on their own ability and experience.

A director must not put himself or herself in a position where personal interests conflict with those of New Forafric

A director has an obligation to protect and use the property of New Forafric as if he or she were a trustee of it.

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Provision	Delaware	Gibraltar

Indemnification of Directors and Officers	A corporation shall have the power to indemnify any person who was or is a party to any proceeding because such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful. If the action was brought by or on behalf of the corporation, no indemnification is made when a person is adjudged liable to the corporation unless a court determines such person is fairly and reasonably entitled to indemnity for expenses the court deems proper.

Under section 231 of the Companies Act, any provision (whether in the articles or in a contract with a company) exempting or indemnifying any officer of New Forafric for negligence, default or breach of duty is void. However, New Forafric may, if permitted by its articles or a contract:

(a) indemnify a director as to the costs of successful court proceedings; and/or

(b) purchase and maintain for any director insurance for any liability referred to in section 231.

Any person not being New Forafric may indemnify a director against any liability referred to in section 231.

Limited Liability of Directors	Permits the limiting or eliminating of the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful stock repurchases or dividends, or improper personal benefit.	In a limited company the liability of the directors, if so provided by the memorandum, may be unlimited.

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Comparison of Shareholder Rights under the Applicable Organizational Documents Before and After the Merger

When the Redomiciliation, Merger and the Exchange are completed, the rights of shareholders and the scope of the powers of New Forafric’s Board and management will be governed by the Memorandum and Articles of Association, rather than the Amended and Restated Certificate of Incorporation and Bylaws (which will cease to be effective).

Stockholders should consider the following summary comparison of the Amended and Restated Certificate of Incorporation and Bylaws, on the one hand, and the Memorandum and Articles of Association, on the other hand. This comparison assumes that the changes to be made to the proposed Certificate of Incorporation and proposed Bylaws in connection with the Organizational Documents Proposals are approved. This comparison is not intended to be complete and is qualified in its entirety by reference to the Amended and Restated Certificate of Incorporation and the proposed Memorandum and Articles of Association of New Forafric. You should read the form of Memorandum and Articles of Association attached to this proxy statement/prospectus as Annex D, carefully in its entirety.

Delaware Amended and Restated Certificate of Incorporation and Bylaws	Gibraltar Memorandum and Articles of Association

Corporate Purpose

The purpose shall be to engage in any lawful act or activity for which corporations may be organized under the DGCL.	New Forafric’s Memorandum and Articles of Association do not specifically restrict the objects of New Forafric, and as such its objects are unrestricted

Capital Stock

The total number of shares of all classes of capital stock which New Forafric shall have authority to issue is 101,000,000 of which 100,000,000 shares shall be common stock, par value $0.0001 per share and 1,000,000 shares shall be preferred stock, par value $0.0001 per share.	The authorised share capital of New Forafric is USD 131,000 (one hundred and thirty-one thousand United States Dollars) divided into: (i) 100,000,000 ordinary shares, nominal value $0.001 per share, and (ii) 1,000,000 preferred shares, nominal value $0.001 per share, and (iii) 30,000,000 Class Z non-redeemable and non-convertible ordinary shares of USD 0.001 (one thousandth of a United States Dollar) each, each conferring those rights, entitlements, obligations and restrictions as more particularly set out in the articles of association of New Forafric.

Preferred Stock

The Board of Directors is expressly granted authority to issue shares of Preferred Stock, in one or more series, and to fix for each such series the number of shares constituting such series and the designation, the voting powers (if any), and the powers, preferences and relative, participating, optional, or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the DGCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of New Forafric entitled to vote thereon, without a separate vote of the holders of the common stock or Preferred Stock, unless a vote of any such holders is required pursuant to the Certificate of Incorporation or any Preferred Stock Designation.

Preferred Shares New Forafric may issue shares with such rights and/or restrictions as may be determined by ordinary resolution.

Common Stock Each holder of common stock is entitled to one vote for each share of common stock held of record by such holder on all matters on which stockholders generally are entitled to vote.	Ordinary Shares On a show of hands every shareholder present in person shall have one vote. On a poll every shareholder shall have one vote for each share of which he is the holder

Class Z non-redeemable and non-convertible ordinary shares

Prior to the allotment and issue of any ordinary shares, the Class Z non-redeemable and non-convertible ordinary shares entitle the holders to (i) receive notice of and to attend and speat and vote at general meetings of New Forafric; (ii) to share in the profits of new Forafric available for distribution; and (iii) to any capital available for distribution on liquidation of New Forafric. Upon the allotment and issue of any ordinary share, the Class Z non-redeemable and non-convertible ordinary shares no longer entitle the holders to (i) receive notice of or to attend or speat or vote at general meetings of New Forafric; or (ii) to share in the profits of new Forafric available for distribution; but the holders are entitled on liquidation of New Forafric to a repayment on a pro rata basis together with the other issued classes of shares to a return of the capital paid up on the Class Z non-redeemable and non-convertible ordinary shares.

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Delaware Amended and Restated Certificate of Incorporation and Bylaws	Gibraltar Memorandum and Articles of Association

Directors; Classes

Subject to the Certificate of Incorporation, the Board of Directors will determine the number of directors who will serve on the board. The exact number of directors will be fixed from time to time by a majority of the Board of Directors. The Board of Directors will be divided into three classes designated as Class I, Class II and Class III. Class I directors will initially serve for a term expiring at the first annual meeting of stockholders following the closing of the Business Combination. Class II and Class III directors shall initially serve for a term expiring at the second and third annual meeting of stockholders following the closing of the Business Combination, respectively. At each succeeding annual meeting, successors to the class of directors whose term expires at that annual meeting will be elected for a term expiring at the third succeeding annual meeting of stockholders. There will be no limit on the number of terms a director may serve on the Board of Directors.	The board of directors of New Forafric shall be fixed for a period of (i) three years from the date of the adoption of the Articles, and (ii) for subsequent periods of three years.

Board Vacancies; Removal

Any vacancy on the Board of Directors, including a vacancy that results from an increase in the number of directors or a vacancy that results from the removal of a director with cause, may be filled only by a majority of the directors then in office.	New Forafric may by ordinary resolution appoint a person who is willing to act to be a director to fill a vacancy.

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Delaware Amended and Restated Certificate of Incorporation and Bylaws	Gibraltar Memorandum and Articles of Association

Stockholder/Shareholder Voting

Election of directors need not be by ballot unless the Bylaws so provide.

Subject to the rights of holders of any series of Preferred Stock, special meetings of the stockholders of the company may be called only by or at the direction of the board, the chairman of the board or the chief executive officer of the company.

Stockholders must comply with certain advance notice procedures to nominate candidates to the company Board or to propose matters to be acted upon at a stockholders’ meeting.

Except pursuant to a certificate of designation by the holders of one or more series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, any action required or permitted to be taken by the holders of stock of the company must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders.

Any person who is willing to act as a director, and is permitted by law to do so, may be appointed to be a director–

(a) by ordinary resolution, or

(b) by a decision of the directors.

New Forafric may, by ordinary resolution of which special notice has been given, or by special resolution, remove any director from office

Amendments to the Governing Documents

The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to, or repeal the Bylaws.

The affirmative vote of the holders of at least 66 2⁄3% of the total voting power of all the then outstanding shares of stock of the company entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend, repeat or rescind, in whole or in part, any provision of Article I, Article II or Article IV of the Bylaws of the company, or to adopt any provision inconsistent therewith and, with respect to any other provision of the Bylaws, the affirmative vote of the holders of at least a majority of the total voting power of all the then outstanding shares of stock of the company entitled to vote generally in the election of directors, voting together as a single class, shall be required in order for the stockholders of the company to alter, amend, repeal or rescind, in whole or in part, any provision of the Bylaws of the company, or to adopt any provision inconsistent therewith.

Certain provisions of the Certificate of Incorporation may only be amended, altered, repealed, or rescinded by the affirmative vote of the holders of at least 66-2/3% of the total voting power of all the then outstanding shares of stock of the company entitled to vote generally in the election of directors, voting together as a single class.

No provision in the Articles of Association. The Companies Act requires that an alteration to New Forafric’s articles is made by special resolution (75% majority)

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Delaware Amended and Restated Certificate of Incorporation and Bylaws	Gibraltar Memorandum and Articles of Association

Authority of the Directors

The directors are empowered to exercise all such powers and do all such acts and things as may be exercised or done by the company; subject, nevertheless, to the provisions of the statutes of Delaware, of the Certificate of Incorporation, and to any Bylaws from time to time made by the stockholders; provided, however, that no Bylaw so made shall invalidate any prior act of the directors which would have been valid if such Bylaw had not been made.	The directors are responsible for the management of the company’s business subject to and in accordance with the provisions of the memorandum and articles of association of New Forafric and also subject to the laws of Gibraltar, for which purpose they may exercise all the powers of the company

Liability of Directors

A director of the company shall not be personally liable to the company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this provision by the stockholders of the company shall not adversely affect any right or protection of a director of the company with respect to events occurring prior to the time of such repeal or modification.

Subject to article 297 of the articles of association of New Forafric, a relevant director of the company or an associated company may be indemnified out of New Forafric’s assets against any liability which by virtue of any rule of law would otherwise attach to him in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the company. New Forafric is able to procure and pay insurance premiums for Directors & Officers insurance in favor of the directors of New Forafric.

Article 297 provides that the above does not authorise any indemnity which would be prohibited or rendered void by any provision of the Act or by any other provision of law.

Under section 231 of the Companies Act, any provision (whether in the articles or in a contract with a company) exempting or indemnifying any officer of New Forafric for negligence, default or breach of duty is void. However, New Forafric may, if permitted by its articles or a contract:

(a) indemnify a director as to the costs of successful court proceedings; and/or

(b) purchase and maintain for any director insurance for any liability referred to in section 231.

Any person not being New Forafric may indemnify a director against any liability referred to in section 231.

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Indemnification of Directors, Officers, Employees and Others

Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative or any other type whatsoever, by reason of the fact that he or she is or was a director or an officer of New Forafric or, while a director or officer of New Forafric, is or was serving at the request of the company as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the company to the fullest extent permitted by Delaware law against all	See “Liability of Directors” above

Delaware Amended and Restated Certificate of Incorporation and Bylaws	Gibraltar Memorandum and Articles of Association
expense, liability and loss reasonably incurred or suffered by such indemnitee in connection therewith, provided, however, that, except in certain circumstances, the company shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the company’s board of directors. An indemnitee shall also have the right to be paid by the company the expenses(including attorney’s fees) incurred in appearing at, participating in or defending any such proceeding in advance of its final disposition or in connection with a proceeding brought to establish or enforce a right to indemnification or advancement of expenses under the Bylaws.

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Exclusive Forum

(a) Unless the company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for the following types of actions or proceedings: (A) any derivative action or proceeding brought on behalf of New Forafric; (B) any action asserting a claim of breach of or based on a fiduciary duty owed by any current or former director, officer or other employee of New Forafric to New Forafric or New Forafric’s shareholders; (C) any action asserting a claim against the company or any current or former director or officer or other employee of the company arising pursuant to any provision of the DGCL, the Certificate of Incorporation or the Bylaws (including any right, obligation or remedy thereunder); (D) any action to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the Bylaws; (E) any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; or (F) any action asserting a claim that is governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over any indispensable parties named as defendants. The foregoing shall not apply to any claims arising under the Exchange Act or the Securities Act; and (b) unless the company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive	The Articles of Association do not contain a provision adopting an exclusive forum for shareholder litigation

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Delaware Amended and Restated Certificate of Incorporation and Bylaws	Gibraltar Memorandum and Articles of Association

Business Opportunities

forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. If any action that is the subject matter of which is within the scope of the foregoing is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the foregoing (an “Enforcement Action”) and (ii) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. If any provision of the Bylaws becomes or is declared on any ground by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from the Bylaws, and the court will replace such illegal, void or unenforceable provision of the Bylaws with a valid and enforceable provision that most accurately reflects the company’s intent, in order to achieve, to the maximum extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of the Bylaws shall be enforceable in accordance with its terms. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the corporation shall be deemed to have notice of and consented to the provisions of the foregoing.

The company renounces any interest or expectancy that it has in, or right to be offered an opportunity to participate in, any business opportunities that may be a corporate opportunity for its directors or their respective affiliates, other than those officers, directors, stockholders or affiliates who are our employees. Non-employee directors or his or her affiliates have no duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which the company or its affiliates now engage or propose to engage or (ii) otherwise competing with the company or its affiliates. In the event that any non-employee director or any of his or her affiliates acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or herself or its or his or her affiliates or for the company or its affiliates, such	No similar provision

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Delaware Amended and Restated Certificate of Incorporation and Bylaws	Gibraltar Memorandum and Articles of Association

person will have no duty to communicate or offer such transaction or business opportunity to New Forafric or any of its affiliates and they may take any such opportunity for themselves or offer it to another person or entity. The company does not renounce its interest in any business opportunity that is expressly offered to a non-employee director solely in his or her capacity as a director or officer of the company. A business opportunity will not be deemed to be a potential corporate opportunity for the company if it is a business opportunity that (i) the company is neither financially or legally, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the company’s business or is of no practical advantage to New Forafric, (iii) is one in which the company has no interest or expectancy or (iv) is presented to any account for the benefit of a member of the Board or such member’s affiliate over which such member of the Board has no direct or indirect influence or control, including, but not limited to, a blind trust.

Transactions with Certain Stockholders/Shareholders

The company has elected not to be subject to provisions Section 203 of the DGCL, which generally prohibits “interested stockholders” (stockholders holding 15% or more of the outstanding stock) from engaging in business combinations with the company for a period of time unless certain conditions are met.	No similar provision

Accounting Treatment of the Merger

There will be no accounting effect or change in the carrying amount of the assets and liabilities of Globis as a result of the Merger and Exchange. The business, capitalization, assets and liabilities and financial statements of Globis immediately following the Merger and Exchange will, on a consolidated basis taking into account the business, capitalization, assets and liabilities of Merger Sub and New Forafric, be the same as those immediately prior to the Merger.

Vote Required for Approval With Respect to the Merger and Exchange Proposal

The approval of the Merger and Exchange Proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Globis Common Stock, voting together as a single class. Thus, with respect to the Merger and Exchange Proposal, abstentions and broker non-votes will count as a vote “AGAINST” this proposal.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, that the Merger Agreement in the form attached as Annex B to the proxy statement/prospectus in respect of the Stockholders Meeting of New Forafric to be approved and adopted in all respects”

Recommendation of the Globis Board

THE GLOBIS BOARD UNANIMOUSLY RECOMMENDS THAT GLOBIS STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE MERGER AND EXCHANGE PROPOSAL.

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PROPOSAL 3: THE BUSINESS COMBINATION PROPOSAL

Overview

Globis is asking its stockholders to adopt and approve the Business Combination Agreement, certain related agreements and the transactions contemplated thereby (including the Business Combination). Globis stockholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus, and the transactions contemplated thereby. Please see “ — The Business Combination Agreement” below for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

We may complete the Business Combination only if it is approved by holders of a majority, as of the Record Date, of the Globis Shares that are present and vote at the Stockholders Meeting. If any of the Redomiciliation Proposal, the Merger and Exchange Proposal, the Business Combination Proposal, the Equity Incentive Plan Proposal, the Director Election Proposal, the Charter Proposal or the Nasdaq Proposal fail to receive the required approval by the stockholders of Globis at the Stockholders Meeting, the Business Combination will not be completed.

The Business Combination Agreement

This section describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. You are urged to read the Business Combination Agreement in its entirety because it is the primary legal document that governs the Business Combination. Unless otherwise defined herein, the capitalized terms used in this section “Proposal 3: The Business Combination Proposal — The Business Combination Agreement” not defined herein are defined in the Business Combination Agreement.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other dates specified therein. The assertions embodied in or by those representations, warranties and covenants were made for purposes of the contract among the respective parties thereto and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating, and as set forth in, the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in part by the underlying disclosure schedules, which are not filed publicly and which are subject to a contractual standard of materiality different from the standard generally applicable to stockholders and were used for the purpose of allocating risk among the parties to the Business Combination Agreement rather than establishing matters as facts. Additionally, the representations and warranties of the parties to the Business Combination Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about Globis, the Sponsor, the Seller, FAHL, any of their respective affiliates or subsidiaries or any other matter.

On December 19, 2021, Globis, the Seller and FAHL entered into the Business Combination Agreement, which, as amended on April 20, 2022, provides for, among other things, the following transactions: (a) Globis Nevada will change its jurisdiction of incorporation by transferring by way of a redomiciliation and domesticating and re-registering as a Gibraltar private company limited by shares and known as “Forafric Global Limited” and will then alter its authorized and issued share capital and reg-register as a Gibraltar public company limited by shares and change its name to “Forafric Global PLC,” referred to herein as “New Forafric”; and Globis will merge with and into Merger Sub, a wholly-owned subsidiary of New Forafric, with Merger Sub; and (b) immediately following the effectiveness of the Merger and the Exchange, New Forafric will acquire 100% of the equity interests in FAHL from the Seller.

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In connection with the Business Combination, certain related agreements have been, or will be entered into on or prior to the closing of the Business Combination, including the Subscription Agreements, the Lock-Up Agreements and the Sponsor Letter Agreement (each as defined in the accompanying proxy statement/prospectus). See “— Related Agreements” for more information.

Existing Organizational Structure

The diagrams below depict simplified versions of the current organizational structures of Globis and FAHL, respectively.

Organizational Structure Following the Business Combination

The diagram below depicts a simplified version of our organizational structure immediately following the completion of the Redomiciliation, the Merger, the Exchange and the Business Combination.

Effect of the Merger and Exchange on Existing Globis Equity in the Business Combination

The Merger and the Exchange will result in, among other things, the following, each of which will occur prior to the Effective Time on the Closing Date:

●

each share of Common Stock of Globis that is issued and outstanding immediately prior to the Merger shall by virtue of the Contribution Agreement entitle its holder to receive one ordinary share of New Forafric;

●	each Warrant that is outstanding immediately prior to the Merger will, from and after the Merger, represent the right to purchase one Ordinary Share of New Forafric, at the exercise price of $11.50 per share, on the terms and subject to the conditions set forth in the Warrant Agreement; and

●	the existing governing documents of Globis Nevada will be amended and restated and, as a consequence of the Redomiciliation and the subsequent re-registration of Globis Nevada as a Gibraltar public company limited by shares, will become the Memorandum and Articles of Association as described in this proxy statement/prospectus and Globis Nevada’s name will change to “Forafric Global PLC”.

Business Combination Consideration

The total consideration to be paid to the Seller in the Business Combination will be (i) 15,100,000 Ordinary Shares, subject to reduction to the extent that the Closing Payment (as defined below) is less than $0, provided that the Seller may be issued up to 1,904,762 additional Ordinary Shares determined based on the amount of Remaining Cash (as defined in the Business Combination Agreement) at the Closing; plus (ii) an amount (the “Closing Payment”) equal to $20,000,000 minus the outstanding amount of all Funded Debt (as defined in the Business Combination Agreement) as of the Closing (other than Permitted Debt); provided that Seller may receive up to an additional $20,000,000 determined based on the amount of Remaining Cash (as defined in the Business Combination Agreement) at the Closing. The Closing Payment shall be funded by remaining funds in the Trust Account after giving effect to any Buyer Share Redemptions (as defined in the Business Combination Agreement) and the proceeds of any potential private placement financing.

In addition to the foregoing consideration, the Seller shall be entitled to receive, as additional consideration, and without any action on behalf of Globis or Globis’ Stockholders, additional Ordinary Shares (the “Earnout Shares”), to be issued as follows during the period from and after the Closing until the end of calendar year 2024 (A) 500,000 Earnout Shares, if, during calendar year 2022, Adjusted EBITDA (as defined in the Business Combination Agreement) of New Forafric is equal to or greater than $27 million, (B) 500,000 Earnout Shares, if, during calendar year 2023, Adjusted EBITDA of New Forafric is equal to or greater than $33 million, and (C) 1,000,000 Earnout Shares, if, during calendar year 2024, the Buyer Trading Price (as defined in the Business Combination Agreement) during the standard market trading hours of a trading day is greater than or equal to $16.50 for any 20 trading days within any period of 30 consecutive trading days. The Seller will also be entitled to receive, as additional consideration, and without any action on behalf of New Forafric or New Forafric’s stockholders, 20% of any cash proceeds received by New Forafric from the exercise of New Forafric’s outstanding warrants.

By way of further consideration, the FAHL Bonds and the FAHL Related Party Loans will be novated to New Forafric and will be immediately converted into Ordinary Shares pursuant to the terms of the Convertible Bond Deed (as defined below) and Loan Termination Agreements (as defined below) respectively.

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Aggregate Transaction Proceeds

The Aggregate Transaction Proceeds will be used to pay off existing debt of FAHL and its subsidiaries as of the Effective Time, and for general corporate purposes after the Business Combination.

Closing and Effective Time of the Business Combination

The Closing of the transactions contemplated by the Business Combination Agreement is required to take place electronically by exchange of the closing deliverables on the third (3rd) business day following the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions described below under the section entitled “— Conditions to Closing of the Business Combination” (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) or at such other place, date and/or time as Globis and FAHL may agree in writing.

Conditions to Closing of the Business Combination

Conditions to Each Party’s Obligations

The respective obligations of each party to the Business Combination Agreement to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction or, if permitted by applicable law, waiver by the party for whose benefit such condition exists of the following conditions:

●	no order or law issued by any court of competent jurisdiction or other governmental entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by the Business Combination Agreement being in effect;

●	this registration statement of which this proxy statement/prospectus forms a part becoming effective in accordance with the provisions of the Securities Act, no stop order being issued by the SEC and remaining in effect with respect to this registration statement of which this proxy statement/prospectus forms a part, and no proceeding seeking such a stop order being threatened or initiated by the SEC and remaining pending;

●	the approval of each Condition Precedent Proposal by the affirmative vote of the holders of the requisite number of common stock of Globis entitled to vote thereon being obtained in accordance with Globis’ governing documents and applicable law; and

●	after giving effect to the transactions contemplated by the Business Combination Agreement (including the PIPE Investment), Globis having at least $5,000,001 of net tangible assets in accordance with Rule 3a51-1(g)(1 of the Exchange Act) immediately after the Effective Time of the Business Combination.

Other Conditions to the Obligations of Globis

The obligations of Globis to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction or, if permitted by applicable law, waiver by Globis of the following further conditions:

Other Conditions to the Obligations of FAHL and Seller

The obligations of FAHL and Seller to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction or, if permitted by applicable law, waiver by Seller of the following further conditions:

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Representations and Warranties

Under the Business Combination Agreement, each of FAHL and Seller made customary representations and warranties to Globis relating to, among other things: organization and qualification; capitalization; authorization; financial statements and absence of undisclosed liabilities, consents and approvals; permits; material contracts; absence of certain changes; litigation; compliance with law; employee plans; environmental matters; intellectual property; labor matters; insurance; tax matters; brokers; real and personal property; transactions with affiliates; data privacy and security; compliance with international trade and anti-corruption laws; information supplied; regulatory compliance; affiliated provider practices; and investigation.

Under the Business Combination Agreement, Globis made customary representations and warranties to FAHL relating to, among other things: organization and qualification; authorization; consent and approvals; brokers; information supplied; capitalization; SEC filings; the Trust Account; transactions with affiliates; litigation; compliance with law; business activities; internal controls, listing and financial statements; absence of undisclosed liabilities; compliance with international trade and anti-corruption laws; and investigation.

Material Adverse Effect

Under the Business Combination Agreement, certain representations and warranties of FAHL, Seller and Globis are qualified in whole or in part by materiality thresholds. In addition, certain representations and warranties of FAHL, Seller and Globis are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred.

Pursuant to the Business Combination Agreement, a “ Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that was, is, or would reasonably be expected to be materially adverse to the results of operations, condition (financial or otherwise), Business, or assets or liabilities of the Acquired Companies (as defined therein), taken as a whole; provided that any adverse change, effect, event, occurrence, state of facts or development attributable to the following will not constitute, and will not be taken into account in determining whether there has been or will be, a Material Adverse Effect: (a) changes in conditions generally affecting the economy as a whole or the capital, credit or financial markets in general or the markets in which the Acquired Companies operate, including changes in interest rates; (b) any change in accounting requirements or principles or any change in applicable Laws (including IFRS or GAAP) or the interpretation thereof by a Governmental Authority; (c) actions required to be taken under applicable Laws; (d) any acts of war (whether or not declared), armed hostilities, sabotage or terrorism or the continuation, escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism; (e) changes in political or social conditions, including, any natural disaster, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster or act of God, political instability, epidemic or pandemic (including, before the Signing Date, the COVID-19 pandemic), or any worsening of any of the foregoing, whether or not occurring or commenced before or after the Signing Date; (f) changes in the markets in which the Acquired Companies operate, including changes in the cost of raw materials or other inputs or in the generally available selling prices for products produced by them; or (g) the failure by the Acquired Companies to meet any projections, estimates or budgets (but not the underlying cause or event of such failure to meet any internal projection or forecast if the same would otherwise constitute a Material Adverse Effect); provided, further, that any change, effect, event, occurrence, state of facts or development described in clauses (a) through (f) above will not be precluded from being or having, or taken into account in determining whether there has been or will be, a “Material Adverse Effect” if it disproportionately adversely impacts the Acquired Companies when compared to other similarly situated businesses.

Under the Business Combination Agreement, certain representations and warranties of Globis are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the Business Combination Agreement, a “Buyer Material Adverse Effect” means a material adverse effect on the ability of Globis to consummate the transactions contemplated by this Agreement and perform all of its obligations hereunder.

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Covenants of the Parties

Covenants of Seller

Seller made certain covenants under the Business Combination Agreement, including, among others, the following:

Covenants of Globis

Globis made certain covenants under the Business Combination Agreement, including, among others, the following:

Mutual Covenants of the Parties

The parties to the Business Combination Agreement made certain covenants under the Business Combination Agreement, including, among others, the following:

In addition, the parties agreed that Globis and FAHL will prepare and mutually agree upon and Globis will file with the SEC, this registration statement of which this proxy statement/prospectus forms a part on Form S-4 relating to the Business Combination.

Board of Directors

Pursuant to the Business Combination Agreement, the parties agreed, upon Closing, that the New Forafric Board (and committees of the New Forafric Board) and officers shall consist of two persons to be appointed by the Sponsors and the remaining members nominated by the Seller. All directors will have a three-year term on the New Forafric Board.

Survival of Representations, Warranties and Covenants

The representations and warranties of the parties pursuant to the Business Combination Agreement will survive the Closing until 11:59 p.m. Eastern Time on the date that is 12 months after the Closing Date, except that Buyer Fundamental Representations and the Seller Fundamental Representations (as defined therein) will survive the Closing until 11:59 p.m. Eastern Time on the date that is 48 months after the Closing Date. The covenants, obligations, and agreements to be performed under the Business Combination Agreement (a) at or before the Closing will survive the Closing until 11:59 p.m. Eastern Time on the date that is 12 months after the Closing Date and (b) in whole or in part after the Closing Date will survive the Closing until the end of the period of applicable performance or until otherwise fully performed or waived by the Party with the authority to make such waiver.

Termination

The Business Combination Agreement may be terminated at any time prior to the Closing under certain circumstances, including, among others, (i) by mutual written consent of Globis and the Seller, or (ii) by either Globis or the Seller if the Closing has not occurred on or before June 15, 2022 (or such later date as Globis and the Seller may mutually agree), provided that such right to terminate is not available to Globis or the Seller if such party’s breach of the Business Combination Agreement has directly caused the failure of, or has prevented, the consummation of the transactions contemplated by the Business Combination Agreement to occur by such date.

Expenses

The fees and expenses incurred in connection with the Business Combination Agreement and the applicable ancillary documents, and, in each case, the transactions contemplated thereby, including the fees and disbursements of counsel, financial advisors and accountants, will be paid by the party incurring such fees or expenses; provided that, (i) if the Business Combination Agreement is terminated in accordance with its terms, Seller or FAHL shall pay, or cause to be paid, all unpaid fees and expenses incurred by or on behalf of Seller and any Group Company in connection with the transactions contemplated by the Business Combination Agreement (the “Company Expenses”) and Globis shall pay, or cause to be paid, all unpaid fees and expenses incurred by or on behalf of Globis in connection with the transactions contemplated by the Business Combination Agreement (the “Globis Expenses”) and (ii) if the Closing occurs, then New Forafric shall pay, or cause to be paid, all Company Expenses and all Globis Expenses.

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Governing Law

All matters relating to the interpretation, construction, validity and enforcement of the Business Combination Agreement will be governed by and construed in accordance with the domestic Laws of the State of New York without giving effect to any choice or conflict of Law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than the State of New York (except that the Laws of Gibraltar and the Laws of the State of Nevada shall also apply to the Redomiciliation).

Amendments

The Business Combination Agreement not be modified, amended, supplemented, canceled, or discharged, except by written instrument executed by each of the Seller and Globis. No failure to exercise, and no delay in exercising, any right, power, or privilege under the Business Combination Agreement will operate as a waiver, nor will any single or partial exercise of any right, power, or privilege hereunder preclude the exercise of any other right, power, or privilege. No waiver of any breach of any provision will be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor will any waiver be implied from any course of dealing between the parties to the Business Combination Agreement. No extension of time for performance of any obligations or other acts hereunder or under any other agreement will be deemed to be an extension of the time for performance of any other obligations or any other acts. No waiver by any of the parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party sought to be charged with such waiver.

Ownership of New Forafric

As of the date of this proxy statement/prospectus, there are 15,050,833 shares of common stock issued and outstanding. As of the date of this proxy statement/prospectus, there is outstanding an aggregate of 15,789,722 warrants, comprised of 4,289,722 Private Placement Warrants held by Sponsors and 11,500,000 Public Warrants. Each whole warrant entitles the holder thereof to purchase one share of Common Stock and, following the Redomiciliation and the Merger, will entitle the holder thereof to purchase one ordinary share of New Forafric. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination and assuming that none of Globis’ outstanding Common Stock are redeemed in connection with the Business Combination), Globis’ fully-diluted share capital would be 30,900,555 shares of Common Stock.

The following table illustrates varying ownership levels in New Forafric’ Ordinary Shares immediately following the consummation of the Business Combination, assuming varying levels of redemptions by the Public Stockholders and that the Business Combination and the transactions contemplated by the Business Combination Agreement are consummated in accordance with the terms of the Business Combination Agreement.

	Assuming No Redemptions		Assuming Maximum Redemptions(1)
	Shares	%	Shares	%
Globis’ Public Stockholders(1)	11,500,000	33.2%	0	0.0%
Sponsors and Independent Directors(2)(3)	3,148,333	9.1%	3,148,333	12.9%
Underwriter	402,500	1.2%	402,500	1.7%
Seller(4)	15,100,000	43.6%	16,835,736	69.3%
PIPE Investors(5)	1,726,140	5.0%	1,213,313	5.0%
FAHL Bond Holders(6)	1,269,841	3.7%	1,269,841	5.2%
FAHL Related Party Loan Holders(7)	1,445,164	4.2%	1,445,164	5.9%

(1)	Assumes that 11,500,000 Public Shares (the estimated maximum number of Public Shares that could be redeemed in connection with the Business Combination based on a per share redemption price of $10.30) are redeemed in connection with the Business Combination.
(2)	Includes 3,148,333 Ordinary Shares issued in exchange for the existing Common Stock in connection with the Merger and Exchange and concurrently with the consummation of the Business Combination.
(3)	Excludes 1,005,291 Ordinary Shares issuable upon the conversion of the FAHL Bonds (as defined in the accompanying proxy statement/prospectus) purchased by certain affiliates of the Sponsors.
(4)	Assumes an amount of Remaining Cash (as defined in the Business Combination Agreement) at the Closing based on Remaining Cash as of December 31, 2021.
(5)	Pursuant to the terms of the PIPE Subscription Agreement, calculated as 4.99% of all issued and outstanding ordinary shares, after taking into account the completion of the Business Combination and related transactions.
(6)	Represents the number of Ordinary Shares issuable upon the conversion of the FAHL Bonds.
(7)	Represents the number of Ordinary Shares issuable upon the conversion of the FAHL Related Party Loans (as defined in the accompanying proxy statement/prospectus).

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Certain Agreements Related to the Business Combination

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement (the “Related Agreements”) but does not purport to describe all of the terms thereof or include all of the additional agreements entered into or to be entered into pursuant to the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of each of the Related Agreements. Stockholders and other interested parties are urged to read such Related Agreements in their entirety.

Registration Rights Agreement

Globis and certain equityholders of Globis (Sponsor and each of the directors and executive officers of Globis) have entered into the Registration Rights Agreement, a copy of which is attached as Annex H to this proxy statement/prospectus, pursuant to which, among other things, the Sponsors hold certain registration rights and certain preemptive rights with respect to its respective shares of Globis’ common stock.

In particular, the Registration Rights Agreement provides for the following:

●	Demand registration rights. At any time after the period commencing from the Closing and through the date that is thirty (30) days from the date of the Closing (the “Registration Rights Agreement Lock-Up Period”), Globis will be required, upon the written request of the requisite number of holders of such rights, to file a registration statement and use reasonable best efforts to effect the registration of all or part of their registrable securities, including, under certain circumstances, the offering of such registrable securities in the form of an underwritten offering. Globis is not obligated to effect (i) more than one demand registration during any six-month period or (ii) any demand registration if an effective registration statement on Form S-3 or its successor form, or, if Globis is ineligible to use Form S-3, a registration statement on Form S-1, for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act registering the resale from time to time of all of the registrable securities then held by participating Stockholders that are not covered by an effective resale registration statement (a “Resale Shelf Registration Statement”) already on file with the SEC.

●	Piggy-back registration rights. At any time after the Closing Date, if Globis proposes to file a registration statement to register any of its equity securities under the Securities Act or to conduct a public offering, either for its own account or for the account of any other person, subject to certain exceptions, the holders of registrable securities are entitled to include their registrable securities in such registration statement.

●	Expenses and indemnification. All fees, costs and expenses of underwritten registrations will be borne by Globis and underwriting discounts and selling commissions will be borne by the holders of the shares being registered. The Registration Rights Agreement contains customary cross-indemnification provisions, under which Globis is obligated to indemnify holders of registrable securities in the event of material misstatements or omissions in the applicable registration statement attributable to Globis, and holders of registrable securities are obligated to indemnify Globis for material misstatements or omissions attributable to them.

●	Registrable securities. Securities of Globis shall cease to be registrable securities when (i) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (ii) such securities shall have been otherwise transferred, new certificates or book-entry positions for them not bearing a legend restricting further transfer shall have been delivered by Globis and subsequent public distribution of them shall not require registration under the Securities Act or (iii) such securities shall have ceased to be outstanding.

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Lock-Up Agreement

At the Closing, Seller and the Sponsors will execute and deliver to New Forafric the Lock-Up Agreement, substantially in the forms attached to this proxy statement/prospectus as Annexes D and E, pursuant to which, among other things, the Seller and Sponsors will agree not to, subject to certain exceptions set forth in the Lock-Up Agreement, during the period commencing from the Closing and through the date that is 180 days from the date of the Closing (the “Lock-Up Period”): (i) sell, offer to sell, contract, or agree to sell, hypothecate, pledge, grant any option to purchase, or otherwise transfer or dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any portion of New Forafric’s Ordinary Shares, or (ii) enter into any swap or other contract that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Ordinary Shares, whether any such transaction is to be settled by delivery of Ordinary Shares or such other equity securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii). Any waiver by New Forafric of the provisions of the Lock-Up Agreement requires the approval of a committee consisting of (a) Paul Packer and another individual designated by Paul Packer, and (b) two “independent” directors of Globis as of after the Closing, who shall be agreed to by each of Globis and FAHL before the Closing.

Sponsor Letter Agreement

In connection with the IPO, the Sponsors, certain other holders of Common Stock and Globis entered into the Sponsor Letter Agreement. Under the Sponsor Letter Agreement, the Sponsors agreed to (i) vote in favor of the Business Combination Agreement and the transactions contemplated thereby (including the Business Combination), (ii) be bound by certain other covenants and agreements related to the Business Combination and (iii) be bound by certain transfer restrictions with respect to his, her or its shares in Globis prior to the Closing Date, or the earlier termination of the Business Combination Agreement.

The Sponsor Letter Agreement is attached to this proxy statement/prospectus as Annex G and is incorporated by reference as an exhibit to the registration statement of which this proxy statement/ prospectus forms a part.

Interests of Globis’ Directors and Officers and Others in the Business Combination

When you consider the recommendation of the Globis Board in favor of approval of the Business Combination Proposal, you should keep in mind that Globis’ directors and officers may have interests in such proposal that are different from, or in addition to, those of Globis stockholders and warrant holders generally. These interests include, among other things, the interests listed below:

●

If Globis does not complete an initial business combination transaction by June 15, 2022, Globis will cease all operations except for the purpose of winding up, redeeming all of the outstanding Public Shares for cash and, subject to the approval of the Globis Board and Globis’ remaining shareholders, dissolving and liquidating, subject in each case to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable laws. In such event, the 3,047,500 shares of Common Stock owned by the Sponsors and Globis’ independent directors would be worthless because, following the Redemption of the Public Shares, Globis would likely have few, if any, net assets and because the Sponsors and Globis’ independent directors have agreed, in the Sponsor Letter Agreement, to waive their rights to liquidating distributions from the Trust Account with respect to the shares of common stock if Globis fails to complete a Business Combination within the required period. The Sponsors purchased the shares of Common Stock prior to Globis’ IPO for an aggregate purchase price of $26,500, or approximately $0.001 per share. Such shares of Common Stock had an aggregate market value of approximately $31.3 million based upon the closing price on Nasdaq of $10.28 per share of Common Stock on April 18, 2022.

●

The Sponsors paid $3.14 million for 4,188,889 Private Placement Warrants to purchase Common Stock. Such Private Placement Warrants had an aggregate market value of approximately $2.0 million  based upon the closing price on Nasdaq of $0.4839 per Public Warrant on April 18, 2022. Such Private Placement Warrants will expire worthless if an initial business combination is not consummated by June 15, 2022.

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●

Up and Up Capital, LLC purchased an aggregate of 100,833 units (the “Placement Units”) at a purchase price of $10.00 per Private Placement Unit, or $1,008,333 in the aggregate, which each Private Placement Unit consists of one share of Common Stock and one redeemable warrant entitling the holder to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment. Such Placement Units had an aggregate market value of approximately $1.1 million based upon the closing price on Nasdaq of $10.72 per Public Unit on April 18, 2022. The Common Stock will be worthless and the warrants will expire worthless if an initial business combination is not consummated by June 15, 2022.

●

Affiliates of the Sponsors, in aggregate, have purchased $9.5 million in FAHL Bonds and will acquire at the Closing, in accordance with the FAHL Bonds, 1,005,291 Ordinary Shares. Such Ordinary Shares had an aggregate market value of approximately $10.3 million based upon the closing price on Nasdaq of $10.28 per share of Common Stock on April 18, 2022.

●	The Sponsors and Globis’ officers, directors or their affiliates have made Working Capital Loans prior to the Closing of the Business Combination, which may not be repaid if the Business Combination is not completed. As of December 31, 2021, Globis has issued promissory notes in the aggregate amount of $2,600,000 to Globis SPAC LLC and its designees. It is likely that such amount will increase prior to the Closing of the Business Combination.

●	The Sponsors will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to the Public Stockholders rather than liquidating Globis.

●	Paul Packer, Chief Executive Officer, Chief Financial Officer and director of Globis, is expected to be a director of New Forafric after the consummation of the Business Combination. As such, in the future, he may receive cash fees, stock options, stock awards or other remuneration that New Forafric Board determines to pay to its directors.

●	Globis’ existing directors and officers will be eligible for continued indemnification and continued coverage under Globis’ directors’ and officers’ liability insurance after the Business Combination.

●	In order to protect the amounts held in the Trust Account, the Sponsors have agreed to be liable to Globis if and to the extent any claims by a vendor for services rendered or products sold to Globis, or a prospective target business with which Globis has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.10 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of trust assets, in each case net of the interest which may be withdrawn to pay Globis’ tax obligation and up to $100,000 for liquidation excepts, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account (even if such waiver is deemed to be unenforceable) and except as to any claims under Globis’ indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act.

●	Following completion of the Business Combination, the Sponsor, Globis’ officers and directors and their respective affiliates will be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and completing an initial business combination (which will be the Business Combination should it occur), and repayment of any other loans, if any, and on such terms as to be determined by Globis from time to time, made by the Sponsor or certain of Globis’ officers and directors to finance transaction costs in connection with an intended initial business combination (which will be the Business Combination should it occur). If Globis fails to complete a Business Combination within the required period, the Sponsors and Globis’ officers and directors and their respective affiliates will not have any claim against the Trust Account for reimbursement.

●	Pursuant to the Registration Rights Agreement, the Sponsors and certain of Globis’ directors and officers will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the Ordinary Shares and warrants of New Forafric held by such parties.

●	Given the differential in purchase price that the Sponsors paid for the founder shares as compared to the price of the units sold in Globis’ IPO and the substantial number of ordinary shares of New Forafric that the Sponsors will receive upon conversion of the founder shares in connection with the Business Combination, the Sponsors and its affiliates may realize a positive rate of return on such investments even if other Public Stockholders experience a negative rate of return following the Business Combination.

Globis’ directors and executive officers have agreed to vote all of their Common Stock in favor of the proposals being presented at the Stockholders Meeting and waive their redemption rights with respect to such ordinary shares in connection with the consummation of the Business Combination. As of the date of this proxy statement/prospectus, Globis’ directors and executive officers beneficially own approximately 20% of the issued and outstanding Common Stock.

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At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, the Sponsors or their respective affiliates may purchase Public Shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire Public Shares or vote their Public Shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of such Public Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its Redemption Rights. In the event that the Sponsors or their respective affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their Redemption Rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (1) a majority of the votes cast by the stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Stockholders Meeting, are voted in favor of the Business Combination Proposal, the Equity Incentive Plan Proposal, the Organizational Documents Proposals, the Nasdaq Proposal and the Adjournment Proposal, (2) holders of a majority of the outstanding shares of Globis Common Stock vote in favor of the Redomiciliation Proposal, the Merger and Exchange Proposal and the Charter Proposal, (3) the seven directors named in the Director Election Proposal are elected to serve on the Board of Directors of New Forafric, (4) otherwise limit the number of Public Shares electing to redeem and (5) Globis’ net tangible assets in accordance with Rule 3a51-1(g)(1) of the Exchange Act being at least $5,000,001.

Entering into any such arrangements may have a depressive effect on the price of the Common Stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either at or prior to the Business Combination.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the Stockholders Meeting and would likely increase the chances that such proposals would be approved. We will file a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Proposals or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

The existence of financial and personal interests of one or more of Globis’ directors may result in a conflict of interest on the part of such director(s) between what he/she or they may believe is in the best interests of Globis and its stockholders and what he/she or they may believe is best for himself/ herself or themselves in determining to recommend that stockholders vote for the proposals. In addition, Globis’ officers have interests in the Business Combination that may conflict with your interests as a stockholder.

Exchange Listing

Globis’ Units (each consisting of one share of Common Stock and one redeemable warrant), Common Stock and Warrants (each to purchase one share of Common Stock) are currently traded on Nasdaq under the symbols “GLAQU” “GLAQ” and “GLAQW.” At the closing of the Business Combination, Globis’ Units will separate into their component Ordinary Shares of New Forafric and warrants so that the units will no longer trade separately under “GLAQU.” Globis has applied for the listing, to be effective at the time of the Business Combination, of New Forafric’s Ordinary Shares and warrants on Nasdaq under the ticker symbols “AFRI” and “AFRIW,” respectively.

Nasdaq approval is not a condition to the closing of Business Combination. Further, there is no assurance that New Forafric will be able to satisfy Nasdaq listing criteria necessary for listing the Ordinary Shares and warrants or will be able to continue to satisfy such criteria following the consummation of the Business Combination.

Background of the Business Combination

Globis is a blank check company incorporated under the laws of the State of Delaware on August 21, 2020 for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination. The terms of the Business Combination Agreement are the result of extensive arm’s-length negotiations between Globis and the Seller and their respective representatives. The following is a brief description of the background of these negotiations and summarizes the key meetings and events that led to the signing of the Business Combination Agreement. The following chronology does not purport to catalogue every conversation among the parties to the Business Combination Agreement or their representatives.

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On December 15, 2020, Globis consummated its IPO of 11,500,000 Units, including 1,500,000 Units as a result of the full exercise of the underwriters’ over-allotment option. Each Unit consists of one share of common stock of Globis, $0.0001 par value per share, and one Public Warrant, with each Public Warrant entitling the holder thereof to purchase one share of Common Stock at an exercise price of $11.50 per share, subject to adjustment.

The Units were sold at an offering price of $10.00 per Unit, generating gross proceeds of $115,000,000 (before underwriting discounts and commissions and offering expenses). Simultaneously with the consummation of the IPO and the sale of the Units, Globis consummated a private placement of 4,188,889 Private Placement Warrants at a price of $0.75 per Private Placement Warrant, issued to the Sponsors, generating gross proceeds of $3,141,667. In addition, Up and Up Capital, LLC purchased an aggregate of 100,833 Placement Units at a purchase price of $10.00 per Placement Unit, or $1,008,333 in the aggregate. Each Placement Unit consists of one share of Common Stock and one Private Placement Warrant. Each Private Placement Warrant entitles the holders to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment.

$116,150,000 of the net proceeds from the IPO and certain of the proceeds from the private placements with the Sponsors was deposited in the Trust Account established for the benefit of Globis’ public stockholders.

Prior to the consummation of its IPO, neither Globis, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a potential business combination with Globis.

After the IPO, Globis engaged Valyans Consulting (“Valyans”) to identify companies in the North African region that would be potential targets of a business combination. Valyans prepared a presentation on 10 companies. Of the potential targets, Globis expressed interest in 5 of the companies, one of which was FAHL, and asked Valyans to prepare additional information on them and continued further due diligence on them. Following receipt and review of this additional information, Globis determined that FAHL was the best candidate for a potential business combination. Valyans subsequently made introductions between Globis and FAHL management.

On February 12, 2021, Globis and FAHL executed a confidentiality agreement and subsequently FAHL provided representatives of Globis with access to a data room and began to share confidential information regarding its business with Globis.

Thereafter, and on various occasions through May 2021, the management teams of FAHL and Globis met, during which FAHL shared presentation materials with Globis, and provided Globis with detailed company information regarding FAHL that included financial information and metrics about FAHL and an overview of FAHL’s business and the markets in which it operates. Between February 15, 2021 and May 2021, Mr. Packer engaged in discussions with representatives of FAHL regarding a potential business combination. During this time, Globis conducted further financial and business due diligence on FAHL while at the same time reviewing other potential targets.

On May 20, 2021, Globis’ legal advisor, McDermott Will & Emery LLP (“MWE”) sent FAHL’s legal advisor, Hassans International Law Firm Limited acting for FAHL (“FAHL Counsel”) a draft letter of intent regarding a potential business combination between Globis and FAHL. The May 20, 2021 proposal included consideration to the Seller of 15,000,000 shares of Globis’ common stock, $20,000,000 in cash, additional cash or stock consideration of $20,000,000 based on the amount of cash retained at closing of the proposed business combination, as well as contingent consideration based on the exercise of Globis’ warrants and certain to-be-determined financial and per-share targets after closing of the business combination. The proposal also contained provisions regarding governance, lock-up periods, indemnification obligations (including an escrow of shares), and exclusivity, among other terms.

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On June 3, 2021, following discussions between representatives of Globis and FAHL, FAHL’s legal counsel sent a revised letter of intent to Globis’ legal counsel, including an increase in the share consideration to be paid to the Seller at closing of the proposed business combination to 15,100,000 shares of Globis’ common stock.

Prior to the submission of a revised proposal, Mr. Packer updated the members of the Globis Board on the discussions with FAHL regarding a potential business combination, including the status of Globis’ due diligence and the terms of the potential transaction.

On June 6, 2021, following further discussions and negotiations between the parties, Globis’ legal counsel sent a revised letter of intent to FAHL’s legal counsel. Globis’ June 6, 2021 proposal agreed to FAHL’s prior proposal as to the consideration framework.

Between June 7, 2021 and June 16, 2021, the parties further negotiated the letter of intent, and FAHL Counsel and MWE, exchanged drafts reflecting the progressing discussions of the parties, including with respect to the indemnification construct and related matters. The parties also continued due diligence activities and ongoing discussions regarding future value creation as well as began preparation of certain investor materials.

On June 16, 2021, the parties executed the letter of intent (the “Letter of Intent”), which included the financial terms of the transaction. The Letter of Intent also set out the parties’ agreed framework with respect to post-closing governance of the combined public company.

In connection with the entry into the Letter of Intent, the Seller and FAHL agreed not to continue or engage in any discussions or negotiations, or enter into any agreements, with respect to a competing transaction (including other M&A transactions), subject to certain exceptions, including for preexisting competing buyers, until 45 days after the execution of the Letter of Intent.

Following the execution of the Letter of Intent, Globis and its advisors continued their due diligence review of FAHL, including business, legal, accounting, and tax due diligence, as well as due diligence calls with FAHL management.

On July 1, 2021, MWE delivered an initial draft of the Business Combination Agreement to FAHL Counsel and FAHL’s US legal advisor Cohen Tauber Spievack & Wagner P.C. (“CTSW”).

Between July and December 2021, Globis and the Seller exchanged drafts of the Business Combination Agreement and drafts and/or summaries of the ancillary documents, including New Forafric’s Memorandum and Articles of Association. The various drafts exchanged reflected the parties’ negotiations on, among other things, the consideration structure, interim operating covenants, allocation of tax risk and responsibility, treatment of tax benefits, post-closing governance matters, scope of registration rights and other matters.

On December 10, 2021, Sponsor extended the time available to Globis to complete the Business Combination to March 15, 2022 by depositing $1,150,000 into our trust account. In conjunction with the extension, Globis drew down $1,150,000 under an unsecured promissory note that was previously issued to Globis SPAC LLC in exchange for depositing such amount into the trust account. The note is non-interest bearing and due upon the consummation of a Business Combination.

On December 16, the Globis Board met to review the terms of the proposed Business Combination with FAHL and the proposed final definitive documentation. The Globis Board also reviewed proposed resolutions which would be adopted by the Globis Board in order to approve the entry into the Business Combination Agreement and related transactions. During the meeting, Globis’ management provided the Globis Board reiterated its prior overview of FAHL’s business, strategy, and future operating plans and prospects, the results and findings of Globis’ due diligence process and financial analyses, The Globis Board unanimously determined that it was in the best interests of Globis to proceed with executing a transaction on the terms discussed and based on the documents reviewed, and authorized Globis’ officers to finalize the transaction.

On December 19, 2021, the parties executed the Business Combination Agreement.

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On December 20, 2021, a press release was issued announcing the Business Combination. Shortly thereafter, Globis filed a current report on Form 8-K attaching the press release and the Business Combination Agreement.

In addition, during December 2021, FAHL alerted the PIPE Investor to the opportunity and the terms of the PIPE Investment. The PIPE Investor has experience in the food and commodities sector and sees Morocco as an expanding market, and had previously expressed an interest in making an investment into FAHL. The terms of the PIPE Investment reflected a price per share based on an assumed valuation of FAHL and the consideration to be paid to Seller pursuant to the Business Combination Agreement. The form of the PIPE Subscription Agreement was included as Schedule G to the Business Combination Agreement.

On December 31, 2021, Globis entered into the PIPE Subscription Agreement with the PIPE Investor. The PIPE Investor is not an affiliate of Globis or FAHL and none of Globis or FAHL’s sponsors, directors, officers, or their affiliates will participate in the private placement.

Between December 31, 2021 and January 19, 2022, Bond Investors subscribed for an aggregate principal amount of $12 million in FAHL Bonds in a private placement, issued pursuant to the Bond Subscription Deed. The Bond Investors include affiliates Up and Up Capital, LLC and Globis SPAC LLC, the sponsors of Globis, who have subscribed for an aggregate principal amount of $9.5 million of the FAHL Bonds, convertible into approximately one million ordinary shares of New Forafric.

On March 7, 2022, Sponsor further extended the time available to Globis to complete the Business Combination to June 15, 2022 by depositing $1,150,000 into our trust account. In conjunction with the extension, Globis drew down $1,150,000 under an unsecured promissory note that was previously issued to Globis SPAC LLC in exchange for depositing such amount into the trust account. The note is non-interest bearing and due upon the consummation of a Business Combination.

Globis Board’s Reasons for the Approval of the Business Combination

In evaluating the transaction with FAHL, the Globis Board consulted with Globis’ management and its legal counsel as well as other advisors. The Globis Board considered and evaluated several factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the Globis Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The Globis Board viewed its decision as being based on all the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

Before reaching its decision, the Globis Board discussed the material results of its management’s due diligence activities, which included:

● extensive meetings and calls with FAHL’s management team regarding FAHL’s operations and projections, including interviews of top executives;

● research on the food, agriculture and soft commodities industry, including historical and projected growth trends;

● financial and valuation analyses prepared by Globis management;

● the financial projections provided by FAHL discussed below;

● research on the public trading values of comparable peer companies as well as private transaction precedents;

● multiple site visits and tours of various FAHL facilities;

● financial, accounting, tax, IT and public-market readiness due diligence;

● engagement of MWE for legal due diligence; and

The Globis Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement, and the transactions contemplated thereby, including but not limited to, the following material factors and viewpoints:

● Leader in Wheat Milling. FAHL is a leader in the production and sale of a variety of wheat flours in Morocco, Semolina in Morocco and Africa and Pasta & Couscous in Morocco and in several countries in Africa, Europe and the US. FAHL owns eight milling plants across Morocco (six of which are dedicated to common wheat and two are dedicated to durum wheat) with total processing capacity of 2,400 tons per day and a total milling capacity of 765,000 tons per year.

● Management. FAHL’s Chairman is Saad Bendidi who has turned around the profitability of FAHL over the last few years. The Globis Board believes that he has assembled a strong leadership team to lead FAHL toward future growth and expansion.

● Attractive valuation. The Globis Board reviewed the market capitalization, implied enterprise value and revenue and Adjusted EBITDA multiples and other metrics of certain companies which Globis’ management believed had operational, business and/or financial characteristics that, for purposes of its analyses, were similar to FAHL, based on its professional judgment and expertise, and compared the same to the implied enterprise value and other metrics of FAHL determined in accordance with the internal valuation analysis of Globis’ management.

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● Globis considered a basket of (i) agribusiness companies including Archer-Daniels Midland Co., The Mosaic Company, Bunge Ltd., Darling Ingredients Inc., Adecoagro SA, The Andersons Inc., and S&W Seed Co. (together, “the Agri Comps”), (ii) diversified food companies including General Mills Inc., Herc Holdings Inc., McCormick & Co.. Inc., Kellogg Co., Conagra Brands Inc., Campbell Soup Co., The JM Smucker Co., Post Holdings Inc., Lancaster Colony Corp., TreeHouse Foods Inc., and B&G Foods Inc. (together “the Diversified Food Comps”), and (iii) snacks/confectionary companies including Mondelez International Inc., Hershey Co., Flowers Foods Inc., Simply Good Foods Co., J&J Snack Foods Corp., Utz Brands Inc., Hostess Brands Inc., and John B Sanfilippo & Son Inc. (together “the Snack Comps”).

● Globis reviewed FAHL against these companies using a number of metrics, including estimated compounded annual growth rates, enterprise value, estimated revenue and estimated Adjusted EBITDA.

● Globis’ management estimated that FAHL’s implied post-transaction enterprise value of $300 million equaled 0.9 x estimated 2022 revenue. In comparison, the median of Agri Comps, the Diversified Food Comps and the Snack Comps was 1.2x, 2.3x and 2.7x respectively or a total median of 2.1x. In addition, the implied post-transaction enterprise value of $300 million equaled 9.1x estimated 2022 adjusted EBITDA. In comparison, the median of the Agri Comps, the Diversified Food Comps and the Snack Comps was 7.1x, 11.9x, 16.7x respectively or a total median of 12.3x. The estimated revenue compound annual growth rate (“CAGR”) from 2020-2024 for FAHL is 30.9% versus 6.9%, 1.7% and 5.0% for the Agri Comps, the Diversified Food Comps and the Snack Comps, respectively or a total median of 4.3%. The estimated adjusted EBITDA CAGR from 2020-2024 for FAHL is 41.0% versus 19.2%, 1.8% and 7.9% for the Agri Comps, the Diversified Food Comps and the Snack Comps, respectively or a total median of 6.4%. Based on the foregoing, Globis believed that the valuation of FAHL was attractive relative to its peers.

● Strong financial performance. The Globis Board considered FAHL’s strong financial position, including historical financial results, outlook and financial plan, as well as valuations of future growth initiatives and acquisitions.

● Multi-pronged growth strategy. The Globis Board noted FAHL’s growth strategy through developing new markets, cultivating organic growth and acquisitions.

● Terms of transaction. The Globis Board reviewed and considered the terms of the Business Combination Agreement and related agreements, including the parties’ conditions to their respective obligations to complete the transactions contemplated therein and their ability to terminate the agreement. See “—The Business Combination Agreement” and “—Certain Agreements Related to the Business Combination” for detailed discussions of the terms and conditions of these agreements.

● Results of due diligence process. The Globis Board considered the scope of the due diligence investigation conducted by Globis’ management and outside advisors and evaluated the results thereof and information available to it related to FAHL, including:

● multiple meetings and calls with the FAHL management team regarding its operations, financial metrics, historical performance and financial projections and the proposed transaction;

● review of materials related to FAHL made available by FAHL, including strategic plans, key metrics and performance indicators, benefit plans, insurance policies, litigation information, financial statements, compliance plans, risk mitigation materials and other financial and legal diligence;

● review of the due diligence reports of all third-party advisors;

● interviews with FAHL’s management as well as interviews of industry experts;

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● analysis of industry competitors and publicly traded comparable companies; and

● research regarding the food, agriculture and soft commodities markets.

The Globis Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

● Future financial performance. The risk that future financial performance of FAHL may not meet the Globis Board’s expectations due to factors in New Forafric’s control or out of its control, including due to economic cycles or other macroeconomic factors.

● COVID-19. Uncertainties regarding the potential impacts of the COVID-19 pandemic and related economic disruptions on FAHL’s operations and demand for its services.

● Competition for acquisitions. Food, agriculture and soft commodities companies that compete with FAHL may pursue acquisitions that FAHL may otherwise have an interest in pursuing. Major competitors include Moulins du Maghreb, Zine Cereales, Rica Maroc, Casagrains and Dari Couspate.

● Potential benefits may not be achieved. The risk that the potential benefits of the Business Combination, including FAHL’s future value-creation strategies and identified cost savings or revenue opportunities, may not be fully achieved, or may not be achieved within the expected timeframe.

● Liquidation of Globis. The risks and costs to Globis’ business if the Business Combination is not completed, including the risk of diverting management focus and resources from other businesses combination opportunities, which could result in our inability to effect a business combination by June 15, 2022 and force Globis to liquidate and the warrants to expire worthless.

● Exclusivity. The fact that the Business Combination Agreement includes an exclusivity provision that prohibits Globis from soliciting other business combination proposals.

● Stockholder vote. The risk that Globis’ stockholders may fail to provide the respective votes necessary to effect the Business Combination.

● Closing conditions. The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within Globis’ control.

● Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

● Fees and expenses. The fees and expenses associated with completing the Business Combination.

● Other risks. Various other risks associated with the Business Combination, the business of Globis, and the business of FAHL described in the section entitled “Risk Factors.”

In addition to considering the factors described above, the Globis Board also considered that:

● Interests of Certain Persons. Some officers and directors of Globis may have interests in the Business Combination that are in addition to, and that may be different from, the interests of New Forafric’s stockholders (see — “Interests of Globis’ Directors and Officers and Others in the Business Combination”). Globis’ independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the Globis Board, the Business Combination Agreement and the transactions contemplated therein, including the Business Combination.

The Globis Board concluded that the potential benefits that it expects New Forafric and its stockholders to achieve as a result of the Business Combination outweigh the risks associated with the Business Combination. Accordingly, the Globis Board unanimously determined that the Business Combination Agreement, and the transactions contemplated thereby, including the Business Combination, are advisable, fair to, and in the best interests of, Globis and its shareholders.

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Cautionary Note Regarding Unaudited Prospective Financial Information of FAHL

FAHL does not as a matter of course make public projections as to future sales, earnings or other results. However, management prepared and provided to members of the FAHL board of directors, FAHL financial advisors, members of the Globis board of directors and Globis’ financial advisors certain internal, unaudited prospective financial information in connection with the evaluation of the Business Combination. FAHL management prepared such financial information based on their judgment and assumptions regarding the future financial performance of FAHL. The inclusion of such information in this proxy statement/prospectus should not be regarded as an indication that FAHL or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results.

The unaudited prospective financial information is subjective in many respects. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Since the unaudited prospective financial information covers multiple years, that information by its nature becomes less predictive with each successive year.

The unaudited prospective financial information was prepared using several assumptions, including the following assumptions that the FAHL management team believed to be material:

● a projected increase of sales in the Moroccan market;

● the projected increase of FAHL’s production capacity in Morocco upon implementation of FAHL’s development plan to double the group’s yearly milling capacity within the next three years by expansion of capacity in our five common wheat plants and the opening of two new plants.

● projected operation of all milling plants in Morocco and Sub-Saharan Africa upon completion of the expansion plan, an average of 28 working days per month and at least an average of 90% of capacity usage.

● projected increased raw material volumes will enhance FAHL’s bargaining position with third-party international raw material providers resulting in lower product costs and better insure supply.

● plans to consolidate certain operations will reduce the management costs and lead to a better absorption of fixed costs.

● the projected increase of volume of imported wheat will reduce overall logistic costs by the enhancement of our bargaining position with third-party transport providers.

● planned expansion in Morocco will result in reduced delivery costs.

● the projected costs for energy, third-party service providers, and for anticipated employees but exclude costs associated with public company operations and compliance.

● Our experience and knowledge of the industry, historical demand for our products, and our best estimates of the production capacities of our primary competitors.

● Third party forecasts of population growth in our primary markets and projected demand for our products.

While presented in this proxy statement/prospectus with numeric specificity, the information was based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of FAHL management, including, among other things, the matters described in the sections entitled “Cautionary Note Regarding Forward-Looking Statements; “Market and Industry Data” and “Risk Factors.” FAHL believes the assumptions in the prospective financial information were reasonable at the time the financial information was prepared, given the information FAHL had at the time. However, important factors that may affect actual results and cause the results reflected in the prospective financial information not to be achieved include, among other things, risks and uncertainties relating to FAHL business, industry performance, the regulatory environment, and general business and economic conditions. The prospective financial information also reflects assumptions as to certain business decisions that are subject to change. The unaudited prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information. However, in the view of FAHL management, such unaudited prospective financial information was prepared on a reasonable basis, reflects the best available estimates and judgments at the time given, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of FAHL. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/consent solicitation statement/prospectus are cautioned not to place undue reliance on the prospective financial information.

Neither FAHL independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The audit reports included in this proxy statement/consent solicitation statement/prospectus relate to historical financial information. They do not extend to the prospective financial information and should not be read to do so.

EXCEPT AS REQUIRED BY APPLICABLE SECURITIES LAWS, FAHL DOES NOT INTEND TO MAKE PUBLICLY AVAILABLE ANY UPDATE OR OTHER REVISION TO THE PROSPECTIVE FINANCIAL INFORMATION. THE PROSPECTIVE FINANCIAL INFORMATION DOES NOT TAKE INTO ACCOUNT ANY CIRCUMSTANCES OR EVENTS OCCURRING AFTER THE DATE THAT INFORMATION WAS PREPARED. READERS OF THIS PROXY STATEMENT/CONSENT SOLICITATION STATEMENT/PROSPECTUS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION SET FORTH BELOW. NONE OF GLOBIS, FAHL NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY FAHL STOCKHOLDER, GLOBIS STOCKHOLDER OR ANY OTHER PERSON REGARDING ULTIMATE PERFORMANCE COMPARED TO THE INFORMATION CONTAINED IN THE PROSPECTIVE FINANCIAL INFORMATION OR THAT FINANCIAL AND OPERATING RESULTS WILL BE ACHIEVED.

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Certain of the measures included in the prospective financial information may be considered non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by FAHL may not be comparable to similarly titled amounts used by other companies. Financial measures provided to a financial advisor in connection with a business combination transaction are excluded from the definition of non-GAAP financial measures and therefore are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Accordingly, we have not provided a reconciliation of such financial measures.

Satisfaction of 80% Test

It is a requirement under the Existing Organizational Documents that any business acquired by Globis have a fair market value equal to at least 80% of the balance of the funds in the trust account at the time of the execution of a definitive agreement for an initial business combination. Based on the financial analysis of FAHL generally used to approve the transaction, the Globis Board determined that this requirement was met. The Globis Board determined that the consideration being paid in the Business Combination, which amount was negotiated at arms-length, was fair to and in the best interests of Globis and its stockholders and appropriately reflected FAHL’s value. In reaching this determination, the Globis Board concluded that it was appropriate to base such valuation in part on qualitative factors such as management strength and depth, competitive positioning, customer relationships, and technical skills, as well as quantitative factors such as FAHL’s historical growth rate and its potential for future growth in revenue and profits. The Globis Board believes that the financial skills and background of its members qualify it to conclude that the acquisition of FAHL met this requirement and make the other determinations regarding the transaction.

Material U.S. Federal Income Tax Consequences of the Merger to Globis Stockholders

The following is an analysis of the material U.S. federal income tax considerations of the Business Combination to U.S. Holders (as defined below) of Globis Common Stock and Globis Warrants (collectively “Globis securities”). The following analysis also summarizes the material U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (as defined below) of Globis Common Stock that elect to have their Common Stock redeemed for cash and the material U.S. federal income tax consequences of the ownership and disposition of New Forafric Ordinary Shares and New Forafric Warrants following the Business Combination. This analysis applies only to Globis securities, New Forafric Ordinary Shares, and New Forafric Warrants, as the case may be, that are held as “capital assets” within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment).

The following does not purport to be a complete analysis of all potential tax effects arising in connection with the closing of the Business Combination, the redemption of Globis Common Stock, or the ownership and disposition of New Forafric Ordinary Shares and New Forafric Warrants. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local, or non-U.S. tax laws are not analyzed. This analysis is based on the Code, Treasury regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect the tax consequences analyzed below. Globis and FAHL have not sought and will not seek any rulings from the IRS regarding the matters analyzed below. There can be no assurance the IRS will not take, or a court will not sustain, a contrary position regarding the tax consequences analyzed below.

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This analysis does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income and the alternative minimum tax. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

●	banks, insurance companies, and certain other financial institutions;

●	regulated investment companies and real estate investment trusts;

●	brokers, dealers, or traders in securities;

●	traders in securities that elect to mark to market;

●	tax-exempt organizations or governmental organizations;

●	U.S. expatriates and former citizens or long-term residents of the U.S.;

●	persons holding Globis securities or New Forafric Ordinary Shares and/or New Forafric Warrants, as the case may be, as part of a hedge, straddle, constructive sale, or other risk reduction strategy or as part of a conversion transaction or other integrated or similar transaction;

●	persons subject to special tax accounting rules as a result of any item of gross income with respect to Globis securities or New Forafric Ordinary Shares and/or New Forafric Warrants, as the case may be, being taken into account in an applicable financial statement;

●	persons that actually or constructively own 5% or more (by vote or value) of the outstanding Globis Common Stock or, after the Business Combination, the issued New Forafric Ordinary Shares;

●	founders, sponsors, officers or directors of Globis or holders of private placement warrants;

●	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax (and their shareholders);

●	S corporations, partnerships, or other entities or arrangements treated as partnerships or other flow-through entities for U.S. federal income tax purposes (and investors therein);

●	U.S. Holders having a functional currency other than the U.S. dollar;

●	persons who hold or received Globis securities or New Forafric Ordinary Shares and/or New Forafric Warrants, as the case may be, pursuant to the exercise of any employee stock option or otherwise as compensation; and

●	tax-qualified retirement plans.

In addition, this analysis does not address any tax consequences to investors that directly or indirectly hold equity interests in Forafric Agro prior to the Business Combination, including holders of Globis securities that also hold, directly or indirectly, equity interests in Forafric Agro. With respect to the consequences of holding New Forafric Ordinary Shares, this analysis is limited to holders who acquire such New Forafric Ordinary Shares in connection with the Business Combination or as a result of the exercise of a New Forafric Warrant. With respect to the consequences of holding New Forafric Warrants, this analysis is limited to holders who held Globis Warrants prior to and through the Business Combination.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Globis securities, New Forafric Ordinary Shares and/or New Forafric Warrants, the tax treatment of an owner of such entity will depend on the status of the owner or participant in the arrangement, the activities of the entity or arrangement, and certain determinations made at the owner or participant level. Accordingly, entities or arrangements treated as partnerships for U.S. federal income tax purposes and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

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For purposes of this analysis, because any Globis Unit consisting of one share of Globis Common Stock and one Globis Warrant is separable at the option of the holder, Globis is treating any share of Globis Common Stock and Globis Warrant held by a holder in the form of a single Globis Unit as separate instruments and is assuming that the Globis Unit itself will not be treated as an integrated instrument. Under this treatment the separation of an Globis Unit prior to or in connection with the consummation of the Business Combination generally would not be a taxable event for U.S. federal income tax purposes. This position is not free from doubt, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position. Holders of Globis Units and Globis securities are urged to consult their tax advisors concerning the U.S. federal, state, local, and foreign tax consequences of the transactions contemplated by the Business Combination (including any redemption of Globis Common Stock for cash) with respect to any Globis securities held through an Globis Unit (including alternative characterizations of an Globis Unit).

For purposes of this analysis, a “U.S. Holder” is any beneficial owner of shares of Globis securities, New Forafric Ordinary Shares and/or New Forafric Warrants, as the case may be, that is for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the U.S.;

●	a corporation (or other entity taxable as a corporation) created or organized in, or under the laws of, the U.S., any state thereof, or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

●	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BUSINESS COMBINATION AND THE U.S. FEDERAL INCOME TAX TREATMENT TO HOLDERS OF Globis UNITS OR Globis SECURITIES DEPEND IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BUSINESS COMBINATION, THE EXERCISE OF REDEMPTION RIGHTS WITH RESPECT TO Globis COMMON STOCK, AND THE OWNERSHIP AND DISPOSITION OF NEW FORAFRIC ORDINARY SHARES AND/OR NEW FORAFRIC WARRANTS TO ANY PARTICULAR HOLDER WILL DEPEND ON THE HOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF THE BUSINESS COMBINATION, THE EXERCISE OF YOUR REDEMPTION RIGHTS WITH RESPECT TO Globis COMMON STOCK, AND THE OWNERSHIP AND DISPOSITION OF NEW FORAFRIC ORDINARY SHARES AND/OR NEW FORAFRIC WARRANTS.

U.S. Federal Income Tax Treatment of New Forafric

Tax Residence of New Forafric for U.S. Federal Income Tax Purposes.

Although New Forafric is incorporated and tax resident in Gibraltar, following the closing of the Business Combination the IRS may assert that it should be treated as a U.S. corporation for U.S. federal income tax purposes pursuant to Section 7874 of the Code. For U.S. federal income tax purposes, a corporation is generally considered a U.S. “domestic” corporation if it is created or organized in or under the laws of the U.S., any state thereof, or the District of Columbia. Because New Forafric is not so created or organized (but is instead incorporated only in Gibraltar), it would generally be classified as a foreign corporation (that is, a corporation other than a U.S. “domestic” corporation) under these rules. Section 7874 of the Code provides an exception under which a corporation created or organized only under foreign law may, in certain circumstances, be treated as a U.S. corporation for U.S. federal income tax purposes. The Section 7874 rules are complex and require analysis of all relevant facts, and there is limited guidance and significant uncertainties as to their application.

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Under Code Section 7874, a corporation created or organized outside the U.S. (i.e., a foreign corporation) will nevertheless be treated as a U.S. corporation for U.S. federal income tax purposes when (i) the foreign corporation directly or indirectly acquires substantially all of the assets held directly or indirectly by a U.S. corporation (including the indirect acquisition of assets of the U.S. corporation by acquiring the outstanding shares of the U.S. corporation), (ii) the shareholders of the acquired U.S. corporation hold, by vote or value, at least 80% of the shares of the foreign acquiring corporation after the acquisition by reason of holding shares in the U.S. acquired corporation (the “Section 7874 Percentage”), and (iii) the foreign corporation’s “expanded affiliated group” does not have substantial business activities in the foreign corporation’s country of creation or organization relative to such expanded affiliated group’s worldwide activities (the “Substantial Business Activities Exception”). In order to satisfy the Substantial Business Activities Exception, at least 25% of the employees (by headcount and compensation), real and tangible assets, and gross income of the foreign acquiring corporation’s “expanded affiliated group” must be based, incurred, located, and derived, respectively, in the country in which the foreign acquiring corporation is created or organized. The Section 7874 Regulations further provide for a number of special rules that aggregate multiple acquisitions of U.S. corporations for purposes of Code Section 7874 that are made as part of a plan or made over a 36-month period, making it more likely that Code Section 7874 will apply to a foreign acquiring corporation.

New Forafric will acquire substantially all of the assets of Globis through the Business Combination. As a result, Section 7874 of the Code may apply to cause New Forafric to be treated as a U.S. corporation for U.S. federal income tax purposes following the Business Combination depending on whether the Section 7874 Percentage equals or exceeds 80%, subject to the applicability of the Substantial Business Activities Exception.

Based upon the terms of the Business Combination, the rules for determining share ownership under Code Section 7874 and the Section 7874 Regulations, and certain factual assumptions, Globis and New Forafric currently expect that the Section 7874 Percentage of Globis stockholders in New Forafric should be less than 80% after the Business Combination. Accordingly, New Forafric is not expected to be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code. The calculation of the Section 7874 Percentage is complex, is subject to detailed regulations (the application of which is uncertain in various respects and could be impacted by changes in U.S. tax laws and regulations with possible retroactive effect), and is subject to certain factual uncertainties. Whether the Section 7874 Percentage is less than 80% must be finally determined after completion of the Business Combination, by which time there could be adverse changes to the relevant facts and circumstances. Moreover, former holders of Globis Common Stock may be deemed to own an amount of New Forafric Ordinary Shares in respect to certain redemptions by former holders of Globis Common Stock prior to the Business Combination for purposes of determining the ownership percentage of former holders of Globis Common Stock under Section 7874 of the Code. Accordingly, there can be no assurance that the IRS will not challenge the status of New Forafric as a foreign corporation under Code Section 7874 or that such challenge would not be sustained by a court.

If the IRS were to successfully challenge under Code Section 7874 New Forafric’s status as a foreign corporation for U.S. federal income tax purposes, New Forafric and certain New Forafric shareholders could be subject to significant adverse tax consequences, including a higher effective corporate income tax rate on New Forafric and future withholding taxes on certain New Forafric shareholders. In particular, holders of New Forafric Ordinary Shares and/or New Forafric Warrants would be treated as holders of stock and warrants of a U.S. corporation.

However, even if the Section 7874 Percentage was such that New Forafric were still respected as a foreign corporation under Code Section 7874, New Forafric may be limited in using its equity to engage in future acquisitions of U.S. corporations over a 36-month period following the Business Combination. If New Forafric were to be treated as acquiring substantially all of the assets of a U.S. corporation within a 36-month period after the Business Combination, the Section 7874 Regulations would exclude certain shares of New Forafric attributable to the Business Combination for purposes of determining the Section 7874 Percentage of that subsequent acquisition, making it more likely that Code Section 7874 would apply to such subsequent acquisition.

The remainder of this analysis assumes that New Forafric will not be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code.

Utilization of Globis’ Tax Attributes and Certain Other Adverse Tax Consequences to New Forafric and New Forafric’s Shareholders.

Following the acquisition of a U.S. corporation by a foreign corporation, Code Section 7874 can limit the ability of the acquired U.S. corporation and its U.S. affiliates to use U.S. tax attributes (including net operating losses and certain tax credits) to offset U.S. taxable income resulting from certain transactions, as well as result in certain other adverse tax consequences, even if the acquiring foreign corporation is respected as a foreign corporation for purposes of Code Section 7874. Specifically, Code Section 7874 can apply in this manner if (i) the foreign corporation acquires, directly or indirectly, substantially all of the properties held directly or indirectly by a U.S. corporation, (ii) after the acquisition, the former shareholders of the acquired U.S. corporation hold at least 60% (by either vote or value) but less than 80% (by vote and value) of the shares of the foreign acquiring corporation by reason of holding shares in the acquired U.S. corporation, and (iii) the foreign corporation’s “expanded affiliated group” does not meet the Substantial Business Activities Exception.

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Based upon the terms of the Business Combination, the rules for determining share ownership under Section 7874 of the Code and the Section 7874 Regulations, and certain factual assumptions, Globis and New Forafric currently expect that the Section 7874 Percentage should be less than 60% after the Business Combination. Accordingly, the limitations and other rules described above are not expected to apply to New Forafric or Globis after the Business Combination.

If the Section 7874 Percentage applicable to the Business Combination is at least 60% but less than 80%, Forafric

Global and certain of New Forafric’s shareholders may be subject to adverse tax consequences including, but not limited to, restrictions on the use of tax attributes with respect to “inversion gain” recognized over a 10-year period following the transaction, disqualification of dividends paid from preferential “qualified dividend income” rates, and the requirement that any U.S. corporation owned by New Forafric include as “base erosion payments” that may be subject to a minimum U.S. federal income tax any amounts treated as reductions in gross income paid to certain related foreign persons. Furthermore, certain “disqualified individuals” (including officers and directors of a U.S. corporation) may be subject to an excise tax on certain stock-based compensation at a rate of 20%. However, as a blank check company whose assets are primarily comprised of cash and cash equivalents, it is not expected that Globis will have a significant amount of inversion gain as a result of the Business Combination.

The determination that the Section 7874 Percentage should be less than 60% after the Business Combination is subject to detailed regulations (the application of which is uncertain in various respects and would be impacted by future changes in tax laws and regulations, with possible retroactive effect) and is subject to certain factual uncertainties. Whether the Section 7874 Percentage is less than 60% must be finally determined after completion of the Business Combination, by which time there could be adverse changes to the relevant facts and circumstances. There can be no assurance that the IRS will not challenge whether New Forafric is subject to the above rules or that such a challenge would not be sustained by a court. If the IRS successfully applied these rules to New Forafric, significant adverse tax consequences could result for New Forafric and for certain New Forafric shareholders, including a higher effective corporate tax rate on New Forafric U.S. Holders.

U.S. Federal Income Tax Considerations of the Business Combination.

Tax Consequences of the Business Combination Under Section 368(a) of the Code

The parties to the Business Combination intend that the Business Combination qualifies as a reorganization within the meaning of Section 368(a) of the Code (a “reorganization”), and subject to the balance of this analysis, the parties expect the Business Combination to so qualify. It is the opinion of McDermott, Will & Emery that the Business Combination more likely than not qualifies as a reorganization within the meaning of Section 368(a).

In the event that the Business Combination qualifies as a reorganization, then the Business Combination will have the material tax consequences described in the remainder of this paragraph. The Business Combination is not expected to result in gain being recognized by U.S. Holders of Globis Common Stock and/or Globis Warrants immediately prior to the Effective Time (other than possibly with respect to any such holder that would own, actually or constructively, 5% or more (by vote or value) of the outstanding Ordinary Shares of New Forafric immediately after the Business Combination), as discussed below under “Tax Consequences of the Business Combination Under Section 367(a) of the Code”. Subject to the analysis of Code Section 367, below, a U.S. Holder’s initial tax basis in New Forafric Ordinary Shares and/or New Forafric Warrants received in the Business Combination will equal the tax basis of the Globis securities exchanged therefor. Subject to the analysis of Code Section 367, below, a U.S. Holder’s holding period in New Forafric Ordinary Shares and/or New Forafric Warrants received in the Business Combination will include the holding period for the Globis securities surrendered in exchange therefor. The parties intend to report the Business Combination in a manner consistent with the Intended Tax Treatment.

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To qualify as a reorganization, a transaction must satisfy certain requirements, including, among others, that the acquiring corporation (or, in the case of certain reorganizations structured similarly to the Business Combination, its corporate parent) continue, either directly or indirectly through certain controlled corporations, either a significant line of the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic business assets in a business, in each case, within the meaning of Treasury regulations Section 1.368-1(d).

According to Section 368(a)(1)(F), a reorganization includes a mere change in identity, form, or place of organization of one corporation, however effected. Treasury regulations Section 1.368-2(m) further elaborates that a transaction or series of transactions will qualify as a reorganization under Section 368(a)(1)(F) if six enumerated requirements are satisfied. These include the following: (i) the resulting corporation stock must be (deemed) distributed to the shareholders of the transferor corporation; (ii) the stock ownership of the transferor corporation immediately before must be identical to the stock ownership of the resulting corporation after the ostensible reorganization; (iii) the resulting corporation must not have held any assets or any tax attributes immediately before the transaction (other than a de minimis amount of assets used to facilitate its organization); (iv) the transferor corporation must liquidate completely for U.S. federal income tax purposes; (v) the resulting corporation must be the only acquiring corporation with respect to the transferor corporation assets; (vi) and the transferor corporation must be the only corporation the assets of which are acquired as part of the transaction.

Considering New Forafric as the resulting corporation and Globis as the transferor corporation, as a result of the Redomiciliation, each of the requirements in Treasury regulations Section 1.368-2(m) more likely than not is met according to the Business Combination Agreement attached to this proxy statement/ prospectus as Annex A.

However, we reiterate, due to the absence of guidance bearing directly on how the above rules apply in the case of an acquisition of a corporation with investment-type assets, such as Globis, the qualification of the Business Combination as a reorganization is not free from doubt, since the Department of Treasury and Internal Revenue Service have never issued guidance or other authority that is factually on point with the present transaction. Moreover, the closing of the Business Combination is not conditioned upon the receipt of an opinion of counsel that the Business Combination will qualify as a reorganization, and neither Globis nor New Forafric intends to request a ruling from the IRS regarding the U.S. federal income tax treatment of the Business Combination. Accordingly, no assurance can be given that the IRS will not challenge the Business Combination’s qualification as a reorganization or that a court will not sustain such a challenge by the IRS. U.S. Holders of Globis securities are urged to consult their tax advisors regarding the proper U.S. federal income tax treatment of the Business Combination, including with respect to its qualification as a “reorganization.”

If, at the Effective Time, any requirement for the application of Code Section 368(a) is not met, a U.S. Holder of Globis securities generally would recognize gain or loss in an amount equal to the difference, if any, between the fair market value as of the closing date of the Business Combination of New Forafric Ordinary Shares and/or New Forafric Warrants received by such holder in the Business Combination over such holder’s adjusted tax basis in the Globis securities surrendered by such holder in the Business Combination. Any gain or loss so recognized would generally be long-term capital gain or loss if the U.S. Holder had held the Globis securities for more than one year (or short-term capital gain otherwise). Long-term capital gains of non-corporate U.S. Holders (including individuals) currently are eligible for preferential U.S. federal income tax rates. However, the deductibility of capital losses is subject to limitations. A U.S. Holder’s initial tax basis in New Forafric Ordinary Shares and/or New Forafric Warrants received in the Business Combination will equal the fair market value of such stock or warrants upon receipt. A U.S. Holder’s holding period in New Forafric Ordinary Shares and/or New Forafric Warrants received in the Business Combination, if any, will begin on the day following the closing date of the Business Combination and would not include the holding period for the Globis securities surrendered in exchange therefor.

Tax Consequences of the Business Combination Under Section 367(a) of the Code

Section 367(a) of the Code and the Treasury regulations promulgated thereunder provide that, where a U.S. person exchanges stock or securities in a U.S. corporation for stock or securities in a foreign corporation in a transaction that qualifies as a reorganization, the U.S. person is required to recognize any gain (but not loss) realized on such exchange unless certain additional requirements are satisfied.

In general, for the Business Combination to meet these additional requirements, certain reporting requirements must be satisfied and (i) no more than 50% of both the total voting power and the total value of the stock of the transferee foreign corporation is received, in the aggregate, by the “U.S. transferors” (as defined in the Treasury regulations and computed taking into account direct, indirect and constructive ownership) in the transaction; (ii) no more than 50% of each of the total voting power and the total value of the stock of the transferee foreign corporation is owned, in the aggregate, immediately after the transaction by “U.S. persons” (as defined in the Treasury regulations) that are either officers or directors or “five-percent target shareholders” (as defined in the Treasury regulations and computed taking into account direct, indirect and constructive ownership) of the transferred U.S. corporation; and (iii) the “active trade or business test” as defined in Treasury regulations Section 1.367(a)-3(c)(3) must be satisfied. Conditions (i), (ii), and (iii) are expected to be met, and, as a result, the Business Combination is expected to satisfy the applicable requirements under Section 367(a) of the Code on account of such conditions. Accordingly, it is intended that the Business Combination does not result in gain recognition by a U.S. Holder exchanging Globis Common Stock for New Forafric Ordinary Shares so long as either (A) the U.S. Holder is not a “five-percent transferee shareholder” (as defined in the Treasury regulations and computed taking into account direct, indirect and constructive ownership) of the transferee foreign corporation (by total voting power or by total value) or (B) the U.S. Holder is a “five-percent transferee shareholder” of the transferee foreign corporation and enters into an agreement with the IRS to recognize gain under certain circumstances. All U.S. Holders of Globis Securities that will own 5% or more of either the total voting power or the total value of the outstanding shares of New Forafric after the Business Combination (taking into account, for this purpose, ownership of New Forafric Ordinary Shares acquired in connection with the Business Combination and any New Forafric Ordinary Shares not acquired in connection with the Business Combination) may want to enter into a valid “gain recognition agreement” under applicable Treasury regulations and are strongly urged to consult their own tax advisors to determine the particular consequences to them of the Business Combination.

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Whether the requirements described above are met will depend on facts existing at the Effective Time, and the closing of the Business Combination is not conditioned upon the receipt of an opinion of counsel or ruling from the IRS that the Business Combination will not result in gain being recognized by U.S. Holders of Globis securities under Section 367(a) of the Code. In addition, no assurance can be given that the IRS will not challenge the satisfaction of the relevant requirements under Section 367(a) of the Code and the Treasury regulations promulgated thereunder with respect to the Business Combination or that a court would not sustain such a challenge.

If the Business Combination does meet the requirements of Section 368(a) of the Code but, at the Effective Time, any requirement for Section 367(a) of the Code not to impose gain on a U.S. Holder is not satisfied, then a U.S. Holder of Globis securities generally would recognize gain (but not loss) in an amount equal to the excess, if any, of the fair market value as of the closing date of the Business Combination of New Forafric Ordinary Shares and/or New Forafric Warrants received by such holder in the Business Combination over such U.S. Holder’s tax basis in the Globis securities surrendered by such U.S. Holder in the Business Combination. Any gain so recognized would generally be long-term capital gain if the U.S. Holder had held the Globis securities for more than one year at the Effective Time (or short-term capital gain otherwise). Long-term capital gain of non-corporate U.S. Holders (including individuals) currently is eligible for preferential U.S. federal income tax rates. A U.S. Holder’s initial tax basis in New Forafric Ordinary Shares and/or New Forafric Warrants received in the Business Combination will equal the fair market value of such stock or warrants upon receipt. A U.S. Holder’s holding period in New Forafric Ordinary Shares and/or New Forafric Warrants received in the Business Combination may not include the holding period for the Globis securities surrendered in exchange therefor. In such case, the holding period will begin on the day following the closing date of the Business Combination.

The rules dealing with Section 367(a) of the Code analyzed above are very complex and are affected by various factors in addition to those described above. Accordingly, you are strongly urged to consult your tax advisor concerning the application of these rules to your exchange of Globis securities under your particular circumstances, including whether you will be a five-percent transferee shareholder and the possibility of entering into a “gain recognition agreement” under applicable Treasury regulations.

U.S. Holders exchanging Globis Securities for New Forafric Ordinary Shares and/or New Forafric Warrants

If the Business Combination qualifies as a reorganization under Section 368(a) of the Code and is not taxable under Section 367(a) of the Code, as is intended by the parties, a U.S. Holder generally would not recognize gain or loss if, pursuant to the Business Combination, the U.S. Holder either (i) exchanges only Globis Common Stock (but not Globis Warrants) for New Forafric Ordinary Shares, (ii) exchanges Globis Warrants for New Forafric Warrants, or (iii) both exchanges Globis Common Stock for New Forafric Ordinary Shares and exchanges its Globis Warrants for New Forafric Warrants.

In such a case, the aggregate tax basis of New Forafric Ordinary Shares received by a U.S. Holder in the Business Combination should be equal to the aggregate adjusted tax basis of Globis Common Stock surrendered in exchange therefor. The tax basis in an New Forafric Warrant received by a U.S. Holder in the Business Combination should be equal to the adjusted tax basis of the Globis Warrant exchanged therefor. The holding period of New Forafric Ordinary Shares and/or New Forafric Warrants received by a U.S. Holder in the Business Combination should include the period during which the Globis Common Stock and/or Globis Warrants exchanged therefor were held by such U.S. Holder. It is unclear whether the redemption rights with respect to the Globis Common Stock may suspend the running of the applicable holding period for this purpose.

U.S. Holders Exercising Redemption Rights with Respect to Globis Common Stock.

In the event that a U.S. Holder’s shares of Globis Common Stock are redeemed for cash pursuant to the redemption provisions described herein, the treatment of such redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of stock under Section 302 of the Code. Whether a redemption qualifies for sale treatment will depend largely on the total number of shares of Globis Common Stock treated as held by the U.S. Holder relative to all of the shares of Globis Common Stock outstanding both before and after the redemption.

The redemption of Globis Common Stock generally will be treated as a sale of stock (rather than as a corporate distribution) if the redemption (i) results in a “complete termination” of the U.S. Holder’s interest in Globis, (ii) is “substantially disproportionate” with respect to the U.S. Holder or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

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In determining whether any of the foregoing tests are satisfied, a U.S. Holder generally should take into account not only Globis Common Stock actually owned by such U.S. Holder but also Globis Common Stock constructively owned by such holder. A U.S. Holder may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any shares the U.S. Holder has a right to acquire by exercise of an option, which would generally include Globis Common Stock or New Forafric Ordinary Shares which could be directly or constructively acquired pursuant to the exercise of Globis Warrants or New Forafric Warrants.

There will be a complete termination of a U.S. Holder’s interest if either (i) all of Globis Common Stock actually and constructively owned by the U.S. Holder is redeemed or (ii) all of Globis Common Stock actually owned by the U.S. Holder is redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of shares owned by certain family members and the U.S. Holder does not constructively own any other shares. In order to meet the “substantially disproportionate” test, the percentage of outstanding voting stock actually or constructively owned by a U.S. Holder immediately following the redemption generally must be less than (a) 80% of the percentage of outstanding voting stock actually or constructively owned by such U.S. Holder immediately prior to the redemption and (b) 50% of the total combined voting power of Globis Common Stock. The redemption of Globis Common Stock will not be essentially equivalent to a dividend if a U.S. Holder’s redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in Globis. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in Globis will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” U.S. Holders should consult with their tax advisors as to the tax consequences of a redemption.

If the redemption qualifies as a sale of stock by the U.S. Holder under Section 302 of the Code, the U.S. Holder would generally be required to recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the shares of Globis Common Stock redeemed. Such gain or loss generally would be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. A U.S. Holder’s tax basis in such holder’s Globis Common Stock generally will equal the cost of such shares.

If the redemption does not qualify as a sale of stock under Section 302 of the Code, then the U.S. Holder will be treated as receiving a corporate distribution. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in such U.S. Holder’s Globis Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of Globis Common Stock.

Amounts treated as dividends that Globis pays to a U.S. Holder that is treated a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, amounts treated as dividends that Globis pays to a non-corporate U.S. Holder may be taxed as “qualified dividend income” at the preferential tax rate accorded to long-term capital gains. It is unclear whether the redemption rights described herein with respect to the Globis Common Stock may have suspended the running of the applicable holding period for these purposes. If the holding period requirements are not satisfied, then a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount and non-corporate U.S. Holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to “qualified dividend income.”

After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed Globis Common Stock will be added to the U.S. Holder’s adjusted tax basis in its remaining Globis Common Stock, or, if it has none, to the U.S. Holder’s adjusted tax basis in its Globis Warrants or possibly in other shares of Globis Common Stock constructively owned by it.

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U.S. Federal Income Tax Consequences of the Ownership and Disposition of New Forafric Ordinary Shares and New Forafric Warrants to U.S. Holders.

Distributions on New Forafric Ordinary Shares

Subject to the analysis below under “— Passive Foreign Investment Company Rules,” if New Forafric makes distributions of cash or property on New Forafric Ordinary Shares, such distributions will be treated first as a dividend to the extent of New Forafric’s current and accumulated earnings and profits (as determined for U.S. federal income tax purposes), and then as a tax-free return of capital to the extent of the U.S. Holder’s tax basis, with any excess treated as gain from the sale or exchange of the shares. The amount of any such distribution will include any amounts withheld by New Forafric (or another applicable withholding agent). If New Forafric does not provide calculations of its earnings and profits under U.S. federal income tax principles, a U.S. Holder should expect all cash distributions to be reported as dividends for U.S. federal income tax purposes. Any dividend will not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from U.S. corporations.

Subject to the analysis above under “— Utilization of Globis’ Tax Attributes and Certain Other Adverse Tax Consequences to New Forafric and New Forafric’s Shareholders” and below under “— Passive Foreign Investment Company Rules,” dividends received by certain non-corporate U.S. Holders (including individuals) may be “qualified dividend income,” which is taxed at the lower applicable capital gains rate, provided that:

●	either (a) the shares are readily tradable on an established securities market in the U.S. or (b) New Forafric is eligible for the benefits of a qualifying income tax treaty with the U.S. that includes an exchange of information program;

●	New Forafric is neither a PFIC (as analyzed below under below under “— Passive Foreign Investment Company Rules”) nor treated as such with respect to the U.S. Holder for New Forafric’s taxable year in which the dividend is paid or the preceding taxable year;

●	the U.S. Holder satisfies certain holding period requirements;

●	the U.S. Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property; and

●	the taxpayer does not take the dividends into account as investment income under Code Section 163(d)(4)(B).

There is no comprehensive income tax treaty between the U.S. and Gibraltar, thus New Forafric will not be eligible for benefits of an applicable comprehensive income tax treaty. In addition, there can be no assurance that New Forafric Ordinary Shares will be considered “readily tradable” on an established securities market in accordance with applicable legal authorities. Furthermore, New Forafric will not constitute a qualified foreign corporation for purposes of these rules if it is a PFIC for the taxable year in which it pays a dividend or for the preceding taxable year. See “— Passive Foreign Investment Company Rules.” U.S. Holders should consult their tax advisors regarding the availability of the lower rate for dividends paid with respect to New Forafric Ordinary Shares.

The amount of any dividend distribution paid in foreign currency will be the U.S. dollar amount calculated by reference to the applicable exchange rate in effect on the date of actual or constructive receipt, regardless of whether the payment is in fact converted into U.S. dollars at that time. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt.

Subject to certain exceptions, dividends on New Forafric Ordinary Shares will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are qualified dividend income (as analyzed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by a fraction, the numerator of which is the reduced rate applicable to qualified dividend income and the denominator of which is the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by New Forafric with respect to New Forafric Ordinary Shares generally will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.” The rules governing foreign tax credits are complex and U.S. Holders are urged to consult their tax advisors regarding the creditability of foreign taxes in their particular circumstances. In lieu of claiming a foreign tax credit, a U.S. Holder may, in certain circumstances, deduct foreign taxes in computing the holder’s taxable income, subject to generally applicable limitations under U.S. law. Generally, an election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year.

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Sale, Exchange, Redemption or Other Taxable Disposition of New Forafric Ordinary Shares and New Forafric Warrants

Subject to the analysis below under “— Passive Foreign Investment Company Rules,” a U.S. Holder generally will recognize gain or loss on any sale, exchange, redemption or other taxable disposition of New Forafric Ordinary Shares or New Forafric Warrants in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. Holder’s adjusted tax basis in such shares and/or warrants. Any gain or loss recognized by a U.S. Holder on a taxable disposition of New Forafric Ordinary Shares or New Forafric Warrants generally will be capital gain or loss. A non-corporate U.S. Holder, including an individual, who has held New Forafric Ordinary Shares and/or New Forafric Warrants for more than one year generally will be eligible for reduced tax rates for such long-term capital gains. The deductibility of capital losses is subject to limitations.

Any such gain or loss recognized generally will be treated as U.S. source income or loss. Accordingly, in the event any Gibraltar tax (including withholding tax) is imposed upon such sale or other disposition, a U.S. Holder may not be able to utilize foreign tax credits unless such holder has foreign source income or gain in the same category from other sources. U.S. Holders are urged to consult their tax advisor regarding the ability to claim a foreign tax credit.

Exercise, Lapse, or Redemption of a New Forafric Warrant

Subject to the PFIC rules discussed below, a U.S. Holder generally will not recognize gain or loss upon the acquisition of an New Forafric ordinary share on the exercise of an New Forafric Warrant for cash. A U.S. Holder’s tax basis in an New Forafric Ordinary Shares received upon exercise of the New Forafric Warrant generally should be an amount equal to the sum of the U.S. Holder’s tax basis in the Globis Warrant exchanged therefor (assuming the Business Combination is not a taxable transaction, as discussed above) and the exercise price. The U.S. Holder’s holding period for an New Forafric Ordinary Share received upon exercise of the New Forafric Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the New Forafric Warrant and will not include the period during which the U.S. Holder held the New Forafric Warrant. If an New Forafric Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the New Forafric Warrant.

The tax consequences of a cashless exercise of an New Forafric Warrant are not clear under current tax law. Subject to the PFIC rules discussed below, a cashless exercise may be tax-deferred, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-deferred situation, a U.S. Holder’s basis in New Forafric Ordinary Shares received generally would equal the U.S. Holder’s basis in New Forafric Warrants exercised therefor. If the cashless exercise is not treated as a gain realization event, a U.S. Holder’s holding period in New Forafric Ordinary Shares would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of New Forafric Warrants and will not include the period during which the U.S. Holder held New Forafric Warrants. If the cashless exercise were treated as a recapitalization, the holding period of New Forafric Ordinary Shares would include the holding period of New Forafric Warrants exercised therefor.

It is also possible that a cashless exercise of an New Forafric Warrant could be treated in part as a taxable exchange in which gain or loss would be recognized in the manner set forth above under “— Sale, Exchange, Redemption or Other Taxable Disposition of New Forafric Ordinary Shares and New Forafric Warrants.” In such event, a U.S. Holder could be deemed to have surrendered warrants equal to the number of New Forafric Ordinary Shares having an aggregate fair market value equal to the exercise price for the total number of warrants to be exercised. Subject to the PFIC rules discussed below, the U.S. Holder would recognize capital gain or loss with respect to New Forafric Warrants deemed surrendered in an amount generally equal to the difference between (i) the fair market value of New Forafric Ordinary Shares that would have been received in a regular exercise of New Forafric Warrants deemed surrendered, net of the aggregate exercise price of such New Forafric Warrants and (ii) the U.S. Holder’s tax basis in such New Forafric Warrants. In this case, a U.S. Holder’s aggregate tax basis in New Forafric Ordinary Shares received would equal the sum of (i) U.S. Holder’s tax basis in New Forafric Warrants deemed exercised and (ii) the aggregate exercise price of such New Forafric Warrants. A U.S. Holder’s holding period for New Forafric Ordinary Shares received in such case generally would commence on the date following the date of exercise (or possibly the date of exercise) of New Forafric Warrants and will not include the period during which the U.S. Holder held New Forafric Warrants.

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Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise of warrants, including when a U.S. Holder’s holding period would commence with respect to the New Forafric Ordinary Share received, there can be no assurance regarding which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise of New Forafric Warrants.

Subject to the PFIC rules described below, if New Forafric redeems New Forafric Warrants for cash pursuant to the redemption provisions described in the section of this registration statement entitled “— Exercise, Lapse, or Redemption of a New Forafric Warrant” or if New Forafric purchases New Forafric Warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described above under “— Sale, Exchange, Redemption or Other Taxable Disposition of New Forafric Ordinary Shares and New Forafric Warrants.”

Possible Constructive Distributions

The terms of each New Forafric Warrant provide for an adjustment to the number of New Forafric Ordinary Shares for which the New Forafric Warrant may be exercised or to the exercise price of the New Forafric Warrant in certain events, as discussed in the section of this registration statement captioned ““— Exercise, Lapse, or Redemption of a New Forafric Warrant.” An adjustment which has the effect of preventing dilution generally is not taxable. A U.S. Holder of an New Forafric Warrant would, however, be treated as receiving a constructive distribution from New Forafric if, for example, the adjustment increases the holder’s proportionate interest in New Forafric’s assets or earnings and profits (for instance, through an increase in the number of New Forafric Ordinary Shares that would be obtained upon exercise of such warrant) as a result of a distribution of cash or other property such as other securities to the holders of New Forafric Ordinary Shares which is taxable to the U.S. Holders of such shares as described under “— Distributions on New Forafric Ordinary Shares” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. Holder of such New Forafric Warrant received a cash distribution from New Forafric equal to the fair market value of such increase in interest.

Passive Foreign Investment Company Rules

The treatment of U.S. Holders of New Forafric Ordinary Shares and New Forafric Warrants could be materially different from that described above, if New Forafric is treated as a “passive foreign investment company,” or PFIC, for U.S. federal income tax purposes. An entity treated as a foreign corporation for U.S. federal income tax purposes generally will be a PFIC for U.S. federal income tax purposes for any taxable year if either:

●	at least 75% of its gross income for such year is passive income (such as interest, dividends, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of assets giving rise to passive income); or

●	at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income.

For this purpose, New Forafric will be treated as owning its proportionate share of the assets and earning its proportionate share of the income of any other entity treated as a corporation for U.S. federal income tax purposes in which New Forafric own, directly or indirectly, 25% or more (by value) of the stock.

Based on the current and anticipated composition of the income, assets and operations of New Forafric and its subsidiaries, New Forafric does not believe it will be treated as a PFIC for U.S. federal income tax purposes for its current taxable year, which includes the Business Combination, and does not expect to become one for U.S. federal income tax purposes in the near future.

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Nevertheless, whether New Forafric is treated as a PFIC is determined on an annual basis. The determination of whether a non-U.S. corporation is a PFIC is a factual determination that depends on, among other things, the composition of New Forafric’s income and assets, and the market value of its shares and assets, including the composition of income and assets and the market value of shares and assets of its subsidiaries, from time to time, and thus the determination can only be made annually after the close of each taxable year. Thus, no assurance can be given as to whether New Forafric will be a PFIC in 2022 or for any future taxable year. In addition, neither Globis’ nor New Forafric’s respective U.S. counsel expresses any opinion with respect to New Forafric’s PFIC status for 2022 or future taxable years.

Under the PFIC rules, if New Forafric were considered a PFIC at any time that a U.S. Holder owns New Forafric Ordinary Shares or New Forafric Warrants, New Forafric would generally continue to be treated as a PFIC with respect to such holder in a particular year unless (i) New Forafric has ceased to be a PFIC and (ii) (a) the U.S. Holder has made a valid “QEF election” (as described below) for the first taxable year in which the holder owned such holder’s New Forafric Ordinary Shares in which New Forafric was a PFIC, (b) a valid mark-to-market election (as described below) is in effect for the particular year, or (c) the U.S. Holder has made a “deemed sale” election under the PFIC rules. If such a “deemed sale” election is made, a U.S. Holder will be deemed to have sold its New Forafric Ordinary Shares at their fair market value on the last day of the last taxable year in which New Forafric is classified as a PFIC, and any gain from such deemed sale would be subject to the consequences described below. After the “deemed sale” election, New Forafric Ordinary Shares with respect to which the “deemed sale” election was made will not be treated as shares in a PFIC unless New Forafric subsequently becomes a PFIC.

For each taxable year that New Forafric is treated as a PFIC with respect to a U.S. Holder’s New Forafric Ordinary Shares or New Forafric Warrants, the U.S. Holder will be subject to special tax rules with respect to any “excess distribution” (as defined below) received and any gain realized from a sale or disposition (including a pledge of New Forafric Ordinary Shares and under proposed regulations transfers of New Forafric Warrants and certain transfers of New Forafric Ordinary Shares that would otherwise qualify as nonrecognition transactions for U.S. federal income tax purposes) of its New Forafric Ordinary Shares or New Forafric Warrants (collectively the “excess distribution rules”), unless, with respect to New Forafric Ordinary Shares, the U.S. Holder makes a valid QEF or mark-to-market election as discussed below. Generally, distributions received by a U.S. Holder in a taxable year that are greater than 125% of the average annual distributions received by such U.S. Holder during the shorter of the three preceding taxable years or the portion of such U.S. Holder’s holding period for New Forafric Ordinary Shares or New Forafric Warrants that preceded the taxable year of the distribution will be treated as excess distributions. Under these special tax rules:

●	the excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period for New Forafric Ordinary Shares or New Forafric Warrants;

●	the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution or to the period in the U.S. Holder’s holding period before the first day of New Forafric’s first taxable year in which New Forafric is a PFIC, will be treated as ordinary income; and

●	the amount allocated to each other taxable year (or portions thereof) of the U.S. Holder and included in such holder’s holding period will be subject to the highest tax rate in effect for individuals or corporations, as applicable, for each such year without regard to the U.S. Holder’s other items of income and loss for such year; and

●	the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the resulting tax attributable to each such year.

Under the excess distribution rules, the tax liability for amounts allocated to taxable years prior to the year of disposition or excess distribution cannot be offset by any net operating losses, and gains (but not losses) realized on the sale of New Forafric Ordinary Shares or New Forafric Warrants cannot be treated as capital gains, even though the U.S. Holder holds New Forafric Ordinary Shares or New Forafric Warrants as capital assets.

Certain of the PFIC rules may impact U.S. Holders with respect to equity interests in subsidiaries and other entities which New Forafric may hold, directly or indirectly, that are PFICs (collectively, “Lower-Tier PFICs”). There can be no assurance, however, that New Forafric does not own, or will not in the future acquire, an interest in a subsidiary or other entity that is or would be treated as a Lower-Tier PFIC. U.S. Holders should consult their tax advisors regarding the application of the PFIC rules to any of New Forafric’s subsidiaries.

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If New Forafric is a PFIC, a U.S. Holder of shares in New Forafric may avoid taxation under the excess distribution rules described above in respect to New Forafric Ordinary Shares by making a timely and valid “qualified electing fund” (“QEF”) election (if eligible to do so). However, a U.S. Holder may make a QEF election with respect to its New Forafric Ordinary Shares only if New Forafric provides U.S. Holders on an annual basis with certain financial information specified under applicable U.S. Treasury regulations, including the information provided in a PFIC Annual Information Statement. There can be no assurance, however, that New Forafric will have timely knowledge of its status as a PFIC in the future or that New Forafric will timely provide such information for such years. The failure to provide such information on an annual basis could prevent a U.S. Holder from making a QEF election or result in the invalidation or termination of a U.S. Holder’s prior QEF election.

A U.S. Holder that makes a QEF election with respect to its New Forafric Ordinary Shares would generally be required to include in income for each year that New Forafric is treated as a PFIC the U.S. Holder’s pro rata share of New Forafric’s ordinary earnings for the year (which would be subject to tax as ordinary income) and net capital gains for the year (which would be subject to tax at the rates applicable to long-term capital gains), without regard to the amount of any distributions made in respect of New Forafric Ordinary Shares. Any net deficits or net capital losses of New Forafric for a taxable year, however, would not be passed through and included on the tax return of the U.S. Holder. A U.S. Holder’s basis in New Forafric Ordinary Shares would be increased by the amount of income inclusions under the QEF rules. Dividends actually paid on New Forafric Ordinary Shares generally would not be subject to U.S. federal income tax to the extent of prior income inclusions and would reduce the U.S. Holder’s basis in New Forafric Ordinary Shares by a corresponding amount. If New Forafric owns any interests in a Lower-Tier PFIC, a U.S. Holder generally must make a separate QEF election for each Lower-Tier PFIC, subject to New Forafric’s providing the relevant tax information for each Lower-Tier PFIC on an annual basis. There can be no assurance that New Forafric will have timely knowledge of the status of any such Lower-Tier PFIC. In addition, New Forafric may not hold a controlling interest in any such Lower-Tier PFIC and thus there can be no assurance New Forafric will be able to cause the Lower-Tier PFIC to provide such required information.

If a U.S. Holder does not make a QEF election effective from the first taxable year of a U.S. Holder’s holding period for New Forafric Ordinary Shares in which New Forafric is a PFIC (or a mark-to-market election, as discussed below), then the U.S. Holder generally will remain subject to the excess distribution rules. A U.S. Holder that first makes a QEF election in a later year may avoid the continued application of the excess distribution rules to its New Forafric Ordinary Shares by making a “deemed sale” election. In that case, the U.S. Holder will be deemed to have sold New Forafric Ordinary Shares at their fair market value on the first day of the taxable year in which the QEF election becomes effective, and any gain from such deemed sale would be subject to the excess distribution rules described above. As a result of the “deemed sale” election, the U.S. Holder will have additional basis (to the extent of any gain recognized on the deemed sale) and, solely for purposes of the PFIC rules, a new holding period in New Forafric Ordinary Shares.

It is not entirely clear how various aspects of the PFIC rules apply to New Forafric Warrants. However, a U.S. Holder may not be eligible to make a QEF election with respect to its New Forafric Warrants. As a result, if a U.S. Holder sells or otherwise disposes of such warrants (other than upon exercise of such warrants) and New Forafric was a PFIC at any time during the U.S. Holder’s holding period of such warrants, any gain recognized generally will be treated as an excess distribution, taxed as described above.

If a U.S. Holder that exercises such warrants properly makes and maintains a QEF election with respect to the newly acquired New Forafric Ordinary Shares (or has previously made a QEF election with respect to New Forafric Ordinary Shares), the QEF election will apply to the newly acquired New Forafric Ordinary Shares. Notwithstanding such QEF election, the rules relating to “excess distributions” discussed above, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such newly acquired New Forafric Ordinary Shares (which under proposed regulations will be deemed to have a holding period for purposes of the PFIC rules that includes the period the U.S. Holder held New Forafric Warrants), unless the U.S. Holder makes a “deemed sale” election under the PFIC rules. U.S. Holders are urged to consult their tax advisors as to the application of the rules governing “deemed sale” elections to their particular circumstances.

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The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder that is eligible to make a QEF election with respect to its New Forafric Ordinary Shares generally may do so by providing the appropriate information to the IRS in the U.S. Holder’s timely filed tax return for the year in which the election becomes effective. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.

Alternatively, if New Forafric is a PFIC and New Forafric Ordinary Shares constitute “marketable stock” (as defined below), a U.S. Holder may make a mark-to-market election for such holder’s New Forafric Ordinary Shares with respect to such shares for the first taxable year in which it holds (or is deemed to hold) New Forafric Ordinary Shares and each subsequent taxable year to elect out of the excess distribution rules discussed above. If a U.S. Holder makes a mark-to-market election with respect to its New Forafric Ordinary Shares, such U.S. Holder generally will include in income for each year that New Forafric is treated as a PFIC with respect to such New Forafric Ordinary Shares an amount equal to the excess, if any, of the fair market value of New Forafric Ordinary Shares as of the close of the U.S. Holder’s taxable year over the adjusted basis in New Forafric Ordinary Shares as of the beginning of such taxable year. A U.S. Holder will be allowed a deduction for the excess, if any, of the adjusted basis of New Forafric Ordinary Shares over their fair market value as of the close of the taxable year. However, deductions will be allowed only to the extent of any net mark-to-market gains on New Forafric Ordinary Shares included in the U.S. Holder’s income for prior taxable years. Amounts included in income under a mark-to-market election, as well as gain on the actual sale or other disposition of New Forafric Ordinary Shares, will be treated as ordinary income. Ordinary loss treatment will also apply to the deductible portion of any mark-to-market loss on New Forafric Ordinary Shares, as well as to any loss realized on the actual sale or disposition of New Forafric Ordinary Shares, to the extent the amount of such loss does not exceed the net mark-to-market gains for such New Forafric Ordinary Shares previously included in income. A U.S. Holder’s basis in New Forafric Ordinary Shares will be adjusted to reflect any mark-to-market gain or loss. If a U.S. Holder makes a mark-to-market election, any distributions New Forafric makes would generally be subject to the rules discussed above under “— Distributions on New Forafric Ordinary Shares,” except the lower rates applicable to qualified dividend income would not apply. Currently, U.S. Holders of New Forafric Warrants may not be able to make a mark-to-market election with respect to their New Forafric Warrants.

The mark-to-market election is available only for “marketable stock,” which is stock that is regularly traded on a qualified exchange or other market, as defined in applicable U.S. Treasury regulations. New Forafric Ordinary Shares, which are expected to be listed on Nasdaq, are expected to qualify as marketable stock for purposes of the PFIC rules, but there can be no assurance that New Forafric Ordinary Shares will be “regularly traded” for purposes of these rules. If made, a mark-to-market election would be effective for the taxable year for which the election was made and for all subsequent taxable years unless New Forafric Ordinary Shares cease to qualify as “marketable stock” for purposes of the PFIC rules or the IRS consents to the revocation of the election. Because a mark-to-market election cannot be made for equity interests in any Lower-Tier PFICs, a U.S. Holder that does not make the applicable QEF elections generally will continue to be subject to the excess distribution rules with respect to its indirect interest in any Lower-Tier PFICs as described above, even if a mark-to-market election is made for New Forafric Ordinary Shares.

If a U.S. Holder does not make a mark-to-market election (or a QEF election, as discussed above) effective from the first taxable year of a U.S. Holder’s holding period for New Forafric Ordinary Shares in which New Forafric is a PFIC, then the U.S. Holder generally will remain subject to the excess distribution rules. A U.S. Holder that first makes a mark-to-market election with respect to New Forafric Ordinary Shares in a later year will continue to be subject to the excess distribution rules during the taxable year for which the mark-to-market election becomes effective, including with respect to any mark-to-market gain recognized at the end of that year. In subsequent years for which a valid mark-to-mark election remains in effect, the excess distribution rules generally will not apply. A U.S. Holder that is eligible to make a mark-to-market with respect to such holder’s New Forafric Ordinary Shares may do so by providing the appropriate information on IRS Form 8621 and timely filing that form with the U.S. Holder’s tax return for the year in which the election becomes effective.

U.S. Holders should consult their tax advisors as to the availability and desirability of a mark-to-market election, as well as the impact of such election on interests in any Lower-Tier PFICs.

A U.S. Holder of a PFIC may be required to file an IRS Form 8621 on an annual basis and to provide such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations applicable to such U.S. Holder until such required information is furnished to the IRS. U.S. Holders should consult their tax advisors regarding any reporting requirements that may apply to them if New Forafric is a PFIC.

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The rules dealing with PFICs and with the QEF, “deemed sale,” and mark-to-market elections are very complex and are affected by various factors in addition to those described above. U.S. Holders are strongly encouraged to consult their tax advisors regarding the application of the PFIC rules to their particular circumstances.

Non-U.S. Holders

The section applies to Non-U.S. Holders of New Forafric Ordinary Shares and New Forafric Warrants. For purposes of this analysis, a Non-U.S. Holder means a beneficial owner (other than a partnership or an entity or arrangement so characterized for U.S. federal income tax purposes) of New Forafric Ordinary Shares or New Forafric Warrants that is for U.S. federal income tax purposes not a U.S. Holder, including:

●	a nonresident alien individual, other than certain former citizens and residents of the U.S. subject to U.S. tax as expatriates;

●	a foreign corporation; or

●	a foreign estate or trust;

but generally does not include a beneficial owner who has been or is engaged in the conduct of a trade or business within the U.S. or an individual who is present in the U.S. for 183 days or more in the taxable year of the disposition of New Forafric Ordinary Shares or New Forafric Warrants (except to the extent analyzed below). If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of exercising redemption rights with respect to Globis Common Stock or the ownership and disposition of New Forafric Ordinary Shares or New Forafric Warrants.

Non-U.S. Holders Exercising Redemption Rights with Respect to Globis Common Stock

The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. Holder’s Globis Common Stock generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. Holder’s Globis Common Stock, as described above under “— U.S. Holders Exercising Redemption Rights with Respect to Globis Common Stock.”

Subject to the analysis below concerning backup withholding, if such a redemption qualifies as a sale of the Globis Common Stock, any redeeming Non-U.S. Holder will generally not be subject to U.S. federal income tax or withholding tax on any gain recognized as a result of the redemption or be able to utilize a loss in computing U.S. federal income tax liability unless one of the exceptions described below under “— U.S. Federal Income Tax Consequences of the Ownership and Disposition of New Forafric Ordinary Shares and New Forafric Warrants to Non-U.S. Holders” applies in respect of gain from the disposition of Globis Common Stock. Moreover, redeeming Non-U.S. Holders may be subject to U.S. federal income tax on any gain recognized as a result of the redemption if Globis Common Stock constitutes a U.S. real property interest by reason of Globis’ status as a U.S. real property holding corporation for U.S. federal income tax purposes. Globis believes that it is not and has not been at any time since its formation a U.S. real property holding corporation.

If a Non-U.S. Holder receives cash for Globis Common Stock, and the redemption is treated as a corporate distribution (rather than a sale of stock under Section 302 of the Code), the Non-U.S. Holder will be subject to a 30% withholding tax (unless otherwise reduced by an applicable income tax treaty and the Non-U.S. Holder provides a proper certificate of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable)) on the gross amount of the distribution to the extent the distribution is paid from current or accumulated earnings and profits, as determined under U.S. federal income tax principles, and treated as dividends, provided such dividends are not effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the U.S. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its Globis Common Stock and then, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of such Globis Common Stock, which will be treated as described in the paragraph immediately above. A redemption treated as a dividend by Globis to a Non-U.S. Holder that is effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (and if an income tax treaty applies, are attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder in the U.S.) will generally not be subject to U.S. withholding tax, provided such Non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends will generally be subject to U.S. federal income tax, net of certain deductions, at the same corporate or graduated individual rates applicable to U.S. Holders (together with branch profits tax, at a 30% rate, or such lower rate specified by an applicable tax treaty, as adjusted for certain items, if such Non-U.S. Holder is a corporation).

IF YOU ARE A NON-U.S. HOLDER OF Globis COMMON STOCK CONTEMPLATING EXERCISE OF YOUR REDEMPTION RIGHTS, WE URGE YOU TO CONSULT YOUR TAX ADVISOR CONCERNING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES THEREOF.

U.S. Federal Income Tax Consequences of the Ownership and Disposition of New Forafric Ordinary Shares and New Forafric Warrants to Non-U.S. Holders

Subject to the analysis below concerning backup withholding, any (i) dividends of cash or property (including constructive distributions treated as dividends as further described under the heading “U.S. Holders — U.S. Federal Income Tax Consequences of the Ownership and Disposition of New Forafric Ordinary Shares and New Forafric Warrants to U.S. Holders — Possible Constructive Distributions”) paid or deemed paid to a Non-U.S. Holder in respect of New Forafric Ordinary Shares or (ii) gain realized upon the sale or other taxable disposition of New Forafric Ordinary Shares and/or New Forafric Warrants by a Non-U.S. Holder generally will not be subject to U.S. federal income taxation or withholding tax unless:

●	the gain or dividend is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment or a “fixed base” in the United States to which such gain is attributable); or

●	in the case of any gain, the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met.

Gain or distributions described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

The U.S. federal income tax treatment of a Non-U.S. Holder’s exercise of an New Forafric Warrant, or the lapse of an New Forafric Warrant held by a Non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of an New Forafric Warrant by a U.S. Holder, as described under “U.S. Holders — U.S. Federal Income Tax Consequences of the Ownership and Disposition of New Forafric Ordinary Shares and New Forafric Warrants to U.S. Holders — Exercise, Lapse or Redemption of an New Forafric Warrant” above, although to the extent a cashless exercise or lapse results in a taxable exchange, the consequences would be similar to those described in the preceding paragraphs above for a Non-U.S. Holder’s gain on the sale or other disposition of New Forafric Ordinary Shares and New Forafric Warrants.

The characterization for U.S. federal income tax purposes of the redemption of the Non-U.S. Holder’s New Forafric Warrants generally will correspond to the U.S. federal income tax treatment of such a redemption of a U.S. Holder’s warrants, as described under “U.S. Holders — U.S. Federal Income Tax Consequences of the Ownership and Disposition of New Forafric Ordinary Shares and New Forafric Warrants to U.S. Holders — Exercise, Lapse or Redemption of an New Forafric Warrant” above, and the consequences of the redemption to the Non-U.S. Holder will be as described in the first paragraph above under the heading “— U.S. Federal Income Tax Consequences of the Ownership and Disposition of New Forafric Ordinary Shares and New Forafric Warrants to Non-U.S. Holders” based on such characterization.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

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Information Reporting and Backup Withholding

Information reporting requirements may apply to cash received in redemption of Globis Common Stock, dividends received by U.S. Holders of New Forafric Ordinary Shares, and the proceeds received on the disposition of New Forafric Ordinary Shares effected within the U.S. (and, in certain cases, outside the U.S.), in each case other than U.S. Holders that are exempt recipients (such as corporations). Backup withholding (currently at a rate of 24%) may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent of the U.S. Holder’s broker) or is otherwise subject to backup withholding. Any redemptions treated as dividend payments with respect to Globis Common Stock or New Forafric Ordinary Shares and proceeds from the sale, exchange, redemption or other disposition of New Forafric Ordinary Shares may be subject to information reporting to the IRS and possible U.S. backup withholding. U.S. Holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Information returns may be required to be filed with the IRS in connection with, and Non-U.S. Holders may be subject to backup withholding on amounts received in respect of, a Non-U.S. Holder’s disposition of Globis securities or their New Forafric Ordinary Shares, unless the Non-U.S. Holder furnishes to the applicable withholding agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, as applicable, or the Non-U.S. Holder otherwise establishes an exemption. Dividends paid with respect to New Forafric Ordinary Shares and proceeds from the sale of other disposition of New Forafric Ordinary Shares received in the U.S. by a Non-U.S. Holder through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding unless such Non-U.S. Holder provides proof of an applicable exemption or complies with certain certification procedures described above, and otherwise complies with the applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against the taxpayer’s U.S. federal income tax liability, and a taxpayer may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information.

THE U.S. FEDERAL INCOME TAX ANALYSIS SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE TO YOU DEPENDING UPON YOUR PARTICULAR SITUATION. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE BUSINESS COMBINATION, THE EXERCISE OF YOUR REDEMPTION RIGHTS WITH RESPECT TO Globis COMMON STOCK, AND OF THE OWNERSHIP AND DISPOSITION OF NEW FORAFRIC ORDINARY SHARES AND NEW FORAFRIC WARRANTS, AS APPLICABLE, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND TAX TREATIES AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. OR OTHER TAX LAWS.

Regulatory Matters

The Business Combination and the transactions contemplated by the Business Combination Agreement are not subject to any additional federal or state regulatory requirement or approval, (i) except for filings with the Gibraltar , Nevada and Delaware necessary to effectuate the Redomiciliation, the Merger and the Exchange and (ii) the Business Combination and filings required of solicitation materials pursuant to Rule 14a-12 of the Exchange Act.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, that the entry of Globis into the Business Combination Agreement, entered into as of December 19, 2021 (as amended, restated, supplemented and/or otherwise modified from time to time, the “Business Combination Agreement”), by and among Globis, FAHL and the Seller, the consummation of the transactions contemplated by the Business Combination Agreement, including the issuance of the acquisition consideration thereunder, and the performance by Globis of its obligations thereunder thereby be ratified, approved, adopted and confirmed in all respects.”

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Vote Required for Approval with Respect to the Business Combination Proposal

The approval of the Business Combination Proposal will require the affirmative vote of a majority of the votes cast by the stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Stockholders Meeting. Accordingly, a Globis stockholder’s failure to vote by proxy or to vote in person, as well as an abstention from voting and a broker non-vote with regard to the Business Combination Proposal will have no effect on the Business Combination Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Business Combination Proposal.

If any of the Merger and Exchange Proposal, the Business Combination Proposal, the Equity Incentive Plan Proposal, the Director Election Proposal, the Charter Proposal or the Nasdaq Proposal fail to receive the required approval by the stockholders of Globis at the Stockholders Meeting, the Business Combination will not be completed.

Recommendation of the Globis Board with Respect to the Business Combination Proposal

THE GLOBIS BOARD UNANIMOUSLY RECOMMENDS THAT THE GLOBIS STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

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PROPOSAL 4: THE EQUITY INCENTIVE PLAN PROPOSAL

Overview

Globis is asking its shareholders to approve the Forafric 2022 Long Term Employee Share Incentive Plan, referred to herein as the “Equity Incentive Plan.” The Globis Board intends to adopt the Equity Incentive Plan, subject to the approval from the holders of Globis Shares. If approved, the Equity Incentive Plan will become effective upon the Closing and will be used by New Forafric following the Closing. Where the interests of FAHL (before the Closing) and the interests of New Forafric (following the Closing) are the same with respect to the Equity Incentive Plan, the term “New Forafric” will be used.

The Globis Board believes that New Forafric must offer a competitive equity incentive program if it is to successfully attract and retain the best possible candidates for positions of substantial responsibility within New Forafric. The Globis Board expects that the Equity Incentive Plan will be an important factor in attracting, retaining and rewarding high caliber employees who are essential to New Forafric’s success and providing incentives to these individuals to promote the success of New Forafric.

The following is a summary description of the Equity Incentive Plan, or the Equity Incentive Plan, as proposed to be adopted by Globis in connection with the Business Combination. This summary is not a complete statement of the Equity Incentive Plan and is qualified in its entirety by reference to the complete text of the Equity Incentive Plan, a copy of which is attached hereto as Annex I to the proxy statement/prospectus. Globis stockholders should refer to the Equity Incentive Plan for more complete and detailed information about the terms and conditions of the Equity Incentive Plan.

The purpose of the Equity Incentive Plan is to provide a means whereby New Forafric can align the long-term financial interests of its employees, consultants, and directors with the financial interests of its stockholders. In addition, the Globis Board believes that the ability to grant options and other equity-based awards will help New Forafric to attract, retain and motivate employees, consultants, and directors and encourages them to devote their best efforts to New Forafric’s business and financial success.

Approval of the Equity Incentive Plan by Globis stockholders is required, among other things, in order to: (i) comply with Nasdaq rules requiring stockholder approval of equity compensation plans and (ii) allow the grant of incentive stock options to participants in the Equity Incentive Plan.

If this Equity Incentive Plan Proposal is approved by Globis stockholders, the Equity Incentive Plan will become effective as of the date immediately preceding the date of the Closing. Approval of the Equity Incentive Plan by Globis stockholders will allow New Forafric to grant nominal cost options or phantom options at levels determined appropriate by its board of directors or Compensation Committee of New Forafric following the closing of the Business Combination. The Equity Incentive Plan will also allow New Forafric to utilize a broad array of equity incentives and performance-based cash incentives in order to secure and retain the services of its employees, directors and consultants, and to provide long-term incentives that align the interests of its employees, directors and consultants with the interests of its stockholders following the closing of the Business Combination.

New Forafric’s employee equity compensation program, as implemented under the Equity Incentive Plan, will allow New Forafric to remain competitive with comparable companies in its industry by giving it the resources to attract and retain talented individuals to achieve its business objectives and build stockholder value. Approval of the Equity Incentive Plan will provide New Forafric with the flexibility it needs to use equity compensation and other incentive awards to attract, retain and motivate talented employees, directors and consultants who are important to New Forafric’s long-term growth and success.

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Summary of Material Features of the Equity Incentive Plan

The Equity Incentive Plan allows for the grant of awards, consisting of nominal cost options or phantom options to employees, directors and consultants of New Forafric or any of its subsidiaries.

The New Forafric Board is responsible for the administration of the Equity Incentive Plan and may, from time to time, make or amend regulations for the administration of the Equity Incentive Plan. The decision of the New Forafric Board on all matters relating to the administration of the Equity Incentive Plan, including the resolution of any ambiguity of the rules in the Equity Incentive Plan, is final and binding. The New Forafric Board may also terminate or, from time to time, suspend the grant of awards. The New Forafric Board may also make, subject to certain restrictions, amendments to the rules of the Equity Incentive Plan or any subplans.

Generally, an award is granted by the execution by New Forafric of an award certificate, which provides information regarding the award’s date of grant, the number of Ordinary Shares in respect of which an option is granted pursuant to the award, vesting schedule, and exercisability. The exercise price for nominal cost options is 50% of the nominal value of the shares, and in the case of phantom options is the market value of the shares less 50% of their nominal value.

With the exception of an individual’s death or in the event of a corporate transaction, awards are not capable of being transferred, charged or otherwise alienated. Any time an award holder purports to make one of these transfers, the award shall lapse immediately.

The maximum number of Shares which may be the subject of awards under the Equity Incentive Plan may not exceed 10% of the issued share capital of New Forafric from time to time.

Subject to certain provisions of the Equity Incentive Plan, no award can be exercised after the tenth anniversary of the date of grant. With the exception of certain special circumstances, an award can only be exercised while the award holder is employed or engaged by New Forafric or any of its subsidiaries. Subject to certain provisions, a vested award may be exercised in whole or in part at any time after its date of grant.

When there are certain corporate transactions related to New Forafric, such as a compulsory acquisition, a general offer, a reconstruction, a merger or division of New Forafric, the winding up of New Forafric, or the sale of New Forafric’s business or subsidiary, the New Forafric Board has discretion (subject to certain requirements) to allow all awards (vested or unvested) to be exercised in whole or in part. In certain circumstances, if the New Forafric Board exercises such discretion and the awards are not exercised, they will instead lapse. If New Forafric is acquired, all award holders are required to release their awards in consideration of the grant of a new award.

An award can lapse when it has not been exercised after the tenth anniversary of the date of grant. It can also lapse when the award holder ceases to be a director, an employee, or a consultant with New Forafric or any of its subsidiaries. An award will lapse when an order is made by a court (or when a resolution is passed) for the compulsory winding up of New Forafric. Finally, an award lapses when the award holder becomes bankrupt, enters into a compromise with their creditors generally except as permitted under certain circumstances. Prior to the exercise of an award, an award holder has no rights in respect of any shares.

In the event of a reorganization, vesting conditions may be adjusted by the New Forafric Board, subject to an auditors’ confirmation that the adjustment is fair and reasonable and notice to the award holder.

An award may not vest or be exercised until the New Forafric Board is satisfied that the award holder will be able to pay for any tax or social security liability that is owed by the holder.

New Plan Benefits

Grants of awards under the Equity Incentive Plan are subject to the discretion of the plan administrator. Therefore, it is not possible to determine the future benefits that will be received by participants under the Long-Term Incentive Plan.

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Form S-8

Following the consummation of the Business Combination, when permitted by SEC rules, we intend to file with the SEC a registration statement on Form S-8 covering the Ordinary Shares issuable under the Equity Incentive Plan.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, that the Forafric 2022 Long Term Employee Share Incentive Plan in the form attached as Annex I to the proxy statement/prospectus in respect of the Stockholders Meeting of New Forafric to be approved and adopted in all respects with effect from the closing of the Business Combination and transactions contemplated by the Business Combination Agreement.”

Vote Required for Approval With Respect to the Equity Incentive Plan Proposal

The approval of the Equity Incentive Plan Proposal will require the affirmative vote of a majority of the votes cast by the stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Stockholders Meeting. Accordingly, a Globis stockholder’s failure to vote by proxy or to vote in person, as well as an abstention from voting and a broker non-vote with regard to the Equity Incentive Plan Proposal will have no effect on the Equity Incentive Plan Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Equity Incentive Plan Proposal.

If any of the Merger and Exchange Proposal, the Business Combination Proposal, the Equity Incentive Plan Proposal, the Director Election Proposal, the Charter Proposal or the Nasdaq Proposal fail to receive the required approval by the stockholders of Globis at the Stockholders Meeting, the Business Combination will not be completed.

Recommendation of the Globis Board with Respect to the Equity Incentive Plan Proposal

THE GLOBIS BOARD UNANIMOUSLY RECOMMENDS THAT THE GLOBIS STOCKHOLDERS VOTE “FOR” THE EQUITY INCENTIVE PLAN PROPOSAL.

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PROPOSAL 5: DIRECTOR ELECTION PROPOSAL

Overview

Globis stockholders are also being asked to elect seven directors to serve on the Board of Directors of New Forafric (the “Board”) until the 2025 annual general meeting and, in each case until their respective successors are duly elected and qualified.

Under Section 1.11 of the Business Combination Agreement, as a condition to the closing of the Business Combination, the board of directors of New Forafric will consist of seven directors, five of whom will be designated by Seller and two of whom will be designated by Global SPAC LLC. Our Board has nominated Saad Bendidi, Julien Benitah, Franco Cassar, James Lasry, Paul Packer, Ira Greenstein, and Rachel Bitan to serve on New Forafric’s board of directors effective as of the closing of the Business Combination.

At the Stockholders Meeting, Globis’ stockholders are being asked to appoint Saad Bendidi, Julien Benitah, Franco Cassar, James Lasry, Paul Packer, Ira Greenstein, and Rachel Bitan until the 2025 annual general meeting and, in each case until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death. See “Management of New Forafric Following the Business Combination” of this proxy statement/prospectus for more information.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, that Saad Bendidi, Julien Benitah, Franco Cassar, James Lasry, Paul Packer, Ira Greenstein and Rachel Bitan be appointed as directors serving until New Forafric’s 2025 annual general meeting; and in each case, effective as of the closing of the Business Combination in accordance with the Business Combination Agreement.”

Vote Required for Approval With Respect to the Director Election Proposal

Directors are elected by a plurality of all of the votes cast by the stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Stockholder Meeting. This means that the seven director nominees who receive the most affirmative votes will be elected. With respect to the Director Election Proposal, abstentions and broker non-votes will not count as votes cast at the Stockholders Meeting and, therefore, will have no effect on the outcome of this proposal.

If any of the Merger and Exchange Proposal, the Business Combination Proposal, the Equity Incentive Plan Proposal, the Director Election Proposal, the Charter Proposal or the Nasdaq Proposal fail to receive the required approval by the stockholders of Globis at the Stockholders Meeting, the Business Combination will not be completed.

Recommendation of the Globis Board with Respect to the Equity Incentive Plan Proposal

THE GLOBIS BOARD UNANIMOUSLY RECOMMENDS THAT THE GLOBIS STOCKHOLDERS VOTE “FOR” THE DIRECTOR ELECTION PROPOSAL.

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PROPOSAL 6: THE CHARTER PROPOSAL

Overview

Globis stockholders are also being asked to agree to the adoption of the new Memorandum and Articles of Association in the form attached hereto as Annex D, which, in the judgment of the Globis Board, is necessary to adequately address the needs of Globis following the Redomiciliation, the Merger, the Exchange and the consummation of the Business Combination.

For a summary of the key differences between the Amended and Restated Certificate of Incorporation of Globis under the DGCL and the new Memorandum and Articles of Association of New Forafric under Gibraltar law, please see “Proposal 7: The Organizational Documents Proposals.” The summary is qualified in its entirety by reference to the full text of the Memorandum and Articles of Association, a copy of which is included as Annex D to this proxy statement/prospectus.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, that the terms of the proposed Memorandum and Articles of Association (copy of which is attached to the proxy statement/prospectus in respect of the Stockholders Meeting as Annex D) including the change in authorized share capital of Globis Nevada as indicated therein and the change of name of Globis Nevada to “Forafric Global PLC’ be and are hereby approved.”

Vote Required for Approval With Respect to the Charter Proposal

The approval of the Charter Proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock, voting together as a single class. Thus, with respect to the Charter Proposal, abstentions and broker non-votes will count as a vote “AGAINST” this proposal.

If any of the Merger and Exchange Proposal, the Business Combination Proposal, the Equity Incentive Plan Proposal, the Director Election Proposal, the Charter Proposal or the Nasdaq Proposal fail to receive the required approval by the stockholders of Globis at the Stockholders Meeting, the Business Combination will not be completed.

Recommendation of the Globis Board with Respect to the Charter Proposal

THE GLOBIS BOARD UNANIMOUSLY RECOMMENDS THAT THE GLOBIS STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER PROPOSAL.

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PROPOSAL 7: THE ORGANIZATIONAL DOCUMENTS PROPOSALS

Overview

Globis’ stockholders are asked to consider and vote upon, on a non-binding advisory basis, three separate proposals (collectively, the “Organizational Documents Proposals”) in connection with the replacement of being subject to the terms of the Existing Organizational Documents with becoming subject to the terms of the Proposed Organizational Documents. The Organizational Documents Proposals are not conditioned on the approval of any other proposal.

In the judgment of the Globis Board, these provisions are necessary to adequately address the needs of Globis and its stockholders following the Redomiciliation, the Merger, the Exchange and the consummation of the Business Combination. Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, Globis intends that the Memorandum and Articles of Association in the form set forth on Annex D will take effect at consummation of the Redomiciliation and subsequent re-registration of Globis Nevada as a Gibraltar public company limited by shares, assuming adoption of the Charter Proposal, and will remain in effect through the Merger, Exchange and the Business Combination.

The Proposed Organizational Documents differ materially from the Existing Organizational Documents. The following table sets forth a summary of the principal changes proposed to be made between our Amended and Restated Certificate of Incorporation and the proposed Memorandum and Articles of Association for New Forafric. This summary is qualified by reference to the complete text of the Existing Organizational Documents of Globis, attached to this proxy statement/prospectus as Annex C, the complete text of the proposed Memorandum and Articles of Association, a copy of which is attached to this proxy statement/prospectus as Annex D. All shareholders are encouraged to read each of the Proposed Organizational Documents in its entirety for a more complete description of its terms. Additionally, as the Existing Organizational Documents are governed by the DGCL and the Proposed Organizational Documents will be governed by the laws of Gibraltar , we encourage stockholders to carefully consult the information set out under the section entitled “Proposal 2: The Merger and Exchange Proposal — Comparison of Shareholder Rights under Applicable Corporate Law Before and After the Merger” and “Proposal 6: The Charter Proposal.”

	Existing Organizational Documents	Proposed Organizational Documents
Authorized Shares (Organizational Documents Proposal 7A)	The Existing Organizational Documents authorize 101,000,000 shares, consisting of 100,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock.	The Proposed Organizational Documents authorize 131,000,000 shares, consisting of 100,000,000 Ordinary Shares; 1,000,000 Preferred Shares; and 30,000,000 Class Z non-redeemable and non-convertible ordinary shares.

	See Article 5 of our Existing Organizational Documents.	See Memorandum of Association of Forafric Global PLC

Require New Forafric to Seek Shareholder Consent Prior to Issuances of Preferred Shares	The Existing Organizational Documents authorize the issuance of 1,000,000 shares of Preferred Stock with such designations, rights and preferences as may be determined from time to time by our board of directors. Accordingly, Globis Board is empowered under the Existing Organizational Documents, without shareholder approval, to issue shares of preferred stock with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares.

The Proposed Organizational Documents provide that New Forafric may issue shares with such rights or restrictions as may be determined by ordinary resolution of the shareholders of New Forafric.

New Forafric may issue shares which are to be redeemed, or are liable to be redeemed at the option of New Forafric or the holder, and the directors may determine the terms, conditions and manner of redemption of any such shares.

See Article 5 of our Existing Organizational Documents

Exclusive Forum	The Existing Organizational Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.	The Proposed Organizational Documents do not contain a provision adopting an exclusive forum for shareholder litigation.

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	Existing Organizational Documents	Proposed Organizational Documents

Corporate Name (Organizational Documents Proposal 7B)	The Existing Organizational Documents provide the name of New Forafric is “Globis Acquisition Corp.”	The Proposed Organizational Documents will provide that the name of the company will be “Forafric Global PLC”

See paragraph 1 of our Existing Organizational Documents.

Perpetual Existence (Organizational Documents Proposal 7B)	The Existing Organizational Documents provide that if we do not consummate a business combination (as defined in the Existing Organizational Documents) by June 15, 2022, Globis shall cease all operations except for the purposes of winding up and shall redeem the shares issued in our IPO and liquidate the Trust Account.	The Proposed Organizational Documents do not contain a provision for the mandatory winding up of New Forafric in any circumstances.

See Article 6.F of our Existing Organizational Documents.

Takeovers by Interested Stockholders	The Existing Organizational Documents do not provide restrictions on takeovers of Globis by a related shareholder following a business combination.	The Proposed Organizational Documents do not provide restrictions on takeovers of New Forafric by a related shareholder following a business combination.

Provisions Related to Status as Blank Check Company (Organizational Documents Proposal 7B)	The Existing Organizational Documents set forth various provisions related to our status as a blank check company prior to the consummation of a business combination.	The Proposed Organizational Documents do not include such provisions related to our status as a blank check company, which no longer will apply upon consummation of the Business Combination, as we will cease to be a blank check company at such time.

See Article 6 of our Existing Organizational Documents.

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Resolution to be Voted Upon

The full text of the resolution to be passed in connection with the replacement of the Existing Organizational Documents with the Proposed Organizational Documents is as follows:

“RESOLVED, as a non-binding advisory resolution, that the proposed Memorandum and Articles of Association (a copy of which is attached to the proxy statement/prospectus in respect of the Stockholders Meeting as Annex D), will be approved and adopted with such principal changes as described in Organizational Documents Proposals 7C.”

Vote Required for Approval With Respect to the Organizational Documents Proposals

The approval of the Organizational Documents proposals will require the affirmative vote of a majority of the votes cast by the stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Stockholders Meeting. Accordingly, a Globis stockholder’s failure to vote by proxy or to vote in person, as well as an abstention from voting and a broker non-vote with regard to the Organizational Documents Proposals will have no effect on the Organizational Documents Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Organizational Documents Proposal.

As discussed above, a vote to approve the Organizational Documents Proposals is an advisory vote, and therefore, is not binding on Globis or its Board. Accordingly, regardless of the outcome of the non-binding advisory vote, Globis intends that each of the proposed Memorandum and Articles of Association of New Forafric, in the form set forth on Annex D of the proxy statement and prospectus, and containing the provisions noted above, will take effect at consummation of the Redomiciliation and subsequent re-registration of Globis Nevada as a Gibraltar public company limited by shares, assuming adoption of the Charter Proposal, and will remain in effect through the Merger, the Exchange and the Business Combination.

If any of the Merger and Exchange Proposal, the Business Combination Proposal, the Equity Incentive Plan Proposal, the Director Election Proposal, the Charter Proposal or the Nasdaq Proposal fail to receive the required approval by the stockholders of Globis at the Stockholders Meeting, the Business Combination will not be completed.

Recommendation of the Globis Board with Respect to the Organizational Documents Proposals

THE GLOBIS BOARD UNANIMOUSLY RECOMMENDS THAT THE GLOBIS STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSALS.

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ORGANIZATIONAL DOCUMENTS PROPOSAL 7A — APPROVAL OF AUTHORIZATION OF CHANGE TO AUTHORIZED CAPITAL STOCK, AS SET FORTH IN THE PROPOSED ORGANIZATIONAL DOCUMENTS

Overview

Organizational Documents Proposal 7A — An agreement to accept the change in holding the authorized capital stock of Globis from (i) 100,000,000 shares of Common Stock and 1,000,000 shares of preference stock of Globis to (ii) 100,000,000 ordinary shares and 1,000,000 preferred shares in New Forafric as a consequence of the Merger and Exchange.

As of the date of this proxy statement/prospectus, there are 15,050,833 shares of Common Stock issued and outstanding, which includes an aggregate of 3,148,333 shares of Common Stock held by the Sponsors and Globis’ independent directors. In addition, as of the date of this proxy statement/prospectus, there is outstanding an aggregate of 15,789,722 Warrants to acquire ordinary shares, which comprise the 4,289,722 Private Placement Warrants held by Sponsor and the 11,500,000 Public Warrants.

In connection with the Business Combination, at the Closing, New Forafric will issue up to 17,004,762 Ordinary Shares to the Seller for all FAHL Equity Securities held by the Seller. For further details, see “Proposal 3: The Business Combination Proposal — The Business Combination Agreement — Business Combination Consideration.”

In order to ensure that New Forafric has sufficient authorized capital for future issuances our board of directors has approved, subject to stockholder approval, that the Proposed Organizational Documents of New Forafric change the authorized capital stock of Globis Nevada from (i) 100,000,000 shares of Common Stock and 1,000,000 shares of preferred stock of Globis to (ii) 100,000,000 Ordinary shares of New Forafric and 1,000,000 preferred shares of New Forafric and 30,000,000 Class Z non-redeemable and non-convertible ordinary shares.

This summary is qualified by reference to the complete text of the proposed Memorandum and Articles of Association of New Forafric, copies of which is attached to this proxy statement/prospectus as Annex D. All stockholders are encouraged to read the proposed Memorandum and Articles of Association in its entirety for a more complete description of their terms.

Reasons for the Amendments

The principal purpose of this proposal is to provide for an authorized capital structure of New Forafric that will enable it to continue as an operating company governed by the laws of Gibraltar. Our board of directors believes that it is important for us to have available for issuance a number of authorized ordinary shares and preferred shares sufficient to support our growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions).

Recommendation of the Globis Board

THE GLOBIS BOARD UNANIMOUSLY RECOMMENDS THAT GLOBIS STOCKHOLDERS VOTE

“FOR” THE APPROVAL OF ORGANIZATIONAL DOCUMENTS PROPOSAL 7A.

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ORGANIZATIONAL DOCUMENTS PROPOSAL 7B — APPROVAL OF OTHER CHANGES

IN CONNECTION WITH ADOPTION OF THE PROPOSED ORGANIZATIONAL DOCUMENTS

Overview

Organizational Documents Proposal 7B — An amendment to authorize all other changes in connection with the adoption of the Memorandum and Articles of Association as part of the Redomiciliation and the subsequent re-registration of Globis Nevada as a Gibraltar public company limited by shares (a copy of which is attached to this proxy statement/prospectus as Annex D), including (1) changing the corporate name from “Globis NV Merger Corp.” to “Forafric Global PLC” (which will occur as part of the Redomiciliation and the subsequent re-registration of Globis Nevada as a Gibraltar public company limited by shares in connection with the Business Combination), (2) making New Forafric’s corporate existence perpetual, and (3) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which the Globis Board believes are necessary to adequately address the needs of New Forafric after the Business Combination.

Our shareholders are also being asked to approve, on a non-binding advisory basis, Organizational Documents Proposal 7B which is, in the judgment of the Globis Board, necessary to adequately address the needs of New Forafric after the Business Combination.

The Proposed Organizational Documents will provide that the name of the corporation will be “Forafric Global PLC” However, this name change will occur in connection with the Business Combination and as part of the Redomiciliation and the subsequent re-registration of Globis Nevada as a Gibraltar public company limited by shares and associated adoption of the Proposed Organizational Documents. In addition, the Proposed Organizational Documents will make New Forafric’s corporate existence perpetual.

The Proposed Organizational Documents will not contain provisions related to a blank check company (including those related to operation of the Trust Account, winding up of our operations should we not complete a business combination by a specified date, and other such blank check-specific provisions as are present in the Existing Organizational Documents) because following the consummation of the Business Combination, New Forafric will not be a blank check company.

Adoption of each of the Organizational Documents Proposals, assuming approval of each of the Condition Precedent Proposals, will result, upon the Redomiciliation and the subsequent re-registration of Globis Nevada as a Gibraltar public company limited by shares, in the wholesale replacement of Globis Nevada’s Articles of Incorporation with New Forafric’s Proposed Organizational Documents. Further, after consummation of the Merger and Exchange, Globis’ stockholders who hold Common Stock, which are subject to the rights and obligations included in the Existing Organizational Documents and Delaware law, will receive Ordinary Shares, the rights and obligations of which will be subject to the Proposed Organizational Documents, While certain material changes between the Existing Organizational Documents and the Proposed Organizational Documents have been unbundled into distinct Organizational Documents Proposals or otherwise identified in this Organizational Documents Proposal 7B there are other differences between the Existing and Proposed Organizational Documents (arising from, among other things, differences between the DGCL and the laws of Gibraltar and the typical form of organizational documents under each such body of law) that will be approved (subject to the approval of the aforementioned related proposals and consummation of the Business Combination) if we adopt this Organizational Documents Proposal 7B. Accordingly, we encourage stockholders to carefully review the terms of the proposed Memorandum and Articles of Association of New Forafric, attached hereto as Annex D, as well as the information set under the section entitled “Proposal 2: The Merger and Exchange Proposal — Comparison of Shareholder Rights under the Applicable Organizational Documents Before and After the Merger.”

Reasons for the Amendments

Corporate Name

The Globis Board believes that changing the post-business combination corporate name from “Globis Acquisition Corp.” to “Forafric Global PLC” is desirable to reflect the Business Combination with FAHL and to clearly identify Forafric Global PLC as the publicly traded entity.

Perpetual Existence

The Globis Board believes that making New Forafric’s corporate existence perpetual is desirable to reflect the Business Combination. Additionally, perpetual existence is the usual period of existence for public corporations, and the Globis Board believes that it is the most appropriate period for New Forafric following the Business Combination.

Provisions Related to Status as Blank Check Company

The elimination of certain provisions related to our status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, the Proposed Organizational Documents do not include the requirement to dissolve New Forafric and allow it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for public corporations, and the Globis Board believes it is the most appropriate period for New Forafric following the Business Combination. In addition, certain other provisions in our current certificate require that proceeds from the Globis’ initial public offering be held in the Trust Account until a business combination or liquidation of Globis has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Proposed Organizational Documents.

Recommendation of the Globis Board

THE GLOBIS BOARD UNANIMOUSLY RECOMMENDS THAT GLOBIS STOCKHOLDERS VOTE “FOR” THE APPROVAL OF ORGANIZATIONAL DOCUMENTS PROPOSAL 7B

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PROPOSAL 8: THE NASDAQ PROPOSAL

Overview

The Nasdaq Proposal — to consider and vote upon a proposal to approve, for the purposes of complying with the applicable provisions of the Nasdaq Listing Rule 5635(a), the issuance of Ordinary Shares and securities convertible into or exchangeable for Ordinary Shares in connection with the Business Combination, and the Ordinary Shares issued in connection with the PIPE Investment, the conversion of the FAHL Bonds and the conversion of the FAHL Related Party Loans.

Reasons for the Approval for Purposes of NASDAQ Listing Rule 5635(a)

Under Nasdaq Listing Rule 5635(a), a company is required to obtain stockholder approval prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock. In the Business Combination, the PIPE Investment, the conversion of the FAHL Bonds and the conversion of the FAHL Related Party Loans, Globis Nevada currently expects to issue an estimated 1,445,164 Ordinary Shares (including Ordinary Shares to be issued upon the exchange or conversion of securities to be outstanding upon consummation of the Business Combination).

Additionally, pursuant to Nasdaq Listing Rule 5635(a), when a Nasdaq-listed company proposes to issue securities in connection with the Business Combination of the stock or assets of another company, stockholder approval is required if a substantial stockholder of such company has a 5% or greater interest, directly or indirectly, in such company or the assets to be acquired or in the consideration to be paid in the transaction or series of related transactions and the present or potential issuance of common stock could result in an increase in outstanding shares of common stock or voting power of 5% or more. Nasdaq Listing Rule 5635(e)(3) defines a substantial stockholder as the holder of an interest of 5% or more of either the number of shares of common stock or the voting power outstanding of a Nasdaq -listed company. Because the Sponsors currently own greater than 5% of Globis’ Common Stock, the Sponsor is considered a substantial shareholder of Globis under Nasdaq Listing Rule 5635(a)(2).

In the event that this proposal is not approved by Globis stockholders (as stockholders of Globis and as indirect stockholders of Globis Nevada), the Business Combination cannot be consummated. In the event that this proposal is approved by Globis stockholders, but the Business Combination Agreement is not consummated, New Forafric will not issue such Ordinary Shares.

Vote Required for Approval With Respect to the NASDAQ Proposal

The approval of the NASDAQ Proposal will require the affirmative vote of a majority of the votes cast by the stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Stockholders Meeting. Accordingly, a Globis stockholder’s failure to vote by proxy or to vote in person, as well as an abstention from voting and a broker non-vote with regard to the NASDAQ Proposal will have no effect on the NASDAQ Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the NASDAQ Proposal.

If any of the Redomiciliation Proposal, the Merger and Exchange Proposal, the Business Combination Proposal, the Equity Incentive Plan Proposal, the Director Election Proposal, the Charter Proposal or the Nasdaq Proposal fail to receive the required approval by the stockholders of Globis at the Stockholders Meeting, the Business Combination will not be completed.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, that for the purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635(a), the issuance of Ordinary Shares and securities convertible into or exchangeable for Ordinary Shares in connection with the Business Combination, and the Ordinary Shares issued with the PIPE Investment be approved.”

Recommendation of the Globis Board

THE GLOBIS BOARD UNANIMOUSLY RECOMMENDS THAT GLOBIS STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE NASDAQ PROPOSAL.

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PROPOSAL 9: THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal allows the Globis Board to submit a proposal to approve the adjournment of the Stockholders Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the Stockholders Meeting to approve the Condition Precedent Proposals. The purpose of the Adjournment Proposal is to permit further solicitation of proxies and votes and to provide additional time for Sponsor and Globis and the Globis stockholders to make purchases of ordinary shares or other arrangements that would increase the likelihood of obtaining a favorable vote on the proposals to be submitted at the Stockholders Meeting. See “Proposal 3: The Business Combination Proposal — Interests of Globis’ Directors and Officers and Others in the Business Combination.”

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is presented to the Stockholders Meeting and is not approved by the shareholders, the Globis Board may not be able to adjourn the Stockholders Meeting to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the Stockholders Meeting to approve the Condition Precedent Proposals. In such event, the Business Combination would not be completed.

Vote Required for Approval

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, that the adjournment of the Stockholders Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the Stockholders Meeting be approved.”

Recommendation of the Globis Board

THE GLOBIS BOARD UNANIMOUSLY RECOMMENDS THAT GLOBIS STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of one or more of Globis’ directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Globis and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. In addition, Globis’ officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled See “Proposal 3: The Business Combination Proposal — Interests of Globis’ Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

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UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On December 19, 2021, Globis entered into the Business Combination Agreement, which provides for a business combination between Globis and FAHL (the “Business Combination”). The Business Combination Agreement, as amended on April 20, 2022, provides for the consummation of the following transactions: (a) Globis Nevada will change its jurisdiction of incorporation by transferring by way of a redomiciliation and domesticating and re-registering as a Gibraltar public company limited by shares and change its name to “Forafric Global PLC,” referred to herein as “New Forafric”; and Globis will merge with and into Merger Sub, a wholly-owned subsidiary of New Forafric, with Merger Sub; and (b) immediately following the effectiveness of the Merger and the Exchange, New Forafric will acquire 100% of the equity interests in FAHL from the Seller.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, as amended by the final rule, Release No. 33-10786, “Amendments to Financial Disclosures about Acquired and Disposed Businesses,” and presents the combination of the historical financial information of Globis and FAHL adjusted to give effect to the Business Combination, the PIPE Investment and the purchase of the Convertible Bonds.

The unaudited pro forma condensed combined balance sheet as of December 31, 2021 combines the audited historical balance sheet of Globis as of December 31, 2021 with the audited historical consolidated balance sheet of FAHL as of December 31, 2021, giving effect to the Business Combination, the PIPE Investment and the purchase of the Convertible Bonds, as if each had been consummated as of that date.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2021 combines the audited historical statement of operations of Globis for the year ended December 31, 2021 with the audited historical consolidated statement of operations of FAHL for the year ended December 31, 2021, giving effect to the Business Combination, the PIPE Investment and the purchase of the Convertible Bonds, as if each had been consummated as of January 1, 2021, the earliest period presented.

The historical financial information has been adjusted to give pro forma effect to events that relate to material financing transactions consummated after December 31, 2021 and pro forma adjustments that are directly attributable to the Business Combination, the PIPE Investment and the purchase of the Convertible Bonds. The adjustments presented on the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the Business Combination, the PIPE Investment and the purchase of the Convertible Bonds.

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. Globis and FAHL have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies. This information should be read together with the following:

●	the historical audited financial statements of Globis as of and for the year ended December 31, 2021;

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●	the historical audited consolidated financial statements of FAHL as of and for the years ended December 31, 2021 and December 31, 2020;

●	the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Globis,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of FAHL” and other financial information included elsewhere in this proxy statement/prospectus; and

●

other information relating to Globis and FAHL included in this proxy statement/prospectus, including the Business Combination Agreement and the description of certain terms thereof set forth under the section entitled “The Business Combination.”

Description of the Business Combination

The total consideration to be paid to the Seller in the Business Combination will be (i) 15,100,000 Ordinary Shares, subject to reduction to the extent that the Closing Payment (as defined below) is less than $0, provided that the Seller may be issued up to 1,904,762 additional Ordinary Shares determined based on the amount of Remaining Cash (as defined in the Business Combination Agreement) at the Closing; plus (ii) an amount (the “Closing Payment”) equal to $20,000,000 minus the outstanding amount of all Funded Debt (as defined in the Business Combination Agreement) as of the Closing (other than Permitted Debt); provided that Seller may receive up to an additional $20,000,000 determined based on the amount of Remaining Cash (as defined in the Business Combination Agreement) at the Closing. The Closing Payment shall be funded by remaining funds in the Trust Account after giving effect to any Buyer Share Redemptions (as defined in the Business Combination Agreement) and the proceeds of any potential private placement financing.

In addition to the foregoing consideration, the Seller shall be entitled to receive, as additional consideration, and without any action on behalf of the Company or the Company’s stockholders, additional Ordinary Shares (the “Earnout Shares”), to be issued as follows during the period from and after the Closing until the end of calendar year 2024 (A) 500,000 Earnout Shares, if, during calendar year 2022, Adjusted EBITDA (as defined in the Business Combination Agreement) of the Company is equal to or greater than $27 million, (B) 500,000 Earnout Shares, if, during calendar year 2023, Adjusted EBITDA of New Forafric is equal to or greater than $33 million, and (C) 1,000,000 Earnout Shares, if, during calendar year 2024, the Buyer Trading Price (as defined in the Business Combination Agreement) during the standard market trading hours of a trading day is greater than or equal to $16.50 for any 20 trading days within any period of 30 consecutive trading days.

We also entered into a subscription agreement (the “PIPE Subscription Agreement”) with an accredited investor (the “PIPE Investor”), pursuant to which the PIPE Investor will purchase Ordinary Shares of New Forafric in a private placement following the Redomiciliation, Merger and Exchange and prior to the closing of the Business Combination. Pursuant to the PIPE Subscription Agreement, the PIPE Investor will purchase, at a purchase price of $10.50 per share, a number of ordinary shares of New Forafric (the “PIPE Shares”) that will be equal to the lesser of (i) 4.99% of all issued and outstanding ordinary shares, after taking into account the completion of the Business Combination and all ordinary shares issued pursuant to the FAHL Bonds (defined below) and other related subscription agreements, if any, and (ii) 1,904,761 ordinary shares (the “PIPE Investment”); accordingly, the maximum aggregate amount to be paid by the PIPE Investor for the PIPE Shares is approximately $20 million. The closing of the PIPE Investment is contingent upon, among other things, the substantially concurrent consummation of the Business Combination.

In connection with the proposed Business Combination, between December 31, 2021 and January 3, 2022, investors (each a “Bond Investor”) subscribed for convertible bonds of FAHL, as issuer, in an aggregate principal amount of $12 million (the “FAHL Bonds”) in a private placement, issued pursuant to a Bond Subscription Deed (the “Bond Subscription Deed”), among FAHL, the Seller and the Bond Investors. Unless earlier converted or redeemed in accordance with the terms of the FAHL Bonds, the FAHL Bonds will mature and be redeemed on June 15, 2026. Interest shall accrue on the FAHL Bonds at a rate of 6% per annum and the Bond Investors are entitled to certain customary information rights. Pursuant to the current terms of the FAHL Bonds, upon consummation of the Business Combination, the FAHL Bonds will be novated to New Forafric and automatically convert into ordinary shares of New Forafric at a price per share that is a 10% discount to the PIPE Investment, subject to certain adjustments. The number of ordinary shares will be equal to the quotient that results from dividing the aggregate principal amount of the respective FAHL Bond plus accrued but unpaid interest thereon by $9.45, subject to certain adjustments. The Bond Investors include affiliates Up and Up Capital, LLC and Globis SPAC LLC, the sponsors of Globis, who have subscribed for an aggregate principal amount of $9.5 million of the FAHL Bonds, convertible into approximately one million ordinary shares of New Forafric.

128

Anticipated Accounting Treatment

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Globis, who is the legal acquirer, will be treated as the “acquired” company for accounting purposes and FAHL will be treated as the accounting acquirer. Accordingly, the Business Combination will be treated as the equivalent of FAHL issuing shares at the closing of the Business Combination for the net assets of Globis as of the closing date, accompanied by a recapitalization. The net assets of Globis will be stated at historical cost, with no goodwill or other intangible assets recorded.

FAHL has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

●	FAHL’s stockholders will have the largest voting interest in New Forafric under both the no redemption and maximum redemption scenarios;

●	The board of directors of the post-combination company has seven members, and FAHL stockholders have the ability to nominate at least the majority of the members of the board of directors;

●	FAHL’s senior management is the senior management of the post-combination company;

●	The business of FAHL will comprise the ongoing operations of New Forafric; and

●	FAHL is the larger entity, in terms of substantive operations and employee base.

Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been prepared assuming two redemption scenarios as follows:

●	Assuming No Redemptions: This scenario assumes that no shares of Globis Common Stock are redeemed; and

●	Assuming Maximum Redemptions: This scenario assumes that 11,500,000 shares of Globis Common Stock, the maximum redemption of the outstanding Globis Common Stock, are redeemed for their pro rata share of the cash in the Trust Account. This presentation assumes that Globis stockholders exercise their redemption rights with respect to a maximum of 11,500,000 shares of common stock upon consummation of the Business Combination at a redemption price of approximately $10.30 per share. The maximum redemption amount reflects the maximum number of Globis public shares that can be redeemed without violating the conditions of the Business Combination Agreement or the requirement of Globis’ current Amended and Restated Certificate of Incorporation that Globis cannot redeem public shares if it would result in Globis having a minimum net tangible asset value of less than $5,000,001, after giving effect to the payments to redeeming stockholders. Scenario 2 includes all adjustments contained in Scenario 1 and presents additional adjustments to reflect the effect of the maximum redemptions.

Included in the shares outstanding and weighted average shares outstanding as presented in the pro forma combined financial statements are the following:

●	Assuming No Redemptions: an aggregate of 15,100,000 combined company shares to be issued to the Seller; the PIPE Investment of $18.1 million in proceeds for the sale of 1,726,140 PIPE Shares to PIPE Investor and 1,269,841 shares issued upon the conversion of the FAHL Bonds upon the consummation of the Business Combination.

●	Assuming Maximum Redemptions: an aggregate of 16,835,736 combined company shares to be issued to FAHL stockholders; the PIPE Investment of $12.7 million in proceeds for the sale of 1,213,313 PIPE Shares to PIPE Investor and 1,269,841 shares issued upon the conversion of the FAHL Bonds upon the consummation of the Business Combination.

●	The Earnout Shares have not been included, as these have been deemed financial instruments to be issued upon the occurrence of contingent earn out provisions. The Earnout Shares will be accounted for under ASC Topic 815-40, “Derivatives and Hedging”, pursuant to which the Earnout Shares are considered to be indexed to the Company’s own stock and therefore will be classified as equity instruments.

129

After the Business Combination, assuming no redemptions of Globis shares for cash, Globis current stockholders will own approximately 42.3% of the outstanding combined company shares, the former stockholders of FAHL will own approximately 43.6% of the outstanding combined company shares, the underwriters will own approximately 1.2% of the outstanding combined company shares, the PIPE Investor will own approximately 5.0% of the outstanding combined company shares, certain related parties of FAHL will own approximately 4.2% of the outstanding company shares and the Bond Investors will own approximately 3.7% of the outstanding combined company shares. Assuming redemption by holders of 11,500,000 Globis shares, Globis stockholders will own approximately 12.9% of the outstanding combined company shares, the former stockholders of FAHL will own approximately 69.3% of the outstanding combined company shares, the underwriters will approximately 1.7% of the outstanding combined company shares, the PIPE investors will own approximately 5.0% of the outstanding combined company shares, certain related parties of FAHL will own approximately 5.9% of the outstanding company shares and the Bond Investors will own approximately 5.2% of the outstanding combined company shares (in each case, not giving effect to any shares issuable upon the exercise or conversion of warrants).

The foregoing scenarios are for illustrative purposes only as the actual number of redemptions by Globis’ public stockholders is unknowable prior to the Globis stockholder vote with respect to the Business Combination.

The following presents the calculation of basic and diluted weighted average shares outstanding. The computation of diluted loss per share excludes the effect of (1) 2,000,000 Earnout Shares and (2) warrants to purchase 15,789,722 shares to be issued because the inclusion of any of these securities would be anti-dilutive.

	Scenario 1 Combined (Assuming No Redemptions Into Cash)	Scenario 2 Combined (Assuming Maximum Redemptions Into Cash)
Weighted average shares calculation, basic and diluted
Globis public shares	11,500,000	—
Globis Sponsor and director shares	3,148,333	3,148,333
Globis underwriter shares	402,500	402,500
PIPE Investor	1,726,140	1,213,313
Bond Investors	1,269,841	1,269,841
Conversion of Related Party Loans	1,445,164	1,445,164
Combined company shares issued in Business Combination	15,100,000	16,835,736
Weighted average shares outstanding	34,591,978	24,314,887
Percent of shares owned by FAHL holders	43.6%	69.3%
Percent of shares owned by Globis public holders	33.2%	0.0%
Percent of shares owned by Globis Sponsor and directors	9.1%	12.9%
Percent of shares owned by underwriters	1.2%	1.7%
Percent of shares owned by PIPE Investor	5.0%	5.0%
Percent of shares owned by Bond Investors	3.7%	5.2%
Percent of shares issued for Related Party Loans	4.2%	5.9%

130

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of December 31, 2021

(in thousands)

						Additional
						Transaction
			Transaction			Accounting		Pro Forma
			Accounting		Pro Forma	Adjustments		Combined
	(A)	(B)	Adjustments		Combined	(Assuming		(Assuming
	FAHL	Globis	(Assuming No		(Assuming No	Maximum		Maximum
	(Historical)	(Historical)	Redemptions)		Redemptions)	Redemptions)		Redemptions)
Assets
Current assets:
Cash and cash equivalents	$14,393	$30	$118,458	(2)	$108,527	$(118,458)	(3)	$2,910
			18,124	(4)		(5,384)	(4)
			12,000	(5)		18,225	(7)
			(6,200)	(6)
			(44,528)	(7)
			(3,750)	(10)
Accounts receivable, net	32,313	-	-		32,313	-		32,313
Amounts due from related party	898	-	-		898	-		898
Other receivables	32,022	-	-		32,022	-		32,022
Inventories	37,563	-	-		37,563	-		37,563
Prepaid expenses and other current assets	359	89	-		448	-		448
Total Current Assets	117,548	119	94,104		211,771	(105,617)		106,154

Property, plant and equipment	109,476	-	-		109,476	-		109,476
Right-of-use assets	16,359	-	-		16,359	-		16,359
Goodwill	51,571	-	-		51,571	-		51,571
Intangible assets, net	3,975	-	-		3,975	-		3,975
Other assets, noncurrent	973	-	-		973	-		973
Marketable securities held in Trust Account	-	117,308	1,150	(1)	-	-		-
			(118,458)	(2)
Total Assets	$299,902	$117,427	$(23,204)		$394,125	$(105,617)		$288,508

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and accrued expenses	$39,258	$928	$(928)	(6)	$39,258	$-		$39,258
Lines of credit - working capital	79,504	-	-		79,504	-		79,504
Lines of credit - wheat inventories	70,361	-	-		70,361	-		70,361
Contract liabilities	1,910	-	-		1,910	-		1,910
Current portion of long-term debt	10,845	-	(10,845)	(7)	-	-		-
Promissory note - related party	-	2,600	1,150	(1)	-	-		-
			(3,750)	(10)
Other liabilities	1,019	-	-		1,019	-		1,019
Total current liabilities	202,897	3,528	(14,373)		192,052	-		192,052

Long-term debt	14,129	-	(14,129)	(7)	-	-		-
Loan from related party	1,234	-	(1,234)	(7)	-	-		-
Stockholder loan	15,269	-	(95)	(7)	-	-		-
			(15,174)	(9)
Convertible bonds	-	-	12,000	(5)	-	-		-
			(12,000)	(8)
Deferred tax liabilities	18,721	-	-		18,721	-		18,721
Total Liabilities	252,250	3,528	(45,005)		210,773	-		210,773

Common stock subject to possible redemption	-	117,300	(117,300)	(3)	-	-		-

Stockholders’ Equity
Common stock	120,000	-	1	(3)	3	(1)	(3)	2
			(120,000)	(7)
			2	(7)
Additional paid in capital	-	-	117,299	(3)	260,969	(118,457)	(3)	155,353
			18,124	(4)		(5,384)	(4)
			98,372	(7)		18,225	(7)
			12,000	(8)
			15,174	(9)
Accumulated other comprehensive income	3,685	-	-		3,685	-		3,685
Accumulated deficit	(83,550)	(3,401)	(5,272)	(6)	(88,822)	-		(88,822)
			3,401	(7)
Non-controlling interest	7,517	-	-		7,517	-		7,517
Total Stockholders’ Equity	47,652	(3,401)	139,101		183,352	(105,617)		77,735
Total Liabilities and Stockholders’ Equity	$299,902	$117,427	$(23,204)		$394,125	$(105,617)		$288,508

131

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Year Ended December 31, 2021

(in thousands, except share and per share data)

						Additional
						Transaction
			Transaction			Accounting		Pro Forma
			Accounting		Pro Forma	Adjustments		Combined
	(A)	(B)	Adjustments		Combined	(Assuming		(Assuming
	FAHL	Globis	(Assuming No		(Assuming No	Maximum		Maximum
	(Historical)	(Historical)	Redemptions)		Redemptions)	Redemptions)		Redemptions)
Revenue	$261,679	$-	$-		$261,679	$-		$261,679
Cost of sales	219,311	-	-		219,311	-		219,311
Gross profit	42,368	-	-		42,368	-		42,368

Selling, general and administrative expenses	38,982	2,679	5,272	(1)	46,933	-		46,933
Total operating expenses	38,982	2,679	5,272		46,933	-		46,933
Operating income (loss)	3,386	(2,679)	(5,272)		(4,565)	-		(4,565)

Interest income	543	-	-		543	-		543
Interest expense	(10,362)		-		(10,362)	-		(10,362)
Foreign exchange loss	(1,440)	-	-		(1,440)	-		(1,440)
Interest earned on marketable securities held in Trust Account	-	8	(8)	(2)	-	-		-
Loss before taxes	(7,873)	(2,671)	(5,280)		(15,824)	-		(15,824)
Income tax expense	89	-	-	(3)	89	-		89
Net loss	$(7,784)	$(2,671)	$(5,280)		$(15,735)	$-		$(15,735)
Net income attributable to noncontrolling interest	198	-	-		198	-		198
Net loss attributable to the company	$(7,982)	$(2,671)	$(5,280)		$(15,933)	$-		$(15,933)

Weighted average shares outstanding, basic and diluted	-	15,050,833	19,541,145	(4)	34,591,978	(10,277,091)	(4)	24,314,887
Basic and diluted net loss per share	$-	$(0.18)			$(0.45)			$(0.65)

132

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	Basis of Presentation

The unaudited pro forma condensed combined financial information has been adjusted to give effect to transaction accounting adjustments related to the Business Combination linking the effects of the Business Combination to the historical financial information.

The Business Combination will be accounted for as a reverse recapitalization in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 805, Business Combinations. Globis has been determined to be the accounting acquirer under both the no redemption and the maximum redemption scenarios. Under the reverse recapitalization model, the Business Combination will be treated as FAHL issuing equity for the net assets of Globis, with no goodwill or intangible assets recorded.

The pro forma adjustments have been prepared as if the Business Combination had been consummated on December 31, 2021, in the case of the unaudited pro forma condensed combined balance sheet, and on January 1, 2021, the beginning of the earliest period presented, in the case of the unaudited pro forma condensed combined statements of operations.

The pro forma combined balance sheet as of December 31, 2021 has been prepared using the following:

●	FAHL’s historical consolidated balance sheet as of December 31, 2021, as included elsewhere in this prospectus.
●	Globis’ historical balance sheet as of December 31, 2021, as included elsewhere in this prospectus.

The pro forma combined statement of operations for the year ended December 31, 2021 has been prepared using the following:

●	FAHL’s historical consolidated statement of operations for the year ended December 31, 2021 and 2020, as included elsewhere in this prospectus.
●	Globis’ historical statement of operations for the year ended December 31, 2021, as included elsewhere in this prospectus.

The adjustments presented in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an accurate understanding of New Forafric after giving effect to the Business Combination. Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that management believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

133

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of FAHL and Globis.

2.	Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2021

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

The Transaction Accounting Adjustments included in the unaudited pro forma condensed combined balance sheet as of December 31, 2021 are as follows:

(A)	Derived from the audited consolidated balance sheet of FAHL as of December 31, 2021.
(B)	Derived from the audited balance sheet of Globis as of December 31, 2021.

(1)	To reflect the additional contribution to the Trust Account by the Sponsor in order to extend the date by which the Company has to consummate a Business Combination to June 15, 2022.

(2)	To reflect the release of cash from marketable securities held in the Trust Account.

(3)

In Scenario 1, which assumes no Globis stockholders exercise their redemption rights, the common stock subject to redemption for cash amounting to $117.3 million would be transferred to permanent equity. In Scenario 2, which assumes the same facts as described in Item 1 and 2 above, but also assumes the maximum number of shares are redeemed for cash by the Globis stockholders, $118.5 million would be paid out in cash. The $118.5 million, or 11,500,000 shares, represents the maximum redemption amount, after giving effect to payments to redeeming stockholders based on a consummation of the Business Combination on December 31, 2021.

(4)	In Scenario 1, reflects proceeds received of $18.1 million from the PIPE Investor in exchange for the issuance of 1,726,140 PIPE Shares at a price of $10.50 per share. In Scenario 2, reflects proceeds received of $12.7 million from the PIPE Investor in exchange for the issuance of 1,213,313 PIPE Shares at a price of $10.50 per share. Under both scenarios, the PIPE Shares represent 5% of all issued and outstanding ordinary shares.

(5)	Reflects proceeds received of $12.0 million from the Bond Investors.

(6)	To reflect the payment of an aggregate of $6.2 million of estimated legal, financial advisory and other professional fees related to the Business Combination and the payment of $0.9 million of accounts payable and accrued expenses. The direct, incremental costs of the Business Combination related to the legal, financial advisory, accounting and other professional fees of approximately $5.3 million is reflected as an adjustment to accumulated deficit.

(7)	To reflect the recapitalization of FAHL through (a) the contribution of all the share capital in FAHL to New Forafric ordinary shares (b) the issuance of 15,100,000 New Forafric shares in Scenario 1 and 16,835,736 New Forafric shares in Scenario 2, (c) the elimination of the historical accumulated deficit of Globis of $3.4 million, the legal acquiree, (d) the repayment of FAHL’s debt, loan from related party and stockholder loan in the aggregate amount of $26.3 million, and (e) in Scenario 1, the cash payment of $18.2 million to the Seller, at the consummation of the Business Combination.

(8)	Reflects the conversion of the $12.0 million in FAHL Bonds into 1,269,841 ordinary shares of New Forafric at $9.45 per share.

(9)	Reflects the conversion of the $15.2 million in FAHL stockholder loans into 1,445,164 ordinary shares of New Forafric at $10.50 per share.

(10)	Reflects the repayment of the promissory note due to related parties in the aggregate amount of $3.75 million.

134

Unaudited Condensed Combined Pro Forma Adjustments to the Statements of Operations

(in thousands, except share and per share data)

3.	Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations for the Twelve Months Ended December 31, 2021

The transaction accounting adjustments included in the unaudited pro forma condensed combined statements of operations for the twelve months ended December 31, 2021 are as follows:

(A)	Derived from the audited consolidated statement of operations of FAHL for the year ended December 31, 2021.

(B)	Derived from the audited statement of operations of Globis for the twelve months ended December 31, 2021.

(1)	Represents an adjustment to eliminate the effect of the pro forma balance sheet adjustment presented in Entry #2(5) above in the aggregate amount of $5.3 million for the direct, incremental costs of the Business Combination, assuming those adjustments were made as of the beginning of the fiscal year presented.

(2)	Represents an adjustment to eliminate interest income on marketable securities held in the trust account as of the beginning of the period.

(3)	Although the blended statutory rate for the redomesticated entity post business combination would be 21%, the consolidated combined pro forma information under both scenarios results in a net loss for tax purposes. As such, a full valuation allowance has been applied resulting in no adjustment.

(4)	The calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that Globis’ initial public offering occurred as of the beginning of the earliest period presented. In addition, as the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares have been outstanding for the entire period presented. This calculation is retroactively adjusted to eliminate the number of shares redeemed for the entire period.

4.	Net Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination and related transactions, assuming the shares were outstanding since January 1, 2021. As the Business Combination and related transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issued in connection with the Business Combination have been outstanding for the entire period presented.

135

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption of Globis’ public shares:

	Pro Forma Combined Assuming No Redemptions into Cash	Pro Forma Combined Assuming Maximum Redemptions into Cash
Year Ended December 31, 2021

Net loss	$(15,735)	$(15,735)
Weighted average shares outstanding – basic and diluted	34,591,978	24,314,887
Basic and diluted net loss per share	$(0.45)	$(0.65)

Weighted average shares calculations, basic and diluted	Pro Forma Combined Assuming No Redemptions into Cash	Pro Forma Combined Assuming Maximum Redemptions into Cash

Globis public shares	11,500,000	—
Globis initial stockholders’	3,148,333	3,148,333
Globis underwriters	402,500	402,500
PIPE Investor	1,726,140	1,213,313
Bond Investors	1,269,841	1,269,841
Conversion of Related Party Loans	1,445,164	1,445,164
FAHL stockholders	15,100,000	16,835,736
Weighted average shares outstanding – basic and diluted	34,591,978	24,314,887

136

COMPARATIVE PER SHARE INFORMATION

The following table sets forth the historical comparative per share information of Globis, on a stand-alone basis and the unaudited pro forma combined per share information after giving effect to the Business Combination, assuming no redemptions and maximum redemptions.

The weighted average shares outstanding and net earnings per share information reflect the Business Combination as if it had occurred on January 1, 2021.

The information in the following table should be read in conjunction with the selected historical financial information summary included elsewhere in this proxy statement/prospectus, and the historical financial statements of Globis and FAHL and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma combined financial statements and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the period presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of Globis and FAHL would have been had the companies been combined during the periods presented.

The following table sets forth:

●	unaudited pro forma per share information of the combined company assuming two redemption scenarios as follows:

●	The No Redemptions scenario assumes that no Globis stockholders elect to redeem their shares of common stock for a pro rata portion of cash in the Trust Account in connection with the Business Combination, and thus the full amount held in the Trust Account as of the Closing is available for the Business Combination.

●	The Maximum Redemptions scenario assumes that Globis’ stockholders redeem 11.5 million shares at $10.30 per share, for an aggregate payment of approximately $118.5 million of their shares of common stock for a pro rata portion of cash in the Trust Account in connection with the Business Combination.

			Pro Forma Combined
	Globis	FAHL	No Redemptions	Maximum Redemptions
Year Ended December 31, 2021
Net loss	(2,671)	(7,784)	(15,735)	(15,735)
Stockholders’ (deficit) equity	(3,401)	47,652	183,352	77,735
Weighted average shares outstanding – basic and diluted	15,050,833	—	34,591,978	24,314,887
Net loss per share – Basic and diluted	(0.18)	N/A	(0.45)	(0.65)
Book value per share (1)	(0.23)	N/A	5.30	3.20
Cash dividends per share – basic and diluted	—	—	—	—

(1)	Book value per share = (Total shareholders’ equity / shares outstanding)

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INFORMATION ABOUT GLOBIS

Overview

Globis is a blank check company incorporated on August 21, 2020 (inception) as a Delaware corporation for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

Globis is an early stage and emerging growth company and, as such, Globis is subject to all of the risks associated with early stage and emerging growth companies.

Significant Activities Since Inception

On December 15, 2020, Globis consummated the IPO of 11,500,000 Units, including the issuance of 1,500,000 Units as a result of the underwriters’ full exercise of their over-allotment option, at $10.00 per unit, generating gross proceeds of $115 million. Each Unit consists of one share of Common Stock and one Warrant. Each whole Public Warrant entitles the holder to purchase one Public Share at an exercise price of $11.50 per share, subject to adjustment.

Simultaneously with the closing of the IPO, Globis consummated the Private Placements of (i) 4,188,889 Private Placement Warrants at a price of $0.75 per Private Placement Warrant and (ii) 100,833 Private Placement Units at a price of $10.00 per Private Placement Unit to the Sponsors, generating gross proceeds of $4,150,000. Each Private Placement Warrant is exercisable for one share of common stock at a price of $11.50 per share.

Globis incurred $2,516,841 in transaction costs, including $2,300,000 of underwriting fees and $216,841 of other offering costs in connection with the IPO and the sale of the Private Placements. The underwriters in the IPO also received 402,500 equity participation shares. The underwriters agreed not to transfer, assign or sell any equity participation shares until the completion of our initial business combination. Each Private Placement Unit is identical to the Unit, except as described in the IPO registration statement.

Following the closing of the IPO, an amount of $116,150,000 ($10.10 per Unit) from the net proceeds of the sale of the Units in the IPO and certain of the proceeds from the sale of the Private Placements was placed in a Trust Account which will be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by Globis meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by Globis, until the earlier of (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below.

Globis’ management has broad discretion with respect to the specific application of the net proceeds of the IPO and the sale of Private Placements, although substantially all of the net proceeds are intended to be applied generally toward consummating a business combination. So long as Globis’ securities are then listed on the Nasdaq, Globis’ initial business combination must be with one or more target businesses that together have a fair market value of at least 80% of the net assets held in the Trust Account (excluding the amount of taxes payable on the income earned) at the time of the signing of the agreement to enter into a business combination. Globis will only complete a business combination if the post business combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that Globis will be able to complete the Business Combination successfully.

Globis will provide the holders of its issued and outstanding Public Shares with the opportunity to redeem all or a portion of their Public Shares upon the completion of the Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether Globis will seek shareholder approval of a Business Combination or conduct a tender offer will be made by Globis, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account ($10.10 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to Globis to pay income taxes). The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced. There will be no redemption rights upon the completion of the Business Combination with respect to Globis’ Warrants.

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Globis’ units began trading on December 11, 2020 on the Nasdaq under the symbol “GLAQU.” Commencing on February 5, 2021, the securities comprising the units began separate trading. The ordinary shares and warrants are trading on the Nasdaq under the symbols “GLAQ” and “GLAQW,” respectively.

As of March 15, 2022, Globis has issued promissory notes in the aggregate amount of $3,750,000 to Globis SPAC LLC and its designees. $1,150,000 of such indebtedness was incurred on December 10, 2021 in connection with the extension of the time that Globis needs to complete its initial business combination to March 15, 2022. An additional $1,150,000 of such indebtedness was incurred on March 7, 2022 in connection with the extension of the time that Globis needs to complete its initial business combination to June 15, 2022. The remainder of the indebtedness was incurred in connection with Working Capital Loans.

Effecting a Business Combination

General

Globis is not presently engaged in and Globis will not engage in, any substantive commercial business until it completes the Business Combination with FAHL or another target business.

Fair Market Value of Target Business

Pursuant to Nasdaq listing rules, the target business or businesses that Globis acquires must collectively have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (less any taxes payable on interest earned) at the time of the execution of a definitive agreement for Globis’ initial business combination. The fair market value of the target or targets will be determined by the Globis Board based upon one or more standards generally accepted by the financial community, such as discounted cash flow valuation or value of comparable businesses. Our shareholders will be relying on the business judgment of the Globis Board, which will have significant discretion in choosing the standard used to establish the fair market value of the target or targets, and different methods of valuation may vary greatly in outcome from one another. As discussed in the Section entitled “Proposal 3: The Business Combination Proposal — Satisfaction of 80% Test,” the Globis Board determined that this test was met in connection with the Business Combination.

Stockholder Approval of the Business Combination

Globis is seeking shareholder approval of the Business Combination at the Stockholders Meeting to which this proxy statement/prospectus relates and, in connection with such meeting, holders of Public Shares may redeem their shares for cash in accordance with the procedures described in this proxy statement/prospectus. Such Redemption Rights will be effected under the Amended and Restated Certificate of Incorporation and the DGCL. Unlike other blank check companies in which the initial shareholders agree to vote their common stock in accordance with the majority of the votes cast by the Public Stockholders in connection with an initial business combination, the Sponsor and Globis’ directors and officers have agreed in the Sponsor Letter Agreement (i) to vote the all of the Common Stock held by the Sponsors and Globis’ independent directors and (b) any other Common Stock owned by the Sponsor or Globis’ directors and officers, in favor of the Business Combination; and (ii) to not redeem any Globis Shares in connection with a shareholder vote to approve a proposed initial business combination, including the Business Combination, or a vote to amend the provisions of the Amended and Restated Certificate of Incorporation relating to shareholders’ rights or pre-business combination activity. If the Business Combination is not completed, then Public Stockholders electing to exercise their Redemption Rights will not receive such payments and their shares will not be redeemed.

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Globis will proceed with a business combination if Globis has net tangible assets in accordance with Rule 3a51-1(g)(1) of the Exchange Act of at least $5,000,001 upon such consummation of a business combination and, only if a majority of the Common Stock, represented in person or by proxy and entitled to vote thereon and who vote at a stockholder meeting, are voted in favor of the business combination. If a shareholder vote is not required by law and Globis does not decide to hold a shareholder vote for business or other reasons, Globis will, pursuant to its Amended and Certificate of Incorporation, conduct the redemptions pursuant to the tender offer rules of the SEC and file tender offer documents with the SEC prior to completing a business combination. If, however, shareholder approval of the transactions is required by law, or Globis decides to obtain shareholder approval for business or reasons, Globis will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or vote at all. If Globis seeks shareholder approval in connection with a business combination, the Sponsor, executive officers and directors (the “initial shareholders”) have agreed to vote their shares of Common Stock and any Public Shares purchased during or after the IPO in favor of approving a business combination.

Notwithstanding the above, if Globis seeks shareholder approval of a business combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 20% of the Public Shares, without the prior consent of Globis.

Despite the net tangible asset condition, Globis may be able to complete the Business Combination even if a majority of Globis’ Public Stockholders do not agree with the Business Combination and have redeemed their shares or if Globis has entered into privately negotiated agreements for investors to sell their shares to Globis’ Sponsor, directors and officers, advisors or their affiliates.

The initial shareholders have agreed to waive their redemption rights with respect to any shares of Common Stock , including Public Shares held by them, in connection with (i) the completion of New Forafric’s initial Business Combination and (ii) a shareholder vote to approve an amendment to New Forafric’s Amended and Restated Certificate of Incorporation (A) that would modify the substance or timing of New Forafric’s obligation to provide holders of the Public Shares the right to have their shares redeemed in connection with New Forafric’s initial Business Combination or to redeem 100% of the Public Shares if New Forafric does not complete its initial Business Combination within the Combination Period (defined below) or (B) with respect to any other provision relating to the rights of holders of the Public Shares.

Please refer to the section entitled “Risk Factors — Risks Related to the Business Combination and Globis” for more information.

Liquidation if No Business Combination

Globis will have until June 15, 2022 to complete a business combination. If Globis has not completed a business combination within the Combination Period, Globis will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to Globis to pay income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Globis’ remaining shareholders and Globis’ board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) to Globis’ obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to Globis’ warrants, which will expire worthless if Globis fails to complete a Business Combination within the Combination Period.

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The amount in the Trust Account under the DGCL will be treated as share premium which is distributable under the DGCL provided that immediately following the date on which the proposed distribution is proposed to be made, Globis is able to pay its debts as they fall due in the ordinary course of business. If Globis is forced to liquidate the Trust Account, Globis anticipates that it would distribute to its Public Stockholders the amount in the Trust Account calculated as of the date that is two days prior to the distribution date (including any accrued interest). Prior to such distribution, Globis would be required to assess all claims that may be potentially brought against it by its creditors for amounts they are actually owed and make provision for such amounts, as creditors take priority over the Public Stockholders with respect to amounts that are owed to them. Globis cannot assure you that it will properly assess all claims that may be potentially brought against it. As such, shareholders could potentially be liable for any claims of creditors to the extent of distributions received by them as an unlawful payment in the event Globis enters an insolvent liquidation. Furthermore, while Globis will seek to have vendors, service providers (other than its independent auditors), prospective target businesses or other entities with which it does business execute agreements with Globis waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements. Nor is there any guarantee that, even if such entities execute such agreements with Globis, they will not seek recourse against the Trust Account or that a court would conclude that such agreements are legally enforceable.

The initial shareholders have agreed to waive their liquidation rights with respect to the Common Stock if Globis fails to complete a Business Combination within the Combination Period. However, if the initial shareholders acquire Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if Globis fails to complete a Business Combination within the Combination Period. The underwriters have agreed to forfeit all of their 402,500 equity participation shares and will not participate in any redemption with respect to their equity participation shares in the event Globis does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares.

Pursuant to the Business Combination Agreement, FAHL has agreed that it and its affiliates will not have any right, title, interest or claim of any kind in or to any monies in Globis’ Trust Account held for its Public Stockholders, and agreed not to, and waived any right to, make any claim against the Trust Account (including any certain distributions therefrom) except, in each case with respect to claims that FAHL or its affiliates may have in the future against Globis’ assets or funds that are not held in the Trust Account (other than distributions to Public Stockholders) and claims against any other person (or any affiliate thereof) that is party to an alternative business combination consummated by Globis.

If Globis is unable to complete the Business Combination and expends all of the net proceeds of Globis’ IPO, other than the proceeds deposited in the Trust Account and without taking into account interest, if any, earned on the Trust Account, the per-share distribution from the Trust Account would be approximately $10.30 based on the value of the Trust Account as of May 12, 2022.

The proceeds deposited in the Trust Account could, however, become subject to the claims of Globis’ creditors which would be prior to the claims of the Public Stockholders. Although Globis has obtained and will continue to seek to have all vendors, including lenders for money borrowed, prospective target businesses or other entities Globis engages execute agreements with Globis waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the Public Stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account, including but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with a claim against Globis’ assets, including the funds held in the Trust Account. Accordingly, it is possible that the per-share value of the assets remaining available for distribution will be less than $10.30.

In order to protect the amounts held in the Trust Account, the Sponsors have agreed to be liable to Globis if and to the extent any claims by a third party for services rendered or products sold to Globis, or a prospective target business with which Globis has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below the lesser of (i) $10.10 per Public Share and (ii) the actual amount per Public Share held in the Trust Account if less than $10.10 per Public Share due to reductions in the value of the trust assets. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account nor to any claims under Globis’ indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. Globis will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for Globis’ independent registered public auditors), prospective target businesses or other entities with which Globis does business, execute agreements with Globis waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

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Employees

We have one executive officer, Paul Packer, who serves as our chief executive officer and chief financial officer. Mr. Packer is not obligated to devote any specific number of hours to our matters and intends to devote only as much time as he deems necessary to our affairs. We do not intend to have any full time employees prior to the consummation of a business combination.

Facilities

Globis maintains its executive offices at Globis Acquisition Corp., 7100 W. Camino Real, Suite 302-48, Boca Raton, FL 33433. The cost for use of this space is included in the $10,000 per month fee Globis pays to an affiliate of the Sponsor for office space, administrative and support services which will be paid through the earlier of the consummation of a business combination or Globis’ liquidation. Globis considers its current office space adequate for its current operations. Upon completion of the Business Combination, the principal executive offices of New Forafric will be located at Casablanca, Morocco.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against Globis or any members of its management team in their capacity as such.

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DIRECTORS, OFFICERS, EXECUTIVE

COMPENSATION AND CORPORATE GOVERNANCE OF GLOBIS

PRIOR TO THE BUSINESS COMBINATION

Directors and Executive Officers

Globis’ current directors and executive officers are as follows:

Name	Age	Title
Paul Packer	50	Chief Executive Officer, Chief Financial Officer and Director
Claude Benitah	72	Director
Michael A. Ferguson	51	Director
John M. Horne	54	Director

Paul Packer

Mr. Packer, age 50, has been Globis’ Chief Executive Officer, Chief Financial Officer and a Director since inception. Mr. Packer has served as the Managing Member of Globis Capital Advisors LLC, an investment advisory firm, since founding the firm in 2001. Since October 2017, Mr. Packer has served as Chairman of The United States Commission for the Preservation of America’s Heritage Abroad, when he was first appointed by President Donald J. Trump. He has served on the board of directors of Zedge, Inc. (NYSE AMERICAN: ZDGE), a provider of content distribution platforms, since April 2020. Mr. Packer also serves as a director on the board of Elementor Ltd., a privately held company that offers an intuitive, front-end site builder for WordPress. Previously, he served on the boards of directors of Wakingapp Ltd., an augmented reality technology company, from October 2014 until its sale to Scope AR in October 2019 and Penguin Digital, Inc., a mobile application developer, before it was acquired by Shutterfly Inc. in 2012. Mr. Packer received a B.A. from Yeshiva University. We believe Mr. Packer’s extensive knowledge of the capital markets, corporate finance, and public company governance practices as a result of his investment experience, together with his significant board experience at companies in the technology sector, makes him well-qualified to serve on the Globis board of directors.

Claude Benitah

Mr. Benitah, age 72, has been a Director since the completion of Globis’ initial public offering. Mr. Benitah has more than 35 years’ duty free and travel retail experience, including extensive experience in African markets. He currently serves as a consultant to public and private companies advising on, among other things, optimization of production, procurement, budgeting, and strategy formation. He has served as a Senior Advisor to Africa Projects Corporation since January 2017, a Management Advisor to TAXFRY AFRICA since 2012 and Manager at Duty Free Africa since 2010. Previously, he served as a Manager of Worldwide Development at Flemingo Duty Free, an operator of duty free stores across the world in airports and seaports of various sizes. Prior to that, from 2001 to 2009, Mr. Benitah served as the Chief Executive Officer of Saresco Afrique, an owner and operator of Duty Free shops in Western and Central Africa. He also previously held several senior positions at SAGA Group, a provider of global transportation and logistics services. We believe Mr. Benitah’s more than three decades of experience in international duty free and travel retail, including his extensive experience developing multimodal transportation logistic strategies and overseeing and advising on supply chain organization and management makes him well-qualified to serve on the Globis board of directors.

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The Honorable Michael A. Ferguson

Mr. Ferguson, age 51, has been a Director since the completion of Globis’ initial public offering. He is currently a senior advisor at BakerHostetler, where he serves as the leader of their Federal Policy team since joining the firm in June 2016. Prior to this, Mr. Ferguson founded and served as the chief executive officer and chairman of Ferguson Strategies, LLC, a government affairs and strategic business consulting firm, from January 2009 until June 2016. From 2001 to January 2009, he served in the U.S. House of Representatives, representing New Jersey’s 7th congressional district. While in Congress, he was a member of the House Energy and Commerce Committee, which has wide jurisdiction over the healthcare, telecommunications and energy industries. He served as vice chairman of the panel’s Health Subcommittee, where he became a key member on health care issues and helped to ensure passage of the Medicare Part D prescription drug benefit in 2003. In addition, he served as a member of the Telecommunications and Internet Subcommittee as well as the Oversight and Investigations Subcommittee. Mr. Ferguson was also a member of the House Financial Services Committee, where he cosponsored the Sarbanes-Oxley Act of 2002 and helped enact the initial terrorism risk insurance law. Mr. Ferguson was the former chairman of the Board of Commissioners of the New Jersey Sports and Exhibition Authority and also serves as a senior fellow of the Center for Medicine in the Public Interest’s Odyssey Initiative for Biomedical Innovation and Human Health. Since April 2015, he has served on the Board of Directors of NanoVibronix, Inc. (Nasdaq: NAOV Previously, he served as the Chairman of the Board of Ohr Pharmaceutical Inc. (n/k/a Neubase Therapeutics Inc. (Nasdaq: NBSE)) from May 2017 until its merger with Neubase Therapeutics Inc. in July 2019. He has also served on various corporate advisory boards and committees, including for Pfizer, Inc., the National Italian American Foundation and the United States Golf Association. Mr. Ferguson received a B.A. in government from the University of Notre Dame and a Master of Public Policy degree with a specialization in education policy from Georgetown University. We believe Mr. Ferguson’s extensive experience in government affairs, including regulatory and policymaking initiatives across a wide range of sectors and industries, acquired through his service as a U.S. Congressman, together with his expertise in business strategy and development, makes him well-qualified to serve on the Globis board of directors.

John M. Horne

Mr. Horne, age 54, has been a Director since the completion of Globis’ initial public offering. He is an entrepreneur and venture capitalist. Over the past twenty-five years, Mr. Horne has had a diverse career in both the private and public sectors, including recently serving as both Deputy Assistant to President Donald J. Trump and Deputy Chief of Staff to Vice President Michael R. Pence from May 2018 to October 2019. In addition, in September 2019, President Trump nominated Mr. Horne to become a member of The United States Commission for the Preservation of America’s Heritage Aboard, where he continues to serve. Mr. Horne is also the founder and President of multiple successful private companies, and has served as President of Zurmos, Inc., a consulting company which focuses on providing U.S. and International companies with strategic international market sector analyzes, strategic expansion plans, risk and political stability assessments and international government affairs plans, since founding New Forafric in December 2006. Mr. Horne has significant political experience, including serving as a Member of the Executive Roundtable of the Republican Governors Association since its inception in 2009, serving as a Senior Advisor to Governor Mike Huckabee during the 2008 Presidential campaign and working with the Trump Presidential Finance and Transition and Inaugural Committees. He has also served as a Senior Advisor to Secretary of Commerce Don Evans and was appointed by President George W. Bush to serve as the Executive Director of Export Assistance and Business Outreach for the International Trade Administration. Mr. Horne holds an MBA degree from the University of Arkansas, a Finance degree from the University of Tulsa, and studied International Business at the University of Salzburg, Austria. We believe Mr. Horne’s experience as a successful entrepreneur and his expertise in international strategic market analysis and risk assessment, coupled with his significant experience in public service, including serving in senior advisory capacities to elected officials, makes him well-qualified to serve on the Globis board of directors.

Number and Terms of Office of Officers and Directors

Our board of directors consists of four members and is divided into three classes with only one class of directors being elected in each year, and with each class (except for those directors appointed prior to our first annual meeting of shareholders) serving a three-year term. The term of office of the first class of directors, consisting of Mr. Horne, will expire at our first annual meeting of shareholders. The term of office of the second class of directors, consisting of Mr. Ferguson, will expire at the second annual meeting of shareholders. The term of office of the third class of directors, consisting of Messrs. Packer and Benitah, will expire at the third annual meeting of shareholders. We may not hold an annual meeting of stockholders until after we consummate our initial business combination.

Our officers are appointed by the Globis Board and serve at the discretion of the board of directors, rather than for specific terms of office. The Globis Board is authorized to appoint persons to the offices set forth in our bylaws as it deems appropriate. Our bylaws provide that our directors may consist of a chairman of the board, and that our officers may consist of chief executive officer, president, chief financial officer, executive vice president(s), vice president(s), secretary, treasurer and such other officers as may be determined by the board of directors.

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Executive Compensation

No executive officer has received any cash compensation for services rendered to us. No compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our existing stockholders, including our directors, or any of their respective affiliates, prior to, or for any services they render in order to effectuate, the consummation of a business combination. However, such individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of the expenses by anyone other than the Globis board of directors and audit committee, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged.

After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting, management or other fees from the combined company. Any compensation to be paid to our executive officers will be determined by a compensation committee constituted solely of independent directors.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our executive officers and directors may negotiate employment or consulting arrangements to remain with us after the initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our executive officers and directors that provide for benefits upon termination of employment.

Director Independence

Nasdaq requires that a majority of the Globis Board must be composed of “independent directors.” Currently, Messrs. Benitah, Ferguson and Horne are each considered an “independent director” under the Nasdaq listing rules, which is defined generally as a person other than an officer or employee of New Forafric or its subsidiaries or any other individual having a relationship, which, in the opinion of New Forafric’s board of directors would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our independent directors have regularly scheduled meetings at which only independent directors are present.

We will only enter into a business combination if it is approved by a majority of our independent directors. Additionally, we will only enter into transactions with our officers and directors and their respective affiliates that are on terms no less favorable to us than could be obtained from independent parties. Any related-party transactions must also be approved by our audit committee and a majority of disinterested independent directors.

Committees of the Board of Directors

The Globis board of directors has two standing committees: an audit committee and a compensation committee. Subject to phase-in rules and a limited exception, the rules of Nasdaq and Rule 10A of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Subject to phase-in rules and a limited exception, the rules of Nasdaq require that the compensation committee of a listed company be comprised solely of independent directors.

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Audit Committee

Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent. We have established an audit committee of the board of directors consisting of Messrs. Benitah, Ferguson and Horne, each of whom is an independent director under Nasdaq’s listing standards. Mr. Ferguson is the Chairperson of the audit committee. Each member of the audit committee is financially literate and the Globis board of directors has determined that Mr. Ferguson qualifies as an “audit committee financial expert” as defined in applicable SEC rules. The audit committee’s duties, which are specified in the Globis Audit Committee Charter, include, but are not limited to:

●	reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in Globis’ Form 10-K;

●	discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of Globis’ financial statements;

●	discussing with management major risk assessment and risk management policies;

●	monitoring the independence of the independent auditor;

●	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

●	reviewing and approving all related-party transactions;

●	inquiring and discussing with management Globis’ compliance with applicable laws and regulations;

●	pre-approving all audit services and permitted non-audit services to be performed by Globis’ independent auditor, including the fees and terms of the services to be performed;

●	appointing or replacing the independent auditor;

●	determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

●	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding Globis’ financial statements or accounting policies; and

●	approving reimbursement of expenses incurred by Globis’ management team in identifying potential target businesses.

●	discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of Globis’ financial statements;

The audit committee is governed by a charter that complies with the rules of the Nasdaq.

Compensation Committee

The Globis Board has established a compensation committee. The members of Globis’ compensation committee consist of Messrs. Benitah, Ferguson and Horne, each of whom is an independent director under Nasdaq’s listing standards. Mr. Benitah is the Chairperson of the compensation committee. The compensation committee’s duties, which are specified in Globis’ Compensation Committee Charter, include, but are not limited to:

●	reviewing and approving the compensation (if any) of all of Globis’ executive officers;

●	reviewing Globis’ executive compensation policies and plans;

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●	implementing and administering Globis’ incentive compensation equity-based remuneration plans;

●	assisting management in complying with Globis’ proxy statement and annual report disclosure requirements;

●	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for Globis’ executive officers and employees;

●	producing a report on executive compensation to be included in Globis’ annual proxy statement; and

●	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Director Nominations

We do not have a standing nominating committee, though we intend to form a corporate governance and nominating committee as and when required to do so by law or Nasdaq rules. In accordance with Rule 5605 of the Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by the board of directors. The board of directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who will participate in the consideration and recommendation of director nominees are Messrs. Benitah, Ferguson and Horne. In accordance with Rule 5605 of the Nasdaq rules, all such directors are independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.

The board of directors will also consider director candidates recommended for nomination by Globis’ stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Globis’ stockholders that wish to nominate a director for election to the Globis board of directors should follow the procedures set forth in Globis’ bylaws.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of Globis’ business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of Globis’ stockholders.

Code of Ethics

Globis has adopted a Code of Ethics applicable to all of Globis’ executive officers, directors and employees. The code of ethics codifies the business and ethical principles that govern all aspects of Globis’ business.

How to Obtain the Code of Ethics and Committee Charters

Globis has filed a copy of Globis’ Code of Ethics as an exhibit to the registration statement relating to Globis’ IPO. Globis’ Code of Ethics and the charters of the committees of the Globis Board may be reviewed by accessing Globis’ public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from Globis.

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Conflicts of Interest

Investors should be aware of the following potential conflicts of interest:

●	None of Globis’ officers and directors is required to commit their full time to Globis’ affairs and, accordingly, they may have conflicts of interest in allocating their time among various business activities.

●	In the course of their other business activities, Globis’ officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to Globis as well as the other entities with which they are affiliated. Globis’ officers and directors may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

●	Globis’ officers and directors may in the future become affiliated with entities, including other blank check companies, engaged in business activities similar to those intended to be conducted by Globis.

●	Unless Globis consummates its initial business combination, Globis’ officers, directors and insiders will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the trust account and the amount of interest income from the trust account that may be released to us as working capital.

●	The founder shares beneficially owned by Globis’ officers and directors will be released from escrow only if Globis’ initial business combination is successfully completed. Additionally, if we are unable to complete an initial business combination within the required time frame, Globis’ officers and directors will not be entitled to receive any amounts held in the trust account with respect to any of their founder shares or shares issued in connection with Private Placement. For the foregoing reasons, Globis’ board may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effect Globis’ initial business combination.

In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

●	the corporation could financially undertake the opportunity;

●	the opportunity is within the corporation’s line of business; and

●	it would not be fair to the corporation and its stockholders for the opportunity not to be brought to the attention of the corporation.

Accordingly, as a result of multiple business affiliations, Globis’ officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. Furthermore, Globis’ Amended and Restated Certificate of Incorporation provides that the doctrine of corporate opportunity will not apply with respect to any of Globis’ officers or directors in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have. In order to minimize potential conflicts of interest which may arise from multiple affiliations, Globis’ officers and directors (other than Globis’ independent directors) have agreed to present to for Globis’ consideration, prior to presentation to any other person or entity, any suitable opportunity to acquire a target business, until the earlier of: (1) Globis’ consummation of an initial business combination and (2) 24 months from the date of its IPO. This agreement is, however, subject to any pre-existing fiduciary and contractual obligations such officer or director may from time to time have to another entity. Accordingly, if any of them becomes aware of a business combination opportunity which is suitable for an entity to which he or she has pre-existing fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, and only present it to us if such entity rejects the opportunity. However, we believe there were no such corporate opportunities that were not presented to Globis as a result of these provisions of Globis’ Amended and Restated Certificate of Incorporation. We do not believe, however, that the pre-existing fiduciary duties or contractual obligations of Globis’ officers and directors will materially undermine Globis’ ability to complete Globis’ business combination because in most cases the affiliated companies are closely held entities controlled by the officer or director or the nature of the affiliated company’s business is such that it is unlikely that a conflict will arise.

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The following table summarizes the current pre-existing fiduciary or contractual obligations of Globis’ officers and directors:

Name of Individual	Name of Affiliated Company	Entity’s Business	Affiliation
Paul Packer	Globis Capital Advisors LLC (and affiliated entities)	Investment advisory firm	Founder and Managing Member
	Elementor, Ltd.	Software company	Director
	Zedge, Inc.	Operates as a content distribution platform	Director

Claude Benitah	N/A	N/A	N/A

Michael A. Ferguson	BakerHostetler	Law firm	Senior Advisor
	NanoVibronix, Inc.	A medical device company	Director

John M. Horne	Zurmos, Inc.	Provides strategic international market sector analysis, strategic expansion plans, risk and political stability assessments and international government affairs plans	Founder and President

Globis’ independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the Globis Board, the Business Combination Agreement and the transactions contemplated therein, including the Business Combination.

Globis’ insiders have agreed, pursuant to a letter agreement, to offer all suitable business combination opportunities to Globis before any other person or company until the consummation by Globis of a business combination, subject to any pre-existing contractual or fiduciary obligations they may have; provided, that Globis’ insiders shall not be limited with respect to their individual activity as a sponsor or independent director of a separate special purpose acquisition vehicle that does not conflict or compete with Globis.

Globis’ insiders have agreed to vote any shares of common stock held by them in favor of Globis’ initial business combination. In addition, they have agreed to waive their respective rights to receive any amounts held in the Trust Account with respect to their founder shares and shares issued in connection with the Private Placement if we are unable to complete Globis’ initial business combination within the required time frame. If they purchase shares of common stock in this offering or in the open market, however, they would be entitled to receive their pro rata share of the amounts held in the trust account if we are unable to complete Globis’ initial business combination within the required time frame, but have agreed not to convert such shares in connection with the consummation of Globis’ initial business combination.

All ongoing and future transactions between Globis and any of Globis’ officers and directors or their respective affiliates will be on terms believed by Globis to be no less favorable to Globis than are available from unaffiliated third parties. Such transactions will require prior approval by Globis’ audit committee and a majority of Globis’ uninterested “independent” directors, or the members of Globis’ board who do not have an interest in the transaction, in either case who had access, at Globis’ expense, to Globis’ attorneys or independent legal counsel. We will not enter into any such transaction unless Globis’ audit committee and a majority of Globis’ disinterested “independent” directors determine that the terms of such transaction are no less favorable to Globis than those that would be available to Globis with respect to such a transaction from unaffiliated third parties.

To further minimize conflicts of interest, we have agreed not to consummate Globis’ initial business combination with an entity that is affiliated with any of Globis’ officers, directors or insiders, unless we have obtained (i) an opinion from an independent investment banking firm that the business combination is fair to Globis’ unaffiliated stockholders from a financial point of view and (ii) the approval of a majority of Globis’ disinterested and independent directors (if we have any at that time). Furthermore, in no event will Globis’ insiders or any of the members of Globis’ management team be paid any finder’s fee, consulting fee or other similar compensation prior to, or for any services they render in order to effectuate, the consummation of Globis’ initial business combination (regardless of the type of transaction that it is).

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Limitation on Liability and Indemnification of Directors and Officers

Globis’ certificate of incorporation provides that Globis’ directors and officers will be indemnified by Globis to the fullest extent authorized by Delaware law as it now exists or may in the future be amended. In addition, Globis’ certificate of incorporation provides that Globis’ directors will not be personally liable for monetary damages to Globis for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to Globis or Globis’ stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors. Notwithstanding the foregoing, as set forth in Globis’ certificate of incorporation, such indemnification will not extend to any claims Globis’ insiders may make to Globis to cover any loss that they may sustain as a result of their agreement to pay debts and obligations to target businesses or third parties or other entities that are owed money by Globis for services rendered or contracted for or products sold to Globis as described elsewhere in this prospectus.

Globis’ bylaws also permit Globis to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. We will purchase a policy of directors’ and officers’ liability insurance that insures Globis’ directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures Globis against Globis’ obligations to indemnify the directors and officers.

These provisions may discourage stockholders from bringing a lawsuit against Globis’ directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit Globis and Globis’ stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these provisions. We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Globis’ directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS OF GLOBIS

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our” refer to Globis prior to the consummation of the Business Combination. The following discussion and analysis of Globis’ financial condition and results of operations should be read in conjunction with Globis’ consolidated financial statements and notes to those statements included in this proxy statement/ prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors. Please see “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus.

Overview

We are a blank check company formed under the laws of the State of Delaware on August 21, 2020, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses (a “Business Combination”). We intend to effectuate our Business Combination using cash from the proceeds of our initial public offering (the “Initial Public Offering”) of 11,500,000 units (the “Units,” which included the full exercise by the underwriter of its over-allotment option in the amount of 1,500,000 Units, at $10.00 per Unit) and the sale of 4,188,889 warrants (the “Private Warrants”) at a price of $0.75 per Private Warrant and 100,833 units (the “Placement Units” and, together with the Private Warrants, the “Private Securities”), our capital stock, debt or a combination of cash, stock and debt. Each Unit consists of one share of Common Stock and one Public Warrant. Each whole Public Warrant and each whole Private Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $11.50 per share, subject to adjustment.

Globis incurred $2,516,841 in transaction costs, including $2,300,000 of underwriting fees and $216,841 of other offering costs in connection with the Initial Public Offering and the sale of the Private Placements. The underwriters in the Initial Public Offering also received 402,500 equity participation shares. The underwriters agreed not to transfer, assign or sell any equity participation shares until the completion of our initial business combination.

Upon the closing of the Initial Public Offering and the Private Placement, $116,150,000 ($10.10 per Unit) of the net proceeds of the sale of the Units in the Initial Public Offering and certain of the proceeds from the sale of the Private Placement Warrants in the Private Placement was placed in a trust account and was invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by Globis meeting the conditions of paragraphs (c)(2), (c)(3) and (c)(4) of Rule 2a-7 of the Investment Company Act, as determined by Globis, until the earlier of: (i) the completion of an initial business combination; and (ii) the distribution of the Trust Account. As of May 12, 2022, there was approximately $118.5 million held in the Trust Account.

Proposed Business Combination

On December 19, 2021 (the “Effective Date”), Globis, entered in the Business Combination Agreement, by and among Globis, FAHL, and Seller. The Business Combination Agreement, as amended on April 20, 2022, provides for the consummation of the following transactions for completion of the Business Combination: (a) Globis Nevada will change its jurisdiction of incorporation by transferring by way of a redomiciliation and domesticating and re-registering as a Gibraltar public company limited by shares and change its name to “Forafric Global PLC,” referred to herein as “New Forafric”; and Globis will merge with and into Merger Sub, a wholly-owned subsidiary of New Forafric, with Merger Sub; and (b) immediately following the effectiveness of the Merger, New Forafric will acquire 100% of the equity interests in FAHL from the Seller.

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Results of Operations

We have neither engaged in any operations nor generated any operating revenues to date. Our only activities from inception through December 31, 2021 were organizational activities and those necessary to prepare for the Initial Public Offering, described below, and to search for a Business Combination and activities in connection with the proposed acquisition of FAHL. We do not expect to generate any operating revenues until after the completion of our initial Business Combination. We expect to generate non-operating income in the form of interest income on marketable securities held after the Initial Public Offering. We expect that we will incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with searching for, and completing, a Business Combination.

For the year ended December 31, 2021, we had a net loss of $2,670,676, which consisted of general and administrative expenses of $2,678,514, offset by interest income of $7,838.

For the period from August 21, 2020 (inception) through December 31, 2020, we had a net loss of $89,886, which consisted of formation and operating costs.

Liquidity and Capital Resources

On December 15, 2020, we consummated the Initial Public Offering of 11,500,000 Units, which included the full exercise by the underwriters of their over-allotment option in the amount of 1,500,000 Units, at a price of $10.00 per Unit, generating gross proceeds of $115,000,000. Simultaneously with the closing of the Initial Public Offering, we consummated the sale of 4,188,889 Private Warrants to the Sponsors at a price of $0.75 per Private Warrant and 100,833 Placement Units to the Sponsors at a price of $10.00 per Placement Units, generating gross proceeds of $4,150,000.

Following the Initial Public Offering, the full exercise of the over-allotment option, and the sale of the Private Securities, a total of $116,150,000 was placed in the Trust Account. We incurred $6,541,841 in transaction costs, including $2,300,000 of underwriting fees, $4,025,000 representing 402,500 shares of common stock issued, which the underwriters are entitled to receive upon the consummation of a Business Combination (the “equity participation shares”) and $216,841 of other offering costs.

For the year ended December 31, 2021, cash used in operating activities was $1,622,560. Net loss of $2,670,676 was affected by interest earned on marketable securities held in the Trust Account of $7,838. Changes in operating assets and liabilities provided $1,055,954 of cash for operating activities.

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For the period from August 21, 2020 (inception) through December 31, 2020, cash used in operating activities was $307,591. Net loss of $89,886 was affected by changes in operating assets and liabilities, which used $217,705 of cash for operating activities.

As of December 31, 2021, we had marketable securities held in the Trust Account of $117,307,838. We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account, which interest shall be net of taxes payable, to complete our Business Combination. We may withdraw interest from the Trust Account to pay taxes and up to $100,000 of dissolution expenses, if any. To the extent that our share capital or debt is used, in whole or in part, as consideration to complete a Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of December 31, 2021, we had cash of $29,508. We intend to use the funds held outside the Trust Account primarily to evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, structure, negotiate and complete a Business Combination.

In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, our Sponsors or an affiliate of our Sponsors or certain of our officers and directors may, but are not obligated to, loan Globis funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. If we complete a Business Combination, we may repay the notes out of the proceeds of the Trust Account released to us. In the event that a Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay the notes, but no proceeds from our Trust Account would be used for such repayment. On January 11, 2021, we issued an unsecured promissory note (the “Note”) to Globis SPAC LLC that permits Globis to borrow from time to time up to $1,000,000 from Globis SPAC LLC or its assignees or successors. On various dates throughout the year ended December 31, 2021, the note was amended to allow borrowings of up to $5,000,000 and in January 2022, the Note was further amended to increase the principal amount of the Note to $7,000,000. The Note is non-interest bearing and payable upon the consummation of a Business Combination. As of December 31, 2021, the total amount outstanding under the Working Capital Loans was $2,600,000.

We currently do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business. However, if our estimate of the costs of undertaking in-depth due diligence and consummating a Business Combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our initial Business Combination. Moreover, we may need to obtain additional financing either to complete our Business Combination or because we become obligated to redeem a significant number of our public shares upon completion of our Business Combination, in which case we may issue additional securities or incur debt in connection with such Business Combination.

Related Party Transactions

Private Placement

Simultaneously with the closing of the Initial Public Offering, Globis consummated (i) the private placement of 4,188,889 Private Placement Warrants at a price of $0.75 per Private Placement Warrant to the Sponsors and (ii) the private placement of 100,833 Private Placement Units at a price of $10.00 per Private Placement Unit , generating gross proceeds of $4.15 million. Each Private Placement Warrant is exercisable for one share of common stock at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants were added to the proceeds from the Initial Public Offering to be held in the trust account. If we do not complete a business combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants are non-redeemable and exercisable on a cashless basis.

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Controls and Procedures

We are not currently required to maintain an effective system of internal controls as defined by Section 404 of the Sarbanes-Oxley Act. We will be required to comply with the internal control requirements of the Sarbanes- Oxley Act for the fiscal year ending December 31, 2021. Only in the event that we are deemed to be a large accelerated filer or an accelerated filer and no longer qualify as an emerging growth company would we be required to comply with the independent registered public accounting firm attestation requirement on internal control over financial reporting. Further, for as long as we remain an emerging growth company as defined in the JOBS Act, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirement.

We intend to assess the internal controls of our target business or businesses prior to the completion of the Business Combination and, if necessary, to implement and test additional controls as we may determine are necessary in order to state that we maintain an effective system of internal controls. A target business may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding the adequacy of internal controls. Many small and mid-sized target businesses we may consider for our initial business combination may have internal controls that need improvement in areas such as:

●	staffing for financial, accounting and external reporting areas, including segregation of duties;

●	reconciliation of accounts;

●	proper recording of expenses and liabilities in the period to which they relate;

●	evidence of internal review and approval of accounting transactions;

●	documentation of processes, assumptions and conclusions underlying significant estimates; and

●	documentation of accounting policies and procedures.

Because it will take time, management involvement and perhaps outside resources to determine what internal control improvements are necessary for Globis to meet regulatory requirements and market expectations for our operation of a target business, we may incur significant expenses in meeting our public reporting responsibilities, particularly in the areas of designing, enhancing, or remediating internal and disclosure controls. Doing so effectively may also take longer than we expect, thus increasing our exposure to financial fraud or erroneous financing reporting.

Once our management’s report on internal controls is complete, we will retain our independent auditors to audit and render an opinion on such report when required by Section 404 of the Sarbanes-Oxley Act. The independent auditors may identify additional issues concerning a target business’s internal controls while performing their audit of internal control over financial reporting.

Quantitative and Qualitative Disclosures about Market Risk

As of December 31, 2021, we were not subject to any market or interest rate risk. Following the consummation of our Initial Public Offering, the net proceeds of our Initial Public Offering, including amounts in the Trust Account, have been invested in certain U.S. government obligations with a maturity of 180 days or less or in certain money market funds that invest solely in U.S. treasuries. Due to the short-term nature of these investments, we believe there will be no associated material exposure to interest rate risk.

Off-balance Financing Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of December 31, 2021. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

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Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Common Stock Subject to Possible Redemption

We account for our common stock subject to possible conversion in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Our common stock features certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of our balance sheets.

We recognize changes in redemption value as they occur and adjust the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, we recognized the accretion from initial book value to redemption amount value of $3,666,841. Subsequently, we recognized accretion from adjusted book value to redemption amount value of $1,150,000. The change in the carrying value of redeemable common stock resulted in charges against additional paid-in capital and accumulated deficit.

Net Income (Loss) Per Common Stock

We comply with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net income (loss) per share of common stock is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding for the period. Accretion associated with the redeemable shares of common stock is excluded from earnings per share as the redemption value approximates fair value.

The calculation of diluted income (loss) per share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the Private Placement since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase 15,789,722 shares of common stock in the aggregate. As of December 31, 2021 and 2020, we did not have any other dilutive securities or other agreements that could, potentially, be exercised or converted into shares of common stock and then share in the earnings of the Company. As a result, diluted net loss per share of common stock is the same as basic net loss per share of common stock for the periods presented.

Recent Accounting Standards

In August 2020, the FASB issued ASU No. 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our financial statements.

JOBS Act

The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We will qualify as an “emerging growth company” and under the JOBS Act will be allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our initial public offering or until we are no longer an “emerging growth company,” whichever is earlier.

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DESCRIPTION OF NEW FORAFRIC’S SECURITIES

The following summary of certain provisions of New Forafric’s securities does not purport to be complete and is subject to the proposed Memorandum and Articles of Association and the provisions of applicable law. Copies of the proposed Memorandum and Articles of Association are attached to this proxy statement/prospectus as Annexes C.

Authorized and Outstanding Share Capital

The authorized share capital of New Forafric is USD 131,000 (one hundred and one thousand United States Dollars) divided into: (i) 100,000,000 ordinary shares of USD 0.001 (one thousandth United States Dollars) each; (ii) 1,000,000 preferred shares of USD 0.001 (one thousandth United States Dollars) each; and (iii) and 30,000,000 Class Z non-redeemable and non-convertible ordinary shares of USD 0.001 (one thousandth of a United States Dollar) each, each conferring those rights, entitlements, obligations and restrictions as more particularly set out in the Memorandum and Articles of Association.

Ordinary Shares

Upon completion of the Business Combination, we expect that there will be Ordinary Shares of New Forafric outstanding, assuming that no Public Shares are redeemed in connection with the Business Combination. All Ordinary Shares are fully paid and non-assessable.

Voting rights. Each holder of Ordinary Shares is entitled to one vote for each Ordinary Share held of record by such holder on all matters on which shareholders generally are entitled to vote. Holders of Ordinary Shares will vote together as a single class on all matters presented to New Forafric’s shareholders for their vote or approval. Generally, all matters to be voted on by shareholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shareholders present in person or represented by proxy, voting together as a single class.

Dividend Rights. New Forafric may declare an interim or final dividend to be paid to the holders of its ordinary shares in proportion to their respective shareholdings. Under the Companies Act and the Memorandum and Articles of Association, final dividend distributions are recommended by the Board and approved by an ordinary resolution of the shareholders. The amount of such final dividend may not exceed the amount recommended by the directors. Dividends may not be paid otherwise than out of New Forafric’s distributable reserves.

Rights upon liquidation. In the event of the liquidation of New Forafric, after satisfaction of liabilities to creditors, the assets of New Forafric will be distributed to the holders of the Ordinary Shares in New Forafric in proportion to their respective shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of Preferred Shares with preferential rights that may be authorized by ordinary resolution in the future.

Other rights. The holders of Ordinary Shares have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Ordinary Shares. The rights, preferences and privileges of holders of the Ordinary Shares may be subject to those of the holders of any Preferred Shares New Forafric may issue in the future.

Preferred Shares

No Preferred Shares will be issued or outstanding immediately after the completion of the Business Combination. The Memorandum and Articles of Association of New Forafric allow the board of directors of New Forafric (the “Board”) to issue Preferred Shares following the passing of an ordinary resolution. Unless required by law or any stock exchange, the authorized Preferred Shares will be available for issuance by the Board upon the passing of an ordinary resolution of the holders of the Ordinary Shares. The ordinary resolutions of the shareholders of New Forafric would stipulate the powers, preferences and relative, participating, optional and other rights or special rights, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as well as any restrictions, of the class of Preferred Shares as a whole.

Class Z non-redeemable and non-convertible ordinary shares

Following the Redomiciliation, Forafric Global Limited will undertake the PLC Re-registration in order to alter its authorized and issued share capital to facilitate its re-registration as a Gibraltar public company limited by shares. In order not to affect the rights of the Ordinary Shares, the existing shares in issue in the authorised share capital of Forafric Global Limited will be re-classified and re-designated into Class Z non-redeemable and non-convertible ordinary shares, and the class of Ordinary Shares will be created. A Gibraltar public company must have a paid-up share capital in nominal value terms of at least £20,500 (or currency equivalent) and as such, 29,999,990 Class Z non-redeemable and non-convertible ordinary shares will be allotted and issued as fully paid-up shares to the Hamer Limited for the payment by Hamer Limited to Forafric Global Limited of the par value of those shares. Hamer Limited will be the sole shareholder of Forafric Global Limited at that time. The Class Z non-redeemable and non-convertible ordinary shares are intended to become deferred shares as soon as any Ordinary Shares are allotted and issued. Once the Class Z non-redeemable and non-convertible ordinary shares are issued and the minimum paid-up capital of the company is at least £20,500 or currency equivalent), Forafric Global Limited will apply to re-register as a public company.

Voting rights. The holder of Class Z non-redeemable and non-convertible ordinary shares is, prior to the allotment and issue of any Ordinary Shares, entitled to one vote for each Ordinary Share held of record by such holder on all matters on which shareholders generally are entitled to vote. Following the allotment and issue of any Ordinary Shares, the holder of Class Z non-redeemable and non-convertible ordinary shares shall not be entitled to receive notice or to attend and speak or vote at any general meeting of New Forafric.

Dividend Rights. The holder of Class Z non-redeemable and non-convertible ordinary shares is, prior to the allotment and issue of any Ordinary Shares, entitled to share in the profits of New Forafric that are available for distribution. Following the allotment and issue of any Ordinary Shares, the holder of Class Z non-redeemable and non-convertible ordinary shares shall not be entitled to share in the profits of New Forafric that are available for distribution.

Rights upon liquidation. In the event of the liquidation of New Forafric, after satisfaction of liabilities to creditors, the assets of New Forafric will be distributed to the holders of the all classes of issued shares in New Forafric pari passu in proportion to their respective shareholdings. Prior to the allotment and issue of any Ordinary Shares, the holder of Class Z non-redeemable and non-convertible ordinary shares shall be entitled to the surplus assets of New Forafric that are available for distribution. Following the allotment and issue of any Ordinary Shares, the holder of Class Z non-redeemable and non-convertible ordinary shares shall only be entitled, on a pro rata basis and pari passu with the holders of all other shares in new Forafric, only the paid-up capital on the Class Z non-redeemable and non-convertible ordinary shares and shall not be entitled to any surplus assets of New Forafric available for distribution.

Other rights. The holders of Class Z non-redeemable and non-convertible ordinary shares have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Class Z non-redeemable and non-convertible ordinary shares. The rights, preferences and privileges of holders of the Class Z non-redeemable and non-convertible ordinary shares may be subject to those of the holders of any Preferred Shares New Forafric may issue in the future.

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The issuance of Preferred Shares may have the effect of delaying, deferring or preventing a change in control of New Forafric without further action by the shareholders. Additionally, the issuance of Preferred Shares may adversely affect the holders of Ordinary Shares by restricting dividends on the Ordinary Shares, diluting the voting power of the Ordinary Shares or subordinating the liquidation rights of the Ordinary Shares. As a result of these or other factors, the issuance of Preferred Shares could have an adverse impact on the market price of the Ordinary Shares. At present, Globis has no plans to issue any Preferred Shares.

Redeemable Warrants

Public Warrants

Each redeemable warrant entitles the registered holder to purchase one Ordinary Share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of the completion of an initial business combination and 12 months from the closing of this offering. Except as set forth below, no warrants will be exercisable for cash unless we have an effective and current registration statement covering the Ordinary Shares issuable upon exercise of the warrants and a current prospectus relating to such Ordinary Share. Notwithstanding the foregoing, if a registration statement covering the Ordinary Share issuable upon exercise of the warrants is not effective within 90 days from the consummation of our initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption from registration provided by Section 3(a)(9) of the Securities Act provided that such exemption is available. In such event, each holder would pay the exercise price by surrendering the warrants for that number of Ordinary Share equal to the quotient obtained by dividing (x) the product of the number of Ordinary Share underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Ordinary Share for the 10 trading days ending on the third trading day prior to the date of exercise. For example, if a holder held 150 warrants to purchase 150 shares and the fair market value on the date prior to exercise was $15.00, that holder would receive 35 shares without the payment of any additional cash consideration. If an exemption from registration is not available, holders will not be able to exercise their warrants on a cashless basis. The warrants will expire five years from the consummation of a business combination at 5:00 p.m., Eastern Standard Time.

We may call the outstanding warrants for redemption (excluding the private warrants and warrants underlying the units that may be issued upon conversion of working capital loans), in whole and not in part, at a price of $0.01 per warrant:

●	at any time while the warrants are exercisable;

●	upon not less than 30 days’ prior written notice of redemption to each warrant holder;

●	if, and only if, the reported last sale price of the Ordinary Share equals or exceeds $16.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30-day trading period ending on the third business day prior to the notice of redemption to warrant holders (the “Force-Call Provision”), and

●	if, and only if, there is a current registration statement in effect with respect to the Ordinary Share underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

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The redemption criteria for our warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants.

If we call the warrants for redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of Ordinary Share equal to the quotient obtained by dividing (x) the product of the number of Ordinary Share underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of our Ordinary Share for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. Whether we will exercise our option to require all holders to exercise their warrants on a “cashless basis” will depend on a variety of factors including the price of our common shares at the time the warrants are called for redemption, our cash needs at such time and concerns regarding dilutive share issuances.

In the event we elect to redeem all of the Public Warrants, the New Forafric Board shall fix a date for the redemption (the “Redemption Date”). Notice of redemption shall be mailed by first class mail, postage prepaid, not less than 30 days prior to the Redemption Date to the registered holders of the Public Warrants to be redeemed at their last addresses as they shall appear on the warrant register.

The warrants will be issued in registered form under a warrant agreement between VStock Transfer, LLC, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of a majority of the then outstanding warrants in order to make any change that adversely affects the interests of the registered holders.

The exercise price and number of Ordinary Share issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of Ordinary Share at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Ordinary Share and any voting rights until they exercise their warrants and receive Ordinary Shares. After the issuance of Ordinary Shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Except as described above, no Public Warrants will be exercisable for cash and we will not be obligated to issue Ordinary Share unless at the time a holder seeks to exercise such warrant, a prospectus relating to the Ordinary Share issuable upon exercise of the warrants is current and the Ordinary Share have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to use our best efforts to meet these conditions and to maintain a current prospectus relating to the Ordinary Share issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so and, if we do not maintain a current prospectus relating to the Ordinary Share issuable upon exercise of the warrants, holders will be unable to exercise their warrants and we will not be required to settle any such warrant exercise. If the prospectus relating to the Ordinary Share issuable upon the exercise of the warrants is not current or if the Ordinary Share is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, we will not be required to net cash settle or cash settle the warrant exercise, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.

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Warrant holders may elect to be subject to a restriction on the exercise of their warrants such that an electing warrant holder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.9% of the Ordinary Share outstanding. Notwithstanding the foregoing, any person who acquires a warrant with the purpose or effect of changing or influencing the control of our company, or in connection with or as a participant in any transaction having such purpose or effect, immediately upon such acquisition will be deemed to be the beneficial owner of the underlying Ordinary Share and not be able to take advantage of this provision.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of Ordinary Share to be issued to the warrant holder.

An exchange offer made to both the publicly traded warrants and the warrants held by our sponsors on the same terms will not constitute an amendment requiring consent of any warrant holder.

Private Warrants and Placement Warrants

We have agreed that we will not redeem the private warrants or placement warrants and we will allow the holders to exercise such warrants on a cashless basis (even if a registration statement covering the shares of common stock issuable upon exercise of such warrants is not effective). In the event that a holder of private warrants or placement warrants elects to exercise such warrants on a cashless basis, each holder would pay the exercise price by surrendering the warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. With respect to the private warrants or placement warrants, the “fair market value” shall mean, at the discretion of the holder, either (x) the last reported sale price of the shares of common stock for the trading day prior to the date of exercise or (y) the average reported last sale price of the shares of common stock for the 10 trading days ending on the third trading day prior to the date of exercise.

Additionally, the representative of the underwriters has agreed that it will not be permitted to exercise any private warrants issued to it and/or its designees after December 10, 2025. Furthermore, because the private warrants and placement warrants will be issued in private transactions, the holders and their transferees will be allowed to exercise the private warrants and placement warrants on a cashless basis or for cash even if a registration statement covering the shares of common stock issuable upon exercise of such warrants is not effective and receive unregistered shares of common stock.

Dividends

Globis did not declare any dividend in the past and the Board will consider whether or not to institute a divided policy in the future. The payment of future dividends on the Ordinary Shares will depend on the financial condition of New Forafric after the completion of the Business Combination subject to the discretion of the New Forafric Board.

Exchange Controls

There are currently no currency control restrictions on remittances of dividends on Ordinary Shares, proceeds from the sale of the shares or interest or other payments to non-residents of Gibraltar.

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Shareholder Meetings

New Forafric will call annual general meetings pursuant to the provisions of the Memorandum and Articles of Association in accordance with the Companies Act. The New Forafric Board may call extraordinary general meetings whenever they see fit in accordance with the provisions of the Companies Act and the Memorandum and Articles of Association. A general meeting of New Forafric, other than a meeting for the passing of a special resolution, may be called by 7 days’ prior written notice. A general meeting of New Forafric for the passing of a special resolution may be called by giving at least 21 days’ prior written notice and specifying in the notice the resolution that will be proposed as a special resolution.

Subject to the provisions of the Companies Act and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors, which may be between four and forty days prior to the date of the meeting.

Appointment of Directors, Election of Directors and Vacancies

Any person who is willing to act as a director, is permitted by law to do so may be appointed to be a director of New Forafric by ordinary resolution, or by a decision of the New Forafric Board.

Directors of New Forafric are generally appointed for periods of three calendar years, save as provided below. At every annual general meeting of New Forafric, any director who has at the start of the annual general meeting been in office for three calendar years or more since his last appointment or re-appointment shall retire at that annual general meeting but he may offer himself for reappointment by the shareholders. If New Forafric does not fill the vacancy in the New Forafric Board at the meeting at which a director retires by rotation or otherwise, the retiring director shall, if willing to act, be deemed to have been re-appointed unless at the meeting it is resolved not to fill the vacancy or unless a resolution for the re-appointment of the director is put to the meeting and lost. The appointment of any person proposed as a director shall be effected by a separate resolution.

No person other than a director retiring by rotation shall be appointed a director at any general meeting unless he is recommended by the New Forafric Board or, not less than three nor more than forty-two days before the date appointed for the general meeting, a notice executed by any shareholder qualified to vote at the meeting (not being the person to be proposed) has been received by New Forafric of the intention to propose that person for appointment stating the particulars of that nominee, together with confirmation in writing executed by that person of his willingness to be appointed.

Save as provided above, New Forafric may by ordinary resolution appoint a person who is willing to act to be a director either to fill a vacancy or as an additional director and may also determine the rotation in which any additional directors are to retire. The appointment of a person to fill a vacancy or as an additional director shall take effect from the end of the meeting. The New Forafric Board may also appoint a person who is willing to act to be a director, either to fill a vacancy or as an additional director and in either case whether or not for a fixed term. Irrespective of the terms of his appointment, a director appointed by the New Forafric Board shall hold office only until the next annual general meeting and shall be taken into account in determining the directors who are to retire by rotation at the meeting. If not re-appointed at such annual general meeting, he shall vacate office at its conclusion. A director who retires at an annual general meeting may, if willing to act, be re-appointed. If he is not re-appointed, he shall retain office until the meeting appoints someone in his place, or if it does not do so, until the end of the meeting.

Directors of New Forafric are not required to hold any shares in the capital of New Forafric by way of qualification.

Subject to the following paragraph, New Forafric may by ordinary resolution of which special notice has been given, or by special resolution, remove from office a director appointed by ordinary resolution or by a decision of the directors, notwithstanding any provisions of the articles of association or of any agreement between New Forafric and such director, but without prejudice to any claim the director may make for damages for breach of such agreement. New Forafric may, by ordinary resolution, appoint another person to be a director in the place of a director so removed from office. In default of such appointment the vacancy so arising may be filled by the New Forafric Board as a casual vacancy.

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During the first three calendar years commencing from the date of adoption of the articles of association of New Forafric, the company may only by special resolution or extraordinary resolution, remove from office a director appointed by ordinary resolution or by a decision of the directors, notwithstanding any provisions of the articles of association or of any agreement between New Forafric and such director, but without prejudice to any claim such director may make for damages for breach of such agreement.

Quorum

The Memorandum and Articles of Association provide that the holders of 33 1/3% of the issued and outstanding share capital of New Forafric present in person or by proxy and entitled to vote on the business to be transacted, shall be a quorum.

Vote Requirements

An ordinary resolution of the shareholders (or of a class of shareholders) of New Forafric means a resolution that is passed by members representing a simple majority (more than 50%) of the total voting rights of the shareholders or, as the case may be, of the class of shareholders. An extraordinary resolution of the shareholders means a resolution that is passed by shareholders representing a majority of not less than 75% of those shareholders at a general meeting of which notice specifying the terms of the resolution and the intention to propose the resolution as an extraordinary resolution has been given.

Anti-Takeover Measures; Regulation of Takeovers of Gibraltar Companies

Companies (Cross-Border Mergers) Regulations 2010

New Forafric will be incorporated in Gibraltar and it is governed by Gibraltar legislation which regulates the takeover of Gibraltar registered companies. The Companies (Cross-Border Mergers) Regulations 2010, or the Regulations, transpose Directive 2005/56/EC of the European Parliament and of the Council of 26 October 2005 on cross border mergers of limited liability companies into the law of Gibraltar. This EC Directive has been incorporated into the laws of other EC member states, including in the United Kingdom by the Companies (Cross-Border Mergers) Regulations 2007. The Regulations in force in Gibraltar, or the Regulations, in effect, are broadly similar but not identical to those in place in the United Kingdom. These Regulations are designed to facilitate cross-border mergers of limited liability companies registered in European Member States and to thereby allow for cross-border merger of a national limited liability company of one Member State with a limited liability company of another Member State. Under the Regulations, a Gibraltar merging company has to make an application to the court to obtain a pre-merger certificate prior to any merger taking place (“Pre-Merger Certificate”). In order to obtain such a certificate, the Gibraltar company must provide the court, inter alia, with the following:

●	draft terms of the proposed merger (indicating, inter alia, details for the companies involved, share exchange ratios, effects of the merger on employees, rights or restrictions on shares, articles of association, employee participation rights, assets and liabilities transferred and account dates) (the “Draft Terms”). The Draft Terms must be approved by 75% of the members of the company;

●	a directors’ report (indicating, inter alia, the effects of a cross-border merger for members, creditors and employees, legal and economic grounds for the Draft Terms and any material interests of the directors). The report must be delivered to the employees of the company; and

●	an independent expert’s report (indicating, inter alia, details of share exchange ratios and valuation difficulties). Employees of the Gibraltar company must be able to inspect and make copies of these documents.

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The courts of Gibraltar may make an order approving the completion of a cross-border merger on the joint application of all the merging companies if:

●	an order for a Pre-Merger Certificate (either granted by the courts in Gibraltar or another competent authority in another member state) has been made within 6 months;

●	the Draft Terms presented for acquiring the Pre-Merger Certificate have not been amended; and

●	there are appropriate arrangements for employee participation in the transferee company in accordance with part 4 of the Regulations. Such an order will specify the date on which the consequences of the cross-border merger are to have effect. A copy of this order must be provided to the Registrar of Companies of Gibraltar within 7 days of the order if this has been made in Gibraltar or within 14 days if this has been made in another Member State.

The Companies (Cross-Border Mergers) Regulations 2010 only apply to mergers between companies in different European Member States. More commonly, takeovers of a Gibraltar registered company can also take place via a scheme of arrangement pursuant to the Companies Act.

The Gibraltar Companies Act 2014

The takeover of a Gibraltar registered company can take place via a scheme of arrangement under the Companies Act. The relevant sections of the Companies Act provide, inter alia, that an application must be made to court in order to convene a meeting of members of such company where such an arrangement can be proposed between a company and its members. Draft terms of the merger as well as other reports and accounting statements would need to be prepared, filed with the Companies Registrar and published prior to such a meeting being convened. At such meeting, at least 75% of the members present in person or by proxy must approve the arrangement in order for a court to thereafter be able to sanction the same. If sanctioned, the court may also order the transfer of undertaking, property and/or liabilities of the transferor company in accordance with the terms of the scheme.

In addition to the above, another mechanism exists under s.208 of the Gibraltar Companies Act 1930 and s.352(A) of the Companies Act (commonly referred to as the “Squeeze Out provisions”) which provides for the situation where a bidder proposes a scheme or contract to take over the shares of a Gibraltar registered company and certain shareholders do not consent to the proposal. If within four months from making such a proposal more than 90% of shareholders of a target company agree to the terms of such a scheme or contract, then the bidding company may within two months after the expiration of said four months give notice to the dissenting members of the target company that it will acquire the shares and certain shareholders do not consent to the proposal on the same terms of the scheme or contract. A Gibraltar scheme of arrangement, therefore, eliminates the risk that a minority of less than 10% of the target company’s shareholders may resist the transfer of their shares to the bidder. It should be noted, however, that such a scheme can be subject to the sanction of the court as any dissenting members may apply to court for an order seeking relief from such a scheme or contract.

Financial Services Act 2019 – Part 20 Acquisitions

Part 20 of the Financial Services Act 2019 applies to takeover bids for the securities of companies governed by the law of Gibraltar, where all or some of those securities are admitted to trading on a regulated market in Gibraltar. However, Gibraltar does not, as yet, have a regulated market. The Gibraltar Financial Services Commission is designated as the competent authority for the purposes of Part 20. Part 20 contains provisions on the conduct of bids, squeeze outs and sell outs, and applicable offences.

Registration Rights

Certain New Forafric shareholders will have registration rights with respect to their Ordinary Shares following the consummation of the Business Combination. See “Proposal 3: The Business Combination Proposal — Certain Agreements Related to the Business Combination” for further information.

Transfer Agent and Registrar

The transfer agent for New Forafric securities will be VStock Transfer, LLC, 18 Lafayette Place, Woodmere, New York 11598.

Listing of Ordinary Shares

Globis has applied for the listing, to be effective at the time of the Business Combination, of New Forafric’s Ordinary Shares and warrants on Nasdaq under the ticker symbols “AFRI” and “AFRIW,” respectively.

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BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of (i) Globis as of March 15, 2022 (pre-Business Combination) and (ii) New Forafric immediately following the completion of the Business Combination (post-Business Combination), assuming no Redemptions, and alternatively that 11,500,000 shares of Common Stock of Globis are redeemed, by:

●	each person known by Globis to be the beneficial owner of more than 5% of the shares of Globis Shares or the beneficial owner of more than 5% of the shares of Globis’ common stock upon completion of the Business Combination;

●	each of Globis’ officers and directors;

●	each person who will become an officer or is nominated to become a director of New Forafric upon completion of the Business Combination; and

●	all officers and directors of New Forafric as a group prior to the completion of the Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The expected beneficial ownership of shares of New Forafric’s ordinary shares immediately following completion of the Business Combination has been determined based on the following assumptions: (i) there will be an aggregate of 15,050,833 common stock of Globis issued and outstanding immediately prior to the completion of the Business Combination, which shares will have been converted into ordinary shares of New Forafric upon completion of the Merger, (ii) the PIPE Investors will have been issued (A) assuming No Redemptions, an aggregate of 1,726,140 ordinary shares and (B) assuming Maximum Redemptions, an aggregate of 1,222,190 ordinary shares, (iii) an aggregate of 1,269,841 ordinary shares will have been issued to the FAHL Bond Holders, (iv) an aggregate of 1,445,164 ordinary shares will have been issued to the FAHL Related Party Loan Holders, (v) the Seller receiving share consideration, immediately following the completion of the Business Combination, of (A) assuming No Redemptions, an aggregate of 15,100,000 ordinary shares and (B) assuming Maximum Redemptions, an aggregate of 17,004,762 ordinary shares; and (iv) each of the other assumptions set forth under the section entitled “Frequently Used Terms — Share Calculations and Ownership Percentages.”

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. Unless otherwise noted, the business address of each of the following entities or individuals is Globis Acquisition Corp., 7100 W. Camino Real, Suite 302-48, Boca Raton, FL 33433.

The information in the table below for Pre-Business Combination Globis Shares does not include shares underlying the Private Placement Warrants held or to be held by Globis’ officers or the Sponsor because these securities are not exercisable within 60 days of this proxy statement/prospectus and are contingent upon the occurrence of the Closing.

	Pre-Business Combination		Post-Business Combination
	Shares		Assuming No Redemption			Assuming Maximum Redemption
Name of Beneficial Owner	Number of Globis Shares Beneficially Owned(1)%		New Forafric Ordinary Shares		%	New Forafric Ordinary Shares		%
Paul Packer(2)	2,830,000	18.8	3,570,741	(3)	10.1	3,570,741	(3)	14.6
Claude Benitah	15,000	*	35,000		*	35,000		*
Michael A. Ferguson	15,000	*	35,000		*	35,000		*
John M. Horne	15,000	*	35,000		*	35,000		*

All pre-Business Combination Globis officers and directors as a group (four individuals)	2,875,000	19.1	3,675,741	(3)	10.6	3,675,741	(3)	15.0

Named Executive Officers and Director Nominees of New Forafric Post-Business Combination
Saad Bendidi	-	-	-		-	-		-
Mustapha Jamaleddine	-	-	-		-	-		-
Julien Benitah	-	-	-		-	-		-
Paul Packer(2)	2,830,000	18.8	3,570,741	(3)	10.1	3,570,741	(3)	14.6
Franco Cassar	-	-	-		-	-		-
James Lasry	-	-	-		-	-		-
Ira Greenstein	-	-	-		-	-		-
Rachel Bitan	-	-	-		-	-		-

All post-Business Combination New Forafric officers and directors as a group (nine individuals)	2,830,000	18.8	3,570,741	(3)	10.1	3,570,741	(3)	14.6

Five Percent Holders:
Lighthouse Capital Limited(4)	-	-	15,731,614		45.5	17,636,376		72.0
Feis Equities LLC(5)	763,587	5.07	763,587		2.2	0		*
MMCAP International Inc. SPC(6)	950,000	6.31	950,000		2.7	0		*
ATW SPAC Management LLC(7)	945,150	6.28	945.150		2.7	0		*

*	Less than one percent.
(1)	Pre-Business Combination amounts consist entirely of founder shares, which will be exchanged for New Forafric Ordinary Shares in connection with the Merger and Exchange, and excludes 3,628,889 shares of Globis Common Stock underlying Private Placement Warrants held by Globis SPAC LLC and 60,000 shares of Globis Common Stock (20,000 shares each) underlying Private Placement Warrants held by Globis’ independent directors that will only become exercisable after completion of an initial business combination.
(2)	Consists of 2,830,000 shares of Globis Common Stock owned by Globis SPAC LLC, one of our sponsors and 740,741 Ordinary Shares of New Forafric that will have been issued to an affiliate of Globis upon conversion of the FAHL Bonds. Mr. Packer may be deemed to control and have voting and investment power over these securities. Mr. Packer disclaims beneficial ownership over these securities except to the extent of his pecuniary interest therein.
(3)	Excludes 3,628,889 shares of Globis Common Stock underlying Private Placement Warrants held by Globis SPAC LLC that are subject to a 9.9% beneficial ownership limitation pursuant to the terms of such warrants. Such warrants may not be exercised to the extent that the holder or any of its affiliates would beneficially own in excess of 9.9% of the number of shares of Common Stock issuable upon exercise of such warrants (as calculated in accordance with Section 13(d) of the Exchange Act).
(4)	Includes 631,614 Ordinary Shares of New Forafric that will have been issued to Lighthouse Settlement upon conversion of the FAHL Related Party Loans. Lighthouse Settlement is the sole shareholder of Lighthouse Capital Limited. Lighthouse Settlement is a discretionary trust of which Yariv Elbaz and his family are the named potential beneficiaries. Lighthouse Corporation PTC, as trustee of Lighthouse Settlement, may be deemed to be the beneficial owner of the securities held by Lighthouse Settlement as trustee. Lighthouse Corporation PTC Limited is controlled by its three directors, Michael Elbaz, Joseph Levy Cazes and Moses Nahon Cohen. Lighthouse Corporation PTC Limited, Michael Elbaz, Joseph Levy Cazes and Moses Nahon Cohen each disclaim beneficial ownership over these securities except to the extent of their respective pecuniary interest therein.
(5)	Based solely upon information contained in the Schedule 13G filed with the SEC on February 23, 2022 and represents shares deemed beneficially owned by each of Feis Equities LLC, an Illinois limited liability company, and Lawrence M. Feis. The business address of Feis Equities LLC is 20 North Wacker Drive, Suite 2115, Chicago, Illinois 60606.
(6)	Based solely upon information contained in the Schedule 13G/A filed with the SEC on February 4, 2022 and represents shares deemed beneficially owned by each of MMCAP International Inc. SPC (“MMCAP”) and MM Asset Management Inc. (“MM”). MMCAP is incorporated in Cayman Islands, and MM is incorporated in Ontario, Canada. The business address of MMCAP is c/o Mourant Governance Services (Cayman) Limited, 94 Solaris Avenue, Camana Bay, P.O. Box 1348, Grand Cayman, KY1-1108, Cayman Islands. The business address of MM is 161 Bay Street, TD Canada Trust Tower Ste 2240, Toronto, ON M5J 2S1 Canada.
(7)	Based solely upon information contained in the Schedule 13G filed with the SEC on February 14, 2022 and represents shares deemed beneficially owned by each of ATW SPAC Management LLC, a Delaware limited liability company (“ATW”), and Antonio Ruiz-Gimenez. Antonio Ruiz-Gimenez is the Managing Member of ATW. The business address of ATW is 7969 NW 2nd Street, #401, Miami, Florida 33126.

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INFORMATION ABOUT FAHL

Unless otherwise indicated or the context otherwise requires, references in this section to “FAHL,” “we,” “us,” “our,” the “group” and other similar terms refer to FAHL and its subsidiaries prior to the Business Combination and to New Forafric and its consolidated subsidiaries after giving effect to the Business Combination as the context may require.

Overview

Forafric Agro Holdings Limited is a private company limited by shares incorporated in Gibraltar under the laws of Gibraltar. We are registered with the Registrar of Companies in Gibraltar under registration number 114436. We are a holding company, and substantially all of our operations are conducted through our subsidiaries. Our corporate headquarters is located at Madison Building, Midtown, Queensway, Gibraltar GX11 1AA. Our registered office is located at 57/63 Line Wall Road, Gibraltar GX11 1AA.

FAHL is an integrated, global business involved in the purchase, storage, transport, processing and sale of agricultural commodities and commodity products. The principal agricultural commodities that we handle are flour and semolina, and secondary processing products such as pasta and couscous.

Our subsidiary Forafric Maroc is the combination of two former family owned businesses, Forafric (Maymouna) and Tria Group. Forafric (Maymouna) was acquired by FAHL in April 2015 and the Tria Group was acquired by FAHL in January 2016.

Tria Group was established in 1923 in Morocco under the name Minoterie Biscuiterie d’Anfa. The brand Tria was created in 1949. Tria Group was purchased by Mr. Mohammed Jamaleddine (father of Mustapha Jamaleddine, CEO of the group) in 1974. At this time the group had only one mill with a total capacity of 70 tons per day. In 1981, a first investment was made to increase the capacity to 150T/day. The production of pasta and couscous was launched in 1989. In 1995, a second investment to increase the capacity was made. In 2004, Tria formed the Ceraelis trading company, and in 2008, Finalog, a logistics company, with storage facilities in Casablanca. Tria Group was managed by the Jamaleddine family until 2016 and its acquisition by Forafric.

Forafric (Maymouna) was created in 1943. It initially specialized in the import-export of cereals and various other food and plant products (e.g., legumes, sugar, tea, aromatic plants, etc.) which in 1997 evolved into industrial flour milling by buying and then building its own mills. In 2003, Forafric decided to market its own brand, MayMouna.

Today, we sell processed commodity products to customers in approximately forty-five countries in Europe, Asia, Africa and the Middle East. The principal purchasers of our products are wholesale foods manufacturers and distributors.

We have developed an extensive global logistics network including storage facilities with direct access to ports by rail. We contract with third parties for transport services. To better serve our customer base and develop our global distribution and logistics capabilities, we have agreements with third parties in storage and in transportation.

Industry Overview

We operate primarily in the large and growing African food market, providing base products such as flour, semolina pasta and couscous, which are staple products for most consumers in this and other developing markets. We foresee continued market growth with the projected demographical increase and urbanization in the region. The African population was approximately 1.3 billion in 2020 and according to the Organisation for Economic Co-operation and Development will reach approximately 2.5 billion by 2050. Urbanization in Africa is projected to reach 1.5 billion by 2050, adding 950 million people since 2015. 36% of the world’s undernourished population is in Africa. This projected increase in urbanization is expected to lead to increased demand for more processed products.

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Wheat is unique as a source of the gluten proteins that alone have the dough-forming properties needed to make the variety of foods that rely on the rheology of dough, namely, leavened breads, pasta, noodles, flat/pocket breads, steamed breads, biscuits, cakes, pastries and various food ingredients. Therefore wheat, an essential part of the diet of most of the world’s population, is prominent in world trade. Its quality traits are the most critical of all the grains.

Research has shown that fiber may play a large role in maintaining bowel health, lowering cholesterol, stabilizing blood glucose levels and controlling weight gain. In recent years, the awareness of the health benefits of high fiber diets has increased. Whole grain wheat flour is known for its high fiber, and enriched wheat flour is also a source of thiamin, riboflavin, niacin, and vitamin E. Wheat is also considered to be a good source of several minerals such as iron, calcium, selenium, manganese, copper, phosphorous, and folate. It offers a number of health benefits, which has led to increased demand for wheat flour among end users. Skin protection, nourishment, and energy are some of the basic health benefits offered by the consumption of wheat flour.

The high fiber content in whole grain wheat is known to promote gut health. Consumption of whole grain wheat flour has also showed positive effects on blood sugar levels. These are some of the reasons that are contributing to change in dietary preferences of individuals. We do not believe that concerns regarding gluten intolerance and celiac disease, which impact only small percentages of the population, will have any appreciable impact on projected sales growth.

Most of our assets are based in Morocco. The total wheat production for Morocco for the 2020-2021 season was 5 metric tons (MT) of wheat and 2.48MT of durum. The total consumption of wheat-based product per person in Morocco is the second highest in the world with 200kg per person per year. This is 3 times the average consumption per person per year of the rest of the world as bread remains a staple of both the Moroccan diet and of Moroccan culture. The population of Morocco is projected to grow from approximately 36 million to 46 million by 2050.

Our Strengths

Leader in the Moroccan market

We are a leader in the Moroccan market in respect of the wheat milling business, with a milling capacity of 2,200 tons per day. This position enables FAHL to have better access to raw materials, to improve its productivity and to benefit from the power of its two main brands, Maymouna and Tria (See Our Brands and Products).

Raw materials are the key to profitability in our industry. Raw material accounts for up to 80% of total cost. With a total volume of 500,000 tons per year, the group has great bargaining power, ahead of many international providers of wheat, and has, accordingly, had access to excellent conditions of purchasing.

As with every industrial business, productivity is key to performance. With eight milling plants in Morocco, we improved our productivity over the past 3 years and reduced our industrial cost. We consider ourselves to be among the top performing industrial units in our industry.

Maymouna and Tria are our two main brands in the Moroccan market. Maymouna is our most popular brand for Moroccan households and Tria is our most popular brand for industrial clients in Morocco.

Stable Product Demand

Our products are basic food staples in Morocco and Africa. Accordingly, demand for our products has been stable in Morocco and fast-growing in Sub-Saharan Africa and Angola, even in periods of economic uncertainty. Our business did not suffer any crisis of decrease of demand during the economic disruptions that impacted Africa and Asia in 2020-2021. During the recent pandemic crisis of COVID-19, demand for our products continued to remain high.

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Near-term and long-term Opportunities

Near-term opportunities

The Moroccan flour sector is changing. Though in the 1960s Morocco was largely self-sufficient, producing more than 80% of the wheat for domestic consumption, only 60% of the total domestic demand for wheat was met by the end the 20th century. Despite the introduction of improved wheat varieties and significant increases in yields, yield levels remain below both the global average of over 3 metric tons per Hectare (t/ha) and the African average of 2.3 t/ha. Consequently, Morocco continued to import large volumes, making wheat the most important (in both volume and value terms) of all agricultural imports. Governmental efforts to support yield growth are expected to continue, including the use of new technologies for better seed-delivery and to increase crop yield. The transformation of the sector will create immediate opportunities to grow and gain market share. As the leader on this market, we expect to benefit from this transformation. Due to abundant rains, wheat production in Morocco is expected to triple to 7.54 million tons, according to a recent Global Agricultural Information Network report from the US Department of Agriculture and New Forafric is expected to benefit from this increase.

According to the International Grains Council, the global forecast for world stocks at the end of 2021-22 has been lowered to 274 million tons (down 4 million tons from the previous year), representing the first global drawdown in three seasons, due to sharp reduction in output in Iran as a result of drought, as well as downgrades in Kazakhstan, Algeria and the European Union. At the same time, world wheat consumption is currently at record levels, creating both potential sales opportunities for New Forafric as well as increases in raw material costs.

Supply chain shortages did not have a material adverse effect on the our operations in 2021, and though there have been predictions that such disruptions will ease in 2022, the risk remains that transportation costs could still increase if supply chain disruptions continue.

Long-term opportunities

We believe that the market in which we operate is sustainable and growing. We expect future growth in our market will be led by:

●	Continued demographical growth in the African continent from approximately 1.3 billion in 2020 to approximately 2.5 billion by 2050;
●	Increasing urbanization in Africa, projected to reach 1.5 billion by 2050, adding 950 million people since 2015; and
●	The continued growth in the consumption of our products in the region, which FAHL expects to not only remain staple products, but to gain further traction with increasing urbanization.

Our Business Strategy

FAHL considers sustainable growth to be the pillar of its business management strategy, through which it consolidates its position as a benchmark business group in its areas of activity and as a sound, innovative, sustainable, responsible enterprise, committed to: (i) social well-being, diversity, environmental balance and social and economic progress; and (ii) tax responsibility, respect of human rights and prevention of corruption and other illegal conduct.

This entails developing a business model focusing on the generation of value, taking into consideration the interests of its human team, shareholders and investors, customers, suppliers, the media, the communities in which FAHL operates and the environment.

In this regard, FAHL looks beyond the exclusive goal of achieving financial yield and includes environmental, social and ethical criteria alongside economic variables in its decision-making processes.

FAHL thus undertakes, as an essential principle in its actions, the creation of a business model that is respectful of and sustainable for the environment and society overall and, while ensuring value, profitability and competitiveness, it promotes diversity, respect for human rights, tax responsibility and the prevention of corruption, thus contributing towards the progress of society and generating trust among our stakeholders.

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Our Fundamental Values

Nutrition: We ensure the supply of products essential for human nutrition by contributing to the health and well-being of consumers. Our brands are symbols of quality and good nutrition.

Proximity: We maintain lasting relationships with consumers, our customers and suppliers, by constantly listening to them. We build relationships of trust based on mutual respect. We support the social and economic well-being of our growers, suppliers and local communities.

Integrity: We are responsible for our actions and performance. We expect similar behavior from our partners.

Excellence: We aim for the best quality for our products, and process for the contribution of our teams. We are aware of our responsibility to provide high quality product and product our customers from damaging additives and chemical residues.

Sustainability: We always act with respect for our environment, and incorporate sustainability in all areas of our business, from operation of our facilities, to engagement with customers, suppliers and communities. Long term sustainability and environmental responsibility are fundamental to the future of our business. We are dedicated to reducing our carbon footprint by reduction of power consumption.

Our Business Model

FAHL has established itself as a leading wheat milling player in Morocco. With the recent acquisition of Moulin Sanabil, we now own eight milling plants across Morocco (six of which are dedicated to common wheat and two are dedicated to durum wheat) with total processing capacity of 2,400 tons per day and a total milling capacity of 765,000 tons per year. FAHL also has 1 secondary processing unit, 2 logistics platforms, and 250,000 tons of grain storage facilities in Morocco. It is also the owner of PRODELA, an animal feed processing company in Morocco, which was established in 1991 to commercialize the bran created by the mills.

Our products are exported to 45 countries. Our primary activities include the production and sale of a variety of wheat flours, Semolina and Pasta and Couscous in Morocco and in more than 45 countries. Our two main brands in Morocco are MAYMOUNA and TRIA (see Our Brands and Products).

Our Brands and Products

Forafric owns two leading brands: Tria and MayMouna.

Tria

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Tria brand was born more than 60 years ago from a family that had a passion for the transmission of Moroccan culinary traditions, associated with a high level of quality.

As a result, Tria brand quickly established itself as a key player in the flour milling sector and in the transformation of wheat grains into pasta and couscous. The Company believes its success in Morocco was the result of strong commitments from the brand to offer products of constant quality and taste.

For several generations, Tria has strived to keep intact the fundamentals that have made its reputation, from the selection of an high quality raw materials, and seeks to reinventing its products in order to support changing consumer needs.

Tria continues to be a highly respected brand for packaged flour, precooked couscous and packaged pasta on the Moroccan market. Today, Tria combines modernity and tradition, which makes it one of the favorite brands of Moroccans. Tria has approximately 15% of the overall market in Morocco of couscous and approximately 28% in the market of packaged couscous. Tria also has approximately 9% of the overall market of pasta in Morocco.

Tria branded products include:

●	TRIA DAKIK MINE NAWH MOUMTAZ for Flour, Pasta and Couscous
●	TRIA COUSCOUS DE QUALITE SUPERIEURE for Couscous
●	TRIA PATES DE QUALITE SUPERIEURE for Pasta
●	TRIA FARINE DE QUALITE SUPERIEURE for Flour

MayMouna

Maymouna, whose Arabic name derives from “Youmn” which intimates values of kindness and blessing, has been a success story since its initial launch.

We believe that MayMouna is recognized as an innovative brand which strives to make life easier for the average consumer. The Maymouna brand has redefined the rules on the Moroccan market, by adopting a marketing strategy reflected in its unique packaging and establishing a color code allowing the clear identification of each of its products. The brand also integrates into its packaging culinary presentations allowing each household to easily recognize the right product capable of meeting its needs.

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Maymouna is appreciated for its quality but also for the richness of its range. The brand has, on a regular basis, introduced new products to attract the average household, its primary consumer (e.g., under the registered trademark Finette) and meet the needs of professionals (e.g., Farine Boulangère). This has enabled Maymouna to maintain its popularity and reputation.

In 2014, Maymouna was nominated at the Morocco’s National Agricultural Fair (SIAM) for an award in the Innovation Brand category, and it was awarded the prize of best price and quality at the SIAM 2014 and 2016 editions.

MayMouna offers a diversified range of products segmented into two categories: soft wheat products and durum wheat products. In order to meet market demands, the products intended for the traditional consumer market (i.e., wholesalers, groceries), are sold in polypropylene packaging for the, in kraft paper for mass distribution. The industry, on the other hand, is delivered in bulk by tanker.

Soft wheat products: Soft wheat is the most widely used and cultivated variety of wheat in the world. It is used to produce flour, particularly for making bread and pastries. All our soft wheat flours are enriched with iron and vitamins. Our soft wheat products include:

●

Pastry flour - Soft wheat flour comes from the heart of the grain (the wheat kernel), the extraction of which is milled to produce a flour powder. Thanks to its milling know-how, MayMouna has developed a pastry flour with a very fine texture and without lumps, with a mineralization rate not exceeding 0.38%. Our pastry flour meets the daily needs of the average household, and is suitable for fine culinary preparations of pastries, béchamel, sauces, and harira, a traditional Moroccan soup. MayMouna pastry flour is available in 1kg, 2kg, 5kg and 10kg kraft packaging.

●	Extra white - Used mainly by pastry and bakery professionals, MayMouna Extra white flour is very fluid. Guaranteed lump-free, it offers an excellent hold for all kinds of food preparation. It is distinguished by its purity and by its whiteness with a mineralization rate not exceeding 0.42%. MayMouna Extra white is available in 5kg, 10kg and 25kg polypropylene packaging.

●	The Baker - This flour suitable for breadmaking is intended exclusively for the baking industry. MayMouna La Boulangère is available in 25kg and 50kg polypropylene packaging.

●	We also sell products in Morocco under the AMBRE and BRIO brands, which include LA AMBRA, AL DENTE Flour, AMBRA Flour, AMBRE Flour, ASSALA, BRIO and BRIO, MLAOUI, BAGHRIR for pasta and couscous. BRIO is also used for export to Europe.

Durum wheat products: As in most Mediterranean countries and the Maghreb, durum wheat is part of the traditional meal in Morocco. Naturally rich in fiber, it benefits from recognized digestive virtues. Durum wheat can be transformed into semolina for the production of pasta and couscous, but also into flour for making bread. In Morocco, the main use of durum wheat is in breadmaking and couscous. Our durum wheat products include:

●	Whole meal Flour - Naturally rich in fiber, MayMouna Whole meal flour has the particularity of giving a whole hard wheat bread with recognized digestive and dietary virtues. MayMouna Whole meal Flour is available in 2kg, 5kg and 10kg kraft, 5kg, 10kg and 25kg polypropylene packaging.

●	Finot - A flagship product of the entire range, this very fine semolina is ideal for delicate preparations, for golden and well-leavened homemade bread. MayMouna Finot also makes it possible to achieve flaky and crispy msemens, a traditional Moroccan type of pancake. MayMouna Finot is available in kraft 5kg and in 10kg, polypropylene 5kg, 10kg and 20kg packaging.

●	Fine semolina - This semolina is used mainly by industrial manufacturers of couscous and pasta. It is also used by households and bakers for light and golden baghrirs, which is a traditional Moroccan type of pancake or crepe, various semolina cakes, and harcha, a Moroccan pan-fried bread.

●	MayMouna Fine Semolina is available in 1kg and 5kg kraft packaging, and in 5kg, 10kg and 25kg polypropylene packaging.

●	Course semolina - MayMouna Semoule Grosse is mainly intended for the preparation of artisan couscous. With a regular grain size, this semolina is ideal to be worked by hand, in the traditional manner. MayMouna Semoule Grosse is available in 5kg kraft, and in 5kg, 10kg and 25kg polypropylene packaging.

●	Finette - It is an exclusive product of MayMouna, specially created to offer the consumer a flour suitable for the preparation of homemade bread. Recognized for its baking qualities, Finette is very fluid. Finette by MayMouna is available in 5kg, 10kg and 25kg polypropylene packaging.

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Though Tria and Maymouna are our most popular and well-known brands, our products are sold under a number of other brand names, including:

LES GRANDES SEMOULERIES DU MAROC : Semolina

LAMSAMDA: Flour

TARGA: Flour

EXTRA BLANCHE: Flour

HOUYAM: Flour

AL FADANE: Flour

EL GHALA: Flour

FARINOR: Flour

SANABIL: Semolina

LMLIH, EL FEN: Semolina

DIAMANDA : Flour

SABA: Pasta and Couscous

JAWDA: Flour

BADIA: Flour

LA BELLA, ZERDA: Pasta and Couscous

SANABIL: Semolina

CH’RIFA: Flour

AL BACHA: Flour

AYLA: Flour

F’DILA: Flour

CH’MICHA: Flour

SOUIRA: Flour

Sourcing and Processing

We are dedicated to providing our customers with high quality, nutritious and healthy products and our production process is designed to achieve these goals:

Supply: In addition to the choice of excellent raw materials, at harvest time, samples are tested for the quality and quantity of protein and for the presence of heavy metals, pesticide residues, and other harmful chemicals.

Reception: On delivery of the wheat, a representative sample undergoes a battery of analyzes ensuring compliance with FAHL’s quality standards. From the pit, the wheat then undergoes a pre-cleaning to eliminate any large waste.

Cleaning: At this stage, the wheat undergoes a second cleaning which consists of eliminating the impurities (foreign seeds, straw, dust, etc.). The stone remover makes it possible to remove the stones by density difference.

The wheat is then wet in order to facilitate its grinding and damaged grains or those whose color does not conform are removed using a machine equipped with a camera.

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Grinding: The wheat then goes to milling. This operation dissociates the bran and the floury part thanks to a succession of grinding and sieving. The various finished products are evaluated according to their grain size, protein level, humidity, color, etc. These analyzes are supplemented by use tests in the bakery, in particular to test the breadmaking. A series of sanitary analyzes is added to ensure the wholesomeness of each product in compliance with the required standards.

Conditioning: The various flours and semolina obtained are packaged in food packaging suitable for their good conservation. Each batch is strictly controlled to ensure compliance with specifications and standards in force.

Trading and Storage

FORAFRIC has a unique storage infrastructure in Morocco. The group has 2 units dedicated to storage and more than 250,000 tons of grain storage capacity in Morocco. This organization allows it to optimize and best meet the needs of all of its mills and to effectively manage the costs of its supply chain.

Two of our trading companies, Forafric and Cerelis, aim to import and sell wheat. Cerelis is based in Morocco and dedicated to meet the needs of the group in raw materials.

Our Finalog subsidiary, with a capacity of 79,000 metric tons, which is based in Casablanca, manages transport, handling and storage activities. The Finalog’s multimodal platform (Road / Rail) is devoted 100% to cereals and is linked to the port of Casablanca by rail. Finalog has a daily reception capacity of 7,000 tons and 3,000 tons per day for delivery. Though most of its revenues are generated by FAHL, Finalog also rents part of its facilities to other companies.

Significant Events and Transactions

FAHL has emerged as the leading wheat milling player in Morocco through the acquisition and consolidation of well-known businesses Forafric (Maymouna) and the Tria Group. Forafric (Maymouna) was created in 1943 with focus on imports, repositioning its core activity on milling in the 2000s and recently developing its branding strategy to becoming a leading wheat flour brand in Morocco. Forafric (Maymouna) was acquired by FAHL in April 2015. The Tria group was created in 1949 under the name Minoterie Biscuiterie d’Anfa, with focus on milling activity, and was acquired by FAHL in January 2016.

Effective on November 5, 2020, pursuant to an investment and shareholders agreement (“Trigola Agreement”) dated November 5, 2020, FAHL entered into an agreement with Trigola, SU, LDA (“Trigola”), an entity incorporated in the Republic of Angola and owned by the Parent for a majority share in Trigola’s equity of 75%. Pursuant to the terms of the agreement, FAHL would provide financial investments in Trigola for the construction, commissioning and operation of a new industrial facility for the processing of wheat and the production of wheat flour, management services and other services on an exclusive basis in relation to Trigola’s business. FAHL agreed to fund Trigola for operational cash flow needs and bear the risk of Trigola’s losses from operations and Trigola agreed that FAHL would be entitled to 75% of Trigola’s net profits, if any.

Effective on April 30, 2021, FAHL completed a share purchase acquisition of Moulins du Sahel Mali S.A. (“MDS Mali”). By way of the acquisition, FAHL acquired a 70.35% stake in a wheat milling business in Mali. The investment in MDS Mali enables FAHL to obtain a strategic footprint in west Africa. Details of the acquisition are included in the footnotes to the financial statements.

Effective on July 30, 2021, FAHL completed a share purchase acquisition of Moulin du Sahel Burkina (“MDS Burkina”). By way of the acquisition, the Company acquired a 78.21% stake in a wheat milling business in Burkina. Details of the acquisition are included in the footnotes to the financial statements.

On July 30, 2021, FAHL acquired 37.10% of the capital stock of GMT Niger headquartered in Niger, which is a non-operational wheat milling facility. FAHL has accounted for this investment as an equity method investment.

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In October 2021, FAHL acquired a majority stake in Moulin Sanabil based in Meknes Morocco. The strategy of the group in Morocco is to expand its capacity to reach 20% of market share and to expand geographically to reach all important customers in Morocco. Meknes is based in the center region of Morocco where Forafric did not have mills. This opportunity enables the group to enter into this region with a huge capacity to expand. This region is also the main producer of wheat in Morocco so thanks to this new acquisition, the whole group will benefit from good conditions on the acquisition of local wheat produced in this region.

In 2021, the price of raw materials went up dramatically as reflected in the increase in the group’s cost of goods. See Management’s Discussion And Analysis Of Financial Condition And Results Of Operations Of FAHL - Results of Operations.

Impact of COVID-19 on the Business

The World Health Organization declared the global outbreak of COVID-19, a disease caused by the novel coronavirus, a pandemic in March 2020. This pandemic has resulted in worldwide government authorities and businesses issuing public health guidelines and enacting emergency measures intended to limit the spread of the virus. These measures include shelter-in-place orders, social distancing, mask requirements, travel restrictions, border closures, and unnecessary business shutdown. In response to the pandemic, we have implemented measures to ensure the health and safety of our employees and customers, including allowing our entire workforce to work remotely, restricting physical contact between our employees, and establishing safety protocols for the offices. As we produce a staple food product, we have to date not experienced any material negative impact on our sales due to Covid 19. The only measurable impact that we experienced in 2020 related to the seasonality of our sales and our ability to access to foreign currency, and, during 2021 and 2022, increases in raw material, freight and shipping costs, which may be attributable to general increases in shipping and logistics costs during the pandemic as a result of higher global demand for wheat and inflationary pressures. There can be no assurance that if the pandemic worsens, or new variants emerge, that our business will not be negatively affected.

Key Factors Affecting Operating Results

Government Regulation

We are subject to a variety of laws in each of the countries in which we operate which govern various aspects of our business, including the processing, handling, storage, transport and sale of our products; risk management activities; land-use and ownership of land, including laws regulating the acquisition or leasing of rural properties by certain entities and individuals; and environmental, health and safety matters. To operate our facilities, we must obtain and maintain numerous permits, licenses and approvals from governmental agencies and our facilities are subject to periodic inspection by governmental agencies. In addition, we are subject to other laws and government policies affecting the food and agriculture industries, including food and feed safety, nutritional and labeling requirements and food security policies. In particular, the National Office for Food Safety in Morocco (Office National de Securité Sanitaire des Produits Alimentaires, “ONSSA”) requires various certifications for the export of products to Morocco. ONSSA certifications have been obtained for the following subsidiaries of FAHL: Forafric SA; Finalog; Maymouna GrainLes Grands Moulins de Tensift; Les Grandes Semouleries de Casablanca; Les Grandes Semouleries de Safi; Tria Group; and Arzak.

From time to time, agricultural production shortfalls in certain regions and growing demand for agricultural commodities for feed, food and fuel use have caused prices for relevant agricultural commodities to rise. High commodity prices and regional crop shortfalls have led, and in the future may lead, governments to impose price controls, tariffs, export restrictions and other measures designed to assure adequate domestic supplies and/or mitigate price increases in their domestic markets, as well as increase the scrutiny of competitive conditions in their markets.

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Environmental Matters

We are subject to various environmental protection and occupational health and safety laws and regulations in the countries in which we operate. Our operations may emit or release certain substances, which may be regulated or limited by applicable laws and regulations. In addition, we handle and dispose of materials and wastes classified as hazardous or toxic by one or more regulatory agencies. Our operations are also subject to laws relating to environmental licensing of facilities, restrictions on land use in certain protected areas and water use. We incur costs to comply with health, safety and environmental regulations applicable to our activities and have made and expect to make substantial capital expenditures on an ongoing basis to continue to ensure our compliance with environmental laws and regulations. However, due to our extensive operations across multiple industries and jurisdictions globally, we are exposed to the risk of claims and liabilities under environmental regulations. Violation of these laws and regulations can result in substantial fines, administrative sanctions, criminal penalties, revocations of operating permits and/or shutdowns of our facilities.

Additionally, our business could be affected in the future by regulation or taxation of greenhouse gas emissions, or policies related to national emission reduction plans. It is difficult to assess the potential impact of any resulting regulation of greenhouse gas emissions. Potential consequences could include increased energy, transportation and raw material costs, and we may be required to make additional investments to modify our facilities, equipment and processes. Climate change could also lead to stronger production variability than today which could result in price volatility. Climate change could cause temperature increases and rainfall changes that could lead to lower yields in Morocco and other semi-arid Mediterranean countries in the future. In response to such concerns, the effects of additional climate change regulatory initiatives could have adverse impacts on our business and results of operations. Compliance with environmental laws and regulations did not materially affect our earnings or competitive position in 2021.

Competition

The markets for our products are highly price competitive. Competition is based on a number of factors, including delivered price, product offering and quality, location, raw material procurement, production efficiency, brand recognition, nutritional profile, dietary trends, logistics and distribution capabilities, and customer service, including, in some cases, customer financing terms. FAHL faces competition in each of its businesses and has numerous competitors. Competition is based on a variety of factors, including price, raw material procurement, brand recognition, nutritional profile, dietary trends and distribution capabilities. Our major competitors in Morocco include: Moulins du Maghreb, Zine Cereales, Rica Maroc, Casagrains and Dari Couspate. These competitors would be at an advantage if they are able to obtain superior financing capabilities. In addition, other regional or international Agribusinesses may expand into our marketplaces increasing competition.

To compete effectively, we must continuously focus on improving efficiency in our production and distribution operations, as well as developing and maintaining appropriate market share and customer relationships, and brand reputations for quality.

Legal Proceedings

From time to time, FAHL and its subsidiaries may become subject to various legal proceedings. There are currently three separate actions pending against FAHL for unfair dismissal by former employees; however, none of such proceedings, individually, or in the aggregate, would have a material adverse effect on the FAHL or its operations if decided adversely against FAHL.

Insurance

In each country where FAHL conducts business, our operations and assets are subject to varying degrees of risk and uncertainty. We insure our businesses and assets in each country in a manner that it deems appropriate for a company of our size and activities, based on an analysis of the relative risks and costs. If we were to incur a significant loss or liability for which we were not fully insured, it could have a materially adverse effect on our business, financial condition and results of operations. FAHL believes that it maintains adequate policies of insurance to insure its operations against such risks as can be reasonably anticipated in the markets in which it operates.

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Seasonality

There is a degree of seasonality in the growing season and procurement of our principal raw materials. Further, in the Moroccan market where the bulk of our business originates and where we operate four flour mills, soft wheat cannot be freely imported during the calendar year. All our soft wheat must be imported before end of April and from beginning of September or October depending on the harvests of local wheat in Morocco. This is designed to protect local Moroccan producers of wheat by enabling them to sell their production on the local market. Accordingly, the third fiscal quarters of the year has generally been our weakest in terms of financial results.

Intellectual Property

Our material intellectual property consists of approximtely 25 trademarks and logos relating to our two main brands, Maymouna and Tria, and our other brands and products. These intellectual property rights are registered in Morocco. Under Moroccan law, such registrations are valid for 10 years from the date of filing the application, and are renewable for additional periods of 10 years. There is also a grace period for late renewals and a registration is not canceled unless it is not renewed within six months of the end of the registration period.

Employees and Human Capital Resources

As of December 31, 2021, we had approximately 750 employees, located in 4 countries. None of our employees are represented by labor unions. In general, we consider our employee relations to be good.

Our international workforce naturally results in a diversity of cultural, national and religious representation. We care about our people, and seek to promote their welfare, development and personal growth. New Forafric is dedicated to creating incentive programs to encourage and reward innovation and dedication.

Properties

As of December 31, 2021, FAHL owns and leases 12 refining, packing and milling facilities throughout the world with an aggregate production capacity of 3.050 metric tons per day, including eight milling plants in Morocco with an aggregate capacity of 2.400 metric tons per day. We also have two storage facilities in Morocco with an aggregate storage capacity of 250,000 metric tons.

Our corporate headquarters in Gibraltar, occupies approximately 1,200 square feet of space under a lease that expires in June 2025. We also own or lease other office space for our operations worldwide.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF FAHL

Unless otherwise indicated or the context otherwise requires, references in this section to “FAHL,” “we,” “us,” “our” and other similar terms refer to FAHL and its subsidiaries prior to the Business Combination and to New Forafric and its consolidated subsidiaries after giving effect to the Business Combination. The following discussion and analysis summarizes the significant factors affecting the consolidated operating results, financial condition, liquidity and cash flows of our company as of and for the periods presented below. The following discussion and analysis should be read in conjunction with our consolidated financial statements and the related notes thereto included elsewhere in this proxy statement/prospectus and our unaudited consolidated financial statements and related notes and other information included elsewhere in this proxy statement/prospectus. The discussion contains forward-looking statements that are based on the beliefs of management, as well as assumptions made by, and information currently available to, our management. Actual results could differ materially from those discussed in or implied by forward-looking statements as a result of various factors, including those discussed below and elsewhere in this proxy statement/prospectus, particularly in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Additionally, FAHL’s historical results are not necessarily indicative of the results that may be expected for any period in the future.

Overview

Key Factors Affecting Our Performance

The key factors affecting the performance of our business are described below:

Cost of Raw Materials. The cost of wheat is almost 90% of total cost in our business. Fluctuation on the price of the wheat has a direct impact on our performance. The cost of wheat depends on weather, supply and demand and strategies of main international producers. The cost of raw material depends also on freight cost and currency exchange rate fluctuations.

Industrial cost. The crushing cost is the second main factor affecting our performance. This cost includes equipment, labor and interest over financing. To perform on our business, we have to maintain this cost below 30 USD per ton produced. To achieve this performance, we have to monitor energy, equipment usage, logistics, human resources and financial cost.

Average selling price. The average selling price is based on the two components:

●	Price of flour/Semolina

●	Price of Bran

Bran is between 20% to 25% of the production of finished products. We have no impact on the price of the bran.

On the price of finished product, we can have a limited impact due to high concurrency on the market.

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Impact of COVID-19

We believe that COVID-19 did not have any material impact on our sales. We believe that this is because we produce a staple food product, the demand for which was not materially affected by the pandemic. The only measurable impact that we experienced in 2020 related to the seasonality of our sales and our ability to access to foreign currency, and, during 2021 and 2022, increases in raw material, freight and shipping costs, which may be attributable to general increases in shipping and logistics costs during the pandemic as a result of higher global demand for wheat and inflationary pressures; however, due to our ability to increase sale prices and the subsidies provided by the Government of Morocco, these increases in our costs of goods did not have a material adverse impact on our business.

The COVID-19 pandemic could impact our supply chain for products we sell, particularly as a result of mandatory shutdowns in locations where our products are manufactured or held for distribution. We could also see significant disruptions of the operations of our logistics, service providers, delays in shipments and negative impacts to pricing of certain of our products. To date, we have not experienced any significant disruptions of the operations of our logistics, service providers, or delays in shipments, and based on current trends, we do not anticipate supply chain disruptions through the end of 2022.

At this time, we do not foresee supply chain disruptions having a material adverse affect on our business goals, results of operations or capital resources.

The War in Ukraine

On February 24, 2022, Russia launched an invasion in Ukraine. The invasion may severely disrupt or depress wheat harvests in Ukraine and Ukraine’s ability to export wheat. In addition, as a consequence of the Russian invasion of Ukraine, the United States, the European Union and other countries have imposed sanctions against and penalties for doing business in Russia and with certain Russian-owned businesses. These sanctions may limit Russia’s ability to export wheat. Because Ukraine accounts for approximately 10% of the world’s wheat exports and Russa accounts for approximately 16% of the world’s wheat exports, the continuation of the war between Ukraine and Russia could lead to a material reduction in the availability of wheat on the international market which could in turn affect our ability to obtain raw materials or result in substantial increases in prices of raw materials, which could have a material adverse effect upon our business.

The Company has not purchased, and has no contracts to purchase raw materials from either Ukraine or Russia in 2022. The Company has also in recent years diversified its sources of supply, and purchases most of its raw materials from European countries, as well as Argentina and Brazil. The Company believes that as a result, it will have adequate sources of supply of raw materials for the 2022 calendar year. Although wheat prices have continued to rise since the beginning of 2022, the Company has not determined at this time that there is a clear trend that prices will continue to increase at the same pace for the remainder of 2022. Further, the Company believes that the price support subsidies provided by the Government of Morocco will enable the Company to preserve its sales margins in Morocco. Further, because its products are staple food products, The Company believes it will be able to increase prices in other markets to offset currently anticipated changes in raw material and logistic costs in 2022.

Because the Company does not currently have any business operations in Russia and is not purchasing raw materials from suppliers in Russia in 2022, the sanctions regime imposed upon Russia does not currently directly impact the Company’s business.

Key Components of Results of Operations

Net sales, cost of goods sold and gross profit figures are calculated with the following method:

Net sales: Total consolidated sales;

Cost of goods sold: includes cost of raw materials, cost of freight, cost of foreign exchange and cost of improvements used in the production; and

Gross profit: the difference between net sales and cost of goods sold.

The key components of our results of operation are:

Price of raw materials, which is affected by many factors, including global and regional supply, which in turn is impacted by factors such as weather conditions, local planting decisions, crop failure, reduced harvests, governmental policies (including both tariffs and subsidies), and other agricultural conditions, as well as local, regional, and international demand. The price of raw materials increased in 2021 over 2020.

Cost of freight, which is impacted by shipping availability, international demand, labor shortages, strikes, regional conflicts, inadequate or obsolete port infrastructure and other factors.

Foreign exchange rates, which are continually fluctuating due to the relative economic strengths or governmental policies of different countries.

Human resources productivity, which may be impacted by the training and skills of the available workforce, the nature of tools and facilities in place, financial incentives and other factors over which we do not have any control.

Power consumption and costs, which may be affected by governmental policies, including green energy initiatives and the age and efficiency of existing and newly acquired facilities.

Our Results of Operations depends primarily on the cost of raw materials and on our industrial cost.

In our business, most raw materials are imported from Europe, South America, Black Sea and Canada (for durum). In Morocco, there is production of wheat but the quality is generally not high enough for industrial usage. The variation of the cost of raw materials has a huge impact on our business and can explain the changes in the result of operation form period to period.

Industrial cost is the second main component of our result of operation. The industrial cost includes human resources, cost of equipment, maintenance, power consumption and financial cost as main components. We launched a huge restructuring plan in 2018 to reduce our industrial cost with success. We successfully reduced the industrial cost by 40% over the last three years.

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Results of Operations

Year Ended December 31, 2021 Compared to Year Ended December 31, 2020

The following table presents our condensed consolidated results of operations for the years ended December 31, 2021 and 2020:

	Years ended December 31,
In thousands of USD	2021	2020	$ Change

Revenues	$261,679	$196,596	$65,083
Cost of sales	219,311	156,188	63,123
Gross profit	42,368	40,408	1,960
Operating expenses:
Selling, general and administrative expenses	38,982	30,517	8,465
Total operating expenses	38,982	30,517	8,465
Operating income	3,386	9,891	(6,505)
Other expense (income):
Interest income	(543)	(3)	(540)
Interest expense	10,362	6,847	3,515
Foreign Exchange loss	1,440	3,043	(1,603
Total other expense	11,259	9,887	1,372
(Loss) Income before income taxes	(7,873)	4	(7,877)
Income tax (benefit) expense	(89)	143	(232)
Net loss	(7,784)	(139)	(7,645)

For the year ended December 31, 2021, net sales totaled $261.7 million, increasing 33.1% from $196.6 million during in the same period in 2020.

For the year ended December 31, 2021, cost of sales totaled $219.3 million, increasing 40.4% from $156.2 million during the same period in 2020, reflecting increases in raw material and shipping costs.

Gross profits for the year ended December 31, 2021, totaled $42.4 million, increasing 4.9% from $40.4 million during the same period in 2020.

SG&A expenses for the year ended December 31, 2021, totaled $39.0 million, as compared to $30.5 million for the same period in 2020.

For the year ended December 31, 2021, other expenses totaled $11.3 million, increasing 13.9% from $9.9 million during the same period in 2020, reflecting increases in interest expense to $10.4 million for the year ended December 31, 2021, from $6.8 million for the year ended December 31, 2020, a 51.3% increase offsetting a 52.7% reduction in foreign currency exchange losses to $1.4 million for the year ended December 31, 2021, from $3.0 million for the year of 2020.

Segments

The following table presents revenue and operating income by segment for the year ended December 31, 2021 and 2020:

	Year ended
	December 31,
	2021	2020
In thousands of USD
Sales to external customers:
Soft Wheat	$177,175	$129,096
Durum Wheat	54,737	37,571
Couscous & Pasta	29,767	29,930
Total	$261,679	$196,597
Direct operating income (loss):
Soft Wheat	1,114	5,667
Durum Wheat	566	1,333
Couscous & Pasta	1,706	2,891
Operating income	$3,386	$9,891

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For the year ended December 31, 2021, net sales of soft wheat totaled $177.2 million, increasing 37.2% from $129.1 million during the comparable period in 2020. The increase was due to higher volume of sales coupled with the acquisitions of MDS Mali, MDS Burkina Faso and Sanabil SA.

For the year ended December 31, 2021, net sales of durum wheat totaled $54.7 million, increasing 45.7% from $37.6 million during the comparable period in 2020. The increase was primarily due to higher selling prices as a direct result of the increase in cost of raw materials during fiscal 2021.

For the year ended December 31, 2021, net sales of couscous and pasta totaled $29.8 million, decreasing 0.5% from $29.9 million during the comparable period in 2020.

Year Ended December 31, 2020 Compared to Year Ended December 31, 2019

The following table presents our condensed consolidated results of operations for the years ended December 31, 2020 and 2019:

	For the Year Ended December 31,
In thousands of USD	2020	2019	$ Change

Revenues	$196,596	$183,209	$13,387
Cost of sales	156,188	147,498	8,690
Gross profit	40,408	35,711	4,697
Operating expenses:
Selling, general and administrative expenses	30,517	31,733	(1,216)
Total operating expenses	30,517	31,733	(1,216)
Operating income	9,891	3,978	5,913
Other expense (income):
Interest income	(3)	(5)	2
Interest expense	6,847	9,432	(2,585)
Foreign Exchange loss	3,043	141	2,902
Total other expense	9,887	9,568	319
(Loss) Income before income taxes	4	(5,590)	5,594
Income tax (benefit) expense	143	2,509	(2,366)
Net loss	(139)	(8,099)	7,960

Net sales of grain products increased 7.3% to $196.6 million in 2020 compared to $183.2 million in 2019, due to increased sales primarily in our market share in Morocco.

Cost of goods sold increased 5.9% to $156.1 million in 2020 compared to $147.5 million in 2019 as a result of higher volume of commodity acquired. The average global price of wheat declined 3%, in 2020 compared to 2019.

Gross profit increased 13.1% to $40.4 million in 2020 from $35.7 million in 2019, primarily driven by an increase of the average selling price and efficiencies in wheat acquisition by taking advantage of price and freight changes, and changes in the foreign currency markets.

SG&A expenses were $30.5 million in 2020 compared to $31.7 million in 2019, a decrease of 3.8%. SG&A benefitted in 2020 from decreases of fixed cost, due to a significant restructuring.

Other income (expenses) – Other expenses increased to $9.9 million for the year ended December 31, 2020, compared to other expenses of $9.6 million for the year ended December 31, 2019, with the increase expenses attributable to an increase in foreign exchange losses to $3.0 million for the year ended December 31, 2020, from $10.1 million for the year ended December 31, 2019, offsetting reductions in net interest expenses to $6.8 million for the year ended December 31, 2020 from $9.4 million for the year ended December 31, 2019.

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Segments

The following table presents revenue and operating income by segment for the years ended December 31, 2020 and 2019:

	Year ended
	December 31,
	2020	2019
In thousands of USD
Sales to external customers:
Soft Wheat	$129,096	$129,500
Durum Wheat	37,571	32,899
Couscous & Pasta	29,930	20,810
Total	$196,596	$183,209
Direct operating income (loss):
Soft Wheat	5,667	2,553
Durum Wheat	1,333	66
Couscous & Pasta	2,891	1,359
Operating income	$9,891	$3,978

Net sales of soft wheat products decreased 0.3% to $129.1 million in 2020 compared to $129.5 million in 2019, due to a consistent sales performance primarily in our market share in Morocco.

Net sales of durum wheat products increased 14.2% to $37.6 million in 2020 compared to $32.9 million in 2019, due to increased sales primarily in our market share in Morocco and increase of the selling prices.

Net sales of couscous and pasta products increased 43.8% to $29.9 million in 2020 compared to $20.8 million in 2019, due to increased sales primarily in our market share in Morocco and increase of selling prices.

Liquidity and Capital Resources

Working Capital and Working Capital Facilities. Working capital deficits were $85.3 million, $66.5 million and $60.9 million at December 31, 2021, 2020 and 2019, respectively.

FAHL has available to it revolving working capital credit lines in the amount of $80.0 million. As of December 31, 2020, FAHL had borrowed $65.2 million and had unused availability of $8.8 million under such credit lines. As of December 31, 2021, FAHL had borrowed $79.5 million and had unused availability of $0.5 million under such credit lines. FAHL has also entered into credit agreements for asset-based credit facilities in order to fund wheat raw material purchases (“Wheat Credit Facilities”). The Wheat Credit Facilities provide the ability to borrow funds under consolidated lines of credit of up to approximately $90.0 million as of December 31, 2020 and $100.0 million as of December 31, 2021. The Wheat Credit Facilities are secured by the Company’s inventory. The Wheat Credit Facilities must be renewed on a semi-annual basis. As of December 31, 2020, FAHL had borrowed $48.0 million under the Wheat Credit Facilities, with unused availability of approximately $42.0 million. As of December 31, 2021, FAHL had borrowed $70.3 million under the Wheat Credit Facilities, with unused availability of approximately $29.7 million.

Pursuant to the Business Combination Agreement, all FAHL Related Party Loans will be converted into Ordinary Shares upon consummation of the Business Combination. Pursuant to the Business Combination Agreement, all FAHL Related Party Loans will be converted into Ordinary Shares upon consummation of the Business Combination. As of December 31, 2021, FAHL has, in addition to its obligations under the working capital credit lines and the Wheat Credit Facilities, $7.5 million in lease obligations and obligations to invest an additional $3.7 million and $3.5 million in MDS Mali and MDS Burkina, respectively. FAHL believes it has sufficient capital available to it to fulfill such obligations.

Cash and Cash Equivalents - Cash and cash equivalents were $14.4 million, $12.7 million and $9.0 million at December 31, 2021, 2020 and 2019, respectively. Cash balances are managed in accordance with our investment policy, the objectives of which are to preserve the principal value of our cash assets, maintain a high degree of liquidity and deliver competitive returns subject to prevailing market conditions.

Trade accounts receivable, net - Trade accounts receivable, net were $32.3 million, $27.5 million and $27.9 million at December 31, 2021, 2020 and 2019, respectively.

Inventories - Inventories were $37.6 million, $26.5 million and $14.9 million at December 31, 2021, 2020 and 2019, respectively. The increase is primarily related to higher volume and cost of raw materials at end of December 2021.

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COMMITMENTS AND CONTINGENCIES

FAHL has commitments with banks to finance its operating activities. FAHL has provided collateral and mortgages to banks of $25,464 and $119,474, respectively, as of December 31, 2020 and 2019. From time to time FAHL is involved in litigation incidental to the conduct of its business. These matters may relate to employment and labor claims, patent and intellectual property claims, claims of alleged non-compliance with contract provisions and claims related to alleged violations of laws and regulations. When applicable, FAHL records accruals for contingencies when it is probable that a liability will be incurred, and the amount of loss can be reasonably estimated. Defense costs are expensed as incurred and are included in professional fees. While the outcome of lawsuits and other proceedings against FAHL cannot be predicted with certainty, in the opinion of management, individually or in the aggregate, no such lawsuits and other proceedings had or are expected to have a material effect on the consolidated financial statements in 2020 and 2019. As of the year ended December, 2021, there were no lawsuits or other proceedings commenced against FAHL, that in the opinion of management, individually or in the aggregate, had or are expected to have a material effect on the consolidated financial statements of FAHL as of such date, and, no such lawsuits and other proceedings had or are expected to have a material effect on the consolidated financial statements for calendar year 2021.

Critical Accounting Policies and Estimates

Our accounting policies are more fully described in Note 2- Summary of Significant Accounting Policies to our consolidated financial statements included as part of this S-4 Registration Statement. As disclosed in Note 2, the preparation of financial statements in conformity with GAAP requires management to make substantial judgment or estimation in their application that may significantly affect reported amounts in the financial statements and accompanying notes. Actual results could differ significantly from those estimates. We believe the following discussion addresses our most critical accounting policies, which are those that are most important to the portrayal of our financial condition and results of operations and require management’s most difficult, subjective and complex judgments.

Revenue Recognition – FAHL follows a policy of recognizing revenue at a single point in time when it satisfies its performance obligation by transferring control over a product or service to a customer. The majority of FAHL’s contracts with customers have one performance obligation and a contract duration of one year or less. FAHL applies the practical expedient in Accounting Standards Codification (“ASC”) paragraph 606-10-50-14 of ASC Topic 606, Revenue from Contracts with Customers and does not disclose information about remaining performance obligations that have original expected durations of one year or less. Trade discounts or volume rebates are recognized as a deduction in revenue. No payment terms beyond one year are granted at contract inception.

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Revenue related to the sale of goods and equipment is measured based on consideration specified in a contract with a customer. FAHL recognizes revenue from these contracts at a point in time when it satisfies a performance obligation by transferring control of a product to a customer, generally when legal title and risks and rewards transfer to the customer. Sales terms typically provide for transfer of title at the time and point of delivery and acceptance of the product being sold.

Amounts received from customers prior to revenue recognition on a contract are recorded as contract liabilities on the consolidated balance sheets.

Shipping and Handling Costs – Shipping and handling costs related to contracts with customers for the sale of goods are accounted for as a fulfillment activity and are included in cost of sales. Accordingly, amounts billed to customers for such costs are included as a component of revenues.

Taxes Collected from Customers and Remitted to Governmental Authorities – FAHL does not include taxes assessed by governmental authorities that are (i) imposed on and concurrent with a specific revenue-producing transaction and (ii) collected from customers, in the measurement of transactions prices or as a component of revenues and cost of sales.

Accounts Receivable and Allowances for Credit Losses – We provide credit terms to customers in-line with industry standards, perform ongoing credit evaluations of our customers, and maintain allowances for potential credit losses based on historical experience recorded. We analyze the aging of customer accounts, customer concentrations, customer creditworthiness, current economic trends and changes in our customer payment patterns when evaluating the adequacy of the allowance for credit losses. Customer balances are written off after all collection efforts are exhausted. Estimated product returns, which have not been material, are deducted from sales at the time of shipment.

Other Receivables – Other receivables include government subsidies for the production and sale of flour. The Moroccan government provides a fixed subsidy based on production and customer. Subsidies are paid by the Moroccan government twice a year based on sales of flour for the previous six months. The Company records the flour subsidies as a credit against the related costs that the subsidies were intended to offset in the same periods that the costs were incurred within the consolidated statement of operations.

Income Taxes – The provision for income taxes includes income taxes currently payable in Morocco and local jurisdictions, and those deferred because of temporary differences between the financial statement and tax bases of assets and liabilities. Deferred tax assets or liabilities are computed based on the difference between the financial statement and income tax bases of assets and liabilities using enacted tax rates. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized. Deferred income tax expenses or credits are based on the changes in the asset or liability from period to period. We account for uncertain tax positions using a “more-likely-than-not” threshold. A tax benefit from an uncertain tax position is recognized if it is more-likely-than-not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position, or the statute of limitations concerning such issues lapses.

Foreign Currency Translation and Transactions FAHL’s functional currency is the Moroccan dirham, and its presentation currency is the United States Dollar (“USD”). The functional currency is translated into U.S. dollars for balance sheet accounts using currency exchange rates in effect as of the balance sheet date, and for revenue and expense accounts using a weighted-average exchange rate during the fiscal year. The transactions in foreign currency (that is a different currency than the functional currency of the entity) are converted at the exchange rate prevailing to the date of the transaction. The assets and liabilities denominated in foreign currencies are evaluated in the current period on the date of the closing or at the opening rate, when applicable. The translation adjustments are deferred as a separate component of equity in Accumulated other comprehensive income. Gains or losses resulting from transactions denominated in foreign currencies and intercompany debt that is not of a long-term investment nature are included in (Gain) loss on foreign currency exchange in the consolidated statements of operations and comprehensive income (loss).

Inventories - Inventories are stated at the lower of cost or net realizable value. FAHL ‘s inventory is valued using the weighted average cost method. The costs of finished goods inventories include raw materials, labor, and overhead costs.

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Property, Plant, and Equipment - Property, plant, and equipment are stated at acquisition cost, plus capitalized interest on borrowings during the actual construction period of major capital projects. Depreciation and amortization are calculated using the straight-line method over the estimated useful lives of the assets as follows:

Assets	Useful Lives
Buildings	39 years
Machinery and equipment (technical installations)	30-50 years
Other assets	5-30 years

Building improvements are depreciated over the shorter of the estimated useful life of the assets or the remaining useful life. Leasehold improvements are amortized over the shorter of their useful life or remaining lease term. Expenditures for repairs and maintenance, which do not improve or extend the life of the assets, are expensed as incurred.

We perform impairment tests when circumstances indicate that the carrying value of an asset may not be recoverable. Indicators of impairment include deteriorations in operating cash flows, the anticipated sale or disposal of an asset group, and other significant changes in business conditions. Property, plant and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. FAHL’s assessment of recoverability of property, plant and equipment is performed on a reporting unit level. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of such asset to its estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of such asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of by sale are reported at the lower of the carrying amount or fair value, less estimated costs to sell.

Goodwill and Other Intangible Assets - Identifiable intangible assets with finite lives are amortized over their estimated useful lives as follows:

Assets	Useful Lives
Trademarks	Indefinite
Customer relationships	20 years
Patents and licenses	5-10 years
Computer software	5-10 years
Other intangible assets	3-10 years

Recognized intangible assets, exclusive of goodwill, are amortized over the useful lives of the assets unless that life is determined to be indefinite. All of our intangible assets, exclusive of goodwill, are finite lived. All amortization expense related to intangible assets is recorded in selling, general, and administrative expense in the consolidated statements of operations. Intangible assets with finite lives are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If an evaluation of the undiscounted cash flows indicates impairment, the asset is written down to its estimated fair value, which is generally based on discounted future cash flows.

Goodwill is evaluated annually in the fourth quarter or more frequently, if events or changes in circumstances require an interim assessment. We assess goodwill for impairment (as of December 31) at the reporting unit level using income and market approaches, employing significant assumptions regarding growth, discount rates, and profitability at each reporting unit. Our estimates under the income approach are determined based on a discounted cash flow model. The market approach uses a market multiple methodologies employing earnings before interest, taxes, depreciation, and amortization (“EBITDA”) and applies a range of multiples to those amounts in determining the indicated fair value. In determining the multiples used in this approach, we obtain the multiples for selected peer companies using the most recent publicly available information. In determining the indicated fair value of each reporting unit, FAHL concludes based on the income approach, and uses the market approach to corroborate, as FAHL believes the income approach is the most reliable indicator of the fair value of the reporting units. The resulting value is then compared to the carrying value of each reporting unit to determine if impairment is necessary.

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Recent Accounting Pronouncements

Adopted

In December 2020, the FASB issued ASU No. 2020-12 - Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which removes certain exceptions to the general principles in Topic 740 and improves consistent application of and simplifies GAAP for other areas of Topic 740 by clarifying and amending existing guidance. This guidance is effective for fiscal years and interim periods within those years beginning after December 15, 2021, with early adoption permitted. Amendments are to be applied prospectively, except for certain amendments that are to be applied either retrospectively or with a modified retrospective approach through a cumulative effect adjustment recorded to retained earnings. FAHL adopted this guidance effective January 1, 2020. Adoption of the guidance had no impact on FAHL’s results of operations, balance sheet, or cash flows.

In August 2020, the FASB issued ASU 2020-06, Debt - Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging - Contracts in Entity’s Own Equity (Subtopic 815-40). This update simplifies the accounting for convertible instruments by reducing the number of accounting models available for convertible debt instruments and convertible preferred stock. This update also amends the guidance for the derivatives scope exception for contracts in an entity’s own equity to reduce form-over-substance-based accounting conclusions and requires the application of the if-converted method for calculating diluted earnings per share. We adopted this update effective for our fiscal year beginning January 1, 2022. The adoption of this standard did not have a material impact on FAHL’s Consolidated Financial statements and related disclosures.

In December 2019, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2019-12 - Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which removes certain exceptions to the general principles in Topic 740 and improves consistent application of and simplifies GAAP for other areas of Topic 740 by clarifying and amending existing guidance. This guidance is effective for fiscal years and interim periods within those years beginning after December 15, 2020, with early adoption permitted. Amendments are to be applied prospectively, except for certain amendments that are to be applied either retrospectively or with a modified retrospective approach through a cumulative effect adjustment recorded to retained earnings. FAHL adopted this guidance effective January 1, 2019. Adoption of the guidance had no impact on our results of operations, balance sheet, or cash flows.

In June 2016, the FASB issued guidance ASU No. 2016-13 Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments which changes the accounting for credit losses for certain instruments, including accounts receivable, from an incurred loss method to a current expected loss method. The measurement of expected credit losses is based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts. FAHL adopted this guidance effective January 1, 2019. Adoption of the guidance had no impact on our results of operations, balance sheet, or cash flows.

Not Yet Adopted

In November 2021, the FASB issued ASU 2021-10, Government Assistance (Topic 832): Disclosure by Business Entities about Government Assistance, which improves the transparency of government assistance received by most business entities by requiring the disclosure of: (1) the types of government assistance received; (2) the accounting for such assistance; and (3) the effect of the assistance on a business entity’s financial statements. This guidance is effective for the Company’s interim and annual reporting periods beginning after December 15, 2021. FAHL is currently evaluating the impact of the new guidance on its consolidated financial statements.

In October 2021, the FASB issued ASU 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers, which clarifies that an acquirer of a business should recognize and measure contract assets and contract liabilities in a business combination in accordance with ASC Topic 606, Revenue from Contracts with Customers. This guidance will be effective for the Company’s interim and annual reporting periods beginning after December 15, 2022. FAHL is currently evaluating the impact of the new guidance on its consolidated financial statements.

In March 2021, the FASB issued ASU 2021-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which provides temporary optional guidance to ease the potential burden in accounting for reference rate reform. The new guidance provides optional expedients and exceptions for applying GAAP to transactions affected by reference rate reform if certain criteria are met. These transactions include contract modifications, hedging relationships, and the sale or transfer of debt securities classified as held-to-maturity. Entities may apply the ASU from March 12, 2021 through December 31, 2022. FAHL is currently evaluating the impact of this new ASU on its consolidated financial statements and related disclosures and expects no material impact.

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which provides temporary optional guidance to ease the potential burden in accounting for reference rate reform. The new guidance provides optional expedients and exceptions for applying GAAP to transactions affected by reference rate reform if certain criteria are met. These transactions include contract modifications, hedging relationships, and the sale or transfer of debt securities classified as held-to-maturity. Entities may apply the ASU from March 12, 2020 through December 31, 2022. FAHL is currently evaluating the impact of this new ASU on its consolidated financial statements and related disclosures.

Quantitative and Qualitative Disclosures About Market Risk

Risk Management

As a result of our global activities, we are exposed to changes in, among other things, agricultural commodity prices, transportation costs, foreign currency exchange rates, which may affect our results of operations and financial position. We actively monitor and manage these various market risks associated with our business activities. Our risk management decisions take place in various locations, but exposure limits are centrally set and monitored, operating under a global governance framework.

We use derivative instruments for the purpose of managing the exposures associated with commodity prices, foreign currency exchange rates, and for positioning our overall portfolio relative to expected market movements in accordance with established policies and procedures. We enter into derivative instruments primarily with commodity exchanges in the case of commodity futures and options, major financial institutions, or approved exchange clearing shipping companies in the case of ocean freight. While these derivative instruments are subject to fluctuations in value, for hedged exposures those fluctuations are generally offset by the changes in the fair value of the underlying exposures. The derivative instruments that we use for hedging purposes are intended to reduce the volatility of our results of operations. However, they can occasionally result in earnings volatility, which may be material.

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Commodities Risk

We operate in many areas of the food industry, from agricultural raw materials to the production and sale of branded food products. As a result, we purchase and produce various materials, many of which are agricultural commodities, including: Flour, Semolina, Pasta and Couscous

Agricultural commodities are subject to price fluctuations due to a number of unpredictable factors that may create price risk.

We enter into various derivative contracts with the primary objective of managing our exposure to adverse price movements in the agricultural commodities used and produced in our business operations. We have established policies that limit the amount of unhedged fixed price agricultural commodity positions permissible for our operating companies, which are generally a combination of volumetric, drawdown, and value-at-risk (“VaR”) limits. We measure and review our commodity positions on a daily basis. We also employ stress-testing techniques in order to quantify our exposures to price and liquidity risks under non-normal or event driven market conditions.

Currency Risk

Our global operations require participation in foreign exchange markets. Our primary foreign currency exposures are the US dollar and the Euro. To reduce the risk arising from foreign exchange rate fluctuations, we enter into derivative instruments, such as foreign currency forward contracts, swaps and options. The changes in market value of such contracts have a high correlation to the price changes in the related currency exposures.

The potential loss in fair value for such net currency positions resulting from a hypothetical 10% adverse change in foreign currency exchange rates as of December 31, 2021 was not material.

Derivative Instruments

Foreign Exchange Derivatives-We use a combination of foreign exchange forward, swap, futures and option contracts in certain of our operations to mitigate the risk of exchange rate fluctuations in connection with certain commercial and balance sheet exposures. The foreign exchange forward swap and option contracts may be designated as cash flow or fair value hedges.

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EXECUTIVE COMPENSATION OF FAHL

As an emerging growth company, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies” as such term is defined in the rules promulgated under the Securities Act, which require compensation disclosure for its principal executive officer and its two other most highly compensated executive officers. References in this section to “we”, “our”, “us”, the “Company” and “FAHL”, generally refer FAHL prior to the Business Combination and to New Forafric following the Business Combination.

This section discusses the material components of the executive compensation program offered to the executive officers of FAHL who would have been “named executive officers” for 2021 and who will serve as executive officers of New Forafric following the consummation of the Business Combination. Such executive officers consist of the following persons, referred to herein as our named executive officers (the “NEOs”):

●	Saad Bendidi, our Chairman;

●	Mustapha Jamaleddine, our Chief Executive Officer of Forafric Maroc; and

●	Julien Benitah, our Chief Financial Officer.

Each of our NEOs will serve New Forafric in the same capacities after the closing of the Business Combination.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that New Forafric adopts following the closing of the Business Combination could vary significantly from our historical practices and currently planned programs summarized in this discussion.

2021 Summary Compensation Table

The following table presents information regarding the compensation earned or received by our NEOs for services rendered during the fiscal year ended December 31, 2021.

Name and Principal Position	Year	Salary ($)	Bonus ($)	All Other Compensation ($)(1)	Total ($)
Saad Bendidi,	2021	212,709		27,702	240,411
Chairman			—

Mustapha Jamaleddine,	2021	433,673		93,536	527,209
Chief Executive Officer			—

Julien Benitah,	2021	149,245	47,200	20,774	217,219
Chief Financial Officer

(1)	Other compensation includes employer contributions and social security paid by FAHL, a car allowance, and the value of other perquisites.

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Narrative Disclosure to Summary Compensation Table

Base Salaries

Each of the NEOs is paid a base salary commensurate with the executive’s skill set, experience, role and responsibilities. For Fiscal Year 2021, the annual base salaries Messers Bendidi, Jaamleddine and Benitah were $212,709, $433,673 and $149,245, respectively. The base salaries for Messers. Bendidi, Jaamleddine and Benitah will remain $212,709, $433,673 and $149,245 respectively for Fiscal Year 2022.

Annual Cash Bonuses

In Fiscal year 2020, Mr. Benitah was awarded a cash bonus of $47,200. Mr. Benitah was eligible to earn his bonus based on the attainment of pre-determined company and individual performance metrics, which were comprised of company key performance indicators and individual goals. In fiscal year 2021, Mr. Benitah, Mr. Bendidi and Mr. Jamaleddine were each eligible to earn a cash bonus equal upon the attainment of pre-determined Company and individual performance metrics, which were comprised of Company key performance indicators and individual goals established by the FAHL board of directors. No determination in respect of these bonuses has yet been made, but the New Forafric Board will do so in 2022.

Employment Agreements with Our Named Executive Officers

FAHL does not have written employment agreements with any of its officers. The employment arrangements with our NEOs are all oral and on an at-will basis. FAHL has no written, or unwritten understandings with any NEO regarding severance or other post-employment obligations in the event of termination by FAHL

Outstanding Equity Awards at 2021 Fiscal Year-End

FAHL did not have any outstanding equity awards as of December 31, 2021.

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Employee Benefit and Equity Compensation Plans and Arrangements

The Forafric 2021 Long Term Employee Share Incentive Plan (the “FAHL 2021 Plan”) was adopted on June 22, 2021. The FAHL 2021 Plan allows for the grant of awards, consisting of nominal cost options or phantom options to employees, directors and consultants of FAHL or any of its subsidiaries.

The board of directors of FAHL (the “FAHL Board”) is responsible for the administration of the FAHL 2021 Plan and may, from time to time, make or amend regulations for the administration of the FAHL 2021 Plan. The decision of the FAHL Board on all matters relating to the administration of the FAHL 2021 Plan, including the resolution of any ambiguity of the rules in the FAHL 2021 Plan, is final and binding. The FAHL Board may also terminate or, from time to time, suspend the grant of awards. The FAHL Board may also make, subject to certain restrictions, amendments to the rules of the FAHL 2021 Plan or any subplans.

Generally, an award is granted by the execution by FAHL of an award certificate, which provides information regarding the award’s date of grant, the number of shares in respect of which an option is granted pursuant to the award, vesting schedule, and exercisability. The exercise price for nominal cost options is 50% of the nominal value of the shares, and in the case of phantom options is the market value of the shares less 50% of their nominal value.

With the exception of an individual’s death or in the event of a corporate transaction, awards are not capable of being transferred, charged or otherwise alienated. Any time an award holder purports to make one of these transfers, the award shall lapse immediately.

The maximum number of shares which may be the subject of awards under the FAHL 2021 Plan may not exceed 10% of the issued share capital of FAHL from time to time.

Subject to certain provisions of the FAHL 2021 Plan, no award can be exercised after the tenth anniversary of the date of grant. With the exception of certain special circumstances, an award can only be exercised while the award holder is employed or engaged by FAHL or any of its subsidiaries. Subject to certain provisions, a vested award may be exercised in whole or in part at any time after its date of grant.

When there are certain corporate transactions related to FAHL, such as a compulsory acquisition, a general offer, a reconstruction, a merger or division of FAHL, the winding up of FAHL, or the sale of FAHL’s business or subsidiary, the FAHL Board has discretion (subject to certain requirements) to allow all awards (vested or unvested) to be exercised in whole or in part. In certain circumstances, if the FAHL Board exercises such discretion and the awards are not exercised, they will instead lapse. If FAHL is acquired, all award holders are required to release their awards in consideration of the grant of a new award.

An award can lapse when it has not been exercised after the tenth anniversary of the date of grant. It can also lapse when the award holder ceases to be a director, an employee, or a consultant with FAHL or any of its subsidiaries. An award will lapse when an order is made by a court (or when a resolution is passed) for the compulsory winding up of FAHL. Finally, an award lapses when the award holder becomes bankrupt, enters into a compromise with their creditors generally except as permitted under certain circumstances. Prior to the exercise of an award, an award holder has no rights in respect of any shares.

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In the event of a reorganization, vesting conditions may be adjusted by the FAHL Board, subject to an auditors’ confirmation that the adjustment is fair and reasonable and notice to the award holder.

An award may not vest or be exercised until the FAHL Board is satisfied that the award holder will be able to pay for any tax or social security liability that is owed by the holder.

As of December 31, 2021, no awards had been made under the FAHL 2021 Plan. Following the consummation of the Business Combination the FAHL 2021 Plan shall be replaced by the Equity Incentive Plan.

Following the consummation of the Business Combination the FAHL 2021 Plan shall be terminated, and outstanding awards, if any, shall be surrendered, cancelled, and exchanged in substitution for awards on substantially the same terms in the Equity Incentive Plan.

Related Person Transactions

See Certain Relationships and Related Person Transactions – FAHL Related Person Transactions.

Director Compensation of FAHL

The following table presents the total compensation for each person who served as a non-employee director of the Board during fiscal year 2021. Both Saad Bendidi, an NEO who served on the Board, and Michael Elbaz, a consultant engaged by FAHL, who also serves on the Board, did not receive any additional compensation from FAHL for services on its board of directors.

Name	Fees earned or paid in cash ($)	Total ($)
Ariel Belilo	23,059	23,059
Franco Cassar	0	0

We will reimburse all reasonable out-of-pocket expenses incurred by directors for their attendance at meetings of the FAHL Board or any committee thereof.

Employee directors or those engaged as consultants will receive no additional compensation for their service as a director.

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MANAGEMENT OF NEW FORAFRIC FOLLOWING THE BUSINESS COMBINATION

The following table sets forth certain information, as of the date of this proxy statement/prospectus, concerning the persons who are expected to serve as executive officers of New Forafric following the completion of the Business Combination.

Name	Age	Position(s)
Saad Bendidi	63	Chairman
Mustapha Jamaleddine	60	CEO
Julien Benitah	39	CFO
Mustapha Ghazali	50	CTO
Oury Marciano	37	VP Business Development

New Forafric Board following the Business Combination is expected to be comprised of seven directors. Each director will hold office until his or her term expires at the next annual meeting of stockholders for such director’s class or until his or her death, resignation, removal or the earlier termination of his or her term of office. The following table sets forth certain information, as of the date of this proxy statement/prospectus, concerning the persons who are expected to serve as directors following the completion of the Business Combination.

Name	Age	Position(s)
Saad Bendidi	63	Director
Julien Benitah	39	Director
Franco Cassar	61	Director
James Lasry	54	Director
Paul Packer	50	Director
Ira Greenstein	62	Director
Rachel Bitan	45	Director

Executive Officers and Directors

Saad Bendidi, 63 – Mr. Bendidi has served as the Chairman of FAHL since March 2018. He is the chairman and a partner of Mediterrania Capital Partners, private equity fund since October 2013. Mr. Bendidi was the CEO of Saham Group, from December 2013 to October 2017. Prior to Saham, Mr. Bendidi served as the chairman and CEO of ONA (now Al Mada) from January 2005 to April 2008. Mr. Bendidi holds a master’s degree in engineering from Ecole centrale de Paris, a master’s degree in political science from Innovation & Economic Prosperity Universities (IEP), and a master’s degree of Business Administration from Hautes Études Commerciales (HEC). Mr. Bendidi operates from the headquarters of Forafric Maroc in Morocco.

Mustapha Jamaleddine, 60 – Mr. Jamaleddine has served as the CEO of Forafric Maroc since March 2018. Mr. Jamaleddine was the Vice president of Forafric Maroc from March 2016 to March 2018 and the CEO of Tria Group, from March 2011 to February 2020. Mr. Jamaleddine holds a master’s degree in Engineering from the Ecole Nationale Des Travaux Publics De L’Etat (ENTPE). Mr. Jamaleddine operates from the headquarters of Forafric Maroc in Morocco.

Julien Benitah, 39 – Mr. Benitah has served as Chief Financial Officer of FAHL since March 2020. Mr. Benitah has been CFO of Forafric Maroc from March 2018 and M&A Director from October 2015. Mr Benitah was also the COO of Ycap Asset Management (now Homa Capital), from January 2016 to October 2017. Prior to Homa Capital, Mr. Benitah served as Partner and COO of Smart Equity from January 2011 to September 2015. Mr. Benitah holds a master’s degree in Management from the EM Lyon. Mr. Benitah operates from the headquarters of Forafric Maroc in Morocco.

Mustapha Ghazali, 50 – Mr. Ghazali has served as the CTO of Forafric Maroc since June 2018. Mr Ghazali was a plant manager at TRIA Group from January 2013 to May 2018, later, Mr Ghazali served as the Technical Director from March 1996 to December 2012. Mr Ghazali was educated at University of Economics of Casablanca, and he holds a degree from the National School of Milling and Cereal Industries in Casablanca and Paris. Mr. Ghazzali operates from the headquarters of Forafric Maroc in Morocco.

Oury Marciano, 37 – Mr. Marciano has served as VP Business Development of FAHL since July 2016. Mr. Marciano was an analyst from June 2009 to December 2011 at Societe Generale Corporate and Investment Banking both in New York and Paris. He managed his own real estate acquisitions business in New York from January 2012 to June 2016. Mr. Marciano holds a master’s degree in Banking Finance and Insurance from Dauphine University in Paris, and he received an M.A. in International Economics and Finance from Brandeis University in Massachusetts. Mr. Marciano operates from the headquarters of Forafric Maroc in Morocco.

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Franco Cassar, 61 – Mr. Cassar has served as a member of the board of directors of FAHL since 2016. Mr. Cassar has held senior management positions at Abacus Financial Services Ltd, SG Hambros Private Bank, Barclays Gibraltar and NatWest Gibraltar. Mr. Cassar was educated at Uxbridge, Harrow and West London Colleges, UK. Mr. Cassar is based in Gibraltar.

James Lasry, 54 – Mr. Lasry will be appointed to the board of directors of New Forafric following the Business Combination. Mr. Lasry is a Partner and Head of the Funds Team at Hassans International Law Firm, Gibraltar, and is President of Gibraltar-US Chamber of Commerce (AmCham Gibraltar). Mr. Lasry was educated at Bar-Ilan University and Johns Hopkins University. Mr. Lasry is based in Gibraltar.

Paul Packer, 50 – Mr. Packer has been Globis’ Chief Executive Officer, Chief Financial Officer and a Director since inception. Mr. Packer has served as the Managing Member of Globis Capital Advisors LLC, an investment advisory firm, since founding the firm in 2001. Since October 2017, Mr. Packer has served as Chairman of The United States Commission for the Preservation of America’s Heritage Abroad, when he was first appointed by President Donald J. Trump. He has served on the board of directors of Zedge, Inc. (NYSE AMERICAN: ZDGE), a provider of content distribution platforms, since April 2020. Mr. Packer also serves as a director on the board of Elementor Ltd., a privately held company that offers an intuitive, front-end site builder for WordPress. Previously, he served on the boards of directors of Wakingapp Ltd., an augmented reality technology company, from October 2014 until its sale to Scope AR in October 2019 and Penguin Digital, Inc., a mobile application developer, before it was acquired by Shutterfly Inc. in 2012. Mr. Packer received a B.A. from Yeshiva University. We believe Mr. Packer’s extensive knowledge of the capital markets, corporate finance, and public company governance practices as a result of his investment experience, together with his significant board experience at companies in the technology sector, makes him well-qualified to serve on our board of directors. Mr. Packer is based in the United States.

Ira Greenstein, 61 – Mr. Greenstein will be appointed to the board of directors of New Forafric following the Business Combination. Mr. Greenstein served as Senior Advisor to Qrypt, Inc., a quantum cryptography company from 2019-2021. He served as Deputy Assistant and Strategist to President Trump from 2017-2018. Prior to serving in the Trump Administration, Mr. Greenstein was President of Genie Energy, Ltd., a retail energy and oil and gas exploration company that was spun off from IDT Corp., an international telecommunications carrier, from 2011-2017. Mr. Greenstein served as President and Counsel to the Chairman of IDT, from 2000-2011, and counsel and advisor to various companies, including Net2Phone, Inc., a pioneer in voice over the internet protocol. Prior to joining IDT, Mr. Greenstein was a partner in Morrison & Foerster LLP, where he served as the Chairman of that firm’s New York office’s Business Department. Mr. Greenstein was an associate in the New York and Toronto offices of Skadden, Arps, Slate, Meagher & Flom LLP and served on the Securities Advisory Committee and as secondment counsel to the Ontario Securities Commission. At the OSC, Mr. Greenstein advised on the implementation of the US-Canada Multijurisdictional Disclosure System and on the securities law aspects of NAFTA. Mr. Greenstein served on the Boards of Directors of NanoVibronixInc. and Regal Bank of New Jersey. Mr. Greenstein served on the Boards of Trustees of Young Israel of Scarsdale, Ramaz, SAR Academy and Friends of Jerusalem College of Technology. Mr. Greenstein received a B.S. from Cornell University School of Industrial and Labor Relations (1981) and a J.D. from Columbia University Law School (1985) where he currently serves as a member of the Dean’s Council. Mr. Greenstein is based in the United States.

Rachel Bitan, 45 – Ms. Bitan will be appointed to the board of directors of New Forafric following the Business Combination. Ms. Bitan has served since February 2017 as a director of Amestown Limited, a company that holds property in the U.K., where she has been responsible for general management, as well as legal and financial administration of the properties managed by the company. Ms. Bitan has served since August 2005 as a property manager at Herne Hill (Investment) Limited, an investment company focusing on property development. Ms. Bitan received a Bachelor of Laws with Honours from Manchester Metropolitan University, U.K. Ms. Bitan is based in Gibraltar.

Corporate Governance Guidelines and Code of Business Conduct

Board Composition

As discussed more fully under the section entitled “Shareholder Proposal 5: Director Election Proposal”, as a condition to the closing of the Business Combination, the board of directors of New Forafric will initially consist of seven directors, five of whom will be designated by Seller and two of whom will be designated by Global SPAC LLC. Our Board has nominated Saad Bendidi, Julien Benitah, Franco Cassar, James Lasry, Paul Packer, Ira Greenstein , and Rachel Bitan to serve on New Forafric’s board of directors effective as of the closing of the Business Combination.

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Director Independence

In connection with the Business Combination, New Forafric’s Ordinary Share will be listed on the Nasdaq. Under the rules of the Nasdaq, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of the Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating committees be independent. Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Exchange Act and the rules of the Nasdaq. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the rules of the Nasdaq.

In order to be considered independent for purposes of Rule 10A-3 under the Exchange Act and under the rules of the Nasdaq, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

To be considered independent for purposes of Rule 10C-1 under the Exchange Act and under the rules of Nasdaq, the board of directors must affirmatively determine that the member of the compensation committee is independent, including a consideration of all factors specifically relevant to determining whether the director has a relationship to the company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (i) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the company to such director; and (ii) whether such director is affiliated with the company, a subsidiary of the company or an affiliate of a subsidiary of the company.

The New Forafric Board has undertaken a review of the independence of each director and considered whether each director of New Forafric has a material relationship with New Forafric that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, New Forafric anticipates that Franco Cassar, Ira Greenstein, and Rachel Bitan will be considered “independent directors” as defined under the listing requirements and rules of the Nasdaq and the applicable rules of the Exchange Act.

Controlled Company Exception

Upon completion of the Business Combination, we may meet the definition of a “controlled company” under the Nasdaq listing standards, and thus we may qualify for the “controlled company” exemption to the board of directors and committee composition requirements under the Nasdaq listing standards. If we were to rely on this exemption, we would be exempt from the requirements that (1) our board of directors be comprised of a majority of independent directors, (2) we have a nominating and corporate governance committee composed entirely of independent directors, and (3) our compensation committee be comprised solely of independent directors. The “controlled company” exception does not modify the independence requirements for the audit committee, and we intend to comply with the requirements of the Sarbanes-Oxley Act and the Nasdaq listing standards, which require that our audit committee be composed of at least three members and entirely of independent directors within one year from the date of this prospectus.

We have taken all actions necessary to comply with the Nasdaq listing standards without reliance on the “controlled company” exemption, including appointing a majority of independent directors to the board and establishing certain committees composed entirely of independent directors within the time frames set forth under the Nasdaq listing standards. However, to the extent that New Forafric qualifies, and as long as it remains, a “controlled company,” these requirements will not apply to New Forafric and New Forafric may, in the future, seek to utilize some or all of these exemptions.

Board Leadership Structure

New Forafric believes that the structure of New Forafric Board and its committees will provide strong overall management of New Forafric.

Committees of New Forafric Board

New Forafric Board will have an audit committee, compensation committee and nominating and corporate governance committee. The composition and responsibilities of each of the committees of New Forafric Board is described below. Members will serve on these committees until their resignation or until as otherwise determined by New Forafric Board.

Audit Committee

Franco Cassar, Ira Greenstein and Rachel Bitan will serve as members of our Audit Committee. Under the Nasdaq rules and applicable SEC rules, all the directors on the Audit Committee must be independent; our board of directors has determined that each of Franco Cassar, Ira Greenstein and Rachel Bitan are independent under the Nasdaq rules and applicable SEC rules. Franco Cassar will serve as the Chairman of the Audit Committee. Each member of the Audit Committee is financially literate and our board of directors has determined that Franco Cassar qualifies as an “audit committee financial expert” as defined in applicable SEC rules. New Forafric’s Audit Committee will be responsible for, among other things:

●	selecting a qualified firm to serve as the independent registered public accounting firm to audit New Forafric’s financial statements;

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●	helping to ensure the independence and performance of the independent registered public accounting firm;

●	discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and the independent registered public accounting firm, New Forafric’s interim and year-end financial statements;

●	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

●	reviewing and overseeing New Forafric’s policies on risk assessment and risk management, including enterprise risk management;

●	reviewing the adequacy and effectiveness of internal control policies and procedures and New Forafric’s disclosure controls and procedures; and

●	approving or, as required, pre-approving, all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

New Forafric Board will adopt a written charter for the Audit Committee which will be available on New Forafric’s website upon the completion of the Business Combination.

Compensation Committee

Franco Cassar, Ira Greenstein and Rachel Bitan will serve as members of our Compensation Committee. Under the Nasdaq rules, we are required to have a Compensation Committee composed entirely of independent directors; our Board of Directors has determined that each of Franco Cassar, Ira Greenstein and Rachel Bitan are independent. Rachel Bitan will serve as Chairman of the Compensation Committee. New Forafric’s Compensation Committee will be responsible for, among other things:

●	reviewing, approving and determining the compensation of New Forafric’s officers and key employees;

●	reviewing, approving and determining compensation and benefits, including equity awards, to directors for service on New Forafric Board or any committee thereof;

●	administering New Forafric’s equity compensation plans;

●	reviewing, approving and making recommendations to New Forafric Board regarding incentive compensation and equity compensation plans; and

●	establishing and reviewing general policies relating to compensation and benefits of New Forafric’s employees.

New Forafric Board will adopt a written charter for the Compensation Committee, which will be available on its website upon the completion of the Business Combination.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee will be responsible for making recommendations to New Forafric’s board of directors regarding candidates for directorships and the size and composition of New Forafric’s board of directors. In addition, the nominating and corporate governance committee will be responsible for overseeing New Forafric’s corporate governance policies and reporting and making recommendations to New Forafric’s board of directors concerning governance matters.

The initial members of New Forafric’s nominating and corporate governance committee will be Franco Cassar, Ira Greenstein and Rachel Bitan, with Ira Greenstein serving as the chair of the committee. Each of the members of New Forafric nominating and corporate governance committee will be an independent director as defined in the listings standards. Our board of directors plans to adopt a written charter for the nominating and corporate governance committee, which will be available on our corporate website upon the completion of the Business Combination. The information on our website is not part of this proxy statement/prospectus.

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Code of Ethics

Following the Business Combination, New Forafric intends to post its Code of Conduct and Ethics and to post any amendments to or any waivers from a provision of its Code of Conduct and Ethics on its website, and also intends to disclose any amendments to or waivers of certain provisions of its Code of Conduct and Ethics in a manner required by applicable rules or regulations of the SEC or securities exchange.

Compensation Committee Interlocks and Insider Participation

None of New Forafric’s officers currently serves, and in the past year has not served, (i) as a member of the compensation committee or the board of directors of another entity, one of whose officers served on New Forafric’s compensation committee, or (ii) as a member of the compensation committee of another entity, one of whose officers served on New Forafric Board.

Related Person Policy of New Forafric

New Forafric will adopt a formal written policy that will be effective upon the Business Combination that sets forth the following policies and procedures for the review and approval or ratification of related person transactions.

A “Related Person Transaction” is a transaction, arrangement or relationship in which New Forafric or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:

●	any person who is, or at any time during the applicable period was, one of New Forafric’s officers or one of New Forafric’s directors;

●	any person who is known by New Forafric to be the beneficial owner of more than five percent (5%) of its voting stock;

●	any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, officer or a beneficial owner of more than five percent (5%) of its voting stock, and any person (other than a tenant or employee) sharing the household of such director, officer or beneficial owner of more than five percent (5%) of its voting stock; and

●	any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a ten percent (10%) or greater beneficial ownership interest.

It is also anticipated that New Forafric will enact policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its charter, the Audit Committee will have the responsibility to review related person transactions.

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CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Globis Related Person Transactions

Private Placement

Simultaneously with the closing of the IPO, Globis consummated the Private Placement of (i) 4,188,889 Private Placement Warrants at a price of $0.75 per Private Placement Warrant to the Sponsors and (ii) 100,833 Private Placement Units at a price of $10.00 per Unit to a Sponsor, generating gross proceeds of $4,150,000. Each Private Placement Warrant is exercisable for one share of Common Stock at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants were added to the proceeds from the IPO to be held in the Trust Account. If Globis does not complete a business combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants are non-redeemable and exercisable on a cashless basis.

FAHL Bonds

In connection with the proposed Business Combination, between December 31, 2021 and January 19, 2022, investors (each a “Bond Investor”) subscribed for convertible bonds of FAHL, as issuer, in an aggregate principal amount of $12 million (the “FAHL Bonds”) in a private placement, issued pursuant to a Bond Subscription Deed (the “Bond Subscription Deed”), among FAHL, the Seller and the Bond Investors. The FAHL Bonds are unsecured obligations of FAHL and are not transferable without the consent of FAHL (such consent not to be unreasonably withheld). Unless earlier converted or redeemed in accordance with the terms of the FAHL Bonds, the FAHL Bonds will mature and be redeemed on June 15, 2026. Interest shall accrue on the FAHL Bonds at a rate of 6% per annum and the Bond Investors are entitled to certain customary information rights. Pursuant to the current terms of the FAHL Bonds, upon consummation of the Business Combination, the FAHL Bonds will be novated to New Forafric and automatically convert into ordinary shares of New Forafric at a price per share that is a 10% discount to the PIPE Investment, subject to certain adjustments. The number of ordinary shares will be equal to the quotient that results from dividing the aggregate principal amount of the respective FAHL Bond plus accrued but unpaid interest thereon by $9.45, subject to certain adjustments. The Bond Investors include affiliates Up and Up Capital, LLC and Globis SPAC LLC, the sponsors of Globis, who have subscribed for an aggregate principal amount of $9.5 million of the FAHL Bonds, convertible into approximately one million ordinary shares of New Forafric.

Registration Rights

Pursuant to a registration rights agreement entered into on December 10, 2020 (the “Registration Rights Agreement”), the holders of the Common Stock, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Common Stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) are entitled to registration rights. The holders of these securities are entitled to make up to three demands, excluding short form demands, that New Forafric register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the Business Combination. However, the Registration Rights Agreement provides that New Forafric will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. New Forafric will bear the expenses incurred in connection with the filing of any such registration statements.

Globis Related Parties Loans

Pursuant to an unsecured promissory note issued to Globis SPAC LLC on January 11, 2021 (the “Note”), Globis may borrow from time to time up to $1,000,000 from Globis SPAC LLC or its assignees or successors. The Note is non-interest bearing and payable upon the consummation of a Business Combination. On various dates during the year ended December 31, 2021, Globis drew a total of $2,600,000 under the Note in accordance with its terms. On April 28, 2021, the Note was amended to terminate the option for a holder to convert the amount outstanding under the Note into Private Warrants. On July 19, 2021, the Note was amended to increase the principal amount of the Note from $1,000,000 to $2,000,000. On October 13, 2021, the Note was amended to increase the principal amount of the Note from $2,000,000 to $3,000,000. On December 29, 2021, the Note was amended to increase the principal amount of the Note from $3,000,000 to $5,000,000. On January 27, 2022, the Note was amended to increase the principal amount of the Note from $5,000,000 to $7,000,000.

194

Post-Business Combination Arrangements

In connection with the Business Combination, certain agreements were entered into or will be entered into pursuant to the Business Combination Agreement. The agreements described in this section, or forms of such agreements as they will be in effect substantially concurrently with the completion of the Business Combination, are filed as exhibits to the registration statement of which this prospectus forms a part, and the following descriptions are qualified by reference thereto. These agreements include:

●	Sponsor Letter Agreement (see the section entitled “Proposal 3: The Business Combination Proposal — Certain Agreements Related to the Business Combination — Sponsor Letter Agreement”);

●	Registration Rights Agreement (see the section entitled “Proposal 3: The Business Combination Proposal — Certain Agreements Related to the Business Combination — Registration Rights Agreement”); and

●	Equity Incentive Plan (see the section entitled “Proposal 3: The Business Combination Proposal — Certain Agreements Related to the Business Combination — Equity Incentive Plan”).

FAHL Related Person Transactions

Lease agreement

In 2015, FAHL entered into a building lease agreement for the headquarters of Forafric Maroc, a wholly owned subsidiary, with a lease term through 2024. The Seller owns 100% of the company that owns the building. Total rent is approximately $420,000 per year.

Exclusive Supply Agreement

Pursuant to Framework Contract for Delegation of Purchases and Terms of Application, between Forafric Maroc and Millcorp Geneve SA (“Millcorp”), a wholly owned subsidiary of the Seller, FAHL is obligated to obtain at least 80% of its annual requirements of common wheat, durham wheat, or any other cereal, for the five year period which began on April 1, 2018 and ends on March 31, 2023, will commissions payable to Millcorp. As agreed upon by the parties. Millcorp is currently providing 100% of the imported grain to FAHL. The purchases incurred were $141,6 million and $112.5 million, as of December 31, 2021 and 2020, respectively.

In the beginning of 2021, FAHL received management fees of $500,000 from Millcorp Geneve SA.

Related Party Loans

Certain parties affiliated with FAHL hold outstanding loans issued to FAHL (the “FAHL Related Party Loans”), which, in the aggregate, equaled $15,268,986 and $8,683,693 as of December 31, 2021 and December 31, 2020, respectively. The FAHL Related Party Loans are interest-free loans with no maturity date: As of December 31, 2021, the outstanding amounts held under the FAHL Related Party Loans were as follows:

●	the Seller in the amount of $708,578;

●	the sole shareholder of the Seller in the amount of $6,631,951;

●	Michael Elbaz, a director FAHL and the Seller, in the amount of $4,926,915; and

195

●	a beneficiary of the discretionary trust which is the sole shareholder of the Seller, in the amount of $3,001,542.

Pursuant to the Business Combination Agreement, FAHL may incur additional FAHL Related Party Loans up to an aggregate of $20 million. Upon consummation of the Business Combination, all FAHL Related Party Loans will be paid off or novated to New Forafric and converted into Ordinary Shares of New Forafric at a price of $10.50 per share.

FAHL has previously funded certain working capital requirements for Forafric Energy Limited, a related entity the is owned by the sole shareholder of Seller. As of December 31, 2021 and 2020, the amounts owed to FAHL from Forafric Energy Limited for such working capital arrangement were approximately $898,000 and $387,000, respectively.

FAHL has a loan to the non-controlling interest holders of MDS Burkina in the amount of $1.2 million.

During 2021, certain assets and liabilities of Forafric Corporation were transferred to FAHL. As a result, FAHL assumed approximately $1.3 million of debt of owed by Yariv Elbaz (which amount makes up part of the FAHL Related Party Loans and received fixed assets valued at approximately $168,000. Forafric Corporation is a related entity owned by the sole shareholder of Seller.

Statement of Policy Regarding Transactions with Related Persons Following the Business Combination

New Forafric will adopt a formal written policy that will be effective upon the completion of the Business Combination providing that New Forafric’s officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of New Forafric’s capital stock, any member of the immediate family of any of the foregoing persons and any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest, are not permitted to enter into a related party transaction with New Forafric without the approval of New Forafric’s audit committee, subject to certain exceptions. For more information, see the section entitled “Management of New Forafric Following the Business Combination — Related Person Policy of New Forafric.”

Indemnification of Directors and Officers

Subject to article 297 of New Forafric’s Memorandum and Articles of Association, a relevant director of New Forafric or an associated company may be indemnified out of New Forafric’s assets against any liability which by virtue of any rule of law would otherwise attach to him in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to New Forafric. Article 297 provides that the above does not authorize any indemnity which would be prohibited or rendered void by any provision of the Act or by any other provision of law.

Under section 231 of the Companies Act, any provision (whether in the articles or in a contract with a company) exempting or indemnifying any officer of New Forafric for negligence, default or breach of duty is void. However, New Forafric may, if permitted by its articles or a contract:

(a)	indemnify a director as to the costs of successful court proceedings; and/or

(b)	purchase and maintain for any director insurance for any liability referred to in section 231.

Any person not being New Forafric may indemnify a director against any liability referred to in section 231.

196

SECURITIES ACT RESTRICTIONS ON RESALE OF NEW FORAFRIC’S SECURITIES

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted ordinary shares or warrants of New Forafric for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of New Forafric at the time of, or at any time during the three months preceding, a sale and (ii) New Forafric is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as New Forafric was required to file reports) preceding the sale.

Persons who have beneficially owned restricted ordinary shares or warrants of New Forafric for at least six months but who are affiliates of New Forafric at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	1% of the total number of ordinary shares of New Forafric then outstanding (as of the date of this proxy statement/prospectus, Globis has 15,050,833 shares of common stock outstanding); or

●	the average weekly reported trading volume of New Forafric ordinary shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of New Forafric under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about New Forafric.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, the Sponsors will be able to sell their ordinary shares and Private Placement Warrants, as applicable, pursuant to Rule 144 without registration one year after Globis has completed its initial business combination.

Globis anticipates that following the completion of the Business Combination, New Forafric will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

Registration Rights

See the section entitled “Description of New Forafric Securities — Registration Rights” above.

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SHAREHOLDER PROPOSALS AND NOMINATIONS

Shareholder Proposals

New Forafric’s proposed Memorandum and Articles of Association establish an advance notice procedure for shareholders who wish to present a proposal (as described in, and in compliance with, Rule 14a-8 of the Exchange Act; such shareholder proposal hereinafter being referred to as a “proposal”) before an annual general meeting which is to be included by the New Forafric Board in a notice and any proxies relating to an annual general meeting (or any adjournment thereof). New Forafric’s proposed Memorandum and Articles of Association provide that the only business that may be conducted at an annual general meeting is business that is (i) specified in the notice of such meeting (or any supplement or amendment thereto, as well as any notice of an adjourned meeting) given by or at the direction of the New Forafric Board, (ii) otherwise brought at such meeting by or at the direction of the New Forafric Board, or (iii) to the extent that New Forafric is subject to section 14 of the Exchange Act, otherwise brought at such meeting following a proposal made by a shareholder who is a shareholder of record on the date of giving of the notice and on the record date for determination of shareholders entitled to vote at such meeting who has complied with the procedures specified in New Forafric’s proposed Memorandum and Articles of Association for the submission of a proposal. In order to comply with the procedures specified in New Forafric’s proposed Memorandum and Articles of Association for the submission of a shareholder proposal so that these may be included in a notice and any proxies relating to an annual general meeting, New Forafric’s secretary must receive the written notice containing the shareholder proposal at New Forafric’s registered office address:

●	not earlier than the 120th day; and
●	not later than the 90th day

before the one-year anniversary of the preceding year’s annual general meeting.

In the event that no general meeting was held in the previous year or New Forafric holds its annual general meeting more than 30 days before or more than 70 days following after the one-year anniversary of a preceding year’s annual general meeting, notice of a shareholder proposal must be received no later than the 10th day following the day on which the public announcement (including an announcement on the website of New Forafric) of such date was first made.

Accordingly, for New Forafric’s 2023 General Meeting, assuming the public announcement of the date of the 2023 General Meeting is first made on April 15, 2023 notice of a nomination or proposal must be delivered to New Forafric no later than April 25, 2023. Nominations and proposals also must satisfy other requirements set forth in the Memorandum and Articles of Association. The Chairperson of the New Forafric Board may refuse to acknowledge the introduction of any shareholder proposal not made in compliance with the foregoing procedures.

Under Rule 14a-8 of the Exchange Act, a shareholder proposal to be included in the proxy statement and proxy card for the 2022 annual general meeting pursuant to Rule 14a-8 must be received at our principal office reasonably in advance of the the meeting before the company begins to print and mail its proxy materials, and it must comply with Rule 14a-8.

Shareholder Director Nominees

New Forafric’s proposed Memorandum and Articles of Association permit shareholders to nominate directors for election at an annual general meeting of shareholders. No person other than a director retiring by rotation shall be appointed a director at any general meeting unless: (i) that person is recommended by the New Forafric Board; or (ii) not less than three nor more than forty-two days before the date of the annual general meeting, a notice executed by any shareholder qualified to vote at the meeting (not being the person to be proposed) has been received by New Forafric of the intention to propose that person for appointment stating the particulars (i.e., full name, residential address, date of birth, nationality and profession) which would, if he were so appointed, be required to be included in the register of directors of New Forafric, together with confirmation in writing executed by that person of their willingness to be so appointed as a director of New Forafric.

Foreign Private Issuer Status

If the Business Combination is completed prior to June 30, 2022, we anticipate that as of June 30, 2022 New Forafric will qualify as a “foreign private issuer” as defined in the Exchange Act and, beginning January 1, 2023, will be exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act.

As noted above, to the extent that New Forafric is not subject to such rules under the Exchange Act, shareholders of New Forafric may be limited in their ability to present a proposal before an annual general meeting.

APPRAISAL RIGHTS

Dissenters’ rights or appraisal rights are statutory rights that enable stockholders who object to certain extraordinary transactions to demand that the corporation pay such stockholders the fair value of their shares instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. However, appraisal rights are not available in all circumstances. Appraisal rights are not available to Globis Stockholders or warrant holders in connection with the Redomiciliation , the Merger or the Business Combination.

STOCKHOLDER COMMUNICATIONS

Stockholders and interested parties may communicate with the Globis Board, any committee chairperson or the non-management directors as a group by writing to the Globis Board or committee chairperson at Globis Acquisition Corp., 7100 W. Camino Real, Suite 302-48, Boca Raton, FL 33433 (if sent before the Business Combination) or with New Forafric Board or any committee chairperson or the non-management directors as a group, to 89 Boulevard Al Massira Al Khadra, Quartier Racine, Casablanca, Morocco (if sent after the Business Combination). Each communication will be forwarded, depending on the subject matter, to the applicable board, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS

The legality of the Ordinary Shares offered by this proxy statement/prospectus and certain other Gibraltar legal matters will be passed upon for New Forafric by Hassans International Law Firm Limited. Certain other legal matters relating to U.S. law will be passed upon by McDermott Will & Emery LLP, New York, New York.

EXPERTS

The financial statements of Globis Acquisition Corp. as of December 31, 2021 and 2020 and for the year ended December 31, 2021 and for the period from August 21, 2020 (inception) through December 31, 2020, appearing in this prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this proxy statement/prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Forafric Agro Holdings Limited and Subsidiaries at December 31, 2021 and 2020, and for each of the three years in the period ended December 31, 2021, included in the Proxy Statement of Globis Acquisition Corp., which is referred to and made a part of this Prospectus and Registration Statement, have been audited by UHY LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, Globis and the services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of Globis’ annual report to shareholders and Globis’ proxy statement/prospectus. Upon written or oral request, Globis will deliver a separate copy of the annual report to shareholder and/or proxy statement/prospectus to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may likewise request that Globis deliver single copies of such documents in the future. Shareholders receiving multiple copies of such documents may request that Globis deliver single copies of such documents in the future. Shareholders may notify Globis of their requests by calling or writing Globis at 7100 W. Camino Real, Suite 302-48, Boca Raton, Florida 33433 (if before the Business Combination) or 89 Boulevard Al Massira Al Khadra, Quartier Racine, Casablanca, Morocco (if after the Business Combination).

TRANSFER AGENT

The transfer agent for Globis’ securities is VStock Transfer, LLC, 18 Lafayette Place, Woodmere, New York 11598.

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SUBMISSION OF PROPOSALS

The Globis Board is aware of no other matter that may be brought before the Stockholders Meeting. If any matter other than the Proposals or related matters should properly come before such meetings, however, the persons named in the enclosed proxies will vote proxies in accordance with their judgment on those matters.

Under the laws of Delaware, only business stated in the notice of a special meeting of stockholders may be transacted at such meeting.

ENFORCEABILITY OF CIVIL LIABILITY

After completion of the Business Combination, New Forafric will be a Gibraltar public company limited by shares and, as a result, the rights of the holders of New Forafric Ordinary Shares will be governed by Gibraltar law and New Forafric’s Memorandum and Articles of Association. Following the Business Combination, New Forafric will conduct its operations through subsidiaries which are located outside the United States. All of New Forafric’s assets will be located outside the United States, and substantially all of New Forafric’s business will be conducted outside the United States. All of New Forafric’s officers and a majority of New Forafric’s directors will reside outside the United States and a substantial portion of the assets of those persons are located outside of the United States. As a result, it could be difficult or impossible for you to effect service of process on these individuals in the United States in the event that you believe that your rights have been infringed under applicable securities laws or otherwise or to enforce in the United States judgments obtained in U.S. courts against New Forafric or those persons based on civil liability provisions of the U.S. securities laws. It is doubtful whether the courts in Gibraltar will enforce judgments obtained in other jurisdictions, including the U.S., against New Forafric or New Forafric’s directors or officers under the securities laws of those jurisdictions or entertain actions in Gibraltar against New Forafric or New Forafric’s directors or officers under the securities laws of other jurisdictions.

WHERE YOU CAN FIND MORE INFORMATION

Globis Nevada has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement. This proxy statement/prospectus does not contain all of the information included in the registration statement. For further information pertaining to Globis Nevada and its securities, you should refer to the registration statement and to its exhibits. Whenever reference is made in this proxy statement/prospectus to any of Globis Nevada or Globis’ contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the annexes to the proxy statement/prospectus and the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

Upon the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, Globis Nevada will be subject to the information and periodic reporting requirements of the Exchange Act and will file annual, quarterly and current reports, proxy statements and other information with the SEC.

Globis files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on Globis at the SEC web site containing reports, the registration statement and other information at: http://www.sec.gov.

This proxy statement/prospectus is available without charge to stockholders of Globis upon written or oral request. If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the Proposals to be presented at the Stockholders Meeting, you should contact Globis in writing at Globis Acquisition Corp., 7100 W. Camino Real, Suite 302-48, Boca Raton, FL 33433 or by telephone at (212) 847-3248.

If you have questions about the Proposals or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus, or need to obtain proxy cards or other information related to the proxy solicitation, please contact Advantage Proxy, our proxy solicitor, by calling 1-877-870-8586, or banks and brokers can call collect at 1-206-870-8586, or by emailing ksmith@advantageproxy.com. You will not be charged for any of the documents that you request.

To obtain timely delivery of the documents, you must request them no later than five business days before the date of the meetings, or no later than May 31, 2022.

Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/prospectus.

All information contained in this document relating to Globis has been supplied by Globis and all such information relating to FAHL has been supplied by the Seller. Information provided by Globis or FAHL does not constitute any representation, estimate or projection of the other.

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F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of

Globis Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Globis Acquisition Corp. (the “Company”) as of December 31, 2021 and 2020, the related statements of operations, changes in stockholders’ (deficit) equity and cash flows for the year ended December 31, 2021 and for the period from August 21, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the year ended December 31, 2021 and for the period from August 21, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provides a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2020.

Melville, NY

February 11, 2022

F-2

GLOBIS ACQUISITION CORP.

BALANCE SHEETS

	December 31, 2021	December 31, 2020

ASSETS
Current assets
Cash	$29,508	$202,068
Prepaid expenses	89,333	283,333
Total Current Assets	118,841	485,401

Marketable securities held in Trust Account	117,307,838	116,150,000
TOTAL ASSETS	$117,426,679	$116,635,401

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities - Accounts payable and accrued expenses	$927,582	$65,628
Promissory note – related party	2,600,000	—
TOTAL LIABILITIES	3,527,582	65,628

Commitments and Contingencies

Common stock subject to possible redemption 11,500,000 shares at redemption value at December 31, 2021 and 2020	117,300,000	116,150,000

Stockholders’ (Deficit) Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.0001 par value; 100,000,000 shares authorized; 3,550,833 shares issued and outstanding (excluding 11,500,000 shares subject to possible redemption) at December 31, 2021 and 2020	355	355
Additional paid-in capital	—	509,304
Accumulated deficit	(3,401,258)	(89,886)
Total Stockholders’ (Deficit) Equity	(3,400,903)	419,773
TOTAL LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY	$117,426,679	$116,635,401

The accompanying notes are an integral part of the financial statements.

F-3

GLOBIS ACQUISITION CORP.

STATEMENTS OF OPERATIONS

	Year Ended December 31,	For the Period from August 21, 2020 (Inception) through December 31,
	2021	2020
General and administrative expenses	$2,678,514	$89,886
Loss from operations	(2,678,514)	(89,886)

Other income:
Interest earned on marketable securities held in Trust Account	7,838	—

Net loss	$(2,670,676)	$(89,886)

Basic and diluted weighted average shares outstanding, Redeemable common stock	11,500,000	1,520,661

Basic and diluted net loss per share, Redeemable common stock	$(0.18)	$(0.02)

Basic and diluted weighted average shares outstanding, Non-redeemable common stock	3,550,883	2,658,912

Basic and diluted net loss per share, Non-redeemable common stock	$(0.18)	$(0.02)

The accompanying notes are an integral part of the financial statements.

F-4

GLOBIS ACQUISITION CORP.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ (DEFICIT) EQUITY

	Common Stock		Additional Paid-in	Accumulated	Total Stockholders’ Equity
	Shares	Amount	Capital	Deficit	(Deficit)
Balance – August 21, 2020 (Inception)	—	$—	$—	$—	$—

Issuance of Founder Shares to Sponsors	3,047,500	305	26,195	—	26,500

Sale of 100,833 Placement Units	100,833	10	1,008,320	—	1,008,330

Sale of 4,188,889 Private Warrants	—	—	3,141,670	—	3,141,670

Equity participation shares	402,500	40	(40)	—	—

Accretion for common stock to redemption amount	—	—	(3,666,841)	—	(3,666,841)

Net loss	—	—	—	(89,886)	(89,886)

Balance – December 31, 2020 (Restated)	3,550,833	$355	$509,304	$(89,886)	$419,773

Accretion for common stock to redemption amount	—	—	(509,304)	(640,696)	(1,150,000)

Net loss	—	—	—	(2,670,676)	(2,670,676)

Balance – December 31, 2021	3,550,833	$355	$—	$(3,401,258)	$(3,400,903)

The accompanying notes are an integral part of the financial statements.

F-5

GLOBIS ACQUISITION CORP.

STATEMENTS OF CASH FLOWS

	Year Ended December 31,	For the Period from August 21, 2020 (Inception) Through December 31,
	2021	2020
Cash Flows from Operating Activities:
Net loss	$(2,670,676)	$(89,886)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(7,838)	—
Changes in operating assets and liabilities:	—	—
Prepaid expenses	194,000	(283,333)
Accounts payable and accrued expenses	861,954	65,628
Net cash used in operating activities	(1,622,560)	(307,591)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(1,150,000)	(116,150,000)
Net cash used in investing activities	(1,150,000)	(116,150,000)

Cash Flows from Financing Activities:
Proceeds from issuance of common stock to Sponsors	—	26,500
Proceeds from sale of Units, net of underwriting discounts paid	—	112,700,000
Proceeds from sale of Placement Units	—	1,008,330
Proceeds from sale of Private Warrants	—	3,141,670
Proceeds from promissory note – related party	2,600,000	—
Advances from related party	—	50,000
Repayment of advances from related party	—	(50,000)
Payment of offering costs	—	(216,841)
Net cash provided by financing activities	2,600,000	116,659,659

Net Change in Cash	(172,560)	202,068
Cash – Beginning of period	202,068	—
Cash – End of period	$29,508	$202,068

Non-Cash investing and financing activities:
Initial classification of common stock subject to possible redemption	$—	$116,150,000
Accretion of common stock subject to possible redemption	$1,150,000	$—

The accompanying notes are an integral part of the financial statements.

F-6

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Globis Acquisition Corp. (the “Company”) was incorporated in Delaware on August 21, 2020. The Company is a blank check company formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”).

The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2021, the Company had not commenced any operations. All activity for the period from August 21, 2020 (inception) through December 31, 2021 relates to the Company’s formation, initial public offering (“Initial Public Offering”), which is described below, and search for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on December 10, 2020. On December 15, 2020, the Company consummated the Initial Public Offering of 11,500,000 units (the “Units” and, with respect to the shares of common stock included in the Units sold, the “Public Shares,” which included the full exercise by the underwriter of its over-allotment option in the amount of 1,500,000 Units, at $10.00 per Unit), generating gross proceeds of $115,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 4,188,889 warrants (the “Private Warrants”) at a price of $0.75 per Private Warrant and 100,833 units (the “Placement Units” and, together with the Private Warrants, the “Private Securities”) at a price of $10.00 per Placement Unit in a private placement to Globis SPAC LLC and Up and Up Capital, LLC, an affiliate of Chardan Capital Markets, LLC, the representative of the underwriters (“Up and Up” and, collectively with Globis SPAC LLC, the “Sponsors”), which is described in Note 4.

Transaction costs amounted to $6,541,841 consisting of $2,300,000 of underwriting fees, $4,025,000 representing 402,500 shares of common stock issued, which the underwriters are entitled to receive upon the consummation of a Business Combination (the “equity participation shares”), and $216,841 of other offering costs.

Following the closing of the Initial Public Offering on December 15, 2020, an amount of $116,150,000 ($10.10 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Securities was placed in a trust account (the “Trust Account”), located in the United States and held as cash or invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Securities, although substantially all of the net proceeds are intended to be applied generally toward completing a Business Combination. The Company must complete a Business Combination having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding taxes payable on income earned on the Trust Account) at the time of the agreement to enter into an initial Business Combination. The Company intends to only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to complete a Business Combination successfully.

F-7

The Company will provide its stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.10 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax or dissolution obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 immediately prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC containing substantially the same information as would be included in a proxy statement prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsors have agreed to vote their Founder Shares (as defined in Note 5), Placement Shares (as defined in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. The underwriters have also agreed to vote their equity participation shares and any public shares they own in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against the proposed Business Combination.

Notwithstanding the above, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% or more of the Public Shares, without the prior consent of the Company.

The Sponsors and the Company’s officers and directors will agree (a) to waive redemption rights with respect to the Founder Shares, Placement Shares and Public Shares held by them in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination and certain amendments to the Amended and Restated Certificate of Incorporation or to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The Company initially had until December 15, 2021 to complete a Business Combination. The Company may, by resolution of the board of directors if requested by Globis SPAC LLC, extend the period of time to consummate a Business Combination up to two times, each by an additional three months (up until June 15, 2022), subject to the deposit of additional funds into the Trust Account by one or both of the Sponsors or their affiliates or designees (the “Combination Period”). The Company’s stockholders will not be entitled to vote or redeem their shares in connection with any such extension. Pursuant to the terms of the Company’s Amended and Restated Certificate of Incorporation, in order for the time available for the Company to consummate a Business Combination to be extended, one or both of the Sponsors or their affiliates or designees, upon five days’ advance notice prior to the applicable deadline, must deposit into the trust account $1,150,000 ($0.10 per Unit, up to an aggregate of $2,300,000), on or prior to the date of the applicable deadline, for each three month extension. Any such payments would be made in the form of a non-interest bearing loan and would be repaid, if at all, from funds released to the Company upon completion of a Business Combination.

F-8

On December 10, 2021, the Company drew down $1,150,000 under an unsecured Note (as defined below) that was previously issued to Globis SPAC LLC. The proceeds from the draw down were deposited into the Company’s Trust Account in order to extend the period of time the Company has to complete its Business Combination from December 15, 2021 to March 15, 2022. The Company’s stockholders were not entitled to vote on or redeem their shares in connection with such extension. The Note does not bear interest and matures upon closing of a Business Combination by the Company.

If the Company is unable to complete a Business Combination within the Combination Period and the stockholders do not approve an amendment to the Amended and Restated Certificate of Incorporation to extend this date, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The holders of the Founder Shares and Placement Shares have agreed to waive liquidation rights with respect to such shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsors acquire Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their liquidation rights with respect to the equity participation shares (see Note 6) in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares.

In order to protect the amounts held in the Trust Account, the Sponsors will agree to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.20 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of trust assets, in each case net of the interest which may be withdrawn to pay the Company’s tax obligation and up to $100,000 for liquidation expenses, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account (even if such waiver is deemed to be unenforceable) and except as to any claims under the Company’s indemnity of the underwriters of Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsors will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsors will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity

The Company has principally financed its operations from inception using proceeds from the sale of its equity securities to its stockholders prior to the Initial Public Offering and such amount of proceeds from the Initial Public Offering that were placed in an account outside of the Trust Account for working capital purposes. As of December 31, 2021, the Company had cash of $29,508 held outside of the Trust Account, $117,307,838 held in the Trust Account to be used for a Business Combination, and adjusted working capital deficit of $3,400,903, which excludes $7,838 of franchise taxes payable.

F-9

The Company may raise additional capital through loans or additional investments from the Sponsors, officers, directors, or their affiliates. Other than as described above and in Note 6, the Company’s officers, directors and the Sponsors and their affiliates may, but are not obligated to, loan the Company funds, from time to time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs.

The Company does not believe it will need to raise additional funds in order to meet expenditures required for operating its business following its issuance of an unsecured promissory note on January 11, 2021 (the “Note”) to Globis SPAC LLC, or its assigns or successors in interest (the “Lender”), providing for borrowings from time to time of up to an aggregate of $1,000,000. Through December 31, 2021, the Note was amended to increase the principal amount to $5,000,000 and in January 2022, the Note was further amended to increase the principal amount of the Note to $7,000,000. None of the Sponsors, nor any of the stockholders, officers or directors, or third parties are under any obligation to advance funds to, or invest in, the Company, except as discussed above. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, suspending the pursuit of a potential Business Combination. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. Even if the Company can obtain sufficient financing or raise additional capital, it only has until March 15, 2022 (approved extension date) to consummate a Business Combination (or June 15, 2022 if the Company extends the period of time to consummate a Business Combination by an additional three months). There is no assurance that the Company will be able to do so prior to March 15, 2022 (approved extension date or June 15, 2022 if the Company extends the period of time to consummate a Business Combination by an additional three months).

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

F-10

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2021 and 2020.

Marketable Securities Held in Trust Account

At December 31, 2021 and 2020, substantially all of the assets held in the Trust Account were held in money market funds which invest U.S. Treasury securities. All of the Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in interest earned on marketable securities held in the Trust Account in the accompanying statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheets.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable common stock resulted in charges against additional paid-in capital and accumulated deficit.

At December 31, 2021 and 2020, the common stock subject to possible redemption reflected in the balance sheets is reconciled in the following table:

Gross proceeds	$115,000,000
Less:
Common Stock issuance costs	(2,516,841)
Plus:
Accretion of carrying value to redemption value	3,666,841
Common Stock subject to possible redemption, December 31, 2020	116,150,000
Plus:
Accretion of carrying value to redemption value	1,150,000
Common Stock subject to possible redemption, December 31, 2021	$117,300,000

F-11

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an company’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more -likely -than -not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2021 and 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company has been subject to income tax examinations by major taxing authorities since inception.

On March 27, 2020, the CARES Act was enacted in response to COVID-19 pandemic. Under ASC 740, the effects of changes in tax rates and laws are recognized in the period which the new legislation is enacted. The CARES Act made various tax law changes including among other things (i) increasing the limitation under Section 163(j) of the Internal Revenue Code of 1986, as amended (the “IRC”) for 2019 and 2020 to permit additional expensing of interest (ii) enacting a technical correction so that qualified improvement property can be immediately expensed under IRC Section 168(k), (iii) making modifications to the federal net operating loss rules including permitting federal net operating losses incurred in 2018, 2019, and 2020 to be carried back to the five preceding taxable years in order to generate a refund of previously paid income taxes and (iv) enhancing the recoverability of alternative minimum tax credits. Given the Company’s full valuation allowance position and capitalization of all costs, the CARES Act did not have an impact on the financial statements.

Net Income (Loss) per Common Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Accretion associated with the redeemable shares of Common Stock is excluded from earnings per share as the redemption value approximates fair value.

The calculation of diluted income (loss) per share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement, as described in Note 4, since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase 15,789,722 Common Stock in the aggregate. As of December 31, 2021 and 2020, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into common shares and then share in the earnings of the Company. As a result, diluted net loss per common share is the same as basic net loss per common share for the periods presented.

F-12

The following table reflects the calculation of basic and diluted net loss per common share (in dollars, except per share amounts):

			For the Period from August 21,
	Year Ended		2020 (Inception) Through
	December 31, 2021		December 31, 2020
	Redeemable common stock	Non- redeemable common stock	Redeemable common stock	Non- redeemable common stock
Basic and diluted net loss per common stock
Numerator:
Allocation of net loss, as adjusted	$(2,040,603)	$(630,073)	$(32,703)	$(57,183)
Denominator:
Basic and diluted weighted average shares outstanding	11,500,000	3,550,833	1,520,661	2,658,912

Basic and diluted net loss per common stock	$(0.18)	$(0.18)	$(0.02)	$(0.02)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.

Fair Value Measurements

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature (see Note 9).

F-13

Recent Accounting Standards

In August 2020, the FASB issued ASU No. 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. The Company adopted ASU 2020-06 effective as of January 1, 2021. The adoption of ASU 2020-06 did not have an impact on the Company’s financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 11,500,000 Units, which included a full exercise by the underwriters of their over-allotment option in the amount of 1,500,000 Units, at a price of $10.00 per Unit. Each Unit consists of one share of common stock and one redeemable warrant (“Public Warrant”). Each Public Warrant entitles the holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment (see Note 7).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, Globis SPAC LLC purchased 3,688,889 Private Warrants at a purchase price of $0.75 per Private Warrant, for an aggregate purchase price of $2,766,667 and Up and Up purchased 500,000 Private Warrants at a purchase price of $0.75 per Private Warrant, for an aggregate purchase price of $375,000. Each Private Warrant entitles the holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment (see Note 7). In addition, Up and Up purchased an aggregate of 100,833 Placement Units at a purchase price of $10.00 per Placement Unit, or $1,008,333 in the aggregate. Each Placement Unit consists of one share of common stock (“Placement Share”) and one redeemable warrant (“Placement Warrant”). Each Placement Warrant entitles the holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment (see Note 7).

The proceeds from the sale of the Private Securities were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Securities held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Securities and all underlying securities will expire worthless.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On September 1, 2020, Globis SPAC LLC purchased 2,875,000 shares of the Company’s common stock for an aggregate price of $25,000. On December 7, 2020, the Company sold an additional 172,500 shares of the Company’s common stocks to Up and Up for an aggregate price of $1,500, resulting in a total of 3,047,500 shares of common stock being sold to the Sponsors (the “Founder Shares”) and being issued and outstanding, of which an aggregate of up to 397,500 shares were subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the Sponsors would own approximately 21% of the Company’s issued and outstanding shares after the Initial Public Offering. As a result of the underwriters’ election to fully exercise their over-allotment option on December 15, 2020, no Founder Shares are currently subject to forfeiture.

In February 2021, the Sponsor transferred an aggregate of 45,000 Founder Shares to three of the Company’s director nominees. In December 2021, the Sponsor transferred an aggregate 60,000 common stock purchase warrants to three of the Company’s director nominees.

F-14

The transfer of the Founders Shares and common stock purchase warrants to the Company’s director nominees, as described above, is within the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The fair value of the 45,000 shares transferred to the Company’s director nominees in February 2021 was $345,455 or $7.68 per share. The fair value of the 60,000 common stock purchase warrants transferred to the Company’s director nominees in December 2021 was $39,510 or $0.6585 per share. The Founders Shares and common stock purchase warrants were effectively transferred subject to a performance condition (i.e., the occurrence of a Business Combination). Compensation expense related to the Founders Shares and common stock purchase warrants is recognized only when the performance condition is probable of occurrence under the applicable accounting literature in this circumstance. Stock-based compensation would be recognized at the date a Business Combination is considered probable in an amount equal to the number of Founders Shares times the grant date fair value per share (unless subsequently modified) less the amount initially received for the purchase of the Founders Shares. As of December 31, 2021, the Company determined that a Business Combination is not considered probable, and, therefore, no stock-based compensation expense has been recognized.

The Sponsors agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the date of the consummation of a Business Combination or the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Administrative Support Agreement

The Company entered into an agreement, commencing on December 15, 2020, the effective date of the Initial Public Offering, to pay an affiliate of Globis SPAC LLC a total of $10,000 per month for office space, secretarial and administrative support. Upon completion of the Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the year ended December 31, 2021 and for the period from August 21, 2020 (inception) through December 31, 2020, the Company incurred $120,000 and $5,000 in fees for these services, of which $5,000 is included in accrued expenses in the accompanying balance sheets at December 31, 2021 and 2020.

Advances from Related Party

As of December 2, 2020, the Sponsor advanced the Company $50,000 to fund certain offering costs in connection with the Initial Public Offering. The outstanding balance under these advances was repaid upon the closing of the Initial Public Offering on December 15, 2020.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsors or an affiliate of the Sponsors, or the Company’s officers and directors or their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, without interest.

On January 11, 2021, the Company issued the Note to the Lender, which provides for borrowings from time to time of up to an aggregate of $1,000,000. The Note bears no interest and is due and payable upon the date on which the Company consummates its initial Business Combination.

On April 28, 2021, the Note was amended to terminate the option for the Lender to convert the amount outstanding under the Note into Private Warrants.

On July 19, 2021, the Note was amended to increase the principal amount of the Note to $2,000,000.

On October 13, 2021, the Note was amended to increase the principal amount of the Note to $3,000,000.

On December 29, 2021, the Note was amended to increase the principal amount of the Note to $5,000,000.

On January 27, 2022, the Note was amended to increase the principal amount of the Note to $7,000,000.

On various dates during the year ended December 31, 2021, the Company drew a total of $1,450,000 under the Note for working capital purposes, in accordance with the terms of the Note.

On December 10, 2021, the Company drew down $1,150,000 under the Note in order to extend the period of time the Company has to complete its Business Combination from December 15, 2021 to March 15, 2022. The proceeds from the draw down were deposited into the Company’s Trust Account.

As of December 31, 2021, the total amount outstanding under the Note amounted to $2,600,000.

F-15

NOTE 6. COMMITMENTS

Registration Rights

Pursuant to a registration rights agreement entered into on December 10, 2020, the holders of the Founder Shares, Private Securities, equity participation shares and any warrants that may be issued upon conversion of the Working Capital Loans (and any shares of common stock issuable upon the exercise of the Private Securities or warrants issued upon conversion of Working Capital Loans) will be entitled to registration rights. The holders of a majority of these securities are entitled to make up to three demands that the Company register such securities. The holders of the majority of the Founder Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are to be released from escrow. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters are entitled to receive the 402,500 equity participation shares upon the consummation of a Business Combination. The equity participation shares have been placed in escrow until the consummation of a Business Combination. If a Business Combination is not consummated, the equity participation shares will be forfeited by the underwriters. The Company accounted for the equity participation shares as an expense of the Initial Public Offering, resulting in a charge directly to stockholders’ equity. The fair value of the equity participation shares is estimated to be $4,025,000, based upon the offering price of the Units of $10.00 per Unit.

Forafric Agro Holdings Limited Business Combination Agreement

On December 19, 2021, the Company entered into a Securities Purchase Agreement (the “Business Combination Agreement”), by and among the Company, Forafric Agro Holdings Limited, a Gibraltar private company limited by shares (“FAHL”), and Lighthouse Capital Limited, a Gibraltar private company limited by shares (the “Seller”). The Business Combination Agreement provides for the consummation of the following transactions (collectively, the “FAHL Business Combination”): (a) the Company will form under the laws of the State of Nevada a wholly-owned subsidiary of the Company (the “New Subsidiary”), change its jurisdiction of incorporation to Nevada by merging with and into the New Subsidiary such that the New Subsidiary will survive the merger (the “Surviving Company”) (the “Pre-Closing Merger”), and change its jurisdiction of incorporation again by transferring by way of a redomiciliation and domesticating the New Subsidiary as a Gibraltar public company limited by shares (the “Redomiciliation”); and (b) immediately following the effectiveness of the Redomiciliation, the Surviving Company will acquire 100% of the equity interests in FAHL from the Seller. Upon consummation of the transactions contemplated by the FAHL Business Combination, FAHL will become a wholly owned subsidiary of the Surviving Company, which will be renamed “Forafric Global PLC”.

Immediately prior to the consummation of the FAHL Business Combination (the “Closing”), the Company will effect the Pre-Closing Merger and the Redomiciliation pursuant to which (i) the issued and outstanding shares of common stock of the Company, will, following the Pre-Closing Merger and pursuant to the Redomiciliation, convert automatically by operation of law, on a one-for-one basis, into ordinary shares, nominal value $0.001 per share, of Forafric Global PLC (“Ordinary Shares”); (ii) the issued and outstanding redeemable warrants of the Company will automatically become redeemable warrants to acquire Ordinary Shares and (iii) each issued and outstanding unit of the Company that has not been previously separated into the underlying Common Stock and underlying warrant upon the request of the holder thereof, will be cancelled and will entitle the holder thereof to one Ordinary Share and one redeemable warrant to acquire one Ordinary Share.

F-16

The total consideration to be paid to the Seller in the FAHL Business Combination will be (i) 15,100,000 Ordinary Shares, subject to reduction to the extent that the Closing Payment (as defined below) is less than $0, provided that Seller may be issued up to 1,904,762 additional Ordinary Shares determined based on the amount of Remaining Cash (as defined in the Business Combination Agreement) at the Closing; plus (ii) an amount (the “Closing Payment”) equal to $20,000,000 minus the outstanding amount of all Funded Debt (as defined in the Business Combination Agreement) as of the Closing (other than Permitted Debt); provided that Seller may receive up to an additional $20,000,000 determined based on the amount of Remaining Cash (as defined in the Business Combination Agreement) at the Closing. The Closing Payment shall be funded by remaining funds in the trust account after giving effect to any Buyer Share Redemptions (as defined in the Business Combination Agreement) and the proceeds of any potential private placement financing.

In addition to the foregoing consideration, the Seller shall be entitled to receive, as additional consideration, and without any action on behalf of the Company or the Company’s stockholders, additional Ordinary Shares (the “Earnout Shares”), to be issued as follows during the period from and after the Closing until the end of calendar year 2024 (A) 500,000 Earnout Shares, if, during calendar year 2022, Adjusted EBITDA (as defined in the Business Combination Agreement) of the Company is equal to or greater than $27,000,000, (B) 500,000 Earnout Shares, if, during calendar year 2023, Adjusted EBITDA of the Company is equal to or greater than $33,000,000, and (C) 1,000,000 Earnout Shares, if, during calendar year 2024, the Buyer Trading Price (as defined in the Business Combination Agreement) during the standard market trading hours of a trading day is greater than or equal to $16.50 for any 20 trading days within any period of 30 consecutive trading days. The Seller will also be entitled to receive, as additional consideration, and without any action on behalf of the Company or the Company’s stockholders, 20% of any cash proceeds received by the Company from the exercise of the Company’s outstanding warrants.

PIPE Subscription Agreement

In connection with the FAHL Business Combination, on December 31, 2021, the Company entered into a subscription agreement (the “PIPE Subscription Agreement”) with an accredited investor (the “PIPE Investor”) pursuant to, and on the terms and subject to the conditions of which, the PIPE Investor will purchase ordinary shares of Forafric Global PLC in a private placement following the Redomiciliation and prior to the Closing. Pursuant to the PIPE Subscription Agreement, the PIPE Investor will purchase, at a purchase price of $10.50 per share, a number of ordinary shares of Forafric Global PLC (the “PIPE Shares”) that will be equal to the lesser of (i) 4.99% of all issued and outstanding ordinary shares, after taking into account the completion of the FAHL Business Combination and all ordinary shares issued pursuant to the FAHL Bonds (defined below) and other related subscription agreements, if any, and (ii) 1,904,761 ordinary shares (the “PIPE Investment”); accordingly, the maximum aggregate amount to be paid by the PIPE Investor for the PIPE Shares is approximately $20 million. The purpose of the sale of the PIPE Shares is to raise additional capital for use in connection with the FAHL Business Combination.

The closing of the sale of the PIPE Shares (the “PIPE Closing”) will be contingent upon the substantially concurrent with the Closing.

Convertible Bonds Offering

In connection with the FAHL Business Combination, between December 31, 2021 and January 3, 2022, affiliates (each a “Bond Investor”) of the Sponsors, subscribed for convertible bonds of FAHL, as issuer (the “Bonds Issuer”), in an aggregate principal amount of $9.5 million (the “FAHL Bonds”) and on January 19, 2022 an additional bond investment was made in the principal amount of $2.5 million, both in private placements, and issued pursuant to a Bond Subscription Deed (the “Bond Subscription Deed”), among the Bonds Issuer, the Seller and the Bond Investors. The FAHL Bonds are unsecured obligations of the Bonds Issuer and are not transferable without the consent of the Bonds Issuer (such consent not to be unreasonably withheld). The Bonds Issuer intends to use the proceeds from the sale of the FAHL Bonds for general working capital and/or capital expenditure requirements.

Unless earlier converted or redeemed in accordance with the terms of the FAHL Bonds, the FAHL Bonds will mature and be redeemed on June 15, 2026. Interest shall accrue on the FAHL Bonds at a rate of 6% per annum and the Bond Investors are entitled to certain customary information rights.

F-17

Pursuant to the current terms of the FAHL Bonds, upon consummation of the FAHL Business Combination, the FAHL Bonds will automatically convert into ordinary shares of Forafric Global PLC at at a price per share that is a 10% discount to the PIPE Investment, subject to certain adjustments. The number of ordinary shares will be equal to the quotient that results from dividing the aggregate principal amount of the respective FAHL Bond by $9.45, subject to certain adjustments.

NOTE 7. STOCKHOLDERS’ EQUITY

Preferred Stock — On December 10, 2020, the Company amended its Certificate of Incorporation such that it is now authorized to issue up to 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2021 and 2020, there were no shares of preferred stock issued or outstanding.

Common Stock — The Company is authorized to issue 100,000,000 shares of common stock with a par value of $0.0001 per share. At December 31, 2021 and 2020, there were 3,550,833 shares of common stock issued and outstanding, excluding 11,500,000 shares of common stock subject to possible redemption which are presented as temporary equity.

Warrants — The Public Warrants will become exercisable on the later of (a) the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the warrants is not effective within 90 days from the consummation of the Company’s Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption from registration provided by Section 3(a)(9) of the Securities Act provided that such exemption is available.

Once the warrants become exercisable, the Company may redeem the Public Warrants:

●	in whole and not in part;
●	at a price of $0.01 per warrant;
●	at any time while the warrants are exercisable;
●	upon not less than 30 days’ prior written notice of redemption to each warrant holder;
●	if, and only if, the reported last sale price of the shares of common stock equals or exceeds $16.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30-day trading period ending on the third business day prior to the notice of redemption to warrant holders; and
●	if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuance of common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

F-18

In addition, if (x) the Company issues additional common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.50 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsors or their affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the common stock during the 10 trading day period starting on the trading day prior the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.50 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $16.50 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 165% of the higher of the Market Value and the Newly Issued Price.

The Private Warrants and Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Warrants and the Placement Warrants are exercisable on a cashless basis, non-redeemable and holders of the Private Warrants and the Placement Warrants have the option to calculate the fair market value based upon the last reported sale price of the shares of common stock for the trading day prior to the date of exercise in lieu of the average reported last sale price of the shares of common stock for the 10 trading days ending on the third trading day prior to the date of exercise.

NOTE 8. INCOME TAX

The Company’s net deferred tax assets are as follows:

	December 31,	December 31,
	2021	2020
Deferred tax assets
Net operating loss carryforward	$43,241	$2,586
Startup and organizational costs	508,491	16,290
Total deferred tax assets	551,740	18,876
Valuation allowance	(551,740)	(18,876)
Deferred tax assets, net valuation allowance	$—	$—

The income tax provision consists of the following:

	December 31,	December 31,
	2021	2020
Federal
Current	$—	$—
Deferred	(532,864)	(18,876)

State and Local
Current	$—	$—
Deferred	—	—

Change in valuation allowance	532,864	18,876
Income tax provision	$—	$—

F-19

As of December 31, 2021, the Company had $205,946 of U.S. federal net operating loss carryovers available to offset future taxable income. Federal net operating loss can be carried forward indefinitely.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended December 31, 2021 and for the period from August 21, 2020 (inception) through December 31, 2020, the change in the valuation allowance was $532,864 and $18,876, respectively.

A reconciliation of the federal income tax rate to the Company’s effective tax rate is as follows:

	December 31, 2021	December 31, 2020

Statutory federal income tax rate	21.0%	21.0%
State taxes, net of federal tax benefit	0.0%	0.0%
Business combination expense	(1.0)%	0.0%
Change in valuation allowance	(21.0)%	(21.0)%
Income tax provision	0.0%	0.0%

The Company files income tax returns in the U.S. federal jurisdiction and is subject to examination by the various taxing authorities. The Company’s tax returns since inception remain open to examination by the taxing authorities. The Company considers New York to be a significant state tax jurisdiction.

NOTE 9. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

●	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

●	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2021 and 2020, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2021	December 31, 2020
Assets:
Marketable securities held in Trust Account	1	$117,307,838	$116,150,000

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

In January 2022, the Company increased the principal amount available under the Note (as defined in Note 1 under Liquidity) to $7,000,000.

F-20

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholder and the Board of Directors

Forafric Agro Holdings Limited and Subsidiaries

Opinion on the Consolidated Financial Statements

We have audited the accompanying Consolidated Balance Sheets of Forafric Agro Holdings Limited and Subsidiaries (the “Company”), as of December 31, 2021 and 2020, the related Consolidated Statement of Operations and Comprehensive Income (Loss), Changes in Stockholder’s Equity (Deficit) and Cash Flows for the years ended December 31, 2021, 2020 and 2019 and the related notes (collectively referred to as the “Consolidated Financial Statements”). In our opinion, the Consolidated Financial Statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the consolidated results of its operations and its cash flows for the years ended December 31, 2021, 2020 and 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These Consolidated Financial Statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s Consolidated Financial Statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Consolidated Financial Statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the Consolidated Financial Statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the Consolidated Financial Statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Consolidated Financial Statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ UHY LLP

We have served as the Company’s auditor since 2021

Melville, New York

April 18, 2022

F-21

FORAFRIC AGRO HOLDINGS LIMITED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	Years ended
	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$14,393	$12,683
Accounts receivable, net of allowance for credit losses of $15,737 and $13,532, respectively	32,313	27,482
Amount due from related parties	898	387
Other receivables	32,022	15,441
Inventories	37,563	26,545
Other assets, current	359	24
Total current assets	117,548	82,562
Property, plant, and equipment, net	109,476	89,621
Right-of-use assets	16,359	16,634
Goodwill	51,571	48,072
Intangible assets, net	3,975	363
Other assets, noncurrent	973	484
Total assets	$299,902	$237,736

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Lines of credit – working capital	$79,504	$65,176
Lines of credit – wheat inventories	70,361	47,975
Accounts payable	26,196	12,841
Accrued expenses	13,062	11,410
Contract liabilities	1,910	3,620
Current portion of long-term debt	10,845	7,371
Other liabilities, current	1,019	659
Total current liabilities	202,897	149,052
Long-term debt	14,129	6,143
Loan from related party	1,234	-
Stockholder loans	15,269	8,683
Deferred tax liabilities	18,721	21,864
Total liabilities	252,250	185,742
Commitments and contingencies (Note 17)

Stockholder’s equity:
Common stock, $1 par value; 120,000,000 shares authorized; issued, and outstanding at December 31, 2021 and December 31, 2020	120,000	120,000
Accumulated deficit	(83,550)	(74,397)
Accumulated other comprehensive income	3,685	6,309
Non-controlling interest	7,517	82
Total stockholder’s equity	47,652	51,994)
Total liabilities and stockholder’s equity	$299,902	$237,736

The accompanying notes are an integral part of these consolidated financial statements.

F-22

FORAFRIC AGRO HOLDINGS LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(In thousands, except share and per share data)

	Years ended
	December 31,
	2021	2020	2019

Revenues	$261,679	$196,596	$183,209
Cost of sales	219,311	156,188	147,498
Gross profit	42,368	40,408	35,711
Operating expenses:
Selling, general and administrative expenses	38,982	30,517	31,733
Total operating expenses	38,982	30,517	31,733
Operating income	3,386	9,891	3,978
Other expense (income):
Interest income	(543)	(3)	(5)
Interest expense	10,362	6,847	9,432
Foreign Exchange loss	1,440	3,043	141
Total other expense	11,259	9,887	9,568
Loss before income taxes	(7,873)	4	(5,590)
Income tax (benefit) expense	(89)	143	2,509
Net loss	(7,784)	(139)	(8,099)
Net income attributable to noncontrolling interest	198	(29)	-
Net loss attributable to the Company	$(7,982)	$(110)	$(8,099)

Loss per common share - basic and diluted	$(0.06)	$(0.03)	$(2,194.85)

Weighted average number of shares outstanding - basic and diluted	120,000,000	3,620,017	3,690

Net loss	(7,784)	(139)	(8,099)
Other comprehensive loss, net of tax:
Foreign currency translation adjustments	(2,995)	5,774	535
Total other comprehensive loss	(2,995)	5,774	535
Comprehensive loss	(10,779)	5,635	(7,564)
less: Comprehensive loss attributable to non-controlling interest	(173)	(29)	-
Comprehensive loss attributable to the Company	$(10,606)	$5,664	$(7,564)

The accompanying notes are an integral part of these consolidated financial statements.

F-23

FORAFRIC AGRO HOLDINGS LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER’S EQUITY (DEFICIT)

(In thousands, except share and per share data)

				Accumulated
				Other	Non-
	Common Stock		Accumulated	Comprehensive	Controlling	Total
	Shares	Amount	Deficit	Income (Loss)	Interest	Equity
Balance, January 1, 2019	3,690	$4	$(66,523)	$-	$-	$(66,519)
Net loss	-	-	(8,099)	-	-	(8,099)
Foreign exchange gain	-	-	-	535	-	535
Balance, December 31, 2019	3,690	$4	$(74,622)	$535	$-	$(74,083)
Consolidation of variable interest entity	-	-	335	-	111	446
Net loss	-	-	(110)	-	(29)	(139)
Foreign exchange gain	-	-	-	5,774	-	5,774
Conversion of stockholder loan to common stock	119,996,310	119,996	-	-	-	119,996
Balance, December 31, 2020	120,000,000	$120,000	$(74,397)	$6,309	$82	$51,994
Consolidation of variable interest entities	-	-	-	-	7,608	7,608
Net (loss) income	-	-	(7,982)	-	198	(7,784)
Transfer of stockholder loan from related party	-	-	(1,339)	-	-	(1,339)
Contribution of fixed assets from related party	-	-	168	-	-	168
Foreign exchange loss	-	-	-	(2,624)	(371)	(2,995)
Balance, December 31, 2021	120,000,000	$120,000	$(83,550)	$3,685	$7,517	$47,652

The accompanying notes are an integral part of these consolidated financial statements.

F-24

FORAFRIC AGRO HOLDINGS LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands, except share and per share data)

	Years ended
	December 31,
	2021	2020	2019
Cash flows from operating activities:
Net loss	$(7,784)	$(139)	$(8,099)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property, plant and equipment	3,982	3,639	3,740
Amortization of intangible assets	55	149	137
Amortization of right-of-use assets	1,173	1,183	1,168
Bad debt expense	2,794	1,508	3,010
Deferred income taxes	(2,585)	(1,876)	388
Changes in operating assets and liabilities:
Accounts receivable	(4,370)	3,289	30,982
Other receivables	(5,673)	(4,085)	6,855
Inventories	(9,825)	(11,681)	19,904
Accounts payable	2,325	(2,994)	(58,956)
Other payables and liabilities	(4,609)	(122)	(466)
Net cash used in operating activities	(24,517)	(11,129)	(1,337)
Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(8,639)	-	-
Purchase of equity method investment	(385)	-	-
Advances to related parties	(511)	-	-
Purchases of property, plant, and equipment	(4,833)	(657)	(1,387)
Sales of property, plant, and equipment	488	236	1,659
Additions to intangible assets	(634)	(278)	(100)
Additions to right-of-use assets	(1,531)	(353)	(242)
Net cash used in investing activities	(16,045)	(1,052)	(70)
Cash flows from financing activities:
Stockholder loans	5,415	-	-
Proceeds from issuance of convertible bonds	500	-	-
Borrowings on financial debt	163,993	108,301	92,180
Repayments on financial debt	(127,154)	(89,535)	(130,112)
Net cash provided by (used in) financing activities	42,754	18,766	(37,932)
Effect of exchange rate changes on cash and cash equivalents	(482)	(2,896)	(434)
Net increase in cash and cash equivalents	1,710	3,689	(39,773)
Cash and cash equivalents, beginning of year	12,683	8,994	48,767
Cash and cash equivalents, end of year	$14,393	$12,683	$8,994

Non-cash investing and financing activities:
Issuance of stock to stockholder to extinguish debt	$-	$119,996	$-
Transfer of related party debt	$(1,339)	$-	$-
Consolidation of variable interest entities related to business acquisitions	$7,608	$446	$-
Fixed assets contributed from related party	$168	$-	$-

Supplemental cash flow disclosures:
Interest paid	$9,202	$6,847	$9,432
Net income taxes paid	$2,495	$1,904	$2,122

The accompanying notes are an integral part of these consolidated financial statements.

F-25

FORAFRIC AGRO HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021, 2020 and 2019

(In thousands, except share and per share data)

1.	NATURE OF OPERATIONS AND BASIS OF PRESENTATION

Nature of Operations - Forafric Agro Holdings Limited and Subsidiaries (the “Company”, “we”, “us” or “our”) through its subsidiaries is a market leader in the milling industry in Morocco, with a complete offering of flours and semolina, secondary processing products including pasta and couscous, rice, and starches (“Milling Business”). The Company is wholly owned by Lighthouse Capital Limited (the “Parent” or “Parent Company”).

Effective on October 7, 2021, the Company completed a share purchase acquisition of Moulins Sanabil SA (“Sanabil SA”). By way of the acquisition, we acquired a 60% stake in a wheat milling business in the region of Meknes, Morocco. The investment in Sanabil SA enables the Company to strengthen industrial activities on the Moroccan market and expand geographically to reach all important customers. Refer to Note 2 – Summary of Significant Accounting Policies and Note 14 – Variable Interest Entities and Acquisitions for further information.

Effective on July 30, 2021, the Company completed a share purchase acquisition of Moulin du Sahel Burkina (“MDS Burkina”). By way of the acquisition, we acquired a 78.21% stake in a wheat milling business in Burkina Faso. The investment in MDS Burkina enables the Company to continue to expand its strategic footprint in west Africa. Refer to Note 2 – Summary of Significant Accounting Policies and Note 14 – Variable Interest Entities and Acquisitions for further information.

Effective on April 30, 2021, the Company completed a share purchase acquisition of Moulins du Sahel Mali S.A. (“MDS Mali”). By way of the acquisition, the Company acquired a 70.35% stake in a wheat milling business in Mali. The investment in MDS Mali enables Forafric to obtain a strategic footprint in West Africa. Refer to Note 2 – Summary of Significant Accounting Policies and Note 14 – Variable Interest Entities and Acquisitions for further information.

Effective on November 5, 2020, pursuant to an investment and shareholders agreement (“Trigola Agreement”) dated November 5, 2020, the Company entered into an agreement with Trigola, SU, LDA (“Trigola”), an entity incorporated in the Republic of Angola and owned by the Parent for a majority share in Trigola’s equity of 75%. Pursuant to the terms of the agreement, the Company will provide financial investments for the construction, commissioning and operation of a new industrial facility for the processing of wheat and the production of wheat flour, management services and other services on an exclusive basis in relation to Trigola’s business. The Company agreed to fund Trigola for operational cash flow needs and bear the risk of Trigola’s losses from operations and Trigola agrees that the Business has rights to 75% of Trigola’s net profits, if any. Trigola is determined to be a VIE. Refer to Note 2 – Summary of Significant Accounting Policies and Note 15 – Variable Interest Entities for further information.

As of December 31, 2020, the Company owned common stock representing 100% ownership in Millcorp Geneva SA (“Millcorp”). Millcorp is a trading company that trades grains and oils for use as animal feed (“Grain Trading Business”). On June 1, 2021 (“Separation Date”), the Company distributed its 100% ownership in Millcorp to the Parent Company which resulted in the spin-off of its Grain Trading business (“Restructuring”). The Company did not receive any consideration from the Parent Company for distributing the 100% ownership in Millcorp. The assets, liabilities, and results of operations of Millcorp have been excluded from these consolidated financial statements. Refer below to Basis of Presentation for further information.

Based on an evaluation of the guidance under Staff Accounting Bulletin (“SAB”) Topic 5.Z.7, Accounting for the spin-off of a subsidiary, it was determined that the Restructuring should be reflected as a change in reporting entity. As such, the accompanying consolidated financial statements of the Company retroactively reflect the Restructuring, including all distributions and transactions in conjunction therewith, and exclude Millcorp for all periods presented. These consolidated financial statements are the consolidated financial statements of the Company and its subsidiaries, each of which is controlled, and is based on the financial position and results of operations of the Company as a standalone company.

In June 2021, the Company signed a letter of intent to be acquired by Globis Acquisition Corp. (“Globis”). Globis is a special purpose acquisition company (“SPAC”) listed on the NASDAQ exchange in the United States. As of April 18, 2022, the transaction is in the process of being finalized and is expected to close in 2022, subject to approval by the SEC and the shareholders of the SPAC.

F-26

FORAFRIC AGRO HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

On December 19, 2021, Globis and the Company entered into a Business Combination Agreement (the “Business Combination”). The Business Combination Agreement provides for the consummation of the following transactions (collectively, the “Business Combination”): (i) Globis will merge with and into Globis NV Merger Corp., a Nevada corporation and a wholly-owned subsidiary of Globis (“Globis Nevada”), with Globis Nevada surviving (the “Merger”); (ii) Globis Nevada will change its jurisdiction of incorporation by transferring by way of a redomiciliation and domesticating as a Gibraltar public company limited by shares (the “Redomiciliation”) and change its name to “Forafric Global PLC” (referred to herein as “New Forafric”); and (iii) immediately following the effectiveness of the Redomiciliation, New Forafric will acquire 100% of the equity interests in the Company from the Lighthouse Capital Limited (“Seller”) and the Company will become a direct subsidiary of New Forafric.

The total consideration to be paid to the Seller in the Business Combination will be (i) 15,100,000 Ordinary Shares, subject to reduction to the extent that the Closing Payment (as defined below) is less than $0, provided that the Seller may be issued up to 1,904,762 additional Ordinary Shares determined based on the amount of Remaining Cash (as defined in the Business Combination Agreement) at the Closing; plus (ii) an amount (the “Closing Payment”) equal to $20,000,000 minus the outstanding amount of all Funded Debt (as defined in the Business Combination Agreement) as of the Closing (other than Permitted Debt); provided that Seller may receive up to an additional $20,000,000 determined based on the amount of Remaining Cash (as defined in the Business Combination Agreement) at the Closing. The Closing Payment shall be funded by remaining funds in the Trust Account after giving effect to any Buyer Share Redemptions (as defined in the Business Combination Agreement) and the proceeds of any potential private placement financing.

In addition to the foregoing consideration, the Seller shall be entitled to receive, as additional consideration, and without any action on behalf of the Company or the Company’s stockholders, additional Ordinary Shares (the “Earnout Shares”), to be issued as follows during the period from and after the Closing until the end of calendar year 2024 (A) 500,000 Earnout Shares, if, during calendar year 2022, Adjusted EBITDA (as defined in the Business Combination Agreement) of the Company is equal to or greater than $27 million, (B) 500,000 Earnout Shares, if, during calendar year 2023, Adjusted EBITDA of New Forafric is equal to or greater than $33 million, and (C) 1,000,000 Earnout Shares, if, during calendar year 2024, the Buyer Trading Price (as defined in the Business Combination Agreement) during the standard market trading hours of a trading day is greater than or equal to $16.50 for any 20 trading days within any period of 30 consecutive trading days.

Basis of Presentation - These consolidated financial statements reflect the financial condition, results of operations and cash flows of the Company and have been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”).

These consolidated financial statements are the consolidated financial statements of the Company and its subsidiaries, each of which is controlled, and is based on the financial position and results of operations of the Company as a standalone company. Intercompany balances and transactions between consolidated entities have been eliminated. Refer to Note 18 — Related Parties for further information regarding the Company’s related party transactions.

Reportable Segments – Prior to the fourth quarter of 2021, the Company had four reportable segments. Effective in the fourth quarter of 2021, the manner in which the Company’s Chief Executive Officer, who is the chief operating decision maker (the “CODM”), evaluates performance and makes decisions about how to allocate resources changed, and the Company reported results in three operating and reportable segments, Soft Wheat, Durum Wheat and Couscous and Pasta, Refer to Note – 17 Segment Information for further information regarding the Company’s reportable segments.

As a result of the change in reportable segments described above, the Company has recast previously reported segment information to conform to the current management view for all prior periods presented. The changes to reportable segments had no impact to the Company’s consolidated financial statements.

F-27

FORAFRIC AGRO HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates - The preparation of our consolidated financial statements in conformity with GAAP requires management to use judgment to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of net sales and expenses during the reporting period. Significant accounting policy elections, estimates and assumptions include, among others, allowance for credit losses, valuation assumptions of goodwill and intangible assets, useful lives of long-lived assets, and measurement of income tax assets.

Given the uncertainty of the global economic environment and the impact of COVID-19, our estimates could be significantly different than future performance. Actual results could differ from these estimates. Historically, the aggregate differences, if any, between our estimates and actual amounts in any year have not had a material effect on our consolidated financial statements.

Principles of Consolidation – The accompanying consolidated financial statements include all entities controlled by the Company after reflecting the Restructuring previously described.

Control exists when the Company has the power, directly or indirectly, to govern the financial and operating policies of an entity that most significantly impact the entity’s economic performance and the obligation to absorb losses or the right to receive the benefits from its activities that could potentially be significant to the entity. In assessing control, potential voting rights that are currently exercisable or convertible are taken into account. The accounts of subsidiaries are included in the consolidated financial statements from the date that control commences until the date that control ceases.

Cash Equivalents - We consider temporary cash investments with an original maturity of three months or less to be cash equivalents.

Inventories - Inventories are stated at the lower of cost or net realizable value. The Company’s inventory is valued using the weighted average cost method. The costs of finished goods inventories include raw materials, labor, and overhead costs.

Property, Plant, and Equipment - Property, plant, and equipment are stated at acquisition cost, plus capitalized interest on borrowings during the actual construction period of major capital projects. Depreciation and amortization are calculated using the straight-line method over the estimated useful lives of the assets as follows:

Assets	Useful Lives
Buildings	39 years
Machinery and equipment (technical installations)	30-50 years
Other assets	5-30 years

Building improvements are depreciated over the shorter of the estimated useful life of the assets or the remaining useful life. Leasehold improvements are amortized over the shorter of their useful life or remaining lease term. Expenditures for repairs and maintenance, which do not improve or extend the life of the assets, are expensed as incurred.

We perform impairment tests when circumstances indicate that the carrying value of an asset may not be recoverable. Indicators of impairment include deteriorations in operating cash flows, the anticipated sale or disposal of an asset group, and other significant changes in business conditions. Property, plant and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company’s assessment of recoverability of property, plant and equipment is performed on a reporting unit level. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of such asset to its estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of such asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of by sale are reported at the lower of the carrying amount or fair value, less estimated costs to sell.

F-28

FORAFRIC AGRO HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

Goodwill and Other Intangible Assets - Identifiable intangible assets with finite lives are amortized over their estimated useful lives as follows:

Assets	Useful Lives
Trademarks	Indefinite
Customer relationships	20 years
Patents and licenses	5-10 years
Computer software	5-10 years
Other intangible assets	3-10 years

Recognized intangible assets, exclusive of goodwill, are amortized over the useful lives of the assets unless that life is determined to be indefinite. All of our intangible assets, exclusive of goodwill and trademarks, are finite lived. All amortization expense related to intangible assets is recorded in Selling, general, and administrative expense in the consolidated statements of operations. Intangible assets with finite lives are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If an evaluation of the undiscounted cash flows indicates impairment, the asset is written down to its estimated fair value, which is generally based on discounted future cash flows.

Goodwill and other indefinite-lived intangible assets are evaluated for impairment annually, or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Our annual impairment evaluation is conducted on the first day of our fiscal fourth quarter.

In accordance with the accounting standards, an entity has the option first to assess qualitative factors to determine whether events and circumstances indicate that it is more likely than not that goodwill or an indefinite-lived intangible asset is impaired. If after such assessment an entity concludes that the asset is not impaired, then the entity is not required to take further action. However, if an entity concludes otherwise, then it is required to determine the fair value of the asset using a quantitative impairment test, and if impaired, the associated assets must be written down to fair value.

The quantitative impairment test for goodwill compares the fair value of a reporting unit with the carrying value of its net assets, including goodwill. If the fair value of the reporting unit is less than the carrying value of the reporting unit, an impairment charge would be recorded to the Company’s operations, for the amount in which the carrying amount exceeds the reporting unit’s fair value. We determine fair values for each reporting unit using the market approach, when available and appropriate, the income approach, or a combination of both. The income approach involves forecasting projected financial information (such as revenue growth rates, profit margins, tax rates, and capital expenditures) and selecting a discount rate that reflects the risk inherent in estimated future cash flows. Under the market approach, the fair value is based on observed market data. If multiple valuation methodologies are used, the results are weighted appropriately.

Revenue Recognition – The Company follows a policy of recognizing revenue at a single point in time when it satisfies its performance obligation by transferring control over a product or service to a customer. The majority of the Company’s contracts with customers have one performance obligation and a contract duration of one year or less. The Company applies the practical expedient in Accounting Standards Codification (“ASC”) paragraph 10-50-14 of ASC Topic 606, Revenue from Contracts with Customers and does not disclose information about remaining performance obligations that have original expected durations of one year or less. Trade discounts or volume rebates are recognized as a deduction in revenue. No payment terms beyond one year are granted at contract inception.

Revenue related to the sale of goods and equipment is measured based on consideration specified in a contract with a customer. The Company recognizes revenue from these contracts at a point in time when it satisfies a performance obligation by transferring control of a product to a customer, generally when legal title and risks and rewards transfer to the customer. Sales terms typically provide for transfer of title at the time and point of delivery and acceptance of the product being sold.

F-29

FORAFRIC AGRO HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

Amounts received from customers prior to revenue recognition on a contract are recorded as contract liabilities on the consolidated balance sheets.

Amounts paid to suppliers prior to purchase recognition are recorded within other receivables on the consolidated balance sheets.

Shipping and Handling Costs – Shipping and handling costs related to contracts with customers for the sale of goods are accounted for as a fulfillment activity and are included in cost of sales. Accordingly, amounts billed to customers for such costs are included as a component of revenues.

Taxes Collected from Customers and Remitted to Governmental Authorities – The Company does not include taxes assessed by governmental authorities that are (i) imposed on and concurrent with a specific revenue-producing transaction and (ii) collected from customers, in the measurement of transactions prices or as a component of revenues and cost of sales.

Accounts Receivable and Allowances for Credit Losses – We provide credit terms to customers in-line with industry standards, perform ongoing credit evaluations of our customers, and maintain allowances for potential credit losses based on historical experience recorded. We analyze the aging of customer accounts, customer concentrations, customer creditworthiness, current economic trends and changes in our customer payment patterns when evaluating the adequacy of the allowance for credit losses. Customer balances are written off after all collection efforts are exhausted. Estimated product returns, which have not been material, are deducted from sales at the time of shipment.

Other Receivables – Other receivables include government subsidies for the production and sale of flour. The Moroccan government provides a fixed subsidy based on production and customer. Subsidies are paid by the Moroccan government twice a year based on sales of flour for the previous six months. The Company records the flour subsidies as a credit against the related costs that the subsidies were intended to offset in the same periods that the costs were incurred within the consolidated statement of operations.

Income Taxes – The provision for income taxes includes income taxes currently payable in Morocco and local jurisdictions, and those deferred because of temporary differences between the financial statement and tax bases of assets and liabilities. Deferred tax assets or liabilities are computed based on the difference between the financial statement and income tax bases of assets and liabilities using enacted tax rates. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized. Deferred income tax expenses or credits are based on the changes in the asset or liability from period to period. We account for uncertain tax positions using a “more-likely-than-not” threshold. A tax benefit from an uncertain tax position is recognized if it is more-likely-than-not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position, or the statute of limitations concerning such issues lapses.

Foreign Currency Translation and Transactions - The Company’s functional currency is the Moroccan dirham, and its presentation currency is the United States Dollar (“USD”). The functional currency is translated into U.S. dollars for balance sheet accounts using currency exchange rates in effect as of the balance sheet date, and for revenue and expense accounts using a weighted-average exchange rate during the fiscal year. The transactions in foreign currency (that is a different currency than the functional currency of the entity) are converted at the exchange rate prevailing to the date of the transaction. The assets and liabilities denominated in foreign currencies are evaluated in the current period on the date of the closing or at the opening rate, when applicable. The translation adjustments are deferred as a separate component of equity in Accumulated other comprehensive income. Gains or losses resulting from transactions denominated in foreign currencies and intercompany debt that is not of a long-term investment nature are included in (Gain) loss on foreign currency exchange in the consolidated statements of operations and comprehensive income (loss).

Fair Value – Fair value is based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Certain assets and liabilities may be presented in the financial statements at fair value. Assets and liabilities measured at fair value on a non-recurring basis may include property and equipment.

F-30

FORAFRIC AGRO HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

We assess the inputs used to measure fair value using a three-tier hierarchy based on the extent to which inputs used in measuring fair value are observable in the market:

●	Level 1 – inputs include quoted prices for identical instruments and are the most observable.

●	Level 2 – inputs include quoted prices for similar assets and observable inputs such as interest rates, currency exchange rates and yield curves.

●	Level 3 – inputs are not observable in the market and include management’s judgments about the assumptions market participants would use in pricing the asset or liability.

Credit Risk – Financial instruments potentially subject to concentration of credit risk consist primarily of cash and cash equivalents and trade accounts receivable. At times during the periods presented, the Company had funds in excess of Deposit Insurance programs, on deposit at various financial institutions. Management believes the Company is not exposed to significant credit risk due to the financial position of the depository institutions in which those deposits are held.

The Company’s trade accounts receivable are unsecured and geographically dispersed. No single client’s trade accounts receivable balance as of December 31, 2021 and 2020 exceeded 10% of the Company’s consolidated accounts receivable, net.

Variable Interest Entities – Effective on October 7, 2021, the Company completed a share purchase acquisition of Moulins Sanabil SA (“Sanabil SA”) and has been since actively involved in their operations and has the power to direct the activities and significantly impact Sanabil SA’s economic performance. The Company also bears the risk of losses and has the right to receive 60% of the benefits from Sanabil SA. As such, in accordance with ASC 810-10-25-38A through 25-38J, Sanabil SA is considered a VIE of the Company and the financial statements of Sanabil SA were consolidated from the date that the control existed.

Effective on July 30, 2021, the Company completed a share purchase acquisition of Moulin du Sahel Burkina (“MDS Burkina”) and has since significant economic exposure to MDS Burkina. The Company also bears the risk of losses and has the right to receive 78.21% of the benefits from MDS Burkina. As such, in accordance with ASC 810-10-25-38A through 25-38J, MDS Burkina is considered a VIE of the Company and the financial statements of MDS Burkina were consolidated from the date that the control existed.

Effective on April 30, 2021, the Company completed a share purchase acquisition of MDS Mali and has been since actively involved in their operations and has the power to direct the activities and significantly impact MDS Mali’s economic performance. The Company also bears the risk of losses and has the right to receive 70.35% of the benefits from MDS Mali. As such, in accordance with Accounting Standards Codification (“ASC”) 810-10-25-38A through 25-38J, MDS Mali is considered a VIE of the Company and the financial statements of MDS Mali were consolidated from the date that the control existed.

The Company entered into an agreement with Trigola, an entity incorporated in the Republic of Angola. The Company has a direct majority ownership in Trigola and has been actively involved in their operations and has the power to direct the activities and significantly impact Trigola’s economic performance. The Company also bears the risk of losses and has the right to receive 75% of the benefits from Trigola. As such, in accordance with ASC 810-10-25-38A through 25-38J, Trigola is considered a VIE of the Company and the financial statements of Trigola were consolidated from the date that the control existed, November 5, 2020.

Equity Method Accounting – As of September 30, 2021, the Company owned 37.10% of the outstanding capital stock of Grands Moulins du Tenere Niger (“GMT Niger”) which was accounted for as an equity method investment. The Company applies the equity method of accounting for the investment, as the Company owns less than a 50% ownership interest and cannot exert significant influence. As such, this entity is not considered a variable interest entity. The equity method investment is included in other assets, noncurrent, on the accompanying consolidated balance sheets.

Non-Controlling Interests – Non-controlling interests on the consolidated statements of operations and comprehensive (loss) income represent the portion of a majority-owned subsidiary’s net income or loss that is attributed by non-controlling stockholders. Non-controlling interests on the consolidated balance sheets represent the portion of equity in a consolidated subsidiary owned by non-controlling stockholders.

Reclassifications – Certain prior period amounts have been reclassified to conform to the current period presentation.

F-31

FORAFRIC AGRO HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

3.	RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In November 2021, the FASB issued ASU 2021-10, Government Assistance (Topic 832): Disclosure by Business Entities about Government Assistance, which improves the transparency of government assistance received by most business entities by requiring the disclosure of: (1) the types of government assistance received; (2) the accounting for such assistance; and (3) the effect of the assistance on a business entity’s financial statements. This guidance is effective for the Company’s interim and annual reporting periods beginning after December 15, 2021. The Company is currently evaluating the impact of the new guidance on its consolidated financial statements.

In October 2021, the FASB issued ASU 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers, which clarifies that an acquirer of a business should recognize and measure contract assets and contract liabilities in a business combination in accordance with ASC Topic 606, Revenue from Contracts with Customers. This guidance will be effective for the Company’s interim and annual reporting periods beginning after December 15, 2022. The Company is currently evaluating the impact of the new guidance on its consolidated financial statements.

In March 2021, the FASB issued ASU 2021-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which provides temporary optional guidance to ease the potential burden in accounting for reference rate reform. The new guidance provides optional expedients and exceptions for applying GAAP to transactions affected by reference rate reform if certain criteria are met. These transactions include contract modifications, hedging relationships, and the sale or transfer of debt securities classified as held-to-maturity. Entities may apply the ASU from March 12, 2021 through December 31, 2022. The Company is currently evaluating the impact of this new ASU on its consolidated financial statements and related disclosures and expects no material impact.

In December 2020, the FASB issued ASU No. 2020-12 - Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which removes certain exceptions to the general principles in Topic 740 and improves consistent application of and simplifies GAAP for other areas of Topic 740 by clarifying and amending existing guidance. This guidance is effective for fiscal years and interim periods within those years beginning after December 15, 2021, with early adoption permitted. Amendments are to be applied prospectively, except for certain amendments that are to be applied either retrospectively or with a modified retrospective approach through a cumulative effect adjustment recorded to retained earnings. The Company adopted this guidance effective January 1, 2020. Adoption of the guidance had no impact on the Company’s results of operations, balance sheet, or cash flows.

In August 2020, the FASB issued ASU 2020-06, Debt - Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging - Contracts in Entity’s Own Equity (Subtopic 815-40). This update simplifies the accounting for convertible instruments by reducing the number of accounting models available for convertible debt instruments and convertible preferred stock. This update also amends the guidance for the derivatives scope exception for contracts in an entity’s own equity to reduce form-over-substance-based accounting conclusions and requires the application of the if-converted method for calculating diluted earnings per share. We adopted this update effective for our fiscal year beginning January 1, 2022. The adoption of this standard did not have a material impact on the Company’s Consolidated Financial Statements and related disclosures.

In June 2016, the FASB issued guidance ASU No. 2016-13 Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments which changes the accounting for credit losses for certain instruments, including accounts receivable, from an incurred loss method to a current expected loss method. The measurement of expected credit losses is based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts. The Company adopted this guidance effective January 1, 2020. Adoption of the guidance had no impact on the Company’s results of operations, balance sheet, or cash flows.

F-32

FORAFRIC AGRO HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

4.	LEASES

The Company has operating leases for real estate and vehicles. The Company has finance leases for equipment and construction land space. Leases are classified as finance leases because ownership of the underlying assets transfers at the end the lease term. Remaining lease terms for these leases range from less than one year to fifteen years.

The Company does not record leases with a term of 12 months or less on the balance sheet.

Supplemental balance sheet information related to leases was as follows:

	Balance Sheet	December 31,
	Classification	2021	2020
		(in thousands)
Assets
Operating leases	Right-of-use assets	$2,077	$1,818
Finance leases	Right-of-use assets	14,282	14,816
Total assets		$16,359	$16,634

Liabilities
Current liabilities
Operating leases	Current portion of long-term debt	$685	$729
Finance leases	Current portion of long-term debt	2,318	2,749
Total current liabilities		3,003	3,478
Noncurrent liabilities
Operating leases	Long-term debt	1,529	1,216
Finance leases	Long-term debt	2,923	4,566
Total noncurrent liabilities		4,452	5,782
Total liabilities		$7,455	$9,260

Right-of-use assets and their corresponding lease liabilities are measured and recognized based on the present value of the future minimum lease payments over the lease term at the commencement date.

Discount Rates

For the majority of its leases, the Company uses the rate implicit in the lease. For leases without an implicit rate, the Company uses its incremental borrowing rate based on the information available at the commencement date in determining the present value of future payments for those leases.

The weighted-average discount rates for the Company’s leases were as follows:

	December 31,
	2021	2020
Operating leases	5.0%	5.0%
Finance leases	6.2%	6.1%

Lease Payments

The Company includes lease payments under options to extend or terminate the lease in the measurement of the right-of-use asset and lease liability when it is reasonably certain that it will exercise such options. Fixed lease costs represent the explicitly quantified lease payments prescribed by the lease agreement and are included in the measurement of the right-of-use asset and corresponding lease liability.

The weighted-average remaining lease term of the Company’s leases were as follows:

	December 31,
	2021	2020
Operating leases	6.6 years	2.2 years
Finance leases	2.0 years	2.9 years

F-33

FORAFRIC AGRO HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

The components of lease expense were as follows:

	December 31,
	2021	2020	2019
	(in thousands)
Operating lease cost	$777	$674	$590
Finance lease cost:
Amortization of right-of-use assets	466	509	578
Interest on lease liabilities	446	655	604
Total lease cost	$1,689	$1,838	$1,772

As of December 31, 2021, future maturities of lease liabilities were as follows:

	Operating Leases	Finance Leases
	(in thousands)
2022	$802	$2,687
2023	728	2,379
2024	192	492
2025	82	-
2026	78	-
Thereafter	777	-
Total lease payments	2,659	5,558
Less: Interest	(445)	(317)
Present value of lease liabilities	$2,214	$5,241

Other information related to leases were as follows:

	December 31,
	2021	2020	2019
	(in thousands)
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows used for operating leases	$777	$674	$590
Operating cash flows for finance leases	$466	$509	$578
Financing cash flows for finance leases	$446	$655	$604

5.	ACCOUNTS RECEIVABLE

The gross and realizable value of accounts receivable are detailed in the chart below:

	December 31,
	2021	2020
	(in thousands)
Accounts receivable	$48,050	$41,014
Allowance for credit losses	(15,737)	(13,532)
Total	$32,313	$27,482

F-34

FORAFRIC AGRO HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

Changes in allowances for credit losses consisted of:

Allowance for
Accounts Receivable
(in thousands)
Balance at January 1, 2019	$(7,248)
Current period provision for expected credit losses	(2,516)
Foreign currency exchange adjustments	325
Balance at January 1, 2020	(9,439)
Current period provision for expected credit losses	(549)
Foreign currency exchange adjustments	(3,544)
Balance at December 31, 2020	(13,532)
Current period provision for expected credit losses	(2,794)
Foreign currency exchange adjustments	589
Balance at December 31, 2021	$(15,737)

6.	OTHER CURRENT RECEIVABLES

Other current receivables consist of:

	December 31,
	2021	2020
	(in thousands)
Government subsidies	$18,824	$3,222
Value-added tax receivable	3,916	4,575
Advances to suppliers	1,362	3,158
Prepaid income taxes	2,712	2,737
Other receivables	5,208	1,749
Total	$32,022	$15,441

7.	INVENTORIES, NET

Inventories, net, are detailed as follows:

	Year ended
	December 31,
	2021	2020
	(in thousands)
Merchandise	$9,244	$7,424
Raw materials and consumable supplies	24,409	15,338
Finished products	5,024	4,928
Inventory reserves	(1,114)	(1,145)
Total	$37,563	$26,545

F-35

FORAFRIC AGRO HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

8. PROPERTY PLANT AND EQUIPMENT

	Year ended
	December 31,
	2021	2020
	(in thousands)
Land	$25,139	$23,133
Buildings	60,384	50,338
Machinery and equipment	56,275	34,898
Construction in progress	5,417	1,284
Others	10,863	8,558
Total	158,078	118,211
Less accumulated depreciation	(44,645)	(34,934)
Foreign exchange difference	(3,957)	6,344
Total	$109,476	$89,621

Depreciation expense was $3,961 and $3,639 for the years ended December 31, 2021 and 2020, respectively, included in cost of sales in the consolidated statements of operations and comprehensive income (loss).

10. GOODWILL AND OTHER INTANGIBLE ASSETS

In connection with the establishment of reporting segments for each reporting period, the Company allocated goodwill between reporting units using a relative fair value allocation approach.

Goodwill on the balance sheet resulted from the acquisition of wholly owned subsidiaries, the Tria Group and Maymouna Food Group, in 2015 and the acquisitions completed in 2021. The Company performed the annual impairment assessment as of December 31, 2021 and December 31, 2020, which did not result in impairment losses.

In connection with the change in reportable segments beginning in the fourth quarter of 2021, the Company recasted its previously reported goodwill balances as of December 31, 2020 and 2019 on a relative fair value basis.

Changes in the carrying amount of goodwill allocated to its reporting units for the years ended December 31, 2021 and 2020 are as follows:

	Soft	Durum	Couscous
	Wheat	Wheat	and Pasta	Total
	(in thousands)
Balance at December 31, 2019	28,860	7,100	8,709	44,669
Foreign currency exchange adjustments	2,198	541	664	3,403
Balance at December 31, 2020	$31,058	$7,641	$9,373	$48,072
Business combinations	5,607	-	-	5,607
Foreign currency exchange adjustments	(1,471)	(286)	(351)	(2,108)
Balance at December 31, 2021	$35,194	$7,355	$9,022	$51,571

F-36

FORAFRIC AGRO HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

Changes in the carrying amount of intangible assets for the years ended December 31, 2021 and 2020 are as follows:

Intangible
Assets
(in thousands)
Balance at December 31, 2019	$448
Acquisitions	278
Disposals	(262)
Amortization	(149)
Foreign currency exchange adjustments	48
Balance at December 31, 2020	$363
Acquisitions	3,915
Amortization	(111)
Foreign currency exchange adjustments	(192)
Balance at December 31, 2021	$3,975

As of December 31, 2021, the weighted-average remaining amortization period for intangibles other than goodwill is 15 years and future intangible amortization is expected to total the following:

(in thousands)
2022	$237
2023	269
2024	269
2025	269
2026	269
Thereafter	1,651
Total amortization	$2,964

11. ACCRUED EXPENSES

Accrued expenses consist of:

	Year ended
	December 31,
	2021	2020
	(in thousands)
Accrued government taxes	$8,647	$8,143
Accrued interest	2,611	1,451
Accrued salaries and benefits	957	700
Accruals to social agencies	582	577
Other accrued expenses	265	539
Total	$13,062	$11,410

11. LINES OF CREDIT

Lines of Credit – working capital

The Company has entered into unsecured revolving credit agreements with several financial institutions to fund working capital requirements (“WC Lines of Credit”). The WC Lines of Credit provide the Company with the ability to borrow funds under consolidated lines of credit of up to approximately $80,000. Interest rates range from 5.6% to 6.4%. The WC Lines of Credit renew automatically on an annual basis. The Company and certain of its subsidiaries are borrowers under the WC Lines of Credit, and their obligations are cross guaranteed by certain other subsidiaries.

F-37

FORAFRIC AGRO HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

Lines of Credit – wheat inventories

The Company has entered into credit agreements with several financial institutions for asset-based credit facilities in order to fund wheat raw material purchases (“Wheat Credit Facilities”). The Wheat Credit Facilities provide the ability to borrow funds under consolidated lines of credit of up to approximately $99,300, subject to certain borrowing base criteria. The Wheat Credit Facilities are secured by the Company’s inventory. Interest rates range from 1.4% to 6.4% per annum. The Wheat Credit Facilities must be renewed on a semi-annual basis. The Company and certain of its subsidiaries are borrowers under the Wheat Credit Facilities, and their obligations are cross guaranteed by certain other subsidiaries.

12. LONG-TERM DEBT

The long-term debt is presented as follows:

	Year ended
	December 31,
	2021	2020
	(in thousands)
Convertible bonds	$500	$-
Loans	17,019	4,254
Leases	7,455	9,260
Total outstanding debt	24,974	13,514
Less current portion	(10,845)	(7,371)
Total long-term debt	$14,129	$6,143

The term loans and other financial liabilities are evaluated according to the amortized cost method using the effective interest rate of the loan. The loan issuance costs and premiums are determined at inception and are amortized over the useful life of the loan via the effective interest rate.

Convertible Bonds

On December 31, 2021 the Company authorized the issuance of convertible bonds of up to $40,000,000 with an annual interest rate of 6.00% through June 15, 2026. As of December 31, 2021, the Company issued $500 in aggregate principal amount of 6.00% convertible bonds (the “2021 Convertible Bonds”). The 2021 Convertible Bonds bear cash interest at a rate of 6.00% payable annually on each 12-month anniversary of the date of issuance and on the final redemption date of June 15, 2026, unless earlier redeemed or converted in accordance with the terms of the 2021 Convertible Bonds. The 2021 Convertible Bonds are unsecured obligations of the Company and are not transferable without the consent of the Company.

The 2021 Convertible Bonds will be redeemable, in whole or in part at the Company’s option at any time, and from time to time at a cash redemption price equal to the principal amount of the 2021 Convertible Bonds to be redeemed, plus accrued and unpaid interest without premium or penalty.

Pursuant to the terms of the 2021 Convertible Bonds, upon consummation of the Business Combination, the 2021 Convertible Bonds are subject to mandatory conversion into ordinary shares of New Forafric at a conversion price of $9.45 per share. The ordinary shares will be calculated by dividing the principal amount being converted, together with all accrued but unpaid interest thereon, but the conversion price of $9.45. The conversion price is subject to customary adjustments for stock dividends, stock splits, reclassifications, and the like, and is also subject to price-based adjustment, on a “full ratchet” basis, in the event of any issuances of common stock, or securities convertible, exercisable or exchangeable for, common stock at a price below the then-applicable conversion price (subject to certain exceptions).

The 2021 Convertible Bonds are accounted for in accordance with ASC 470-20, Debt with Conversion and Other Options (“ASC 470-20”) and ASC 815-40, Contracts in Entity’s Own Equity (“ASC 815-40”). Under ASC 815-40, to qualify for equity classification (or nonbifurcation, if embedded) the instrument (or embedded feature) must be both (1) indexed to the issuer’s stock and (2) meet the requirements of the equity classification guidance. Based upon the Company’s analysis, it was determined the 2021 Convertible Bonds do contain embedded features indexed to its own stock, but do not meet the requirements for bifurcation and recognition as derivatives, and therefore do not need to be separately recognized. Accordingly, the proceeds received from the issuance of the 2021 Convertible Bonds were recorded as a single liability measured at amortized cost on the consolidated balance sheet.

Subsequent to December 31, 2021, the Company issued an additional $11,350 of convertible bonds (the “2022 Convertible Bonds”) with identical terms to the 2021 Convertible Bonds.

F-38

Term Loans

The Company maintains term loans with several financial institutions (the “Term Loans”). The Term Loans are unsecured and have fixed monthly payments approximating $770. Interest on the Term Loans range from 5.8%-8.0% % per annum. The Term Loans mature and will be fully repaid throughout 2022 and 2029.

Lease Obligations

The Company owes $7,455 and $9,260 related to its leases as of December 31, 2021 and 2020, respectively. Lease obligations are payable in monthly installments of principal and interest and are collateralized by the related assets financed. Refer to Note 4 for additional information regarding the Company’s leases.

The scheduled maturities of outstanding debt as of December 31, 2021 are as follows:

(in thousands)
2022	$11,345
2023	5,513
2024	2,329
2025	2,115
2026	1,014
Thereafter	2,658
Total outstanding debt	$24,974

13. INCOME TAXES

The following table presents the components of the December 31, 2021, 2020 and 2019 provision for income taxes:

	Year ended
	December 31,
	2021	2020	2019
	(in thousands)
Current	$2,104	$1,904	$2,122
Deferred	(2,193)	(1,761)	387
Total income tax expense	$(89)	$143	$2,509

The current tax expense corresponds to the amounts paid or pending of payment in short-term to the Moroccan tax authorities for the period, according to the Law and Regulations of Morocco.

According to tax legislation in Morocco, companies are taxed on the difference between their trading income and expenditure. Business expenses incurred in the operation of the business are generally deductible unless specifically excluded. The common income tax rate is 31%. This rate is subject to reduction for companies exercising an industrial activity with net profit is less than 100,000,000 dirhams and for other companies with net profit is less than 1,000,000 dirhams.

MDS Mali is exempted from tax under the Law and Regulations of Mali. Companies in Burkina are subject to an income tax of 27.5%.

F-39

FORAFRIC AGRO HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

The following is a reconciliation of income tax expense computed at the Moroccan statutory tax rate to the income tax expense reported in the consolidated statements of operations:

	Year ended
	December 31,
	2021	2020	2019
	(in thousands)
Net loss	$(7,784)	$(139)	$(8,099)
Income tax expense for the period	(89)	143	2,509
Income (loss) before tax	(7,873)	4	(5,590)
Effective tax rate	1%	3575%	-45%
Permanent differences not deductible (taxable) for tax purposes	(971)	(3,192)	2,083
Unrecognised tax losses	3,323	3,536	2,124
Other	-	(202)	35
Recalculated tax expense	$(2,441)	$1	$(1,733)
Statutory tax rate in Morocco	31%	31%	31%

The tax effects of temporary differences giving rise to deferred income tax assets (liabilities) were:

	Year ended
	December 31,
	2021	2020
	(in thousands)
Fixed assets and intangible assets	(16,580)	$(22,445)
Loss carryforward	7,265	9,854
Receivables depreciation	429	445
Leases	(2,488)	(2,184)
Others	(82)	2,320
Less: valuation allowance	(7,265)	(9,854)
Deferred tax liabilities, net	$(18,721)	$(21,864)

During the years ended December 31, 2021 and 2020, the Company has $7,265 and $9,854, respectively, as net operating losses that begin to expire within four years.

In assessing the realizability of these deferred tax assets, management considers whether it is more-likely-than-not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income in those periods in which temporary differences become deductible and/or net operating loss carryforwards can be utilized. The Company considers the level of historical taxable income, scheduled reversal of temporary differences, tax planning strategies, and projected future taxable income in determining whether a valuation allowance is warranted.

F-40

The Company maintained a valuation allowance of $7,265 in 2021, $9,854 in 2020 and $11,325 in 2019 against its net operating losses.

14. VARIABLE INTEREST ENTITIES AND ACQUISITIONS

Sanabil SA

Effective on October 7, 2021, the Company completed a share purchase acquisition of Moulins Sanabil SA (“Sanabil SA”). By way of the acquisition, the Company acquired a 60% stake in a wheat milling business in the region of Meknes, Morocco.

Pursuant to the terms of the agreement, the purchase price of the acquisition was $331, fully paid in cash.

The following table represents the final allocation of the purchase consideration among assets acquired and liabilities assumed at their estimated acquisition date fair values:

September 30,
2021
Consideration paid:
Cash	$332
Assumed debt	6,548
Noncontrolling interest	221
Total consideration paid	$7,101

Net assets acquired:
Current assets	4,665
Current liabilities	(4,416)
Property, plant and equipment	5,413
Tradename	323
Customer relationship	453
Total net assets acquired	6,438
Goodwill	663
Total consideration paid	$7,101

The valuation of the acquired intangible assets is inherently subjective and relies on significant unobservable inputs. The Company used an income approach to value the acquired customer relationships intangible assets. The method used for the acquired trade name intangible assets was the Relief from Royalty Method. The valuation for each of these intangible assets was based on estimated projections of expected cash flows to be generated by the assets, discounted to the present value at discount rates commensurate with perceived risk. The valuation assumptions take into consideration the Company’s estimates of customer attrition and revenue growth projections. The Company is amortizing the identifiable intangible assets arising from the Sanabil SA acquisition in relation to the expected cash flows from the individual intangible assets over their respective useful lives, which have a weighted average life of 20 years (see Note 9). Goodwill represents Sanabil SA’s market presence and its experienced workforce as well as future potential to generate cash flows and other economic benefits and results from assets that are not separately identifiable as part of the transaction and is not deductible for tax purposes.

The Company incurred no material transaction costs for the acquisition of Sanabil SA.

F-41

FORAFRIC AGRO HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

The carrying amount of Sanabil SA’s assets and liabilities included in the consolidated financial statements are as follows at December 31, 2021:

December 31,
2021
(in thousands)
Cash	$2,670
Accounts receivable	1,944
Inventory	936
Other current assets	3,950
Property, plant, and equipment	5,233
Intangible assets	777
Goodwill	636
Total assets	$16,146
Accounts payable	$3,896
Other current liabilities	6,807
Long-term debt	1,061
Total liabilities	$11,764

The operating results from the date of acquisition to December 31, 2021 of Sanabil SA included in the consolidated financial statements are as follows:

December 31,
2021
(in thousands)
Revenues	$4,840
Net income	$179

Pro Forma information

The following unaudited pro forma information presents the impact of the results of operations of Sanabil SA on the Company revenue and net income for the years ended December 31, 2021 and 2020 as if the Sanabil SA acquisition had been completed on January 1, 2020, with adjustments to give effect to pro forma events that are directly attributable to the Sanabil SA acquisition.

The unaudited pro forma information does not reflect any operating efficiencies or potential cost savings that may result from the consolidation of the operations of the Company and Sanabil SA. Accordingly, this unaudited pro forma information is presented for illustrative purposes and are not intended to represent or be indicative of the actual impact on the results of operations of the Company that would have been achieved had the Sanabil SA acquisition occurred at January 1, 2020, nor are they intended to represent or be indicative of impact on future results of operations:

	December 31,	December 31,
	2021	2020
	(in thousands)	(in thousands)
Revenues	$20,028	$21,915
Net income	$(458)	$(522)

F-42

FORAFRIC AGRO HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

MDS Burkina

Effective on July 30, 2021, the Company completed a share purchase acquisition of MDS Burkina. By way of the acquisition, the Company acquired a 78.21% stake in a wheat milling business in Burkina.

Pursuant to the terms of the agreement, the Company will provide financial investments to MDS Burkina in the form of a cash consideration for a total amount of $6,153, $2,622 of which has already been paid as of December 31, 2021, with the remaining deferred purchase consideration of $3,531 to be paid within the next 12 months and is recorded within current liabilities on the consolidated balance sheets. The amount invested will be used first to recapitalize the company and finance working capital.

The Company thus agreed to fund MDS Burkina for operational cash flow needs and bear the risk of its losses from operations and MDA Burkina agrees that the Company has rights to 78.21% of MDS Burkina’s net profits, if any.

The following table represents the preliminary allocation of the purchase consideration among assets acquired and liabilities assumed at their estimated acquisition date fair values:

July 30,
2021
Consideration paid:
Cash	$2,622
Deferred purchase consideration	3,531
Assumed debt	7,348
Noncontrolling interest	1,714
Total consideration paid	$15,215

Net assets acquired:
Current assets	4,559
Current liabilities	(1,145)
Property, plant and equipment	9,970
Total net assets acquired	13,384
Goodwill	1,830
Total consideration paid	$15,215

Goodwill represents MDS Burkina’s market presence and its experienced workforce as well as future potential to generate cash flows and other economic benefits and results from assets that are not separately identifiable as part of the transaction and is not deductible for tax purposes.

The Company incurred no material transaction costs for the acquisition of MDS Burkina.

The carrying amount of MDS Burkina’s assets and liabilities included in the consolidated financial statements are as follows at December 31, 2021:

December 31,
2021
(in thousands)
Cash	$170
Accounts receivable	189
Inventory	1,038
Other current assets	2,126
Property, plant, and equipment	9,449
Goodwill	1,744
Total assets	$14,716
Accounts payable	$476
Other current liabilities	507
Long-term debt	6,621
Total liabilities	$7,604

F-43

FORAFRIC AGRO HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

The operating results from the date of acquisition to December 31, 2021 of MDS Burkina included in the consolidated financial statements are as follows:

December 31,
2021
(in thousands)
Revenues	$509
Net loss	$(388)

Pro Forma information

The following unaudited pro forma information presents the impact of the results of operations of MDS Burkina on the Company revenue and net income for the years ended December 31, 2021 and 2020 as if the MDS Burkina acquisition had been completed on January 1, 2020, with adjustments to give effect to pro forma events that are directly attributable to the MDS Burkina acquisition.

The unaudited pro forma information does not reflect any operating efficiencies or potential cost savings that may result from the consolidation of the operations of the Company and MDS Burkina. Accordingly, this unaudited pro forma information is presented for illustrative purposes and are not intended to represent or be indicative of the actual impact on the results of operations of the Company that would have been achieved had the MDS Burkina acquisition occurred at January 1, 2020, nor are they intended to represent or be indicative of impact on future results of operations:

	December 31,	December 31,
	2021	2020
	(in thousands)	(in thousands)
Revenues	$520	$272
Net loss	$(817)	$(1,001)

MDS Mali

Effective on April 30, 2021, the Company completed a share purchase acquisition of MDS Mali. By way of the acquisition, the Company acquired a 70.35% stake in a wheat milling business in Mali.

Pursuant to the terms of the agreement, the Company will provide financial investments to MDS Mali in the form of a cash consideration for a total amount of $9,579, $5,912 of which has already been paid as of December 31, 2021, with the remaining deferred purchase consideration of $3,667 to be paid within the next 12 months and is recorded within current liabilities on the consolidated balance sheets. The amount invested will be used first to recapitalize the company and finance working capital.

The following table represents the final allocation of the purchase consideration among assets acquired and liabilities assumed at their estimated acquisition date fair values:

April 30,
2021
Consideration paid:
Cash	$5,912
Deferred purchase consideration	3,667
Assumed debt	9,723
Noncontrolling interest	4,037
Total consideration paid	$23,339

Net assets acquired:
Current assets	16,715
Current liabilities	(7,293)
Property, plant and equipment	8,289
Tradename	734
Customer relationship	1,760
Other intangible assets	20
Total net assets acquired	20,225
Goodwill	3,114
Total consideration paid	$23,339

The valuation of the acquired intangible assets is inherently subjective and relies on significant unobservable inputs. The Company used an income approach to value the acquired customer relationships intangible assets. The method used for the acquired trade name intangible assets was the Relief from Royalty Method. The valuation for each of these intangible assets was based on estimated projections of expected cash flows to be generated by the assets, discounted to the present value at discount rates commensurate with perceived risk. The valuation assumptions take into consideration the Company’s estimates of customer attrition and revenue growth projections.

F-44

FORAFRIC AGRO HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

The Company is amortizing the identifiable intangible assets arising from the MDS Mali acquisition in relation to the expected cash flows from the individual intangible assets over their respective useful lives, which have a weighted average life of 20 years (see Note 9).

Goodwill represents MDS Mali’s market presence and its experienced workforce as well as future potential to generate cash flows and other economic benefits and results from assets that are not separately identifiable as part of the transaction and is not deductible for tax purposes.

The Company incurred no material transaction costs for the acquisition of MDS Mali.

The carrying amount of MDS Mali’s assets and liabilities included in the consolidated financial statements are as follows at December 31, 2021:

December 31,
2021
(in thousands)
Cash	$1,011
Accounts receivable	1,790
Inventory	3,132
Other current assets	7,571
Property, plant, and equipment	7,320
Intangible assets	2,287
Goodwill	2,919
Total assets	$26,030
Accounts payable	$4,493
Other current liabilities	1,017
Long-term debt	7,121
Total liabilities	$12,632

The operating results from the date of acquisition to December 31, 2021 of MDS Mali included in the consolidated financial statements are as follows:

2021
(in thousands)
Revenues	$15,353
Net income	$656

F-45

FORAFRIC AGRO HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

Pro Forma information

The following unaudited pro forma information presents the impact of the results of operations of MDS Mali on the Company revenue and net income for the years ended December 31, 2021 and 2020 as if the MDS Mali acquisition had been completed on January 1, 2020, with adjustments to give effect to pro forma events that are directly attributable to the MDS Mali acquisition.

The unaudited pro forma information does not reflect any operating efficiencies or potential cost savings that may result from the consolidation of the operations of the Company and MDS Mali. Accordingly, this unaudited pro forma information is presented for illustrative purposes and are not intended to represent or be indicative of the actual impact on the results of operations of the Company that would have been achieved had the MDS Mali acquisition occurred at January 1, 2020, nor are they intended to represent or be indicative of impact on future results of operations:

	December 31,	December 31,
	2021	2020
	(in thousands)	(in thousands)
Revenues	$19,348	$11,008
Net income (loss)	$831	$(19)

Trigola

Effective on November 5, 2020, pursuant to an investment and shareholders agreement dated November 5, 2020, the Company entered into an agreement with Trigola, an entity incorporated in the Republic of Angola and owned by the Parent for a majority for a share in Trigola’s equity of 75%. Pursuant to the terms of the agreement, the Company will provide financial investments for the construction, commissioning and operation of a new industrial facility for the processing of wheat and the production of wheat flour, management services and other services on an exclusive basis in relation to Trigola’s business. The Company agrees to fund Trigola for operational cash flow needs and bear the risk of Trigola’s losses from operations and Trigola agreed that the Company has rights to 75% of Trigola’s net profits, if any.

Summary of Key Terms of the Trigola Agreement:

●	Forafric is the exclusive manager of Trigola.

●	Trigola shall not directly or indirectly accept the same or similar services from other parties.

●	Forafric agrees to fund Trigola’s operational needs and bear the risk of Trigola’s losses from operations and Trigola agrees that the Company has rights to 75% of the Trigola’s net profits, if any.

The Company did not provide financial or other support to Trigola for the period presented that the Company was not previously contractually required to provide.

As of December 31, 2021, there were no pledges or collateralization of the Trigola’s assets that can only be used to settle obligations of Trigola.

F-46

FORAFRIC AGRO HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

The carrying amount of the Trigola’s assets and liabilities included in the consolidated financial statements are as follows at December 31, 2021 and December 31, 2020:

	December 31,	December 31,
	2021	2020
	(in thousands)
Cash	$98	$2,475
Accounts receivable	-	161
Other current assets	400	939
Property, plant, and equipment	4,124	44
Total assets	$4,622	$3,619
Accounts payable	$4,122	$3,232
Other current liabilities	161	58
Total liabilities	$4,283	$3,290

The operating results of Trigola included in the consolidated financial statements are as follows for the years ended December 31, 2021 and 2020:

	December 31,	December 31,
	2021	2020
	(in thousands)	(in thousands)
Revenues	$953	$384
Net loss	$(47)	$(115)

On September 30, 2021, the Company acquired 37.10% of the capital stock of GMT Niger headquartered in Niger, which is a non-operational wheat milling facility. The Company has accounted for this investment as an equity method investment. GMT Niger was non-operational for the period ending December 31, 2021, as such, no gain or loss representing the Company’s portion of ownership was recorded.

F-47

FORAFRIC AGRO HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

15.	EARNINGS PER SHARE

Basic earnings per share is computed by dividing net income by the number of weighted average common shares outstanding during the reporting period. The Company’s weighted average number of shares outstanding used in calculating earnings per share are 120,000,000, 3,620,017 and 3,690 for the years ended December 31, 2021, 2020 and 2019, respectively. Because there was no activity to cause dilution in the weighted average common shares, basic and diluted earnings per share are disclosed together in each of the reporting periods.

16.	COMMITMENTS AND CONTINGENCIES

In 2018, The Company entered into a five-year supply agreement with Millcorp, pursuant to which the Company is obligated to obtain at least 80% of the Company’s annual requirements of common wheat, durum wheat, or any other cereal, from Millcorp until March 31, 2023. Millcorp is currently providing 100% of the Company’s imported grain needs. The purchases incurred were $141,565, $112,528 and $74,035 as of December 31, 2021, 2020 and 2019, respectively.

The Company has commitments with banks to finance its operating activities. The Company has provided collateral and mortgages to banks of $25,464 as of December 31, 2021 and 2020.

From time to time the Company is involved in litigation incidental to the conduct of its business. These matters may relate to employment and labor claims, patent and intellectual property claims, claims of alleged non-compliance with contract provisions and claims related to alleged violations of laws and regulations. When applicable, the Company records accruals for contingencies when it is probable that a liability will be incurred, and the amount of loss can be reasonably estimated. Defense costs are expensed as incurred and are included in professional fees. While the outcome of lawsuits and other proceedings against the Company cannot be predicted with certainty, in the opinion of management, individually or in the aggregate, no such lawsuits and other proceedings had or are expected to have a material effect on the consolidated financial statements in 2021 and 2020.

17.	SEGMENT INFORMATION

The Company manages operations on a company-wide basis, thereby making determinations as to the allocation of resources in total rather than on a segment-level basis. The Company has designated reportable segments based on how management views its business. The Company does not segregate assets between segments for internal reporting. Therefore, asset-related information has not been presented. The reportable segments, as presented below, are consistent with the manner in which the Company reports its results to the CODM.

As discussed in Note 1 – Nature of Operations and Basis of Presentation, effective in the fourth quarter of 2021, the manner in which the Company’s Chief Executive Officer, who is the CODM, evaluates performance and makes decisions about how to allocate resources changed, and the Company reported results in three operating and reportable segments, Soft Wheat, Durum Wheat and Couscous and Pasta. Prior to the fourth quarter of 2021, the Company reported its distribution activities within the “Other” segment which has since been integrated at the level of the three industrial segments.

The principal products that comprise each segment are as follows:

Soft Wheat – The Soft Wheat segment includes the production and sale of soft wheat yielding flour that is used to make desserts and sauces.

Durum Wheat - The Durum Wheat segment includes the production and sale of hard wheat yielding flour that is used to make pasta.

Couscous and Pasta – The Couscous and Pasta segment includes the secondary processing of products including couscous and pasta sold to end customers.

The Company evaluates the performance of its segments based on sales and operating income. Operating income is defined as gross profit less sales & marketing costs, direct selling, general, and administrative expenses, and other operating expenses. The amounts in the following tables are obtained from reports used by senior management and do not include income taxes. Other expenses not allocated include unallocated corporate expenses (other operating expenses). The accounting policies of the Company’s segments are the same as those described in the summary of significant accounting policies set forth in Note 2.

F-48

FORAFRIC AGRO HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

Financial information relating to the Company’s reportable segments is as follows:

	Year ended
	December 31,
	2021	2020	2019
	(in thousands)
Sales to external customers:
Soft Wheat	$177,175	$129,096	$129,500
Durum Wheat	54,737	$37,571	32,899
Couscous & Pasta	29,767	$29,929	20,810
Total	$261,679	$196,596	$183,209
Direct operating income (loss):
Soft Wheat	1,114	5,667	2,553
Durum Wheat	566	1,333	66
Couscous & Pasta	1,706	2,891	1,359
Operating income	$3,386	$9,891	$3,978

Geographic Information — The Company had net sales from customers outside of Morocco of approximately 9.5%, 4.1% and 3.1% of total consolidated net sales from continuing operations in 2021 and 2020, respectively. Net sales are determined based on the customer destination where the products are shipped.

Long-lived assets consist of net property, plant, and equipment. The geographic location of long-lived assets is as follows:

	Year ended
	December 31,
	2021	2020
	(in thousands)
Morocco	$88,479	$89,577
Burkina	9,449	-
Mali	7,320	-
Angola	4,124	44
Other	104	-
Total	$109,476	$89,621

18.	RELATED PARTIES

The following discussion summarizes activity between the Company and related parties.

In 2015, the Company entered into a building lease agreement for the headquarters of Forafric Maroc, a wholly owned subsidiary, with a lease term through 2024. The Company’s Parent owns 100% of the company that owns the building. Total rent is approximately $420 per year.

The Company’s amounts due from related parties were $898 and $387 as of December 31, 2021 and 2020, respectively.

The Company has a loan to the non-controlling interest holders of MDS Burkina in the amount of $1,234.

The Company maintains an interest-free loan with no maturity date to the Parent Company in the amount of $15,269 and $8,683 as of December 31, 2021 and 2020, respectively. During 2020, a portion of the loan was converted into common shares of the Company in the amount of $119,996.

F-49

FORAFRIC AGRO HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

In 2021, the stockholder of the group decided to shut down the Company’s affiliate Forafric Corporation. Therefore, certain assets and liabilities of Forafric Corporation were transferred to the Company. As a result, the following transactions were recorded in the Company’s statement of equity as follows:

-	Transfer of stockholder loan from related party for $1,339,

-	Contribution of fixed assets from related party for $168.

The Company has not entered into any other significant transactions with other related parties.

19.	SUBSEQUENT EVENTS

In preparing the consolidated financial statements through the December 31, 2021, the Company has evaluated subsequent events for recognition and disclosure through April 18, 2021, the date that these consolidated financial statements and accompanying notes were available for issuance.

F-50

Annex A

Execution Version

SECURITIES PURCHASE AGREEMENT

BY AND AMONG

GLOBIS ACQUISITION CORP.,

LIGHTHOUSE CAPITAL LIMITED,

AND

FORAFRIC AGRO HOLDINGS LIMITED

December 19, 2021

TABLE OF CONTENTS

ARTICLE I THE TRANSACTION		2

1.01	Basic Transaction	2
1.02	Purchase Price	2
1.03	Estimated Closing Payment	3
1.04	Closing Payment Determination	4
1.05	Preparation of the Pre-Closing and Closing Statements	6
1.06	Payment of the Closing Payment	6
1.07	Earnout Payments	7
1.08	Warrant Proceeds	9
1.09	Withholding	9
1.10	Company Share Options	9
1.11	Buyer Committee	9
1.12	Redomiciliation	10

ARTICLE II CLOSING DELIVERABLES		11

2.01	Closing	11
2.02	Buyer’s Closing Deliverables	11
2.03	The Seller’s Closing Deliverables	12

ARTICLE III REPRESENTATIONS AND WARRANTIES REGARDING BUYER		13

3.01	Status	13
3.02	Power and Authority	13
3.03	Enforceability	14
3.04	No Violations; Consents and Approvals	14
3.05	No Brokers	14
3.06	Litigation	14
3.07	SEC Filings	14
3.08	Capitalization	15
3.09	Bad Actor	15
3.10	Trust Account	15
3.11	Tax Matters	16
3.12	No Other Representations or Warranties	16

ARTICLE IV REPRESENTATIONS AND WARRANTIES REGARDING THE SELLER		16

4.01	Status	16
4.02	Power and Authority; Ownership	16
4.03	Enforceability	17
4.04	No Violations; Consents and Approvals	17
4.05	No Brokers	17
4.06	Litigation	17
4.07	No Other Representations or Warranties	17

i

ARTICLE V REPRESENTATIONS AND WARRANTIES REGARDING THE ACQUIRED COMPANIES		18

5.01	Company Status; Authority; Enforceability	18
5.02	Capitalization; Subsidiaries	19
5.03	No Violation; Consents and Approvals	19
5.04	Financial Statements	19
5.05	Undisclosed Liabilities	20
5.06	Absence of Certain Developments	21
5.07	Litigation	23
5.08	Environmental Matters	23
5.09	Title to Properties	24
5.10	Compliance with Laws	26
5.11	Permits	26
5.12	Labor and Employment Matters	26
5.13	Employee Benefit Plans	28
5.14	Tax Matters	29
5.15	Insurance	30
5.16	Affiliated Transactions	31
5.17	Material Contracts	31
5.18	Intellectual Property	33
5.19	No Brokers	35
5.20	Customers and Suppliers	35
5.21	Product Warranty	35
5.22	Product Liability	36
5.23	Anti-Bribery and Anti-Money Laundering	36
5.24	Trade Compliance	37
5.25	Business Continuity	37
5.26	Regulatory Matters	37
5.27	Investment Company	37
5.28	Convertible Bonds	38
5.29	No Other Representations or Warranties	38

ARTICLE VI PRE-CLOSING COVENANTS		38

6.01	Further Assurances; Closing Conditions	38
6.02	Notices and Consents	38
6.03	Regulatory and Securities Filings	39
6.04	Conduct of the Business	42
6.05	Access to Information	42
6.06	Exclusivity	43
6.07	Investor Presentations	43
6.08	Board and Officers of Buyer	43
6.09	Notice of Developments	43
6.10	Stockholder Approval	44
6.11	Listing of Shares	44
6.12	PIPE Investment and Convertible Bonds	44

ii

ARTICLE VII POST-CLOSING COVENANTS		46

7.01	Further Assurances	46
7.02	Director and Officer Liability and Indemnification	46
7.03	Access to Books and Records	46
7.04	Transfer Taxes	47
7.05	Restrictive Covenants	47
7.06	338(g) Election	49

ARTICLE VIII CONDITIONS TO THE OBLIGATIONS OF BUYER		49

8.01	Accuracy of Representations and Warranties	49
8.02	Compliance with Obligations	49
8.03	No Adverse Proceeding	49
8.04	Competition Laws	49
8.05	Wheat Supported Debt Facility	50
8.06	No Material Adverse Effect	50
8.07	Stockholder Vote	50
8.08	Sponsor’s Escrow Shares Release	50
8.09	Redomiciliation.	50
8.10	Other Deliveries	50

ARTICLE IX CONDITIONS TO THE OBLIGATIONS OF THE SELLER		50

9.01	Accuracy of Representations and Warranties	50
9.02	Compliance with Obligations	51
9.03	No Adverse Proceeding	51
9.04	Competition Laws	51
9.05	Memorandum and Articles of Association	51
9.06	Other Deliveries	51

ARTICLE X INDEMNIFICATION		51

10.01	Survival	51
10.02	Indemnification by the Seller	52
10.03	Indemnification by Buyer	52
10.04	Limitations on Indemnification by the Seller	52
10.05	Limitations on Indemnification by Buyer	53
10.06	Indemnification Procedures	53
10.07	Recovery	56
10.08	Other Indemnification Matters	57
10.09	Tax Treatment of Indemnification Payments	59

ARTICLE XI TERMINATION		59

11.01	Termination	59
11.02	Effect of Termination	60

ARTICLE XII GENERAL PROVISIONS		60

12.01	Notices	60
12.02	Entire Agreement	61
12.03	Severability	61
12.04	Expenses	62
12.05	Amendment; Waiver	62
12.06	Beneficiaries; Assignment	62
12.07	Counterparts	62
12.08	Interpretation; Disclosure Schedule	62
12.09	Governing Law	63
12.10	Arbitration, Forum Selection and Consent to Jurisdiction	63
12.11	Specific Performance	64
12.12	Arm’s-Length Negotiations	65
12.13	Confidentiality; Publicity	65
12.14	Made Available	66
12.15	Electronic Delivery	66
12.16	WAIVER OF JURY TRIAL	66
12.17	Trust Account Waiver	66
12.18	Conflicts and Privilege	67

iii

EXHIBITS

Exhibit A	Definitions
Exhibit B	Form of Gibraltar Articles
Exhibit C	Forms of Closing Certificate
Exhibit D	Form of Escrow Agreement
Exhibit E	Form of Seller Lockup Agreement
Exhibit F	Form of Sponsor Lockup Agreement
Exhibit G	Form of Subscription Agreement
Exhibit H	Form of Convertible Bond Subscription Deed

Annex A

SECURITIES PURCHASE AGREEMENT

This SECURITIES Purchase Agreement (this “Agreement”) is entered into as of December 19, 2021 (the “Signing Date”), by and among (i) Globis Acquisition Corp., a Delaware corporation (“Buyer”), (ii) Lighthouse Capital Limited, a Gibraltar private company limited by shares (the “Seller”), and (iii) Forafric Agro Holdings Limited, a Gibraltar private company limited by shares (the “Company”). Capitalized terms used but not otherwise defined herein have the meanings ascribed to them on Exhibit A attached hereto. Buyer, the Seller, and the Company are referred to collectively herein as the “Parties” and each individually as a “Party.”

RECITALS

A.                  The Seller owns 100% of the issued Equity Securities (the “Purchased Securities”) of the Company.

B.                  On the Closing Date, the Seller desires to sell to Buyer all of its right, title, and interest in and to the Purchased Securities, and Buyer desires to purchase from the Seller all of the Seller’s right, title, and interest in and to the Purchased Securities, in each case, upon the terms and subject to the conditions set forth in this Agreement.

C.                  The respective governing bodies of Buyer, the Seller, and the Company have each approved this Agreement and the transactions contemplated hereby, in each case, upon the terms and subject to the conditions set forth herein.

D.                  Before the Closing, on the terms and subject to the conditions set forth in the Subscription Agreements to be entered into before the Closing, the PIPE Investors will purchase from Buyer in a private placement certain Buyer Ordinary Shares, for an aggregate purchase price equal to the PIPE Investment Amount (the “PIPE Investment”).

E.                   Before the Closing, the Company may raise up to $80,000,000 by the issue of convertible bonds (the “Convertible Bonds”) to third-party holders where the outstanding principal of the Convertible Bonds and accrued interest will, concurrently with the consummation of the PIPE Investment and the Closing, convert to Buyer Ordinary Shares at the rate of $9.45 per share.

F.                   Before the Closing, on the terms and subject to the conditions set forth in this Agreement, Buyer will (i) form a wholly-owned subdidiary under the Laws of the State of Nevada (the “New Subsidiary”), (ii) merge with and into the New Subsidiary such that the New Subsidiary will survive the merger and succeed to all of the rights, privileges, immunities, properties, powers, liabilities, and obligations of Buyer, including under this Agreement (the “Pre-Closing Merger”), and (iii) change its jurisdiction of incorporation from the State of Nevada to Gibraltar by effecting the Redomiciliation in accordance with the applicable provisions of the Nevada Business Corporation Act (the “Nevada Act”) and the Companies Act 2014 of the Laws of Gibraltar (the “Companies Act”) and the Companies (Re-domiciliation) Regulations 1996 of the Laws of Gibraltar (the “Companies Regulations”).

G.                  In connection with the Redomiciliation, Buyer will amend and restate its Organizational Documents by adopting and filing under the Companies Act a memorandum of association and articles of association in the form attached hereto as Exhibit B (the “Gibraltar Articles”). Upon successfully applying to establish a domicile in Gibraltar in accordance with the provisions of the Companies Act and the Companies Regulations, the Registrar of Companies in Gibraltar will issue a “Certificate of Redomiciliation of a Company” (the “Gibraltar Charter”).

A-1

AGREEMENT

The Parties, intending to be legally bound, hereby agree as follows:

Article I

THE TRANSACTION

1.01          Basic Transaction. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer will purchase, acquire, and accept from the Seller, and the Seller will sell, transfer, assign, convey, and deliver to Buyer all right, title, and interest in and to all of the Purchased Securities, free and clear of any and all Liens.

1.02          Purchase Price.

(a)               Consideration. Subject to the adjustments set forth in this Article I, the aggregate consideration for the Purchased Securities (the “Consideration”) will be:

(i)                 an amount (the “Closing Payment”) equal to (1) $20,000,000 (the “Base Cash Consideration”), plus (2) the Additional Cash Consideration (if any), minus (3) the outstanding amount of all Funded Debt as of the Closing (other than Permitted Debt); plus

(ii)              15,100,000 Buyer Ordinary Shares (the “Base Shares”); plus

(iii)            the Additional Closing Shares (if any) (together with the Base Shares, the “Closing Shares”); plus

(iv)             the Earnout Shares (if any) issued and delivered pursuant to Section 1.07; plus

(v)               the Warrant Proceeds (if any) paid pursuant to Section 1.08.

(b)               Base Shares Calculation. If the Closing Payment (including the Estimated Closing Payment as of the Closing) is less than $0, then the number of Base Shares will be reduced by a number of shares equal to (x) the absolute value of the Closing Payment divided by (y) $10.50 (rounded to the nearest whole share).

A-2

(c)               Additional Cash Consideration and Additional Closing Shares. At the Closing, the Consideration may, in addition to the Base Cash Consideration, include an amount in cash (the “Additional Cash Consideration”) and, in addition to the Base Shares, an amount of Buyer Ordinary Shares (the “Additional Closing Shares”) determined based on the amount of Remaining Cash, as follows:

(i)                 If Remaining Cash is equal to or greater than $120,000,000, then (x) the Additional Cash Consideration will be $20,000,000 and (y) the Additional Closing Shares will be zero.

(ii)              If Remaining Cash is less than $100,000,000, then (x) the Additional Cash Consideration will be $0 and (y) the Additional Closing Shares will be 1,904,762 Buyer Ordinary Shares.

(iii)            If Remaining Cash is more than $100,000,000 but less than $120,000,000, then (x) the Additional Cash Consideration will be equal to the difference between the Remaining Cash and $100,000,000, and (y) the Additional Closing Shares will be a number of Buyer Ordinary Shares equal to (1) the difference of (a) $20,000,000 minus (b) the Additional Cash Consideration, divided by (2) $10.50 (e.g., for illustrative purposes only, if Remaining Cash is $110,000,000, then the Additional Cash Consideration would be $10,000,000 and the Additional Closing Shares would be 952,381 Buyer Ordinary Shares).

(d)               Closing Payment. At the Closing, Buyer will:

(i)                 issue and deliver the Closing Shares (less the Indemnity Shares) to the Seller;

(ii)              pay the Estimated Closing Payment (if any) to the Seller;

(iii)            pay (or cause to be paid), on behalf of the Seller and the Acquired Companies, the outstanding amount of all Funded Debt (other than the Permitted Debt), if any, reflected in the Pre-Closing Statement and contemplated by its terms to be paid at the Closing pursuant to the payoff and release letters delivered by the Seller to Buyer pursuant to Section 2.03(c) (the “Payoff Letters”);

(iv)             pay (or cause to be paid), on behalf of the Seller and the Acquired Companies, the Transaction Expenses pursuant to the Expense Invoices delivered by the Seller to Buyer pursuant to Section 2.03(d); and

(v)               deposit the Indemnity Shares with the Escrow Agent, pursuant to the terms of this Agreement and the Escrow Agreement.

(e)               Payment. The Estimated Closing Payment will be made by wire transfer of immediately available funds to the account(s) designated by the Seller in the Pre-Closing Statement.

A-3

1.03          Estimated Closing Payment. Not less than five Business Days before the Closing Date, the Seller will, in consultation with Buyer, prepare and deliver to Buyer a statement (the “Pre-Closing Statement”) that will set forth the Seller’s good faith estimate of (a) the outstanding amount of all Funded Debt as of the Closing Date (other than the Permitted Debt), (b) the Remaining Cash, and (c) based on the foregoing and the definitions herein, the Closing Payment (the “Estimated Closing Payment”), together with all records and work papers reasonably necessary and requested by Buyer to compute and verify the information set forth in the Pre-Closing Statement. Before the Closing, each of the Seller and the Company shall provide Buyer and its Representatives with reasonable access to their and the Acquired Companies’ books of account, work papers, and records used to prepare the Pre-Closing Statement for the purpose of verifying the amounts set forth therein and each of the Seller and the Company shall permit Buyer and its Representatives to make inquiries of the Seller, the Acquired Companies, and their respective Representatives regarding questions, concerns, or disagreements with the Pre-Closing Statement arising in the course of their review thereof. Before the Closing, the Seller and Buyer shall, in good faith, seek to resolve any differences that they may have with respect to the computation of any of the items in the Pre-Closing Statement and revise the Estimated Closing Payment. However, if the Parties are unable to resolve all such differences before the Closing, the Seller’s good faith estimate of any items in the Pre-Closing Statement disputed by Buyer shall be used for purposes of determining the payments to be made by Buyer to the Seller pursuant to Section 1.02(c) only so long as the aggregate amount in dispute does not exceed the value of the Indemnity Shares (and if the amount in dispute exceeds the value of the Indemnity Shares, the Seller may elect to revise the Pre-Closing Statement or consent to an increase of the number of shares constituting the Indemnity Shares and thus reduce the Base Shares, in each case in an amount sufficient to cause such amount in dispute not to exceed the value of the Indemnity Shares, as adjusted). For the avoidance of doubt, Buyer’s acceptance of the Pre-Closing Statement at the Closing or Seller’s acceptance of payments by Buyer at Closing that are less than the Estimated Closing Payment as calculated by the Seller, will not be deemed to waive or otherwise impair any rights of the Seller or Buyer relating to preparation of the Closing Statement and the adjustments to the Closing Payment pursuant to this Agreement, or waive, limit, or otherwise modify any of their respective rights or remedies under this Agreement.

1.04          Closing Payment Determination.

(a)               As promptly as possible, but in any event within 90 days after the Closing Date, Buyer will prepare and deliver to the Seller (A) a statement setting forth Buyer’s good faith calculation of (i) the outstanding amount of all Funded Debt as of the Closing Date (other than the Permitted Debt), (ii) the amount of Remaining Cash, and (iii) based on the foregoing and the definitions herein, the Closing Payment (the “Closing Statement”), and (B) all records and work papers reasonably necessary for the Seller to compute and verify the information set forth in the Closing Statement. Following the Closing, Buyer will, and will cause the Acquired Companies, and their respective and relevant officers, employees, consultants, accountants, and agents to, cooperate with the Seller and its Representatives in connection with the Seller’s review of the Closing Statement and to provide any books, records, work papers, and other information reasonably requested by the Seller and its Representatives in connection therewith.

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(b)               If the Seller has any objections to the Closing Statement, then the Seller must, by 5:00 p.m. Eastern Time on the date that is 60 days after the delivery of the Closing Statement, deliver to Buyer a written statement (the “Objection Statement”) setting forth its disputes or objections to the Closing Statement in reasonable detail as to those specific items and amounts to which the Seller objects (the “Objection Disputes”) and the Seller’s proposed resolution of each such Objection Dispute. The Seller may not amend or modify the Objection Statement following the Objection Date Deadline except with Buyer’s prior written consent. If an Objection Statement is not delivered to Buyer by 5:00 p.m. Eastern Time on the date that is 60 days after the delivery of the Closing Statement (the “Objection Date Deadline”), then the Closing Statement as originally received by the Seller will be final, binding, non-appealable, and conclusive on the Parties. If an Objection Statement is timely delivered by the Seller to Buyer, then Buyer and the Seller will negotiate in good faith to resolve any Objection Disputes, but if they do not reach a final resolution within 30 days after the delivery of the Objection Statement (or such longer period as may be agreed between Buyer and the Seller, the “Negotiation Period”), the Seller and Buyer will retain and submit each unresolved Objection Dispute to (y) Ernest & Young Global Limited, and (z) if Ernest & Young Global Limited is not available or is not independent at such time, an independent accounting firm mutually agreed upon by Buyer and the Seller (the “Independent Auditor”) to resolve such Objection Disputes; provided that if Buyer and the Seller do not jointly appoint the Independent Auditor within 10 days after the end of the Negotiation Period, then either Buyer or the Seller may request that the American Arbitration Association (the “AAA”) appoint as the “Independent Auditor” in the following order of priority, one of the following nationally recognized independent public accounting firm which has been determined by the AAA to have had no material relationships with either of the Parties or their respective Affiliates during the preceding two years and such appointment by the AAA will be final, binding, non-appealable, and conclusive on the Parties: (1) Deloitte Touche Tohmatsu Limited; (2) PricewaterhouseCoopers International Limited; and (3) KPMG International Limited. If, during the Negotiation Period or thereafter, the Seller and Buyer are able to resolve any Objection Disputes, then such agreed upon amounts will become final, binding, non-appealable, and conclusive on the Parties.

(c)               The Independent Auditor will be instructed to set forth a procedure to provide for prompt resolution of any unresolved Objection Disputes and, in any event, to make its determination in respect of such Objection Disputes within 30 days following its retention. Neither Buyer nor the Seller will have or conduct any communication, either written or oral, with the Independent Auditor without the other Party either being present (or having waived or declined in writing its right to be present) or receiving a concurrent copy of any written communication. Buyer and the Seller, and their respective Representatives, will cooperate fully with the Independent Auditor during its engagement and respond on a timely basis to all reasonable requests for information or access to documents or personnel made by the Independent Auditor, all with the intent to fairly, and in good faith, resolve all Objection Disputes submitted to it in accordance with this Section 1.04 as promptly as reasonably practicable. The Parties will be entitled to have a judgment entered on such written report in any court of competent jurisdiction. In resolving any Objection Dispute, the Independent Auditor (i) may not assign a value to any particular item greater than the greatest value for such item claimed by either Buyer or the Seller (in the case of the Seller, as set forth in the Objection Statement, and in the case of Buyer, as set forth in the Closing Statement or the work papers and records submitted in connection therewith, except that either Party’s position as to an Objection Dispute may deviate from the Closing Statement or the Objection Statement, as applicable, (x) with the other Party’s prior written consent or (y) based on new information or data provided or made available by or on behalf of the other Party after the date of delivery of the Objection Statement or the Closing Statement, as applicable), or less than the lowest value for such item claimed by either Buyer or the Seller (in the case of the Seller, as set forth in the Objection Statement, and in the case of Buyer, as set forth in the Closing Statement or the work papers and records submitted in connection therewith, except that either Party’s position as to an Objection Dispute may deviate from the Closing Statement or the Objection Statement, as applicable, (x) with the other Party’s prior written consent or (y) based on new information or data provided or made available by or on behalf of the other Party after the date of delivery of the Objection Statement or the Closing Statement, as applicable), (ii) will be bound by the principles set forth in this Agreement (including the Accounting Principles), (iii) will act as an expert and not as an arbitrator, (iv) may require a Party to provide additional information in its possession and (v) will limit its review to matters specifically set forth in the Objection Statement relating to the unresolved Objection Disputes submitted to it. The determination of the Independent Auditor shall be set forth in writing and shall include, to the extent any changes to the Closing Statement are necessary, a revised Closing Statement to reflect the resolution of any such Objection Disputes, all of which, including the Independent Auditor’s determination of such Objection Disputes, will be final, binding, non-appealable, and conclusive on the Parties (absent manifest error or fraud). If any unresolved Objection Disputes are submitted to the Independent Auditor, then, for purposes of this Section 1.04, the fees and expenses of the Independent Auditor in connection with any such resolution will be paid by the Parties (the Seller, on the one hand, and Buyer, on the other hand) in the inverse proportion as they may prevail on the matters resolved by the Independent Auditor. For example, should the items in dispute total an amount equal to $1,000 and the Independent Auditor awards $600 in favor of Buyer’s position, 60% of the costs and expenses of the Independent Auditor’s review would be borne by the Seller and 40% of the costs and expenses of the Independent Auditor would be borne by Buyer. In connection with the Independent Auditor’s determination as provided for herein, the Independent Auditor shall also determine (taking into account all fees and expenses of the Independent Auditor already paid by each of Buyer, on the one hand, and the Seller, on the other hand, as of the date of such determination (including any retainer)), the allocation of the fees and expenses of the Independent Auditor between Buyer, on the one hand, the Seller, on the other hand. The Parties acknowledge that all discussions related to any Objection Disputes are without prejudice communications made in confidence with the intent of attempting to resolve a litigious dispute and are subject to settlement privilege.

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(d)               The final Closing Statement, however determined pursuant to this Section 1.04, will set forth the outstanding amount of all Funded Debt as of the Closing Date (other than the Permitted Debt) to be used to determine the final Closing Payment.

(e)               The process set forth in this Section 1.04 will be the exclusive remedy of the Parties for any disputes related to items required to be reflected on the Closing Statement or included in the calculation of the outstanding amount of all Funded Debt (other than the Permitted Debt), whether or not the underlying facts and circumstances constitute a breach of any representations or warranties.

1.05          Preparation of the Pre-Closing and Closing Statements. The Pre-Closing Statement and the Closing Statement (including the calculation of the Closing Payment and each of the components thereof) will each be prepared and calculated in accordance with the Accounting Principles, except that each of the Pre-Closing Statement and the Closing Statement will not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement.

1.06          Payment of the Closing Payment. Upon the final determination of the Closing Statement pursuant to Section 1.04:

(a)               If the Closing Payment exceeds the Estimated Closing Payment (such excess, the “Positive Adjustment Amount”), then promptly (but in any event within five Business Days after the final determination of the Closing Statement pursuant to Section 1.04), Buyer will pay or cause to be paid the Positive Adjustment Amount by the issuance of Buyer Ordinary Shares to the Seller, at $10.50 per share, rounded to the nearest whole share.

(b)               If the Estimated Closing Payment exceeds the Closing Payment (such excess, the “Negative Adjustment Amount”), then promptly (but in any event within five Business Days after the final determination of the Closing Statement pursuant to Section 1.04), the Seller and Buyer will jointly instruct the Escrow Agent to release a number of Indemnity Shares equal to (x) the Negative Adjustment Amount divided by (y) $10.50 (rounded to the nearest whole share); provided that the Seller may, in its sole discretion, in lieu of satisfying such Negative Adjustment Amount obligation from the Indemnity Shares, elect to (i) pay Buyer an amount in cash equal to the Negative Adjustment Amount by wire transfer of immediately available funds or (ii) cause the return and cancellation, for no consideration, of Buyer Ordinary Shares then held of record and beneficially by the Seller (valued at $10.50 per share) in the amount of the Negative Adjustment Amount.

(c)               If the Estimated Closing Payment equals the Closing Payment, then no payment will be required.

1.07          Earnout Payments. On the terms and subject to the conditions of this Section 1.07, Buyer shall issue and deliver to Seller the number of Buyer Ordinary Shares, if any, that become payable in accordance with the provisions of this Section 1.07 (any such shares, the “Earnout Shares”).

(a)               Calculation of Earnout. The Earnout Shares shall be calculated as follows:

(i)                 If, during calendar year 2022, Adjusted EBITDA is less than $27,000,000, then no Earnout Shares will be earned and owed.

(ii)              If, during calendar year 2022, Adjusted EBITDA is equal to or greater than $27,000,000, then 500,000 Earnout Shares will be earned and owed.

(iii)            If, during calendar year 2023, Adjusted EBITDA is less than $33,000,000, then no Earnout Shares will be earned and owed.

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(iv)             If, during calendar year 2023, Adjusted EBITDA is equal to or greater than $33,000,000, then 500,000 Earnout Shares will be earned and owed.

(v)               If, during calendar year 2024, the Buyer Trading Price during the standard market trading hours (i.e., 9:30 a.m. to 4:00 p.m. New York time) of a Trading Day is not greater than or equal to $16.50 for any 20 Trading Days within any period of 30 consecutive Trading Days, then no Earnout Shares will be earned and owed.

(vi)             If, during calendar year 2024, the Buyer Trading Price during the standard market trading hours (i.e., 9:30 a.m. to 4:00 p.m. New York time) of a Trading Day is greater than or equal to $16.50 for any 20 Trading Days within any period of 30 consecutive Trading Days in calendar year 2024, then 1,000,000 Earnout Shares will be earned and owed.

(b)               Issuance of Earnout Shares. Buyer will issue and deliver the Earnout Shares, if any, to Seller within five Business Days after the amount of any such Earnout Shares becomes final and binding in accordance with Section 1.07(c), without interest.

(c)               Determination of Earnout Shares. Within 120 days after each of calendar years 2022 and 2023, Buyer shall cause to be prepared and delivered to Seller a statement in writing (the “Earnout Statement”) containing the Buyer’s calculation of (i) Adjusted EBITDA and (ii) based on such figure, the Earnout Shares, if any, earned for such calendar year, together with all records and work papers necessary to verify Buyer’s calculation of Adjusted EBITDA. After delivery of the Earnout Statement, the Seller shall be permitted to make, at the Seller’s sole cost, reasonable inquiries of Buyer regarding the Earnout Statement arising in the course of the Seller’s review of the Earnout Statement. In addition, the Seller shall be permitted to request additional information or supporting documentation required by the Seller to adequately review the Earnout Statement. Buyer shall use commercially reasonable efforts to promptly provide any such information or documentation reasonably requested by the Seller; provided that the Seller shall maintain the confidentiality of all such information provided to the Seller to the same extent as the information subject to Section 12.13. If the Seller has any objections to an Earnout Statement, then the Seller shall deliver to Buyer a statement in writing (the “Earnout Objections Statement”) setting forth in reasonable detail the specific elements and amounts with which the Seller disagrees (the “Earnout Dispute”) by 5:00 p.m. Eastern Time on the date that is 60 days after delivery of the Earnout Statement and, to the extent practicable, the Seller’s proposed resolution of each such Earnout Dispute. If the Seller does not deliver to Buyer an Earnout Objections Statement within such 60-day period or the Seller otherwise agrees with Buyer’s calculation of the Earnout Shares and the related Earnout Statement, then such Earnout Statement as originally delivered by Buyer will be deemed to have been accepted and agreed to by the Seller in the form in which it was delivered and will be final, binding, conclusive, and non-appealable on the parties. If an Earnout Objections Statement is delivered to Buyer within such 60-day period, then the Earnout Dispute will be resolved in accordance with the procedures set forth in Section 1.04, mutatis mutandis. Within 15 Business Days after the achievement of the applicable per-share Buyer Trading Price over the period contemplated by Section 1.07(a)(vi) during calendar year 2024, the Seller shall provide notice thereof to Buyer. Buyer will then have 10 Business Days from its receipt of such notice to verify the earning of the subject Earnout Shares and, if applicable, to issue such Earnout Shares to the Seller.

(d)               Acknowledgements. The parties acknowledge and agree that the contingent right to receive any Earnout Shares, if and when issuable, will not be represented by any form of certificate or other instrument, is not transferable, and does not constitute equity interests in Buyer or any of its Affiliates. The Earnout Shares will be subject to set-off in accordance with Section 10.07.

(e)               Operation of the Business. Following the Closing, the Parties acknowledge and agree that Buyer shall have the sole discretion with regard to all matters relating to the operation of the business of Buyer and its Subsidiaries (including the Acquired Companies and the Business). The Seller understands and agrees that (i) there is no assurance that Adjusted EBITDA or a Buyer Trading Price will be achieved in excess of amounts that would require any Earnout Shares to be issued, and (ii) neither Buyer nor any of its Affiliates owes any fiduciary or other duty (whether express or implied) to the Seller by virtue of, or with respect to, any contingent Earnout Shares contemplated by this Section 1.07; provided, however, that the foregoing shall not relieve any of the officers or directors of Buyer of their fiduciary or other obligations under the Companies Act and applicable law.

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1.08          Warrant Proceeds. Following the Closing, Buyer will pay to the Seller 20% of any cash proceeds actually received by Buyer before the five-year anniversary of the Closing (or such longer period if the term of the Buyer Warrants is extended beyond such five-year anniversary) resulting from the exercise of Buyer Warrants outstanding as of the Signing Date (the “Warrant Proceeds”). Such payment will be made (a) at the end of the calendar quarter in which Buyer actually receives such proceeds (provided that, if Buyer receives such proceeds within five Business Days before the end of a calendar quarter, then the payment to Seller will not be required to occur before the end of the next succeeding calendar quarter) and (b) by wire transfer of immediately available funds to an account designated in writing by the Seller to Buyer.

1.09          Withholding. Notwithstanding anything to the contrary contained in this Agreement, Buyer, the Company and its Subsidiaries, and any other applicable withholding agent will be entitled to deduct and withhold from any payments made pursuant to this Agreement such amounts as such withholding agent reasonably determines are required to be deducted and withheld with respect to the making of such payment under the Code or any applicable provision of state, local or non-United States Tax Law. To the extent that amounts are so withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

1.10          Company Share Options. Effective as of the Closing, pursuant to the Company ESOP, all Awards (as defined in the Company ESOP) granted under the Company ESOP shall be surrendered, cancelled, and exchanged in substitution for awards on substantially the same terms of each such Award, as approved by Buyer’s Board of Directors under the Buyer ESOP. Each of the Parties shall take all actions necessary to effect the cancellation and exchange contemplated by this Section 1.10, including by causing each holder of an Award to execute an award cancellation agreement in form and substance reasonably satisfactory to Buyer and the Company.

1.11          Buyer Committee. At the Closing, the Board of Directors of Buyer shall appoint a committee (the “Buyer Committee”) consisting of (a) Paul Packer and another individual designated by Paul Packer, and (b) two “independent” directors of Buyer as of after the Closing, who shall be agreed to by each of Buyer and the Company before the Closing, to act on behalf of Buyer to take all necessary actions and make all decisions pursuant to (i) the matters set forth in Sections 1.04, 1.06, 1.07, 1.08, 7.05, 12.05, 12.06, 12.11, 12.13, and 12.18, and (ii) the Escrow Agreement (including with respect to Buyer’s right to indemnification pursuant to Article X). In the event of a vacancy in such committee, the Board of Directors of Buyer shall appoint as a successor a Person who would qualify as an “independent” director of Buyer and who has not had any relationship with the Company, Sponsor, or Buyer before the Closing. For the avoidance of doubt, such committee shall have the power and authority to act on behalf of Buyer, without any further approval or consent required from any director, officer, or stockholder of Buyer, to take any necessary action and make any necessary decision on behalf of Buyer as contemplated by this Section.

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1.12          Redomiciliation.

(a)               After all of the conditions set forth in Article VIII and Article IX have been satisfied or, to the extent permitted by applicable Law, waived by the applicable Party or Parties entitled to the benefit thereof (other than the Redomiciliation Condition and those conditions that by their nature only can be satisfied at the Closing, but subject to the satisfaction or waiver thereof at such time), and following the Pre-Closing Merger, Buyer will change its jurisdiction of incorporation from the State of Nevada to Gibraltar by (i) deregistering as a corporation in accordance with Chapter 92A of the Nevada Act and (ii) continuing and re-domiciling as a Gibraltar public company pursuant to and in accordance with the Companies Act and the Companies Regulations (the “Redomiciliation”). Buyer will effect the Redomiciliation by (A) filing all applicable notices, undertakings and other documents required to be filed, paying all applicable fees required to paid, and causing the satisfaction of all other conditions to deregistration required to be satisfied, in each case, under the Nevada Act and in accordance therewith and (B) filing an application for establishing domicile in Gibraltar, in form and substance acceptable to Buyer and in compliance with the Companies Act and the Companies Regulations (the “Redomiciliation Application”), in accordance with the Companies Act and the Companies Regulations. The Redomiciliation shall become effective under the Companies Act and the Companies Regulations at the time the Redomiciliation Application is accepted by the Registrar of Companies in Gibraltar and the Registrar of Companies in Gibraltar has issued the Gibraltar Charter certifying that Buyer has established domicile in Gibraltar. The time at which the Redomiciliation actually becomes effective under the Companies Act is referred to herein as the “Redomiciliation Effective Time.”

(b)               At the Redomiciliation Effective Time, the Organizational Documents of Buyer shall be amended and restated such that (i) the Gibraltar Charter shall become the equivalent of the articles of incorporation of Buyer until thereafter amended or otherwise modified in accordance with the applicable provisions of the Companies Act, and (ii) the Gibraltar Articles shall be the memorandum and articles of association of Buyer until thereafter amended, restated, supplemented, or otherwise modified in accordance with the applicable provisions thereof and of the Companies Act. As part of the Redomiciliation, the Buyer’s name shall be changed to “Forafric Global PLC,” which will be reflected in the Gibraltar Charter. Buyer shall complete the Redomiciliation process required pursuant to the Companies Regulations after the issuance of the Gibraltar Charter.

(c)               At the Redomiciliation Effective Time, by virtue of the Redomiciliation and without any action on the part of any holder of any shares of capital stock of Buyer, Buyer Warrants, or any Buyer Units, (i) each share of common stock of Buyer that is issued and outstanding immediately before the Redomiciliation Effective Time will convert automatically, on a one-for-one basis, into one ordinary share, nominal value $0.001 per share (a “Buyer Ordinary Share”), and (ii) each Buyer Warrant that is issued and outstanding immediately before the Redomiciliation Effective Time will convert automatically, on a one-for-one basis, into a Buyer Gibraltar Warrant, pursuant to and in accordance with the Warrant Agreement, and (iii) each Buyer Unit that is issued and outstanding immediately before the Redomiciliation Effective Time will convert automatically into one Buyer Ordinary Share and one Buyer Gibraltar Warrant. Accordingly, all shares issued by Buyer following the Redomiciliation, including under this Agreement, under the Subscription Agreements, under the Loan Termination Agreements, or in connection with the conversion of the Convertible Bonds, will be Buyer Ordinary Shares.

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Article II

CLOSING DELIVERABLES

2.01          Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place electronically by the mutual exchange of signatures at (a) 10:00 a.m. (Eastern Time) on the second Business Day following satisfaction or waiver (in writing by the Person with the authority to provide such waiver) of all of the closing conditions set forth in Article VIII and Article IX (other than Redomiciliation Condition and those conditions that by their nature only can be satisfied at the Closing, but subject to the satisfaction or waiver thereof at such time), or (b) on such other date as is mutually agreed in writing by Buyer and the Seller. The date on which Closing actually occurs is referred to herein as the “Closing Date.” If the Closing occurs, all transactions contemplated herein (other than Section 1.12, including the Redomiciliation) to occur on and as of the Closing Date will be deemed to have occurred simultaneously and to be effective as of 12:01 a.m. Eastern Time on the Closing Date (the “Effective Time”), other than for purposes of the passage of title and risk of loss or other purposes set forth in this Agreement (including the calculation of the Funded Debt), the effective time of which shall be at the actual Closing. For the avoidance of doubt, the Redomiciliation Effective Time will occur before the Closing and the Effective Time.

2.02          Buyer’s Closing Deliverables. At or before the Closing, Buyer will deliver or cause to be delivered to the Seller the following, each in form and substance reasonably satisfactory to the Seller:

(a)               a certificate of Buyer dated as of the Closing Date in form and substance substantially similar to Exhibit C attached hereto, stating that the conditions specified in Sections 9.01 and 9.02 have been satisfied;

(b)               a copy of the Sponsor Lockup Agreement, duly executed by Buyer and Sponsor;

(c)               a copy of the Seller Lockup Agreement, duly executed by Buyer;

(d)               a copy of the Escrow Agreement, duly executed by Buyer;

(e)               a certificate of an officer of Buyer dated as of the Closing Date, attaching and certifying (i) the Buyer Redomiciliation Documents, (ii) the authorizing resolutions of Buyer’s directors for the execution of this Agreement, the Buyer Redomiciliation Documents, and the Related Agreements, and (iii) the incumbency and signatures of the Persons signing this Agreement, the Buyer Redomiciliation Documents, and the Related Agreements on behalf of Buyer;

(f)                a copy of a certificate of good standing of Buyer issued by the Secretary of State of Delaware immediately prior to the Pre-Closing Merger;

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(g)               evidence, to Seller’s reasonable satisfaction, that the Required Vote has been obtained with respect to all Transaction Proposals, and that the PIPE Investment, conversion of the Convertible Bonds (to the extent that the Convertible Bonds are issued by the Company), and all Buyer Share Redemptions have been effected or will be effected concurrently with the Closing and that the Registration Statement has been filed with the SEC; and

(h)               a certificate, prepared and executed by Buyer’s chief financial officer, certifying the calculation of the amounts included in clauses (ii) and (iii) of the definition of Remaining Cash, as of the Closing.

2.03          The Seller’s Closing Deliverables. At or before the Closing, the Seller will deliver or cause to be delivered to Buyer the following, each in form and substance reasonably satisfactory to Buyer:

(a)               a certificate of the Seller and the Acquired Companies dated as of the Closing Date in form and substance substantially similar to Exhibit C attached hereto, stating that the conditions specified in Sections 8.01, 8.02, and 8.06 have been satisfied;

(b)               a certificate of a director of the Seller dated as of the Closing Date, attaching and certifying (i) the Organizational Documents of the Seller and each Acquired Company, (ii) the authorizing resolutions of the Seller and the Company, and (iii) the incumbency and signatures of the Persons signing this Agreement and the Related Agreements on behalf of the Seller and the Acquired Companies;

(c)               Payoff Letters from the holders of the Funded Debt (other than Permitted Debt) (the “Indebtedness Holders”) that (i) reflect the amounts required in order to pay in full all such Funded Debt outstanding as of the Closing and the wire transfer instructions for the repayment of such Funded Debt, and (ii) provide that, upon payment in full of the amounts indicated, all Liens with respect to the assets of the Acquired Companies in favor of such Indebtedness Holders will automatically terminate and be of no further force and effect, and which shall be delivered to Buyer no less than three Business Days before the Closing Date;

(d)               an invoice from each creditor of Transaction Expenses, issued not earlier than three Business Days before the Closing Date, which sets forth (i) the amount required to pay in full all Transaction Expenses owed to such creditor on the Closing Date, and (ii) the wire transfer instructions for the payment of such Transaction Expenses to such creditor (collectively, the “Expense Invoices”), which Expense Invoices shall be delivered to Buyer no less than three Business Days before the Closing Date;

(e)               a copy of a certificate of good standing as to the Seller and each Acquired Company incorporated in Gibraltar, Morocco or Mauritius from the jurisdiction of each such Acquired Company’s incorporation or formation, dated within 10 Business Days of the Closing Date;

(f)                a stock transfer form in respect of the Purchased Securities in favor of Buyer and, where relevant, such further assignments of Equity Securities representing the transfer of the Purchased Securities to Buyer, duly executed by the Seller;

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(g)               no less than three CDs or USB hard-drives containing copies of all documents and materials in the Data Room as of the Signing Date;

(h)               a copy of the Seller Lockup Agreement, duly executed by the Seller;

(i)                 a copy of the Escrow Agreement, duly executed by the Seller and the Escrow Agent;

(j)                 a copy of the Loan Termination Agreements, duly executed by each lender of a Related-Party Loan;

(k)               a certificate from the Seller (in such form as may be reasonably requested by Buyer) that none of the property held by the Acquired Companies constitute “United States real property interests” under Section 897(c) of the Code, consistent with Section 1.1445-2(c)(1) of the Treasury Regulations;

(l)                 evidence reasonably satisfactory to Buyer that the Elbaz Consultancy Amendment has been executed and delivered and is in effect;

(m)             evidence reasonably satisfactory to Buyer that each of the consents, approvals, permits, and notices set forth on Section (m) of the Disclosure Schedule has been received or delivered, as applicable; and

(n)               evidence reasonably satisfactory to Buyer that each of the Contracts, transactions, arrangements, or understandings set forth on, or which would otherwise have been required by this Agreement to be set forth on, Section 5.16 of the Disclosure Schedule has been terminated without any further liability to Buyer or any Acquired Company, except as otherwise requested by Buyer no less than three Business Days before the Closing.

Article III

REPRESENTATIONS AND WARRANTIES REGARDING BUYER

Buyer represents and warrants to the Seller that, as of the Signing Date and as of the Closing:

3.01          Status. Buyer is, as of the Signing Date, a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. At or before the Closing, Buyer will complete the Pre-Closing Merger and, thereafter, the Redomiciliation, after which it will be a Gibraltar public limited company. Buyer is duly authorized to conduct its business and is in good standing under the Laws of each jurisdiction where such qualification is required.

3.02          Power and Authority. Buyer has all requisite entity power and authority to execute and deliver this Agreement, the Buyer Redomiciliation Documents and the Related Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. All entity acts or proceedings required to be taken by Buyer to authorize the execution and delivery of this Agreement, the Buyer Redomiciliation Documents and the Related Agreements to which it is a party and the performance of Buyer’s obligations hereunder and thereunder have been or will be before the Closing properly taken.

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3.03          Enforceability. This Agreement has been duly authorized, executed, and delivered by Buyer and, assuming the due and valid authorization, execution, and delivery of this Agreement by the Seller and the Company, this Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting or relating to creditors’ rights generally and general equitable principles (the “Bankruptcy and Equity Exceptions”).

3.04          No Violations; Consents and Approvals. The execution, delivery, and performance of this Agreement, the Buyer Redomiciliation Documents and the Related Agreements to which Buyer is a party, and the consummation by it of the transactions contemplated hereby and thereby will not (a) violate any provision of the Organizational Documents of Buyer, (b) violate any Law applicable to, binding upon, or enforceable against Buyer, (c) result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right of payment under or the right to terminate, amend, modify, abandon, or accelerate, any Contract to which Buyer is a party or bound, (d) result in the creation or imposition of any Lien upon any of the property or assets of Buyer, or (e) require the consent or approval of any Governmental Authority or any other Person, other than filings pursuant to the Morocco Competition Law, the filings in connection with the Pre-Closing Merger and the Redomiciliation, the filing with, and approval of, the SEC of the Proxy Statement/Registration Statement, and the Required Vote. All consents, approvals, authorizations, and orders necessary for the execution and delivery of this Agreement by Buyer have been obtained, other than the Required Vote.

3.05          No Brokers. Buyer has not incurred any obligation for any finder’s or broker’s or agent’s fees or commissions or similar compensation in connection with the transactions contemplated by this Agreement and the Related Agreements to which it is a party for which the Seller or any of its Affiliates would be liable following the Closing.

3.06          Litigation. There are no Proceedings pending or, to the Knowledge of Buyer, threatened in writing against Buyer or its Affiliates, at Law or in equity, or before or by any Governmental Authority which reasonably would be expected to affect the legality, validity, or enforceability of this Agreement or impair or delay the consummation of the transactions contemplated by this Agreement. Buyer is not an “investment company,” or a company “controlled” by an “investment company,” in each case within the meaning of the Investment Company Act of 1940, as amended, and there are no Proceedings pending or, to the Knowledge of Buyer, threatened, alleging that such is not the case.

3.07          SEC Filings. Buyer has filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC pursuant to the Exchange Act or the Securities Act or other applicable securities Laws other than the Proxy Statement and Registration Statement (collectively, as they have been amended since the time of their filing through the Signing Date, the “Buyer SEC Filings”). Each of the Buyer SEC Filings, as of the date of its filing, and as of the date of any amendment thereof, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and any other securities Laws applicable to the Buyer SEC Filings. None of the Buyer SEC Filings, as of the date of its filing (or if amended or superseded by a filing prior to the Signing Date or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

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3.08          Capitalization.

(a)               As of the Signing Date, the authorized share capital of Buyer consists of (i) 100,000,000 shares of common stock, par value $0.0001 per share, 15,050,833 of which are issued and outstanding as of the Signing Date, and (ii) 1,000,000 shares of preferred stock, par value $0.0001 per share, none of which are issued or outstanding as of the Signing Date. Subject to the PIPE Investment, the Convertible Bonds, and the Buyer Share Redemptions, the foregoing represent all of the issued or outstanding shares of capital stock of Buyer. All issued and outstanding shares of Buyer’s capital stock (1) have been duly authorized and validly issued and are fully paid and non-assessable, (2) have been offered, sold and issued in compliance with applicable Law, including all applicable securities Laws, and all requirements set forth in Buyer’s Organizational Documents, and (3) have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Buyer’s Organizational Documents or any Contract to which Buyer is a party or otherwise bound.

(b)               As of the Signing Date, (i) 15,789,722 Buyer Warrants are issued and outstanding, and (ii) all outstanding Buyer Warrants (A) have been duly authorized and validly issued and constitute valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, subject to the Bankruptcy and Equity Exceptions, (B) have been offered, sold and issued in compliance with applicable Law, including all applicable securities Laws, and all requirements set forth in Buyer’s Organizational Documents, and (C) have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Buyer’s Organizational Documents, or any Contract to which Buyer is a party or otherwise bound. Subject to the terms and conditions of the Warrant Agreement, as of immediately after the Closing, each Buyer Gibraltar Warrant will be exercisable after giving effect to the transactions contemplated by this Agreement (including the Redomiciliation) for one Buyer Ordinary Share at an exercise price of $11.50.

(c)               Buyer has no Subsidiaries and does not own, directly or indirectly, any Equity Securities or other interests or investments in any Person. Other than this Agreement and the applicable Related Agreements, Buyer is not party to any Contract that obligates Buyer to invest money in, loan money to or make any capital contribution to any other Person.

3.09          Trust Account. As of the Signing Date, there is at least $100,000,000 held, as cash or invested in U.S. government securities, in the Trust Account, maintained by the trustee pursuant to the Trust Agreement. Before the Closing, none of the funds held in the Trust Account may be released except (i) in accordance with the Prospectus and/or the Trust Agreement, (ii) to pay any franchise, income, or other Taxes with respect to the assets or any interest or other income earned in the Trust Account, or (iii) to effect Buyer Share Redemptions in accordance with Buyer’s Organizational Documents.

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3.10          Tax Matters. Buyer has filed all income and other material Tax Returns that are required to be filed by it (taking into account any extensions of time to file that have been duly perfected) and all such Tax Returns are true and correct in all material respects. All Taxes of Buyer, whether or not shown on any such Tax Returns, have been fully paid. All Taxes that Buyer is obligated to withhold from amounts owing to any employee, creditor or third party have been fully paid, and all forms required with respect to such withholding and payment have been properly completed and timely filed.

3.11          No Other Representations or Warranties.

(a)               WITHOUT LIMITING ANY CLAIM FOR FRAUD, NONE OF BUYER OR ANY OF ITS REPRESENTATIVES OR ANY OTHER PERSON HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR OF ANY NATURE WHATSOEVER RELATING TO BUYER OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS, AND BUYER HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION OR WARRANTY MADE OR COMMUNICATED (ORALLY OR IN WRITING, INCLUDING ANY OPINION, INFORMATION OR ADVICE WHICH MAY HAVE BEEN PROVIDED BY ITS AFFILIATES AND REPRESENTATIVES) TO THE OTHER PARTIES, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES OF BUYER EXPRESSLY SET FORTH IN THIS Article III.

(b)               It is understood that any estimates, budgets, projections or other predictions or other materials containing any forward-looking statements made available by Buyer, Sponsor, or their respective Representatives are not and shall not be deemed to be or to include representations or warranties of Buyer.

Article IV

REPRESENTATIONS AND WARRANTIES REGARDING THE SELLER

The Seller represents and warrants to Buyer that, as of the Signing Date and as of the Closing:

4.01          Status. The Seller is a private company limited by shares duly organized, validly existing and in good standing under the Laws of Gibraltar. The Seller is duly authorized to conduct its business and is in good standing under the Laws of each jurisdiction where such qualification is required, except where the failure to be so qualified as a foreign entity would not reasonably be expected to have a Material Adverse Effect.

4.02          Power and Authority; Ownership. The Seller has all requisite entity power and authority to execute and deliver this Agreement and the Related Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. All entity acts or Proceedings required to be taken by the Seller to authorize the execution and delivery of this Agreement and the Related Agreements to which it is a party and the performance of the Seller’s obligations hereunder and thereunder have been or will be before the Closing properly taken. As of the Signing Date and as of the Closing, the Seller is the record and beneficial owner of 100% of the Purchased Securities and no other Person owns, of record or beneficially, any other Equity Securities of the Company. Upon delivery of the Purchased Securities at the Closing and payment of the Closing Payment pursuant to this Agreement, good and valid title to the Purchased Securities, free and clear of all Liens, will pass to Buyer. Other than in connection with the Organizational Documents of the Company, the Seller is not a party to any (a) option, warrant, right, Contract, call, pledge, put, or other agreement or commitment providing for the disposition, transfer, or acquisition of the Seller’s interest in the Purchased Securities, or the exercise or exchange for any Equity Securities of any Acquired Company, or any other obligations of any character to which the Seller is a party, requiring, and there are no Equity Securities of any Acquired Company outstanding that upon conversion or exchange would require, the disposition, transfer, or acquisition of Equity Securities of any Acquired Company, or (b) voting trust, proxy, equityholders’ agreement, or other Contract with respect to the voting of any of the Purchased Securities. No Acquired Company is obligated to pay the Seller any amount other than, as of the Signing Date, pursuant to the Related-Party Loans.

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4.03          Enforceability. This Agreement has been duly authorized, executed, and delivered by the Seller. Assuming the due and valid authorization, execution, and delivery of this Agreement by Buyer, this Agreement constitutes the legal, valid, and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as enforceability may be limited by the Bankruptcy and Equity Exceptions.

4.04          No Violations; Consents and Approvals. Except as set forth on Section 4.04 of the Disclosure Schedule, the execution, performance, and delivery of this Agreement and the Related Agreements to which it is a party by the Seller, and the consummation by the Seller of the transactions contemplated hereby and thereby will not (a) violate any provision of the Organizational Documents of the Seller, (b) violate any Law in any material respect applicable to, binding upon, or enforceable against the Seller, (c) result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right of payment under or the right to terminate, amend, modify, abandon, or accelerate, any material Contract to which the Seller is a party or bound, (d) result in the creation or imposition of any Lien upon any of the Purchased Securities, or (e) require the consent or approval of or notice to any Governmental Authority or any other Person. All consents, approvals, authorizations, and orders necessary for the execution and delivery of this Agreement by the Seller have been obtained.

4.05          No Brokers. Except as set forth on Section 4.05 of the Disclosure Schedule, the Seller has not incurred any obligation for any finder’s or broker’s or agent’s fees or commissions or similar compensation in connection with the transactions contemplated by this Agreement and the Related Agreements to which it is a party for which Buyer or the Acquired Companies may be liable.

4.06          Litigation. There are no Proceedings pending or, to the Knowledge of the Seller, threatened in writing against the Seller or its Affiliates, at Law or in equity, or before or by any Governmental Authority which reasonably would be expected to affect the legality, validity, or enforceability of this Agreement or impair or delay the consummation of the transactions contemplated by this Agreement.

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4.07          No Other Representations or Warranties.

(a)               WITHOUT LIMITING ANY CLAIM AS TO FRAUD, NONE OF THE SELLER OR ANY OF ITS REPRESENTATIVES HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED OR OF ANY NATURE WHATSOEVER, RELATING TO THE SELLER OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS, AND THE SELLER HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION OR WARRANTY MADE OR COMMUNICATED (ORALLY OR IN WRITING, INCLUDING ANY OPINION, INFORMATION OR ADVICE WHICH MAY HAVE BEEN PROVIDED BY ITS AFFILIATES AND REPRESENTATIVES) TO THE OTHER PARTIES, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES OF SET FORTH IN THIS Article IV AND IN Article V.

(b)               It is understood that any estimates, budgets, projections or other predictions or other materials containing any forward-looking statements made available by the Seller and the Acquired Companies or their respective Representatives are not and shall not be deemed to be or to include representations or warranties of the Seller or the Acquired Companies.

Article V

REPRESENTATIONS AND WARRANTIES REGARDING THE ACQUIRED COMPANIES

The Seller and the Company each hereby represents and warrants to Buyer that, as of the Signing Date and as of the Closing:

5.01          Company Status; Authority; Enforceability.

(a)               Each Acquired Company is duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation or formation. Each of the Acquired Companies has the requisite entity power and authority to own, lease, and operate its properties and to conduct its business as it is now being conducted and is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except where the failure to be so qualified as a foreign entity would not reasonably be expected to be material to any Acquired Company. The Organizational Documents of each of the Acquired Companies have been delivered or made available to Buyer, and such documents are effective under applicable Laws and are current, correct, and complete.

(b)               The Company has all requisite entity power and authority to execute and deliver this Agreement and the Related Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. All entity acts or proceedings required to be taken by the Company to authorize the execution and delivery of this Agreement and the Related Agreements to which it is a party and the performance of the Company’s obligations hereunder and thereunder have been or will be before the Closing properly taken.

(c)               This Agreement has been duly authorized, executed, and delivered by the Company and, assuming the due and valid authorization, execution, and delivery of this Agreement by Buyer, this Agreement constitutes the legal, valid, and binding obligation of the Company, enforceable against it in accordance with its terms, except as the same may be limited by the Bankruptcy and Equity Exceptions.

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5.02          Capitalization; Subsidiaries. Section 5.02 of the Disclosure Schedule sets forth (a) the number of issued Equity Securities of each Acquired Company and (b) the record and beneficial owner of all such Equity Securities as of the Signing Date. All of the Equity Securities of each of the Acquired Companies are validly issued, fully paid, and non-assessable. Except as set forth on Section 5.02 of the Disclosure Schedule, none of the Acquired Companies owns, directly or indirectly, any Equity Securities or other interests in any other Person, or has any obligation to make an investment in, loan money to, or make any capital contribution to any other Person. The Purchased Securities constitute the only Equity Securities of the Company (comprising 120,000,000 ordinary shares of $1.00 each in the Company), other than awards under the Company ESOP that are set forth on Section 5.02 of the Disclosure Schedule. Except as set forth on Section 5.02 of the Disclosure Schedule, (i) there are no outstanding rights, options, phantom interests, warrants, stock appreciation rights, convertible securities, subscription rights, conversion rights, exchange rights, or other agreements that require any Acquired Company to issue, grant, award, or sell any Equity Securities or to redeem or otherwise acquire any of its outstanding Equity Securities or to transfer any Equity Securities of any other Acquired Company, and (ii) there are no voting trusts, equityholder agreements, proxies, or other Contracts in effect with respect to the voting or transfer of any of the Purchased Securities or any other Equity Security of any Acquired Company. There are no bonds, indentures, notes, or other indebtedness providing for the right to vote (or convertible into Equity Securities that may have the right to vote) on any matters on which holders of the Purchased Securities or other Equity Securities of any Acquired Company may vote. There are no declared but unpaid dividends or distributions with regard to the Purchased Securities.

5.03          No Violation; Consents and Approvals. Except as set forth on Section 5.03 of the Disclosure Schedule, as required by the Morocco Competition Law, or the Returns of Share Transfer to be filed at Companies House Gibraltar, the execution, performance and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby will not (a) conflict with or violate any provision of the Organizational Documents of the Acquired Companies, (b) conflict with or violate in any material respect any Law applicable to, binding upon or enforceable against the Acquired Companies or by which any property or asset of any Acquired Company is bound, (c) conflict with, result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right of payment in excess of $50,000 under or the right to terminate, cancel, amend, modify, abandon or accelerate, any Material Contract to which any Acquired Company is a party, (d) result in the creation or imposition of any Lien upon any of the property or assets of the Acquired Companies (including any Equity Securities of any Acquired Company), or (e) require the consent or approval of or notice to any Governmental Authority or any other Person.

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5.04          Financial Statements.

(a)               The Seller has made available to Buyer true, complete, and correct copies of the: (a) audited balance sheets of the Acquired Companies as of December 31, 2019 and December 31, 2020, and the related statements of income, stockholders’ equity, and cash flows for the years ended December 31, 2019 and December 31, 2020 (collectively, the “Audited Financial Statements”), and (b) unaudited balance sheets of the Acquired Companies as of September 30, 2021 (the “Latest Balance Sheet Date”) and the related statements of income, stockholders’ equity, and cash flows for the nine-month period ended on the Latest Balance Sheet Date (the “Unaudited Financial Statements,” and together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements fairly present in all material respects the financial position of the Acquired Companies at each of the balance sheet dates and the results of operations for each of the periods covered thereby. Except as otherwise set forth on Section 5.04(a) of the Disclosure Schedule, the Financial Statements have been prepared in accordance with GAAP as consistently applied by the Acquired Companies, except that the Unaudited Financial Statements do not reflect certain year-end adjustments and do not contain footnote disclosures and other presentation items (none of which will be, individually or in the aggregate, material). The Acquired Companies’ system of internal controls over financial reporting is sufficient to provide reasonable assurance in all material respects that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP. Section 5.04(a) of the Disclosure Schedule contains true, accurate, and complete copies of the Financial Statements.

(b)               All notes and accounts receivable of the Acquired Companies are reflected in the Acquired Companies’ books and records and, to the extent arising before the Latest Balance Sheet Date, in the Financial Statements in accordance with GAAP consistently applied, and all such receivables represent valid and enforceable obligations arising out of bona fide sales actually made or services actually performed in the Ordinary Course of Business.

(c)               All notes and accounts payable of the Acquired Companies are reflected in the Acquired Companies’ books and records and, to the extent arising before the Latest Balance Sheet Date, in the Financial Statements in accordance with GAAP consistently applied, and all such payables arose out of bona fide transactions entered into in the Ordinary Course of Business.

(d)               Except as set forth on Section 5.04(d) of the Disclosure Schedule, the Acquired Companies (i) do not have any outstanding Funded Debt and (ii) are not obligated to make any loans or advances to any Person. No Acquired Company has assumed, guaranteed, or otherwise become directly or contingently liable on any Funded Debt of any other Person.

5.05          Undisclosed Liabilities. The Acquired Companies do not have any liabilities of any kind, whether or not of the type that would be required to be shown on a balance sheet of the Acquired Companies prepared in accordance with GAAP, except for liabilities (a) specifically reflected in the Unaudited Financial Statements, (b) that have arisen since the Latest Balance Sheet Date in the Ordinary Course of Business, none of which results from or arises out of any breach of contract, breach of warranty, tort, misappropriation, infringement, or violation of Law, (c) arising under any executory Contract set forth in the Disclosure Schedule or under any executory Contract entered into in the Ordinary Course of Business not required to be set forth on the Disclosure Schedule (but, in each case, not a liability for breach of any such Contract), and (d) otherwise disclosed on Section 5.05 of the Disclosure Schedule.

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5.06          Absence of Certain Developments. Since December 31, 2020, except for the transactions contemplated by this Agreement and the Related Agreements, and except as otherwise set forth on Section 5.06 of the Disclosure Schedule, there has not been with respect to the Business or the Acquired Companies any:

(a)               Material Adverse Effect, either individually or in the aggregate;

(b)               damage, destruction, or Loss, whether covered by insurance or not, having a cost in excess of $250,000;

(c)               (i) change not in the Ordinary Course of Business of any accounting or Tax policies, principles, or methodologies or in the manner the Acquired Companies keep their respective books and records or any change by the Acquired Companies of their current practices with regard to accounting for sales, receivables, payables, or expenses (including any change in depreciation or amortization policies or rates), or (ii) filings of any material amended Tax Return, enter into any closing agreement or voluntary disclosure agreement with any Taxing Authority, failure to pay any Tax that becomes due and payable, preparation or filings of any material Tax Return in a manner inconsistent with past practice, extension of the statute of limitations period for the assessment or collection of any Tax, or settlement or compromise any material Tax liability;

(d)               other than with respect to this Agreement or sales of inventory in the Ordinary Course of Business or and dispositions of obsolete assets or assets with no book value, the sale, assignment, transfer, lease, license, or other disposition of, or entry into a Contract to sell, assign, transfer, lease, license, or otherwise dispose of, any asset or property with a value of more than $50,000;

(e)               changes in the ownership or Equity Securities of the Acquired Companies, including the issuance, repurchase, redemption, assignment, or transfer of any Equity Securities of the Acquired Companies;

(f)                increase in the compensation payable or to become payable to any employee, except for increases made in the Ordinary Course of Business;

(g)               imposition of any Lien (except for Permitted Liens) on any material asset of the Acquired Companies;

(h)               (i) waiver or release of any claim or right, (ii) cancellation of any debt held by the Acquired Companies other than those that are not material to any Acquired Company and were made in the Ordinary Course of Business, (iii) creation, incurrence, assumption, or guarantee of any Funded Debt either involving more than $250,000 or outside the Ordinary Course of Business, except for borrowings from banks (or similar financial institutions) necessary to fund capital expenditures in a manner consistent with the Acquired Companies’ existing budget for capital expenditures and ordinary working capital requirements, in each case under a credit facility that is included as Permitted Debt, or (iv) issuance or sale of any debt securities or warrants or rights to acquire any debt securities;

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(i)                 payments to any Affiliate of the Acquired Companies, other than wages, lease payments, and reimbursements in the Ordinary Course of Business pursuant to the express terms of written Contracts made available to Buyer;

(j)                 material capital expenditures or commitments therefor, other than in a manner consistent with the Acquired Companies’ existing budget for capital expenditures as made available to Buyer;

(k)               declaration, setting aside, or making any dividend or other distribution or payment in respect of any Acquired Company’s Equity Securities, other than dividends or distributions paid by any wholly-owned Subsidiary to the Company or another Acquired Company;

(l)                 entry into or amendment or modification of any Contract with any employee or other service provider (including, for the avoidance of doubt, any Contracts with any Key Employee), other than non-disclosure agreements or similar form agreements entered into in the Ordinary Course of Business;

(m)             termination, establishment, institution, or material amendment of any Plan;

(n)               entry into any new lease, sublease, or other occupancy agreement in respect of real property;

(o)               entry into any Contract or the making of any commitment that would restrict the ability of the Company or any of its Affiliates to compete with, or conduct, any business or line of business in any geographic area;

(p)               (1) termination, cancellation, modification, or amendment in any material respect or the receipt notice or a request for termination, cancellation, modification or amendment of any Material Contract, (2) taking or failure to take any action that would entitle any party to a Material Contract to terminate, modify, cancel, or amend any Material Contract, or (3) otherwise a waiver, release, or assignment of any material rights, claims, or benefits with respect to any Material Contract, other than in the Ordinary Course of Business;

(q)               institution, commencement, compromise, or settlement of any Proceeding (other than ordinary-course collection matters or matters solely involving the payment of money with respect to such matter of $250,000 or less by the Acquired Companies);

(r)                (i) adoption of a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization or (ii) discontinuance of any line of business or made any material change in the conduct of its business, except for changes in the Ordinary Course of Business;

(s)                loans, advances, or capital contributions to, or investments in, any Person other than a Subsidiary of the Company;

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(t)                 amendment or other modification or supplement to its Organizational Documents;

(u)               lapse in coverage of any Insurance Policies (or insurance policies having substantially similar coverage);

(v)               acquisition by merging or consolidating with, or by purchasing all or substantially all of the Equity Securities or assets of, any Person or division thereof (other than inventory);

(w)             (i) delay or postponement of the payment of accounts payable, other than those being disputed in good faith, or (ii) acceleration of the collection or receipt of any accounts receivable, in each case, other than in the Ordinary Course of Business; or

(x)               entry into any Contract to consummate or otherwise resolve to consummate any of the foregoing.

5.07          Litigation. Except as set forth on Section 5.07 of the Disclosure Schedule, (a) there are no, and since the Lookback Date there have been no, Proceedings pending or, to the Knowledge of the Seller, threatened against any of the Acquired Companies or their respective properties, assets, or businesses, or any employee, officer, manager, or director of any Acquired Company in such capacity, at Law or in equity, which in any such case would reasonably be expected, if determined adversely to the Acquired Companies, to be material to the Acquired Companies, taken as a whole; and (b) the Acquired Companies are not subject to, and have not been threatened in writing to be made subject to, any Order that relates to the Acquired Companies or their respective properties, assets, or businesses which would reasonably be expected to be material to the Acquired Companies, taken as a whole. Section 5.07 of the Disclosure Schedule also sets forth each Proceeding pending since the Lookback Date in which any Acquired Company is or was a plaintiff.

5.08          Environmental Matters. Except as set forth on Section 5.08 of the Disclosure Schedule: (a) since the Lookback Date, neither the Acquired Companies, the Business, nor the operation thereof have violated any applicable Environmental Law in any material respect and there has been no condition or occurrence which, with notice or the passage of time or both, would constitute a material violation of or result in any liability under any Environmental Law; (b) the Acquired Companies possess all Environmental Permits required under any applicable Environmental Law for the conduct or operation of the Business (or any part thereof) or the occupation of the Leased Real Property, the Acquired Companies have operated in compliance in all material respects with all of the requirements and limitations included in such Environmental Permits since the Lookback Date, and there is no proceeding pending or, to the Knowledge of the Seller, threatened, relating to the Environmental Permits which in any such case would be reasonably expected, if determined adversely to the Acquired Companies, to be material to the Acquired Companies, taken as a whole; (c) the Lookback Date, the Acquired Companies have not received any notice, Order, or claim, and no notice, Order, or claim is pending or to the Knowledge of the Seller, threatened, indicating that the Acquired Companies, the Business or the operation of any of their facilities are or may be in violation of any Environmental Law or any Environmental Permit or that they are or may be liable under any Environmental Law or in connection with any Hazardous Materials which in any such case would be reasonably expected to be material to the Acquired Companies, taken as a whole; (d) the Acquired Companies and the Business have not treated, stored, disposed, or arranged for the disposal of, caused a Released of, or exposed any person to, or owned or operated any property or facility contaminated by, any hazardous materials, and there is no Release relating to any of the Leased Real Property, in each case that would reasonably be expected to give rise to a liability under Environmental Law which in any such case would be reasonably expected to be material to the Acquired Companies, taken as a whole; and (e) the Seller has made available to Buyer all material environmental assessments, audits, investigations, reports, permits, registrations, and other material environmental documents relating to the Acquired Companies or the real properties now or formerly owned, operated, or leased by any of them that are in the possession or control of the Seller or any of the Acquired Companies.

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5.09          Title to Properties.

(a)               Except as set forth on Section 5.09(a) of the Disclosure Schedule or any assets disposed of in the Ordinary Course of Business since the Latest Balance Sheet Date, the Acquired Companies have valid title to, or a valid leasehold interest in (or other right to use), all of the material tangible property and assets used by them in connection with their respective businesses, free and clear of all Liens. The material tangible property and assets of the Acquired Companies are structurally sound, as applicable, in good operating condition and repair, normal wear and tear excepted, and their use complies in all material respects with all applicable Laws and each is adequate for the uses to which such property or asset is being put. Each such material tangible property and asset has been maintained in accordance with any original equipment manufacturer’s guidelines and otherwise in accordance with good industry practice, and none of such items of material tangible assets is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost, or property that is obsolete or has been used for parts. Without limiting the generality of the foregoing, the Acquired Companies own or lease equipment and other tangible property and assets sufficient for the operation of their respective businesses. No Person other than the Acquired Companies owns any material equipment or other tangible personal property or assets situated on the premises of any Acquired Company, except for leased items that are subject to personal property leases and equipment or other non-material tangible personal property or assets belonging to contractors or suppliers. The assets and properties of the Acquired Companies immediately following the Closing will constitute all of the assets and properties necessary and sufficient to conduct the business of the Acquired Companies in substantially the same manner as conducted on the Signing Date.

(b)               Section 5.09(b) of the Disclosure Schedule sets forth a summary of all Contracts pursuant to which any Acquired Company leases, subleases, licenses, occupies or otherwise uses any real property, or any written document or instrument modifying such agreement, including any written (or a description of any material unwritten) amendments, modifications, consent agreements, commencement date agreements, recorded or recordable memoranda, subordination, non-disturbance and attornment agreements, guaranties, renewal notices, waivers, and notices of address changes (individually and collectively as the context may require, the “Real Property Leases”), describing each parcel of real property leased under the Real Property Leases (collectively, the “Leased Real Property”), together with (i) the street address of the Leased Real Property, (ii) the names, dates and parties of the Real Property Lease applicable to each parcel of Leased Real Property, and (iii) the expiration dates of each Real Property Lease, including those of any unexercised renewal option periods. The Seller has made available to Buyer a true, correct, and complete copy of each Real Property Lease and all written (or a description of any material unwritten) amendments and modifications thereto, and such Real Property Leases have not been modified or amended, in each case, in a material respect, since the Latest Balance Sheet Date.

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(c)               To the Knowledge of the Seller, all of the Acquired Companies’ Real Property Leases are in full force and effect, and valid and enforceable in accordance with their respective terms. None of the Acquired Companies has received any written notice of any event of default or event which constitutes (with notice or lapse of time or both) a default by any of the Acquired Companies under any Real Property Lease. All rent and other amounts due and payable with respect to the Real Property Leases have been paid through the Signing Date or are otherwise reflected as current liabilities on the balance sheet included in the Unaudited Financial Statements. The Acquired Companies have not received written notice that the landlord with respect to any Real Property Lease would refuse to renew such Real Property Lease upon expiration of the period thereof upon substantially the same terms, except for rent increases consistent with past experience or market rentals.

(d)               Section 5.09(d) of the Disclosure Schedule sets forth a true, correct, and complete listing of any and all real property owned by the Acquired Companies (the “Owned Real Property” and, together with the Leased Real Property, the “Real Property”), and all real property owned by the Acquired Companies at any time since the Lookback Date. The Company has made available to Buyer true, correct, and complete copies of the deeds and other instruments (as recorded) by which the applicable Acquired Company acquired all such Owned Real Property. Except for Permitted Liens, the applicable Acquired Company is the owner of the Owned Real Property free and clear of any Liens that would, individually or in the aggregate, interfere in a material respect with the present use or occupancy of the affected Owned Real Property by the Acquired Companies.

(e)               The Leased Real Property and Owned Real Property together constitutes all of the real property owned, leased, subleased, licensed, used, operated or occupied by the Acquired Companies in the operation of the Business. No portion of the Real Property is subject to any pending or, to the Knowledge of Seller, threatened condemnation or other similar Proceeding by any Governmental Authority, nor has the Seller or any Acquired Company received notice of any such Proceeding.

(f)                Except as disclosed in Section 5.09(f) of the Disclosure Schedule, (i) to the Knowledge of Seller, there are no current claims, controversies, disputes or disagreements with respect to any such Real Property Lease or any Real Property, (ii) the Real Property is occupied by the Acquired Companies, and no Persons other than the Acquired Companies occupy or use, or have any right to occupy or use, any portion of the Real Property, (iii) the Acquired Companies are the sole legal and beneficial holders of, and have good, valid and indefeasible title to, each leasehold, license or other use or occupancy interest demised by each Real Property Lease, free and clear of all Liens other than Permitted Liens, (iv) no security deposit (including in the form of a letter of credit) or portion thereof deposited with respect to such Real Property Lease has been applied in respect of a breach or default under such Real Property Lease which has not been redeposited (or re-issued) in full, (v) the current use and occupancy of the Real Property and the operation of the Acquired Companies’ businesses as currently conducted thereon comply in all material respects with applicable Laws, easements, covenants, conditions, restrictions and similar provisions in any instrument of record affecting the Real Property, (vi) the Acquired Companies have all easements, rights of way, rights of access and other rights necessary for access to the Real Property and to conduct their businesses at the Real Property as currently conducted, (vii) all water, oil, gas, electrical, steam, compressed air, telecommunications, sewer, storm and waste water systems and other utility services and systems currently serving the Real Property have been installed, are in good condition and repair, and are sufficient for the operation and safe for the occupancy and use of the Acquired Companies’ businesses at the Real Property if failure to do so would be reasonably expected to be material to the Acquired Companies, taken as a whole, (viii) the Acquired Companies do not owe, and are not currently obligated to owe in the future, any material brokerage commissions, leasing commissions or finder’s fees with respect to any Real Property Lease or the any Real Property, and (ix) none of the Real Property Leases nor any other interest in the Real Property is subject to any Contract, sublease, license, or other right of another party to use or occupy any portion of the subject Real Property which would be reasonably expected to be material to the Acquired Companies, taken as a whole.

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5.10          Compliance with Laws. The Acquired Companies are, and since the Lookback Date have been, in compliance with all applicable Laws in all material respects. Since the Lookback Date, the Acquired Companies have not been cited, fined, or otherwise notified in writing or, to the Knowledge of the Seller, notified in any other manner by any Governmental Authority of any failure to comply with any applicable Laws, been bound by any Order, or been under investigation by any Governmental Authority with respect to any actual or alleged material violation of or non-compliance with any applicable Law.

5.11          Permits. The Acquired Companies possess in full force and effect all Permits required by any Laws to own and operate their Business as currently conducted and operated, each of which is set forth on Section 5.11 of the Disclosure Schedule. The Permits are, and since the Lookback Date have been, valid and in full force and effect and complied with in all material respects or are in the course of renewal and neither the Seller nor the Company has any reason to expect such applicable Permits will not be renewed before expiration in the Ordinary Course of Business. To the Knowledge of the Seller, no condition exists that with notice or lapse of time or both would constitute a default under any Permits held by an Acquired Company which would be reasonably expected to be material to the Acquired Companies, taken as a whole. The Acquired Companies (a) are not, and since the Lookback Date have not been, in violation of any Permits, and (b) have not received any written or, to the Knowledge of the Seller, any other form of notice that any Governmental Authority has taken or is taking action to limit, suspend, modify, terminate, or revoke any Permits, in the case of (a) or (b) which would be reasonably expected to be material to the Acquired Companies, taken as a whole.

5.12          Labor and Employment Matters.

(a)               Section 5.12(a) of the Disclosure Schedule contains a complete and accurate list of all of the employees of the Acquired Companies earning $2,000 or more per month (“Employees”), which list is current as of the Signing Date, describing for each such Employee: (i) the position held; (ii) date of hire; (iii) business location; (iv) whether paid on a salary, hourly or commission basis and their regular hourly wage, annual salary or commission rate, as applicable, and bonus potential; and (v) the total amount of bonus, severance and other amounts to be paid to such Employee at the Closing or otherwise in connection with the transactions contemplated hereby. All Employees are properly classified as employees by the Acquired Companies in accordance with applicable Law and are properly treated for purposes of all employee benefit plans and perquisites.

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(b)               Section 5.12(b) of the Disclosure Schedule contains a complete and accurate list of all independent contractors earning $2,000 or more per month (including consultants, temporary employees, leased employees, or any other workers performing services with respect to the operation of the business of any of the Acquired Companies and classified by the applicable Acquired Company as other than an Employee or compensated other than through wages paid by the applicable Acquired Company through its payroll department) (“Independent Contractors”), which list is current as of the Signing Date, describing for each such Independent Contractor: (i) the individual’s role in the business, (ii) fee or compensation arrangements, (iii) duration of the contract, and (iv) any termination-related payments. All Independent Contractors are properly classified as independent contractors by the Acquired Companies in accordance with applicable Law and are properly treated for purposes of all employee benefit plans and perquisites.

(c)               Except as set forth on Section 5.12(c) of the Disclosure Schedule, (i) the Acquired Companies are not a party to or bound by any collective bargaining agreement, (ii) to the Knowledge of the Seller, there is currently no, and since the Lookback Date there has been no, organized effort by any labor union or employee representative body to organize any employees of the Acquired Companies into one or more collective bargaining units, (iii) there is no pending, or to the Knowledge of the Seller, threatened strike, walkout, lockout, picketing, material grievance, claim of unfair labor practices, or other material labor dispute with respect to the Acquired Companies.

(d)               Except as set forth on Section 5.12(d) of the Disclosure Schedule, (i) the Acquired Companies are in compliance with all applicable Laws respecting labor, employment, human rights, pay equity, fair employment practices, workplace safety and health, workers’ compensation, unemployment insurance, terms and conditions of employment, immigration and work authorization, classification as exempt/non-exempt, classification as independent contractors or employees, and wages and hours, except where any such non-compliance would not reasonably be expected to be material to any Acquired Company; (ii) none of the Acquired Companies is delinquent in any payments to any Employee or Independent Contractor for any wages, salaries, commissions, bonuses, fees or other compensation due with respect to any services performed for it to the Signing Date or amounts required to be reimbursed to such Employees or Independent Contractors; (iii) there are no, and since the Lookback Date there have been no formal or informal grievances, complaints or other Proceedings with respect to employment or labor matters (including allegations of employment discrimination, sexual or other discriminatory harassment, sexual assault, retaliation or unfair labor practices) pending or threatened against any of the Acquired Companies in any judicial, regulatory or administrative forum, under any private dispute resolution procedure or internally, except for matters that would not reasonably be expected to be material to any Acquired Company; (iv) none of the employment policies or practices of any Acquired Company is currently being audited or investigated, or to the Knowledge of the Seller, subject to imminent audit or investigation by any Governmental Authority; (v) no Acquired Company is subject to any Order by any Governmental Authority or private settlement contract in respect of any labor or employment matters; and (vi) the employment or consulting arrangement of each Employee or Independent Contractor of any of the Acquired Companies is, subject to applicable Laws involving the wrongful termination of employees, terminable at will (without the imposition of penalties, damages, or obligation for payment of severance or other sums) by the contracting Acquired Company as the case may be.

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(e)               Neither the Seller nor, to the Seller’s Knowledge, any other Representative of any Acquired Company has made any representation, promise or guarantee, express or implied, to any Employee or Independent Contractor regarding: (i) whether the respective Acquired Company intends to retain such individual or (ii) terms and conditions on which the respective Acquired Company may retain or offer to retain such individual.

(f)                To the Seller’s Knowledge, none of the executive officers or management employees of any Acquired Company has indicated to the respective Acquired Company an intention to resign or retire as a result of the transactions contemplated by this Agreement.

(g)               To the Seller’s Knowledge, there have been no material workplace accidents, injuries, or exposures (including viral exposure, and including COVID-19) in the last 12 months involving any Employee that are likely to result in, but have not yet resulted in, a violation of any Law.

(h)               Since the Lookback Date, (i) no Employee or Independent Contractor has made any allegation of discrimination or harassment (including sexual harassment) against any of the Acquired Companies or against any Employee who is an executive officer of any of the Acquired Companies or who is employed at the level of vice president or above, and (ii) the Acquired Companies have not entered into any settlement agreements related to allegations of discrimination or harassment (including sexual harassment) made by an Employee or Independent Contractor. Except as set forth on Section 5.12(h) of the Disclosure Schedule, no Acquired Company has any policy, plan, or program of paying severance pay or any form of severance compensation in connection with the termination of any Employees or the Independent Contractors.

(i)                 All of the Acquired Companies have implemented reasonable precautions and measures regarding the COVID-19 pandemic in good faith compliance with all applicable Laws.

5.13          Employee Benefit Plans.

(a)               Section 5.13(a) of the Disclosure Schedule sets forth a list of all Plans. For purposes of this Agreement, “Plan” means any benefit, welfare, supplemental unemployment benefit, bonus, severance, pension, profit sharing, executive compensation, deferred compensation, incentive compensation, share/stock compensation, share/stock purchase, share/stock option, share/stock appreciation, phantom share/stock option, equity or equity-based, change in control, employment, retention, individual consulting, health or other medical, dental, life, disability, paid time off, fringe, post-termination or retiree health or welfare or any other benefit or compensation plan, program, policy, agreement, or arrangement, in each case, sponsored, maintained, established, administered, or contributed to or required to be contributed to by any of the Acquired Companies for the benefit of their employees or former employees and their dependents or beneficiaries, to which any Acquired Company is party, or under or with respect to which an Acquired Company has any current or contingent liability or obligation, in any case, other than plans sponsored and administered by a Governmental Authority.

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(b)               The Plans (i) have been established, maintained, operated, funded, and administered, and (ii) comply in form and in operation, in each of (i) and (ii), in all material respects, with the requirements of all applicable Laws and in accordance with their terms.

(c)               With respect to the Plans, all required contributions, distributions, premiums, payments and reimbursements have been timely made, or if not yet due, properly accrued.

(d)               The Seller has made available to Buyer true and complete copies of (i) all award certificates, plan documents, amendments and related trust agreements in each case relating to the Plans, (ii) all material correspondence with all Governmental Authorities with respect to each Plan during 2020 and 2021, and (iii) the latest financial statements for the Plans.

(e)               All required reports and descriptions have been filed or distributed in compliance with the applicable requirements of applicable Laws with respect to each Plan.

(f)                No Proceeding with respect to any Plan (other than routine claims for benefits) is pending, reasonably expected, or, to the Knowledge of the Seller, threatened.

5.14          Tax Matters. Except as set forth on Section 5.14 of the Disclosure Schedule:

(a)               Each of the Acquired Companies has filed all income and other material Tax Returns that are required to be filed by it (taking into account any extensions of time to file that have been duly perfected) and all such Tax Returns are true and correct in all material respects. All Taxes of the Acquired Companies, whether or not shown on any such Tax Returns, have been fully paid. All Taxes that any of the Acquired Companies is obligated to withhold from amounts owing to any employee, creditor or third party have been fully paid, and all forms required with respect to such withholding and payment have been properly completed and timely filed.

(b)               The Acquired Companies are not currently the subject of any audit or other examination or Proceeding of Taxes by the Taxing Authorities of any nation, state, or locality with respect to any open Tax years and, to the Knowledge of the Seller, no such audit or other examination or Proceeding is contemplated, pending, or threatened in writing. The Acquired Companies have not waived in writing any statute of limitations in respect of Taxes payable by any of them, which waiver is currently in effect.

(c)               Neither the Acquired Companies nor the Seller has requested or received a ruling from any Taxing Authority or signed any binding agreement with any Taxing Authority.

(d)               None of the Acquired Companies is a party to or is bound by any Tax allocation, sharing, indemnification or similar agreement or arrangement (other than agreements entered into in the Ordinary Course of Business, the principal subject matter of which is not Taxes).

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(e)               None of the Acquired Companies (i) is a party to, is bound by, or has any obligation under any closing or similar agreement, Tax abatement or similar agreement, or any other agreements with any Taxing Authority with respect to any period for which the statute of limitations has not expired, or (ii) has any potential liability or obligation (for Taxes or otherwise) to any Person as a result of, or pursuant to, any such agreement.

(f)                None of the Acquired Companies (i) has any liability or obligation for the Taxes of any Person (other than an Acquired Company) as a transferee or successor, or (ii) has been a member of a combined, consolidated, affiliated or unitary group for Tax filing purposes (other than a group of which the Company is the common parent).

(g)               Section 5.14(g) of the Disclosure Schedule sets forth the proper entity classification for income Tax purposes applicable to each of the Acquired Companies.

(h)               No written claim has been made by a Taxing Authority in a jurisdiction where any of the Acquired Companies does not file Tax Returns and pay Taxes that any such Acquired Company is or may be subject to any Tax Return filing requirements or taxation by that jurisdiction.

(i)                 There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Acquired Companies.

(j)                 No Acquired Company owns or leases, directly or indirectly, a “United States real property interest” within the meaning of Section 897(c)(2) of the Code.

(k)               No Acquired Company has made an election to be treated as a domestic corporation for purposes of Section 897 of the Code under Section 897(i) of the Code.

5.15          Insurance. Section 5.15 of the Disclosure Schedule lists each insurance policy maintained by the Acquired Companies or with respect to which, to the Knowledge of the Seller, an Acquired Company is a named insured or otherwise the beneficiary of coverage, including the name of the insurer, policy number, the amount of and nature of coverage, the risk insured against, the deductible amount (if any), and the date through which coverage will continue by virtue of premiums already paid (the “Insurance Policies”). Section 5.15 of the Disclosure Schedule also lists each claim made by the Acquired Companies under each such Insurance Policy since the Lookback Date. Each of the Insurance Policies is in full force and effect, and the Acquired Companies are not in breach or default thereunder. All premiums with respect to the Insurance Policies covering all periods up to and including the Closing Date have been or will be paid or accrued therefor, and no written or, to the Knowledge of the Seller, any other form of notice of cancellation, termination or non-renewal has been received by the Acquired Companies with respect to any Insurance Policy. A true, complete, and correct copy of each Insurance Policy has been made available to Buyer. Each Acquired Company maintains insurance of the types and in the amounts customarily carried by businesses of similar size in the same industry and in each case reasonably adequate to protect the Acquired Companies and their respective businesses. Since the Lookback Date, each Acquired Company has maintained insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers, managers, and directors of the Acquired Companies as required by applicable Law, with coverage and policy limits substantially similar to the amount and scope of insurance coverage (including policy limits) under the Insurance Policies, and such policy limits have not been, nor have any of the policy limits under the Insurance Policies been, materially exhausted or impaired. Since the Lookback Date, there has not been, nor is there, a gap in coverage under any of the Insurance Policies. There is no material claim pending under any of the Insurance Policies as to which an Acquired Company has received written notice that (i) coverage of such claim has been questioned, denied or disputed by the underwriters of the Insurance Policies or (ii) in respect of which such underwriters have reserved their rights. No Acquired Company has, since the Lookback Date, been denied insurance coverage. Except as set forth in Section 5.15 of the Disclosure Schedule, no Acquired Company has any self-insurance program.

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5.16          Affiliated Transactions. Except as set forth on Section 5.16 of the Disclosure Schedule:

(a)               there are no (i) Contracts to which the Acquired Companies are now a party, and to which the Seller, the Acquired Companies, or an Affiliate, officer, director, manager, or equity holder of the Seller or the Acquired Companies is also a party (other than employment agreements that have been made available to Buyer), or (ii) transactions, arrangements, or understandings between the Acquired Companies, the Seller, or any Affiliate of the Acquired Companies;

(b)               neither the Seller, any officer, director, manager, equity holder, or Affiliate of the Seller, nor the Acquired Companies, any officer, manager, or director of the Acquired Companies or any immediate family member of any such officer or director or manager (i) has any direct or indirect ownership or financial interest in, or otherwise controls or provides any services to, any competitor, supplier, partner, lessor, lessee, or contractor of the Acquired Companies, or (ii) owns, directly or indirectly, in whole or in part, or has any other interest in any tangible or intangible property which the Acquired Companies use in the conduct of the Business or otherwise; and

(c)               the Acquired Companies do not have any liability or any other obligation of any nature whatsoever to any Affiliate of the Seller, the Acquired Companies, or any officer, director, manager, or equity holder of the Seller or any of the Acquired Companies or any immediate family member of any such officer, director, manager, or equity holder.

5.17          Material Contracts.

(a)               Section 5.17(a) of the Disclosure Schedule sets forth a list (identifying under each of the subsections contained below) of all Contracts, including all amendments and supplements thereto, to which any of the Acquired Companies is a party or by which any of the Acquired Companies is bound, meeting any of the descriptions set forth below (collectively referred to herein as the “Material Contracts”):

(i)                 all Contracts relating to (A) any issuance, acquisition, or disposition of any business, Equity Securities or other material assets outside the Ordinary Course of Business (whether by merger, sale of equity interests, sale of assets, or otherwise), (B) the formation or operation of any joint venture or similar arrangement, or (C) the making of any loan (other than advances to employees of the Acquired Companies in the Ordinary Course of Business) or investment in any Person since the Lookback Date;

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(ii)              all Contracts for the employment or engagement of any current officer, individual Employee or other Person on a full-time or consulting basis with required annual payments in excess of $100,000 or otherwise restricts the ability of the Acquired Companies to terminate the employment of any employee or the consulting agreement, independent contractor agreement or similar Contract of any Person at any time for any lawful reason or for no reason without material liability (including severance obligations);

(iii)            all Contracts relating to Funded Debt of the Acquired Companies;

(iv)             all guaranties of any obligation for Funded Debt;

(v)               all Contracts under which any of the Acquired Companies is lessee of, or holds or operates, any personal property owned by any other party, for which the annual rental payments exceed $250,000;

(vi)             all Contracts under which any of the Acquired Companies is lessor of or permits any third party to hold or operate any personal property;

(vii)          all Contracts (A) relating to (1) the licensing of Intellectual Property (whether an Acquired Company is licensee or licensor), or (2) the ownership or development of Intellectual Property, or (B) affecting an Acquired Company’s ability to use, enforce, or disclose any Intellectual Property (in each case other than “off the shelf” software or software licenses with an aggregate fee of less than $250,000);

(viii)        all Contracts with any Governmental Authority;

(ix)             all Contracts with the Top Customers and Top Suppliers;

(x)               all Contracts related to capital expenditures with an outstanding amount of unpaid obligations and commitments in excess of $100,000;

(xi)             all settlement, conciliation, or similar Contracts (A) with any Governmental Authority or (B) pursuant to which any Acquired Company has any outstanding obligations or restrictions after the Signing Date;

(xii)          all Contracts between any Acquired Company and any of its Affiliates (other than another Acquired Company);

(xiii)        all Contracts involving (A) the grant to any Person of any preferential purchase rights to purchase any of the material assets of any Acquired Company, or (B) any obligation owing as deferred or additional purchase price for acquisitions of property or services, including all purchase price adjustments, seller notes and “earn-out” payments or similar obligations;

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(xiv)         all Contracts that contain or pursuant to which an Acquired Company is obligated to indemnify or make any indemnification payments to any Person (other than commercial Contracts entered into in the Ordinary Course of Business);

(xv)           all collective bargaining agreements or Contracts with any labor organization, union, or association to which any Acquired Company is a party;

(xvi)         all Contracts that relate to the mortgaging, pledging, or otherwise placing a Lien (other than Permitted Liens) on any of the assets of the Acquired Companies;

(xvii)      all Real Property Leases in respect of which the value of the subject Real Property or the required payments thereunder exceeds $100,000; and

(xviii)    all Contracts that (A) limit the freedom of an Acquired Company to compete in any line of business or with any Person or in any area (including any agreement that contains any non-competition or non-solicitation covenant limiting any Acquired Company), (B) contain material exclusivity obligations or restrictions binding on an Acquired Company, or (C) contain most-favored-nations provisions binding on an Acquired Company.

(b)               The Seller has made available to Buyer true, complete, and correct copies of all written Material Contracts and a true, complete, and correct description of any unwritten Material Contracts. The Acquired Companies are not, nor, to the Knowledge of the Seller, is any other party to any Material Contract, in breach of, or in default under, any Material Contract if that breach or default would be reasonably expected to be material to the Acquired Companies, taken as a whole. Except as set forth on Section 5.17(b) of the Disclosure Schedule, to the Knowledge of the Seller, each Material Contract is valid, binding, and in full force and effect, and is enforceable in accordance with its terms, except as enforceability may be limited by the Bankruptcy and Equity Exceptions. No Acquired Company has received any written or, to the Knowledge of the Seller, other notice of any default or event that with or without notice or the lapse of time, or both, would constitute a default by the Acquired Company that is party thereto under any Material Contract, and, to the Knowledge of the Seller, no event has occurred that, with or without notice or the lapse of time, or both, would constitute a default by the Acquired Company that is party thereto under any Material Contract. Except as set forth in Section 5.17(b) of the Disclosure Schedule, no Acquired Company has received any written or, to the Knowledge of the Seller, other notice of termination, cancellation, or adverse modification (including any price modification) of any Material Contract. Except as set forth in Section 5.17(b) of the Disclosure Schedule, no Acquired Company has assigned, delegated or otherwise transferred to any Person any of its rights, title or interest under any Material Contract to which it is a party.

5.18          Intellectual Property.

(a)               Section 5.18(a) of the Disclosure Schedule contains a complete list of all (i) registered Intellectual Property, and all applications for registration or issuance of Intellectual Property, owned by the Acquired Companies, setting forth as to each such item, as applicable, the item or title, the application or registration number and the jurisdiction in which such item is registered or pending (collectively, “Registered Intellectual Property”); and (ii) all material unregistered Intellectual Property owned by the Acquired Companies and used in the conduct of the Business (together with the Registered Intellectual Property, the “Seller IP”).

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(b)               Except as set forth in Section 5.18(b) of the Disclosure Schedule, (i) none of the Registered Intellectual Property which is or was material to the Business as a whole has been cancelled, abandoned or adjudicated invalid or unenforceable, (ii) all renewals and maintenance fees in respect of the Registered Intellectual Property which were due before the Signing Date have been duly paid, and (iii) there are no payments due or outstanding deadlines that will expire within six months of the Closing Date for any registrations or applications for any Registered Intellectual Property.

(c)               The Seller IP constitutes all Intellectual Property that is material and necessary for the conduct of the Business of the Acquired Companies as currently conducted and the continued operation of the Business of the Acquired Companies consistent with past practices. All Intellectual Property owned or used by the Acquired Companies immediately before the Closing Date will be owned or available for use, respectively, by Buyer immediately after the Closing Date on substantially identical terms and conditions as owned or used by the Acquired Companies immediately before the Closing Date.

(d)               Except as set forth in Section 5.18(d) of the Disclosure Schedule, the Acquired Companies own and possess all right, title, and interest in and to all of the Seller IP and possess the valid and enforceable right to use all Intellectual Property used in the operation of the Business as currently conducted. All of the Seller IP is free and clear of all Liens other than Permitted Liens.

(e)               Except as set forth in Section 5.18(e) of the Disclosure Schedule, all of the Seller IP owned by or developed by or for the Acquired Companies that is material to the Business as a whole was developed by (i) Employees of the Acquired Companies within the scope of their employment, or (ii) Independent Contractors who have entered into written agreements with the Acquired Companies that assigned all right, title, and interest in and to any Intellectual Property developed to the Acquired Companies or have permanently licensed such Intellectual Property to one or more of the Acquired Companies. No Employee or Independent Contractor of the Acquired Companies has entered into any Contract that restricts or limits in any material respect the scope of the Seller IP or requires the Employee or Independent Contractor to transfer, assign, or disclose information concerning the Seller IP to any Person other than the Acquired Companies.

(f)                The Acquired Companies are not a party to or otherwise bound by any settlement or consent agreement, covenant not to sue, non-assertion assurance, release or other similar Contract that could reasonably be expected, individually or in the aggregate, to materially and adversely affect the Acquired Companies rights to own or use any Seller IP.

(g)               The Acquired Companies have taken all necessary steps to protect and preserve the confidentiality of all Proprietary Information material to the Business as a whole, and all use, disclosure or appropriation thereof by or to any Person has been pursuant to the terms of a written agreement between such Person and one of the Acquired Companies that requires such Person to maintain the confidentiality of such Proprietary Information. The Acquired Companies have not breached any Contracts of non-disclosure or confidentiality.

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(h)               No funding, facilities, or personnel of any Governmental Authority, any educational institution, or any other Person (other than the Acquired Companies) were used, directly or indirectly, to develop or create, in whole or in part, any of the Seller IP for which the Acquired Companies have or may in future have any obligation to repay or reimburse the cost thereof.

(i)                 Except as set forth on Section 5.18(i) of the Disclosure Schedule, since the Lookback Date, to the Knowledge of Seller, none of the Acquired Companies has (i) infringed, misappropriated or otherwise violated any Person’s Intellectual Property rights, or (ii) received any written notices of any pending or threatened Proceeding or any written allegation or claim in which any Person alleges that the Acquired Companies have infringed, misappropriated, or otherwise violated any Person’s Intellectual Property rights.

(j)                 To the Knowledge of the Seller, no Person has infringed, misappropriated, or otherwise violated, or is currently infringing, misappropriating, or otherwise violating, any of the Seller IP. None of the Acquired Companies has commenced or threatened in writing any Proceeding, or asserted any allegation or claim, against any Person for infringement, misappropriation, or other violation of the Seller IP or breach of any Contract involving the Seller IP.

5.19          No Brokers. Except as set forth in Section 5.19 of the Disclosure Schedule, none of the Acquired Companies has incurred any obligation for any finder’s or broker’s or agent’s fees or commissions or similar compensation in connection with the transactions contemplated hereby or under any Related Agreement.

5.20          Customers and Suppliers. Set forth on Section 5.20 of the Disclosure Schedule is: (a) a complete and correct list of the 10 largest customers of the Acquired Companies (based on revenue per customer) during the fiscal years ending on December 31, 2019 and December 31, 2020 (each a “Top Customer”), and (b) a complete and correct list of the 10 largest suppliers (each, a “Top Supplier”) of the Acquired Companies based on the dollar amount of payments during the fiscal years ending on December 31, 2019 and December 31, 2020. Except as set forth on Section 5.20 of the Disclosure Schedule, no Top Customer or Top Supplier has provided notice of its intent, or taken any action, to terminate, adversely modify, or not renew its relationship with any of the Acquired Companies (including any adverse modification to any pricing terms or similar commitments).

5.21          Product Warranty. Each product or service, manufactured, sold, leased, or delivered by any of the Acquired Companies is and has been manufactured, sold, leased, or delivered in conformity with all applicable material Contractual commitments and all express and implied warranties, and the Acquired Companies, taken as a whole, have no any material liability (and, to the Knowledge of the Seller, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any liability) for replacement or repair thereof or other material damages, liability, or obligations in connection therewith, in excess of the reserve for warranty claims set forth on the face of the consolidated balance sheet contained within the Interim Financial Statements (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Acquired Companies. Section 5.21 of the Disclosure Schedule includes copies of the standard terms and conditions of service, sale or lease for the Acquired Companies (containing applicable guaranty, warranty, and indemnity provisions). No product or service sold, leased, or delivered by any Acquired Company is subject to any material guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease set forth in Section 5.21 of the Disclosure Schedule, except for any guaranty, warranty or other indemnity that is imposed by law.

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5.22          Product Liability. Section 5.22 of the Disclosure Schedule sets forth an accurate, correct, and complete list and summary description of, to the Knowledge of the Seller, all existing claims, duties, responsibilities, liabilities, or obligations arising from or alleged to arise from any injury to person or property as a result of the ownership, possession or use of any product manufactured, distributed or sold by any of the Acquired Companies or their predecessors since the Lookback Date. No Acquired Company has any liability (and, to the Knowledge of the Seller, there is no reasonable basis for any present or future Proceeding against any Acquired Company giving rise to any liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, processed, sold, distributed, or delivered by any of the Acquired Companies or any of their predecessors.

5.23          Anti-Bribery and Anti-Money Laundering.

(a)               Since the Lookback Date, none of the Acquired Companies or their respective directors, manager, or officers while acting on behalf of any Acquired Company or, to the Knowledge of the Seller, any Representative or agent acting on behalf of any Acquired Company has corruptly offered or given anything of value to: (i) any official or employee of a Governmental Authority, any political party or official thereof or any candidate for political office; or (ii) any other Person, in any such case while knowing or being aware of a high probability that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office, in each case in violation of applicable Anti-Bribery Laws in any material respect.

(b)               To the Knowledge of the Seller, there are no current or pending internal investigations, third-party investigations (including by any Governmental Authority) or internal or external audits that address any material allegations or information concerning possible violations of Anti-Bribery Laws or Anti-Money Laundering Laws related to the Acquired Companies in any material respect. Since the Lookback Date, each of the Acquired Companies or, to the Knowledge of the Seller, any director, manager, officer, or other Representative or agent acting on behalf of any Acquired Company have been in compliance with all relevant Anti-Money Laundering Laws in all material respects.

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5.24          Trade Compliance.

(a)               The Acquired Companies (i) are, and have since the Lookback Date, in compliance in all material respects with all applicable International Trade Laws and Sanctions Laws, and (ii) have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any material filings with, any applicable Governmental Authority for the import, export, re-export, deemed export, deemed re-export, or transfer required under applicable International Trade Laws and Sanctions Laws (the “Export Approvals”). There are no pending or, to the Knowledge of the Seller, threatened, claims, complaints, charges, investigations, voluntary disclosures or Proceedings against any Acquired Company related to any applicable International Trade Laws, Sanctions Laws, or any Export Approvals.

(b)               None of the Acquired Companies or any of their respective directors, managers, or officers or, to the Knowledge of the Seller, any of the Acquired Companies’ respective employees, agents, Representatives or other Persons acting on behalf of any Acquired Company (i) is, or since the Lookback Date has been, a Sanctioned Person or (ii) has transacted business, related to any of the Acquired Companies, directly or knowingly indirectly with any Sanctioned Person or in any Sanctioned Country in violation of applicable Sanctions Laws.

5.25          Business Continuity. None of the software or computer hardware (whether general or special purpose) or other similar or related items of automated, computerized, and software systems and any other networks or systems and related services that are used by the Acquired Companies in the conduct of the Business (collectively, the “Systems”) have experienced bugs, viruses, disabling code, failures, breakdowns, or similar adverse events since the Lookback Date that has caused or reasonably could be expected to cause any substantial disruption or interruption in or to the continued use of any such Systems by the Acquired Companies. To the Knowledge of the Seller, the Systems do not contain any software bug, virus, Trojan, worm, spyware, malware, or similar malicious program. The Systems (a) to the Knowledge of the Seller, are sufficient in all material respects for the operation of the Business of the Acquired Companies as presently conducted, (b) to the Knowledge of the Seller, have operated and performed in all material respects as required in connection with the operation of the Business of the Acquired Companies and in accordance with all applicable specifications, and (c) have sufficient capacity and performance to meet the business requirements of each Acquired Company as currently conducted.

5.26          Regulatory Matters. No Acquired Company has any operations in the United States of America or any assets located in, or revenues derived from sales to, the United States of America. The Company and the Seller each acknowledges that Buyer is relying on the foregoing representation in not making a filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any applicable rules and regulations thereunder.

5.27          Investment Company. The Company is not and, after giving effect to the transactions contemplated by this Agreement, will not be an “investment company” as defined in the United States Investment Company Act of 1940, as amended. The Company is not and, after giving effect to the transactions contemplated by this Agreement, will not be an “ineligible issuer,” as defined in Rule 405 of the Securities Act.

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5.28          Convertible Bonds. Following the issuance of the Convertible Bonds, the Company has net assets which have not been reduced by the giving of any financial assistance or, to the extent that the net assets of the Company have been reduced, the assistance was provided out of the distributable profits of the Company. In connection with the issuance of the Convertible Bonds the provisions of sections 101 to 104 (inclusive) of the Companies Act have been complied with in all material respects.

5.29          No Other Representations or Warranties.

(a)               WITHOUT LIMITING ANY CLAIM AS TO FRAUD, NONE OF THE ACQUIRED COMPANIES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR ANY OTHER PERSON HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED OR OF ANY NATURE WHATSOEVER, RELATING TO ANY ACQUIRED COMPANY OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS, AND THE SELLER AND THE ACQUIRED COMPANIES HEREBY DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION OR WARRANTY MADE OR COMMUNICATED (ORALLY OR IN WRITING, INCLUDING ANY OPINION, INFORMATION OR ADVICE WHICH MAY HAVE BEEN PROVIDED BY THEIR REPRESENTATIVES) TO THE OTHER PARTIES, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS Article V AND IN Article IV.

(b)               It is understood that any estimates, budgets, projections or other predictions or other materials containing any forward-looking statements made available by the Seller and the Acquired Companies or their respective Representatives are not and shall not be deemed to be or to include representations or warranties of the Seller or the Acquired Companies.

Article VI

PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the period commencing on the Signing Date and ending on the earlier to occur of the Closing or termination of this Agreement pursuant to Article XI (such period, the “Pre-Closing Period”):

6.01          Further Assurances; Closing Conditions. During the Pre-Closing Period, each Party will, and will use commercially reasonable efforts to cause their respective Affiliates to, as promptly as practicable, (a) execute and deliver, or cause to be executed and delivered, such additional instruments and other documents and will take such further actions as may be reasonably requested by the other Party as necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby, and (b) use their commercially reasonable efforts to cause the conditions set forth in Article VIII and Article IX (each of which will be deemed to be conditions precedent to the Closing) to be satisfied and to consummate the transactions contemplated herein as promptly as practicable.

6.02          Notices and Consents. Without limiting the generality of Section 6.01, during the Pre-Closing Period, (a) the Seller and the Company will deliver the notices and filings set forth on Section 6.02 of the Disclosure Schedule to the third parties set forth on Section 6.02 of the Disclosure Schedule and will each use its commercially reasonable efforts to obtain the third-party consents set forth on Section 6.02 of the Disclosure Schedule, and (b) Buyer will cooperate in all reasonable respects with the Seller and the Company and use its commercially reasonable efforts to support their respective efforts to obtain all such consents (which will not include the payment of a consent or similar fee other than as required by applicable Law or the terms of an applicable Contract to which Buyer is a party).

6.03          Regulatory and Securities Filings.

(a)               General. During the Pre-Closing Period, each Party will, and will use commercially reasonable efforts to cause its respective Affiliates to, use their commercially reasonable efforts to (i) as promptly as practicable, obtain from or make to any Governmental Authority any consent, approval, authorization, declaration, waiver, license, franchise, Permit, certificate or Order required to be obtained or made by Buyer, the Seller, or any of the Acquired Companies, and to avoid any Proceeding by any Governmental Authority, in each case in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein, and (ii) as promptly as practicable make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under any applicable Law, including any antitrust Laws. During the Pre-Closing Period, the Parties will, and will use commercially reasonable efforts to cause their respective Affiliates to, cooperate with each other in connection with obtaining all such consents, approvals, authorizations, declarations, waivers, licenses, franchises, Permits, or Orders and the making of all such filings, including providing copies of all such non-proprietary documents to the non-filing Party and its advisors before filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. During the Pre-Closing Period, the Parties will, and will use commercially reasonable efforts to cause their respective Affiliates to, promptly furnish to each other all information required for any application or other filing to be made by the other in connection with the transactions contemplated by this Agreement. During the Pre-Closing Period, no Party may, and may not permit its Affiliates to, consent or agree with any Governmental Authority to any voluntary delay of the consummation of the transactions contemplated by this Agreement without the prior written consent of the Seller (in the case of Buyer) or Buyer (in the case of any other Party), which consent will not be unreasonably withheld, conditioned, or delayed. Notwithstanding anything to the contrary in this Section 6.03, to the extent any document or information to be provided pursuant to this Section 6.03 is proprietary, confidential, or commercially sensitive, such information may be provided on an outside-counsel only basis, and such materials may be redacted as necessary.

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(b)               Antitrust Laws. Buyer and the Seller agree to make, and to cause their Affiliates to make, any necessary filings under any applicable Competition Law as soon as practicable after execution of this Agreement. Each Party will, and will cause its Affiliates to, comply at the earliest practicable date with any request under any applicable Competition Law to provide information, documents or other materials requested by any Governmental Authority. Each Party will, and will cause its Affiliates to, use their commercially reasonable efforts to (i) resolve as soon as practicable objections, if any, asserted by any Governmental Authority with respect to this Agreement or the transactions contemplated by this Agreement and (ii) obtain expiration of the applicable waiting period and all requisite clearances and approvals under such applicable Competition Laws (collectively, the “Antitrust Conditions”) as promptly as practicable and in any event on or before March 15, 2022 (or until June 15, 2022, if Buyer’s Board of Directors (in its sole discretion) has extended the period of time to consummate a business combination in accordance with its Organizational Documents, or such later date as Buyer (under the authority of its Board of Directors) and the Seller may mutually agree, the “End Date”), without challenge by any Governmental Authority, and otherwise resolve any objections, if any, asserted by any Governmental Authority with respect to this Agreement or the transactions contemplated by this Agreement. Further, each Party will, and will cause its Affiliates to, coordinate and cooperate with the other Parties in connection with their efforts to satisfy the Antitrust Conditions or otherwise in connection with the requirements of this Section 6.03(b), including (A) cooperating in all respects with the other Parties in connection with any investigation or other inquiry, (B) keeping the other Parties promptly informed of any material communication received by such Party or any of its Affiliates from any Governmental Authority regarding any of the transactions contemplated hereby, (C) providing the other Parties and their advisors with a reasonable opportunity to (1) review any proposed communication by such Party or its Affiliates with any Governmental Authority, (2) consult with such Party before any meeting or conference with any Governmental Authority, (3) to the extent permitted by such Governmental Authority, attend and participate in such meetings or conferences, and (4) providing such other information and assistance as such Party may reasonably request in connection with the foregoing. Buyer and the Seller will each be responsible for the payment of one-half of all filing fees under any applicable Competition Law. Notwithstanding anything to the contrary in this Agreement, if any objections are raised or asserted with respect to the transactions contemplated hereby under any applicable Competition Law or if any Proceeding is instituted (or threatened to be instituted) by any Governmental Authority challenging the transactions contemplated hereby as being in violation of any applicable Competition Law, or which would otherwise prevent, impede, or delay the consummation of the transactions contemplated hereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or actions so as to permit the consummation of the transactions contemplated hereby as soon as reasonably practicable; provided that, and notwithstanding anything to the contrary set forth herein, no Party will be required to enter into any Contracts or take any other actions to resolve any such objections or actions if such a Contract or other action would reasonably be expected, individually or in the aggregate, to (i) prevent consummation of the transactions contemplated hereby, (ii) result in the transactions contemplated hereby being rescinded, (iii) require or compel Buyer to divest, dispose of, license, or hold separate any portion of the business, operations, assets, or product lines of Buyer or its Affiliates, or (iv) restrict, prohibit or limit the ability of Buyer or any of its Affiliates to conduct their business. In no event shall Buyer or any of its Affiliates be obligated to (x) enter into any settlement, undertaking, consent decree, stipulation or Contract with any Governmental Authority in connection with the transactions contemplated hereby or (y) litigate or participate in the litigation of any Proceeding, whether juridical or administrative, brought by any Governmental Authority challenging or seeking to restrain, prohibit, or place conditions on the consummation of the transactions contemplated hereby or the ownership or operation by Buyer or any of its Affiliates of all or a portion of their respective businesses.

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(c)               Securities Law Matters. As promptly as reasonably practicable after the Signing Date, (i) Buyer and the Company shall cooperate to promptly prepare, and Buyer shall file with the SEC, the Proxy Statement to be included with the Registration Statement to be filed by Buyer, which Proxy Statement shall comply as to form, in all material respects, with the applicable provisions of the Securities Act and the Exchange Act and which Proxy Statement shall be in form and substance reasonably satisfactory to Buyer and the Company before filing, and (ii) Buyer shall prepare (with the Company’s reasonable cooperation (including causing its Subsidiaries and representatives to cooperate)) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Registration Statement”). Buyer will advise the Company promptly after it receives notice of any request by the SEC for amendment of the Registration Statement/Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. The Company and the Seller each acknowledges that a substantial portion of the Registration Statement/Proxy Statement and certain other forms, reports and other filings required to be made by Buyer under the Exchange Act in connection with the transactions contemplated hereby (collectively, “Additional Filings”) shall include disclosure regarding the Acquired Companies and their management, operations, and financial condition. Accordingly, the Seller and the Company each agree to use commercially reasonable efforts to promptly provide Buyer with all information concerning the Acquired Companies, their management, operations and financial condition, in each case, required to be included in the Registration Statement/Proxy Statement and Additional Filings or as otherwise requested by Buyer. The Company shall, and shall cause each other Acquired Company to, make its managers, directors, officers and employees available to Buyer and its counsel in connection with the drafting of the Registration Statement/Proxy Statement and responding in a timely manner to comments on the Registration Statement/Proxy Statement from the SEC. If, at any time before the Closing, any Acquired Company discovers any fact, event, or circumstance relating to the Acquired Companies, or their respective officers, managers, or directors, that should be set forth in an amendment or a supplement to the Registration Statement/Proxy Statement, the Company shall promptly inform Buyer, and the Parties shall cooperate reasonably in connection with preparing and disseminating any such required amendment or supplement. The information relating to the Acquired Companies to be contained in the Registration Statement/Proxy Statement and the Additional Filings and any supplements thereto, and the information relating to the Acquired Companies that is provided by the Company and its Representatives for inclusion in any other document filed with any other regulatory agency in connection herewith, shall not at (A) each time the Registration Statement/Proxy Statement (or an amendment thereof or supplement thereto) is filed with the SEC, (B) the time the Registration Statement/Proxy Statement (or an amendment thereof or supplement thereto) is first mailed to the Buyer Stockholders, (C) the time of the Buyer’s stockholders’ meeting, or (D) the Closing, contain any false, untrue, or misleading statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. Each of the Company and Buyer shall promptly furnish all information concerning itself and its Affiliates as may be reasonably requested by the other such Party and shall otherwise reasonably assist and cooperate with the other such Party in connection with the preparation and filing of the each of the filings, materials, applications, and notices contemplated by this Section and as may be necessary or reasonably requested in connection with obtaining all applicable authorizations under state securities Laws. Buyer shall promptly and timely file all Additional Filings required to be made under Law following execution of this Agreement and the Closing, including, a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement.

(d)               Obligations Cumulative. The Parties’ obligations in this Section 6.03 are cumulative, and a Party’s obligations in any specific clause of this Section 6.03 will not be interpreted to limit in any way the Parties’ obligations in any other clause.

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6.04          Conduct of the Business.

(a)               During the Pre-Closing Period, except (i) as expressly set forth on Section 6.04 of the Disclosure Schedule, (ii) as otherwise expressly provided for by this Agreement, (iii) as required by Law, (iv) as consented to in writing by Buyer beforehand (which consent will not be unreasonably withheld, delayed, or conditioned), or (v) for borrowing under any of the Acquired Companies’ credit facilities in effect on the Signing Date in the Ordinary Course of Business, each of the Seller and the Company will (and will cause its Affiliates to) (A) use commercially reasonable efforts to (1) carry on the Business of the Acquired Companies in the Ordinary Course of Business and substantially in the same manner as previously conducted, (2) preserve its current business organization, (3) keep its physical assets in good working condition, ordinary wear and tear excepted, and (4) maintain the existing relations of the Acquired Companies with their respective customers, suppliers, licensors, sales representatives, creditors, employees, and others having material business dealings with the Acquired Companies; (B) not, and cause any of the Acquired Companies not to, take any action or omit to take any action that would cause any of the changes, events or conditions described in Section 5.06 to occur or authorize, agree, resolve, or consent to any such action or omission; (C) not incur any material Funded Debt (other than Permitted Debt); (D) not permit any distribution or dividend to any direct or indirect equityholder of any Acquired Company, nor make any loans to any direct or indirect Affiliate, equityholder, employee, officer, manager, partner, director or other agent of any Acquired Company, nor repay, amend or otherwise modify the terms of any of the Related-Party Loans or the Contracts relating thereto; and (E) not pay any bonus to any employee other than awards pursuant to the Company ESOP that are approved by the Company’s board of directors on reasonable terms and conditions.

(b)               Nothing in this Section 6.04 is intended to result in the Seller or any of the Acquired Companies ceding control to Buyer of the Seller’s or the Acquired Companies’ respective commercial decisions before the Closing Date.

6.05          Access to Information. During the Pre-Closing Period, the Seller and the Company will each provide, and will cause their respective Affiliates (including each other Acquired Company) to provide, Buyer and Buyer’s authorized agents and Representatives reasonable access at reasonable times during normal business hours (with at least 48 hours’ prior written notice) to the senior management of the Acquired Companies and the books and records of the Seller and the Acquired Companies (including their respective properties, Contracts, and other documents and data); provided that (a) such access does not unreasonably interfere with the operation of the Seller’s and the Acquired Companies’ business and will be subject to the Company’s reasonable security measures and insurance requirements, and (b) nothing herein will require the Seller and the Acquired Companies to furnish to Buyer or provide Buyer with access to information that legal counsel for the Seller or any of the Acquired Companies reasonably conclude may give rise to issues under any applicable Competition Law or that is subject to attorney-client privilege or is the subject of any applicable information privacy or security Laws, provided that the Seller shall identify any such withheld information to Buyer and its Representatives at such time and use its commercially reasonable efforts to provide such information to Buyer via an alternative method as applicable. During the Pre-Closing Period, the Seller shall cause the Company to: (i) keep the Company’s Register of Bonds up to date; and (ii) provide Buyer with a true, correct, and complete copy of the Register of Bonds at the request of Buyer.

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6.06          Exclusivity. During the Pre-Closing Period, none of the Seller and the Company, will, and each will cause its Affiliates, directors, officers, employees, investment bankers and other Representatives not to, directly or indirectly, initiate, solicit, facilitate, or encourage discussions, proposals, inquiries or offers (including by disclosing or making available any non-public information or data relating to any of the Acquired Companies in connection with or facilitation of any discussions, proposals, inquiries or offers), or negotiate or discuss any proposal with any person or entity other than Buyer and its Representatives, relating to or concerning any transaction similar to, or having the same effect as, the transactions contemplated by this Agreement or any transaction that would constitute an Acquisition Proposal (including the transfer of any Equity Securities of any Acquired Company). The Seller and the Company shall, if any of them or any of their Affiliates receives an inquiry, proposal, or offer relating to any Acquisition Proposal during the Pre-Closing Period, promptly notify Buyer in writing thereof, including the material terms of such Acquisition Proposal (to the extent not specifically prohibited by an applicable written agreement in effect on the Signing Date). During the Pre-Closing Period, none of the Sponsor and Buyer, will, and each will cause its Affiliates, directors, officers, employees, investment bankers and other Representatives not to, directly or indirectly, initiate, solicit, facilitate, or encourage discussions, proposals, inquiries or offers, or negotiate or discuss any proposal with any person or entity other than Seller and its Representatives, relating to or concerning any transaction for the acquisition of all or substantially all of the Equity Securities or assets of any third party other than the Acquired Companies. Further, without the Seller’s prior written consent, during the Pre-Closing Period, Buyer will not issue any shares of stock or warrants or other Equity Interests of Buyer except in connection with the PIPE Investment, the exercise of currently issued Buyer Warrants (which may not be amended without Seller’s consent), and the Convertible Bonds, or purchase currently outstanding Equity Securities from current stockholders of Buyer other than in accordance with the Buyer Share Redemption.

6.07          Investor Presentations. Each Party shall use its reasonable best efforts to cause its and its and its Affiliates’ respective officers, directors, managers, employees, and advisors, including legal and accounting advisors, to provide to the others Parties all cooperation, on a timely basis, reasonably requested that is reasonably necessary and customary in connection with preparation of investor presentations related to the transactions contemplated by this Agreement and to be available on a reasonable and customary basis for meetings, including management and other presentations and “road show” appearances.

6.08          Board and Officers of Buyer. The Parties shall take all actions necessary so that, as of the Closing, the Board of Directors (and committees of the Board of Directors) and officers of Buyer shall consist of the Persons identified on Schedule 6.08, where (i) each of the two Persons to be appointed by Sponsor will have a three-year term on such Board of Directors and (ii) other than the directors appointed by Sponsor, the remaining members will be nominated by the Seller and will have three-year terms on such Board of Directors.

6.09          Notice of Developments. If Buyer becomes aware before the Closing of any event, fact, or condition or nonoccurrence of any event, fact, or condition that may constitute a breach of any representation, warranty or covenant of Buyer under this Agreement or would reasonably be expected to constitute a breach of any representation or warranty of Buyer under this Agreement if such representation or warranty were made on the date of the occurrence or discovery of such event, fact or condition or on the Closing Date, then Buyer will promptly provide the Seller with a written description of such fact or condition.

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6.10          Stockholder Approval. Buyer shall, as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (a) cause the Proxy Statement to be disseminated to the stockholders of Buyer (the “Buyer Stockholders”) in compliance with applicable Law, (b) duly give notice of and convene and hold a meeting of the Buyer Stockholders (the “Buyer Stockholders’ Meeting”) in accordance with Buyer’s Organizational Documents, applicable Law and Nasdaq rules, and (c) solicit proxies from the Buyer Stockholders to vote in favor of each of the Transaction Proposals, and provide the Buyer Stockholders with the opportunity to elect to effect a Buyer Share Redemption. Buyer shall, through its Board of Directors, recommend to the Buyer Stockholders: (i) the adoption and approval of this Agreement in accordance with applicable Law and Nasdaq rules; (ii) the approval of the issuance of Buyer’s common stock pursuant to Nasdaq rules as contemplated by the Subscription Agreements with the applicable PIPE Investors, to the extent applicable; (iii) the approval of the adoption by Buyer of the equity incentive plan in the form provided by the Company to Buyer before the Closing Date on terms mutually agreed between Buyer and the Company (the “Buyer ESOP”); (iv) the election of directors effective as of the Closing as contemplated by Section 6.08; (v) the approval of the Redomiciliation, including the adoption and approval the Gibraltar Articles and all other documents required to be filed in connection with the Redomiciliation; (vi) the adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement/Proxy Statement or correspondence related thereto; (vii) the adoption and approval of any other proposals as reasonably agreed by Buyer and the Company to be necessary or appropriate in connection with the transactions contemplated hereby; and (viii) the adjournment of the Buyer Stockholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals described in the foregoing clauses, together, the “Transaction Proposals”), and include such recommendation in the Registration Statement/Proxy Statement.

6.11          Listing of Shares. Buyer will use commercially reasonable efforts to take such actions as are necessary to maintain the listing of its shares of common stock (and, following the Redomiciliation, the Buyer Ordinary Shares) on the NASDAQ Stock Market through the Closing, including to comply in all material respects with its reporting obligations under applicable Laws. If Buyer receives any notice that Buyer has failed to satisfy any Nasdaq listing requirement, Buyer shall provide prompt written notice of the same to the Company, including a copy of any written notice thereof received from Nasdaq.

6.12          PIPE Investment and Convertible Bonds.

(a)               After the execution and delivery of the Subscription Agreements for the PIPE Investment Amount, in accordance with Section 6.12(c), Buyer shall not permit any material amendment or modification to be made to, or any waiver of any material provision or remedy under, or any material replacements or terminations of, the Subscription Agreements between Buyer and the PIPE Investors for the PIPE Investment in any manner other than to reflect any permitted assignments or transfers of the Subscription Agreements by the applicable PIPE Investors pursuant to the Subscription Agreements, without the prior written consent of the Seller (such consent not to be unreasonably withheld, conditioned or delayed; provided that the Parties acknowledge that any proposed amendment, modification or waiver of the Subscription Agreements that affects the offering price of the securities of Buyer pursuant to the Subscription Agreements may be rejected by the Seller in its sole discretion). Without limiting the generality of the foregoing, Buyer shall give the Seller prompt (and, in any event, within three Business Days) written notice: (A) of any material breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement known to Buyer; and (B) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation of any material provision of any Subscription Agreement.

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(b)               After the execution and delivery of the Convertible Bonds, in accordance with Section 6.12(c), the Company shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, or any replacements or terminations of, the Convertible Bonds between the Company and the lenders participating in the Convertible Bonds in any manner, without the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed; provided that the Parties acknowledge that any proposed amendment, modification or waiver of the Convertible Bonds that affects the conversion price of the Convertible Bonds may be rejected by Buyer in its sole discretion). Without limiting the generality of the foregoing, the Company shall give Buyer prompt (and, in any event, within three Business Days) written notice: (A) of any material breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to the Convertible Bonds known to the Company; and (B) of the receipt of any written notice or other written communication from any party to the Convertible Bonds with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation of any material provision of the Convertible Bonds.

(c)               The Parties envisage that Subscription Agreements and deeds constituting Convertible Bonds may be executed at any time up to Closing. There are set out in Exhibits G and H, respectively, model form drafts of the Subscription Agreement and the instrument constituting Convertible Bonds that have been agreed between the Parties. Save by prior agreement between Buyer and the Company, no materially different form of Subscription Agreement or Convertible Bond instrument shall be utilized by Buyer or the Company, as the case may be, except with the prior consent of Buyer and the Company (such consents not to be unreasonably withheld, conditioned or delayed; provided that the Parties acknowledge that any proposed amendment, modification or waiver of the forms so exhibited affecting the offering price of the securities of Buyer or the conversion price applicable to the Convertible Bonds may be rejected by a Party in its sole discretion and a change in format in order to recognize that there may be one or multiple subscribers of Convertible Bonds by one or multiple instruments shall be deemed not to be material).

(d)               Buyer agrees with the Company that:

(i)             it will provide its Acknowledgement to the holders of the Convertible Bonds in accordance with clause 6.7 of the instrument set out in Exhibit H promptly following whichever shall be the later of the date of this Agreement or the date of delivery to Buyer of each executed instrument constituting Convertible Bonds;

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(ii)           it will not at any time up to Closing alter the rights attached to its ordinary shares or implement an Adjustment Event or take other action that would adversely affect the rights of the holders of the Convertible Bonds without the prior consent of the Seller; and

(iii)         it will issue Globis Shares to the holders of the Convertible Bonds concurrently with Closing in strict compliance with the terms of such issue as set out in Exhibit H.

(e)               In this Section 6.12 the terms “Acknowledgement,” “Adjustment Event,” and “Globis Shares” have the meanings given to them in Exhibit H.

Article VII

POST-CLOSING COVENANTS

7.01          Further Assurances. From and after the Closing, upon the reasonable request of the other Party and at such requesting Party’s expense, each of Buyer and the Seller will execute, acknowledge, and deliver, or cause to be executed, acknowledged, and delivered, all such further documents and instruments and will take, or cause to be taken, all such further actions as the requesting Party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

7.02          Director and Officer Liability and Indemnification.

(a)               For a period of six years after the Closing, Buyer will not, and will not permit the Acquired Companies to, amend, repeal, or modify any provision of the Organizational Documents of the Acquired Companies relating to the exculpation or indemnification of any officers, directors, or managers (unless required by Law) in a manner that would adversely affect the rights of the Persons who were officers, directors, or managers of the Acquired Companies before the Closing, it being the intent of the Parties that the current and former officers, directors, and managers of the Acquired Companies will continue to be entitled to such exculpation and indemnification to the fullest extent of the Law.

(b)               At or before the Closing, Buyer shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Buyer with each Person who will be a director or an officer of Buyer immediately after the Closing, which indemnification agreements shall continue to be effective following the Closing.

7.03          Access to Books and Records. From and after the Closing, Buyer will, and will cause each of the Acquired Companies to, provide the Seller and its Representatives with reasonable access (for the purpose of examining and copying), during normal business hours, and within no less than five Business Days of such reasonable request, to the books and records of each of the Acquired Companies with respect to periods before the Closing Date solely to the extent necessary for the purpose of obtaining information reasonably required for the preparation and filing of Tax Returns and other compliance obligations; provided that (i) any such access does not materially and unreasonably interfere with the normal operations of any Acquired Company or any of their respective Subsidiaries and such access will be subject to the Acquired Companies’ reasonable security measures and insurance requirements, (ii) Buyer or an Acquired Company may require that the Seller and its Representatives enter into reasonable and customary non-disclosure agreements with respect to any information so accessed, and (iii) nothing herein will require Buyer and the Acquired Companies to furnish or provide to the Seller or its Representatives with access to information that legal counsel for Buyer or any of the Acquired Companies reasonably conclude is subject to attorney-client privilege or is the subject of any applicable information privacy or security Laws, provided that Buyer shall identify any such withheld information to the Seller and its Representatives at such time and use its commercially reasonable efforts to provide such information to the Seller via an alternative method as applicable. Unless otherwise consented to in writing by the Seller, Buyer will not permit the Acquired Companies, for a period of five years following the Closing Date (or for such longer period that may be required under applicable Law), to destroy or otherwise dispose of any books and records of the Acquired Companies, or any portions thereof, relating to periods before the Closing Date without first giving reasonable prior written notice to the Seller and offering to surrender to the Seller such books and records or such portions thereof.

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7.04          Transfer Taxes. Buyer will pay, or cause to be paid, all transfer Taxes, stamp Taxes, stock transfer Taxes, or other similar Taxes imposed as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”). The Seller agrees to cooperate with Buyer in the filing of any Tax Returns with respect to the Transfer Taxes, including promptly supplying any information in its possession that is reasonably necessary to complete such Tax Returns.

7.05          Restrictive Covenants.

(a)               The Seller agrees that, for a period of three years from and after the Closing Date (the “Restricted Period”), the Seller will not, directly or indirectly, in any manner: (i) engage (including by owning any interest in, managing, controlling, participating in, consulting with, advising, rendering services for, or in any manner engaging in the business of owning, operating or managing any business) in activities or businesses anywhere in the world in which the Company currently conducts business involving or otherwise competitive with the Business; (ii) assist any Person in any way to do, or attempt to do, anything prohibited by the preceding clause (i); or (iii) solicit, entice, encourage, or influence, any customer, vendor, supplier, distributor, lessor, licensor, licensee, or other business relation of any Acquired Company or any of their respective Affiliates (including any Person who has been a customer, vendor, supplier, distributor, lessor, licensor, licensee, or other business relation of any Acquired Company at any time during the 24-month period immediately preceding the commencement of the Restricted Period) to alter, reduce, or terminate its business relationship with Buyer or any Acquired Company or any of their respective Affiliates, or otherwise interfere with the relationship between Buyer, any Acquired Company, or any of their respective Affiliates and any such business relation. However, nothing set forth herein will prohibit the Seller from maintaining or undertaking passive investments of up to 5% of any class of the outstanding debt or equity securities of any entity listed on any national securities exchange.

(b)               The Seller further agrees that, throughout the Restricted Period, the Seller will not, directly or indirectly, in any manner (whether on its own account, as an owner, operator, officer, director, partner, manager, employee, agent, contractor, consultant or otherwise): (i) recruit or solicit any current or former employee of or contractor to any Acquired Company, (ii) induce or attempt to induce any current or former employee of, or consultant to, any Acquired Company, to leave the employ or engagement of any such Person, or in any way interfere with the relationship between any such Person and any of its employees or contractors, or (iii) employ or retain or enter into any business relationship with any Person who was an employee of or contractor to any Acquired Company.

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(c)               During the Restricted Period, the Seller and the Seller’s Affiliates shall, and shall use their commercially reasonable efforts to cause their respective officers, directors, managers, partners, employees, advisors, agents, and other representatives to, refrain from, directly or indirectly, all conduct, oral or otherwise, that is intended to disparage or damage or would reasonably be expected to disparage or damage the reputation, goodwill, or standing in the community of Buyer, any Acquired Company, or any of their respective Affiliates. However, this Section shall not prohibit any party or its Affiliates from making any statement in connection with enforcing such party’s or its Affiliate’s rights under this Agreement, any Related Agreement, or any statement that is required by Law.

(d)               The Seller acknowledges and agrees that the restrictions contained in this Section 7.05 are reasonable and do not impose a greater restraint than is necessary to protect the goodwill and other legitimate business interests of Buyer, the Company, and their respective Affiliates, and that the Seller has had the opportunity to review the provisions of this Agreement with the Seller’s legal counsel. In particular, the Seller agrees and acknowledges that Buyer, the Company, and their respective Affiliates expend significant time and effort developing and protecting the confidentiality of their methods of doing business, supplier, vendor, distributor, and customer lists, long-term business relationships, and trade secrets and such methods, lists, business relationships, and trade secrets have significant value. However, if, at the time of enforcement of this Section 7.05, a court holds that the restrictions stated herein are unreasonable under circumstances then existing or impose a greater restraint than is necessary to protect the goodwill and other business interests of Buyer, the Company, and their Affiliates, the Parties agree that the maximum duration or scope reasonable under such circumstances (being no greater in duration or extent than is stipulated in this Agreement) will be substituted for the stated duration or scope and that the court will be allowed to revise the restrictions contained herein to cover the maximum duration and scope permitted by Law, in all cases giving effect to the intent of the Parties that the restrictions contained herein be given effect to the broadest extent possible.

(e)               If the Seller, Buyer or the Company or any other Acquired Company (i) brings any Proceeding to enforce any provision of this Agreement or to obtain damages as a result of a purported breach of this Agreement or to enjoin any purported breach of this Agreement and (ii) prevails in such Proceeding, then the non-prevailing party will, in addition to any other rights and remedies available, reimburse the prevailing party for any and all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by the prevailing party in connection with such Proceeding.

(f)                The Restricted Period with respect to the Seller shall be tolled, and therefore extended, during any period of non-compliance by the Seller. The existence of any claim or cause of action by the Seller against Buyer, the Company, or any of their Affiliates, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by Buyer or the Company or any of their Affiliates of the provisions of this Section 7.05, which will be enforceable notwithstanding the existence of any breach by Buyer or its Affiliates.

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7.06          338(g) Election. Buyer shall have the right at its sole discretion to make an election under Section 338(g) of the Code with respect to the Acquired Companies, and the Seller shall reasonably cooperate with Buyer and execute any documents, certificates, and instruments reasonably requested to effect such election. Further, unless otherwise required by applicable Law, each of Buyer, the Seller, and their respective Affiliates shall (a) cooperate in the preparation of filings (including IRS Form 8594) required with respect to the allocation of purchase price, including those required by Section 1060 of the Code, and (b) timely file all forms and Tax Returns required to be filed in connection with the allocation of purchase price.

Article VIII

CONDITIONS TO THE OBLIGATIONS OF BUYER

The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions as of the Closing Date, any or all of which may be waived in writing in whole or in part by Buyer:

8.01          Accuracy of Representations and Warranties. The representations and warranties set forth in Article IV and Article V, other than the Seller Fundamental Representations, will each be true and correct in all but de minimis respects as of the Signing Date and as of the Closing (except for representations and warranties qualified by materiality or Material Adverse Effect, which will be true and correct in all respects, and except that the representations and warranties in Sections 4.02 and 5.02 will be true and correct in all respects), except for (a) those representations and warranties that address matters only as of a particular date need only be true and correct as of such date, and (b) those instances (including those in (a)) in which the failure of the representations and warranties to be true and correct would not in the aggregate have a Material Adverse Effect. Each of the Seller Fundamental Representations shall be true and correct in all respects other than de minimis inaccuracies as of the Signing Date and as of the Closing, except that representations and warranties that are made as of a specific date will be true and correct in all respects other than de minimis inaccuracies only as of such date.

8.02          Compliance with Obligations. Each of the Seller and the Acquired Companies will have performed in all material respects all of their respective obligations required to be performed under this Agreement at or before the Closing.

8.03          No Adverse Proceeding. No Proceeding by any Governmental Authority will be pending against the Seller or the Acquired Companies wherein an unfavorable judgment, decree, or Order would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded, other than any such Proceeding or Order instituted by Buyer or its Affiliates.

8.04          Competition Laws. All mandatory Permits required under any Competition Laws must have been obtained by the Parties.

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8.05          Wheat Supported Debt Facility. The Wheat Supported Debt Facility does not exceed $70,000,000.

8.06          No Material Adverse Effect. Since the Signing Date, there will not have occurred any Material Adverse Effect.

8.07          Stockholder Vote. The Required Vote shall have been obtained.

8.08          Sponsor’s Escrow Shares Release. The applicable Persons party to the Sponsor Escrow Agreement will have provided proper written notice to the escrow agent thereunder to cause the release of the Escrow Shares to the Escrow Participants (each as defined in the Sponsor Escrow Agreement) as promptly as possible following the Closing.

8.09          Redomiciliation. The Redomiciliation shall have been completed as provided in Section 1.12, and a “Certificate of Redomiciliation of a Company” as to the Redomiciliation given by the Registrar of Companies in Gibraltar shall have been delivered to Buyer (the “Redomiciliation Condition”).

8.10          Registration Statement. The Registration Statement shall have been declared effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC that remains in effect, and no Proceeding seeking such a stop order shall have been initiated by the SEC that remains pending.

8.11          Net Tangible Assets. Buyer shall have, and shall not have redeemed its capital stock in an amount that would cause Buyer not to have, at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) under the Exchange Act) after giving effect to any payments required to be made in connection with Buyer’s share redemptions and the PIPE Investment Amount.

8.12          Other Deliveries. Buyer will have received each of the other deliverables set forth in Section 2.03.

Article IX

CONDITIONS TO THE OBLIGATIONS OF THE SELLER

The obligation of the Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing Date, any or all of which may be waived in writing in whole or in part by the Seller:

9.01          Accuracy of Representations and Warranties. The representations and warranties of Buyer contained in Article III, other than Buyer Fundamental Representations, will be true and correct in all but de minimis respects as of the Signing Date and as of the Closing (except for representations and warranties qualified by materiality or Material Adverse Effect, which will be true and correct in all respects), and except for (a) those representations and warranties that address matters only as of a particular date need only be true and correct as of such date, and (b) those instances (including those in (a)) in which the failure of the representations and warranties to be true and correct would not in the aggregate have a Buyer Material Adverse Effect. Each of Buyer Fundamental Representations shall be true and correct in all respects other than de minimis inaccuracies as of the Signing Date and as of the Closing, except that representations and warranties that are made as of a specific date will be true and correct in all respects other than de minimis inaccuracies only as of such date.

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9.02          Compliance with Obligations. Buyer will have performed in all material respects all of the obligations required to be performed by Buyer under this Agreement at or before the Closing.

9.03          No Adverse Proceeding. No Proceeding by any Governmental Authority will be pending wherein an unfavorable judgment, decree or Order would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded, other than any such Proceeding or Order instituted by the Seller, any Acquired Company, or any of their respective Affiliates.

9.04          Competition Laws. All mandatory Permits required under any Competition Laws must have been obtained by the Parties.

9.05          Memorandum and Articles of Association. The Gibraltar Articles shall be in effect at the Closing.

9.06          Other Deliveries. The Seller will have received each of the deliverables set forth in Section 2.02.

9.07          Stockholder Vote. The Required Vote shall have been obtained.

9.08          Net Tangible Assets. Buyer shall have, and shall not have redeemed its capital stock in an amount that would cause Buyer not to have, at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) under the Exchange Act) after giving effect to any payments required to be made in connection with Buyer’s share redemptions and the PIPE Investment Amount.

Article X

INDEMNIFICATION

10.01      Survival. The representations and warranties of the Parties contained in this Agreement will survive the Closing until 11:59 p.m. Eastern Time on the date that is 12 months after the Closing Date, except that Buyer Fundamental Representations and the Seller Fundamental Representations will survive the Closing until 11:59 p.m. Eastern Time on the date that is 48 months after the Closing Date. The covenants, obligations, and agreements to be performed under this Agreement (a) at or before the Closing will survive the Closing until 11:59 p.m. Eastern Time on the date that is 12 months after the Closing Date and (b) in whole or in part after the Closing Date will survive the Closing until the end of the period of applicable performance or until otherwise fully performed or waived by the Party with the authority to make such waiver. The applicable survival periods set forth in this Section 10.01 may be referred to herein, respectively, as the applicable “Survival Period.”

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10.02      Indemnification by the Seller. Subject to the terms and conditions of this Article X, the Seller will indemnify and hold harmless Buyer, the Acquired Companies, each of their respective Affiliates, and their respective successors and assigns (the “Buyer Indemnitees”) from and against any and all Losses suffered or incurred by such Buyer Indemnitees arising from, based upon, related to or associated with:

(a)               any breach or inaccuracy of any representation or warranty made in Article IV or Article V of this Agreement;

(b)               any breach of any covenant, obligation or other agreement of any Acquired Company contained in this Agreement;

(c)               any breach of any covenant, obligation or other agreement of the Seller contained in this Agreement; and

(d)               any unpaid Funded Debt (other than Permitted Debt) and Transaction Expenses not paid at the Closing.

10.03      Indemnification by Buyer. Subject to the terms and conditions of this Article X, Buyer will indemnify and hold harmless the Seller, its respective Affiliates, and their respective successors and assigns (the “Seller Indemnitees”) from and against any and all Losses suffered or incurred by such Seller Indemnitees arising from, based upon, related to or associated with:

(a)               any breach or inaccuracy of any representation or warranty made by Buyer in Article III of this Agreement; and

(b)               any breach of any covenant, obligation or other agreement of Buyer contained in this Agreement that is to be performed before the Closing.

10.04      Limitations on Indemnification by the Seller.

(a)               Notwithstanding anything herein to the contrary, other than with respect to a breach of the Seller Fundamental Representations or Fraud, the Seller shall not have any indemnification obligations for Losses under Section 10.02(a) (i) if the Losses for a specific claim do not equal or exceed $50,000 (the “Minimum Claim Threshold”) or (ii) unless the aggregate amount of all such Losses for which such the Seller would, but for this Section 10.04(a), be liable thereunder exceeds, on an aggregate basis (inclusive of any Losses for which the Seller is not liable as a result of the Minimum Claim Threshold), $500,000 (the “Deductible”), and then only to the extent such Losses in the aggregate exceed the Deductible.

(b)               Notwithstanding anything to the contrary herein, except with respect to Losses that result from a breach of the Seller Fundamental Representations or resulting from Fraud, the maximum aggregate liability of the Seller with respect to any Losses under Section 10.02(a) shall in no event exceed $20,000,000 (the “Cap”).

(c)               The aggregate maximum liability of the Seller under Section 10.02(a) that result from a breach of the Seller Fundamental Representations shall not exceed the amount of Remaining Cash, except for any Losses relating to Fraud.

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(d)               The aggregate maximum liability of the Seller under this Article X, including for Losses related to Fraud, shall not exceed the Consideration owed to the Seller.

(e)               Any Loss for which any Buyer Indemnitee is entitled to indemnification under Section 10.02 shall be determined without duplication of recovery by reason of the state of facts giving rise to such Loss constituting a breach of more than one representation, warranty, covenant, obligation or agreement.

10.05      Limitations on Indemnification by Buyer.

(a)               Notwithstanding anything herein to the contrary, other than with respect to a breach of Buyer Fundamental Representations or Fraud, Buyer shall not have any indemnification obligations for Losses under Section 10.03(a) (i) if the Losses for a specific claim do not equal or exceed Minimum Claim Threshold or (ii) unless the aggregate amount of all such Losses for which such Buyer would, but for this Section 10.05(a), be liable thereunder exceeds, on an aggregate basis, the Deductible, and then only to the extent such Losses in the aggregate exceed the Deductible.

(b)               Notwithstanding anything to the contrary herein, except with respect to Losses that result from a breach of Buyer Fundamental Representations or resulting from Fraud, the maximum aggregate liability of Buyer with respect to any Losses under Section 10.03(a) shall in no event exceed the Cap.

(c)               The aggregate maximum liability of Buyer under Section 10.03(a) that result from a breach of the Buyer Fundamental Representations shall not exceed the amount of Remaining Cash, except for any Losses relating to Fraud.

(d)               The aggregate maximum liability of Buyer under this Article X, including for Losses related to Fraud, shall not exceed the Consideration paid to the Seller.

(e)               Any Loss for which any Seller Indemnitee is entitled to indemnification under Section 10.03 shall be determined without duplication of recovery by reason of the state of facts giving rise to such Loss constituting a breach of more than one representation, warranty, covenant, obligation or agreement.

10.06      Indemnification Procedures. All claims for indemnification under this Article X shall be asserted and resolved as follows:

(a)               For purposes of this Agreement, the term “Indemnifying Party” when used in connection with particular Losses shall mean the Party having an obligation to indemnify another Party or Person(s) with respect to such Losses pursuant to this Article X, and the term “Indemnified Party” when used in connection with particular Losses shall mean the Party asserting a claim on behalf itself or another Person(s) having the right to be indemnified with respect to such Losses by any of the other Parties pursuant to this Article X.

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(b)               Third-Party Claims.

(i)                 If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other Proceeding made or brought by any third party or a Representative of the foregoing (in such capacity as such) (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof (the “Claim Notice”). The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is actually and materially prejudiced by such failure by the forfeiture of rights or defenses by reason of such failure. The Claim Notice shall describe the Third-Party Claim in reasonable detail (to the extent then known), shall include copies of all material written evidence thereof within the Indemnified Party’s possession (to the extent such Party is permitted to share such evidence), and shall indicate the estimated amount, if reasonably ascertainable or calculable at such time, of the Loss that has been or is expected to be sustained by the Indemnified Party. However, no Person shall be required pursuant to the foregoing to provide the Indemnifying Party with documents that are subject to confidentiality provisions that have not been duly waived or any documents or other information subject to attorney-client privilege or work-product doctrine. Each Party agrees to use commercially reasonable efforts to put in place such confidentiality agreements, joint defense agreements or other applicable mechanics to permit disclosure of information pursuant to this paragraph without waiving any attorney-client privilege or other legal privilege or contravening any applicable Laws.

(ii)              The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s sole cost and expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall reasonably cooperate in good faith in such defense. However, the Indemnifying Party will not have the right to conduct and control the defense, compromise and settlement of any Third-Party Claim (1) that alleges criminal conduct or involves criminal penalties, (2) if the imposition of an equitable remedy against any Indemnified Party is a claim for relief in such Third-Party Claim and such equitable remedy could reasonably be expected to materially adversely affect the Indemnified Party, or (3) if the Indemnified Party has been advised by counsel that an actual conflict exists between the Indemnifying Party and the Indemnified Party in connection with the defense of such Third-Party Claim (the conditions set forth in clauses (1) through (3) are, collectively, the “Control Conditions”). In the event that the Indemnifying Party assumes the defense of any Third-Party Claim in accordance with the terms hereof, subject to Section 10.06(c), it shall have the right to, in consultation with the Indemnified Party, take such action as it determines is reasonably necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it (subject to the Indemnifying Party’s right to control the defense thereof to the extent permitted by this Section 10.06(a)), and the Indemnifying Party and its counsel shall consider in good faith any recommendations of the Indemnified Party and its legal counsel. If the Indemnifying Party elects not to defend such Third-Party Claim, one of the Control Conditions exists, the Indemnifying Party fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement (in any case within 15 Business Days after the Indemnifying Party has been provided notice of such Third-Party Claim), or the Indemnifying Party otherwise abandons or fails to diligently pursue the defense of a Third-Party Claim, the Indemnified Party may, subject to Section 10.06(c) and without waiving any rights against the Indemnifying Party, pay, compromise, and defend such Third-Party Claim and seek indemnification for any and all Losses (including reasonable attorneys’ fees) based upon, arising from or relating to such Third-Party Claim, and the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the reasonable costs of defending against the Third-Party Claim (including reasonable attorneys’ fees and expenses); provided, however, that the Indemnifying Party shall have the right, at its own cost and expense, to participate in the defense of any such Third-Party Claim with counsel selected by it, and the Indemnified Party and its counsel shall consider in good faith any recommendations of the Indemnifying Party and its legal counsel. If the named parties in a Third-Party Claim include both the Indemnified Party and the Indemnifying Party and the Indemnified Party has been advised by legal counsel that there may be one or more material legal defenses available to it that are different from or additional to those available to the Indemnifying Party, any costs and expenses suffered or incurred by such Indemnified Party in connection with the defense of such Third-Party Claim shall be considered Losses for which the Indemnified Party may be entitled to indemnification under this Article X (provided that, in such situation, the Indemnified Party shall not be entitled to employ more than one law firm in any jurisdiction in any single Third-Party Claim).

(iii)            The Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim. However, no Person shall be required pursuant to the foregoing to provide the other party with documents that are subject to confidentiality provisions that have not been duly waived or any documents or other information subject to attorney-client privilege or work-product doctrine. Each party agrees to use commercially reasonable efforts to put in place such confidentiality agreements, joint defense agreements or other applicable mechanics to permit disclosure of information pursuant to this paragraph without waiving any attorney-client privilege or other legal privilege or contravening any applicable Laws.

(c)               Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not settle or compromise any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned, or delayed), except as provided in this Section 10.06(c). If a firm offer is made to settle a Third-Party Claim (i) without leading to any liability (including an admission of guilt or any wrongdoing) or the creation of a financial or other obligation on the part of the Indemnified Party and (ii) provides, in customary form, for the irrevocable full, unconditional, and complete release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim, and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party may settle such Third-Party Claim upon written notice to that effect to the Indemnified Party. If the Indemnified Party has assumed the defense pursuant to Section 10.06(b), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned, or delayed).

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(d)               Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is actually and materially prejudiced by such failure by the forfeiture of rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail (to the extent then known) and shall indicate the estimated amount, if reasonably ascertainable or calculable at such time, of the Loss that has been or is expected to be sustained by the Indemnified Party. However, no Person shall be required pursuant to the foregoing to provide the Indemnifying Party with documents that are subject to confidentiality provisions that have not been duly waived or any documents or other information subject to attorney-client privilege and work-product doctrine, unless the Indemnifying Party agrees in writing (reasonably acceptable to the applicable disclosing Person) to keep such documents confidential. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. Subject to the rules of discovery that may apply to such Proceeding, during such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its Representatives to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access, upon reasonable advance notice (not less than 48 hours), during normal business hours, to the premises and personnel of the Company that are relevant to such Direct Claim and the right to examine and copy any relevant accounts, documents or records) as the Indemnifying Party or any of its Representatives may reasonably request. However, no Indemnified Party shall be required to provide the Indemnifying Party with documents that are subject to confidentiality provisions that have not been duly waived or any documents or other information subject to attorney-client privilege or work-product doctrine unless the Indemnifying Party agrees in writing (reasonably acceptable to the applicable disclosing Person) to keep such documents confidential. If the Indemnifying Party does not so respond in writing to the Indemnified Party within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim for all purposes of this Agreement. If the Indemnifying Party disputes all or any part of such Direct Claim by providing written notice of such dispute to the Indemnified Party within such 30-day period, the Indemnified Party and the Indemnifying Party may first attempt to resolve such dispute through direct good faith negotiations if requested by either such party. If the parties cannot resolve such dispute within 20 days after the delivery of a request for direct negotiation, the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

10.07      Recovery. Subject in each case to the limitations set forth in this Article X, any amount payable to any Indemnified Party pursuant to this Article X shall be satisfied as follows:

(a)               In the case of any amount payable to a Buyer Indemnitee, with respect to claims of Buyer Indemnitees:

(i)                 At the Seller’s discretion, such amount will be satisfied by (1) release and transfer of Indemnity Shares (valued at $10.50 per share) to Buyer, (2) set-off against any Earnout Shares (valued at $10.50 per share) that are then-earned and issuable to the Seller pursuant to Section 1.07, (3) the return and cancellation, for no consideration, of any other Buyer Ordinary Shares then held of record and beneficially by the Seller (valued at $10.50 per share), or (4) the payment of immediately available funds to Buyer (in United States Dollars, unless otherwise agreed in writing by the Buyer Indemnitee).

(ii)              If Indemnity Shares, Earnout Shares, or then-issued and outstanding Buyer Ordinary Shares held by the Seller are used to satisfy any of the Seller’s indemnification obligations hereunder, then, concurrently with the Seller’s election therefor, the Parties shall take all actions reasonably requested by the Buyer Indemnitees to effect the applicable release, transfer, return, and/or cancellation, including delivering such certificates and related transfer powers and providing any necessary instructions to the Escrow Agent. If any Buyer Indemnitee is entitled to indemnification from the Seller pursuant to this Agreement and the Seller elects to have such indemnification obligation satisfied by the release and transfer of Indemnity Shares, the Buyer Indemnitee may direct the Escrow Agent to release and transfer to Buyer (or its designee) the number of Indemnity Shares having an aggregate value on the date thereof equal to the amount owed to the Buyer Indemnitees pursuant to this Agreement in satisfaction of such claim, and the Seller shall take all actions reasonably requested by Buyer to effect such release and transfer.

(iii)            Any amount payable to Buyer Indemnitees under this Section 10.07(a) shall be made within five Business Days following such time as the amount payable has been agreed by the applicable Parties or has been fully and finally determined in accordance with this Agreement. If the Seller has elected to satisfy its indemnification obligations via a method that requires action on its part and it has not fully satisfied its obligations within this five-Business-Day period, Buyer may, in its sole discretion, take any action to recover the amount payable to it, including by setting off such amount against Earnout Shares or instructing the Escrow Agent to release and transfer to Buyer the appropriate number of Indemnity Shares.

(b)               In the case of any amount payable to a Seller Indemnitee, Buyer shall be required to pay all of the sums so due and owing to the Seller Indemnitees by wire transfer of immediately available funds within five Business Days following such time as the amount payable has been agreed by the applicable Parties or has been fully and finally determined in accordance with this Agreement.

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10.08      Other Indemnification Matters.

(a)               No claim for indemnification may be asserted for any breach of any representation, warranty, covenant, obligation or other agreement contained in this Agreement beyond the applicable Survival Period for such representation, warranty, covenant, obligation or other agreement. However, if a Claim Notice is delivered in good faith before the expiration of the Survival Period for such representation, warranty, covenant, obligation or other agreement, such claim (as specified in good faith in the Claim Notice) shall survive until the final resolution of such claim, but only with respect to the specific claim specified in good faith in such Claim Notice.

(b)               Payments by or on behalf of an Indemnifying Party pursuant to this Article X in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds received, and any indemnity, contribution or other similar payment received, by or on behalf of an Indemnified Party from a third party in respect of any such claim, or Tax benefits actually received to the extent received in the taxable year or three subsequent taxable years in which such Loss is incurred, in each case net of any actual costs and expenses incurred by the Indemnified Party in connection with pursuing such recovery, including any deductible or co-payment and any increases in insurance premiums paid by the Indemnified Party as a result of such recovery. For the avoidance of doubt, this Section 10.08(b) is not intended, and shall not be construed, to (i) require any Party to obtain or maintain insurance or any particular insurance, or (ii) alter any of the limitations on any Party’s liability hereunder, including those set forth in Section 10.04 and Section 10.05.

(c)               For purposes of determining whether there has been any misrepresentation or breach of a representation or warranty, and for purposes of determining the amount of Losses resulting therefrom, all qualifications or exceptions in any representation or warranty relating to or referring to the terms “material”, “materiality”, “in all material respects”, “Material Adverse Effect” or any similar term or phrase shall be disregarded (but, for the avoidance of doubt, the word “Material” as used in the defined term “Material Contract” shall be given effect for each instance where such defined term is used, and the term “Material Adverse Effect” shall not be disregarded for purposes of Section 5.06(a)).

(d)               Each Party acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims relating to this Agreement, including claims for breach of representation and breach of warranty (but excluding claims of Fraud (subject to the applicable limitations herein), and injunctive and provisional relief (including specific performance) to the extent available pursuant to the terms of this Agreement, including under Article XI) shall be pursuant to the indemnification provisions set forth in this Article X.

(e)               Each Party shall use its commercially reasonable efforts to mitigate any Loss for which it is entitled to indemnification pursuant to this Article X, including taking all reasonable commercial efforts to realize any insurance recovery. However, the costs of all reasonable, out-of-pocket costs and expenses suffered or incurred in connection with any efforts to mitigate indemnifiable Losses will be Losses subject to indemnification hereunder, whether or not such efforts are successful.

(f)                In no event shall any Indemnified Party be entitled to recover or make a claim for (i) any amounts in respect of, and in no event shall Losses be deemed to include indirect or consequential damages, including lost profits, loss of business opportunity, reputational damage, or claims by a Party’s shareholders against such Party, even if the Indemnifying Party has been advised of the possibility thereof or (ii) any loss, liability, damage or expense to the extent (A) included in the calculation of Funded Debt and that resulted in an adjustment to the Consideration or (B) such loss, liability, damage or expense has been presented to the Independent Auditor in accordance with Section 1.04 and the Independent Auditor has determined that no adjustment to the Consideration is required in respect thereof.

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10.09      Tax Treatment of Indemnification Payments. Indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the final Closing Payment for Tax purposes, unless otherwise required by Law.

Article XI

TERMINATION

11.01      Termination. This Agreement may be terminated at any time before the Closing:

(a)               by mutual written consent of Buyer and the Seller;

(b)               by Buyer upon written notice to the Seller, if:

(i)                 there has been a violation or breach by the Seller or any Acquired Company of any covenant, agreement, obligation, representation, or warranty contained in this Agreement that has prevented or would prevent the satisfaction of any condition to the obligations of Buyer to complete the Closing set forth in Article VIII and (A) such violation or breach has not been waived by Buyer, (B) Buyer has provided written notice to the Seller of such violation or breach and its intent to terminate this Agreement pursuant to this Section 11.01(b)(i), and (C) to the extent such violation or breach is capable of being cured, the Seller or the Acquired Companies, as applicable, have not cured such violation or breach within 15 days (or by the End Date, if sooner) after receiving written notice thereof from Buyer; provided, however, that Buyer will not be entitled to terminate this Agreement pursuant to this Section 11.01(b)(i) if Buyer is then in violation or breach of any of its covenants, agreements, representations, or warranties set forth in this Agreement so as to cause any of the conditions set forth in Sections 9.01 or 9.02 not to be satisfied as of the Closing; or

(ii)              the transactions contemplated hereby have not been consummated by the End Date; provided, however, that Buyer will not be entitled to terminate this Agreement pursuant to this Section 11.01(b)(ii) if Buyer’s breach of this Agreement has directly caused the failure of, or has prevented, the consummation of the transactions contemplated hereby to occur by the End Date;

(c)               by the Seller upon written notice to Buyer, if:

(i)                 there has been a violation or breach by Buyer of any covenant, representation, or warranty contained in this Agreement which has prevented or would prevent the satisfaction of any condition to the obligations of the Seller to complete the Closing set forth in Article IX and (A) such violation or breach has not been waived by the Seller, (B) the Seller has provided written notice to Buyer of such violation or breach and its intent to terminate this Agreement pursuant to this Section 11.01(c), and (C) to the extent such violation or breach is capable of being cured, Buyer has not cured such violation or breach within 15 days (or by the End Date, if sooner) after receiving written notice thereof from the Seller; provided, however, that the Seller will not be entitled to terminate this Agreement pursuant to this Section 11.01(c)(i) if there has been a Material Adverse Effect or if the Seller or any Acquired Company is then in violation or breach of any of its covenants, agreements, obligations, representations, or warranties set forth in this Agreement which has prevented or would prevent satisfaction of any condition to the obligations of Buyer set forth in Sections 8.01 or 8.02; or

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(ii)              the transactions contemplated hereby have not been consummated by the End Date; provided, however, that the Seller will not be entitled to terminate this Agreement pursuant to this Section 11.01(c)(ii) if the Seller’s or the Acquired Companies’ breach of this Agreement has directly caused the failure of, or has prevented, the consummation of the transactions contemplated hereby to occur by the End Date; or

(d)               by either Buyer or the Seller, if any Governmental Authority has enacted, promulgated, issued, entered, or enforced any injunction, judgment, Order, or ruling permanently enjoining, restraining, or prohibiting the transactions contemplated by this Agreement, which has become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 11.01(d) will not be available to any Party whose failure to fulfill any obligation or condition under this Agreement has been the cause of, or resulted in, such injunction, judgment, Order, or ruling.

The Party desiring to terminate this Agreement pursuant to Section 11.01 shall deliver a written notice of such termination to the other Parties specifying the provision hereof pursuant to which such termination is made and the basis for such termination.

11.02      Effect of Termination. If any Party validly terminates this Agreement pursuant to Section 11.01, all rights and obligations of the Parties hereunder will terminate without any liability of any Party to any other Party (other than liability of the Seller or the Company to Buyer for any intentional and willful breach of this Agreement by such Party occurring before termination), except that this Article XI, Article XII, and all related defined terms set forth in Exhibit A will survive the termination of this Agreement as applicable and in accordance with their terms.

Article XII

GENERAL PROVISIONS

12.01      Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered, on the date of transmission by e-mail if sent during normal business hours or the next succeeding Business Day if sent outside of normal business hours (provided that the sender does not receive any “bounceback” or similar automatic message providing that such email could not be transmitted), one day after deposit with Federal Express or similar overnight courier service, or three days after being mailed by first class mail, return receipt requested. Notices, demands, and communications to the Parties will, unless another address is specified in writing as contemplated below, be sent to the addresses indicated below:

(a)               if to Buyer to:

Globis Acquisition Corp.

7100 W. Camino Real, Suite 302-48

Boca Raton, Florida 33433

Attention: Paul Packer

Email: paul@globiscapital.com

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with a copy to (which notice will not constitute notice):

McDermott Will & Emery LLP

One Vanderbilt Avenue

New York, New York 10017

Attention: Mark Selinger and Harold Davidson

Email: mselinger@mwe.com and hdavidson@mwe.com

(b)               if to the Seller or the Company, to:

Lighthouse Capital Limited

Madison Building

MidTown, Queensway

Gibraltar GX11 1AA

Attention: Shlomo Wahnon

Email: swahnon@forafric.com

with a copy to (which notice will not constitute notice):

Hassans International Law Firm Limited

Madison Building

Midtown, Queensway

Gibraltar, GX11 1AA

Attention: Isaac Levy

Email: Isaac.levy@hassans.gi

The Parties may change the addresses and Persons designated to receive notices pursuant to this Section 12.01 and Section 12.10 by sending written notice of such change in accordance with this Section.

12.02      Entire Agreement. This Agreement (including the Disclosure Schedule and Exhibits attached hereto), the Related Agreements, and other documents delivered at the Closing pursuant hereto or thereto, contain the entire understanding of the Parties in respect of their subject matter and supersede all prior agreements and understandings (oral or written) between the Parties with respect to such subject matter. The Disclosure Schedule and Exhibits constitute a part hereof as though set forth in full above.

12.03      Severability. The unenforceability or invalidity of any provision of this Agreement will not affect the enforceability or validity of any other provision. If any provision of this Agreement is held to be invalid, illegal, or incapable of being enforced under applicable Law, then the Parties agree that this Agreement will be reformed, construed, and enforced to the extent required under applicable Law to best give effect to the intent of the Parties under this Agreement, and, to the extent necessary, the Parties shall negotiate in good faith to amend or otherwise modify this Agreement so as to carry out the original intent of the Parties as closely as possible.

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12.04      Expenses. Except as otherwise provided herein (including in the definition of Transaction Expenses), the Parties will pay their own fees and expenses, including their own counsel fees, incurred in connection with this Agreement.

12.05      Amendment; Waiver. This Agreement may not be modified, amended, supplemented, canceled, or discharged, except by written instrument executed by each of the Seller and Buyer. No failure to exercise, and no delay in exercising, any right, power, or privilege under this Agreement will operate as a waiver, nor will any single or partial exercise of any right, power, or privilege hereunder preclude the exercise of any other right, power, or privilege. No waiver of any breach of any provision will be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor will any waiver be implied from any course of dealing between the Parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement will be deemed to be an extension of the time for performance of any other obligations or any other acts. No waiver by any of the Parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party sought to be charged with such waiver.

12.06      Beneficiaries; Assignment. Except as set forth in Section 6.12, Section 7.02 and Article X, nothing expressed or implied in this Agreement will be construed to give any third-party Person any legal or equitable rights hereunder. Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned by a Party without the prior written consent of the other Parties.

12.07      Counterparts. This Agreement may be executed in any number of counterparts (including by electronic means), each of which will be an original but all of which together will constitute one and the same instrument.

12.08      Interpretation; Disclosure Schedule. When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference will be deemed to be to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The word “or” is disjunctive but will not necessarily be exclusive. All references to statutes or related regulations will include all amendments of the same and any successor or replacement statutes and regulations and all references to any Person will be deemed to mean and include the successors and permitted assigns of such Person (or, in the case of a Governmental Authority, Persons succeeding to the relevant functions of such Person). The Disclosure Schedule (and any updated Disclosure Schedule) is incorporated herein and expressly made a part of this Agreement as though completely set forth herein. The headings contained herein and on the Disclosure Schedule are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement or the Disclosure Schedule. All terms defined in this Agreement will have the defined meanings when used in any certificates, reports or other documents made or delivered pursuant hereto or thereto, unless the context otherwise requires. Terms defined in the singular will have a comparable meaning when used in the plural, and vice versa. Words of one gender shall be deemed to include the other gender as the context requires. All references to “$” in this Agreement will be deemed references to United States dollars. Any item or matter required to be disclosed on a particular Disclosure Schedule will be deemed to have been disclosed where required by the terms of this Agreement for any other Disclosure Schedule only to the extent the applicability of such disclosure to such other section of the Disclosure Schedule is reasonably apparent on its face. Except as specifically provided in this Agreement, the inclusion of any specific item in the Disclosure Schedule is not intended to imply that such items so included are or are not required to be disclosed. The information contained in the Disclosure Schedule is disclosed solely for the purposes of this Agreement, and no information contained therein will be deemed to be an admission by any Party to any third party of any matter whatsoever, including of any violation of Law or breach of any agreement. An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements to the extent any such phrase appears in such representation or warranty, if (i) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that related to the subject matter of such representation or warranty, (ii) such item is otherwise specifically set forth on the balance sheet or financial statements, or (iii) such item is reflected on the balance sheet or financial statements and is specifically set forth in the notes thereto. All financial computations hereunder will be computed, unless otherwise specifically provided herein, in accordance with GAAP (including, as applicable, consistent with the Accounting Principles). When calculating the period of time before which, within which or following which, any act is to be done or step taken under this Agreement, the date that is the reference date in calculating such period will be excluded. If a number of Business Days is specified and the last day of such period is a non-Business Day, the period in question will end on the next succeeding Business Day.

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12.09      Governing Law. All matters relating to the interpretation, construction, validity and enforcement of this Agreement will be governed by and construed in accordance with the domestic Laws of the State of New York without giving effect to any choice or conflict of Law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than the State of New York (except that the Laws of Gibraltar and the Laws of the State of Nevada shall also apply to the Redomiciliation).

12.10      Arbitration, Forum Selection and Consent to Jurisdiction.

(a)               The Parties will in good faith endeavor to resolve any dispute regarding the provisions of this Agreement or the interpretation, breach, or termination thereof (other than pursuant to Section 1.04), amicably, through dialog and cooperation, and shall initially submit such dispute to a representative of the Buyer Committee and a senior representative of the Seller. The Parties will submit any such dispute that is not resolved within 10 Business Days to expedited binding arbitration in London in accordance with the rules and procedures (the “LCIA Rules”) of the London Court of International Arbitration (“LCIA”) before a panel of three arbitrators who shall all be experienced attorneys; provided, however, that if the matter in dispute is less than $1,000,000, it shall be submitted to a single arbitrator who shall be an experienced attorney. If there are to be three arbitrators, each of the two subject Parties will nominate an arbitrator in their Request for Arbitration and Response, and the two arbitrators nominated by the Parties will in turn nominate a presiding arbitrator within 10 Business Days of their appointment by the LCIA. The Parties agree to waive the nationality rules contained in the LCIA Rules. If not mutually agreed upon within 10 Business Days after any such submission to arbitration, the arbitrator(s) shall be selected by the LCIA according to LCIA Rules. The arbitrator(s) shall be vested with determining all matters relating to, arising out of, and surrounding any such dispute, including the enforceability and scope of this arbitration clause, and the decision of the arbitrator(s) shall be binding of the Parties and unappealable. The Parties may exercise reasonable discovery rights and the arbitrator(s) shall be instructed to follow New York substantive and procedural law (without reference to conflicts of laws principles) in deciding the dispute. The reasonable costs and expenses of such arbitration shall be subject to allocation in the award of the arbitrator(s), including reasonable attorneys’ costs and fees and other costs of the arbitration, as the arbitrator(s) deem just and reasonable. Judgment upon the award may be entered in the Designated Courts and any other court having jurisdiction thereof. This provision is self-executing, and if either Party fails to appear at any properly noticed arbitration proceeding, an award may be entered against such Party notwithstanding said failure to appear. The language of the arbitration shall be English. If there is any inconsistency or conflict between the terms and conditions of this Agreement and the LCIA Rules, the terms in this Agreement will govern.

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(b)               With exception of actions for enforcement (if any), the Senior Courts of England and Wales (the “Designated Courts”) shall have exclusive supervisory jurisdiction over any arbitration pursuant to this Agreement and the Parties irrevocably and unconditionally submit to accept the exclusive jurisdiction of the Designated Courts for the purpose of any such Proceeding. Each Party agrees that service of any process, summons, notice or document by registered mail addressed to such Party in accordance with Section 12.01 will be effective service of process for any Proceeding brought against such Party in any such court. Buyer hereby designates the Persons listed in Section 12.01(a) to whom notice may be given on behalf of Buyer as its true and lawful agent upon whom may be served any lawful process in any Proceeding instituted by or on behalf of the Seller. The Seller and the Company each hereby designates the individual listed in Section 12.01(b) to whom notice may be given on behalf of such Party as its true and lawful agent upon whom may be served any lawful process in any Proceeding instituted by or on behalf of Buyer. Each Party further agrees that all of the provisions of Section 12.16 relating to waiver of jury trial will apply to any Proceeding referred to in this Section 12.10(b).

(c)               In addition, each Party hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any Proceeding in aid of or to enforce or vacate any arbitration proceeding arising out of or relating to this Agreement in any Designated Court or any judgment entered by any of the Designated Courts and hereby further irrevocably waives any claim that any Proceedings brought in the Designated Courts have been brought in an inconvenient forum. The prevailing Party in any such Proceedings shall be entitled to the costs and expenses of such Proceeding, including reasonable attorney’s fees. To the extent necessary, the Parties may file in other courts of competent jurisdiction an action to enforce an arbitration award in order to obtain compliance with this Section 12.10.

12.11      Specific Performance.

(a)               The Parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that, subject to Section 11.02, Section 12.11(a), and the other provisions of this Section 12.11, the Parties shall be entitled to specific performance of such provisions, in addition to any other remedy at law or in equity.

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(b)               Subject to the other applicable provisions of this Agreement, the Parties further agree that (i) by seeking the remedies provided for in this Section 12.11, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement (including monetary damages), and (ii) nothing set forth in this Section 12.11 shall require any Party to institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance under this Section 12.11 (before or as a condition to exercising any termination right under Article XI (and pursuing damages after such termination)), nor shall the commencement of any Proceeding pursuant to this Section 12.11 or anything set forth in this Section 12.11 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article XI or pursue any other remedies under this Agreement that may be available then or thereafter to the extent permitted herein.

12.12      Arm’s-Length Negotiations. Each Party herein expressly represents and warrants to the other Parties that, before executing this Agreement, such Party has fully informed itself of the terms, contents, conditions and effects of this Agreement and such Party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement, which is the result of arm’s-length negotiations conducted by and among the Parties and their respective counsel. This Agreement will be deemed drafted jointly by the Parties and nothing will be construed against one Party or another as the drafting Party.

12.13      Confidentiality; Publicity. Except as may be required by Law, or as otherwise permitted or expressly contemplated herein, no Party or its respective Affiliates and Representatives will disclose to any third party the existence of this Agreement or the subject matter or terms hereof without the prior consent of the other Party; provided, however, that (a) the Seller and its respective Affiliates, and Buyer and its Affiliates, will be permitted to disclose such information to its respective Representatives, members, partners, equity holders, or current or prospective investors, and lenders participating in the Convertible Bonds, (b) in connection with the PIPE Investment, Buyer shall be entitled to disclose, pursuant to the Exchange Act, any information contained in any presentation to the PIPE Investors, (c) the Parties and their respective Affiliates will be permitted to disclose and use such confidential information in connection with enforcing their rights and fulfilling their obligations under this Agreement or any other agreement entered into in connection with this Agreement, and (d) subject to the following sentence, as required (on the advice of counsel) by applicable Law, Orders, or the rules of any applicable national securities exchange. Except as permitted by the preceding sentence, no press release or public announcement related to this Agreement or the transactions contemplated herein, or before the Closing, any other announcement or communication to the employees, customers, or suppliers of the Acquired Companies, will be issued or made by any Party without the approval of the Seller (in the case of Buyer) or Buyer (in the case of any other Party) unless required by Law, Order, or the rules of any national securities exchange (on the advice of counsel) in which case the Party with such otherwise-applicable approval right will have the right to review such press release, announcement, or communication before its issuance, distribution, or publication and consult with the other Party with respect thereto.

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12.14      Made Available. With respect to all materials that are described as having been made available, provided, furnished, or delivered to Buyer, such materials will be deemed to have been made available, provided, furnished, or delivered to Buyer if Buyer and its Representatives and agents have been granted access to the Data Room in which such materials were available to each such Person at least two Business Days before the Signing Date and continuously available through the Signing Date as evidenced by a download of all of the materials in such Data Room as of approximately 12:00 p.m. (eastern time) on the Signing Date as delivered to Buyer pursuant to Section 2.03(g).

12.15      Electronic Delivery. This Agreement (including the Disclosure Schedule, Exhibits, and Schedules attached hereto), the Related Agreements, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a portable document format (.pdf), or similar reproduction of such signed writing using electronic mail will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or thereto, each other party hereto or thereto will re-execute original forms thereof and deliver them to all other parties. No party to this Agreement or to any such agreement or instrument will raise the use of an electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of electronic mail as a defense to the formation or enforceability of a Contract and each such party forever waives any such defense.

12.16      WAIVER OF JURY TRIAL. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DESCRIBED IN SECTION 12.10. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.16. A COPY OF THIS SECTION 12.16 MAY BE SUBMITTED TO ANY COURT AS EVIDENCE OF THE CONTENT THEREOF.

12.17      Trust Account Waiver. The Company and the Seller each acknowledges that Buyer is a blank check company with the powers and privileges to effect the transactions contemplated by this Agreement. The Company and the Seller each further acknowledges that, as described in the prospectus dated December 10, 2020 (the “Prospectus”) available at www.sec.gov, substantially all of Buyer’s assets consist of the cash proceeds of Buyer’s initial public offering and private placements of its securities occurring substantially simultaneously with such initial public offering, and substantially all of those proceeds have been deposited in a trust account for the benefit of Buyer, certain of its public stockholders, and the underwriters of Buyer’s initial public offering (the “Trust Account”). The Company and the Seller each acknowledges that it has been advised by Buyer that cash in the Trust Account may be disbursed only in the circumstances and to the Persons described in the Prospectus and in accordance with the trust agreement governing the Trust account (the “Trust Agreement”). For and in consideration of Buyer entering into this Agreement, the Company and the Seller each hereby agrees that each does not have any right, title, interest or claim of any kind in or to any monies or other assets in the Trust Account (a “Claim”) and hereby irrevocably waives any Claim it has or may have in the future as a result of, or arising out of, any negotiations, transactions, or Contracts with Buyer and will not seek recourse against the Trust Account for any reason whatsoever. Notwithstanding the foregoing, nothing herein shall prohibit the Company’s right to pursue claims for specific performance to cause the disbursement of the balance of cash remaining in the Trust Account following the Closing (after giving effect to the Buyer Share Redemptions in accordance with the Prospectus).

12.18      Conflicts and Privilege. Each of the Parties hereby agrees that, if a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the Sponsor, the stockholders or holders of other Equity Securities of Buyer or the Sponsor or any of their respective directors, members, partners, officers, employees, or Affiliates (other than Buyer, the Acquired Companies, or the Seller) (collectively, the “Sponsor Group”), on the one hand, and (y) Buyer, any of the Acquired Companies, or the Seller, on the other hand, any legal counsel, including McDermott Will & Emery LLP, that represented Buyer or the Sponsor before the Closing may represent the Sponsor and/or any other member of the Sponsor Group in such dispute even though the interests of such Persons may be directly adverse to Buyer, any of the Acquired Companies, or the Seller, and even though such counsel may have represented Buyer, the Sponsor, or any other member of the Sponsor Group in a matter substantially related to such dispute, or may be handling ongoing matters for Buyer, any of the Acquired Companies, the Seller, the Sponsor or any other member of the Sponsor Group. Each of the Parties, on behalf of their respective successors and assigns, further agrees that, as to all legally privileged communications before the Closing (made in connection with the negotiation, preparation, execution, delivery, and performance under, or any dispute arising out of or relating to, this Agreement or the transactions contemplated hereby) between or among Buyer, the Sponsor and/or any other member of the Sponsor Group, on the one hand, and McDermott Will & Emery LLP, on the other hand, the attorney-client privilege and the expectation of client confidence will survive the Closing and belong exclusively to the Sponsor Group after the Closing, and shall not pass to or be claimed or controlled by Buyer, any of the Acquired Companies, or the Seller. In addition, the Parties further agree that McDermott Will & Emery LLP will be permitted to represent the Buyer Committee contemplated by Section 1.11 in connection with the taking of any necessary action and the making of any necessary decision on behalf of Buyer as contemplated by Section 1.11.

[SIGNATURES APPEAR ON THE FOLLOWING PAGES]

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The Parties have duly executed and delivered this Agreement as of the Signing Date.

BUYER:

GLOBIS ACQUISITION CORP.

By:	/s/ Paul Packer
Name:	Paul Packer
Title:	Chief Executive Officer

[Signature Page to Securities Purchase Agreement]

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The Parties have duly executed and delivered this Agreement as of the Signing Date.

SELLER:

LIGHTHOUSE CAPITAL LIMITED

By:	/s/ Mesod Bengio
Name:	Mesod Bengio
Title:	Director

COMPANY:

FORAFRIC AGRO HOLDINGS LIMITED

By:	/s/ Saad Bendidi
Name:	Saad Bendidi
Title:	Chairman

[Signature Page to Securities Purchase Agreement]

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Exhibit A

Definitions

As used herein, the following terms will have the following meanings:

“AAA” has the meaning set forth in Section 1.04.

“Accounting Principles” means GAAP, or, if applicable, IFRS.

“Acquired Companies” means the Company; Forafric Agro Industries Limited, a Mauritius limited company; Forafric PT, a Portugal company; Trigola, an Angola company; Forafric Maroc SA, a Moroccan company; MDS Burkina, a Burkina Faso company; MDS Mali, a Mali company; MDS Côte d’Ivoire, a Côte d’Ivoire company; MDS Benin, a Benin company; MDA Guinea Bissau, a Guinea-Bissau company; MDS Niger (f/k/a GMT Niger), a Niger company; and the Moroccan Subsidiaries.

“Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer) relating to any (a) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of, or of any material assets of, the Acquired Companies (excluding sales of assets in the Ordinary Course of Business), (b) tender offer for, or direct or indirect acquisition (whether in a single transaction or a series of related transactions) of, any of the Equity Securities of the Acquired Companies, or (c) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving any of the Acquired Companies or involving the Acquired Companies or any material assets of the Acquired Companies; in each case, other than the transactions contemplated by the Agreement.

“Additional Cash Consideration” has the meaning set forth in Section 1.02(c).

“Additional Closing Shares” has the meaning set forth in Section 1.02(c).

“Additional Filings” has the meaning set forth in Section 6.03(c).

“Adjusted EBITDA” means, with respect to Buyer and its Subsidiaries, net income plus net interest, income taxes, depreciation, and amortization, as further adjusted to exclude Transaction Expenses, stock-based compensation, and other one-time charges, if any.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management or policies of a Person whether through the ownership of voting securities, Contract, or otherwise. With respect to any natural person, the term “Affiliate” shall also mean (i) the spouse, children, parents and siblings of such Person, and any trust whose primary beneficiary is such Person, such Person’s spouse, such Person’s siblings and/or one or more of such Person’s lineal descendants, (ii) the legal representative or guardian of such Person or of any such immediate family member in the event such Person or any such immediate family member becomes mentally incompetent and (iii) any Person controlled by or under common control with any of the Persons described in clauses (i) or (ii) of this definition.

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“Agreement” has the meaning set forth in the Preamble.

“Anti-Bribery Laws” means the anti-bribery provisions of all applicable anti-corruption and bribery Laws (including, as applicable, the Foreign Corrupt Practices Act of 1977, U.K. Bribery Act 2010, the Crimes Act 2011 of Gibraltar, and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Anti-Money Laundering Laws” means all Laws related to the prevention of money laundering, including, as applicable, the U.S. Money Laundering Control Act of 1986, the U.S. Currency and Foreign Transactions Reporting Act of 1970, the Proceeds of Crime Act 2015 of Gibraltar, and similar Laws in other applicable jurisdictions.

“Antitrust Conditions” has the meaning set forth in Section 6.03(b).

“Audited Financial Statements” has the meaning set forth in Section 5.04.

“Bankruptcy and Equity Exceptions” has the meaning set forth in Section 3.03.

“Base Cash Consideration” has the meaning set forth in Section 1.02(a).

“Business” means the business currently operated by the Acquired Companies, or as expanded as of the Closing, including the business of purchasing, storing, milling, processing, developing, marketing selling, and distributing wheat flour, durum wheat flour, semolina flour, pasta, couscous, and other related foodstuff materials and products.

“Business Day” means any day, excluding Saturday, Sunday and any other day on which commercial banks in New York, New York or Gibraltar are authorized or required by Law to close.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Committee” has the meaning set forth in Section 1.11.

“Buyer ESOP” has the meaning set forth in Section 6.10.

“Buyer Fundamental Representations” means the representations and warranties contained in Section 3.01 (Status), Section 3.02 (Power and Authority), Section 3.03 (Enforceability), and Section 3.05 (No Brokers).

“Buyer Gibraltar Warrant” means a warrant to purchase one Buyer Ordinary Share at an exercise price of $11.50 per share (subject to adjustment as provided in the Warrant Agreement).

“Buyer Indemnitees” has the meaning set forth in Section 10.02.

“Buyer Material Adverse Effect” means a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement and perform all of its obligations hereunder.

“Buyer Ordinary Share” has the meaning set forth in Section 1.12(c).

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“Buyer Redomiciliation Documents” means (i) the Articles of Conversion to be filed by Buyer with the Secretary of State of the State of Nevada, which shall include reduction of the par value of Buyer’s shares of common stock to $0.001 per share, (ii) an application (Form 442A) to the Gibraltar Companies Registry House (Gibraltar) Limited (Form 442A) (including the Gibraltar Articles, which shall continue to be in force as at the Closing) together with other documents required to be appended to the said Form 442A, and (iii) a notice of cessation (Form 442D) filed with the Companies House (Gibraltar) Limited together with the documents required to be filed therewith confirming that Buyer has ceased to be a company domiciled in Nevada. The provisions of the Buyer Redomiciliation Documents shall be in the form and substance reasonably acceptable to the Seller.

“Buyer SEC Filings” has the meaning set forth in Section 3.07.

“Buyer Share Redemption” means the election, in connection with obtaining the Required Vote, of an eligible (as determined in accordance with Buyer’s Organizational Documents as in effect on the Signing Date) stockholder of Buyer to have all or a portion of the shares of common stock of Buyer held by such stockholder redeemed by Buyer, on the terms and subject to the limitations and conditions set forth in Buyer’s Organizational Documents.

“Buyer Stockholders” has the meaning set forth in Section 6.10.

“Buyer Stockholders’ Meeting” has the meaning set forth in Section 6.10.

“Buyer Trading Price” means the last sales price of the Buyer Ordinary Shares as reported by Bloomberg or, if not available on Bloomberg, as reported by Morningstar.

“Buyer Units” means the units of Buyer consisting of one share of common stock of Buyer and one Buyer Warrant.

“Buyer Warrant” means a warrant to purchase one share of common stock of Buyer at an exercise price of $11.50 per share (subject to adjustment as provided in the Warrant Agreement).

“Cap” has the meaning set forth in Section 10.04(b).

“Claim” has the meaning set forth in Section 12.17.

“Claim Notice” has the meaning set forth in Section 10.06(b)(i).

“Closing” has the meaning set forth in Section 2.01.

“Closing Date” has the meaning set forth in Section 2.01.

“Closing Payment” has the meaning set forth in Section 1.02(a).

“Closing Statement” has the meaning set forth in Section 1.04(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies Act” has the meaning set forth in the Recitals.

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“Companies Regulations” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Preamble.

“Company ESOP” means the Forafric 2021 Long Term Employee Share Incentive Plan, adopted June 22, 2021, as in effect on the Signing Date and made available to Buyer.

“Competition Laws” means any antitrust or competition related applicable Laws intended to prevent market distortion caused by anti-competitive practices.

“Consideration” has the meaning set forth in Section 1.02(a).

“Contract” means any contract, agreement, lease, license, indenture, note, bond, mortgage, loan, instrument, commitment, or other arrangement or understanding (in each case whether written or oral). Unless otherwise specifically stated or the context otherwise requires, “Contract” shall not include an agreement that has been fully performed by all Persons party thereto and under which no Person party thereto has any continuing obligations thereunder.

“Control Conditions” has the meaning set forth in Section 10.06(b).

“Convertible Bonds” has the meaning set forth in the Recitals.

“Data Room” means the “FORAFRIC” data room accessible to Buyer and its applicable Representatives at https://www2.idealsvdr.com/v3/forafric/.

“Deductible” has the meaning set forth in Section 10.04(a).

“Designated Courts” has the meaning set forth in Section 12.10(b).

“Direct Claim” has the meaning set forth in Section 10.06(d).

“Disclosure Schedule” means the disclosure schedule delivered by the Seller to Buyer on the Signing Date regarding certain exceptions to the representations and warranties in Article IV and Article V hereof.

“Earnout Dispute” has the meaning set forth in Section 1.07(c).

“Earnout Objections Statement” has the meaning set forth in Section 1.07(c).

“Earnout Shares” has the meaning set forth in Section 1.07.

“Earnout Statement” has the meaning set forth in Section 1.07(c).

“Effective Time” has the meaning set forth in Section 2.01.

“Elbaz Consultancy Amendment” means an amendment to the Consultancy Agreement by and between the Company and Michael Elbaz that reduces the annual compensation to Michael Elbaz thereunder to not more than $120,000 per annum.

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“Employees” has the meaning set forth in Section 5.12(a).

“End Date” has the meaning set forth in Section 6.03(b).

“Environmental Laws” means all Laws enacted and in effect on or before the Closing Date concerning pollution, protection of the environment, wildlife, or natural resources, or protection of human health and safety (with respect to exposure to Hazardous Materials), including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, control, or cleanup of any Hazardous Materials.

“Environmental Permits” means all Permits required under any Environmental Law.

“Equity Securities” means (a) any partnership interests, (b) any membership or limited liability company interests or units, (c) any shares of capital stock or shares comprising issued share capital, (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity (including any phantom equity or similar rights), (e) any subscriptions, calls, warrants, options, or commitments of any kind or character relating to, or entitling any Person or entity to purchase or otherwise acquire membership or limited liability company interests or units, capital stock, or any other equity securities, (f) any securities convertible into or exercisable or exchangeable for partnership interests, membership or limited liability company interests or units, capital stock, or any other equity securities, or (g) any other interest classified as an equity security of a Person.

“Escrow Agent” means VStock Transfer, LLC.

“Escrow Agreement” means the Escrow Agreement, dated as of the Closing Date, by and among the Escrow Agent, Buyer, and the Seller, in substantially the form as attached hereto as Exhibit D.

“Estimated Closing Payment” has the meaning set forth in Section 1.03.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules or regulations.

“Expense Invoices” has the meaning set forth in Section 2.03(d).

“Financial Statements” has the meaning set forth in Section 5.04.

“Fraud” means common law fraud under the Laws of the State of Delaware relating to any of the representations or warranties set forth in this Agreement.

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“Funded Debt” means, without duplication, all obligations of the Acquired Companies as to (a) indebtedness for money borrowed by the Acquired Companies, (b) letters of credit, bankers’ acceptances, or performance bonds, in each case in the amount that the Acquired Companies would be required to pay if drawn or called, (c) capital leases (determined in accordance with GAAP), (d) conditional sale or other title retention agreement with respect to property acquired by any Acquired Company, (e) obligations to secure all or part of the purchase price of any property, business, assets, or services (including seller notes, earn-out payments, purchase price adjustments, deferred compensation or similar obligations), (f) any interest rate, currency, or other hedging or swap Contract, (g) obligations secured by a Lien on the property or assets of any Acquired Company, (h) unpaid Tax liabilities with respect to any Pre-Closing Period (which shall not be less than zero in any jurisdiction and shall not include any offsets or reductions with respect to Tax refunds or overpayments of Tax), (i) deferred revenue arising from cash payments received in respect of services that have not yet been performed or goods that have not yet been delivered, (j) amounts payable by any Acquired Company to any Affiliate (other than the Company or any Subsidiary), including any management, advisory, or similar fees, (k) director, manager, or similar fees payable to any directors, managers, or their equivalent, (l) fees, costs, and expenses (including fees, costs, and expenses of legal counsel, investment bankers, brokers, financial advisors, accountants, or other representatives and consultants) incurred by the Acquired Companies in connection with past acquisitions, (m) interest, fees, penalties, premiums, breakage costs, and other expenses, amounts, or payments owed with respect to indebtedness described in any of the foregoing clauses, and (n) all indebtedness referred to in the foregoing clauses of any Person other than the Acquired Companies that is directly or indirectly guaranteed by the Acquired Companies or for which any Acquired Company is liable, directly or indirectly, as obligator, surety, or otherwise.

“GAAP” means United States generally accepted accounting principles, applied on a consistent basis.

“Gibraltar Articles” has the meaning set forth in the Recitals.

“Gibraltar Charter” has the meaning set forth in the Recitals.

“Governmental Authority” means any national, federal, state, provincial, or local governmental or regulatory commission, board, bureau, agency, department, instrumentality, court, or regulatory or administrative body, or any other similar body or organization exercising governmental or quasi-governmental power or authority, including any arbitrator or arbitral body (whether public or private).

“Hazardous Materials” means (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, a waste, pollutant or contaminant, or words of similar import or regulatory effect under Environmental Laws, or that is regulated or could give rise to liability under Environmental Laws, and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“IFRS” means the English language version of the International Financial Reporting Standards in effect from time to time as issued by the International Accounting Standards Board.

“Indebtedness Holders” has the meaning set forth in Section 2.03(c).

“Indemnified Party” has the meaning set forth in Section 10.06(a).

“Indemnifying Party” has the meaning set forth in Section 10.06(a).

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“Indemnity Shares” means 755,000 Buyer Ordinary Shares.

“Independent Auditor” has the meaning set forth in Section 1.04.

“Independent Contractors” has the meaning set forth in Section 5.12(b).

“Insurance Policies” has the meaning set forth in Section 5.15.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all copyrights, works of authorship, and other copyrightable subject matter (including advertising and promotional materials, catalogs, logo designs, software, data compilations, and website content), whether registered or unregistered, and whether or not published, including all rights of authorship, use, publication, reproduction, distribution, performance, preparation of derivative works, transformation, and rights of ownership of copyrightable works and all rights to register and obtain renewals and extensions of registrations, and all registrations, applications, and renewals in connection with any of the foregoing; (b) patents, utility models and, industrial design registrations and applications (including any continuations, divisionals, continuations-in-part, provisionals, renewals, reissues, re-examinations and applications for any of the foregoing); (c) trademarks, trade names, corporate and business names (including social media usernames or handles), trade styles, logos, slogans, trade dress, product designations, service marks, and Internet domain names, in each case, together with all goodwill associated therewith, and all applications, registrations, and renewals related to any of the foregoing; (d) all trade secrets, know-how, confidential information, inventions and discoveries, ideas, processes, proprietary information, information that derives economic value from not being generally known, and any other information that would constitute a trade secret as defined in the Uniform Trade Secrets Act and under corresponding foreign statutory Law (together, “Proprietary Information”); (e) all computer software, including all source code, object or executable code, firmware, software algorithms, software tool sets, compilers, software models and methodologies, development tools, data files, data management and collection tools and related specifications and documentation; (f) all other proprietary rights; and (g) all copies and tangible embodiments thereof (in whatever form or medium).

“International Trade Laws” means all applicable Laws relating to the import, export, re-export, deemed export, deemed re-export, or transfer of information, data, goods, and technology,.

“Key Employees” means Saad Bendidi, Julien Benitah, Oury Marciano, Musapha Jamaleddine, Mustapha Ghazali, and Johan Elbaz.

“Knowledge” when used to qualify any representation or warranty, means that such Party has no knowledge that such representation or warranty is not true and correct to the same extent as provided in the applicable representation or warranty. For the purpose of this definition, the “knowledge” of the Seller means the knowledge of the Key Employees, and the “knowledge” of Buyer means the knowledge of Paul Packer, in each case after due inquiry and assuming the reasonable discharge of such Person’s professional duties. For avoidance of doubt, the limitation of the “knowledge” of Buyer to the knowledge of Paul Packer is applicable solely with respect to the representations and warranties of Buyer made in Article III and for no other purpose.

“Latest Balance Sheet Date” has the meaning set forth in Section 5.04.

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“Law” means any Order, constitution, law (including common law), ordinance, rule, decree, code, regulation, statute, treaty, or other requirement or rule of law or any Governmental Authority.

“LCIA” has the meaning set forth in Section 12.10(a)12.10.

“LCIA Rules” has the meaning set forth in Section 12.10(a).

“Leased Real Property” has the meaning set forth in Section 5.09(b).

“Lien” means any interest or equity of any Person (including any option, right to acquire, right of pre-emption, right of first refusal or first offer, right of conversion, title retention, or right of set-off) and any lien, charge, debenture, mortgage, deed of trust, pledge, security interest, enforceable seizure, assignment, hypothecation, attachment, adverse claim, voting trust or similar Contract, transfer restriction, option, right of first refusal or first offer, easement, encroachment, title defect, or other encumbrance, priority, security agreement, security interest or arrangement or restriction of any kind (other than restrictions on transfer generally arising under federal and state securities Laws or restrictions contained in Organizational Documents).

“Loan Termination Agreements” means the loan termination agreements in form and substance mutually acceptable to Buyer and each lender of the Company party thereto, pursuant to which the Related-Party Loans will be cancelled in exchange for the issuance, at the Closing, of Buyer Ordinary Shares valued at $10.50 per Buyer Ordinary Share.

“Lookback Date” means June 30, 2019.

“Loss” means, with respect to any Person, any damage, liability, demand, claim, action, cause of action, cost, deficiency, penalty, fine, imposition, judgment (including any interest thereon), or other loss or out-of-pocket expense (including out-of-pocket reasonable attorneys’ and other professionals’ fees, but excluding any punitive or exemplary damages unless actually paid to a third party).

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that was, is, or would reasonably be expected to be materially adverse to the results of operations, condition (financial or otherwise), Business, or assets or liabilities of the Acquired Companies, taken as a whole; provided that any adverse change, effect, event, occurrence, state of facts or development attributable to the following will not constitute, and will not be taken into account in determining whether there has been or will be, a Material Adverse Effect: (a) changes in conditions generally affecting the economy as a whole or the capital, credit or financial markets in general or the markets in which the Acquired Companies operate, including changes in interest rates; (b) any change in accounting requirements or principles or any change in applicable Laws (including IFRS or GAAP) or the interpretation thereof by a Governmental Authority; (c) actions required to be taken under applicable Laws; (d) any acts of war (whether or not declared), armed hostilities, sabotage or terrorism or the continuation, escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism; (e) changes in political or social conditions, including, any natural disaster, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster or act of God, political instability, epidemic or pandemic (including, before the Signing Date, the COVID-19 pandemic), or any worsening of any of the foregoing, whether or not occurring or commenced before or after the Signing Date; (f) changes in the markets in which the Acquired Companies operate, including changes in the cost of raw materials or other inputs or in the generally available selling prices for products produced by them; or (g) the failure by the Acquired Companies to meet any projections, estimates or budgets (but not the underlying cause or event of such failure to meet any internal projection or forecast if the same would otherwise constitute a Material Adverse Effect); provided, further, that any change, effect, event, occurrence, state of facts or development described in clauses (a) through (f) above will not be precluded from being or having, or taken into account in determining whether there has been or will be, a “Material Adverse Effect” if it disproportionately adversely impacts the Acquired Companies when compared to other similarly situated businesses.

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“Material Contracts” has the meaning set forth in Section 5.17(a).

“Minimum Claim Threshold” has the meaning set forth in Section 10.04(a).

“Moroccan Subsidiaries” means Forafric Maroc SA’s Subsidiaries, i.e., Hanylak SA; Ojipar SA; Finaseed SARLAU; Cerelis SARL; Les Grands Moulins du Tensift SA; Forafric SA; Les Grandes Semouleries de Safi SA; Arzak SA; Ladis SA; Finalog SA; Les Grands Moulins d’Essaouira SA; Maymouna Food SA; Les Grandes Semouleries du Maroc SA; TANGERMILL SARLAU; La Méditerranée des Aromes SA; Tria Group SA; Maymouna Grain SA; Prodela; Makhazine Rhamna SA; Multimix SARL; Selimport SARL; Prodiam’s SARL ; and Domaine Azam Chtouka SARL.

“Morocco Competition Law” means Law No. 104-12 of June 30, 2014 (Dahir No. 1-14-116) and its enforcement decree No. 2-14-652 of December 1, 2014 and Law No. 20-13 of June 30, 2014 (Dahir No. 1-14-117) and its enforcement Decree No. 2-15-109 of June 4, 2015.

“Negative Adjustment Amount” has the meaning set forth in Section 1.06(b).

“Negotiation Period” has the meaning set forth in Section 1.04.

“Nevada Act” has the meaning set forth in the Recitals.

“New Subsidiary” has the meaning set forth in the Recitals.

“Objection Date Deadline” has the meaning set forth in Section 1.04.

“Objection Disputes” has the meaning set forth in Section 1.04.

“Objection Statement” has the meaning set forth in Section 1.04.

“Order” means any order, judgment, injunction, decree, ruling, decision, binding determination, verdict, sentence, subpoena, writ, or award issued, made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority or arbitrator (whether public or private).

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“Ordinary Course of Business” means an action taken by or on behalf of a Person that is recurring in nature, is consistent (including with respect to frequency and magnitude) with the past practices of such Person and is taken in the ordinary course of the operations of such Person.

“Organizational Documents” means (a) with respect to a corporation, the certificate or articles of incorporation and bylaws (or equivalent documents, including memorandum and articles of association); (b) with respect to any other entity, any charter or similar document adopted or filed in connection with the creation, formation, or organization of such entity (including the limited liability company agreement of any limited liability company); and (c) any amendment, supplement, or other modification to any of the foregoing.

“Owned Real Property” has the meaning set forth in Section 5.095.09(d).

“Party” or “Parties” has the meaning set forth in the Preamble.

“Payoff Letters” has the meaning set forth in Section 1.02(d)(iii).

“Permits” means all licenses, certificates, accreditations, clearances, permits, franchises, approvals, authorizations, registrations, consents or Orders of, or filings with, or notifications to, any Governmental Authority.

“Permitted Debt” means (i) the Convertible Bonds (provided that any Contracts relating thereto must be in a form acceptable to Buyer and may not be amended or modified in any respect without Buyer’s prior written consent), (ii) up to $70,000,000, in the aggregate, under lines of credit for general working capital purposes (and including for such purposes payables to the extent of the Company’s cash or availability under such credit lines), and (iii) up to $70,000,000, in the aggregate, under lines of credit that are supported by the Acquired Companies’ wheat inventory (the “Wheat Supported Debt Facility”) (provided that, in consultation with Buyer, if so required by Buyer the Company must, and must cause each other Acquired Company to, use reasonable efforts, in a manner reasonably satisfactory to Buyer, to replace all such inventory-supported lines of credit with commercially reasonable payment arrangements with the Acquired Companies’ existing wheat suppliers).

“Permitted Liens” means: (a) Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Acquired Companies and for which adequate reserves have been established in accordance with GAAP, (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the Ordinary Course of Business for amounts that are not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Acquired Companies and for which adequate reserves have been established in accordance with GAAP, (c) zoning, entitlement, building and other land use regulations imposed by any Governmental Authority having jurisdiction over Leased Real Property which are not violated by the current use and operation of the Leased Real Property, (d) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Real Property which do not materially impair the occupancy or use of the Leased Real Property for the purposes for which it is currently used or proposed to be used in connection with the Business or the value of the Leased Real Property, (e) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, and (f) purchase money Liens and Liens securing rental payments under capital lease Contracts that have been made available to Buyer and which do not interfere in any material respect with the present use of the affected parcels.

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“Person” means an individual, partnership, limited liability company, corporation, business trust, joint stock corporation, estate, trust, unincorporated association, joint venture, Governmental Authority, or other entity, of whatever nature.

“PIPE Investment” has the meaning set forth in the Recitals.

“PIPE Investment Amount” means the aggregate gross purchase price received by Buyer before or substantially concurrently with the Closing in respect of all of the PIPE Shares, at the applicable purchase price per PIPE Share of not less than $10.50 (without Seller’s prior written consent) as set forth in the Subscription Agreements.

“PIPE Investor” means any investors participating in the PIPE Investment pursuant to the Subscription Agreements.

“PIPE Share” means any Buyer Ordinary Share purchased in the PIPE Investment.

“Plans” has the meaning set forth in Section 5.13(a).

“Positive Adjustment Amount” has the meaning set forth in Section 1.06(a).

“Pre-Closing Merger” has the meaning set forth in the Recitals.

“Pre-Closing Period” has the meaning set forth in the preamble to Article VI.

“Pre-Closing Statement” has the meaning set forth in Section 1.03.

“Proceeding” means any action, claim, suit, charge, grievance, complaint, litigation, arbitration or mediation, inquiry, investigation, audit, proceeding (including any civil, criminal, administrative, or appellate proceeding), prosecution, or hearing.

“Prospectus” has the meaning set forth in Section 12.17.

“Proxy Statement” means the proxy statement to be filed by Buyer with the SEC in connection with the transactions contemplated by this Agreement.

“Proxy Statement/Registration Statement” has the meaning set forth in Section 6.03(c).

“Purchased Securities” has the meaning set forth in the Recitals.

“Real Property” has the meaning set forth in Section 5.095.09(d).

“Real Property Leases” has the meaning set forth in Section 5.09(b).

“Redomiciliation” has the meaning set forth in Section 1.12(a).

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“Redomiciliation Application” has the meaning set forth in Section 1.12(a).

“Redomiciliation Condition” has the meaning set forth in Section 8.09.

“Redomiciliation Effective Time” has the meaning set forth in Section 1.12(a).

“Registered Intellectual Property” has the meaning set forth in Section 5.18(a).

“Registration Statement” means the Registration Statement on Form S-4, or another appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Buyer under the Securities Act with respect to the Buyer Ordinary Shares and the Buyer Gibraltar Warrants.

“Related Agreements” means the assignment of Purchased Securities, the Escrow Agreement, the Seller Lockup Agreement, the Sponsor Lockup Agreement, and each of the other documents, certificates, and instruments to be delivered hereunder or thereunder.

“Related-Party Loans” means the loans made to the Company by the Seller, Lighthouse Settlement (the shareholder of the Seller), Yariv Elbaz, and Michael Elbaz, in the amounts of $673,124, $6,631,951, $2,942,233 and $4,926,915, respectively; provided, however, that solely for general working capital purposes, following the date hereof but prior to the Closing Date, the Company shall be permitted, upon prior written notice to Buyer detailing the need for such additional loans, to incur additional loans from the Seller, the shareholder of the Seller or any Subsidiary of the shareholder of the Seller (other than the Acquired Companies), Lighthouse Settlement, Yariv Elbaz, and Michael Elbaz in an amount not to exceed $20,000,000.

“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching, or migration in the indoor or outdoor environment, including movement through or in the air, soil, surface water, ground water, property, or other environmental media.

“Remaining Cash” means the sum (after paying all applicable transaction-related expenses of Buyer, the Seller, and the Acquired Companies, including all Transaction Expenses, the costs of the Escrow Agent, and the costs of any filing fees under any applicable Competition Laws) of (i) the amount of cash proceeds from the Convertible Bonds to the extent actually received by Buyer or the Company as of the Closing, plus (ii) the PIPE Investment Amount to the extent actually received by Buyer or the Company as of the Closing, plus (iii) the amount remaining in the Trust Account as of the Closing (after taking into account the Buyer Share Redemption).

“Representative” means, with respect to any Person, any director, officer, manager, member, partner (whether limited or general), principal, attorney, employee, agent, advisor, consultant, accountant, or any other Person acting in a representative capacity for such Person or, in the case of Buyer, any existing or potential financing source (including lenders and co-investors).

“Required Vote” means the vote of such holders of shares of Buyer’s common stock as set forth in the Proxy Statement required to approve the Stockholder Voting Matters.

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“Restricted Period” has the meaning set forth in Section 7.05(a).

“Sanctioned Country” means a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws in effect at the relevant time (as of the Signing Date, the Crimea region, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means (a) any Person identified in any sanctions-related list of designated Persons maintained by (i) the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of Commerce, Bureau of Industry and Security, or the U.S. Department of State, (ii) Her Majesty’s Treasury of the United Kingdom, (iii) any committee of the United Nations Security Council or (iv) the European Union, (b) any Person located, organized, or resident in, organized in, or a Governmental Authority or government instrumentality of, any Sanctioned Country or (c) any Person directly or indirectly owned or controlled by, or acting for the benefit or on behalf of, any Person described in the foregoing clause (a) or (b), either individually or in the aggregate.

“Sanctions Laws” means those trade, economic and financial sanctions Laws administered, enacted or enforced from time to time by (a) the United States (including the Department of the Treasury’s Office of Foreign Assets Control), (b) the European Union and enforced by its member states, (c) the United Nations, or (d) Her Majesty’s Treasury of the United Kingdom.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities and Exchange Act of 1933, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules or regulations.

“Seller” has the meaning set forth in the Preamble.

“Seller Fundamental Representations” means the representations and warranties contained in Section 4.01 (Status), Section 4.02 (Power and Authority; Ownership), Section 4.03 (Enforceability), Section 4.05 (No Brokers), Section 5.01 (Company Status; Authority; Enforceability), Section 5.02 (Capitalization; Subsidiaries), Section 5.16 (Affiliated Transactions), and Section 5.19 (No Brokers).

“Seller Indemnitees” has the meaning set forth in Section 10.03.

“Seller IP” has the meaning set forth in Section 5.18(a).

“Seller Lockup Agreement” means the Lockup Agreement to be entered into between Buyer and the Seller, in the form attached hereto as Exhibit E.

“Sponsor” means Global SPAC LLC, a Delaware limited liability company.

“Sponsor Escrow Agreement” means the Stock Escrow Agreement, dated as of December 10, 2020 (as amended from time to time), by and among Buyer, Sponsor, Up and Up Capital, LLC, Chardan Capital Markets, LLC, and VStock Transfer, LLC.

“Sponsor Group” has the meaning set forth in Section 12.18.

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“Sponsor Lockup Agreement” means the Lockup Agreement to be entered into between Buyer and Sponsor, in the form attached hereto as Exhibit F.

“Stockholder Voting Matters” means, collectively, proposals to approve (i) the adoption of this Agreement and (ii) the Transaction Proposals and the other proposals submitted to the vote of Buyer’s stockholders in the Proxy Statement.

“Subscription Agreements” means the subscription agreements pursuant to which the PIPE Investment will be consummated.

“Subsidiary” or “Subsidiaries” of any Person means any corporation, partnership, limited liability company or other legal entity in which such Person (either alone or through or together with any other Subsidiary), owns or controls, directly or indirectly, 50% or more of the Equity Securities, the holder of which is generally entitled to elect a majority of the board of directors or other governing body of such legal entity, or if such Person controls any managing member or general partner of such entity.

“Survival Period” has the meaning set forth in Section 10.01.

“Systems” has the meaning set forth in Section 5.25.

“Tax Return” means any declaration, estimate, return, report, information statement, schedule, or other document (including any related or supporting information) with respect to Taxes that is required to be filed with any Taxing Authority.

“Taxes” means all federal, provincial, territorial, state, municipal, local, domestic, foreign or other taxes, imposts and assessments including, ad valorem, capital, capital stock, customs and import duties, disability, documentary stamp, employment, escheat and unclaimed property, excise, franchise, gains, goods and services, gross income, gross receipts, income, intangible, inventory, license, mortgage recording, net income, occupation, payroll, personal property, production, profits, property, real property, recording, rent, sales, social security, stamp, transfer, transfer gains, unemployment, use, value added, windfall profits, and withholding, together with any interest, additions, fines, or penalties with respect thereto.

“Taxing Authority” means any Governmental Authority that has the right to impose Taxes on any of the Acquired Companies.

“Third-Party Claims” has the meaning set forth in Section 10.06(b).

“Top Customer” has the meaning set forth in Section 5.20.

“Top Supplier” has the meaning set forth in Section 5.20.

“Trading Day” means any day on which the Buyer Ordinary Shares are actually traded on the principal securities exchange or securities market on which such shares are then traded.

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“Transaction Expenses” means the aggregate fees and expenses of the Seller and any of the Acquired Companies arising from, incurred in connection with or incident to the transactions contemplated by this Agreement, including (a) all fees and expenses payable by the Seller or the Acquired Companies before and on the Closing Date to Hassans International Law Firm Limited, Cohen Tauber Spievack & Wagner P.C., and any other professional advisors, including all attorneys, investment bankers, accountants, and other similar advisors, (b) all bonuses or similar payments, if any, payable to officers, directors, managers, employees, or any other Representatives of the Acquired Companies in connection with the execution of this Agreement and/or the consummation of the transactions contemplated by this Agreement (including the employer’s share of payroll, employment, or other Taxes associated with such payments), (c) any fees, charges, or expenses associated with the Seller or any Acquired Company obtaining necessary or appropriate waivers, consents, or approvals of any Governmental Authorities or third Persons and (d) any fees, charges, or expenses associated with obtaining the release and termination of any Liens.

“Transaction Proposals” has the meaning set forth in Section 6.10.

“Transfer Taxes” has the meaning set forth in Section 7.04.

“Trust Account” has the meaning set forth in Section 12.17.

“Trust Agreement” has the meaning set forth in Section 12.17.

“Unaudited Financial Statements” has the meaning set forth in Section 5.04.

“Warrant Agreement” means the Warrant Agreement, dated December 10, 2020, between Buyer and VStock Transfer, LLC.

“Warrant Proceeds” has the meaning set forth in Section 1.08.

“Wheat Supported Debt Facility” has the meaning set forth in the definition of Permitted Debt.

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Exhibit B

Form of Gibraltar Articles

See attached.

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Exhibit C

Forms of Closing Certificates

See attached.

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Exhibit D

Form of Escrow Agreement

See attached.

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Exhibit E

Form of Seller Lockup Agreement

See attached.

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Exhibit F

Form of Sponsor Lockup Agreement

See attached.

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Exhibit G

Form of Subscription Agreement

See attached.

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Exhibit H

Form of Convertible Bond Subscription Deed

See attached.

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Annex B

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of [●], 2022 (this “Agreement”), is made by and among Globis Acquisition Corp., a Delaware corporation (“Globis Delaware”), Globis NV Merger 2 Corp., a Nevada corporation (“Merger Sub”), and, solely for purposes of Section 1.05 and Article II, each of Globis SPAC LLC, a Delaware limited liability company (“Agent”), and Forafric Global PLC, a Gibraltar public company limited by shares (“Gibraltar Parent”).

RECITALS

A. Globis Delaware is a corporation duly incorporated and existing under the laws of the State of Delaware.

B. Merger Sub is a corporation duly organized and existing under the laws of the State of Nevada.

C. Gibraltar Parent is the sole shareholder of Merger Sub.

D. The boards of directors of Globis Delaware and Merger Sub have determined that it is advisable and in the best interests of each entity that Globis Delaware merge with and into Merger Sub (the “Merger”) on the terms, and subject to the conditions, of this Agreement, the Delaware General Corporation Law (the “Delaware Act”) and Chapter 92A of the Nevada Revised Statutes (the “Nevada Act”).

E. As a result of the Merger, the separate existence of Globis Delaware will cease.

F. The stockholders and the board of directors of Globis Delaware and the sole shareholder and the board of directors of Merger Sub have each been duly advised of the terms and conditions of this Agreement and the Merger and, by resolutions duly adopted, have authorized, approved, and adopted this Agreement and the Merger.

NOW, THEREFORE, on the terms, and subject to the conditions, of this Agreement, Globis Delaware and Merger Sub hereby agree as follows.

Article I. THE MERGER; RELATED TRANSACTIONS

Section 1.01 EFFECTIVE DATE. The Merger will be consummated by (a) Merger Sub filing a certificate of merger in the form of Exhibit A attached hereto (the “Delaware Merger Certificate”) with the Secretary of State of the State of Delaware in accordance with Section 252 of the Delaware Act and (b) Globis Delaware and Merger Sub filing articles of merger in the form of Exhibit B attached hereto (the “Nevada Merger Articles”) with the Nevada Secretary of State in accordance with Section 92A.200 of the Nevada Act. The Merger will become effective following the filing of the Delaware Merger Certificate and the Nevada Merger Articles, at 5:30 p.m. Eastern Time on [●], 2022 (the “Effective Time”).

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Section 1.02 MERGER. At the Effective Time:

(a)	At the Effective Time:

(i)	Globis Delaware will merge with and into Merger Sub, and Merger Sub will be the surviving entity in the Merger (the “Surviving Entity”);

(ii)	the separate existence of Globis Delaware will cease, and the Surviving Entity will succeed, without other transfer, to all of the rights and property of Globis Delaware and will be subject to all of the debts and liabilities of Globis Delaware, as provided for in the Delaware Act and the Nevada Act; and

(iii)	the members of the board of directors and the officers of Globis Delaware shall continue to be the members of the board of directors and the officers of the Surviving Entity.

(b)	at and after the Effective Time, the Surviving Entity will carry on its business with the assets of Globis Delaware, as well as with the assets of Merger Sub.

Section 1.03 CONVERSION OF SHARES. At the Effective Time, by virtue of the Merger, (a) each share of common stock, par value $0.0001, issued by Globis Delaware shall be converted into one share of common stock, par value $0.001, of the Surviving Entity (the “Nevada Shares”), and (b) each warrant or other right to purchase or receive stock in Globis Delaware shall be converted into a warrant or other right to purchase or receive stock of the Surviving Entity on the same terms as set forth in the Warrant Agreement, dated December 10, 2020, between Globis Delaware and VStock Transfer, LLC (the “Warrant Agreement”) and any other documentation evidencing the warrant or right to purchase or receive stock in Globis Delaware (the “Nevada Warrants”). At and after the Effective Time, all of the outstanding certificates which before that time represented shares of Delaware common stock shall be deemed for all purposes to evidence ownership of and to represent shares of Nevada common stock into which the shares of the Delaware common stock represented by such certificates have been converted as herein provided.

Section 1.04 CERTIFICATE OF INCORPORATION; BYLAWS. The articles of incorporation of Merger Sub in effect at the Effective Time will be the articles of incorporation of the Surviving Entity until changed or amended as provided therein or by applicable law. The bylaws of Merger Sub in effect at the Effective Time will be the bylaws of the Surviving Entity until changed or amended as provided therein, by Merger Sub’s articles of incorporation or by applicable law.

Section 1.05 SECURITIES EXCHANGE. Immediately following the Merger, Gibraltar Parent, Merger Sub, and Agent shall, pursuant to a contribution and exchange agreement to be entered into among such parties and which shall be conditional on the consummation of the Merger (the “Contribution Agreement”), complete the following transactions on the terms and conditions set forth in the Contribution Agreement: (a) Agent will transfer the Nevada Shares to Gibraltar Parent as a contribution on behalf of the shareholders (other than Gibraltar Parent) of Merger Sub (the “Contribution”) and Gibraltar Parent will accept the assignment and novation by Merger Sub to Gibraltar Parent of the Warrant Agreement and the Nevada Warrants (the “Warrant Assignment”); and (b) in consideration for the Contribution, Gibraltar Parent will allot and issue ordinary shares, nominal value $0.001, of Gibraltar Parent (“Ordinary Shares”) as fully paid-up shares at a premium to the former shareholders (except Gibraltar Parent) of Merger Sub and each Nevada Warrant shall convert, automatically by virtue of the terms of the Warrant Assignment, into a warrant to purchase Ordinary Shares (“Gibraltar Warrants”) on the same terms as set forth in the Warrant Agreement and any other documentation evidencing the Nevada Warrants, such that (i) each Nevada Share that is issued and outstanding immediately before the Contribution will be exchanged, on a one-for-one basis (subject to the terms of the Contribution Agreement and as a fully paid-up share at the relevant share premium), for one Ordinary Share, and (ii) each Nevada Warrant that is issued and outstanding immediately before the Warrant Assignment will convert, on a one-for-one basis (subject to the terms of the Contribution Agreement), into a Gibraltar Warrant, pursuant to and in accordance with the Warrant Agreement.

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Section 2.01 AMENDMENT; WAIVER. At any time before the Effective Time, Globis Delaware and Merger Sub, to the extent permitted by and in accordance with the Delaware Act and the Nevada Act, may by written agreement amend, modify, or supplement any provision of this Agreement. However, no amendment to Section 1.05 or this Article II will be effective except with the prior written consent of each of Agent and Gibraltar Parent.

Section 2.02 ENTIRE AGREEMENT; ASSIGNMENT. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Neither this Agreement nor any right, interest or obligation under this Agreement may be assigned, in whole or in part, by operation of law or otherwise, without the prior written consent of the other parties hereto.

Section 2.03 GOVERNING LAW. This Agreement will be governed by and construed in accordance with the substantive laws of the State of Delaware, regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto; provided that the effects of the Merger shall be governed by Section 92A of the Nevada Act and Section 252 of the Delaware Act.

Section 2.04 PARTIES IN INTEREST. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto, any rights or remedies of any nature whatsoever under or by reason of this Agreement.

Section 2.05 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which will constitute one and the same agreement, and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. The exchange of copies of this Agreement and of signature pages by electronic means shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by electronic means shall be deemed to be their original signatures for all purposes.

[Signature Pages Follow]

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Each of the parties hereto has caused this Agreement to be executed on its behalf by an officer or director of such party duly authorized, all as of the date set forth above.

GLOBIS ACQUISITION CORP.

By:
Name:	Paul Packer
Title:	Chief Executive Officer

GLOBIS NV MERGER 2 CORP.

By:
Name:	Paul Packer
Title:	Chief Executive Officer

[Signature Page to Merger Agreement]

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GLOBIS SPAC LLC

By:
Name:	Paul Packer
Title:	Chief Executive Officer

FORAFRIC GLOBAL PLC

By:
Name:
Title:

[Signature Page to Merger Agreement]

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EXHIBIT A

Delaware Merger Certificate

(See attached)

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EXHIBIT B

Nevada Articles of Merger

(See attached)

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Annex C

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C-6

C-7

C-8

C-9

C-10

C-11

C-12

C-13

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Annex D

THE COMPANIES ACT

A PUBLIC COMPANY LIMITED BY SHARES

Memorandum OF ASSOCIATION

of

Forafric Global PLC

1.	The name of the Company is “Forafric Global PLC”.

2.	The Company is a public company.

3.	The registered office of the Company will be situated in Gibraltar.

4.	The liability of the members is limited.

5.	The authorised share capital of the Company is USD 131,000 (one hundred and thirty-one thousand United States Dollars) divided into:

(i)	100,000,000 (one hundred million) ordinary shares of USD 0.001 (one thousandth of a United States Dollar) each (the “Ordinary Shares”);
(ii)	1,000,000 (one million) preferred shares of USD 0.001 (one thousandth of a United States Dollar) each (the “Preferred Shares”); and
(iii)	30,000,000 (thirty million) class Z non-redeemable and non-convertible ordinary shares of USD 0.001 (one thousandth of a United States Dollar) each (the “Class Z Shares”),

each conferring those rights, entitlements, obligations and restrictions: (i) as set out in Articles 160 to 164 (inclusive) in the case of the Ordinary Shares and the Class Z Shares; or (ii) as may be determined by ordinary resolution pursuant to Article 165 of the Company’s articles of association in the case of the Preferred Shares.

*****

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THE COMPANIES ACT

A PUBLIC COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

of

Forafric Global PLC

PART 1

INTERPRETATION AND LIMITATION OF LIABILITY

Defined terms.

1.	In these Articles, unless the subject or context requires otherwise:

“Company” means Forafric Global PLC;

“Act” means the Act of Gibraltar including any modification or re-enactment of it for the time being in force;

“alternate” or “alternate director” has the meaning given in articles 81 to 83 (inclusive);

“appointor” has the meaning given in article 81;

these “Articles” means these articles of association of the Company as altered from time to time by special resolution;

“Associated Company” means in respect of an individual any company in respect of which he is (and any persons Connected with him together are) entitled to exercise or does exercise, the control of shares comprising at least one-fifth of the equity share capital of that company;

“auditors” means the auditors of the Company from time to time;

“bankruptcy” includes individual insolvency proceedings in a jurisdiction other than

Gibraltar which have an effect similar to that of bankruptcy;

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the “board” means the directors or any of them acting as the board of directors of the Company;

“call” has the meaning given in articles 208 to 211 (inclusive);

“call notice” has the meaning given in articles 208 to 211 (inclusive);

“certificate” means a paper certificate evidencing a person’s title to specified shares or other securities;

“certificated” in relation to a share, means that it is not an uncertificated share;

“chairman” has the meaning given in articles 31 to 35 (inclusive);

“chairman of the meeting” has the meaning given in article 112;

“Class Z Shares” means the class Z non-redeemable and non-convertible ordinary shares of USD 0.001 (one thousandth of a United States Dollar) each in the share capital of the Company;

“clear days” in relation to the sending of a notice means the period excluding the day on which a notice is sent or deemed to be sent and the day for which it is sent or on which it is to take effect;

“Companies Act” means the Companies Act 2014 of Gibraltar (as amended or re-enacted from time to time);

“Company’s lien” has the meaning given in articles 200 to 202 (inclusive);

“Connected” means, in the case of an individual:

(a)	that individual’s spouse, Relative, or the spouse of such a Relative;
(b)	any Associated Company of that individual;
(c)	in his capacity as trustee of a Settlement, a Settlor, any person who is Connected with such a Settlor, any company being under the control of five or fewer participators whose participators include the trustees of the Settlement (or any company of which that company has Control) and any beneficiaries of such Settlement being persons Connected with the individual or a company with which he is associated; or
(d)	any person with whom he is in partnership, and with the spouse or Relative of any individual with whom he is in partnership, except in relation to acquisitions or disposals of partnership assets pursuant to bona fide commercial arrangements;

“Control” means, in the case of a company, the power of any person (whether alone or in connection with any other persons who, acting together, shall be taken to have Control) to secure directly or indirectly (whether by means of holding shares or the possession of voting power, or by virtue of any powers conferred by the articles of association or other document or otherwise) that the affairs of the company are conducted in accordance with his wishes;

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“director” means a director of the Company, and includes any person occupying the position of director, by whatever name called;

“distribution recipient” means, in respect of a share in respect of which a dividend or other sum is payable:

(a)	the holder of the share; or
(b)	if the share has two or more joint holders, whichever of them is named first in the Register; or
(c)	if the holder is no longer entitled to the share by reason of death or bankruptcy, or otherwise by operation of law, the transmittee;

“dividend” means dividend or bonus;

“document” includes, unless otherwise specified, any document sent or supplied in electronic form;

“electronic communication” means, where the context so permits, a communication transmitted (whether from one person to another, from one device to another or from a person to a device or vice versa) by means of a telecommunication system or by other means but while in electronic form;

“electronic signature” has the meaning given to it by regulation 8 of the Electronic Identification and Trust Services for Electronic Transactions Regulations 2017;

“Employee Incentive Plan” means employee incentive share scheme and/or any generally any scheme for providing incentives to employees and/or directors and/or consultants of the Company involving share options, allocations of shares, stock appreciation rights or other similar awards involving the equity of the Company;

“fully paid” in relation to a share, means that the nominal value and any premium to be paid to the Company in respect of that share have been paid to the Company;

“holder” in relation to shares means the person whose name is entered in the Register as the holder of the shares;

“instrument” means a document in hard copy form;

“lien enforcement notice” has the meaning given in article 62;

“member” means the person registered in the Register as the holder of shares in the Company and, when two or more persons are so registered as joint holders of shares, means the person whose name stands first in the Register as one of such joint holders, or all such persons as the context so requires;

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“ordinary resolution” has the meaning given in section 200 of the Act;

“Ordinary Shares” means the ordinary shares of USD 0.001 (one thousandth of a United States Dollar) each in the share capital of the Company;

“paid” means paid or credited as paid;

“participate”, in relation to a directors’ meeting, has the meaning given in article 10;

“partly paid” in relation to a share means that part of that share’s nominal value or any premium at which it was issued has not been paid to the Company;

“Preferred Shares” means the preferred shares of USD 0.001 (one thousandth of a United States Dollar) each in the share capital of the Company;

“proxy notice” has the meaning given in article 48; “securities seal” has the meaning given in article 57; “shares” means shares in the Company;

“Register” means the register of members of the Company held at the office and includes any register held at any other location;

“Relative” means child, step-child, brother, sister, or other direct ancestor or lineal descendant;

“secretary” means the secretary of the Company and includes a joint, assistant, deputy or temporary secretary and any other person appointed to perform the duties of the secretary;

“Settlement” means any disposition, trust, covenant, agreement or arrangement pursuant to which any person transfers the legal title in property to another person or persons to be held for the benefit of the Settlor and/or a third party;

“Settlor” means, in relation to a settlement, any person by whom the Settlement was made, whether directly or indirectly, and including if he has provided or undertaken to provide funds directly or indirectly for the purpose of the Settlement, or has made with any other person a reciprocal arrangement for that other person to make or enter into the Settlement;

“special resolution” has the meaning given in section 201 of the Act;

“subsidiary” has the meaning given in section 2 of the Act;

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“transmittee” means a person entitled to a share by reason of the death or bankruptcy of a shareholder or otherwise by operation of law;

“Trigger Event” shall mean the allotment and issue of any Ordinary Shares;

“uncertificated” in relation to a share means a share permitted under the Act to be evidenced and transferred without a certificate, and title to that share is evidenced and may be transferred without a certificate;

“writing” means the representation or reproduction of words, symbols or other information in a visible form by any method or combination of methods, whether sent or supplied in electronic form or otherwise; and

references to a document include, unless the context otherwise requires, references to an electronic communication;

references to a document being executed include references to its being executed under hand or under seal or, in the case of an electronic communication, by electronic signature;

references to an instrument mean, unless the contrary is stated, a written document having tangible form and not comprised in an electronic communication;

where, in relation to a share, these Articles refer to a relevant system in any jurisdiction, the reference is to the relevant system in which that share or any depositary interest representing such share is a participating security at the relevant time;

references to a notice or other document being sent or given to or by a person mean such notice or other document, or a copy of such notice or other document, being sent, given, delivered, issued or made available to or by, or served on or by, or deposited with or by that person by any method authorised by these Articles, and sending and giving shall be construed accordingly;

references to writing mean the representation or reproduction of words, symbols or other information in a visible form by any method or combination of methods, whether comprised in an electronic communication or otherwise, and written shall be construed accordingly;

words (including defined terms) denoting the singular number include the plural number and vice versa; words (including defined terms) denoting the masculine gender include the feminine gender; and words (including defined terms) denoting persons include individuals, partnerships, limited liability companies, corporations, business trusts, joint stock corporations, estates, trusts, unincorporated associations, joint ventures, governmental authorities, or other entities, in each case of whatever nature;

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words or expressions contained in these Articles which are not defined in this article 1 but are defined in the Act have the same meaning as in the Act unless inconsistent with the subject or context (and in the event of conflict, the definition in these Articles will prevail);

subject to the preceding paragraph, references to any provision of any Act or any subsidiary legislation (as defined by the Interpretation and General Clauses Act) include any modification or re-enactment of that provision for the time being in force;

headings are inserted for convenience only and do not affect the construction of these Articles; and

in these Articles, (a) powers of delegation shall not be restrictively construed but the widest interpretation shall be given to them; (b) the word board in the context of the exercise of any power contained in these Articles includes any committee consisting of one or more directors, any director, any other officer of the Company and any local or divisional board, manager or agent of the Company to which or, as the case may be, to whom the power in question has been delegated; (c) no power of delegation shall be limited by the existence or, except where expressly provided by the terms of delegation, the exercise of that or any other power of delegation; and (d) except where expressly provided by the terms of delegation, the delegation of a power shall not exclude the concurrent exercise of that power by any other body or person who is for the time being authorised to exercise it under these Articles or under another delegation of the power.

Liability of members.

2.	The liability of the members is limited to the amount, if any, unpaid on the shares held by them.

PART 2

DIRECTORS, DIRECTORS’ POWERS AND RESPONSIBILITIES

Directors’ general authority.

3.	Subject to these Articles, the directors are responsible for the management of the Company’s business, for which purpose they may exercise all the powers of the Company.

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Directors may delegate.

4.	Subject to these Articles, the directors may delegate any of the powers which are conferred on them under these Articles:

(a)	to such person or committee;
(b)	by such means (including by power of attorney);
(c)	to such an extent;
(d)	in relation to such matters or territories; and
(e)	on such terms and conditions;

as they think fit.

5.	The board may subject to the provisions of the Act and subject to these Articles delegate any of its powers to any committee consisting of one or more directors. The board may also subject to the provisions of the Act and subject to these Articles delegate to any director holding any executive office such of its powers as the board considers desirable to be exercised by him. Any such delegation shall, in the absence of express provision to the contrary in the terms of delegation, be deemed to include authority to sub-delegate to one or more directors (whether or not acting as a committee) or to any employee or agent of the Company all or any of the powers delegated and may be made subject to such conditions as the board may specify, and may be revoked or altered. Subject to these Articles and any conditions imposed by the board, the proceedings of a committee with two or more members shall be governed by these Articles regulating the proceedings of directors so far as they are capable of applying.

6.	The board may subject to the provisions of the Act establish local or divisional boards or agencies for managing any of the affairs of the Company, either in Gibraltar or elsewhere, and may appoint any persons to be members of the local or divisional boards, or any managers or agents, and may fix their remuneration. Any appointment or delegation made pursuant to this Article may be made on such terms and subject to such conditions as the board may decide. The board may remove any person so appointed and may revoke or vary the delegation but no person dealing in good faith and without notice of the revocation or variation shall be affected by it.

7.	The board may, by power of attorney or otherwise, appoint any person to be the agent of the Company for such purposes, with such powers, authorities and discretions (not exceeding those vested in the board) and on such conditions as the board determines, but not including any authority for the agent to delegate all or any of his powers, authorities and discretions, and may revoke or vary such delegation.

Committees.

8.	Committees to which the directors delegate any of their powers must follow procedures which are based as far as they are applicable on those provisions of these Articles which govern the taking of decisions by directors.

9.	The directors may make rules of procedure for all or any committees, which prevail over rules derived from these Articles if they are not consistent with them.

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Appointment of Secretary.

10.	Subject to the provisions of the Act, the secretary shall be appointed by the directors for such term, at such remuneration and upon such conditions as they may think fit. Any secretary so appointed may be removed by the board, but without prejudice to any claim for damages for breach of any contract of service between the secretary and the Company.

DECISION-MAKING BY DIRECTORS

Directors to take decisions collectively.

11.	Decisions of the directors may be taken–

(a)	at a directors’ meeting, or
(b)	in the form of a directors’ written resolution.

Unanimous decisions.

12.	A decision of the directors is taken in accordance with this article when all eligible directors indicate to each other by any means that they share a common view on a matter.

13.	Such a decision may take the form of a resolution in writing, copies of which have been signed by each eligible director or to which each eligible director has otherwise indicated agreement in writing.

14.	References in this article to eligible directors are to directors who would have been entitled to vote on the matter had it been proposed as a resolution at a directors’ meeting.

15.	A decision may not be taken in accordance with this article if the eligible directors would not have formed a quorum at such a meeting.

Calling a directors’ meeting.

16.	Any director may call a directors’ meeting.

17.	The Company secretary must call a directors’ meeting if a director so requests.

18.	A directors’ meeting is called by giving notice of the meeting to the directors.

19.	Notice of any directors’ meeting must indicate–

(a)	its proposed date and time;
(b)	where it is to take place; and
(c)	if it is anticipated that directors participating in the meeting will not be in the same place, how it is proposed that they should communicate with each other during the meeting.

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20.	Notice of a directors’ meeting must be given to each director, but need not be in writing.

21.	Notice of a directors’ meeting need not be given to directors who waive their entitlement to notice of that meeting, by giving notice to that effect to the Company not more than 7 days after the date on which the meeting is held. Where such notice is given after the meeting has been held, that does not affect the validity of the meeting, or of any business conducted at it.

Participation in directors’ meetings.

22.	Subject to these Articles, directors participate in a directors’ meeting, or part of a directors’ meeting, when–

(a)	the meeting has been called and takes place in accordance with these Articles, and
(b)	they can each communicate to the others any information or opinions they have on any particular item of the business of the meeting.

23.	In determining whether directors are participating in a directors’ meeting, it is irrelevant where any director is or how they communicate with each other.

24.	If all the directors participating in a meeting are not in the same place, they may decide that the meeting is to be treated as taking place wherever any of them is.

Quorum for directors’ meetings.

25.	At a directors’ meeting, unless a quorum is participating, no proposal is to be voted on, except a proposal to call another meeting.

26.	The quorum for directors’ meetings shall be half of the number of directors appointed to the board from time to time, rounded up to the nearest whole number. In the event that there is only one director, the quorum shall be one.

27.	A person who holds office only as an alternate director, shall if his appointer is not present, be counted in the quorum. Any director who ceases to be a director at a board meeting may continue to be present and to act as a director and be counted in the quorum until the termination of the board meeting if no director objects.

Meetings where total number of directors less than quorum.

28.	Articles 28 to 30 (inclusive) shall apply when there are no directors appointed to the board (for whatsoever reason).

29.	In the event that there are no directors appointed to the board (for whatsoever reason), each member that holds not less than 20% of the entire issued share capital the Company, shall be entitled by notice in writing to the Company secretary to appoint one individual to be a director of the Company.

30.	In the event that no member holds more than 20% of the entire issued share capital the Company, then the members shall have authority to call a general meeting of the Company for the purpose of passing resolutions in accordance with these Articles to appoint such number of directors to the board as they consider expedient.

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Chairing directors’ meetings.

31.	The directors may appoint a director to chair their meetings.

32.	The person so appointed for the time being is known as the chairman.

33.	The directors may appoint other directors as deputy or assistant chairmen to chair directors’ meetings in the chairman’s absence.

34.	The directors may terminate the appointment of the chairman, deputy or assistant chairman at any time.

35.	If neither the chairman nor any director appointed generally to chair directors’ meetings in the chairman’s absence is participating in a meeting within ten minutes of the time at which it was to start, the participating directors must appoint one of themselves to chair it.

Voting at directors’ meetings: general rules.

36.	Subject to these Articles, a decision is taken at a directors’ meeting by a simple majority of the votes of the participating directors.

37.	Subject to these Articles, each director participating in a directors’ meeting has one vote.

38.	Subject to these Articles, if a director has an interest in an actual or proposed transaction or arrangement with the Company:

(a)	that director and that director’s alternate may not vote on any proposal relating to it, but
(b)	this does not preclude the alternate from voting in relation to that transaction or arrangement on behalf of another appointor who does not have such an interest.

39.	Subject to the provisions of the Act, the Company may by ordinary resolution suspend or relax to any extent, either generally or in respect of any particular matter, any provision of these Articles prohibiting a director from voting at a meeting of directors or of a committee of directors.

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Chairman’s casting vote at directors’ meetings.

40.	If the numbers of votes for and against a proposal are equal, the chairman or other director chairing the meeting has a casting vote.

41.	But this does not apply if, in accordance with these Articles, the chairman or other director is not to be counted as participating in the decision-making process for quorum or voting purposes.

Alternates voting at directors’ meetings.

42.	A director who is also an alternate director has an additional vote on behalf of each appointor who is:

(a)	not participating in a directors’ meeting, and
(b)	would have been entitled to vote if they were participating in it.

Conflicts of interest.

43.	If a directors’ meeting, or part of a directors’ meeting, is concerned with an actual or proposed transaction or arrangement with the Company in which a director is interested, that director is not to be counted as participating in that meeting, or part of a meeting, for quorum or voting purposes.

44.	For the purposes of article 43, an interest of a person who is Connected with a director shall be treated as an interest of the director and, in relation to an alternate director, an interest of his appointor shall be treated as an interest of the alternate director without prejudice to any interest which the alternate director has otherwise.

45.	If article 46 applies, a director who is interested in an actual or proposed transaction or arrangement with the Company is to be counted as participating in a decision at a directors’ meeting, or part of a directors’ meeting, relating to it for quorum and voting purposes.

46.	This article applies when–

(a)	the Company by ordinary resolution disapplies the provision of these Articles which would otherwise prevent a director from being counted as participating in, or voting at, a directors’ meeting;
(b)	the director’s interest cannot reasonably be regarded as likely to give rise to a conflict of interest; or
(c)	the director’s conflict of interest arises from a permitted cause.

47.	For the purposes of article 46, each of the following is a permitted cause:

(a)	the giving of a guarantee, security or indemnity in respect of money lent or obligations incurred by him or any other person at the request of or for the benefit of, the Company or any of its subsidiaries;

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(b)	the giving of a guarantee, security or indemnity in respect of a debt or obligation of the Company or any of its subsidiaries for which the director has assumed responsibility (in whole or part and whether alone or jointly with others) under a guarantee or indemnity or by the giving of security;
(c)	a contract, arrangement, transaction or proposal concerning an offer of shares, debentures or other securities of the Company or any of its subsidiaries for subscription or purchase, in which offer he is or may be entitled to participate as a holder of securities or in the underwriting or sub-underwriting of which he is to participate;
(d)	a contract, arrangement, transaction or proposal concerning any other body corporate in which he is interested, directly or indirectly, and whether as an officer, shareholder, creditor or otherwise, if he does not to his knowledge hold an interest (as that term is used in article 311(b)) representing one per cent. or more of either any class of the equity share capital of such body corporate (or any other body corporate through which his interest is derived) or of the voting rights available to members of the relevant body corporate;
(e)	a contract, arrangement, transaction or proposal for the benefit of employees of the Company or of any of its subsidiary undertakings which does not award him any privilege or benefit not generally accorded to the employees to whom the arrangement relates; and
(f)	a contract, arrangement, transaction or proposal concerning any insurance which the Company is empowered to purchase or maintain for, or for the benefit of, any directors of the Company or for persons who include directors of the Company.

48.	Subject to article 49, if a question arises at a meeting of directors or of a committee of directors as to the right of a director to participate in the meeting (or part of the meeting) for voting or quorum purposes, the question may, before the conclusion of the meeting, be referred to the chairman whose ruling in relation to any director other than the chairman is to be final and conclusive.

49.	If any question as to the right to participate in the meeting (or part of the meeting) should arise in respect of the chairman, the question is to be decided by a decision of the directors at that meeting, for which purpose the chairman is not to be counted as participating in the meeting (or that part of the meeting) for voting or quorum purposes.

Defect in appointment.

50.	All acts done by a meeting of the board, or of a committee of the board, or by a person acting as a director or alternate director, shall, notwithstanding that it be afterwards discovered that there was a defect in the appointment of any director or any member of the committee or alternate director or that any of them were disqualified from holding office, or had vacated office, or were not entitled to vote, be as valid as if every such person had been duly appointed and was qualified and had continued to be a director or, as the case may be, an alternate director and had been entitled to vote.

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Proposing directors’ written resolutions.

51.	Any director may propose a directors’ written resolution.

52.	The Company secretary must propose a directors’ written resolution if a director so requests.

53.	A directors’ written resolution is proposed by giving notice of the proposed resolution to the directors.

54.	Notice of a proposed directors’ written resolution must indicate–

(a)	the proposed resolution, and
(b)	the time by which it is proposed that the directors should adopt it.

55.	Notice of a proposed directors’ written resolution must be given in writing to each director.

56.	Any decision which a person giving notice of a proposed directors’ written resolution takes regarding the process of adopting that resolution must be taken reasonably in good faith.

Adoption of directors’ written resolutions.

57.	A proposed directors’ written resolution is adopted when all the directors who would have been entitled to vote on the resolution at a directors’ meeting have signed one or more copies of it, provided that those directors would have formed a quorum at such a meeting.

58.	It is immaterial whether any director signs the resolution before or after the time by which the notice proposed that it should be adopted.

59.	Once a directors’ written resolution has been adopted, it must be treated as if it had been a decision taken at a directors’ meeting in accordance with these Articles.

60.	The Company secretary must ensure that the Company keeps a record, in writing, of all directors’ written resolutions for at least ten years from the date of their adoption.

61.	For purposes of articles 57 to 60 (inclusive):

(a)	a resolution may be by means of an instrument or contained in an electronic communication sent to the registered office;
(b)	a resolution may consist of several instruments or several electronic communications, each executed by one or more directors, or a combination of both;
(c)	a resolution executed by an alternate director need not also be executed by his appointor; and
(d)	a resolution executed by a director who has appointed an alternate director need not also be executed by the alternate director in that capacity.

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Records of decisions to be kept.

62.	The directors must ensure that the Company keeps a record, in writing, for at least 6 years from the date of the decision recorded, of every unanimous or majority decision taken by the directors.

Directors’ discretion to make further rules.

63.	Subject to these Articles, the directors may make any rule which they think fit about how they take decisions, and about how such rules are to be recorded or communicated to directors.

APPOINTMENT OF DIRECTORS

Methods of appointing directors.

64.	Any person who is willing to act as a director, and is permitted by law to do so and who has delivered to the Company a written confirmation that they are willing to act as a director of the Company, may be appointed to be a director–

(a)	by ordinary resolution, or
(b)	by a decision of the directors.

Retirement of directors by rotation.

65.	At every annual general meeting any director who has at the start of the annual general meeting been in office for three calendar years or more since his last appointment or re-appointment shall retire at that annual general meeting but he may offer himself for reappointment by the members.

66.	Subject to the provisions of the Act and these Articles, the period of appointment of directors of the Company shall be fixed for an initial period of three calendar years commencing from the date of the adoption of these Articles.

67.	If the Company does not fill the vacancy at the meeting at which a director retires by rotation or otherwise, the retiring director shall, if willing to act, be deemed to have been re-appointed unless at the meeting it is resolved not to fill the vacancy or unless a resolution for the re-appointment of the director is put to the meeting and lost.

68.	No person other than a director retiring by rotation shall be appointed a director at any general meeting unless:

(a)	he is recommended by the board; or
(b)	not less than three nor more than forty-two days before the date appointed for the meeting, a notice executed by any member qualified to vote at the meeting (not being the person to be proposed) has been received by the Company of the intention to propose that person for appointment stating the particulars which would, if he were so appointed, be required to be included in the Company’s register of directors, together with confirmation in writing executed by that person of his willingness to be appointed.

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69.	Except as otherwise permitted by the Act, the appointment of any person proposed as a director shall be effected by a separate resolution.

70.	Subject as aforesaid, the Company may by ordinary resolution appoint a person who is willing to act to be a director either to fill a vacancy or as an additional director and may also determine the rotation in which any additional directors are to retire. The appointment of a person to fill a vacancy or as an additional director shall take effect from the end of the meeting.

71.	The board may appoint a person who is willing to act to be a director, either to fill a vacancy or as an additional director and in either case whether or not for a fixed term. Irrespective of the terms of his appointment, a director so appointed shall hold office only until the next annual general meeting and shall be taken into account in determining the directors who are to retire by rotation at the meeting. If not re-appointed at such annual general meeting, he shall vacate office at its conclusion.

72.	A director who retires at an annual general meeting may, if willing to act, be re-appointed. If he is not re-appointed, he shall retain office until the meeting appoints someone in his place, or if it does not do so, until the end of the meeting.

73.	A director shall not be required to hold any shares in the capital of the Company by way of qualification.

Termination of director’s appointment.

74.	A person ceases to be a director as soon as:

(a)	that person ceases to be a director by virtue of any provision of the Act or the Insolvency Act 2011 or these Articles or is prohibited by law from being a director;
(b)	a bankruptcy order is made against that person;
(c)	a composition is made with that person’s creditors generally in satisfaction of that person’s debts;
(d)	a registered medical practitioner who is treating that person gives a written opinion to the Company stating that that person has become physically or mentally incapable of acting as a director and may remain so for more than three months;
(e)	an order is made by a court having jurisdiction (whether in Gibraltar or elsewhere) in matters concerning mental disorder for his detention or for the appointment of a receiver, curator bonis or other person to exercise powers with respect to his property or affairs;

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(f)	he has been absent for more than six consecutive months without permission of the board from meetings of the board held during that period and his alternate director (if any) has not attended in his place during that period and the board resolves that his office be vacated; or
(g)	notification is received by the Company from the director that the director is resigning from office as director, and such resignation has taken effect in accordance with its terms.

Removal of directors.

74A.	Subject to article 74B, the Company may, by ordinary resolution of which special notice has been given, or by special resolution, remove from office a director appointed by ordinary resolution or by a decision of the directors, notwithstanding any provisions of these presents or of any agreement between the Company and such director, but without prejudice to any claim he may make for damages for breach of such agreement. The Company may, by ordinary resolution, appoint another person to be a director in the place of a director so removed from office. In default of such appointment the vacancy so arising may be filled by the directors as a casual vacancy.

74B.	Notwithstanding any other provision of these Articles, during the first three calendar years commencing from the date of adoption of these Articles, the Company may only by special resolution or extraordinary resolution, remove from office a director appointed by ordinary resolution or by a decision of the directors, notwithstanding any provisions of these presents or of any agreement between the Company and such director, but without prejudice to any claim he may make for damages for breach of such agreement.

Directors’ remuneration.

75.	Directors may undertake any services for the Company that the directors decide.

76.	Directors are entitled to such remuneration as the directors determine:

(a)	for their services to the Company as directors; and
(b)	for any other service which they undertake for the Company.

77.	Subject to these Articles, a director’s remuneration may:

(a)	take any form, and
(b)	include any arrangements in connection with the payment of a pension, allowance or gratuity, or any death, sickness or disability benefits, to or in respect of that director.

78.	Unless the directors decide otherwise, directors’ remuneration accrues from day to day.

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79.	Unless the directors decide otherwise, directors are not accountable to the Company for any remuneration which they receive as directors or other officers or employees of the Company’s subsidiaries or of any other body corporate in which the Company is interested.

Directors’ expenses.

80.	The Company may pay any reasonable expenses which the directors properly incur in connection with their attendance at:

(a)	meetings of directors or committees of directors,
(b)	general meetings, or
(c)	separate meetings of the holders of any class of shares or of debentures of the Company, or otherwise in connection with the exercise of their powers and the discharge of their responsibilities in relation to the Company.

ALTERNATE DIRECTORS

Appointment and removal of alternates.

81.	Any director (the “appointor”) may appoint as an alternate any other director, or any other person approved by resolution of the directors, to–

(a)	exercise that director’s powers, and
(b)	carry out that director’s responsibilities,

in relation to the taking of decisions by the directors in the absence of the alternate’s appointor.

82.	Any appointment or removal of an alternate must be effected by notice in writing to the Company signed by the appointor, or in any other manner approved by the directors.

83.	The notice must—

(a)	identify the proposed alternate, and
(b)	in the case of a notice of appointment, contain a statement signed by the proposed alternate that the proposed alternate is willing to act as the alternate of the director giving the notice.

Rights and responsibilities of alternate directors.

84.	An alternate director has the same rights, in relation to any directors’ meeting or directors’ written resolution, as the alternate’s appointor.

85.	Except as these Articles specify otherwise, alternate directors:

(a)	are deemed for all purposes to be directors;
(b)	are liable for their own acts and omissions;
(c)	are subject to the same restrictions as their appointors; and
(d)	are not deemed to be agents of or for their appointors.

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86.	A person who is an alternate director but not a director:

(a)	may be counted as participating for the purposes of determining whether a quorum is participating (but only if that person’s appointor is not participating), and
(b)	may sign a written resolution (but only if it is not signed or to be signed by that person’s appointor).

No alternate may be counted as more than one director for such purposes.

87.	An alternate director may be repaid by the Company such expenses as might properly have been repaid to him if he had been a director but shall not be entitled to receive any remuneration from the Company in respect of his services as an alternate director except such part (if any) of the remuneration otherwise payable to his appointor as such appointor may by notice to the Company from time to time direct.

Termination of alternate directorship.

88.	An alternate director’s appointment as an alternate terminates–

(a)	when the alternate’s appointor revokes the appointment by notice to the Company in writing specifying when it is to terminate;
(b)	on the occurrence in relation to the alternate of any event which, if it occurred in relation to the alternate’s appointor, would result in the termination of the appointor’s appointment as a director;
(c)	on the death of the alternate’s appointor; or
(d)	when the alternate’s appointor’s appointment as a director terminates, except that an alternate’s appointment as an alternate does not terminate when the appointor retires by rotation at a general meeting and is then re-appointed as a director at the same general meeting.

PART 3

DECISION-MAKING BY MEMBERS ORGANISATION OF GENERAL MEETINGS

Calling of General Meetings.

89.	All meetings called pursuant to section 193 Act shall be called ordinary general meetings; all other general meetings shall be called extraordinary general meetings. The board shall convene and the Company shall hold general meetings as annual general meetings in accordance with the requirements of the Act.

90.	The directors may, whenever they think fit, convene an extraordinary general meeting, and extraordinary general meetings shall also be convened on such requisition, or in default, may be convened by such requisitionists, as provided by section 195 of the Act.

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91.	If at any time there are not in Gibraltar sufficient directors capable of acting to form a quorum, any director or any two members of the Company may convene an extraordinary general meeting in the same manner as nearly as possible as that in which meetings may be convened by the directors.

Notice of General Meetings.

92.	Subject to the provisions of section 201(2) of the Act relating to special resolutions, at least 7 clear days’ notice specifying the place, the day and the hour of meeting and, in case of special business, the general nature of that business shall be given in manner hereinafter mentioned, or in such other manner (if any) as may be prescribed by the Company in general meeting, to all the members, to each of the directors and to the auditors; but with the consent of all the members entitled to receive notice of some particular meeting, that meeting may be convened by such shorter notice and in such manner as those members may think fit.

93.	The notice shall specify the time and place of the meeting (including without limitation any satellite meeting place arranged for the purposes of article 101, which shall be identified as such in the notice) and the general nature of the business to be transacted.

94.	In the case of an annual general meeting, the notice shall specify the meeting as such. In the case of a meeting to pass a special or extraordinary resolution, the notice shall specify the intention to propose the resolution as a special or extraordinary resolution, as the case may be.

95.	The notice shall include details of any arrangements made for the purpose of article 103 (making clear that participation in those arrangements will not amount to attendance at the meeting to which the notice relates).

Attendance and speaking at general meetings.

96.	A person is able to exercise the right to attend and speak at a general meeting when that person is in a position to communicate to all those attending the meeting, during the meeting, any information or opinions which that person has on the business of the meeting.

97.	A person is able to exercise the right to vote at a general meeting when–

(a)	that person is able to vote, during the meeting, on resolutions put to the vote at the meeting, and
(b)	that person’s vote can be taken into account in determining whether or not such resolutions are passed at the same time as the votes of all the other persons attending the meeting.

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98.	The directors may make whatever arrangements they consider appropriate to enable those attending a general meeting to exercise their rights to attend, speak and/or vote at it.

99.	In determining attendance at a general meeting, it is immaterial whether any two or more members attending it are in the same place as each other.

100.	Two or more persons who are not in the same place as each other attend a general meeting if their circumstances are such that if they have (or were to have) rights to speak and vote at that meeting, they are (or would be) able to exercise them.

101.	The board may resolve to enable persons entitled to attend a general meeting to do so by simultaneous attendance and participation at a satellite meeting place anywhere in the world. The members present in person or by proxy at satellite meeting places shall be counted in the quorum for, and entitled to vote at, the general meeting in question, and that meeting shall be duly constituted and its proceedings valid if the chairman of the general meeting is satisfied that adequate facilities are available throughout the general meeting to ensure that members attending at all the meeting places are able to:

(a)	participate in the business for which the meeting has been convened;
(b)	hear and see all persons who speak (whether by the use of microphones, loudspeakers, audio visual communications equipment or otherwise) in the principal meeting place and any satellite meeting place; and
(c)	be heard and seen by all other persons so present in the same way.

The chairman of the general meeting shall be present at, and the meeting shall be deemed to take place at, the principal meeting place.

102.	If it appears to the chairman of the general meeting that the facilities at the principal meeting place or any satellite meeting place have become inadequate for the purposes referred to in article 101, then the chairman may, without the consent of the meeting, interrupt or adjourn the general meeting. All business conducted at that general meeting up to the time of that adjournment shall be valid. The provisions of article 119 shall apply to that adjournment.

103.	The board may make arrangements for persons entitled to attend a general meeting or an adjourned general meeting to be able to view and hear the proceedings of the general meeting or adjourned general meeting and to speak at the meeting (whether by the use of microphones, loudspeakers, audio visual communications equipment or otherwise) by attending at a venue anywhere in the world not being a satellite meeting place. Those attending at any such venue shall not be regarded as present at the general meeting or adjourned general meeting and shall not be entitled to vote at the meeting at or from that venue. The inability for any reason of any member present in person or by proxy at such a venue to view or hear all or any of the proceedings of the meeting or to speak at the meeting shall not in any way affect the validity of the proceedings of the meeting.

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104.	The board may from time to time make any arrangements for controlling the level of attendance at any venue for which arrangements have been made pursuant to article 103 (including without limitation the issue of tickets or the imposition of some other means of selection) it in its absolute discretion considers appropriate, and may from time to time change those arrangements. If a member, pursuant to those arrangements, is not entitled to attend in person or by proxy at a particular venue, he shall be entitled to attend in person or by proxy at any other venue for which arrangements have been made pursuant to article 103. The entitlement of any member to be present at such venue in person or by proxy shall be subject to any such arrangement then in force and stated by the notice of meeting or adjourned meeting to apply to the meeting.

105.	If, after the sending of notice of a general meeting but before the meeting is held, or after the adjournment of a general meeting but before the adjourned meeting is held (whether or not notice of the adjourned meeting is required), the board decides that it is impracticable or unreasonable, for a reason beyond its control, to hold the meeting at the declared place (or any of the declared places, in the case of a meeting to which article 101 applies) and/or time, it may change the place (or any of the places, in the case of a meeting to which article 101 applies) and/or postpone the time at which the meeting is to be held. If such a decision is made, the board may then change the place (or any of the places, in the case of a meeting to which article 101 applies) and/or postpone the time again if it decides that it is reasonable to do so. In either case:

(a)	no new notice of the meeting need be sent, but the board shall, if practicable, advertise the date, time and place of the meeting in at least one newspaper having a national circulation in Gibraltar and shall make arrangements for notices of the change of place and/or postponement to appear at the original place and/or at the original time; and
(b)	a proxy appointment in relation to the meeting may, if by means of an instrument, be delivered to the office or, if contained in an electronic communication, be received at the address (if any) specified by or on behalf of the Company in accordance with article 151, at any time not less than 48 hours before any postponed time appointed for holding the meeting.

106.	For the purposes of articles 101, 102, 103, 104 and 105, the right of a member to participate in the business of any general meeting shall include without limitation the right to speak, vote on a show of hands, vote on a poll, be represented by a proxy and have access to all documents which are required by the Act or these Articles to be made available at the meeting.

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106A.	In the event that the Company is subject to the provisions of the Securities Exchange Act 1934 of the United States of America (in particular, Rule 14-8 (Shareholder Proposals)), the Company shall permit every qualifying member (as defined below) who wishes to present a proposal (as such term is described in, and presented in compliance with, Rule 14a-8 of the Securities Exchange Act; such proposal of a qualifying member hereinafter being referred to as a “proposal”) at an annual general meeting to do so in accordance with the provisions of this Article 106A in order that such proposal may be included by the board in the notice and any proxies relating to that annual general meeting (or any adjournment thereof) and discussed (and to the extent applicable, voted) at that annual general meeting. The only business that may be conducted at an annual general meeting is business that is: (i) specified in the notice of such meeting (or any supplement or amendment thereto, as well as any notice of an adjourned meeting) given by or at the direction of the board, (ii) otherwise brought at such meeting by or at the direction of the board, or (iii) to the extent that the Company is subject to section 14 of the Securities Exchange Act, otherwise brought at such meeting following a proposal made by a member who is a member of record on the date of giving of the notice and on the record date for determination of members entitled to vote at such meeting who has complied with the notice procedures specified in this Article 106A for the submission of a proposal (a “qualifying member”). In order to properly present a proposal to the Company so that this may be included in a notice and any proxies relating to an annual general meeting, the Company secretary must receive the written notice containing the proposal from a qualifying member at the Company’s registered offices address: (a) not earlier than the 120th (one hundred and twentieth) day; and (b) not later than the 90th (ninetieth) day before the one-year anniversary of the preceding year’s annual general meeting. In the event that no general meeting was held in the previous year or the Company convenes its annual general meeting more than 30 (thirty) days before or more than 70 (seventy) days after the one-year anniversary of a preceding year’s annual general meeting, notice of a proposal by a qualifying member must be received no later than the 10th (tenth) day following the day on which the public announcement (including an announcement on the website of the Company) of such date was first made.

107.	The accidental omission to send a notice of a meeting, or to send any notification where required by the Act or these Articles in relation to the publication of a notice of meeting on a website, or to send a form of proxy where required by the Act or these Articles, to any person entitled to receive it, or the non-receipt for any reason of any such notice or notification or form of proxy by that person, whether or not the Company is aware of such omission or non-receipt, shall not invalidate the proceedings at that meeting.

108.	The board and, at any general meeting, the chairman may make any arrangement and impose any requirement or restriction it or he considers appropriate to ensure the safety, security, health and well-being of those attending a general meeting including, without limitation, requirements for evidence of identity to be produced by those attending the meeting, the searching of their personal property and the restriction of items that may be taken into the meeting place. The board and, at any general meeting, the chairman are entitled to refuse entry to a person who refuses to comply with these arrangements, requirements or restrictions.

Quorum for general meetings.

109.	No business other than the appointment of the chairman of the meeting is to be transacted at a general meeting if the persons attending it do not constitute a quorum. Save as otherwise provided by these Articles, the holders of 33 1/3% of the Company’s issued and outstanding share capital present in person or by proxy and entitled to vote on the business to be transacted shall be a quorum.

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Chairing general meetings.

110.	If the directors have appointed a chairman, the chairman shall chair general meetings if present and willing to do so.

111.	If the directors have not appointed a chairman, or if the chairman is unwilling to chair the meeting or is not present within ten minutes of the time at which a meeting was due to start:

(a)	the directors present, or
(b)	(if no directors are present), the meeting,

must appoint a director or member to chair the meeting, and the appointment of the chairman of the meeting must be the first business of the meeting.

112.	The person chairing a meeting in accordance with articles 110 and 111 is referred to in these articles as “the chairman of the meeting”.

Attendance and speaking by directors and non-members.

113.	A director shall, notwithstanding that he is not a member, be entitled to attend and speak at any general meeting and at any separate meeting of the holders of any class of shares in the capital of the Company.

114.	The chairman of the meeting may permit other persons who are not:

(a)	members of the Company, or
(b)	otherwise entitled to exercise the rights of members in relation to general meetings,

to attend and speak at a general meeting.

Adjournment.

115.	If the persons attending a general meeting within half an hour of the time at which the meeting was due to start do not constitute a quorum, or if during a meeting a quorum ceases to be present, the chairman of the meeting must adjourn it, unless the meeting was convened upon the requisition of members, in which case it shall be dissolved.

116.	The chairman of the meeting may adjourn a general meeting at which a quorum is present if–

(a)	the meeting consents to an adjournment, or

(b)	it appears to the chairman of the meeting that an adjournment is necessary to protect the safety of any person attending the meeting or ensure that the business of the meeting is conducted in an orderly manner.

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117.	The chairman of the meeting must adjourn a general meeting if directed to do so by the meeting.

118.	No business may be transacted at an adjourned general meeting which could not properly have been transacted at the meeting if the adjournment had not taken place.

119.	Any such adjournment (at which the only business that can be transacted is the business left unfinished at the meeting from which the adjournment took place) may be for such time and to such other place (or, in the case of a meeting held at a principal meeting place and a satellite meeting place, such other places) as the chairman may, in his absolute discretion determine, notwithstanding that by reason of such adjournment some members may be unable to be present at the adjourned meeting. Any such member may nevertheless appoint a proxy for the adjourned meeting either in accordance with these Articles or by means of an instrument which, if delivered by him at the meeting which is adjourned to the chairman or the secretary or any director, shall be valid even though it is given at less notice than would otherwise be required by article 151.

120.	When adjourning a general meeting, the chairman of the meeting must:

(a)	either specify the time and place to which it is adjourned or state that it is to continue at a time and place to be fixed by the directors, and
(b)	have regard to any directions as to the time and place of any adjournment which have been given by the meeting.

121.	If the continuation of an adjourned meeting is to take place more than 10 days after it was adjourned, the Company must give at least 7 clear days’ notice of it:

(a)	to the same persons to whom notice of the Company’s general meetings is required to be given, and
(b)	containing the same information which such notice is required to contain.

Otherwise it shall not be necessary to send any notice of an adjournment or of the business to be transacted at an adjourned meeting.

Amendments to resolutions

122.	If an amendment is proposed to any resolution under consideration but is in good faith ruled out of order by the chairman, the proceedings on the substantive resolution shall not be invalidated by any error in such ruling. With the consent of the chairman, an amendment may be withdrawn by its proposer before it is voted on. No amendment to a resolution duly proposed as a special or extraordinary resolution may be considered or voted on (other than a mere clerical amendment to correct a patent error). No amendment to a resolution duly proposed as an ordinary resolution may be considered or voted on (other than a mere clerical amendment to correct a patent error) unless either (a) at least 48 hours before the time appointed for holding the meeting or adjourned meeting at which the ordinary resolution is to be considered, notice of the terms of the amendment and the intention to move it has been delivered by means of an instrument to the office, or received in an electronic communication at such address (if any) for the time being notified by or on behalf of the Company for that purpose, or (b) the chairman in his absolute discretion decides that the amendment may be considered and voted on.

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VOTING AT GENERAL MEETINGS

Voting: general.

123.	A resolution put to the vote of a general meeting must be decided on a show of hands unless a poll is duly demanded in accordance with these Articles.

124.	On a show of hands every member present in person shall have one vote.

125.	On a poll every member shall have one vote for each share of which he is the holder.

126.	In the case of joint holders the vote of the senior who tenders a vote whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders; and for this purpose seniority shall be determined by the order in which the names stand in the Register.

127.	A member in respect of whom an order has been made by a court or official having jurisdiction (whether in Gibraltar or elsewhere) in matters concerning mental disorder may vote, whether on a show of hands or on a poll, by his receiver, curator bonis or other person authorised for that purpose appointed by that court or official. That receiver, curator bonis or other person may, on a poll, vote by proxy. The right to vote shall be exercisable only if evidence satisfactory to the board of the authority of the person claiming to exercise the right to vote has been delivered to the office not less than 48 hours before the time appointed for holding the meeting or adjourned meeting at which the right to vote is to be exercised.

128.	On a poll, votes may be given either personally or by proxy. A member entitled to more than one vote need not, if he votes, use all his votes or cast all the votes he uses in the same way.

Errors and disputes.

129.	No objection may be raised to the qualification of any person voting at a general meeting except at the meeting or adjourned meeting at which the vote objected to is tendered, and every vote not disallowed at the meeting is valid.

130.	Any such objection must be referred to the chairman of the meeting whose decision is final.

131.	If any votes are counted which ought not to have been counted, or might have been rejected, the error shall not vitiate the result of the voting unless it is pointed out at the same meeting, or at any adjournment of the meeting, and, in the opinion of the chairman, it is of sufficient magnitude to vitiate the result of the voting.

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Demanding a poll.

132.	A poll on a resolution may be demanded–

(a)	in advance of the general meeting where it is to be put to the vote, or
(b)	at a general meeting, either before a show of hands on that resolution or immediately after the result of a show of hands on that resolution is declared.

133.	A poll may be demanded by–

(a)	the chairman of the meeting;
(b)	the directors;
(c)	three or more persons having the right to vote on the resolution; or
(d)	a person or persons representing not less than 15% of the total voting rights of all the members having the right to vote on the resolution.

134.	A demand for a poll may be withdrawn if–
(a)	the poll has not yet been taken, and
(b)	the chairman of the meeting consents to the withdrawal.

Procedure on a poll.

135.	Subject to these Articles, polls at general meetings must be taken when, where and in such manner as the chairman of the meeting directs.

136.	The chairman of the meeting may appoint scrutineers (who need not be members) and decide how and when the result of the poll is to be declared.

137.	On a poll votes may be given either personally or by proxy.

138.	In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall be entitled to a second or casting vote.

139.	The result of a poll shall be the decision of the meeting in respect of the resolution on which the poll was demanded.

140.	A poll on–

(a)	the election of the chairman of the meeting, or
(b)	a question of adjournment,

must be taken immediately.

141.	Other polls must be taken within 30 days of their being demanded.

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142.	A demand for a poll does not prevent a general meeting from continuing, except as regards the question on which the poll was demanded.

143.	No notice need be given of a poll not taken immediately if the time and place at which it is to be taken are announced at the meeting at which it is demanded.

144.	In any other case, at least 7 clear days’ notice must be given specifying the time and place at which the poll is to be taken.

Content of proxy notices.

145.	Proxies may only validly be appointed by a notice in writing (a “proxy notice”) which:

(a)	states the name and address of the member appointing the proxy;
(b)	identifies the person appointed to be that member’s proxy and the general meeting in relation to which that person is appointed;
(c)	is signed by or on behalf of the member appointing the proxy, or is authenticated in such manner as the directors may determine; and
(d)	is delivered to the Company in accordance with these Articles and any instructions contained in the notice of the general meeting to which they relate.

146.	The Company may require proxy notices to be delivered in a particular form, and may specify different forms for different purposes. The appointment of a proxy may be:

(a)	by means of an instrument; or
(b)	contained in an electronic communication, if the board so determines.

The board may, if it thinks fit, but subject to the provisions of the Act, at the Company’s expense send forms of proxy for use at the meeting and issue invitations contained in electronic communications to appoint a proxy in relation to the meeting in such form as may be approved by the board. The appointment of a proxy shall not preclude a member from attending and voting in person at the meeting or poll concerned. A member may appoint more than one proxy to attend on the same occasion.

147.	Proxy notices may specify how the proxy appointed under them is to vote (or that the proxy is to abstain from voting) on one or more resolutions.

148.	Unless a proxy notice indicates otherwise, it must be treated as–

(a)	allowing the person appointed under it as a proxy discretion as to how to vote on any ancillary or procedural resolutions put to the meeting, and
(b)	appointing that person as a proxy in relation to any adjournment of the general meeting to which it relates as well as the meeting itself.

Delivery of proxy notices.

149.	Any notice of a general meeting must specify the address or addresses (“proxy notification address”) at which the Company or its agents will receive proxy notices relating to that meeting, or any adjournment of it, delivered in hard copy or electronic form.

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150.	A person who is entitled to attend, speak or vote (either on a show of hands or on a poll) at a general meeting remains so entitled in respect of that meeting or any adjournment of it, even though a valid proxy notice has been delivered to the Company by or on behalf of that person.

151.	Subject to articles 152 and 153, a proxy notice must be delivered to a proxy notification address not less than 48 hours before the general meeting or adjourned meeting to which it relates.

152.	In the case of a poll taken more than 48 hours after it is demanded, the notice must be delivered to a proxy notification address not less than 24 hours before the time appointed for the taking of the poll.

153.	In the case of a poll not taken during the meeting but taken not more than 48 hours after it was demanded, the proxy notice must be delivered:

(a)	in accordance with article 151, or
(b)	at the meeting at which the poll was demanded to the chairman, secretary or any director.

154.	An appointment under a proxy notice may be revoked by delivering a notice in writing given by or on behalf of the person by whom or on whose behalf the proxy notice was given to a proxy notification address.

155.	A notice revoking a proxy appointment only takes effect if it is delivered before:

(a)	the start of the meeting or adjourned meeting to which it relates, or
(b)	(in the case of a poll not taken on the same day as the meeting or adjourned meeting) the time appointed for taking the poll to which it relates.

156.	If a proxy notice is not signed by the person appointing the proxy, it must be accompanied by written evidence of the authority of the person who executed it to execute it on the appointor’s behalf.

157.	Any corporation which is a member of the Company may by resolution of its directors or other governing body authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of members of the Company, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual member of the Company, save that a director, the secretary or other person authorised for the purpose by the secretary may require such person authorised by any corporation which is a member of the Company to produce a certified copy of the resolution of authorisation before permitting him to exercise his powers on behalf of that corporation which is a member of the Company.

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RESTRICTIONS ON MEMBERS’ RIGHTS

No voting of shares on which money owed to Company.

158.	No voting rights attached to a share may be exercised at any general meeting, at any adjournment of it, or on any poll called at or in relation to it, unless all amounts payable to the Company in respect of that share have been paid.

APPLICATION OF RULES TO CLASS MEETINGS

Class meetings.

159.	The provisions of these Articles relating to general meetings apply, with any necessary modifications, to meetings of the holders of any class of shares.

PART 4

SHARES AND DISTRIBUTIONS ISSUE OF SHARES

Rights and restrictions attaching to the Ordinary Shares

160.	The Ordinary Shares shall confer upon the holders thereof the following rights and entitlements and shall be subject to the following restrictions:

(a)	the right to vote, either in person or by proxy, at any general meeting of the Company;
(b)	subject to the rights attaching to the other classes of shares in the share capital of the Company, the right to participate pari passu with all issued Ordinary Shares in the profits of the Company available for distribution from time to time; and
(c)	subject to the rights attaching to the other classes of shares in the share capital of the Company, the right to participate pari passu with all issued Ordinary Shares in the distribution of the surplus assets of the Company on its liquidation.

161.	Each Ordinary Share carries one vote per Ordinary Share on a poll on all matters submitted to the vote or consent of the members at a general meeting of the Company.

Rights and restrictions attaching to the Class Z Shares

162.	Prior to the Trigger Event, the Class Z Shares shall confer upon the holders thereof the following rights and entitlements and shall be subject to the following restrictions:

(a)	the right to vote, either in person or by proxy, at any general meeting of the Company;

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(b)	subject to the rights attaching to the other classes of shares in the share capital of the Company, the right to participate pari passu with all issued Class Z Shares in the profits of the Company available for distribution from time to time; and
(c)	subject to the rights attaching to the other classes of shares in the share capital of the Company, the right to participate pari passu with all issued Class Z Shares in the distribution of the surplus assets of the Company on its liquidation.

163.	Prior to the Trigger Event, each Class Z Share carries one vote per Class Z Share on a poll on all matters submitted to the vote or consent of the members at a general meeting of the Company.

164.	After the occurrence of the Trigger Event, the Class Z Shares shall confer upon the holders thereof the following rights and entitlements and shall be subject to the following restrictions:

(a)	no right to vote, either in person or by proxy, at any general meeting of the Company;
(b)	no right to participate in any of the profits of the Company available for distribution; and
(c)	the right, on the Company’s liquidation, to participate pari passu with all other issued classes of shares in the shar capital of the Company (based on the paid-up share capital of such shares) in the distribution of the assets of the Company up to the amount of the Company’s paid-up share capital, but the Class Z Shares are not entitled to participate in the distribution of any surplus assets of the Company remaining after the distribution of the Company’s paid-up share capital on its liquidation.

Powers to issue different classes of share.

165.	Subject to these Articles, but without prejudice to the rights attached to any existing share, the Company may issue shares with such rights or restrictions as may be determined by ordinary resolution.

166.	The Company may issue shares which are to be redeemed, or are liable to be redeemed at the option of the Company or the holder, and the directors may determine the terms, conditions and manner of redemption of any such shares.

Authority to allot and issue relevant securities.

167.	In Articles 167 to 171 (inclusive) the term “relevant securities” shall have the same meaning ascribed to it in section 94 of the Companies Act.

168.	Subject to the provisions of the Companies Act and these Articles, the directors may issue share warrants conferring the right on the holder(s) of those share warrants to subscribe for Ordinary Shares (“Share Warrants”) at any price in excess of the nominal value of the Ordinary Shares that may be stipulated by the directors and such Share Warrants may be granted on such terms and conditions as the directors shall in their absolute direction consider appropriate.

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169.	Share Warrants must be—

(a)	issued in such form, and
(b)	executed in such manner,

as the directors decide.

170.	Subject to the remaining provisions of this Article 170 and of Article 171, the directors are generally and unconditionally authorised, for the purposes of section 94 of the Companies Act and generally, to exercise any power of the Company to:

(a)	offer or allot;
(b)	grant rights to subscribe for or to convert any relevant security into;
(c)	otherwise deal in, or dispose of,

any Ordinary Shares (and for the avoidance of doubt, on behalf of the Company issue Share Warrants and grant rights or options to subscribe for Ordinary Shares pursuant to or in connection with any Employee Incentive Plan) to any person, at any time and subject to any terms and conditions as the directors think proper.

171.	The authority referred to in Article 170:

(a)	shall be limited to an allotment of Ordinary Shares in the maximum nominal amount of USD 100,000 (one hundred thousand United States Dollars) whether such Ordinary Shares are offered or allotted (i) directly by the directors in their discretion; or (ii) by virtue of any issue of Share Warrants by the Company granting the right to holders thereof the right to subscribe for Ordinary Shares; and/or (iii) by virtue of any rights or options granted by the Company to subscribe for Ordinary Shares pursuant to or in connection with any Employee Incentive Plan;
(b)	shall only apply insofar as the Company has not renewed, waived or revoked it by ordinary resolution; and
(c)	may only be exercised for a period of five years commencing on the date on which the date of the certificate of registration issued to the Company by the Registrar of Companies in Gibraltar pursuant to regulation 4 of the Companies (Re-domiciliation) Regulations 1996 of Gibraltar (as amended or re-enacted from time to time) save that (i) the directors may make an offer or agreement which would, or might, require Ordinary Shares to be allotted after the expiry of such authority (and the directors may allot Ordinary Shares in pursuance of an offer or agreement as if such authority had not expired); and (ii) the Ordinary Shares to be issued pursuant to the Share Warrants may be so allotted, notwithstanding that such authority has expired.

Payment of commissions on subscription for shares.

172.	The Company may pay any person a commission in consideration for that person–
(a)	subscribing, or agreeing to subscribe, for shares, or
(b)	procuring, or agreeing to procure, subscriptions for shares.

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173.	Any such commission may be paid–
(a)	in cash, or in fully paid or partly paid shares or other securities, or partly in one way and partly in the other, and
(b)	in respect of a conditional or an absolute subscription.

INTERESTS IN SHARES

Company not bound by less than absolute interests.

174.	Except as required by law, no person is to be recognised by the Company as holding any share upon any trust, and except as otherwise required by law or these Articles, the Company is not in any way to be bound by or recognise any interest in a share other than the holder’s absolute ownership of it and all the rights attaching to it.

SHARE CERTIFICATES

Certificates to be issued except in certain cases.

175.	The Company must issue each member with one or more certificates in respect of the shares which that member holds.

176.	Articles 175 to 179 (inclusive) do not apply to–

(a)	uncertificated shares; or
(b)	shares in respect of which the Act permits the Company not to issue a certificate.

177.	Except as otherwise specified in these Articles, all certificates must be issued free of charge.

178.	No certificate may be issued in respect of shares of more than one class.

179.	If more than one person holds a share, only one certificate may be issued in respect of it.

Contents and execution of share certificates.

180.	Every certificate must specify–

(a)	in respect of how many shares, of what class, it is issued;
(b)	the nominal value of those shares;
(c)	the amount paid up on them; and
(d)	any distinguishing numbers assigned to them.

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181.	Certificates must–

(a)	have affixed to them the Company’s common seal or an official seal which is a facsimile of the Company’s common seal with the addition on its face of the word “Securities” (a “securities seal”), or
(b)	be otherwise executed in accordance with the Act.

Consolidated share certificates.

182.	When a member’s holding of shares of a particular class increases, the Company may issue that member with:

(a)	a single, consolidated certificate in respect of all the shares of a particular class which that member holds, or
(b)	a separate certificate in respect of only those shares by which that member’s holding has increased.

183.	When a member’s holding of shares of a particular class is reduced, the Company must ensure that the member is issued with one or more certificates in respect of the number of shares held by the member after that reduction. But the Company need not (in the absence of a request from the member) issue any new certificate if:

(a)	all the shares which the member no longer holds as a result of the reduction, and
(b)	none of the shares which the member retains following the reduction,

were, immediately before the reduction, represented by the same certificate.

184.	A member may request the Company, in writing, to replace–

(a)	the member’s separate certificates with a consolidated certificate, or
(b)	the member’s consolidated certificate with two or more separate certificates representing such proportion of the shares as the member may specify.

185.	When the Company complies with such a request it may charge such reasonable fee as the directors may decide for doing so.

186.	A consolidated certificate must not be issued unless any certificates which it is to replace have first been returned to the Company for cancellation.

Replacement share certificates.

187.	If a certificate issued in respect of a member’s shares is–

(a)	damaged or defaced, or
(b)	said to be lost, stolen or destroyed,

that member is entitled to be issued with a replacement certificate in respect of the same shares.

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188.	A member exercising the right to be issued with such a replacement certificate:
(a)	may at the same time exercise the right to be issued with a single certificate or separate certificates;
(b)	must return the certificate which is to be replaced to the Company if it is damaged or defaced; and
(c)	must comply with such conditions as to evidence, indemnity and the payment of a reasonable fee as the directors decide.

SHARES NOT HELD IN CERTIFICATED FORM

Uncertificated shares.

189.	In articles 189 to 199 (inclusive), “the relevant rules” means:

(a)	any applicable provision of the Act about the holding, evidencing of title to, or transfer of shares other than in certificated form, and
(b)	any applicable legislation, rules or other arrangements made under or by virtue of such provision.

190.	The provisions of articles 189 to 199 (inclusive) have effect subject to the relevant rules.

191.	Any provision of these Articles which is inconsistent with the relevant rules must be disregarded, to the extent that it is inconsistent, whenever the relevant rules apply.

192.	Any share or class of shares of the Company may be issued or held on such terms, or in such a way, that:

(a)	title to it or them is not, or must not be, evidenced by a certificate, or
(b)	it or they may or must be transferred wholly or partly without a certificate.

193.	The directors have power to take such steps as they think fit in relation to:

(a)	the evidencing of and transfer of title to uncertificated shares (including in connection with the issue of such shares);
(b)	any records relating to the holding of uncertificated shares;
(c)	the conversion of certificated shares into uncertificated shares; or
(d)	the conversion of uncertificated shares into certificated shares.

194.	The Company may by notice to the holder of a share require that share:

(a)	if it is uncertificated, to be converted into certificated form, and
(b)	if it is certificated, to be converted into uncertificated form,

to enable it to be dealt with in accordance with these Articles.

195.	If–

(a)	these Articles give the directors power to take action, or require other persons to take action, in order to sell, transfer or otherwise dispose of shares, and
(b)	uncertificated shares are subject to that power, but the power is expressed in terms which assume the use of a certificate or other written instrument,

the directors may take such action as is necessary or expedient to achieve the same results when exercising that power in relation to uncertificated shares.

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196.	The directors shall, subject always to the Act, any other applicable laws and regulations and the facilities and requirements of any relevant system concerned and these Articles, have power to implement and/or approve any arrangements they may, in their absolute discretion, think fit in relation to (without limitation) the evidencing of title to and transfer of interests in shares in the capital of the Company in the form of depositary interests or similar interests, instruments or securities, and to the extent such arrangements are so implemented, no provision of these Articles shall apply or have effect to the extent that it is in any respect inconsistent with the holding or transfer thereof or the shares in the capital of the Company represented thereby. The directors may from time to time take such actions and do such things as they may, in their absolute discretion, think fit in relation to the operation of any such arrangements.

197.	In particular, the directors may take such action as they consider appropriate to achieve the sale, transfer, disposal, forfeiture, re-allotment or surrender of an uncertificated share or otherwise to enforce a lien in respect of it.

198.	Unless the directors otherwise determine, shares which a member holds in uncertificated form must be treated as separate holdings from any shares which that member holds in certificated form.

199.	A class of shares must not be treated as two classes simply because some shares of that class are held in certificated form and others are held in uncertificated form.

PARTLY PAID SHARES

Company’s lien over partly paid shares.

200.	The Company has a lien (the “Company’s lien”) over every share which is partly paid for any part of–

(a)	that share’s nominal value, and
(b)	any premium at which it was issued,

which has not been paid to the Company, and which is payable immediately or at some time in the future, whether or not a call notice has been sent in respect of it.

201.	The Company’s lien over a share–

(a)	takes priority over any third party’s interest in that share, and
(b)	extends to any dividend or other money payable by the Company in respect of that share and (if the lien is enforced and the share is sold by the Company) the proceeds of sale of that share.

202.	The directors may at any time decide that a share which is or would otherwise be subject to the Company’s lien shall not be subject to it, either wholly or in part.

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Enforcement of the Company’s lien.

203.	Subject to the provisions of articles 203 to 207 (inclusive), if:

(a)	a lien enforcement notice has been given in respect of a share, and
(b)	the person to whom the notice was given has failed to comply with it,

the Company may sell that share in such manner as the directors decide.

204.	A lien enforcement notice:

(a)	may only be given in respect of a share which is subject to the Company’s lien, in respect of which a sum is payable and the due date for payment of that sum has passed;
(b)	must specify the share concerned;
(c)	must require payment of the sum payable within 14 days of the notice;
(d)	must be addressed either to the holder of the share or to a person entitled to it by reason of the holder’s death, bankruptcy or otherwise; and
(e)	must state the Company’s intention to sell the share if the notice is not complied with.

205.	Where shares are sold under articles 203 to 207 (inclusive):

(a)	the directors may authorise any person to execute an instrument of transfer of the shares to the purchaser or a person nominated by the purchaser, and
(b)	the transferee is not bound to see to the application of the consideration, and the transferee’s title is not affected by any irregularity in or invalidity of the process leading to the sale.

206.	The net proceeds of any such sale (after payment of the costs of sale and any other costs of enforcing the lien) must be applied–

(a)	first, in payment of so much of the sum for which the lien exists as was payable at the date of the lien enforcement notice,
(b)	second, to the person entitled to the shares at the date of the sale, but only after the certificate for the shares sold has been surrendered to the Company for cancellation or a suitable indemnity has been given for any lost certificates, and subject to a lien equivalent to the Company’s lien over the shares before the sale for any money payable in respect of the shares after the date of the lien enforcement notice.

207.	A statutory declaration by a director or the Company secretary that the declarant is a director or the Company secretary and that a share has been sold to satisfy the Company’s lien on a specified date–

(a)	is conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the share, and
(b)	subject to compliance with any other formalities of transfer required by these Articles or by law, constitutes a good title to the share.

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Call notices.

208.	Subject to these Articles and the terms on which shares are allotted, the directors may send a notice (a “call notice”) to a member requiring the member to pay the Company a specified sum of money (a “call”) which is payable in respect of shares which that member holds at the date when the directors decide to send the call notice.

209.	A call notice–

(a)	may not require a member to pay a call which exceeds the total sum unpaid on that member’s shares (whether as to the share’s nominal value or any amount payable to the Company by way of premium);
(b)	must state when and how any call to which it relates it is to be paid; and
(c)	may permit or require the call to be paid by instalments.

210.	A member must comply with the requirements of a call notice, but no member is obliged to pay any call before 14 days have passed since the notice was sent.

211.	Before the Company has received any call due under a call notice the directors may–

(a)	revoke it wholly or in part, or
(b)	specify a later time for payment than is specified in the notice, by a further notice in writing to the member in respect of whose shares the call is made.

Liability to pay calls.

212.	Liability to pay a call is not extinguished or transferred by transferring the shares in respect of which it is required to be paid.

213.	Joint holders of a share are jointly and severally liable to pay all calls in respect of that share.

214.	Subject to the terms on which shares are allotted, the directors may, when issuing shares, provide that call notices sent to the holders of those shares may require them–

(a)	to pay calls which are not the same, or
(b)	to pay calls at different times.

When call notice need not be issued.

215.	A call notice need not be issued in respect of sums which are specified, in the terms on which a share is issued, as being payable to the Company in respect of that share (whether in respect of nominal value or premium):

(a)	on allotment;
(b)	on the occurrence of a particular event; or
(c)	on a date fixed by or in accordance with the terms of issue.

But if the due date for payment of such a sum has passed and it has not been paid, the holder of the share concerned is treated in all respects as having failed to comply with a call notice in respect of that sum, and is liable to the same consequences as regards the payment of interest and forfeiture.

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Failure to comply with call notice: automatic consequences.

216.	If a person is liable to pay a call and fails to do so by the call payment date:

(a)	the directors may issue a notice of intended forfeiture to that person, and
(b)	until the call is paid, that person must pay the Company interest on the call from the call payment date at the relevant rate.

217.	For the purposes of articles 216 to 218 (inclusive):

(a)	the “call payment date” is the time when the call notice states that a call is payable, unless the directors give a notice specifying a later date, in which case the “call payment date” is that later date;
(b)	the “relevant rate” is:

(i)	the rate fixed by the terms on which the share in respect of which the call is due was allotted;
(ii)	such other rate as was fixed in the call notice which required payment of the call, or has otherwise been determined by the directors; or
(iii)	if no rate is fixed in either of these ways, 5 per cent per annum.

218.	The directors may waive any obligation to pay interest on a call wholly or in part.

Uncalled shares.

219.	The directors may, if they think fit, receive from any member willing to advance the same, all or any part of the moneys uncalled and unpaid upon any shares held by him; and upon all or any of the moneys so advanced may (until the same would, but for such advance, become presently payable) pay interest at such rate (not exceeding, without the sanction of the Company in general meeting, six per cent) as may be agreed upon between the member paying the sum in advance and the directors.

Notice of intended forfeiture.

220.	A notice of intended forfeiture–

(a)	may be sent in respect of any share in respect of which a call has not been paid as required by a call notice;
(b)	must be sent to the holder of that share or to a person entitled to it by reason of the holder’s death, bankruptcy or otherwise;
(c)	must require payment of the call and any accrued interest by a date which is not less than 14 days after the date of the notice;
(d)	must state how the payment is to be made; and
(e)	must state that if the notice is not complied with, the shares in respect of which the call is payable will be liable to be forfeited.

Directors’ power to forfeit shares.

221.	If a notice of intended forfeiture is not complied with before the date by which payment of the call is required in the notice of intended forfeiture, the directors may decide that any share in respect of which it was given is forfeited, and the forfeiture is to include all dividends or other moneys payable in respect of the forfeited shares and not paid before the forfeiture.

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Effect of forfeiture.

222.	Subject to these Articles, the forfeiture of a share extinguishes–

(a)	all interests in that share, and all claims and demands against the Company in respect of it, and
(b)	all other rights and liabilities incidental to the share as between the person whose share it was prior to the forfeiture and the Company.

223.	Any share which is forfeited in accordance with these Articles:

(a)	is deemed to have been forfeited when the directors decide that it is forfeited;
(b)	is deemed to be the property of the Company; and
(c)	may be sold, re-allotted or otherwise disposed of as the directors think fit.

224.	If a person’s shares have been forfeited–

(a)	the Company must send that person notice that forfeiture has occurred and record it in the Register;
(b)	that person ceases to be a member in respect of those shares;
(c)	that person must surrender the certificate for the shares forfeited to the Company for cancellation;
(d)	that person remains liable to the Company for all sums payable by that person under these Articles at the date of forfeiture in respect of those shares, including any interest (whether accrued before or after the date of forfeiture); and
(e)	the directors may waive payment of such sums wholly or in part or enforce payment without any allowance for the value of the shares at the time of forfeiture or for any consideration received on their disposal.

225.	At any time before the Company disposes of a forfeited share, the directors may decide to cancel the forfeiture on payment of all calls and interest due in respect of it and on such other terms as they think fit.

Procedure following forfeiture.

226.	If a forfeited share is to be disposed of by being transferred, the Company may receive the consideration for the transfer and the directors may authorise any person to execute the instrument of transfer.

227.	A statutory declaration by a director or the Company secretary that the declarant is a director or the Company secretary and that a share has been forfeited on a specified date:

(a)	is conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the share, and
(b)	subject to compliance with any other formalities of transfer required by these Articles or by law, constitutes a good title to the share.

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228.	A person to whom a forfeited share is transferred is not bound to see to the application of the consideration (if any) nor is that person’s title to the share affected by any irregularity in or invalidity of the process leading to the forfeiture or transfer of the share.

229.	If the Company sells a forfeited share, the person who held it prior to its forfeiture is entitled to receive from the Company the proceeds of such sale, net of any commission, and excluding any amount which–
(a)	was, or would have become, payable, and
(b)	had not, when that share was forfeited, been paid by that person in respect of that share,

but no interest is payable to such a person in respect of such proceeds and the Company is not required to account for any money earned on them.

Surrender of shares.

230.	A member may surrender any share–
(a)	in respect of which the directors may issue a notice of intended forfeiture;
(b)	which the directors may forfeit; or
(c)	which has been forfeited.

231.	The directors may accept the surrender of any such share.

232.	The effect of surrender on a share is the same as the effect of forfeiture on that share.

233.	A share which has been surrendered may be dealt with in the same way as a share which has been forfeited.

TRANSFER AND TRANSMISSION OF SHARES

Transfers of certificated shares.

234.	Certificated shares may be transferred by means of an instrument of transfer in any usual form or any other form approved by the directors, which is executed by or on behalf of:

(a)	the transferor, and
(b)	(if any of the shares is partly paid) the transferee.

235.	The Company may retain any instrument of transfer which is registered.

236.	The transferor remains the holder of a certificated share until the transferee’s name is entered in the Register as holder of it.

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237.	The directors may refuse to register the transfer of a certificated share if–

(a)	the share is not fully paid;
(b)	the transfer is not lodged at the Company’s registered office or such other place as the directors have appointed;
(c)	the transfer is not accompanied by the certificate for the shares to which it relates, or such other evidence as the directors may reasonably require to show the transferor’s right to make the transfer, or evidence of the right of someone other than the transferor to make the transfer on the transferor’s behalf;
(d)	the transfer is in respect of more than one class of share; or
(e)	the transfer is in favour of more than four transferees.

238.	If the directors refuse to register the transfer of a share, the instrument of transfer must be returned to the transferee with the notice of refusal unless they suspect that the proposed transfer may be fraudulent.

Transfer of uncertificated shares.

239.	A transfer of an uncertificated share must not be registered if it is in favour of more than four transferees.

Transmission of shares.

240.	If title to a share passes to a transmittee, the Company may only recognise the transmittee as having any title to that share.

241.	Nothing in these Articles releases the estate of a deceased member from any liability in respect of a share solely or jointly held by that member.

Transmittees’ rights

242.	A transmittee who produces such evidence of entitlement to shares as the directors may properly require:

(a)	may, subject to these Articles, choose either to become the holder of those shares or to have them transferred to another person, and
(b)	subject to these Articles, and pending any transfer of the shares to another person, has the same rights as the holder had.

But transmittees do not have the right to attend or vote at a general meeting in respect of shares to which they are entitled, by reason of the holder’s death or bankruptcy or otherwise, unless they become the holders of those shares

Exercise of transmittees’ rights.

243.	Transmittees who wish to become the holders of shares to which they have become entitled must notify the Company in writing of that wish.

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244.	If the share is a certificated share and a transmittee wishes to have it transferred to another person, the transmittee must execute an instrument of transfer in respect of it.

245.	If the share is an uncertificated share and the transmittee wishes to have it transferred to another person, the transmittee must:

(a)	procure that all appropriate instructions are given to effect the transfer, or
(b)	procure that the uncertificated share is changed into certificated form and then execute an instrument of transfer in respect of it.

246.	The directors shall, in either of the cases set out in articles 243 to 245 above (inclusive), have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by the deceased or bankrupt person before the death or bankruptcy.

247.	Any transfer made or executed under this article is to be treated as if it were made or executed by the person from whom the transmittee has derived rights in respect of the share, and as if the event which gave rise to the transmission had not occurred.

Transmittees bound by prior notices.

248.	If a notice is given to a member in respect of shares and a transmittee is entitled to those shares, the transmittee is bound by the notice if it was given to the member before the transmittee’s name has been entered in the Register.

ALTERATION OF SHARE CAPITAL

Alterations by ordinary resolution

249.	Subject to the provisions of the Act, the Company may by ordinary resolution:

(a)	increase its share capital by such sum to be divided into shares of such amount as the resolution prescribes;
(b)	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;
(c)	sub-divide its shares, or any of them, into shares of smaller amount than is fixed by the Company’s memorandum of association and the resolution may determine that, as between the shares resulting from the sub-division, any of them may have any preference or advantage as compared with the others; and
(d)	cancel shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

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New shares subject to these Articles

250.	All shares created by ordinary resolution pursuant to article 249 shall be:

(a)	subject to all the provisions of these Articles, including without limitation provisions relating to payment of calls, lien, forfeiture, transfer and transmission; and
(b)	unclassified, unless otherwise provided by these Articles, by the resolution creating the shares or by the terms of allotment of the shares.

Power to reduce capital

251.	Subject to the provisions of the Act, the Company may by special resolution reduce its share capital, capital redemption reserve and share premium account in any way.

CONSOLIDATION OF SHARES

Procedure for disposing of fractions of shares.

252.	Articles 253 to 256 (inclusive) apply where–

(a)	there has been a consolidation or division of shares, and
(b)	as a result, members are entitled to fractions of shares.

253.	The directors may–

(a)	sell the shares representing the fractions to any person including the Company for the best price reasonably obtainable;
(b)	in the case of a certificated share, authorise any person to execute an instrument of transfer of the shares to the purchaser or a person nominated by the purchaser;
(c)	in the case of an uncertificated form, do all acts and things as they consider necessary or expedient to effect the transfer of the shares to, or in accordance with the directions of, the purchaser; and
(d)	distribute the net proceeds of sale in due proportion among the holders of the shares.

254.	Where any holder’s entitlement to a portion of the proceeds of sale amounts to less than a minimum figure determined by the directors, that member’s portion may be distributed to an organisation which is a charity for the purposes of the laws of Gibraltar.

255.	The person to whom the shares are transferred is not obliged to ensure that any purchase money is received by the person entitled to the relevant fractions.

256.	The transferee’s title to the shares is not affected by any irregularity in or invalidity of the process leading to their sale.

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PURCHASE OF OWN SHARES

Power to purchase own shares

257.	Subject to and in accordance with the provisions of the Act and without prejudice to any relevant special rights attached to any class of shares, the Company may purchase any of its own shares of any class (including without limitation redeemable shares) in any way and at any price (whether at par or above or below par).

DISTRIBUTIONS

Procedure for declaring dividends.

258.	The Company may by ordinary resolution declare dividends, and the directors may decide to pay interim dividends.

259.	A dividend must not be declared unless the directors have made a recommendation as to its amount. Such a dividend must not exceed the amount recommended by the directors.

260.	No dividend may be declared or paid unless it is in accordance with members’ respective rights.

261.	Unless the members’ resolution to declare or directors’ decision to pay a dividend, or the terms on which shares are issued, specify otherwise, it must be paid by reference to each member’s holding of shares on the date of the resolution or decision to declare or pay it.

262.	If the Company’s share capital is divided into different classes, no interim dividend may be paid on shares carrying deferred or non-preferred rights if, at the time of payment, any preferential dividend is in arrear.

263.	The directors may pay at intervals any dividend as appears to them to be justified by the profits of the Company.

264.	If the directors act in good faith, they do not incur any liability to the holders of shares conferring preferred rights for any loss they may suffer by the lawful payment of an interim dividend on shares with deferred or non- preferred rights.

Calculation of dividends.

265.	Except as otherwise provided by these Articles or the rights attached to shares, all dividends must be:

(a)	declared and paid according to the amounts paid up on the shares on which the dividend is paid, and
(b)	apportioned and paid proportionately to the amounts paid up on the shares during any portion or portions of the period in respect of which the dividend is paid.

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266.	If any share is issued on terms providing that it ranks for dividend as from a particular date, that share ranks for dividend accordingly.

267.	For the purposes of calculating dividends, no account is to be taken of any amount which has been paid up on a share in advance of the due date for payment of that amount.

Payment of dividends and other distributions.

268.	No dividend shall be paid otherwise than out of profits.

269.	The directors may, before recommending any dividend, set aside out of the profits of the Company such sums as they think proper as a reserve or reserves which shall, at the discretion of the directors, be applicable for meeting contingencies, or for equalising dividends, or for any other purpose to which the profits of the Company may be properly applied, and pending such application may, at the like discretion either be employed in the business of the Company, or be invested in such investments (other than shares of the Company) as the directors may from time to time think fit.

270.	If several persons are registered as joint holders of any share, any one of them may give effectual receipts for any dividend or other moneys payable on or in respect of the share.

271.	Where a dividend or other sum which is a distribution is payable in respect of a share, it must be paid by one or more of the following means:

(a)	transfer to a bank or building society account specified by the distribution recipient either in writing or as the directors may otherwise decide;
(b)	sending a cheque made payable to the distribution recipient by post to the distribution recipient at the distribution recipient’s registered address (if the distribution recipient is a holder of the share), or (in any other case) to an address specified by the distribution recipient either in writing or as the directors may otherwise decide;
(c)	sending a cheque made payable to such person by post to such person at such address as the distribution recipient has specified either in writing or as the directors may otherwise decide; or
(d)	any other means of payment as the directors agree with the distribution recipient either in writing or by such other means as the directors decide.

Deductions from distributions in respect of sums owed to the Company.

272.	If:

(a)	a share is subject to the Company’s lien, and
(b)	the directors are entitled to issue a lien enforcement notice in respect of it,

they may, instead of issuing a lien enforcement notice, deduct from any dividend or other sum payable in respect of the share any sum of money which is payable to the Company in respect of that share to the extent that they are entitled to require payment under a lien enforcement notice.

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273.	Money so deducted must be used to pay any of the sums payable in respect of that share.

274.	The Company must notify the distribution recipient in writing of—

(a)	the fact and amount of any such deduction;
(b)	any non-payment of a dividend or other sum payable in respect of a share resulting from any such deduction; and
(c)	how the money deducted has been applied.

No interest on distributions.

275.	The Company may not pay interest on any dividend or other sum payable in respect of a share unless otherwise provided by–

(a)	the terms on which the share was issued, or
(b)	the provisions of another agreement between the holder of that share and the Company.

Unclaimed distributions.

276.	All dividends or other sums which are–

(a)	payable in respect of shares, and
(b)	unclaimed after having been declared or become payable,

may be invested or otherwise made use of by the directors for the benefit of the Company until claimed.

277.	The payment of any such dividend or other sum into a separate account does not make the Company a trustee in respect of it.

278.	If:

(a)	twelve years have passed from the date on which a dividend or other sum became due for payment, and
(b)	the distribution recipient has not claimed it,

the distribution recipient is no longer entitled to that dividend or other sum and it ceases to remain owing by the Company.

Non-cash distributions.

279.	Subject to the terms of issue of the share in question, the Company may, by ordinary resolution on the recommendation of the directors, decide to pay all or part of a dividend or other distribution payable in respect of a share by transferring non-cash assets of equivalent value (including, without limitation, shares or other securities in any company).

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280.	If the shares in respect of which such a non-cash distribution is paid are uncertificated, any shares in the Company which are issued as a non-cash distribution in respect of them must be uncertificated.

281.	For the purposes of paying a non-cash distribution, the directors may make whatever arrangements they think fit, including, where any difficulty arises regarding the distribution–

(a)	fixing the value of any assets;
(b)	paying cash to any distribution recipient on the basis of that value in order to adjust the rights of recipients; and
(c)	vesting any assets in trustees.

Waiver of distributions.

282.	Distribution recipients may waive their entitlement to a dividend or other distribution payable in respect of a share by giving the Company notice in writing to that effect, but if:

(a)	the share has more than one holder, or
(b)	more than one person is entitled to the share, whether by reason of the death or bankruptcy of one or more joint holders, or otherwise,

the notice is not effective unless it is expressed to be given, and signed, by all the holders or persons otherwise entitled to the share.

CAPITALISATION OF PROFITS

Authority to capitalise and appropriation of capitalised sums.

283.	Subject to the Act and these Articles, the directors may, if they are so authorised by an ordinary resolution:

(a)	decide to capitalise any profits of the Company (whether or not they are available for distribution) which are not required for paying a preferential dividend, or any sum standing to the credit of the Company’s share premium account or capital redemption reserve; and
(b)	appropriate any sum which they so decide to capitalise (a “capitalised sum”) to the persons who would have been entitled to it if it were distributed by way of dividend (the “persons entitled”) and in the same proportions.

284.	Capitalised sums must be applied:

(a)	on behalf of the persons entitled, and
(b)	in the same proportions as a dividend would have been distributed to them.

285.	Any capitalised sum may be applied in paying up new shares of a nominal amount equal to the capitalised sum which are then allotted credited as fully paid to the persons entitled or as they may direct.

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286.	A capitalised sum which was appropriated from profits available for distribution may be applied:

(a)	in or towards paying up any amounts unpaid on existing shares held by the persons entitled, or
(b)	in paying up new debentures of the Company which are then allotted credited as fully paid to the persons entitled or as they may direct.

287.	Subject to the Act and these Articles the directors may:
(a)	apply capitalised sums in accordance with articles 285 and 286 partly in one way and partly in another;
(b)	make such arrangements as they think fit to deal with shares or debentures becoming distributable in fractions under articles 283 to 287 (inclusive) (including the issuing of fractional certificates or the making of cash payments); and
(c)	authorise any person to enter into an agreement with the Company on behalf of all the persons entitled which is binding on them in respect of the allotment of shares and debentures to them under articles 283 to 287 (inclusive).

PART 5

COMMUNICATIONS & MISCELLANEOUS PROVISIONS

Means of communication to be used.

288.	Subject to these Articles, anything sent or supplied by or to the Company under these Articles may be sent or supplied in any way in which the Act provides for documents or information which are authorised or required by any provision of that Act to be sent or supplied by or to the Company.

289.	Subject to these Articles, any notice or document to be sent or supplied to a director in connection with the taking of decisions by directors may also be sent or supplied by the means by which that director has asked to be sent or supplied with such notices or documents for the time being.

290.	A director may agree with the Company that notices or documents sent to that director in a particular way are to be deemed to have been received within a specified time of their being sent, and for the specified time to be less than 48 hours.

Failure to notify contact details.

291.	If:

(a)	the Company sends two consecutive documents to a member over a period of at least 12 months, and
(b)	each of those documents is returned undelivered, or the Company receives notification that it has not been delivered,

that member ceases to be entitled to receive notices from the Company.

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292.	A member who has ceased to be entitled to receive notices from the Company becomes entitled to receive such notices again by sending the Company:

(a)	a new address to be recorded in the Register, or
(b)	if the member has agreed that the Company should use a means of communication other than sending things to such an address, the information that the Company needs to use that means of communication effectively.

ADMINISTRATIVE ARRANGEMENTS

Company seals.

293.	Any common seal of the Company may only be used with the prior authority of the directors.

294.	The directors may decide by what means and in what form any common seal or securities seal is to be used.

295.	Unless otherwise decided by the directors, if the Company has a common seal and it is affixed to a document, the document must also be signed by at least one authorised person in the presence of a witness who attests the signature.

296.	For the purposes of articles 293 to 299 (inclusive), an authorised person is–

(a)	any director of the Company;
(b)	the Company secretary; or
(c)	any person authorised by the directors for the purpose of signing documents to which the common seal is applied.

297.	If the Company has an official seal for use abroad, it may only be affixed to a document if its use on that document, or documents of a class to which it belongs, has been authorised by a decision of the directors.

298.	If the Company has a securities seal, it may only be affixed to securities by the Company secretary or a person authorised to apply it to securities by the Company secretary.

299.	For the purposes of these Articles, references to the securities seal being affixed to any document include the reproduction of the image of that seal on or in a document by any mechanical or electronic means which has been approved by the directors in relation to that document or documents of a class to which it belongs.

Destruction of documents.

300.	The Company is entitled to destroy–

(a)	all instruments of transfer of shares which have been registered, and all other documents on the basis of which any entries are made in the Register, from six years after the date of registration;

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(b)	all dividend mandates, variations or cancellations of dividend mandates, and notifications of change of address, from two years after they have been recorded;
(c)	all share certificates which have been cancelled from one year after the date of the cancellation;
(d)	all paid dividend warrants and cheques from one year after the date of actual payment; and
(e)	all proxy notices from one year after the end of the meeting to which the proxy notice relates.

301.	If the Company destroys a document in good faith, in accordance with these Articles, and without notice of any claim to which that document may be relevant, it is conclusively presumed in favour of the Company that:

(a)	entries in the register purporting to have been made on the basis of an instrument of transfer or other document so destroyed were duly and properly made;
(b)	any instrument of transfer so destroyed was a valid and effective instrument duly and properly registered;
(c)	any share certificate so destroyed was a valid and effective certificate duly and properly cancelled; and
(d)	any other document so destroyed was a valid and effective document in accordance with its recorded particulars in the books or records of the Company.

302.	This article does not impose on the Company any liability which it would not otherwise have if it destroys any document before the time at which articles 300 to 303 (inclusive) permits it to do so.

303.	In articles 300 to 303 (inclusive), references to the destruction of any document include a reference to its being disposed of in any manner.

No right to inspect accounts and other records.

304.	Except as provided by law or authorised by the directors or an ordinary resolution of the Company, no person is entitled to inspect any of the Company’s accounting or other records or documents merely by virtue of being a member.

Provision for employees on cessation of business.

305.	The directors may decide to make provision for the benefit of persons employed or formerly employed by the Company or any of its subsidiaries (other than a director or former director or shadow director) in connection with the cessation or transfer to any person of the whole or part of the undertaking of the Company or that subsidiary.

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DIRECTORS’ INDEMNITY AND INSURANCE

Indemnity.

306.	Subject to article 307, a relevant director of the Company or an associated company may be indemnified out of the Company’s assets against any liability which by virtue of any rule of law would otherwise attach to him in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the Company.

307.	Articles 306 to 308 (inclusive) do not authorise any indemnity which would be prohibited or rendered void by any provision of the Act or by any other provision of law.

308.	In articles 306 to 308 (inclusive):

(a)	companies are associated if one is a subsidiary of the other or both are subsidiaries of the same body corporate, and
(b)	a “relevant director” means any director or former director of an associated company.

Insurance.

309.	The directors may decide to purchase and maintain insurance, at the expense of the Company, for the benefit of any relevant director in respect of any relevant loss.

310.	In article 309:

(a)	a “relevant director” means any director or former director of the Company or an associated company,
(b)	a “relevant loss” means any loss or liability which has been or may be incurred by a relevant director in connection with that director’s duties or powers in relation to the Company, any associated company or any pension fund or employees’ share scheme of the Company or associated company, and
(c)	companies are associated if one is a subsidiary of the other or both are subsidiaries of the same body corporate.

DISCLOSURE OF INTERESTS IN SHARES

311.	For the purposes of articles 311 to 328 (inclusive):

(a)	“Relevant Share Capital” means the Company’s issued share capital of any class carrying rights to vote in all circumstances at general meetings of the Company; and for the avoidance of doubt (i) where the Company’s share capital is divided into different classes of shares, references to Relevant Share Capital are to the issued share capital of each such class taken separately and (ii) the temporary suspension of voting rights in respect of shares comprised in issued share capital of the Company of any such class does not affect the application of this article in relation to interests in those or any other shares comprised in that class;

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(b)	“interest” means, in relation to the Relevant Share Capital, any interest of any kind whatsoever in any shares comprised therein (disregarding any restraints or restrictions to which the exercise of any right attached to the interest in the share is, or may be, subject) and without limiting the meaning of “interest” a person shall be taken to have an interest in a share if:

(i)	he enters into a contract for its purchase by him (whether for cash or other consideration); or
(ii)	not being the registered holder, he is entitled to exercise any right conferred by the holding of the share or is entitled to control the exercise or non-exercise of any such right; or
(iii)	he is a beneficiary of a trust where the property held on trust includes an interest in the share; or
(iv)	otherwise than by virtue of having an interest under a trust, he has a right to call for delivery of the share to himself or to his order; or
(v)	otherwise than by virtue of having an interest under a trust, he has a right to acquire an interest in the share or is under an obligation to take an interest in the share; or
(vi)	he has a right to subscribe for the share,

whether in any case the contract, right or obligation is absolute or conditional, legally enforceable or not and evidenced in writing or not, and it shall be immaterial that a share in which a person has an interest is unidentifiable;

(c)	a person is taken to be interested in any shares in which his spouse or any infant child or step-child of his is interested; and “infant” means a person under the age of 18 years;

(d)	a person is taken to be interested in shares if a company is interested in them and:

(i)	that body or its directors are accustomed to act in accordance with his directions or instructions; or
(ii)	he is entitled to exercise or control the exercise of one-third or more of the voting power at general meetings of that company,

PROVIDED THAT (1) where a person is entitled to exercise or control the exercise of one-third or more of the voting power at general meetings of a company and that company is entitled to exercise or control the exercise of any of the voting power at general meetings of another company (the “effective voting power”) then, for the purposes of article 311(d)(ii) above, the effective voting power is taken as exercisable by that person and (2) for the purposes of this article, a person is entitled to exercise or control the exercise of voting power if he has a right (whether subject to conditions or not) the exercise of which would make him so entitled or he is under an obligation (whether or not so subject) the fulfilment of which would make him so entitled; and

(e)	a transfer of shares is an “excepted transfer” if but only if:

(i)	it is a transfer by way of, or in pursuance of, acceptance of a takeover offer for the Company meaning an offer to acquire all the shares, or all the shares of any class or classes, in the Company (other than shares which at the date of the offer are already held by the offeror), being an offer on terms which are the same in relation to all the shares to which the offer relates or, which those shares include shares of different classes, in relation to all the shares of each class; or

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(ii)	a transfer which is shown to the satisfaction of the board to be made in consequence of a sale of the whole of the beneficial interest in the shares to a person who is not Connected with a member and with any other person appearing to be interested in the shares; or
(iii)	a transfer in consequence of a sale made through any recognised stock exchange on which the Company’s shares are normally traded.

The provisions of articles 312 to 328 (inclusive) are in addition to and separate from, but also subject to, any other rights or obligations arising under the laws of Gibraltar or any other jurisdiction.

NOTIFICATION OF INTEREST IN SHARES

312.	Where a member;

(a)	either:

(i)	has acquired an interest in shares comprised in Relevant Share Capital or knows that any other person has acquired an interest in shares so comprised of which he is a registered holder, or
(ii)	ceases to be interested in shares comprised in Relevant Share Capital or knows that any other person has ceased to be interested in shares so comprised of which he is the registered holder (whether or not retaining an interest in other shares so comprised), or

(b)	either:

(i)	becomes aware that he has acquired an interest in shares comprised in Relevant Share Capital or that any other person has acquired an interest in shares so comprised of which he is a registered holder, or
(ii)	becomes aware that he has ceased to be interested in shares comprised in Relevant Share Capital or that any other person has ceased to be interested in shares so comprised of which he is the registered holder; or

(c)	other than in circumstances set out in (a) or (b) above either:

(i)	is aware at the time when it occurs of any change of circumstances affecting facts relevant to the application of articles 313 to 328 (inclusive) to an existing interest of his in shares comprised in the Company’s share capital of any description or an existing interest of any other person in shares so comprised of which he is the registered holder; or
(ii)	otherwise becomes aware of any such facts (whether or not arising from any such change of circumstances),

then (x) in the circumstances as set out in article 313, he shall become obliged to notify the Company of his interests (if any), in its shares and (y) in the circumstances as set out in article 314, he shall become obliged, to the extent he is lawfully able to do so, to notify the Company of the interests of any other person in such shares of which he is the registered holder. In the case of (y) only, to the extent a member is not lawfully able to notify the Company of the interests in of a person in shares of which he is the registered holder, such member shall use his reasonable endeavours to procure that such person notifies his interests in such shares to the Company.

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313.	A member shall notify the Company of his interests (if any) in the Relevant Share Capital if:

(a)	he has a notifiable interest immediately after the relevant time, but did not have such interest immediately before that time;
(b)	he had a notifiable interest immediately before the relevant time, but does not have such an interest immediately after it; or
(c)	he had a notifiable interest immediately before the relevant time, and has such an interest immediately after it, but the percentage levels of his interest immediately before and immediately after that time are not the same.

314.	A member shall, to the extent he is lawfully able to do so, notify the Company of the interests of any other person in the Relevant Share Capital of which he is the registered holder (or, to the extent he is not lawfully able to make such notification, shall use his reasonable endeavours to procure that such person makes notification of his interests to the Company) if:

(a)	such person has a notifiable interest immediately after the relevant time, but did not have such interest immediately before that time;
(b)	such person had a notifiable interest immediately before the relevant time, but does not have such an interest immediately after it; or
(c)	such person had a notifiable interest immediately before the relevant time, and has such an interest immediately after it, but the percentage levels of his interest immediately before and immediately after that time are not the same.

315.	Subject to the next following sentence, “percentage level”, in articles 313(c) and 314(c) means the percentage figure found by expressing the aggregate nominal value of all the shares comprised in the Relevant Share Capital concerned in which the person has interests immediately before or (as the case may be) immediately after the relevant time as a percentage of the nominal value of the Relevant Share Capital and rounding that figure down, if it is not a whole number, to the next whole number. Where the nominal value of the Relevant Share Capital is greater immediately after the relevant time than it was immediately before, the percentage level of the person’s interest immediately before (as well as immediately after) that time is determined by reference to the larger amount.

316.	For the purposes of articles 313, 314 and 315:

(a)	“relevant time” means: (1) in the case within articles 312(a) or 312(c)(i), the time of the relevant event or change of circumstances; and (2) in the case within articles 312(b) or 312(c)(ii), the time at which the person became aware of the facts in question; and
(b)	a person who is interested in shares comprised in Relevant Share Capital has a “notifiable interest” at any time when the aggregate nominal value of the shares in the Relevant Share Capital in which he has such interests is equal or more than 3 per cent. of the nominal value of that Relevant Share Capital.

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317.	Any notification required to be made by a member under article 313 and any notification which a member is lawfully able to make under article 314 must be made in writing to the Company within the period of two days next following the day on which that obligation arises. To the extent a member is not lawfully able to make a notification under article 314, such member shall use its reasonable endeavours to procure that the relevant person notifies his interests to the Company within such two day period or within such longer period as the directors may allow.

318.	The notification shall specify the share capital of the Company to which it relates, and must also:

(a)	state the number of shares comprised in that share capital in which the person making the notification knows he (or any other relevant person) had interests immediately after the time when the obligation arose; or
(b)	in a case where the person making the notification (or any other relevant person) no longer has a notifiable interest in shares comprised in that share capital, state that he (or that other person) no longer has that interest.

319.	A notification (other than one stating that a person no longer has a notifiable interest) shall include the following particulars, so far as known to the person making the notification at the date when it is made:

(a)	the identity of each registered holder of shares to which the notification relates and the number of such shares held by each of them; and
(b)	the nature of the relevant interests in such shares.

320.	A person who has an interest in shares comprised in Relevant Share Capital or who knows or becomes aware that any other person has an interest in shares so comprised of which he is the registered holder, that interest being notifiable, shall notify (or, to the extent he is not lawfully able to make such notification, shall use reasonable endeavours to procure that such other person shall notify) the Company in writing:

(a)	of any particulars in relation to those shares which are specified in article 319; and
(b)	of any changes in those particulars,

of which in either case he becomes aware at any time after any interest notification date and before the first occasion following that date on which he comes under any further obligation of disclosure with respect to his interest in shares comprised in that share capital. A notification required under this article shall be made within the period of two days next following the day on which it arises. The reference to an “interest notification date”, in relation to a person’s interest in shares comprised in the Company’s Relevant Share Capital, is to either (1) the date of any notification made or procured by him with respect to his or any other person’s interest under this Article or (2) where he has failed to make, or procure the making of, a notification, the date on which the period allowed for making it came to an end.

321.	A person who at any time has a notifiable interest in shares is to be regarded under article 320 as continuing to have a notifiable interest in them unless and until the registered holder of the shares in question comes under obligation to make or use his reasonable endeavours to procure a notification stating that he (or any other relevant person) no longer has such an interest in those shares.

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322.	Where a person authorises another (the “agent”) to acquire or dispose of, on his behalf, interests in shares comprised in the Relevant Share Capital, he shall secure that the agent notifies him immediately of acquisitions or disposals effected by the agent which will or may give rise to any obligation of disclosure imposed on him by this Article with respect to his interest in that share capital.

323.	If it shall come to the notice of the directors that any member has not, within the requisite period, made or, as the case may be, procured the making of any notification required by these Articles, the Company may (at the absolute discretion of the directors) at any time thereafter by notice (a “Restriction Notice”) to such member direct that, in respect of the shares in relation to which the default has occurred (the “Default Shares” which expression shall include any further shares which are issued in respect of any Default Shares), the member shall not be entitled to be present or to vote on any question, either in person or by proxy, at any general meeting of the Company or separate general meeting of the holders of any class of shares of the Company, or to be reckoned in a quorum.

324.	Where the Default Shares represent at least 0.25 per cent. (in nominal value) of the issued shares their class, then the restriction notice may additionally direct that in respect of the Default Shares:

(a)	any dividend (or any part of a dividend) or other amount payable in respect of the Default Shares shall be withheld by the Company, which has no obligation to pay interest on it; and shall be payable (when the restriction notice ceases to have effect) to the person who would but for the restriction notice have been entitled to them; and/or
(b)	where an offer of the right to elect to receive shares of the Company instead of cash in respect of any dividend or part thereof is or has been made by the Company, any election made thereunder by such member in respect of such Default Shares shall not be effective; and/or
(c)	no transfer of any of the shares held by any such member shall be recognised or registered by the directors unless: (1) the transfer is an excepted transfer; or (2) the member is not himself in default as regards supplying the requisite information required under this Article and, when presented for registration, the transfer is accompanied by a certificate by the member in a form satisfactory to the directors to the effect that after due and careful enquiry the member is satisfied that none of the shares the subject of the transfer are Default Shares.

325.	Upon the giving of a Restriction Notice its terms shall apply accordingly.

326.	The Company shall send a copy of the Restriction Notice to each other person appearing to be interested in the shares the subject of such notice, but the failure or omission by the Company to do so shall not invalidate such notice.

327.	Any Restriction Notice shall have effect in accordance with its terms until not more than seven days after the directors are satisfied that the default in respect of which the Restriction Notice was issued no longer continues but shall cease to have effect in relation to any shares which are transferred by such member. The Company may (at the absolute discretion of the directors) at any time give notice to the member cancelling or suspending for a stated period the operation of a Restriction Notice in whole or in part.

328.	A person, other than the member holding a share, shall be treated as appearing to be interested in that share if the member has informed the Company that the person is or may be interested, or if the Company (after taking account of information obtained from the member) knows or has reasonable cause to believe that the person is or may be so interested.

*****

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Annex E

LOCKUP AGREEMENT

This LOCKUP AGREEMENT (this “Agreement”) is made and entered into as of [●], 2021, by and between Forafric Global PLC, a Gibraltar public company limited by shares (“Buyer”), and Lighthouse Capital Limited, a Gibraltar private company limited by shares (the “Seller”). Each capitalized term used but not otherwise defined herein has the respective meaning ascribed to such term in the Securities Purchase Agreement, dated as of [●], 2021 (the “Purchase Agreement”), by and among Buyer, the Seller, and Forafric Agro Holdings Limited, a Gibraltar private company limited by shares.

In connection with the consummation of the transactions contemplated by the Purchase Agreement and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, the Seller and Buyer hereby agree as follows:

1. The execution and delivery of this Agreement is a condition to the performance of the Parties’ obligations under the Purchase Agreement, including the delivery of the ordinary shares of Buyer issued to the Seller pursuant thereto (the “Shares”). For avoidance of doubt, “Shares” shall not include securities of Buyer acquired by Seller pursuant to the PIPE Investment.

2. The Seller hereby acknowledges and agrees that during the Lockup Period (as defined below), it shall not (a) sell, offer to sell, contract, or agree to sell, hypothecate, pledge, grant any option to purchase, or otherwise transfer or dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any portion of the Shares, (b) enter into any swap or other Contract that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Shares, whether any such transaction is to be settled by delivery of Shares or such other Equity Securities, in cash or otherwise, or (c) publicly announce any intention to effect any transaction specified in clause (a) or (b). As used herein, the term “Lockup Period” means the period beginning on the Closing Date and ending on the earlier of the date (i) that is 180 days following the Closing Date, (ii) that the Buyer Trading Price equals or exceeds $11.50 per share (as the same may be adjusted for share splits, share dividends, reorganizations, recapitalizations, and the like) during the standard market trading hours (i.e., 9:30 a.m. to 4:00 p.m. New York time) for any 20 Trading Days within any 30-Trading-Day period commencing after the Closing Date, and (iii) that Buyer consummates a liquidation, merger, stock exchange, or other similar transaction that results in all of the holders of Buyer’s ordinary shares having the right to exchange their ordinary shares of Buyer for cash, securities, or other property.

3. Notwithstanding the provisions of paragraph 2, above, the Seller may, subject to the applicable permitted transferee(s) becoming bound by the transfer restrictions contained herein, transfer its Shares: (a) to the officers or directors of Buyer or the Seller or family members of any of Buyer’s or the Seller’s officers or directors; (b) to any equityholder or other Affiliate of the Seller; (c) to a family trust, foundation, or partnership established for the exclusive benefit of the Seller’s equityholders or their respective family members; (d) to Buyer to satisfy its indemnification or other obligations to Buyer under the Purchase Agreement, or to satisfy tax withholding and remittance obligations in connection with the issuance of Shares to Seller pursuant to the Purchase Agreement; (e) pursuant to a court order; or (f) to a charitable foundation controlled by the Seller, its equityholders, or such equityholders’ family members.

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4. The Seller hereby authorizes Buyer during the Lockup Period to cause the transfer agent for Buyer’s ordinary shares to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to, the Shares.

5. The Seller hereby further agrees that during the Lockup Period it will not file or participate in the filing with the SEC of any registration statement, or circulate or participate in the circulation of any preliminary or final prospectus or other disclosure document with respect to any proposed offering or sale of the Shares; provided that it may exercise its rights pursuant to any registration rights agreement that may be entered into simultaneously with the execution and delivery hereof and request that a registration statement relating to the Shares be filed before the end of the Lockup Period if such registration statement does not become effective until after the end of the Lockup Period.

6. The restrictions set forth in this Agreement will not apply to the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the sale or transfer of the Shares, so long as such plan does not provide for the sale or transfer of any of the Shares during the Lockup Period.

7. For the avoidance of any doubt, the parties hereto acknowledge and agree that the Seller will retain all of its rights as a stockholder of Buyer during the Lockup Period, including the right to vote, and to receive any dividends and distributions in respect of, the Shares held by the Seller.

8. The Seller hereby represents and warrants to Buyer that this Agreement has been duly authorized, executed, and delivered by the Seller and this Agreement constitutes the legal, valid, and binding obligation of the Seller, enforceable against it in accordance with its terms, except as the same may be limited by the Bankruptcy and Enforceability Exceptions.

9. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings (oral or written) between the parties hereto with respect to such subject matter.

10. No failure to exercise, and no delay in exercising, any right, power, or privilege under this Agreement will operate as a waiver, nor will any single or partial exercise of any right, power, or privilege hereunder preclude the exercise of any other right, power, or privilege. No waiver of any breach of any provision will be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor will any waiver be implied from any course of dealing between the parties hereto. No extension of time for performance of any obligations or other acts hereunder or under any other agreement will be deemed to be an extension of the time for performance of any other obligations or any other acts. No waiver by any of the parties hereto of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party sought to be charged with such waiver. This Agreement may not be modified, amended, supplemented, canceled, or discharged, and no obligation of the Seller herein may be waived, without the approval of the Buyer Committee contemplated by Section 1.11 of the Purchase Agreement.

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11. Nothing expressed or implied in this Agreement will be construed to give any third-party Person any legal or equitable rights hereunder. Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned by the parties hereto without the prior written consent of the other party (it being understood and agreed that any consent of Buyer that may be provided under this paragraph 11 shall require the approval of the Buyer Committee contemplated by Section 1.11 of the Purchase Agreement).

12. All matters relating to the interpretation, construction, validity and enforcement of this Agreement will be governed by and construed in accordance with the domestic Laws of the State of New York without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than the State of New York. The parties hereto acknowledge and agree that all of the provisions of Section 12.10 of the Purchase Agreement will apply to any Proceeding regarding the provisions of this Agreement, mutatis mutandis. Each party hereto agrees that service of any arbitration demand, process, summons, notice or document by registered mail addressed to such party in accordance with paragraph 13 will be effective service of process for any Proceeding brought against such party in any such court. Each party hereto further agrees that all of the provisions of Section 12.16 of the Purchase Agreement relating to waiver of jury trial will apply to any Proceeding referred to in this paragraph.

13. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered, on the date of transmission by e-mail if sent during normal business hours or the next succeeding Business Day if sent outside of normal business hours (provided that the sender does not receive any “bounceback” or similar automatic message providing that such email could not be transmitted), one day after deposit with Federal Express or similar overnight courier service, or one business day after delivery or attempted delivery, if delivery is refused, if mailed by certified or registered first class mail, return receipt requested. Notices, demands, and communications to the parties hereto will, unless another address is specified in writing, be sent to the addresses indicated below:

(i)	if to Buyer to:

Forafric Global PLC
7100 W. Camino Real, Suite 302-48
Boca Raton, Florida 33433
Attention: Paul Packer
Email: paul@globiscapital.com

with a copy to (which notice will not constitute notice):

McDermott Will & Emery LLP
One Vanderbilt Avenue
New York, New York, 10017
Attention: Mark Selinger and Harold Davidson
Email: mselinger@mwe.com and hdavidson@mwe.com

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(ii)	if to the Seller to:

Lighthouse Capital Limited
Madison Building
Midtown, Queensway
Gibraltar, GX11 1AA
Attention: Shlomo Wahnon
Email: swahnon@forafric.com

with a copy to (which notice will not constitute notice):

Hassans International Law Firm Limited
Madison Building
Midtown, Queensway
Gibraltar, GX11 1AA
Attention: Isaac Levy
Email: Isaac.levy@hassans.gi

14. Upon request by Buyer, the Seller will execute any additional documents necessary in connection with enforcement hereof.

15. This Agreement may be executed in any number of counterparts, each of which will be an original but all of which together will constitute one and the same instrument. This Agreement and any amendments hereto, to the extent signed and delivered by means of a portable document format (.pdf), or similar reproduction of such signed writing using electronic mail, will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto, the other party will re-execute original forms thereof and deliver them to the other party. No party hereto will raise the use of an electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of electronic mail as a defense to the formation or enforceability of a Contract and each party hereto forever waives any such defense.

* * * * *

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The parties hereto have duly executed and delivered this Lockup Agreement as of the date first written above.

BUYER:

FORAFRIC GLOBAL PLC

By:
Name:
Title:

[Signature Page to Seller Lockup Agreement]

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The parties hereto have duly executed and delivered this Lockup Agreement as of the date first written above.

SELLER:

LIGHTHOUSE CAPITAL LIMITED

By:
Name:
Title:

[Signature Page to Seller Lockup Agreement]

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Annex F

LOCKUP AGREEMENT

This LOCKUP AGREEMENT (this “Agreement”) is made and entered into as of [●], 2021, by and between Forafric Global PLC, a Gibraltar public company limited by shares (“Buyer”), and Globis SPAC LLC, a Delaware limited liability company (the “Sponsor”). Each capitalized term used but not otherwise defined herein has the respective meaning ascribed to such term in the Securities Purchase Agreement, dated as of [●], 2021 (the “Purchase Agreement”), by and among Buyer, Lighthouse Capital Limited, a Gibraltar private company limited by shares, and Forafric Agro Holdings Limited, a Gibraltar private company limited by shares.

In connection with the consummation of the transactions contemplated by the Purchase Agreement and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, the Sponsor and Buyer hereby agree as follows:

1. The execution and delivery of this Agreement is a condition to the performance of the Parties’ obligations under the Purchase Agreement. For the purposes of this Agreement, “Shares” means the Buyer Ordinary Shares owned by the Sponsor, other than any securities of Buyer acquired by the Sponsor pursuant to the PIPE Investment.

2. The Sponsor hereby acknowledges and agrees that during the Lockup Period (as defined below), it shall not (a) sell, offer to sell, contract, or agree to sell, hypothecate, pledge, grant any option to purchase, or otherwise transfer or dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any portion of the Shares, (b) enter into any swap or other Contract that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Shares, whether any such transaction is to be settled by delivery of Shares or such other Equity Securities, in cash or otherwise, or (c) publicly announce any intention to effect any transaction specified in clause (a) or (b). As used herein, the term “Lockup Period” means the period beginning on the Closing Date and ending on the earlier of the date (i) that is 180 days following the Closing Date, (ii) that the Buyer Trading Price equals or exceeds $11.50 per share (as the same may be adjusted for share splits, share dividends, reorganizations, recapitalizations, and the like) during the standard market trading hours (i.e., 9:30 a.m. to 4:00 p.m. New York time) for any 20 Trading Days within any 30-Trading-Day period commencing after the Closing Date, and (iii) that Buyer consummates a liquidation, merger, stock exchange, or other similar transaction that results in all of the holders of Buyer’s ordinary shares having the right to exchange their ordinary shares of Buyer for cash, securities, or other property.

3. Notwithstanding the provisions of paragraph 2, above, the Sponsor may, subject to the applicable permitted transferee(s) becoming bound by the transfer restrictions contained herein, transfer its Shares: (a) to the officers or directors of Buyer or the Sponsor or family members of any of Buyer’s or the Sponsor’s officers or directors; (b) to any equityholder or other Affiliate of the Sponsor; (c) to a family trust, foundation, or partnership established for the exclusive benefit of the Sponsor’s equityholders or their respective family members; (d) pursuant to a court order; or (e) to a charitable foundation controlled by the Sponsor, its equityholders, or such equityholders’ family members.

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4. The Sponsor hereby authorizes Buyer during the Lockup Period to cause the transfer agent for Buyer’s ordinary shares to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to, the Shares.

5. The Sponsor hereby further agrees that during the Lockup Period it will not file or participate in the filing with the SEC of any registration statement, or circulate or participate in the circulation of any preliminary or final prospectus or other disclosure document with respect to any proposed offering or sale of the Shares; provided that it may exercise its rights pursuant to any registration rights agreement that may be entered into simultaneously with the execution and delivery hereof and request that a registration statement relating to the Shares be filed before the end of the Lockup Period if such registration statement does not become effective until after the end of the Lockup Period.

6. The restrictions set forth in this Agreement will not apply to the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the sale or transfer of the Shares, so long as such plan does not provide for the sale or transfer of any of the Shares during the Lockup Period.

7. For the avoidance of any doubt, the parties hereto acknowledge and agree that the Sponsor will retain all of its rights as a stockholder of Buyer during the Lockup Period, including the right to vote, and to receive any dividends and distributions in respect of, the Shares held by the Sponsor.

8. The Sponsor hereby represents and warrants to Buyer that this Agreement has been duly authorized, executed, and delivered by the Sponsor and this Agreement constitutes the legal, valid, and binding obligation of the Sponsor, enforceable against it in accordance with its terms, except as the same may be limited by the Bankruptcy and Enforceability Exceptions.

9. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings (oral or written) between the parties hereto with respect to such subject matter.

10. No failure to exercise, and no delay in exercising, any right, power, or privilege under this Agreement will operate as a waiver, nor will any single or partial exercise of any right, power, or privilege hereunder preclude the exercise of any other right, power, or privilege. No waiver of any breach of any provision will be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor will any waiver be implied from any course of dealing between the parties hereto. No extension of time for performance of any obligations or other acts hereunder or under any other agreement will be deemed to be an extension of the time for performance of any other obligations or any other acts. No waiver by any of the parties hereto of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party sought to be charged with such waiver. This Agreement may not be modified, amended, supplemented, canceled, or discharged, and no obligation of Buyer or the Sponsor herein may be waived, without the approval of Buyer and the Sponsor; provided, however, that if the Buyer Committee contemplated by Section 1.11 of the Purchase Agreement waives any of the lockup provisions of the Seller Lockup Agreement, then the lockup provisions contained in this Agreement shall be so waived to the extent of such waiver of the lockup provisions of the Seller Lockup Agreement.

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11. Nothing expressed or implied in this Agreement will be construed to give any third-party Person any legal or equitable rights hereunder. Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned by the parties hereto without the prior written consent of the other party.

12. All matters relating to the interpretation, construction, validity and enforcement of this Agreement will be governed by and construed in accordance with the domestic Laws of the State of New York without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than the State of New York. The parties hereto acknowledge and agree that all of the provisions of Section 12.10 of the Purchase Agreement will apply to any Proceeding regarding the provisions of this Agreement, mutatis mutandis. Each party hereto agrees that service of any arbitration demand, process, summons, notice or document by registered mail addressed to such party in accordance with paragraph 13 will be effective service of process for any Proceeding brought against such party in any such court. Each party hereto further agrees that all of the provisions of Section 12.16 of the Purchase Agreement relating to waiver of jury trial will apply to any Proceeding referred to in this paragraph.

13. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered, on the date of transmission by e-mail if sent during normal business hours or the next succeeding Business Day if sent outside of normal business hours (provided that the sender does not receive any “bounceback” or similar automatic message providing that such email could not be transmitted), one day after deposit with Federal Express or similar overnight courier service, or one business day after delivery or attempted delivery, if delivery is refused, if mailed by certified or registered first class mail, return receipt requested. Notices, demands, and communications to the parties hereto will, unless another address is specified in writing, be sent to the addresses indicated below:

(i)	if to Buyer to:

Forafric Global PLC
Madison Building
Midtown, Queensway
Gibraltar, GX11 1AA
Attention: Shlomo Wahnon
Email: swahnon@forafric.com

with a copy to (which notice will not constitute notice):

Hassans International Law Firm Limited
Madison Building
Midtown, Queensway
Gibraltar, GX11 1AA
Attention: Isaac Levy
Email: Isaac.levy@hassans.gi

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(ii)	if to the Sponsor to:

Globis SPAC LLC
7100 W. Camino Real, Suite 302-48
Boca Raton, Florida 33433
Attention: Paul Packer
Email: paul@globiscapital.com

with a copy to (which notice will not constitute notice):

McDermott Will & Emery LLP
One Vanderbilt Avenue
New York, New York, 10017
Attention: Mark Selinger and Harold Davidson
Email: mselinger@mwe.com and hdavidson@mwe.com

14. Upon request by Buyer, the Sponsor will execute any additional documents necessary in connection with enforcement hereof.

15. This Agreement may be executed in any number of counterparts, each of which will be an original but all of which together will constitute one and the same instrument. This Agreement and any amendments hereto, to the extent signed and delivered by means of a portable document format (.pdf), or similar reproduction of such signed writing using electronic mail, will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto, the other party will re-execute original forms thereof and deliver them to the other party. No party hereto will raise the use of an electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of electronic mail as a defense to the formation or enforceability of a Contract and each party hereto forever waives any such defense.

* * * * *

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The parties hereto have duly executed and delivered this Lockup Agreement as of the date first written above.

BUYER:

FORAFRIC GLOBAL PLC

By:
Name:
Title:

[Signature Page to Sponsor Lockup Agreement]

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The parties hereto have duly executed and delivered this Lockup Agreement as of the date first written above.

SPONSOR:

GLOBIS SPAC LLC

By:
Name:
Title:

[Signature Page to Sponsor Lockup Agreement]

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Annex G

December 10, 2020

Globis Acquisition Corp.

805 Third Avenue, 15th floor

New York, New York 10022

Re: Initial Public Offering

Ladies and Gentlemen:

This letter (this “Letter Agreement”) is being delivered to you in accordance with the Underwriting Agreement (the “Underwriting Agreement”) entered into by and among Globis Acquisition Corp., a Delaware corporation (the “Company”), and Chardan Capital Markets, LLC, as representative (the “Representative”) of the several underwriters (each, an “Underwriter” and collectively, the “Underwriters”), relating to an underwritten initial public offering (the “Public Offering”), of up to 11,500,000 of the Company’s units (including up to 1,500,000 units that may be purchased to cover over-allotments, if any) (the “Units”), each comprised of one share of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and one redeemable warrant to purchase one share of Common Stock (each, a “Warrant”). Each Warrant entitles the holder thereof to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment as described in the Prospectus (as defined below). The Units will be sold in the Public Offering pursuant to a registration statement on Form S-1 and prospectus (the “Prospectus”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) and the Company has applied to have the Units listed on The Nasdaq Capital Market. Certain capitalized terms used herein are defined in paragraph 10 hereof.

In order to induce the Company and the Underwriters to enter into the Underwriting Agreement and to proceed with the Public Offering and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of Globis SPAC LLC and Up and Up Capital, LLC (each, a “Sponsor” and together, the “Sponsors”), the undersigned individuals, each of whom is a member of the Company’s board of directors and/or management team or a designee of Globis SPAC LLC (each of the undersigned individuals, an “Insider” and collectively, the “Insiders”) and the Representative (solely with respect to the Equity Participation Shares), hereby agrees with the Company as follows:

1.	The Representative, each Sponsor and each Insider agrees that if the Company seeks stockholder approval of a proposed Business Combination, then in connection with such proposed Business Combination, it, he or she shall (i) vote any shares of Common Stock owned or controlled directly or indirectly by it, him or her in favor of any proposed Business Combination and (ii) not redeem any shares of Common Stock owned by it, him or her in connection with such stockholder approval. If the Company seeks to consummate a proposed Business Combination by engaging in a tender offer, the Representative, each Sponsor and each Insider agrees that it, he or she will not sell or tender any shares of Common Stock owned by it, him or her in connection therewith.

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2.	Each Sponsor and each Insider hereby agrees that in the event that the Company fails to consummate a Business Combination within 12 months (or up to 18 months from the closing of the Public Offering if the Company extends the period of time to consummate a Business Combination, as described in more detail in the Prospectus) from the closing of the Public Offering, or such later period approved by the Company’s stockholders in accordance with the Company’s amended and restated certificate of incorporation (as it may be amended from time to time, the “Charter”), each Sponsor and each Insider shall take all reasonable steps to cause the Company to (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the shares of Common Stock sold as part of the Units in the Public Offering (the “Offering Shares”), at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account (as defined below), including interest earned on the funds held in the Trust Account (excluding up to $100,000 of interest to pay dissolution expenses) and not previously released to the Company to pay the Company’s income tax or other tax obligations, divided by the number of then outstanding Offering Shares, which redemption will completely extinguish all Public Stockholders’ (as defined below) rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and other requirements of applicable law. Each Sponsor and each Insider agrees to not propose any amendment to the Charter to modify the substance or timing of the Company’s obligation to redeem 100% of the Offering Shares if the Company does not complete a Business Combination within the required time period set forth in the Charter or with respect to any other material provisions relating to stockholders’ rights or pre-initial business combination activity, unless the Company provides its Public Stockholders with the opportunity to redeem their Offering Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company’s income tax or other tax obligations, divided by the number of then outstanding Offering Shares.

Each Sponsor and each Insider acknowledges that it, he or she has no right, title, interest or claim of any kind in or to any monies held in the Trust Account or any other asset of the Company as a result of any liquidation of the Company with respect to the Founder Shares held by it, him or her. The Representative, each Sponsor and each Insider hereby further waives, with respect to any shares of Common Stock held by it, him or her, if any, any redemption rights it, he or she may have in connection with (A) the consummation of a Business Combination, including, without limitation, any such rights available in the context of a stockholder vote to approve such Business Combination, or (B) a stockholder vote to approve an amendment to the Charter to modify the substance or timing of the Company’s obligation to redeem 100% of the Offering Shares if the Company has not consummated a Business Combination within the time period set forth in the Charter or with respect to any other material provisions relating to stockholders’ rights or pre-initial business combination activity or in the context of a tender offer made by the Company to purchase Offering Shares (although the Representative, the Sponsors, the Insiders and their respective affiliates shall be entitled to redemption and liquidation rights with respect to any Offering Shares it or they hold if the Company fails to consummate a Business Combination within the time period set forth in the Charter).

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3.	In the event of the liquidation of the Trust Account upon the failure of the Company to consummate its initial Business Combination within the time period set forth in the Charter, the Sponsors (the “Indemnitors”) agree to indemnify and hold harmless the Company against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened) to which the Company may become subject as a result of any claim by (i) any third party for services rendered or products sold to the Company or (ii) any prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or Business Combination agreement (a “Target”); provided, however, that such indemnification of the Company by the Indemnitors (x) shall apply only to the extent necessary to ensure that such claims by a third party or a Target do not reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Offering Share and (ii) the actual amount per Offering Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Offering Share, is then held in the Trust Account due to reductions in the value of the trust assets, less taxes payable, (y) shall not apply to any claims by a third party or a Target which executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) and (z) shall not apply to any claims under the Company’s indemnity of the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. The Indemnitors shall have the right to defend against any such claim with counsel of their choice reasonably satisfactory to the Company if, within 15 days following written receipt of notice of the claim to the Indemnitors, the Indemnitors notify the Company in writing that they shall undertake such defense.

4.	Each Sponsor, each Insider and the Representative hereby agrees and acknowledges that: (i) the Underwriters and the Company would be irreparably injured in the event of a breach by such Sponsors or an Insider of its, his or her obligations under paragraphs 1, 2, 3 and 5(b), as applicable, of this Letter Agreement, (ii) monetary damages may not be an adequate remedy for such breach and (iii) the non-breaching party shall be entitled to seek injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.

5.	(a) Each Sponsor and each Insider agrees that it shall not Transfer (defined below) any Sponsor/Insider Securities (defined below) until the completion of a Business Combination (the “Lock-up Period”).

(b) Notwithstanding the provisions set forth in paragraphs 5(a), Transfers of any Sponsor/Insider Securities that are held by each Sponsor, any Insider or any of their permitted transferees (that have complied with this paragraph 5(b)), are permitted (i) to the Company or its officers or directors, any affiliate or family member of any of the Company’s officers or directors, any affiliate of the Sponsors or to any members of the Sponsors or any of their affiliates or family members; (ii) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) by private sales or transfers made in connection with any forward purchase agreement or similar arrangement or in connection with the consummation of an initial Business Combination at prices no greater than the price at which the securities were originally purchased; (vi) in the event of the Company’s liquidation prior to the completion of an initial Business Combination; (vii) by virtue of the laws of the State of Delaware or the either Sponsor’s limited liability company agreement upon dissolution of such Sponsor; or (viii) in the event of the Company’s liquidation, merger, capital stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property subsequent to the Company’s completion of an initial Business Combination; provided, however, that in the case of clauses (i) through (v) or (vii), these permitted transferees must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions herein and the other restrictions contained in this Letter Agreement (including provisions relating to voting, the Trust Account and liquidating distributions).

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6.	Each Insider agrees to offer all suitable business combination opportunities to the Company before any other person or entity until the consummation of the initial Business Combination, subject to any pre-existing contractual or fiduciary obligations such Insider may have; provided, that each Insider shall not be limited with respect to his or her individual activity as a sponsor or independent director of a separate special purpose acquisition vehicle that does not conflict or compete with the Company.

7.	Each Sponsor and each Insider represents and warrants that it, he or she has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked. Each Insider’s biographical information furnished to the Company (including any such information included in the Prospectus) is true and accurate in all respects and does not omit any material information with respect to the Insider’s background. Each Sponsor and each Insider’s questionnaire furnished to the Company is true and accurate in all respects. Each Sponsor and each Insider represents and warrants that: it, he or she is not subject to or a respondent in any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction; it, he or she has never been convicted of, or pleaded guilty to, any crime (i) involving fraud, (ii) relating to any financial transaction or handling of funds of another person, or (iii) pertaining to any dealings in any securities and it, he or she is not currently a defendant in any such criminal proceeding.

8.	Except as disclosed in the Prospectus, neither the Sponsors nor any officer, nor any affiliate of the Sponsors or any officer, nor any director of the Company, shall receive from the Company any finder’s fee, reimbursement, consulting fee, non-cash payments, monies in respect of any repayment of a loan or other compensation prior to, or in connection with any services rendered in order to effectuate, the consummation of the Company’s initial Business Combination (regardless of the type of transaction that it is), other than the following, none of which will be made from the proceeds held in the Trust Account prior to the completion of the initial Business Combination: payments to an affiliate of one of the Sponsors for certain administrative services as may be reasonably required by the Company of $10,000 per month; reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating, negotiating and completing an initial Business Combination, and repayment of loans, if any, and on such terms as to be determined by the Company from time to time, made by the Sponsors or affiliates of the Sponsors or any of the Company’s officers or directors to finance transaction costs in connection with an intended initial Business Combination, provided, that, if the Company does not consummate an initial Business Combination, a portion of the working capital held outside the Trust Account may be used by the Company to repay such loaned amounts so long as no proceeds from the Trust Account are used for such repayment. Such loans may be convertible into warrants at a price of $0.75 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants purchased by Globis SPAC LLC, including as to exercise price, exercisability and exercise period.

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9.	The Representative, each Sponsor and each Insider has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Letter Agreement and, as applicable, to serve as an officer and/or director on the board of directors of the Company and hereby consents to being named in the Prospectus as an officer and/or director of the Company.

10.	As used herein, (i) “Business Combination” shall mean a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Company and one or more businesses; (ii) “Equity Participation Shares” shall mean 350,000 shares of Common Stock (or 402,500 shares if the Underwriters’ over-allotment option is exercised in full) to be issued to the Representative as compensation upon closing of the Public Offering; (iii) “Founder Shares” shall mean the 3,047,500 shares of Common Stock issued and outstanding (up to 397,500 shares of which are subject to complete or partial forfeiture if the over-allotment option is not exercised by the Underwriters); (iv) “Private Placement Warrants” shall mean the 4,055,556 warrants (or 4,188,889 warrants if the over-allotment option is exercised in full), each warrant one warrant to purchase one share of Common Stock that the Sponsors and/or certain designees of Globis SPAC LLC have agreed to purchase for an aggregate purchase price of $3,041,667 (or $3,141,667 if the over-allotment option is exercised in full) in a private placement that shall occur simultaneously with the consummation of the Public Offering; (v) “Private Placement Units” shall mean the 95,833 Units (or 100,833 Units if the over-allotment option is exercised in full), each comprised of one share of Common Stock and one warrant to purchase one share of Common Stock, that Up and Up Capital, LLC has agreed to purchase for an aggregate purchase price of $958,333 (or $1,008,333 if the over-allotment option is exercised in full) in a private placement that shall occur simultaneously with the consummation of the Public Offering; (vi) “Sponsor/Insider Securities” shall mean (a) the Private Placement Units, (b) the shares of Common Stock or Warrants underlying the Private Placement Units, (c) the shares of Common Stock issued or issuable upon the exercise of Warrants underlying the Private Placement Units, (d) the Private Placement Warrants, (e) the shares of Common Stock issued or issuable upon the exercise of the Private Placement Warrants and (f) the Founder Shares; (vii) “Public Stockholders” shall mean the holders of securities issued in the Public Offering; (viii) “Trust Account” shall mean the trust fund into which a portion of the net proceeds of the Public Offering and the sale of the Private Placement Warrants and Private Placement Units shall be deposited; and (ix) “Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

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11.	The Company will maintain an insurance policy or policies providing directors’ and officers’ liability insurance, and each Director shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any of the Company’s directors or officers.

12.	This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

13.	No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on each Sponsor and each Insider and their respective successors, heirs and assigns and permitted transferees.

14.	Nothing in this Letter Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto any right, remedy or claim under or by reason of this Letter Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Letter Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and assigns and permitted transferees.

15.	This Letter Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

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16.	This Letter Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Letter Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Letter Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

17.	This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the courts of New York City, in the State of New York, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

18.	Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile transmission.

19.	This Letter Agreement shall terminate on the earlier of (i) the expiration of the Lock-up Period or (ii) the liquidation of the Company; provided, however, that this Letter Agreement shall earlier terminate in the event that the Public Offering is not consummated and closed by December 31, 2021; provided further that paragraph 3 of this Letter Agreement shall survive such liquidation.

[Signature Page Follows]

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Sincerely,
Globis SPAC LLC

By:	/s/ Paul Packer
Name:	Paul Packer
Title:	Manager

Up and Up Capital, LLC

By:	/s/ Steven Urbach
Name:	Steven Urbach
Title:	Managing mber

/s/ Paul Packer
Paul Packer

/s/ Claude Benitah
Claude Benitah

/s/ Michael A. Ferguson
Michael A. Ferguson

/s/ John M. Horne
John M. Horne

Chardan Capital Markets, LLC

By:	/s/ George Kaufmann
Name:	George Kaufman
Title:	Managing Director

Acknowledged and Agreed:

Globis acquisition corp.

By:	/s/ Paul Packer
Name:	Paul Packer
Title:	Chief Executive Officer, Chief Financial Officer and Secretary

[Signature Page to Letter Agreement]

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Annex H

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of December 10, 2020, is made and entered into by and among Globis Acquisitions Corp., a Delaware corporation (the “Company”), Globis SPAC LLC, a Delaware limited liability company (“Globis SPAC”), and Up and Up Capital, LLC, a Delaware limited liability company (“Up and Up” and together with Globis SPAC, the “Sponsors” and each, a “Sponsor”) (the Sponsors and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a “Holder” and collectively the “Holders”).

RECITALS

WHEREAS, the Company has issued 3,047,500 shares (the “Founder Shares”) of common stock, par value $0.0001 per share (the “Common Stock”), to Sponsors, up to 397,500 of which will be forfeited to the Company for no consideration depending on the extent to which the underwriters of the Company’s initial public offering exercise their over-allotment option;

WHEREAS, on December 10, 2020, the Company and Globis SPAC and certain of Globis SPAC’s designees entered into that certain Private Placement Warrants Purchase Agreement (the “Globis Private Placement Warrants Purchase Agreement”), pursuant to which Globis SPAC and certain of Globis SPAC’s designees agreed to purchase 3,555,556 private placement warrants (or 3,688,889 warrants if the underwriter’s over-allotment option is exercised in full) (the “Globis Private Placement Warrants”) in a private placement transaction occurring simultaneously with the closing of the Company’s initial public offering;

WHEREAS, on December 10, 2020, the Company and Up and Up entered into that certain Private Placement Warrants Purchase Agreement (the “Up and Up Private Placement Warrants Purchase Agreement” and together with the Globis Private Placement Warrants Purchase Agreement, the “Private Placement Warrants Purchase Agreements”), pursuant to which Up and Up agreed to purchase 500,000 private placement warrants (the “Up and Up Private Placement Warrants” and together with the Globis Private Placement Warrants, the “Private Placement Warrants”) in a private placement transaction occurring simultaneously with the closing of the Company’s initial public offering;

WHEREAS, on December 10, 2020, the Company and Up and Up entered into that certain Private Placement Units Purchase Agreement (the “Private Placement Unit Purchase Agreement”), pursuant to which Up and Up agreed to purchase 95,833 units (or up to 100,833 units if the underwriter’s over-allotment option is exercised in full) (the “Private Placement Units”) in a private placement transaction occurring simultaneously with the closing of the Company’s initial public offering. Each Unit is comprised of one share of Common Stock and one warrant to purchase one share of Common Stock (the “Private Placement Unit Warrants”);

WHEREAS, the Company will issue Chardan Capital Markets, LLC, the representative of the underwriters (the “Representative”) 350,000 (or 402,500 shares if the over-allotment option is exercised in full) shares of Common Stock at the closing of the Company’s initial public offering (the “Representative Shares”);

WHEREAS, in order to finance the Company’s transaction costs in connection with its search for and consummation of an initial Business Combination (as defined below), the Sponsors or an affiliate of the Sponsors or certain of the Company’s officers and directors may loan to the Company funds as the Company may require, and such loans may be convertible into private placement-equivalent warrants (“Working Capital Warrants”) at a price of $0.75 per warrant at the option of the lender; and

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WHEREAS, the Company and the Holders desire to enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or principal financial officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble.

“Board” shall mean the Board of Directors of the Company.

“Business Combination” shall mean any merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses, involving the Company.

“Commission” shall mean the Securities and Exchange Commission.

“Common Stock” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble.

“Demand Registration” shall have the meaning given in subsection 2.1.1.

“Demanding Holder” shall have the meaning given in subsection 2.1.1.

“Escrow Agreement” shall mean that certain Stock Escrow Agreement, dated as of December 10, 2020, by and among the Company, the Sponsors, Chardan Capital Markets, LLC and VStock Transfer, LLC.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Form S-1” shall have the meaning given in subsection 2.1.1.

“Form S-3” shall have the meaning given in subsection 2.3.

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“Founder Shares” shall have the meaning given in the Recitals hereto and shall be deemed to include any Incentive Shares (as defined in the Escrow Agreement).

“Founder Shares Escrow Period” shall mean the period ending on the date of the consummation of the Business Combination.

“Holders” shall have the meaning given in the Preamble.

“Insider Letter” shall mean that certain letter agreement, dated as of December 10, 2020, by and among the Company, the Sponsors and each of the Company’s officers, directors and director nominees.

“Maximum Number of Securities” shall have the meaning given in subsection 2.1.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the light of the circumstances under which they were made) not misleading.

“Permitted Transferees” shall mean any person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of Founder Shares Escrow Period, the Private Placement any other lock-up period, as the case may be, under the Insider Letter, the Private Placement Warrants Purchase Agreements, this Agreement and any other applicable agreement between such Holder and the Company, and to any transferee thereafter.

“Piggyback Registration” shall have the meaning given in subsection 2.2.1.

“Private Placement Lock-up Period” shall mean, with respect to Private Placement Warrants that are held by the Sponsors or their Permitted Transferees and shares of Common Stock issuable upon the exercise or conversion of the Private Placement Warrants, and that are held by the Sponsors or their Permitted Transferees, the period ending 30 days after the completion of the Company’s initial Business Combination.

“Private Placement Warrants” shall have the meaning given in the Recitals hereto.

“Private Placement Warrants Purchase Agreements” shall have the meaning given in the Recitals hereto.

“Private Placement Units” shall have the meaning given in the Recitals hereto.

“Private Placement Unit Purchase Agreement” shall have the meaning given in the Recitals hereto.

“Private Placement Unit Warrants” shall have the meaning given in the Recitals hereto.

“Pro Rata” shall have the meaning given in subsection 2.1.4.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

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“Registrable Security” shall mean (a) the Founder Shares and Representative Shares, (b) the Private Placement Warrants (including any shares of Common Stock issued or issuable upon the exercise of the Private Placement Warrants), (c) shares of Common Stock included in the Private Placement Units, (d) Private Placement Unit Warrants (including any shares of Common Stock issued or issuable upon the exercise of the Private Placement Unit Warrants), (e) any outstanding shares of Common Stock or any other equity security (including the shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by a Holder as of the date of this Agreement, (f) any equity securities (including the shares of Common Stock issued or issuable upon the exercise of any such equity security) of the Company issuable upon conversion of any working capital loans made to the Company by a Holder (including the Working Capital Warrants and shares of Common Stock issued or issuable upon the exercise of the Working Capital Warrants) and (g) any other equity security of the Company issued or issuable with respect to any such security by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (but with no volume or other restrictions or limitations); or (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Common Stock is then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F) reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration to be registered for offer and sale in the applicable Registration.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

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“Requesting Holder” shall have the meaning given in subsection 2.1.1.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Sponsors” shall have the meaning given in the Recitals hereto.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Working Capital Warrants” shall have the meaning given in the Recitals hereto.

ARTICLE II

REGISTRATIONS

2.1 Demand Registration.

2.1.1 Request for Registration. Subject to the provisions of subsection 2.1.4 and Section 2.4 hereof, at any time and from time to time on or after the date the Company consummates the Business Combination, the Holders of a majority of the then-outstanding number of Registrable Securities (the “Demanding Holders”) may make a written demand for Registration of all or part of their Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). The Company shall, within ten (10) days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within five (5) days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s) to the Company, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall effect, as soon thereafter as practicable, but not more than forty five (45) days immediately after the Company’s receipt of the Demand Registration, the Registration of all Registrable Securities requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration. Under no circumstances shall the Company be obligated to effect more than an aggregate of three (3) Registrations pursuant to a Demand Registration under this subsection 2.1.1 with respect to any or all Registrable Securities; provided, however, that a Registration shall not be counted for such purposes unless a Form S-1 or any similar long-form registration statement that may be available at such time (“Form S-1”) has become effective and all of the Registrable Securities requested by the Requesting Holders to be registered on behalf of the Requesting Holders in such Form S-1 Registration have been sold, in accordance with Section 3.1 of this Agreement.

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2.1.2 Effective Registration. Notwithstanding the provisions of subsection 2.1.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, further, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days, of such election; and provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.

2.1.3 Underwritten Offering. Subject to the provisions of subsection 2.1.4 and Section 2.4 hereof, if a majority-in-interest of the Demanding Holders so advise the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.1.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the majority-in-interest of the Demanding Holders initiating the Demand Registration.

2.1.4 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Registration pursuant to a Demand Registration, in good faith, advises the Company, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Common Stock or other equity securities that the Company desires to sell and the Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Registration (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of Holders (Pro Rata, based on the respective number of Registrable Securities that each Holder has so requested) exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof, without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the Common Stock or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

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2.1.5 Demand Registration Withdrawal. A majority-in-interest of the Demanding Holders initiating a Demand Registration or a majority-in-interest of the Requesting Holders (if any), pursuant to a Registration under subsection 2.1.1 shall have the right to withdraw from a Registration pursuant to such Demand Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration prior to its withdrawal under this subsection 2.1.5.

2.2 Piggyback Registration.

2.2.1 Piggyback Rights. If, at any time on or after the date the Company consummates a Business Combination, the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, pursuant to Section 2.1 hereof), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such Registration a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of the shares of Common Stock that the Company desires to sell, taken together with (i) the shares of Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the shares of Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

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(a) If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof (pro rata based on the respective number of Registrable Securities that such Holder has requested be included in such Registration), which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities;

(b) If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, the Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1, pro rata based on the number of Registrable Securities that each Holder has requested be included in such Registration and the aggregate number of Registrable Securities that the Holders have requested to be included in such Registration, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.1 hereof.

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2.3 Registrations on Form S-3. The Holders of Registrable Securities may at any time, and from time to time, request in writing that the Company, pursuant to Rule 415 under the Securities Act (or any successor rule promulgated thereafter by the Commission), register the resale of any or all of their Registrable Securities on Form S-3 or any similar short form registration statement that may be available at such time (“Form S-3”); provided, however, that the Company shall not be obligated to effect such request through an Underwritten Offering. Within five (5) days of the Company’s receipt of a written request from a Holder or Holders of Registrable Securities for a Registration on Form S-3, the Company shall promptly give written notice of the proposed Registration on Form S-3 to all other Holders of Registrable Securities, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in such Registration on Form S-3 shall so notify the Company, in writing, within ten (10) days after the receipt by the Holder of the notice from the Company. As soon as practicable thereafter, but not more than twelve (12) days after the Company’s initial receipt of such written request for a Registration on Form S-3, the Company shall register all or such portion of such Holder’s Registrable Securities as are specified in such written request, together with all or such portion of Registrable Securities of any other Holder or Holders joining in such request as are specified in the written notification given by such Holder or Holders; provided, however, that the Company shall not be obligated to effect any such Registration pursuant to Section 2.3 hereof if (i) a Form S-3 is not available for such offering; or (ii) the Holders of Registrable Securities, together with the Holders of any other equity securities of the Company entitled to inclusion in such Registration, propose to sell the Registrable Securities and such other equity securities (if any) at any aggregate price to the public of less than $10,000,000.

2.4 Restrictions on Registration Rights. If (A) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to subsection 2.1.1 and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (B) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the Board such Registration would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to the Company for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement. In such event, the Company shall have the right to defer such filing for a period of not more than thirty (30) days; provided, however, that the Company shall not defer its obligation in this manner more than once in any 12-month period.

2.5 Limitations on Registration Rights. Notwithstanding anything herein to the contrary, (i) the Representative and Up and Up Capital and their respective affiliates may not exercise their rights under Section 2.1 and 2.2 hereunder after five (5) and seven (7) years after the effective date of the registration statement relating to the Company’s initial public offering, respectively, and (ii) the Representative and Up and Up Capital and their respective affiliates may not exercise its rights under Section 2.1 more than one time.

ARTICLE III

COMPANY PROCEDURES

3.1 General Procedures. If at any time on or after the date the Company consummates a Business Combination the Company is required to effect the Registration of Registrable Securities, the Company shall use its best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

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3.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be requested by the Holders or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3 prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities, use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement furnish a copy thereof to each seller of such Registrable Securities and its counsel, including, without limitation, providing copies promptly upon receipt of any comment letters received with respect to any such Registration Statement or Prospectus;

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3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.10 permit a representative of the Holders (such representative to be selected by a majority of the participating Holders), the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information; and provided further, the Company may not include the name of any Holder or Underwriter or any information regarding any Holder or Underwriter in any Registration Statement or Prospectus, any amendment or supplement to such Registration Statement or Prospectus, any document that is to be incorporated by reference into such Registration Statement or Prospectus, or any response to any comment letter, without the prior written consent of such Holder or Underwriter and providing each such Holder or Underwriter a reasonable amount of time to review and comment on such applicable document, which comments the Company shall include unless contrary to applicable law;

3.1.11 obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration which the participating Holders may rely on, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders;

3.1.13 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.15 if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $25,000,000, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

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3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3 Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

3.4 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than thirty (30) days, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

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ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3 Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (plus local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

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4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V

MISCELLANEOUS

5.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail, telecopy, telegram or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail, telecopy, telegram or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: 805 Third Avenue, 15th Floor, New York, New York 10022, and, if to any Holder, at such Holder’s address or contact information as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

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5.2.2 Prior to the expiration of the Founder Shares Lock-up Period or the Private Placement Lock-up Period, as the case may be, no Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee but only if such Permitted Transferee agrees to become bound by the transfer restrictions set forth in this Agreement.

5.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.4 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

5.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.4 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (I) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK AND (II) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.

5.5 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in his, her or its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.6 Other Registration Rights. The Company represents and warrants that no person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.7 Term. This Agreement shall terminate upon the earlier of (i) the tenth anniversary of the date of this Agreement or (ii) the date as of which (A) all of the Registrable Securities have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)) or (B) the Holders of all Registrable Securities are permitted to sell the Registrable Securities without registration pursuant to Rule 144 (or any similar provision) under the Securities Act with no volume or other restrictions or limitations. The provisions of Section 3.5 and Article IV shall survive any termination.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:
GLOBIS ACQUISITION CORP. a Delaware corporation

By:	/s/ Paul Packer
Name:	Paul Packer
Title:	Chief Executive Officer, Chief Financial Officer and Secretary

HOLDERS:
GLOBIS SPAC LLC a Delaware limited liability company

By:	/s/ Paul Packer
Name:	Paul Packer
Title:	Manager

Up and Up Capital, LLC
a Delaware limited liability company

By:	/s/ Steven Urbach
Name:	Steven Urbach
Title:	Managing Member

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Annex I

FORAFRIC 2022 LONG TERM

EMPLOYEE SHARE INCENTIVE PLAN

Board adoption: [    ] 2022

Shareholders’ approval: [    ] 2022

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CONTENTS

CLAUSE

1.	Interpretation	3
2.	Grant of Awards	8
3.	Performance Condition	9
4.	Overall grant limits	10
5.	Release Date	10
6.	Suspension of Awards	11
7.	Circumstances in which malus and clawback can apply	11
8.	Operation of malus and clawback	13
9.	Exercise of Options	15
10.	Manner of exercise of Options	15
11.	Settlement of Awards	16
12.	Holding Period	17
13.	Alternative methods of settlement of Awards	17
14.	Lapse of Awards	17
15.	Termination of employment (Options)	19
16.	Takeovers and liquidations	21
17.	Forafric 2021 Long Term Employee Share Incentive Plan	24
18.	Exchange of Awards	24
19.	Variation of share capital	24
20.	Tax liabilities	26
21.	Relationship with employment contract	27
22.	Notices	28
23.	Administration and amendment	28
24.	Third party rights	30
25.	Data protection	30
26.	Governing law	30
27.	Jurisdiction	30

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Rules of the FORAFRIC 2022 LONG TERM EMPLOYEE SHARE INCENTIVE PLAN.

Established by resolution of the board of directors of the Company on [    ] 2022.

Approved by way of special resolution at a general meeting of shareholders on [     ] 2022.

1.	Interpretation

The following definitions and rules of interpretation apply in the Plan.

1.1	Definitions

Acquiror: a person who obtains Control of the Company either alone or together with persons acting in concert.

Adoption Date: the date of the approval of the Plan by the Company’s shareholders.

Agreed Performance Targets: shall mean the Company’s performance targets specified in Schedule 1 of this Plan which shall be included as Performance Conditions.

Award: any of the following:

a)	a Nominal Cost Option; or

b)	a Phantom Option.

Award Certificate: a certificate setting out the terms of an Award, in accordance with rule 2.4.

Award Holder: an individual who holds an Award or, where applicable, that individual’s personal representatives.

Base Price: 50% of the nominal value of a Share, which is deducted from the Market Value of a Share in order to determine the amount due to the Award Holder who exercises a Phantom Option.

Board: the board of directors of the Company or a committee of directors appointed by that board to carry out any of its functions under the Plan.

Business Day: a day other than a Saturday, Sunday or public holiday in Gibraltar when banks in Gibraltar are open for business.

Cash-settled Award: means a Phantom Option.

Clawback Amount: an amount of value determined in accordance with rule 8.

Closed Period: has the same meaning as in GIB MAR.

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Company: Forafric Global PLC, registered in Gibraltar with company number [     ].

Control: shall be as defined as follows (and the expression change of Control shall be construed accordingly):

In relation to a body corporate (“company A”), “control” means the power of a person (“P”) to secure—

(a) by means of the holding of shares or the possession of voting power in relation to that or any other body corporate, or

(b) as a result of any powers conferred by the articles of association or other document regulating that or any other body corporate,

that the affairs of company A are conducted in accordance with P’s wishes.

Dealing Day: in the event that the shares of the Company are listed on a major stock exchange, a day on which such exchange is open for business.

EBITDA: Earnings before interest, taxes, depreciation and amortisation.

Employee: any individual who is an employee (including an executive director) of a Group Company.

Employer Company: the Award Holder’s employer or former employer as applicable.

Employment Period: the period that starts on the Grant Date and ends on such date as the Board may specify, not being earlier than the second anniversary of the date on which the Award Holder became an Employee.

Exercise Date: in relation to an Option, the date on which it is exercised.

Exercise Notice: a document in a form approved by the Board that the Award Holder must sign and return to the Company in order to exercise an Option.

Exercise Price: the price at which each Share subject to a Nominal Cost Option may be acquired on the exercise of that Option.

Existing Award: an option or any other right or award under which shares in the Company may be acquired or received, granted under any Share Incentive Scheme (including the Plan).

GIB MAR: the retained EU law version of the Market Abuse Regulation which applies in Gibraltar from the end of the Brexit transition period.

Grant Date: the date on which an Award is, was, or is to be granted.

Group: the Company and any Subsidiary from time to time.

Group Company: any member of the Group.

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Holding Period: the period set out in an Award Certificate that starts on the Release Date and ends on such date as the Board may specify, not being earlier than the date on which any restrictions which apply to Award Holders selling Shares received under a share incentive plan expire under any applicable Listing Rules .

Listing Rules: the listing rules and requirements (as amended from time to time) issued by a major stock exchange upon which the Shares in the Company are listed.

Market Value: whichever of the following applies:

a) For the purposes of calculating on any Exercise Date or Release Date on which Shares are listed on a major stock exchange: the payment due from a Phantom Option ; or the Market Value of a Share for the purposes of rule 13, the Company may use any actual price or the average price at which transactions in Shares took place on the relevant stock exchange on that day.

b) For the purposes of calculating the Market Value of Shares for the purposes of rule 8, Market Value means the middle-market quotation of a Share on the day on which the Market Value is measured (if Shares were listed on a major stock exchange on that day) or if that day is not a Dealing Day, on the immediately preceding Dealing Day.

c) If Market Value has to be determined in relation to any day on which Shares are not listed on a major stock exchange, the Board shall determine it to its satisfaction in accordance with applicable accounting principles.

Nominal Cost Option: an Option to acquire Shares for payment of an Exercise Price equal to 50% of their nominal value.

Nominee: the person (including a trustee) nominated from time to time by the Board to hold Shares on behalf of an Award Holder subject to the rules.

Nominee Agreement: a document in a form approved by the Board and executed by the Nominee, the Award Holder and the Company that sets out the terms on which the Nominee holds Shares.

Option: a Nominal Cost Option or a Phantom Option.

Performance Condition: a condition that complies with rule 3 and:

a) must be satisfied before an Award can be Released;

b) is linked to the achievement of challenging performance over a period of at least four years and has the intention of enhancing shareholder value; and

c) is specified in the Award Certificate under rule 2.4.

Performance Measurement Date: the date on which the Board determines that any Performance Condition on the Release of the Award has been satisfied, unless an earlier event occurs to cause the Award to lapse or be Released. This date may not be:

a) earlier than the first day after the end of the Performance Period; or

b) later than the sixth anniversary of the Adoption Date.

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For the avoidance of doubt, an Award may have more than one Performance Measurement Date.

Performance Period: the period over which performance is measured to determine whether a Performance Condition has been achieved, which shall end no later than four years from the Adoption Date.

Phantom Option: an Option to receive a cash payment on exercise equal to the Market Value of a specified number of Shares minus the Base Price.

Plan: the employee share plan constituted and governed by these rules, as amended from time to time.

Release: means that an Option becomes exercisable in accordance with rule 9;

Releasable Number: has the meaning given in rule 16.1.

Release Date: is the date on which Release takes place and is determined in rule 5.3.

Relevant Restriction: a restriction stated in an Award Certificate that applies to Shares issued or transferred pursuant to the Award.

Rollover Period: the period determined by the Board during which an Award Holder can release an Award as set out in rule 18.

Salary: in relation to an Employee at any time means the rate of basic annual salary payable to that Employee by Group Companies.

Share-settled Award: means a Nominal Cost Option.

Share Incentive Scheme: any arrangement to provide Employees with Shares.

Shares: ordinary shares of USD 0.001 each in the Company (subject to rule 19).

SICs: social insurance contributions (or the equivalent in any jurisdiction).

Subsidiary: a subsidiary as defined in s2(1) of the Companies Act 2014.

Tax Authority: the Income Tax Office in Gibraltar or, where relevant, the equivalent tax authority in another jurisdiction.

Taxable Event: any event or circumstance that gives rise to a liability for the Award Holder to pay income tax and SICs or either of them (or their equivalents in any jurisdiction) in respect of or in connection with :

a. the Award, including its Release, exercise, assignment or surrender for consideration, any tax elections made, or the receipt of any benefit in connection with it;

b. any Shares (or other securities or assets):

(i)	earmarked or held to satisfy the Award;

(ii)	acquired on Release or exercise of the Award;

(iii)	acquired as a result of holding the Award; or

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(iv)	acquired in consideration of the assignment or surrender of the Award; and

c. any securities (or other assets) acquired or earmarked as a result of holding Shares (or other securities or assets) mentioned in paragraph (b).

Tax Liability: the total of any income tax, SICs or further taxes (or their equivalents in any jurisdiction) for which any Employer Company is or may be liable to account (or reasonably believes it is or may be liable to account) as a result of any Taxable Event.

Year: a financial year of the Company.

1.2	Rule headings shall not affect the interpretation of the rules.

1.3	A person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality).

1.4	The Schedules form part of the rules and shall have effect as if set out in full in the body of the rules. Any reference to the rules includes the Schedules.

1.5	A reference to a company shall include any company, corporation or other body corporate, wherever and however incorporated or established.

1.6	Unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular.

1.7	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.8	A reference to a statute or statutory provision is a reference to it as amended, extended or re-enacted from time to time.

1.9	A reference to a statute or statutory provision shall include all subordinate legislation made from time to time under that statute or statutory provision.

1.10	A reference to writing or written includes fax and email.

1.11	A reference to the Plan or to any other agreement or document referred to in the Plan is a reference to the Plan or such other agreement or document as varied or novated (in each case, other than in breach of the provisions of the Plan) from time to time.

1.12	References to rules are to rules of the Plan.

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1.13	Any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

2.	Grant of Awards

2.1	Subject to the rules, the Company may grant an Award to any Employee it chooses during:

(a)	the period after the Adoption Date;

(b)	any period of 42 days immediately following the end of a Closed Period; and

(c)	any other period in which the Board has decided to grant an Award due to exceptional circumstances which justify such a decision.

2.2	The Company may not grant Awards:

(a)	during a Closed Period; or

(b)	after the fourth anniversary of the Adoption Date.

2.3	The Company may not grant an Award that does not comply with any applicable directors’ remuneration policy which may be in place among the Group.

2.4	The Company shall grant an Award by executing an Award Certificate as a deed in a form approved by the Board. Each Award Certificate shall (without limitation):

(a)	state the Grant Date of the Award;

(b)	state the number of Shares in relation to which the Award is granted;

(c)	state whether the award is a Nominal Cost Option or a Phantom Share Option;

(d)	if the Award is a Nominal Cost Option, state the Exercise Price;

(e)	if the Award is a Phantom Share Option, state the Base Price;

(f)	state the date when the relevant Option will lapse, assuming that no event occurs to cause it to lapse earlier. This date may not be later than the tenth anniversary of the Grant Date;

(g)	specify the Performance Conditions set under rule 3, any other conditions to which the Award is subject and the Performance Period;

(h)	specify the Employment Period;

(i)	if the Award is a Share-settled Award, specify the Holding Period (if any);

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(j)	include a statement that the Award is subject to the rules (which shall be incorporated in the Award Certificate by reference);

(k)	state any Relevant Restriction;

(l)	state that the Exercise Notice shall include the terms required by rule 8.9 and rule 20; and

(m)	include summaries of rule 14 and rule 20.

2.5	No amount shall be paid by an Employee for the grant of an Award.

3.	Performance Condition

3.1	On the Grant Date of any Award, the Board shall include the Agreed Performance Targets as Performance Conditions for the Award and shall specify any further appropriate Performance Conditions for the Award as the Board deems necessary.

3.2	The Board may vary or waive any Performance Condition, provided that any varied Performance Condition shall be (in the reasonable opinion of the Board):

(a)	a fairer measure of performance than the original Performance Condition, as judged at the time of the variation;

(b)	no more difficult to satisfy than the original Performance Condition was at the Grant Date; and

(c)	not materially easier to satisfy than the original Performance Condition was at the Grant Date, unless the variation of the Performance Condition has been approved in advance by the Company in general meeting.

3.3	rule 3.2 shall not permit the general waiver by the Board of Performance Conditions on:

(a)	cessation of employment;

(b)	the occurrence of any event permitting the Release of Awards under rule 16; or

(c)	the exchange of Awards for New Awards under rule 18.

3.4	The Board shall determine whether, and to what extent, the Performance Condition has been satisfied:

(a)	on the Performance Measurement Date, which shall be as soon as reasonably possible after the end of the Performance Period;

(b)	as soon as reasonably possible following the death of an Award Holder in order to apply the reduction required by rule 15.3(b); or

(c)	in order to determine the Releasable Number in accordance with rule 16.1.

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3.5	The Board shall notify the Award Holder within a reasonable time after the Board becomes aware of the relevant information:

(a)	whether (and, if relevant, to what extent) the Performance Condition has been satisfied;

(b)	of any subsequent change in whether, or the extent to which, the Performance Condition has been satisfied;

(c)	when that Performance Condition has become incapable of being satisfied, in whole or in part; and

(d)	of any waiver or variation of that Performance Condition under rule 3.2.

3.6	If the Board considers that a Performance Condition has become incapable of being satisfied, in whole or in part, that Award, or the appropriate part of it, shall lapse immediately.

4.	Overall grant limits

4.1	The total number of Shares reserved and available for issuance under the Plan shall not exceed [NUMBER].

4.2	The Company shall at all times keep available for issue sufficient authorised but unissued Shares to permit the exercise of all unexercised Options under which Shares may be issued and allotted in satisfaction of the exercise of Options.

5.	Release Date

5.1	The Board shall specify in the Award Certificate the Employment Period, the Performance Period and the Holding Period (in relation to Share-settled Awards which may require a Holding Period under any applicable Listing Rules).

5.2	As soon as reasonably practicable after the end of the Performance Period, the Board will determine the extent to which the Performance Conditions have been satisfied. The date of that determination is the Performance Measurement Date and (subject to rule 5.3 and rule 6.1), the Awards will be Released on the Release Date or lapse accordingly, in whole or in part.

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5.3	The Release Date shall be the later of the Performance Measurement Date, and the first Dealing Day following the end of the Employment Period. However, if that date falls in a Closed Period, the Release Date will be the first Dealing Day following the end of that Closed Period.

6.	Suspension of Awards

6.1	Subject to rule 6.2, an Award shall not be Released, and an Award Holder may not exercise an Option, at any time:

(a)	while disciplinary proceedings by any Group Company are underway against the Award Holder; or

(b)	while any Group Company is investigating the Award Holder’s conduct and may as a result begin disciplinary proceedings.

6.2	The Company shall not unfairly frustrate a valid Release of an Award or exercise of an Option by the inappropriate application of any provision of rule 6.1.

6.3	For the avoidance of doubt, and subject to rule 5.3, an Award that was not Released on its expected Release Date due to the application of rule 6.1 shall be Released if the Board so determines following the conclusion of the disciplinary proceedings or investigation. The Release Date of that Award shall be the date of the Board’s determination, or, if that date falls in a Closed Period, the first Dealing Day following the end of that Closed Period.

6.4	An Award Holder who gives or receives notice of termination of employment before the Release Date (whether or not lawful) may not exercise an Option at any time while the notice remains effective.

6.5	No Award shall be Released during a period when the Award Holder is on notice of termination of employment (whether or not lawful). An Award that would otherwise have been Released during such a period shall instead be Released when and if the notice ceases to be effective.

7.	Circumstances in which malus and clawback can apply

7.1	rule 7 applies in relation to an Award if:

(a)	either or both rule 7.2 and rule 7.3 apply; and

(b)	rule 7.4 applies.

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7.2	This rule 7.2 applies in relation to an Award if the Board, at its discretion, determines that any of the following circumstances exist:

(a)	the Award Holder has participated in or was responsible for conduct which resulted in significant losses to a Group Company;

(b)	the Award Holder has failed to meet appropriate standards of fitness and propriety;

(c)	the Company has reasonable evidence of fraud or material dishonesty by the Award Holder;

(d)	the Company has become aware of any material wrongdoing on the part of the Award Holder;

(e)	the Award Holder has acted in any manner which in the opinion of the Board has brought or is likely to bring any Group Company into material disrepute or is materially adverse to the interests of any Group Company;

(f)	there is a breach of the Award Holder’s employment contract that is a potentially fair reason for dismissal;

(g)	the Award Holder is in breach of a fiduciary duty owed to any Group Company;

(h)	an Award Holder who has ceased to be an Employee was in breach of their employment contract or fiduciary duties in a manner that would have prevented the grant or Release of the Award had the Company been aware (or fully aware) of that breach, and of which the Company was not aware (or not fully aware) until after both:

(i)	the Award Holder’s ceasing to be an Employee; and

(ii)	the time (if any) when the Board decided to permit the Release of the Award or the exercise of the Option; or

(i)	there was a material error in:

(i)	determining whether the Award should be made;

(ii)	determining the size and nature of the Award; or

(iii)	assessing the extent to which any Performance Condition was satisfied on the Performance Measurement Date.

7.3	This rule 7.3 applies in relation to an Award if the Board, at its discretion, determines that either of the following circumstances exist:

(a)	a Group Company mis-stated any financial information (whether or not audited) for any part of any Year that was taken into account in:

(i)	determining whether the Award should be made;

(ii)	determining the size and nature of the Award; or

(iii)	assessing the extent to which any Performance Condition was satisfied on the Performance Measurement Date; or

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(b)	a Group Company or business unit that employs or employed the Award Holder, or for which the Award Holder is responsible, has suffered a material failure of risk management.

7.4	This rule 7.4 applies in relation to an Award if the Board, at its discretion, determines that, if the circumstances mentioned in rule 7.2 or rule 7.3 had existed, and the Board had been fully aware that they existed:

(a)	at the Grant Date, or

(b)	in the case of an Award that has already been Released, at the Release Date,

then:

(c)	the Board would not have granted the Award;

(d)	the Board would have granted the Award in relation to a smaller number of Shares; or

(e)	in the case of an Award that has already been Released:

(i)	it would not have been Released at all, or

(ii)	it would have been Released in relation to a smaller number of Shares.

7.5	If the Board makes a determination in relation to an Award under rule 7, it must do so within three years of its becoming aware of the circumstances mentioned in rule 7.2 or rule 7.3.

8.	Operation of malus and clawback

8.1	This rule 8 applies to an Award if rule 7 applies to the Award.

8.2	If at the date of the determination under rule 7.4, an Option comprising an Award has not yet been exercised, the Board may determine to cancel the Award or reduce it by such number of Shares as the Board considers to be fair and reasonable, taking account of all circumstances that the Board considers to be relevant.

8.3	If at the date of the determination under rule 7.4, an Option comprising an Award has been exercised, the Board may determine a Clawback Amount in relation to the Award.

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8.4	The Clawback Amount shall be such amount as the Board considers to be fair and reasonable, taking account of all circumstances that the Board considers to be relevant, but shall not be more than, in relation to an Option that has been exercised, the greater of:

(i)	the Market Value of the Shares measured on the date the Option was exercised, and

(ii)	the Market Value of the Shares measured on the date of the determination minus the Base Price or Exercise Price (as the case may be).

8.5	If the Award Holder has paid or is liable to pay any income tax or SICs in relation to the Award or the Shares and which cannot be recovered from or repaid by the Tax Authority (whether directly or indirectly), the Board may in its discretion decide to reduce the Clawback Amount to take account of this amount. In deciding whether to reduce the Clawback Amount, the Board shall take account of such factors it thinks fit, which may include market practice, corporate governance rules and guidelines, and the expectations of shareholders.

8.6	For the avoidance of doubt, the Board is not obliged to determine a Clawback Amount in relation to any particular Award, even if the Board does determine a Clawback Amount in relation to other Awards to the same or other Award Holders which had the same Grant Date or Release Date.

8.7	The Award Holder shall reimburse the Company for the Clawback Amount, in any way acceptable to the Board, on or as soon as possible after the Board determines a Clawback Amount in relation to the Award. If the Award Holder fails to reimburse the Company within 30 days after the determination, the Company shall obtain reimbursement from the Award Holder in any (or any combination) of the following ways:

(a)	by reducing or cancelling any Options that the Award Holder has not exercised;

(b)	by reducing or cancelling any cash bonus payable to the Award Holder by any Group Company;

(c)	by reducing or cancelling any future or existing award made or option granted to the Award Holder under any other Share Incentive Scheme or bonus scheme operated by any Group Company;

(d)	by requiring the Award Holder to make a cash payment to a Group Company; or

(e)	by reducing the Award Holder’s Salary.

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8.8	If the Award Holder participates in another Share Incentive Scheme or bonus scheme operated by a Group Company, and that other scheme contains a provision that has a similar effect to this rule 8, the Board may give effect to that provision by reducing or cancelling any Options that the Award Holder has not exercised.

8.9	It is a condition of the exercise of an Option that the Award Holder sign an Exercise Notice declaring an irrevocable agreement to the terms of rule 8.

9.	Exercise of Options

9.1	An Award Holder may not exercise an Option before the later of:

(a)	its Release Date;

(b)	the time when it becomes exercisable under rule 15; and

(c)	the time when it becomes exercisable under rule 16.

9.2	An Award Holder may only exercise an Option to the extent that the relevant Performance Conditions are achieved, and any other condition stated in the Award Certificate is satisfied.

9.3	An Award Holder may not exercise an Option at a time when its exercise is prohibited by, or would be a breach of, any applicable Listing Rules or GIB MAR or any other law or regulation with the force of law, or other rule, code or set of guidelines (such as a personal dealing code adopted by the Company).

9.4	An Award Holder may not exercise an Option without having signed the Exercise Notice and made any arrangements, or entered into any agreements, that may be required and are referred to in rule 8 and rule 20.

10.	Manner of exercise of Options

10.1	The Award Holder shall exercise an Option by giving an Exercise Notice to the Company setting out the number of Shares over which the Award Holder wishes to exercise the Option. If that number exceeds the number over which the Option may be validly exercised at the time, the Company shall:

(a)	treat the Option as exercised only in respect of that lesser number; and

(b)	refund any excess amount paid to exercise the Option or meet any Tax Liability.

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10.2	The Exercise Notice shall be accompanied by both of the following:

(a)	in relation to a Nominal Cost Option payment of an amount equal to the Exercise Price multiplied by the number of Shares specified in the notice;

(b)	any payment required under rule 20,

unless the Award Holder has entered into binding alternative arrangements to secure the payment of those amounts which are satisfactory to the Board.

10.3	The Exercise Notice shall contain or be accompanied by:

(a)	(if the Option is exercised before the end of an applicable Holding Period), the Nominee Agreement; and

(b)	any documents relating to arrangements or agreements required under rule 8 and rule 20.

10.4	Any Exercise Notice shall be invalid:

(a)	to the extent that it is inconsistent with the Award Holder’s rights under these rules and the Award Certificate;

(b)	if any of the requirements of rule 10.1, rule 10.2 or rule 10.3 are not met; or

(c)	if any payment referred to in rule 10.2 is made by a cheque that is not honoured on first presentation or that fails in any other manner to transfer the expected value to the Company.

The Company may permit the Award Holder to correct any defect referred to in rule 10.4 (but shall not be obliged to do so). The date of any corrected Exercise Notice shall be the date of the correction rather than the original notice date for all other purposes of the Plan.

11.	Settlement of Awards

11.1	This rule 11 is subject to rule 13.

11.2	Within 30 days after the valid exercise of a Nominal Cost Option, the Company shall allot and issue the relevant Shares to the Award Holder (or to the Nominee in the event that an Option is exercised prior to the expiry of an applicable Holding Period).

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11.3	If the Shares are listed or traded on any stock exchange, the Company shall apply to the appropriate body for any newly issued Shares allotted to be listed or admitted to trading on that exchange as soon as practicable.

11.4	Within 30 days after the valid exercise of a Phantom Option, the Company shall pay (or procure the payment) to the Award Holder of the amount of cash due under the Award. The Company shall make such deductions from the payment as are required by law, including any withholding taxes, in accordance with rule 20.

12.	Holding Period

During a Holding Period, the Award Holder may not transfer, assign, charge or otherwise dispose of the beneficial interest in the Shares Released under a Share-settled Award (including any Shares acquired on the exercise of an Option) except:

(a)	with the permission of the Board;

(b)	in order to raise sufficient funds to pay a Tax Liability in relation to the Shares so Released;

(c)	in order to raise sufficient funds to pay the Exercise Price of a Nominal Cost Option; or

(d)	where rule 8, rule 16 or rule 18 apply.

13.	Alternative methods of settlement of Awards

13.1	Instead of delivering the number of Shares specified in the relevant Exercise Notice the Company may settle the exercise of a Nominal Cost Option in cash in the following manner:

(a)	multiply the number of Shares in relation to which the Award has been Released by the Market Value of a Share on the Release Date;

(b)	deduct any Tax Liability and pay the resulting amount to the Award Holder; and

(c)	refund the amount of any payment the Award Holder may have made in respect of the Tax Liability.

14.	Lapse of Awards

14.1	Other than pursuant to rule 12, an Award Holder may not transfer or assign, or create any charge or other security interest over an Award (or any right arising under it). An Award shall lapse if the Award Holder attempts to do any of those things. However, this rule 14.1 does not prevent the transmission of an Award to an Award Holder’s personal representatives on the death of the Award Holder.

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14.2	An Award shall lapse on the earliest of the following:

(a)	any attempted action by the Award Holder falling within rule 14.1;

(b)	when the Board decides in accordance with rule 3.6, to the extent that the Performance Condition has become wholly or partly incapable of being met;

(c)	any date on which the Award shall lapse, as specified in the Award Certificate;

(d)	to the extent necessary to give effect to any reduction or cancellation under rule 8;

(e)	to the extent required by rule 15, the date the Award Holder dies or ceases employment;

(f)	the first anniversary of the Award Holder’s death;

(g)	the end of the 90-day period, if rule 15.4 or rule 15.6 applies;

(h)	if the Board decides under rule 15.5 that it will not permit the Award Holder to exercise the Option, the date the Board so decides;

(i)	the end of the 90-day period during which exercise is permitted, if the Board decides under rule 15.5 that it will permit the Award Holder to exercise the Option;

(j)	if the Award Holder ceases to be an Employee during the Employment Period in circumstances where rule 15.5 applies, 90 days after the Award Holder so ceases to be an Employee, if the Board makes no decision under the applicable rule;

(k)	if the Award Holder ceases to be an Employee after the end of the Employment Period, 90 days after the later of:

(i)	the date of so ceasing; and

(ii)	the Release Date;

(l)	the time specified for the lapse of the Award under rule 16 if any part of that rule 16 applies;

(m)	If the Board so determines under rule 19.3; or

(n)	when the Award Holder becomes bankrupt, applies for an interim order, proposes or makes a voluntary arrangement under the Insolvency Act 2011 of Gibraltar, or takes similar steps or is similarly affected under the laws of any jurisdiction.

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15.	Termination of employment (Options)

15.1	rule 15 applies to Options.

15.2	If an Award Holder:

(a)	dies while an Employee; or

(b)	ceases to be an Employee (whether or not following notice and for whatever reason)

before the end of the Employment Period, the Option shall lapse immediately in respect of a number of Shares. That number is calculated in accordance with the formula N x (X/Y) where:

(c)	N = the number of Shares in relation to which the Option was originally granted, less any Shares in respect of which it has already been exercised or has lapsed;

(d)	X = the number of days between the date of death or cessation and the end of the Employment Period; and

(e)	Y = the number of days in the Employment Period.

15.3	The personal representatives of a deceased Award Holder may exercise the Option over a number of Shares during the period ending 12 months after the death. If the Option is not exercised, it will lapse at the end of that period. That number of Shares shall be determined as follows:

(a)	take the number of Shares that remain after part of the Option has lapsed under rule 15.2;

(b)	if the Award Holder dies during the Performance Period, the Board shall apply a further reduction to reflect the likelihood as at the date of death of the Performance Condition not being achieved by the end of the Performance Period and the Option shall lapse to that extent; and

(c)	if the Award Holder dies after the end of the Performance Period, the number shall be equal to the number of Shares that the Award Holder could have acquired on exercising the Option immediately before the death.

15.4	This rule 15.4 applies if an Award Holder ceases to be an Employee before the Release Date due to any of the following reasons:

(a)	injury;

(b)	ill health;

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(c)	disability; or

(d)	the Employer Company ceasing to be a Group Company.

An Award Holder who so ceases to be an Employee may exercise the remainder of the Option (after the application of rule 15.2 and subject to achieving the Performance Conditions) during the 90-day period beginning on the earlier of:

(e)	the Release Date; and

(f)	the date on which the Option becomes exercisable under rule 16.

If the Option is not exercised during the relevant 90-day period, it will lapse at the end of that period.

15.5	This rule 15.5 applies if an Award Holder ceases to be an Employee before the Release Date for any reason other than death and the reasons set out in rule 15.4.

The Board may in its absolute discretion permit the Award Holder to exercise the remainder of the Option (after the application of rule 15.2) during the 90-day period beginning on the earlier of:

(a)	the Release Date; and

(b)	the date on which the Option becomes exercisable under rule 16.

If the Option is not exercised during the relevant 90-day period, it will lapse at the end of that period.

Any decision by the Board to grant permission under this rule 15.5 shall be made in the 90-day period following the cessation of employment and if the Board does not make such a decision within that period, the Option will lapse immediately and in accordance with rule 14. The Award Holder may not exercise the Option before the Board makes such a decision.

15.6	An Award Holder who ceases to be an Employee on or after the Release Date may exercise the Option during the 90-day period following the date of cessation.

15.7	The Board shall notify the relevant Award Holder of any decision made under rule 15, including any decision not to permit the exercise of an Option, within a reasonable time after making it.

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15.8	If the relevant Award Certificate specifies different Performance Periods or Employment Periods for different parts of an Option, each part of that Option shall be treated as a separate Option for the purposes of rule 15.

15.9	An Award Holder who continues to be an employee or director of any Group Company shall not be regarded as ceasing to be an Employee.

16.	Takeovers and liquidations

16.1	The Releasable Number of Shares in relation to an Award is the number of Shares that the Board shall determine as follows:

(a)	If the change of Control occurs during the Employment Period, multiply the number of Shares in relation to which the Award was originally granted, less any Shares in respect of which it has already been Released (or, in the case of an Option, has already been exercised) or has lapsed, by X/Y where:

(i)	X = the number of days between the Grant Date and the date (or expected date) of the change of Control; and

(ii)	Y = the number of days in the Employment Period.

(b)	If the change of Control occurs during the Performance Period, apply a further reduction to reflect the likelihood as at the date (or expected date) of the change of Control of the Performance Condition not being achieved by the end of the Performance Period.

16.2	Where the Board is required by rule 16.1 to determine the Releasable Number, and the relevant Award Certificate specifies different Performance Periods or Employment Periods for different parts of an Award, the Board shall treat each part of that Award as a separate Award.

16.3	If the Board considers that a change of Control is likely to occur, the Board may in its absolute discretion decide that:

(a)	all Awards shall be Released in relation to the Releasable Number of Shares; and

(b)	an Award Holder may exercise all or any part of any Option (but not in respect of more than the Releasable Number of Shares) within a reasonable period to be specified by the Board for that purpose and ending immediately before the Acquiror obtains Control of the Company. The Board shall have discretion to determine that an Option that is not exercised by the end of that period shall lapse.

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The Board may decide that the Release of Awards and exercise of Options shall be conditional on the change of Control actually occurring and shall be treated as having no effect if the change of Control does not occur.

16.4	rule 16.5, rule 16.6 and rule 16.7 apply if a change of Control occurs and the Acquiror declares that it is willing to make an agreement under rule 18.

16.5	The Board may in its absolute discretion decide that an Award Holder may exercise all or any part of any Option (but not in respect of more than the Releasable Number of Shares) within a reasonable period to be specified by the Board for that purpose. Any part of an Option that is not either exchanged under rule 18 or exercised by the end of that period shall lapse.

16.6	The Board may at any time during the Rollover Period exchange the Award under rule 18.

16.7	The Board has discretion to determine at any time before the end of the Rollover Period that some or all of any Awards that are not so exchanged shall lapse at the end of the Rollover Period.

16.8	If the Acquiror is not willing to exchange the award under rule 18:

(a)	all Awards shall be Released immediately following the change of Control in relation to the Releasable Number of Shares and lapse in relation to the balance; and

(b)	an Award Holder may exercise all or any part of any Option (but not in respect of more than the Releasable Number of Shares) within the period of 30 days following the change of Control. Any part of an Option that is not exercised by the end of that period shall lapse.

16.9	If the court sanctions a compromise or arrangement under part VIII of the Companies Act 2014, the Board may decide that:

(a)	all Awards shall be Released in relation to the Releasable Number of Shares; and

(b)	an Award Holder may exercise all or any part of any Option (but not in respect of more than the Releasable Number of Shares) within a reasonable period to be specified by the Board for that purpose. The Board shall have discretion to determine that an Option that is not exercised by the end of that period shall lapse.

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16.10	If any Shares, in one or a series of transactions, are sold resulting in the buyer and persons acting in concert with the buyer together acquiring Control of the Company, but the buyer is a company and its shareholders and the proportion of its shares held by each of them following completion of the sale are substantially the same as the shareholders and their shareholdings in the Company immediately before the sale, the Board may determine that this does not constitute a change of Control.

If the buyer offers to make such arrangements as the Board, in its reasonable opinion, considers to be fair, for new awards to be offered under rule 18 in exchange for Awards, then the Board may decide that any Awards that are not so exchanged shall lapse on such date as the Board shall specify.

If the buyer does not offer to make arrangements that the Board considers to be fair within 30 days after the buyer has acquired Control, then:

(a)	all Awards shall be Released on the 31st day following the buyer acquiring Control in relation to the Releasable Number of Shares and lapse in relation to the balance; and

(b)	an Award Holder may exercise all or any part of any Option (but not in respect of more than the Releasable Number of Shares) within the period starting 31 days and ending 90 days following the buyer acquiring Control. Any part of an Option that is not exercised by the end of that period shall lapse.

16.11	In rule 16 and rule 18, a person shall be deemed to have obtained Control of a company if that person, and others acting in concert with that person, have obtained Control of it together.

16.12	If the shareholders of the Company receive notice of a resolution for the voluntary winding up of the Company, any Award Holder may exercise an Option in respect of the Releasable Number of Shares at any time before that resolution is passed, conditional upon the passing of that resolution, and if the Award Holder does not exercise the Option, it shall lapse when the winding up begins.

16.13	The Board shall notify Award Holders of any event that is relevant to Awards under this rule 16 within a reasonable period after the Board becomes aware of it.

16.14	For the avoidance of doubt, rule 16 is subject to rule 6.4 and rule 6.5.

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17.	Forafric 2021 Long Term Employee Share Incentive Plan

17.1	The Board may at any time by notice in writing given to the holder require that the holders of an award made by Forafric Agro Holdings Limited under the Forafric 2021 Long Term Employee Share Incentive Plan adopted on 22 June 2022 (such holder a “2021 Award Holder”), to exchange the same for an Award under the Plan.

17.2	If the Board gives notice under clause 17.1 to a 2021 Award Holder, the said 2021 Award Holder shall surrender the same by way of a notice to Forafric Agro Holdings Limited and the Company, in a form to be determined by the Board, in exchange for the grant by the Company to him of a replacement right on substantially the same terms and in relation to such number of shares of the Company as the Board shall determine.

18.	Exchange of Awards

18.1	The Board may within the Rollover Period require that an Award Holder surrender any Award (“Old Award”) in exchange for a replacement right (“New Award”).

18.2	A New Award shall be granted on substantially the same terms as the Old Award and in relation to such shares of such company as the Board and Acquiror shall determine.

18.3	The Rollover Period is a period specified by the Board within which Award Holders may be required to surrender their Awards.

19.	Variation of share capital

19.1	This rule 19 applies where there is:

(a)	a variation of share capital; or

(b)	an extraordinary distribution to shareholders.

19.2	In this rule 19:

(a)	A variation of share capital includes a capitalisation issue, rights issue, consolidation, subdivision or reduction of capital, a vendor placing with clawback, a vendor rights offer or a cash open offer. However, a scrip dividend is not a variation of share capital.

(b)	An extraordinary distribution to shareholders includes a demerger or special dividend.

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19.3	If notice is given to shareholders of the Company of a proposed extraordinary distribution, the Board shall determine whether the interests of Award Holders would or might be substantially prejudiced by the proposed extraordinary distribution.

If the Board does so decide, it may determine that:

(a)	some or all Awards shall be Released in relation to the Releasable Number of Shares; and

(b)	an Award Holder may exercise all or any part of any Option (but not in respect of more than the Releasable Number of Shares) within a reasonable period specified by the Board for that purpose and ending immediately before the record date for the extraordinary distribution. The Board shall have discretion to determine that an Option that is not exercised by the end of that period shall lapse.

The Board may decide that the Release of Awards and exercise of Options shall be conditional on the extraordinary distribution actually occurring and shall be treated as having no effect if the extraordinary distribution does not occur.

The Releasable Number shall be determined in accordance with rule 16.1 as if the extraordinary distribution were a change of Control.

For the avoidance of doubt, if the Board does not determine that Awards shall be Released and Options may be exercised, the Board may nevertheless make an adjustment to the Awards under rule 19.4.

19.4	If a variation of share capital or an extraordinary distribution occurs and the Board considers that it has affected the value of Awards, the Board shall consider whether it is fair to adjust the terms of the Awards and, if so, the Board shall make such adjustment as it considers appropriate to:

(a)	the number of Shares subject to the Award;

(b)	the class of Shares subject to the Award; and

(c)	subject to rule 19.5, the Exercise Price.

19.5	The Board may not reduce the Exercise Price of an Option below the nominal value of a Share, if the Option will or may be satisfied by the issue of Shares, unless the Board is able, and resolves, to capitalise from reserves an amount sufficient (when aggregated with the reduced Exercise Price payable) to pay up the Shares in full on the Option’s exercise.

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19.6	The Board shall notify all affected Award Holders of any decision made under rule 19 within a reasonable time after making it.

20.	Tax liabilities

20.1	The Award Holder shall, to the extent permissible under applicable law, indemnify the Employer Company in respect of any Tax Liability.

20.2	The Exercise Notice shall include the Award Holder’s irrevocable agreement to:

(a)	pay the Tax Liability to the Employer Company; and

(b)	enter into arrangements to the satisfaction of the Company or Employer Company to pay the Tax Liability.

20.3	If an Award Holder does not pay the Tax Liability within seven days of any Taxable Event, the Company or Employer Company (as appropriate) may, to the extent permissible under applicable law:

(a)	if the relevant Taxable Event is the exercise of an Option or the Release of an Award, and the Shares are readily saleable at the time, retain and sell such number of Shares on behalf of the Award Holder as is necessary to meet the Tax Liability, and any costs of sale; or

(b)	deduct the amount of any Tax Liability from any payments of remuneration made to the Award Holder on or after the date on which the Tax Liability arose.

The Award Holder’s obligations under rule 20.1 shall not be affected by any failure of the Company or Employer Company to withhold shares or deduct from payments of remuneration under this rule 20.3.

20.4	Each Award Holder agrees that it is their responsibility to settle their own tax affairs in connection with the exercise of an Option and, if required to do so by the Company or Employer Company, the Award Holder shall assist the Company or Employer Company in good faith for purposes of settling any tax matters relating to an Award Holder’s exercise of an Option (such assistance to include the signing of any relevant elections, documents or forms).

20.5	The Exercise Notice in respect of a Share-settled Award shall include a power of attorney appointing the Company as the Award Holder’s agent and attorney for the purposes of rule 20.3.

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21.	Relationship with employment contract

21.1	The rights and obligations of any Award Holder under the terms of an office or employment with any Group Company or former Group Company shall not be affected by being an Award Holder.

21.2	The value of any benefit realised under the Plan by Award Holders shall not be taken into account in determining any pension or similar entitlements.

21.3	Award Holders and Employees shall have no rights to compensation or damages on account of any loss in respect of Awards or the Plan where this loss arises (or is claimed to arise), in whole or in part, from:

(a)	termination of office or employment with; or

(b)	notice to terminate office or employment given by or to,

any Group Company or any former Group Company. This exclusion of liability shall apply however termination of office or employment, or the giving of notice, is caused, and however compensation or damages are claimed.

21.4	Award Holders and Employees shall have no rights to compensation or damages from any Group Company or any former Group Company on account of any loss in respect of Awards or the Plan where this loss arises (or is claimed to arise), in whole or in part, from:

(a)	any company ceasing to be a Group Company; or

(b)	the transfer of any business from a Group Company to any person that is not a Group Company.

This exclusion of liability shall apply however the change of status of the relevant Group Company, or the transfer of the relevant business, is caused, and however compensation or damages are claimed.

21.5	An Employee shall not have any right to receive Awards, whether or not the Employee has previously been granted any.

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22.	Notices

22.1	Except as maintained in rule 22.3, any notice or other communication given under or in connection with the Plan shall be in writing and shall be:

(a)	delivered by hand or by prepaid first-class post or other next working day delivery service at the Appropriate Address;

For the purposes of this rule 22.1, the Appropriate Address means:

(i)	Unit 5.3, Madison Building, Midtown, Queensway, Gibraltar;

(ii)	an Award Holder’s home address; and

(iii)	if the Award Holder has died, and notice of the appointment of personal representatives is given to the Company, any contact address specified in that notice.

(b)	sent by fax to the fax number notified in writing by the recipient to the sender; or

(c)	sent by email to the Appropriate Email Address.

For the purposes of this rule 22.1, Appropriate Email Address means:

(i)	in the case of the Company, swahnon@forafric.gi; and

(ii)	in the case of an Award Holder, their relevant work email address or such personal email address agreed with the Company in writing.

22.2	Any notice or other communication given under this rule 22 shall be deemed to have been received:

(a)	if delivered by hand, on signature of a delivery receipt, or at the time the notice is left at the appropriate address;

(b)	if sent by prepaid first-class post or other next working day delivery service, at 9.00 am on the second Business Day after posting, or at the time recorded by the delivery service;

(c)	if sent by fax, at 9.00 am on the next Business Day after transmission; and

(d)	if sent by email, at 9.00 am on the next Business Day after sending.

22.3	This rule does not apply to:

(a)	the service of any Exercise Notice; and

(b)	the service of any proceedings or other documents in any legal action or, where applicable, any arbitration or other method of dispute resolution.

23.	Administration and amendment

23.1	The Board shall administer the Plan.

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23.2	The Plan is intended to comply with Listing Rules. Notwithstanding any other rule set out in this Plan and in the event that any rules of the Plan or the terms of an Award Certificate do not comply with applicable Listing Rules, the Board shall follow a course of action or, where required, be able to make the necessary minimum amendments to the rules or to an Award Certificate from time to time (including, if required, the introduction or amendment of a Holding Period) in order to ensure that the Plan or any actions under the Plan do not breach the applicable Listing Rules.

23.3	The Board may amend the Plan from time to time, but:

(a)	The Board may not amend the Plan if the amendment:

(i)	applies to Awards granted before the amendment was made; and

(ii)	materially adversely affects the interests of Award Holders,

except that an Award Holder whose Awards would be adversely affected may consent to the application of the amendment to those awards.

(b)	the Board may not make any amendment to the advantage of Award Holders if that amendment relates to:

(i)	the definition of Employee;

(ii)	rule 4; or

(iii)	rule 19,

without the prior approval of the Company in general meeting (except for minor amendments to benefit the administration of the Plan, to take account of a change in legislation, or to obtain or maintain favourable tax, exchange control or regulatory treatment for Award Holders or for a Group Company).

23.4	The cost of establishing and operating the Plan shall be borne by the Group Companies in proportions determined by the Board.

23.5	Any decision under rule 7, rule 8, or rule 15.5, and whether to consider making such a decision, shall be entirely at the discretion of the Board.

23.6	The Board shall determine any question of interpretation and settle any dispute arising under the Plan, including determining whether anything is material. In these matters, the Board’s decision shall be final.

23.7	In making any decision or determination, or exercising any discretion under the rules, the Board shall act fairly and reasonably and in good faith.

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23.8	The Company shall not be obliged to notify any Award Holder:

(a)	if an Option is due to lapse; or

(b)	when an Option is due to, or has, become exercisable.

23.9	The Company shall not be obliged to provide Award Holders with copies of any materials sent to the holders of Shares.

23.10	The Board may establish sub-plans to operate in overseas territories (“overseas sub-plans”), provided that:

(a)	all overseas sub-plans are subject to the limitations set out in rule 4 ;

(b)	no Employee has an entitlement to awards under any overseas sub-plan greater than the maximum entitlement of an Employee under the Plan.

Any overseas sub-plan must be governed by rules similar to the rules of the Plan, but modified to take account of applicable tax, social security, employment, company, exchange control, trust or securities (or any other relevant) law, regulation or practice.

24.	Third party rights

24.1	A person who is not a party to an Award shall not have any rights under or in connection with it except where these rights arise under any rule of the Plan for any Employer Company that is not a party to an Award.

25.	Data protection

For the purpose of operating the Plan, the Company will collect and process information relating to Employees and Award Holders in accordance with the Company’s Data Protection Policy.

26.	Governing law

The Plan and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of Gibraltar.

27.	Jurisdiction

27.1	The courts of Gibraltar shall have jurisdiction to settle any dispute or claim arising out of or in connection with the Plan or its subject matter or formation (including non-contractual disputes or claims). The jurisdiction agreement contained in this rule is made for the benefit of the Company and the Group only, which accordingly retains the right to bring proceedings in any other court of competent jurisdiction.

27.2	Each party irrevocably consents to any process in any legal action or proceedings under rule 27.1 being served on it in accordance with the provisions of the Plan relating to service of notices. Nothing contained in the Plan shall affect the right to serve process in any other manner permitted by law.

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Schedule 1 – Agreed Performance Targets

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